As filed with the Securities and Exchange Commission on January 21, 2016

Registration No. 333-208823

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARALEZ PHARMACEUTICALS INC.
(Exact name of Registrant as Specified in Its Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (IRS Employer Identification No.)

2800 Park Place
666 Burrard Street
Vancouver, British Columbia, Canada V6C 2Z7
(604) 687-9444
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Adrian Adams
Chief Executive Officer
Aralez Pharmaceuticals Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517
(919) 913-1030
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Copies to:

Andrew P. Gilbert, Esq.
David C. Schwartz, Esq.
DLA Piper LLP (US)
51 John F. Kennedy Parkway

Short Hills, New Jersey 07078
(973) 520-2550

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (do not check if a smaller reporting company) or	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Shares, without par value	4,800,000	$6.79	$32,592,000	$3,283

(1)
The common shares will be offered for resale by selling shareholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
Pursuant to Rule 457(c) under the Securities Act, the offering price and registration fee are computed based on the average of the high and low prices reported for POZEN Inc.'s common stock traded on The NASDAQ Global Select Market on December 28, 2015. Aralez Pharmaceuticals Inc. will be the successor issuer to POZEN Inc. pursuant to the transactions described herein.

(3)
Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and Selling Shareholders are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JANUARY 21, 2016

Prospectus

4,800,000 Shares

ARALEZ PHARMACEUTICALS INC.

Common Shares

        This prospectus relates to the resale, from time to time, of up to 4,800,000 of our common shares by the selling shareholders identified in this prospectus under "Selling Shareholders" (the "Selling Shareholders"). Our common shares covered by this prospectus (the "Shares") are to be issued by us to the Selling Shareholders following the arrangement and private placement pursuant to an Amended and Restated Share Subscription Agreement, dated as of December 7, 2015, each as more fully described in this prospectus.

        The Selling Shareholders may from time to time sell, transfer or otherwise dispose of any or all of their Shares in a number of different ways and at varying prices. We will not receive any proceeds from the sale of Shares by the Selling Shareholders.

        We will be the successor issuer to POZEN Inc. ("Pozen") pursuant to the transactions described in this prospectus. Shares of Pozen are listed on The NASDAQ Global Select Market under the symbol "POZN". It is a condition to closing of our business combination with Tribute Pharmaceuticals Canada Inc. ("Tribute") that our common shares be approved for listing on the NASDAQ Stock Market LLC ("NASDAQ") under the symbol "ARLZ" and conditionally approved for listing on the Toronto Stock Exchange ("TSX") under the symbol "ARZ", as described in more detail in this prospectus. Shares of Pozen will be delisted from NASDAQ following the commencement of trading of our common shares.

        Investing in our common shares involves risks. You should carefully consider the risks that we have described in "Risk Factors" relating to Pozen and Tribute beginning on page 7 and page 40 of this prospectus, respectively, and under similar headings in any amendments or supplements to this prospectus, before investing in the Shares.

        Neither the Securities and Exchange Commission nor any state securities commission, nor any securities regulatory authority in Canada, has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. The Selling Shareholders are not making an offer of their Shares in any state where such offer is not permitted.

The date of this prospectus is                        , 2016.

EXPLANATORY NOTE

        This prospectus relates to the resale of an aggregate of up to 4,800,000 common shares of Aralez Pharmaceuticals Inc. by the Selling Shareholders. The Shares will be issued to the Selling Shareholders pursuant to the Amended and Restated Subscription Agreement dated December 7, 2015 (the "Amended and Restated Subscription Agreement") by and among Aralez Pharmaceuticals Inc. ("we", "us", "our", "Aralez" or "Parent"), Aralez Ireland (as defined below), QLT Inc. ("QLT"), Tribute, Pozen and the following investors: Deerfield Private Design Fund III, L.P. ("Deerfield Private Design"), Deerfield International Master Fund, L.P. ("Deerfield International"), Deerfield Partners, L.P. ("Deerfield Partners"), Broadfin Healthcare Master Fund, Ltd, JW Partners, LP, JW Opportunities Master Fund Ltd., and JW Opportunities Fund, LLC (collectively, the "Investors"), and as contemplated by the Agreement and Plan of Merger and Arrangement dated as of June 8, 2015 (the "original merger agreement"), by and among Aguono Limited (which was renamed Aralez Pharmaceuticals Limited and subsequently renamed Aralez Pharmaceuticals plc in connection with its re-registration as a public limited company ("Aralez Ireland")), Pozen, Tribute, Trafwell Limited (which was renamed Aralez Pharmaceuticals Holdings Limited), a private limited company incorporated in Ireland ("Holdings"), ARLZ US Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, and ARLZ CA Acquisition Corp., a corporation incorporated under the laws of the Province of Ontario ("Can Merger Sub"), as amended by Amendment No. 1 to Agreement and Plan of Merger and Arrangement, dated as of August 19, 2015 ("Amendment No. 1 to the original merger agreement"), by and among Aralez Ireland, Pozen, Tribute, Holdings, ARLZ US Acquisition Corp., ARLZ US Acquisition II Corp., a Delaware corporation ("US Merger Sub") and Can Merger Sub, and as amended by Amendment No. 2 to Agreement and Plan of Merger and Arrangement, dated as of December 7, 2015 ("Amendment No. 2 to the original merger agreement" and, together with the original merger agreement and Amendment No. 1 to the original merger agreement, the "merger agreement"), by and among Parent, Aralez Ireland, Pozen, Tribute, Holdings, US Merger Sub and Can Merger Sub, whereby, among other things, Aralez was added as a party in place of Aralez Ireland, which was removed as a party to the merger agreement.

        Pursuant to the Amended and Restated Subscription Agreement, immediately prior to the consummation of the transactions contemplated by the merger agreement (the "transactions"), Tribute will sell to QLT and the Investors an aggregate of $75 million of Tribute common shares in a private placement at a purchase price per share equal to (a) the lesser of (i) $7.20, and (ii) a 5% discount off the volume weighted average price as reported on Bloomberg Financial Markets ("VWAP") per share of Pozen common stock calculated over the five trading days immediately preceding the date of closing of the transactions, not to be less than $6.25 (the "equity price"), multiplied by (b) 0.1455. In the event any of Pozen, Tribute or Parent announce a material event whether by press release or filing of a Form 8-K (other than results of any shareholder meeting) during the ten day period immediately preceding closing of the transactions, then clause (ii) above shall be revised to read: "(ii) a 5% discount off the two day VWAP per share of Pozen common stock, calculated over the two trading days immediately preceding the date of closing of the transactions, not to be less than $6.25." Based on the floor equity price of $6.25, the maximum number of Tribute common shares to be sold to QLT and the Investors is 82,474,227 shares, which would amount to 12,000,000 common shares of Parent, no par value per share (the "Parent Shares") based on the exchange ratio of 0.1455 Parent Shares per Tribute common share (the "exchange ratio"). Based on the maximum equity price of $7.20, the minimum number of Tribute common shares to be sold to QLT and the Investors is 71,592,211 shares, which would amount to 10,416,667 Parent Shares based on the exchange ratio. Upon consummation of the transactions, Tribute common shares will be exchanged for Parent Shares. This prospectus relates only to the maximum of 4,800,000 Parent Shares to be issued to the Selling Shareholders in the aggregate.

 ABOUT THIS PROSPECTUS

        No person has been authorized to give any information or make any representation concerning us, the Selling Shareholders or the Shares to be registered hereunder (other than as contained in this prospectus) and, if any such other information or representation is given or made, you should not rely on it as having been authorized by us or the Selling Shareholders. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or as otherwise set forth in this prospectus.

        The Selling Shareholders are offering the Shares only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        Except as otherwise noted, all references to "dollars" or "$" in this prospectus are to United States dollars.

Background of Aralez Pharmaceuticals Inc.

        Upon completion of the merger, Aralez will become the successor issuer to Pozen. Pozen formed Aralez to serve as the new parent company of Pozen and Tribute following consummation of the merger and plan of arrangement. Pozen was incorporated in the State of Delaware on September 25, 1996 and is operating in a single reportable segment. Pozen has been a pharmaceutical company committed to transforming medicine that transforms lives. Since inception, the Company has focused its efforts on developing products which can provide improved efficacy, safety or patient convenience in the treatment of acute and chronic pain and pain related conditions and has developed a portfolio of integrated aspirin therapies. Historically, the Company has entered into collaboration agreements to commercialize its product candidates. The Company's licensing revenues include upfront payments, additional payments if and when certain milestones in the product's development or commercialization are reached, and the eventual royalty payments based on product sales.

        Pozen has decided to retain ownership of its lead product candidates, the proprietary, investigational, coordinated-delivery tablets combining immediate-release omeprazole, a proton pump inhibitor, or PPI, and enteric coated, or EC, aspirin in a single tablet, now known as YOSPRALA 81/40 and 325/40 (aspirin/omeprazole delayed release tablets) ("PA" or "YOSPRALA").

        On June 8, 2015, Pozen and Tribute agreed to a business combination under the terms of the original merger agreement, as amended on August 19, 2015 by Amendment No. 1 to the original merger agreement and as further amended on December 7, 2015 by Amendment No. 2 to the original merger agreement. In order to effect the transactions contemplated by the merger agreement, US Merger Sub, an indirect subsidiary of Parent, will be merged with and into Pozen (the "merger"). Pozen will be the surviving corporation and, through the merger, will become an indirect wholly owned subsidiary of Parent. The merger of Pozen into US Merger Sub will be effected under Delaware law so that Pozen will be reorganized into a holding company structure. In accordance with the merger agreement, immediately preceding the merger, Can Merger Sub and Tribute will amalgamate by way of a court approved plan of arrangement (the "arrangement"). Upon completion of the arrangement, the separate legal existence of Tribute and Can Merger Sub will cease, and Tribute and Can Merger Sub will continue as one corporation ("Amalco," expected to be renamed Aralez Pharmaceuticals Canada Inc.), with the property of Tribute and Can Merger Sub becoming the property of Amalco. Upon completion, the merger and the arrangement do not constitute a change of control of Pozen.

        As a result of the merger, each share of Pozen common stock will be converted into the right to receive from Parent one Parent Share (the "merger consideration") for each share of Pozen common stock that they own as of immediately prior to the effective time of the merger (the "merger effective time"). Pursuant to the arrangement, each outstanding Tribute common share will be exchanged for 0.1455 Parent Shares, including the Tribute common shares issued in connection with the Amended and Restated Subscription Agreement. Upon completion of the merger and arrangement, current Pozen stockholders will own approximately 64% of the outstanding Parent Shares, and current Tribute shareholders will own approximately 36% of the outstanding Parent Shares before giving effect to (i) any exercise of outstanding options and warrants, conversion of other convertible securities or the vesting and delivery of shares underlying restricted stock units ("RSUs") of either company and (ii) the Parent Shares to be issued to new investors pursuant to the equity and debt financings described below. It is a condition of closing that the Parent Shares be approved for listing on the NASDAQ Stock Market LLC ("NASDAQ"), subject to official notice of issuance, under the symbol "ARLZ" and conditionally approved for listing on the Toronto Stock Exchange (the "TSX") under the symbol "ARZ", subject only to the satisfaction of the customary listing conditions of the TSX. The terms and conditions of the merger and the arrangement are contained in the merger agreement. After giving effect to the transactions and the proposed Equity Financing and Debt Financing (both as defined below) and assuming the maximum number of Parent Shares issued or issuable upon conversion of the Parent Convertible Notes (as defined below), the former stockholders of Pozen as a group will hold Parent Shares constituting approximately 48% of the outstanding Parent Shares and the former shareholders of Tribute as a group will hold Parent Shares constituting approximately 26% of the outstanding Parent Shares.

        On December 14, 2015, Parent filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4, which includes a preliminary proxy statement of Pozen and also constitutes a preliminary prospectus of Parent (the "Form S-4"), in connection with the proposed business combination between Pozen and Tribute. The Form S-4 was declared effective by the SEC on December 28, 2015. The special meeting of Pozen stockholders to consider the approval of the merger (the "Pozen special meeting") has been set for February 2, 2016 and the special meeting of Tribute shareholders to consider approval of the arrangement (the "Tribute special meeting") has been set for February 1, 2016.

        Below is a complete corporate chart of Parent and its subsidiaries immediately following the effective time of the merger and the arrangement:

Equity Financing

        On June 8, 2015, Pozen entered into a Share Subscription Agreement (the "Original Subscription Agreement") among QLT, Tribute, Pozen, Aralez Ireland, and the following investors thereto: Deerfield

Private Design, Deerfield International, Deerfield Partners, EcoR1 Capital Fund, L.P., EcoR1 Capital Fund Qualified, L.P., Broadfin Healthcare Master Fund, Ltd, JW Partners, LP, and JW Opportunities Fund, LLC (each, an "Original Investor" and together, the "Original Investors") (the "original equity financing"). Pursuant to the Original Subscription Agreement, subject to the closing of the merger and the arrangement, Aralez Ireland was to issue and sell to QLT and the Original Investors, concurrently with the closing of the transactions, an aggregate of $75 million of the ordinary shares of Aralez Ireland, $0.001 nominal value per share (the "Aralez Ireland Shares") in a private placement at a purchase price of $7.20 per Aralez Ireland Share.

        On December 7, 2015, Pozen entered into the Amended and Restated Subscription Agreement among QLT, Tribute, Pozen, Parent, Aralez Ireland and the Investors (the "Equity Financing"), which amends and restates the Original Subscription Agreement by (i) removing Aralez Ireland as a party to the Amended and Restated Subscription Agreement and substituting Parent for Aralez Ireland, (ii) substituting Tribute common shares for ordinary shares of Aralez Ireland, (iii) updating the list of Investors that are parties to the Amended and Restated Subscription Agreement, and (iv) making certain other changes to effect the foregoing. Pursuant to the Amended and Restated Subscription Agreement, immediately prior to the consummation of the transactions, Tribute will sell to QLT and the Investors an aggregate of $75 million of Tribute common shares in a private placement at a purchase price per share equal to the equity price multiplied by 0.1455. For example, based on the 5-day VWAP of Pozen's common stock as of December 7, 2015 of $7.87, the lower $7.20 price per Pozen share would apply and the resulting purchase price per Tribute common share would be equal to $1.05 after applying the exchange ratio. In the event any of Pozen, Tribute or Parent announce a material event whether by press release or filing of a Form 8-K (other than results of any shareholder meeting) during the ten day period immediately preceding closing of the transactions, then the equity price shall be equal to the lesser of (i) $7.20, and (ii) a 5% discount off the two day VWAP per share of Pozen common stock, calculated over the two trading days immediately preceding the date of closing of the transactions, not to be less than $6.25, multiplied by 0.1455. Based on the floor equity price of $6.25, the maximum number of Tribute common shares to be sold to QLT and the Investors is 82,474,227 shares, which would amount to 12,000,000 Parent Shares based on the exchange ratio. Based on the maximum equity price of $7.20, the minimum number of Tribute common shares to be sold to QLT and the Investors is 71,592,211 shares, which would amount to 10,416,667 Parent Shares based on the exchange ratio. Upon consummation of the transactions, Tribute common shares will be exchanged for Parent Shares, including those issued pursuant to the Amended and Restated Subscription Agreement. The Amended and Restated Subscription Agreement provides that Parent shall prepare and cause to be filed with the SEC two registration statements to effect a registration of the Parent Shares to be issued under the Amended and Restated Subscription Agreement on or before January 15, 2016 and for certain other registration rights for each of QLT and the Investors under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws. The common shares offered hereby by the Selling Shareholders will be issued pursuant to the Amended and Restated Subscription Agreement. The foregoing description of the Amended and Restated Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Subscription Agreement.

Debt Financing

        On December 7, 2015, Pozen entered into a Second Amended and Restated Facility Agreement (the "Second Amended and Restated Facility Agreement"), among Pozen, Parent, Tribute, Deerfield Private Design, Deerfield International and Deerfield Partners and the other lender parties thereto (together with Deerfield Private Design, Deerfield International and Deerfield Partners, the "Lenders") (the "Debt Financing").

        Pursuant to the Second Amended and Restated Facility Agreement, Tribute may borrow from the Lenders up to an aggregate principal amount of $275 million, of which (i) $75 million will be in the form of 2.5% senior secured convertible promissory notes due six years from issuance and convertible into Tribute Shares (the "Convertible Notes") at a conversion price equal to a 32.5% premium over the equity price multiplied by 0.1455, issued and sold by Tribute to the Lenders immediately preceding the arrangement, upon the terms and conditions of the Second Amended and Restated Facility Agreement, and (ii) up to an aggregate principal amount of $200 million, which will be made available for Permitted Acquisitions (as defined in the Second Amended and Restated Facility Agreement), and will be in the form of Secured Promissory Notes issued and sold by Parent to the Lenders (the "Acquisition Notes"), evidencing the Acquisition Loans, upon the terms and conditions and subject to the limitations set forth in the Acquisition Notes, all subject to the terms and conditions of the Second Amended and Restated Facility Agreement. In connection with the consummation of the transactions contemplated by the merger agreement, Parent's obligations under the Second Amended and Restated Facility Agreement will become effective in accordance with the terms of the Second Amended and Restated Facility Agreement, and the Convertible Notes issued by Tribute will be exchanged for convertible notes of Parent ("Parent Convertible Notes"), which will be convertible into Parent Shares at a conversion price equal to a 32.5% premium over the equity price. The Parent Convertible Notes shall be secured by the assets of Parent and its subsidiaries. The Parent Convertible Notes may thereafter be convertible into Parent Shares. The foregoing description of the Second Amended and Retated Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Retated Facility Agreement.

        The Second Amended and Restated Facility Agreement amends and restates the original Facility Agreement, dated as of June 8, 2015 (the "Original Facility Agreement"), among Stamridge Limited, a private limited liability company incorporated under the laws of the Republic of Ireland ("Stamridge"), Pozen, Tribute, Aralez Ireland and the Lenders (the "original debt financing"), as amended and restated on October 29, 2015 ("First Amended and Restated Facility Agreement"). In addition to the foregoing, the Second Amended and Restated Facility Agreement provided for amendments relating to (i) the substitution of Parent for Aralez Ireland, (ii) the substitution of Tribute for Stamridge, (iii) the substitution of Tribute common shares for Aralez Ireland Shares, (iv) the substitution of Convertible Notes for "exchangeable notes", (v) the provision for certain obligations of Parent under the Second Amended and Restated Facility Agreement to become effective in connection with the consummation of the transactions contemplated by the merger agreement, and (vi) certain other changes to effect the foregoing.

        In connection with the Second Amended and Restated Facility Agreement, on December 7, 2015, the Lenders and Parent entered into a Second Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement"). The Registration Rights Agreement amends and restates the original registration rights agreement that the Lenders and certain other parties entered into on June 8, 2015, as amended and restated on October 29, 2015, in order to provide for certain changes required as a result of the second amendment and restatement of the original facility agreement, as discussed herein. Pursuant to the Registration Rights Agreement, Parent has agreed to prepare and file with the SEC a registration statement to effect a registration of the Parent Shares issued or issuable upon the conversion of or pursuant to the Parent Convertible Notes (the "Registrable Securities"), covering the resale of the Registrable Securities and such indeterminate number of additional Parent Shares as may become issuable upon the conversion of or otherwise pursuant to the Parent Convertible Notes to prevent dilution resulting from certain corporate actions. Such registration statement must be filed on or prior to January 15, 2016. The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement. Capitalized terms used in this paragraph without definition have the meanings given such terms in the Registration Rights Agreement.

RISK FACTORS

        Investing in our common shares involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus, in addition to the other information contained in this prospectus. You should also read and consider the risks associated with the business of Tribute and the risks associated with the business of Pozen, because these risks will also affect Aralez. The risks associated with the business of Tribute can be found herein and in Tribute's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and Tribute's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, under the heading "Risk Factors". The risks associated with the business of Pozen can be found herein and in Pozen's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and Pozen's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, under the heading "Risk Factors." See the section entitled "Where You Can Find More Information" beginning on page 252 of this prospectus.

        Except as otherwise noted, all references in Risk Factors to "we", "us", "our", or the "Company" refer to Pozen.

Risk Factors Related to the Pozen Business

We have incurred losses since inception and we may continue to incur losses for the foreseeable future. Product revenue for products which we license out is dependent upon the commercialization efforts of our partners, including the sales and marketing efforts of AstraZeneca AB ("AstraZeneca") and Horizon Pharma Inc. ("Horizon") relating to VIMOVO®.

        We have incurred significant losses since our inception. As of September 30, 2015, we had an accumulated deficit of approximately $121.4 million. Our ability to receive product revenue from the sale of products is dependent on a number of factors, principally the development, regulatory approval and successful commercialization of our product candidates. We expect that the amount of our operating losses will fluctuate significantly from quarter to quarter principally as a result of increases and decreases in our development efforts and the timing and amount of payments that we may receive from others. We expect to continue to incur significant operating losses associated with our research and development efforts and do not know the amount or timing of product revenue we will receive as a result of sales of VIMOVO by AstraZeneca and Horizon or our other product candidates, including PA. If our licensed products do not perform well in the marketplace our royalty revenue will impacted and our business could be materially harmed.

        Our primary current source of revenue is the royalty payments that we may receive pursuant to our collaboration agreement with AstraZeneca. We have received all regulatory milestone payments under our collaboration agreement with AstraZeneca. On May 3, 2013, AstraZeneca informed us that, after a strategic business review, it had decided to cease promotion and sampling of VIMOVO by the end of the third quarter of 2013 in certain countries, including the U.S. and all countries in Europe, other than Spain and Portugal, which have pre-existing contractual relationships with third parties. We understand that AstraZeneca will instead now focus on those countries where the product has shown growth and which AstraZeneca believes have the greatest potential for future growth. On November 18, 2013, AstraZeneca and Horizon entered into certain agreements in connection with AstraZeneca's divestiture of all of its rights, title and interest to develop, commercialize and sell VIMOVO in the United States to Horizon. As a result, royalty revenues for sales of VIMOVO in the United States will be received from Horizon. On July 28, 2014, Horizon announced that it had been verbally notified by CVS Caremark and Express Scripts, Inc. that VIMOVO would no longer be on their formularies and will be placed on their exclusion lists effective January 1, 2015. Horizon estimates that approximately 20-30% of VIMOVO prescriptions could be impacted by these decisions. We experienced a 26% drop in VIMOVO prescriptions in the first quarter of 2015 but have seen growth in the past two quarters such that VIMOVO prescriptions now exceed the total in the fourth quarter of

2014. There continue to be concerns in the press and in government about the high cost of drugs and the large price increases that have been taken by certain companies so more actions may be taken in the future.

We depend heavily on the success of our product candidates, which may never be approved for commercial use. If we are unable to develop, gain approval of or commercialize those product candidates, we will never receive revenues from the sale of our product candidates.

        We anticipate that for the foreseeable future our ability to achieve profitability will be dependent on the successful commercialization of VIMOVO and, if approved, sales of our PA product candidates. If we fail to gain timely approval to commercialize our products from the United States Food and Drug Administration (the "FDA") and other foreign regulatory bodies, we will be unable to generate the revenue we will need to build our business. These approvals may not be granted on a timely basis, if at all, and even if and when they are granted, they may not cover all of the indications for which we seek approval. For example, absent the availability of such a lower dose formulation in the market if PA32540 is approved, the FDA indicated that it may limit the indication for PA32540 to use in post coronary artery bypass graft surgery (CABG) with a treatment duration not to exceed one year.

        We and our contract manufacturers are required to comply with the applicable FDA current Good Manufacturing Practices, or cGMP, regulations, which include requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Further, manufacturing facilities must be approved by the FDA before they can be used to manufacture our product candidates, and are subject to additional FDA inspection. On April 25, 2014, we announced that we had received a Complete Response Letter (the "CRL") from the FDA with respect to the new drug application (the "NDA") for our PA32540 and PA8140 product candidates. In the CRL, the FDA noted that, during an inspection of the manufacturing facility of our previously designated primary aspirin active pharmaceutical ingredient ("API") supplier, inspection deficiencies were found. On May 9, 2014, this aspirin API supplier submitted a response to the FDA addressing the inspection deficiencies and subsequently submitted an update to its initial response. On December 17, 2014, we received a second CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude approval of the NDA in its current form. In this CRL, the FDA used identical wording to that of the first CRL. There were no clinical or safety deficiencies noted with respect to either PA32540 or PA8140 and no other deficiencies were noted in the CRL. The aspirin API supplier informed us that they received a warning letter relating to the Form 483 inspection deficiencies and have submitted a plan of corrective actions to the FDA addressing the matters raised in the warning letter. On December 28, 2015, we announced that the FDA had completed re-inspection of the aspirin API supplier's manufacturing facility and issued an additional 483 notice, citing numerous observations. In an effort to respond to these FDA observations as quickly as possible, the supplier has decided to voluntarily stop production at this facility, thereby allowing the manufacturer to focus its available resources on remediating these observations. Production at this facility is expected to resume on or about February 29, 2016.

        On December 28, 2015, we also announced that significant progress has been made with respect to a different aspirin API supplier, which is a global leader in aspirin manufacturing, and that this previously designated secondary supplier would now be designated as our primary supplier in connection with the NDA for YOSPRALA; however, there can be no assurances that we will be able to qualify this newly designated primary supplier. We are also considering the inclusion of both aspirin API suppliers in the NDA package for YOSPRALA. Before this application may be approved, we must qualify our newly designated primary aspirin API supplier or our secondary aspirin API supplier must satisfactory resolve its deficiencies. Final agreement on the draft product labeling is also pending. There can be no assurance that our PA products will be approved by the FDA and, if so approved, for the expected indication.

        We are targeting submission of the NDA for YOSPRALA with the FDA early in the second quarter of 2016, focusing our efforts toward using its previously designated secondary aspirin API supplier as our primary supplier in connection with the NDA.

Changes in regulatory approval policy or statutory or regulatory requirements, or in the regulatory environment, during the development period of any of our product candidates may result in delays in the approval, or rejection, of the application for approval of one or more of our product candidates. If we fail to obtain approval, or are delayed in obtaining approval, of our product candidates, our ability to generate revenue will be severely impaired.

        The process of drug development and regulatory approval for product candidates takes many years, during which time the FDA's interpretations of the standards against which drugs are judged for approval may evolve or change. The FDA can also change its approval policies based upon changes in laws and regulations. In addition, the FDA can decide, based on its then current approval policies, any changes in those policies and its broad discretion in the approval process, to weigh the benefits and the risks of every drug candidate. As a result of any of the foregoing, the FDA may decide that the data we submit in support of an application for approval of a drug candidate are insufficient for approval. For example, in October 2008, the FDA has informed us that it was conducting an internal review of the acceptability of using endoscopic gastric ulcers as a primary endpoint in clinical trials. Reduction of endoscopic gastric ulcers was the primary endpoint in our Phase 3 trials for VIMOVO (formerly referred to as PN 400) and the primary endpoint in our Phase 3 trials for PA32540. In late January 2009, the FDA informed us that it had completed its internal discussions and that there was no change to previous agreements that gastric ulcer incidence was an acceptable primary endpoint for our clinical programs. The FDA decided to obtain further advice on this issue and held an Advisory Board meeting on November 4, 2010 to discuss the adequacy of endoscopically documented gastric ulcers as an outcome measure to evaluate drugs intended to prevent gastrointestinal complications of non-steroidal anti-inflammatory drugs, including aspirin. The Advisory Board voted in favor (8-4) that endoscopically-documented gastric/duodenal ulcers are an adequate primary efficacy endpoint for evaluating products intended to prevent NSAID-associated UGI toxicity, which vote supports the clinical design of the pivotal Phase 3 trials conducted for VIMOVO and PA32540. However, there can be no assurance that FDA will accept the recommendation of the Advisory Board or will not decide to reassess the acceptability of this endpoint in the future.

        Changes in policy or interpretation may not be the subject of published guidelines and may therefore be difficult to evaluate. For example, in February 2012, the FDA requested we demonstrate the bioequivalence of PA32540 to EC aspirin 325 mg, with respect to acetylsalicylic acid in an additional Phase 1 study. Enteric coated products such as PA32540 and EC aspirin 325 mg have highly variable pharmacokinetics. Based on our analyses, we believed that the results demonstrated bioequivalence, but the FDA did not agree. However, the FDA did agree that the results from this Phase 1 study, together with additional information that was submitted by us in the NDA for the product, constitutes sufficient data to support the establishment of a clinical and pharmacological bridge between the product and EC aspirin 325 mg. There can be no assurance that our PA products will be approved by the FDA and, if so approved, for the expected indications.

        There is also the risk that we and the FDA may interpret guidance differently. The FDA made several changes to the omeprazole label that relate, in part, to the agency's concern regarding certain reported adverse events in patients taking long term PPI such as omeprazole. For example, with VIMOVO, in Dosage and Administration, the label states to use the lowest effective dose for the shortest duration consistent with individual patient treatment goals. There is a risk that further omeprazole safety issue may arise in the future that could impact FDA's benefit/risk assessment of the dose or duration of PPI in subjects requiring long-term PPI use.

        Further, additional information about the potential risks of marketed drugs may affect the regulatory approval environment, or the FDA's approval policies, for new product candidates. For example, in February 2005 an advisory committee convened by the FDA met to address the potential cardiovascular risks of COX-2 selective NSAIDs and related drugs in response to disclosures made about possible adverse effects from the use of some of these drugs. On April 7, 2005, the FDA issued a Public Health Advisory, or the Advisory, based, in part, upon the recommendations of the advisory committee. The Advisory stated that it would require that manufacturers of all prescription products containing NSAIDs provide warnings regarding the potential for adverse cardiovascular events as well as life-threatening gastrointestinal events associated with the use of NSAIDs. Moreover, subsequent to the FDA advisory committee meeting in February 2005, the FDA has indicated that long-term studies evaluating cardiovascular risk will be required for approval of new NSAID products that may be used on an intermittent or chronic basis. Long-term cardiovascular safety studies were not required at for FDA approval of our VIMOVO. However, we cannot guarantee that such studies will not be required in the future if new information about naproxen safety concerns becomes available. We will continue to evaluate and review with the FDA its expectations and recommendations regarding the efficacy and safety requirements and study design necessary to support approval of NDAs for product candidates we may develop that contain NSAIDs.

If we, or our current or future collaborators, do not obtain and maintain required regulatory approvals for one or more of our product candidates, we will be unable to commercialize those product candidates. Further, if we are delayed in obtaining or unable to obtain, any required approvals, or our contract manufacturers are unable to manufacture and supply product for sale, our collaborators may terminate, or be entitled to terminate, their agreements with us or reduce or eliminate their payments to us under these agreements or we may be required to pay termination payments under these agreements.

        Our product candidates under development are subject to extensive domestic and foreign regulation. In the U.S., an NDA or supplement must be filed with respect to each indication for which marketing approval of a product is sought. Each NDA, in turn, requires the successful completion of preclinical, toxicology, genotoxicity and carcinogenicity studies, as well as clinical trials demonstrating the safety and efficacy of the product for that particular indication. We may not receive regulatory approval of any of the NDAs that we file with the FDA or of any approval applications we may seek in the future outside the U.S.

        The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertisement, promotion, sale and distribution of pharmaceutical products in the U.S. In order to market our products abroad, we must comply with extensive regulation by foreign governments. If we are unable to obtain and maintain FDA and foreign government approvals for our product candidates, we, alone or through our collaborators, will not be permitted to sell them. Failure to obtain regulatory approval for a product candidate will prevent us from commercializing that product candidate. Except for Treximet®, which was approved for commercial sale in the U.S. on April 15, 2008, and VIMOVO, which was approved for commercial sale in the U.S. on April 30, 2010 and has been approved in a number of additional countries in the rest of the world, none of our other product candidates are approved for sale in the U.S. or any foreign market and they may never be approved. For example, we received two approvable letters relating to our NDA for Treximet which communicated the FDA's concerns that delayed marketing approval. An approvable letter, now called a Complete Response Letter, or CRL, is an official notification from the FDA that contains conditions that must be satisfied prior to obtaining final U.S. marketing approval. In June 2006, we received the first approvable letter in which the FDA requested additional safety information on Treximet, and in August 2007, we received a second approvable letter in which the FDA requested that we address their concern about the potential implications from one preclinical in vitro chromosomal aberration study in which a signal for genotoxicity was seen for the combination of naproxen sodium and sumatriptan. We have also previously received not-approvable letters from the

FDA relating to our NDAs for MT 100 and MT 300. On April 25, 2014, we received a CRL advising that the review of our NDA is completed and questions remain that preclude the approval of the NDA for our PA32540 and PA8140 product candidates. Specifically, an inspection of the manufacturing facility of an active ingredient supplier of ours concluded with certain inspection deficiencies. On December 17, 2014, we received a second CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude approval of the NDA in its current form. The active ingredient supplier has informed us that they received a warning letter relating to the Form 483 inspection deficiencies and have submitted a plan of corrective actions to address the matters raised in the warning letter to FDA. Satisfactory resolution of these deficiencies is required before this application may be approved or we must qualify an alternative supplier acceptable to the FDA.

        Further, our current or future collaboration agreements may terminate, or require us to make certain payments to our collaborators, or our collaborators may have the right to terminate their agreements with us or reduce or eliminate their payments to us under these agreements, based on our inability to obtain, or delays in obtaining, regulatory approval for our product candidates or our contract manufacturers' inability to manufacture our products or to supply the sufficient quantities of our products to meet market demand. For example, under our PN collaboration agreement with AstraZeneca, AstraZeneca had the right to terminate the agreement if certain delays occurred or specified development and regulatory objectives were not met. This termination right could have been triggered by AstraZeneca if the FDA had determined that endoscopic gastric ulcers were no longer an acceptable endpoint and we had been required to conduct additional trials which would have delayed NDA approval for VIMOVO. Both AstraZeneca, Horizon and Pernix have the right to terminate their respective agreements with us upon a 90 day notice for any reason. Further, if we or our contract manufacturers do not maintain required regulatory approvals, or our contract manufacturers are unable to manufacture our product or to supply sufficient quantities of our products to meet market demand, we may not be able to commercialize our products.

        Approval of a product candidate may be conditioned upon certain limitations and restrictions as to the drug's use, such as a possible warning that the FDA may require in the PA32540 label regarding the concomitant use of PA32540 and Plavix, or upon the conduct of further studies, and is subject to continuous review. The FDA has indicated that, absent the availability of such a lower dose formulation in the market if PA32540 is approved, that it may limit the indication for PA32540 to use in CABG with a treatment duration not to exceed one year. We believe that the FDA is concerned that without a formulation containing a lower dose of aspirin, physicians will not have a full range of dosing options available to prescribe in accordance with current cardiovascular treatment guidelines, which recommend doses of 81 mgs or 162 mgs of aspirin for most indications and we followed the FDA's suggestion to seek approval for a lower dose formulation of the product containing 81 mg of enteric coated aspirin as part of our NDA for PA32540. However, there can be no assurance that the FDA will approve a lower dose formulation of the product or will allow a broader indication for PA32540. There can be no assurance that our PA products will be approved by the FDA and, if so approved, for the expected indications. The FDA may also require us to conduct additional post-approval studies. These post-approval studies may include carcinogenicity studies in animals or further human clinical trials. The later discovery of previously unknown problems with the product, manufacturer or manufacturing facility may result in criminal prosecution, civil penalties, recall or seizure of products, or total or partial suspension of production, as well as other regulatory action against our product candidates or us. If approvals are withdrawn for a product, or if a product is seized or recalled, we would be unable to sell that product and therefore would not receive any revenues from that product.

        We and our contract manufacturers are required to comply with the applicable FDA current Good Manufacturing Practices, or cGMP, regulations, which include requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Further, manufacturing facilities must be approved by the FDA before they can be used to manufacture our product candidates, and are subject to additional FDA inspection. On April 25, 2014, we announced that we had received a CRL from the FDA with respect to the NDA for our PA32540 and PA8140 product candidates. In the CRL, the FDA noted that, during an inspection of the manufacturing facility of our previously designated primary aspirin API supplier, inspection deficiencies were found. On May 9, 2014, this aspirin API supplier submitted a response to the FDA addressing the inspection deficiencies and subsequently submitted an update to its initial response. On December 17, 2014, we received a second CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude approval of the NDA in its current form. In this CRL, the FDA used identical wording to that of the first CRL. There were no clinical or safety deficiencies noted with respect to either PA32540 or PA8140 and no other deficiencies were noted in the CRL. The aspirin API supplier informed us that they received a warning letter relating to the Form 483 inspection deficiencies and have submitted a plan of corrective actions to the FDA addressing the matters raised in the warning letter. On December 28, 2015, we announced that the FDA had completed re-inspection of the aspirin API supplier's manufacturing facility and issued an additional 483 notice, citing numerous observations. In an effort to respond to these FDA observations as quickly as possible, the supplier has decided to voluntarily stop production at this facility, thereby allowing the manufacturer to focus its available resources on remediating these observations. Production at this facility is expected to resume on or about February 29, 2016.

        Manufacturing facilities may also be subject to state regulations. We, or our third-party manufacturers, may not be able to comply with cGMP regulations or other FDA regulatory requirements, or applicable state regulations, or may not be able to successfully manufacture our products which could result in a delay or an inability to manufacture the products. If we or our partners wish or need to identify an alternative manufacturer, delays in obtaining FDA approval of the alternative manufacturing facility could cause an interruption in the supply of our products.

        Labeling and promotional activities are subject to scrutiny by the FDA and state regulatory agencies and, in some circumstances, the Federal Trade Commission, or FTC. FDA enforcement policy prohibits the marketing of unapproved products as well as the marketing of approved products for unapproved, or off-label, uses. These regulations and the FDA's interpretation of them may limit our or our partners' ability to market products for which we gain approval. Failure to comply with these requirements can result in federal and state regulatory enforcement action. Further, we may not obtain the labeling claims we or our partners believe are necessary or desirable for the promotion of our product candidate. As part of the CRLs received in connection with our PA32540 and PA8140 products, FDA indicated that the final agreement on draft product labeling remains pending.

If third parties challenge the validity of the patents or proprietary rights of our marketed products or assert that we have infringed their patents or proprietary rights, we may become involved in intellectual property disputes and litigation that would be costly and time consuming and could negatively impact the commercialization of our products that we develop or acquire. We have received a Paragraph IV Notice Letters notifying us of the filing of ANDAs with the FDA for approval to market a generic version of VIMOVO. We previously received Paragraph IV Letters notifying us of the filing of Abbreviated New Drug Applications (ANDAs) with the FDA for approval to market a generic version of Treximet and those cases have been concluded. We filed patent infringement lawsuits in response to these ANDAs that has led and will continue to lead to costly and time consuming patent litigation.

        The intellectual property rights of pharmaceutical companies, including us, are generally uncertain and involve complex legal, scientific and factual questions. Our success in developing and commercializing pharmaceutical products may depend, in part, on our ability to operate without infringing on the intellectual property rights of others and to prevent others from infringing on our intellectual property rights. There has been substantial litigation regarding patents and other intellectual property rights in the pharmaceutical industry. For example, third parties seeking to market generic versions of branded pharmaceutical products often file ANDAs with the FDA, containing a certification stating that the ANDA applicant believes that the patents protecting the branded pharmaceutical product are invalid, unenforceable and/or not infringed. Such certifications are commonly referred to as paragraph IV certifications.

        We, AstraZeneca and Horizon are also engaged in Paragraph IV litigation with several generic pharmaceutical companies with respect to patents listed in the Orange Book with respect to VIMOVO currently pending in the United States District Court for the District of New Jersey and in two Inter Partes Reviews ("IPRs") brought by the Coalition for Afforable Drugs ("CFAD") and three IPRs brought by Lupin Ltd. ("Lupin"). We and Horizon have currently provided preliminary responses to two petitions filed by CFAD and three petitions filed by Lupin each seeking inter partes review of patents listed in the Orange Book with respect to VIMOVO. A petition for IPR brought by Dr. Reddy's Laboratories ("Dr. Reddy's") was dismissed on October 9, 2015. Two prior petitions brought by CFAD have also been dismissed; the first on December 8, 2015, and the second on December 17, 2015. We and AstraZeneca are also engaged in a proceeding in Canada with Mylan ULC which is seeking approval of its generic version of VIMOVO in Canada prior to the expiration of our Canadian patent.

        Litigation can be time consuming and costly and we cannot predict with certainty the outcome. If we are unsuccessful in any of the above-described proceedings and the FDA approves a generic version of one of our marketed products, such an outcome would have a material adverse effect on sales of such product, our business and our results of operations.

Our reliance on collaborations with third parties to develop and commercialize our products is subject to inherent risks and may result in delays in product development and lost or reduced revenues, restricting our ability to commercialize our products and adversely affecting our profitability.

        With respect to the products we have licensed, we depend upon collaborations with third parties to develop these product candidates and we depend substantially upon third parties to commercialize these products. As a result, our ability to develop, obtain regulatory approval of, manufacture and commercialize our existing and possibly future product candidates depends upon our ability to maintain existing, and enter into and maintain new, contractual and collaborative arrangements with others. We also engage, and may in the future to continue to engage, contract manufacturers and clinical trial investigators.

        In addition, the identification of new compounds or product candidates for development has led us in the past, and may continue to require us, to enter into license or other collaborative agreements with others, including pharmaceutical companies and research institutions. Such collaborative agreements for the acquisition of new compounds or product candidates would typically require us to pay license fees, make milestone payments and/or pay royalties. Furthermore, these agreements may result in our revenues being lower than if we developed our product candidates ourselves and in our loss of control over the development of our product candidates.

        Contractors or collaborators may have the right to terminate their agreements with us after a specified notice period for any reason or upon a default by us or reduce their payments to us under those agreements on limited or no notice and for no reason or reasons outside of our control. For example, we had a collaboration agreement with Desitin Arzneimittel GmbH, or Desitin, for the development and commercialization of MT 400 for the 27 countries of the European Union, as well as Switzerland and Norway, but on February 27, 2013, we received written notice from Desitin that it was terminating the license agreement due to reimbursement uncertainty for MT 400 in Germany, a major market for Desitin in the territory. We can also mutually agree with our collaborators to terminate the agreements. For example, on November 29, 2014, we executed a termination agreement with sanofi-aventis U.S. LLC ("Sanofi US" or "Sanofi") terminating the license agreement for PA. As of the termination date, all licenses granted to Sanofi US were terminated and all rights to the products licensed to Sanofi US under the agreement reverted to us. In December 2014, we received a mutual termination letter from Cilag GmbH International ("Cilag"), a division of Johnson & Johnson, terminating our then-current License Agreement with Cilag, for the exclusive development and commercialization of MT 400 in Brazil, Colombia, Ecuador and Peru.

        Collaborators may also decide not to continue marketing our products in certain countries of the territory or to assign their rights under our agreement to third parties. For example, we had a collaboration with GlaxoSmithKline ("GSK") for the development and commercialization of certain triptan combinations using our MT 400 technology, including Treximet, in the U.S. and GSK entered into an agreement to divest of all of its rights, title and interest to develop, commercialize and sell the licensed products in the U.S. to Pernix . In addition, on May 3, 2013, AstraZeneca informed us that, after a strategic business review, it had decided to cease promotion and sampling of VIMOVO by the end of the third quarter of 2013 in certain countries, including the U.S. and all countries in Europe, other than Spain and Portugal, which have pre-existing contractual relationships with third parties. We understood that AstraZeneca would instead focus on those countries where the product has shown growth and which AstraZeneca believed had the greatest potential for future growth. On November 18, 2013, AstraZeneca and Horizon entered into certain agreements in connection with AstraZeneca's divestiture of all of its rights, title and interest to develop, commercialize and sell VIMOVO in the United States to Horizon.

        Contractors or collaborators may have the right to reduce their payments to us under those agreements. For example, Pernix, and AstraZeneca and Horizon have the right to reduce the royalties on net sales of products payable to us under their respective agreements if generic competitors enter the market and attain a pre-determined share of the market for products marketed under the agreements, or if they must pay a royalty to one or more third parties for rights it licenses from those third parties to commercialize products marketed under the agreements. AstraZeneca was also entitled to terminate its agreement with us if certain delays occur or specified development or regulatory objectives were not met. This termination could have been triggered by AstraZeneca if in January 2009, the FDA had determined that endoscopic gastric ulcers were no longer an acceptable endpoint and we had been required to conduct additional trials which would have delayed NDA approval for VIMOVO.

        If our current or future licensees exercise termination rights they may have, or if these license agreements terminate because of delays in obtaining regulatory approvals, or for other reasons, and we are not able to establish replacement or additional research and development collaborations or licensing arrangements, we may not be able to develop and/or commercialize our product candidates. Moreover, any future collaborations or license arrangements we may enter into may not be on terms favorable to us. A further risk we face with our collaborations is that business combinations and changes in the collaborator or their business strategy may adversely affect their willingness or ability to complete their obligations to us.

        Our current or any future collaborations or license arrangements ultimately may not be successful. Our agreements with collaborators typically allow them discretion in electing whether to pursue various regulatory, commercialization and other activities or with respect to the timing of the development, such as our agreement with GSK, which was assigned to Pernix, under which GSK determined, among other things, the exact formulation and composition of the product candidates using our MT 400 technology for use in the Treximet clinical trials. Similarly, under our agreement with AstraZeneca, AstraZeneca had the right to manufacture clinical trial material itself or through a third party.

        If any collaborator were to breach its agreement with us or otherwise fail to conduct collaborative activities in a timely or successful manner, the pre-clinical or clinical development or commercialization of the affected product candidate or research program would be delayed or terminated. Any delay or termination of clinical development or commercialization, such as the delay in FDA approval we experienced as a result of approvable letters we received from the FDA in June 2006 and August 2007 related to our Treximet NDA, or a delay in FDA approval of VIMOVO which could have occurred if the FDA determined in January 2009 that endoscopic gastric ulcers were no longer an acceptable primary endpoint in clinical trials and we were required to conduct additional clinical trials for the product, would delay or possibly eliminate our potential product revenues. Further, our collaborators may be able to exercise control, under certain circumstances, over our ability to protect our patent rights under patents covered by the applicable collaboration agreement. For example, under our collaboration agreements with GSK, now assigned to Pernix, Horizon and AstraZeneca, GSK, Horizon and AstraZeneca each has the first right to enforce our patents under their respective agreements and would have exclusive control over such enforcement litigation. GSK elected not to exercise its first right to prosecute infringement suits against third parties that submitted ANDAs to the FDA for approval to market a generic version of Treximet tablets and we filed suit against these companies in the United States District Court for the Eastern District of Texas. The cases have been concluded. On the other hand, AstraZeneca has elected to its first right to prosecute infringement suits against Dr. Reddy's, Lupin, Anchen, Watson and Mylan, each of which submitted an ANDA to the FDA for approval to market a generic version of VIMOVO. We and AstraZeneca filed suit against Dr. Reddy's, Lupin, Actavis and Mylan in the United States District Court for the District of New Jersey. As part of Horizon's purchase of all of AstraZeneca's rights, title and interest to develop, commercialize and sell VIMOVO in the United States, Horizon has assumed AstraZeneca's right to lead the above-described Paragraph IV litigation and IPR proceedings relating to VIMIVO.

        Other risks associated with our collaborative and contractual arrangements with others include the following:

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  we may not have day-to-day control over the activities of our contractors or collaborators;

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  our collaborators may fail to defend or enforce patents they own on compounds or technologies that are incorporated into the products we develop with them;

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  third parties may not fulfill their regulatory or other obligations;

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  we may not realize the contemplated or expected benefits from collaborative or other arrangements; and

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  disagreements may arise regarding a breach of the arrangement, the interpretation of the agreement, ownership of proprietary rights, clinical results or regulatory approvals.

        These factors could lead to delays in the development of our product candidates and/or the commercialization of our products or reduction in the milestone payments we receive from our collaborators, or could result in our not being able to commercialize our products. Further, disagreements with our contractors or collaborators could require or result in litigation or arbitration, which would be time-consuming and expensive. Our ultimate success may depend upon the success and performance on the part of these third parties. If we fail to maintain these relationships or establish new relationships as required, development of our product candidates and/or the commercialization of our products will be delayed or may never be realized.

A collaborator may withdraw support or cease to perform work on our product candidates if the collaborator determines to develop its own competing product candidate or other product candidates instead.

        We have entered into collaboration and license agreements, and may continue to enter into such agreements, with companies that may have products or may develop new product candidates that compete or may compete with our product candidates or which have greater commercial potential. If one of our collaborators should decide that the product or a product candidate that the collaborator is developing would be more profitable for the collaborator than our product candidate covered by the collaboration or license agreement, the collaborator may withdraw support for our product candidate or may cease to perform under our agreement. On May 3, 2013, AstraZeneca informed us that, after a strategic business review, it had decided to cease promotion and sampling of VIMOVO by the end of the third quarter of 2013 in certain countries, including the U.S. and all countries in Europe, other than Spain and Portugal, which have pre-existing contractual relationships with third parties. We understood that AstraZeneca would instead focus on those countries where the product had shown growth and which AstraZeneca believed had the greatest potential for future growth. On November 18, 2013, AstraZeneca and Horizon entered into certain agreements in connection with AstraZeneca's divestiture of all of its rights, title and interest to develop, commercialize and sell VIMOVO in the United States to Horizon. In addition, GSK divested of all of its rights, title and interest to develop, commercialize and sell MT 400 products, including Treximet, in the U.S. to Pernix on August 20, 2014.

        In the event of a termination of the collaborator's agreement upon such cessation of performance, we may need to negotiate an agreement with another collaborator in order to continue the development and commercialization efforts for the product candidate. If we were unsuccessful in negotiating another agreement, we might have to cease development activities of the particular product candidate. For example, our development and commercialization agreements with Horizon and AstraZeneca are subject to this risk. Under the terms of our agreement with AstraZeneca and Horizon, either party has the right to terminate the agreement by notice in writing to the other party upon or after any material breach of the agreement by the other party, if the other party has not cured the breach within 90 days after written notice to cure has been given, with certain exceptions. The parties also can terminate the agreement for cause under certain defined conditions. In addition, AstraZeneca can terminate the agreement, at any time, at will, for any reason or no reason, in its entirety or with respect to countries outside the U.S., upon 90 days' notice. If terminated at will, AstraZeneca will owe us a specified termination payment or, if termination occurs after the product is launched, AstraZeneca may, at its option, under and subject to the satisfaction of conditions specified in the agreement, elect to transfer the product and all rights to us. However, under the circumstance above, or similar circumstance, we may need to enter into a new development and commercialization agreement and may need to start the development process all over again. If we were able to negotiate a new development and commercialization agreement to develop our technology, which is not certain, or if we decide to commercialize the products previously partnered by ourselves, we would face delays and redundant expenses in that development.

We need to maintain current agreements with third parties marketing our products. We intend to commercialize our future drug products but lack expertise in doing so.

        If we are unable to maintain current collaborations or enter into additional collaborations with established pharmaceutical or pharmaceutical services companies to provide those capabilities as required, we may not be able to successfully commercialize our products. To the extent that we enter into marketing and sales agreements with third parties, such as our agreement with Horizon to sell VIMOVO in the United States and AstraZeneca to sell VIMOVO outside the United States, our revenues, if any, will be affected by the sales and marketing efforts of those third parties. If our licensed products do not perform well in the marketplace our royalty revenue will impacted and our business could be materially harmed. For example, on July 28, 2014, Horizon announced that it had been verbally notified by CVS Caremark and Express Scripts, Inc. that VIMOVO would no longer be on their formularies and will be placed on their exclusion lists effective January 1, 2015. We have been notified that Horizon estimates that approximately 20-30% of VIMOVO prescriptions could be impacted by these decisions. We experienced a 26% drop in VIMOVO prescriptions in the first quarter of 2015 but have seen growth in the past two quarters such that VIMOVO prescriptions now exceed the total in the fourth quarter of 2014. There continue to be concerns in the press and in government about the high cost of drugs and the large price increases that have been taken by certain companies so more actions may be taken in the future.

        We refined our strategy and decided to retain control of our PA product candidates for cardiovascular indications through the clinical development and pre-commercialization stage. We are currently evaluating all strategic options available to us now that we have full ownership of the PA products. In light of the warning letter sent to our active ingredient supplier and of the time requirements necessary to complete an assessment of its strategic options, and to properly prepare the market for the launch of our YOSPRALA product candidates, we believe the products will be available for commercialization in 2016. Our business and operations model is evolving. On June 1, 2015, our Board appointed Adrian Adams as our new Chief Executive Officer and Andrew I. Koven as our new President and Chief Business Officer, each of whom has experience creating, leading and expanding pharmaceutical companies with marketing and sales capabilities. If the proposed business combination with Tribute is approved by our stockholders and Tribute's shareholders and such transactions and the Equity Financing and Debt Financing are closed, we will become a specialty pharmaceutical company focused on cardiovascular and pain therapies with a diversified portfolio of marketed products and developmental stage product candidates primarily in the United States and Canada.

We need to conduct preclinical, toxicology, genotoxicity and carcinogenicity and other safety studies, and clinical trials for our product candidates. Any negative or unanticipated results, unforeseen costs or delays in the conduct of these studies or trials, or the need to conduct additional studies or trials or to seek to persuade the FDA to evaluate the results of a study or trial in a different manner, could cause us to discontinue development of a product candidate or reduce, delay or eliminate our receipt of potential revenues for one or more of our product candidates and adversely affect our ability to achieve profitability.

        Generally, we must demonstrate the efficacy and safety of our product candidates before approval to market can be obtained from the FDA or the regulatory authorities in other countries. Our existing and future product candidates are and will be in various stages of clinical development. Depending upon the type of product candidate and the stage of the development process of a product candidate, we will need to complete preclinical, toxicology, genotoxicity and carcinogenicity and other safety studies, as well as clinical trials, on these product candidates before we submit marketing applications in the United States and abroad. These studies and trials can be very costly and time-consuming. For example, long-term cardiovascular safety studies, such as those the FDA has indicated will be required for approval of certain product candidates containing NSAIDs, typically take approximately three years. In addition, we rely on third parties to perform significant aspects of our studies and clinical trials, introducing additional sources of risk into our development programs.

        It should be noted that the results of any of our preclinical and clinical trial testing are not necessarily predictive of results we will obtain in subsequent or more extensive clinical trials or testing. This may occur for many reasons, including, among others, differences in study design, including inclusion/exclusion criteria, the variability of patient characteristics, including patient symptoms at the time of study treatment, the larger scale testing of patients in later trials, or differences in formulation or doses of the product candidate used in later trials. For example, our results from the first of our two Phase 3 pivotal clinical trials of Treximet differed from the results of our second Phase 3 clinical trial and from the Phase 2 proof-of-concept trial of MT 400 that we conducted prior to entering into our collaboration with GSK. Whereas in the Phase 2 trial statistical significance was reached at two hours over placebo in the relief of all associated symptoms of migraine (nausea, photophobia and phonophobia), in the first Phase 3 study Treximet failed to achieve statistical significance at two hours compared to placebo in the relief of nausea. In the second Phase 3 pivotal clinical trial, Treximet demonstrated superiority over the individual components measured by sustained pain-free response (p<0.001 vs. naproxen; p=0.009 vs. sumatriptan) and met all other regulatory endpoints versus placebo.

        The successful completion of any of our clinical trials depends upon many factors, including the rate of enrollment of patients. If we are unable to recruit sufficient clinical patients during the appropriate period, we may need to delay our clinical trials and incur significant additional costs. We also rely on the compliance of our clinical trial investigators with FDA regulatory requirements and noncompliance can result in disqualification of a clinical trial investigator and data that are unusable. In addition, the FDA or Institutional Review Boards may require us to conduct additional trials or delay, restrict or discontinue our clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

        Further, even though we may have completed all clinical trials for a product candidate that were planned for submission in support of an application, we may be required to conduct additional clinical trials, studies or investigations or to submit additional data to support our marketing applications. For example, in February, 2012, the FDA requested an additional Phase 1 study to assess the bioequivalence of PA32540 to EC aspirin 325 mg with respect to ASA. Enteric coated products such as PA32540 and EC aspirin 325 mg have highly variable pharmacokinetics, making bioequivalence difficult to demonstrate using traditional methods and standards. The FDA made a preliminary review of the study results and the Company's summary analyses and, based on its preliminary assessment of the information available to it at the time, the FDA did not agree that bioequivalence of PA32540 to EC aspirin 325 mg was demonstrated.

        In addition, we and/or our marketing or development partners may determine that pre-approval marketing support studies should be conducted. Unanticipated adverse outcomes of such studies, including recognition of certain risks to human subjects, could a have material impact on the approval of filed or planned market applications or could result in limits placed on the marketing of the product. We may also determine from time to time that it would be necessary to seek to provide justification to the FDA or other regulatory agency that would result in evaluation of the results of a study or clinical trial in a manner that differs from the way the regulatory agency initially or customarily evaluated the results, as was the case with the Phase 1 study to assess the bioequivalence of PA32540 to EC aspirin 325 mg described in the preceding paragraph. In addition, we may have unexpected results in our preclinical or clinical trials or other studies that require us to reconsider the need for certain studies or trials or cause us to discontinue development of a product candidate. For example, in reviewing our NDA for Treximet, the FDA expressed concern about the potential implications from one preclinical in-vitro chromosomal aberration study, one of four standard genotoxicity assays, in which a possible genotoxicity signal was seen for the combination of naproxen sodium and sumatriptan. Further, additional information about potential drug-drug interactions may restrict the patient population for our products, thus limiting the potential market and our potential revenue. For example, recent scientific publications contain conflicting data regarding a possible interaction between clopidogrel (Plavix), a widely prescribed anti-platelet agent, and proton pump inhibitor products, and its impact on cardiovascular outcomes. If the clinical relevance of the possible interaction is unresolved by the time PA32540 and PA8140 enters the marketplace, even if the interaction is later proven definitively to have no clinical impact on cardiovascular outcomes, the market potential of the product may be reduced.

        Once submitted, an NDA requires FDA approval before the product described in the application can be distributed or commercialized. Even if we determine that data from our clinical trials, toxicology, genotoxicity carcinogenicity and other safety studies are positive, we cannot assure you that the FDA, after completing its analysis, will not determine that the trials or studies should have been conducted or analyzed differently, and thus reach a different conclusion from that reached by us, or request that further trials, studies or analyses be conducted. For example, the FDA requested additional safety information on Treximet in the approvable letter we received in June 2006 relating to our NDA for Treximet, which required conduct of additional studies, and in August 2007, we received a second approvable letter in which the FDA raised an additional concern about the potential implications from one preclinical in vitro chromosomal aberration study, one of four standard genotoxicity assays, in which a genotoxicity signal was seen for the combination of naproxen sodium and sumatriptan.

        The FDA may also require data in certain subpopulations, such as pediatric use, or, if such studies were not previously completed, may require long-term carcinogenicity studies, prior to NDA approval, unless we can obtain a waiver of such a requirement. We face similar regulatory hurdles in other countries to those that we face in the U.S.

        Our costs associated with our human clinical trials vary based on a number of factors, including:

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  the order and timing of clinical indications pursued;

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  the extent of development and financial support from collaborative parties, if any;

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  the need to conduct additional clinical trials or studies;

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  the number of patients required for enrollment;

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  the difficulty of obtaining sufficient patient populations and clinicians;

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  the difficulty of obtaining clinical supplies of our product candidates; and

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  governmental and regulatory delays.

We currently depend and will in the future depend on third parties to manufacture our product candidates. If these manufacturers fail to meet our requirements or any regulatory requirements, the product development and commercialization of our product candidates will be delayed.

        We do not have, and have no plans to develop, the internal capability to manufacture either clinical trial or commercial quantities of products that we may develop or have under development. We rely upon third-party manufacturers and our partners to supply us with our product candidates. We also need supply contracts to sell our products commercially. On December 19, 2011, we entered into a Supply Agreement and a related Capital Agreement with Patheon Pharmaceuticals Inc. ("Patheon") pursuant to which Patheon has agreed to manufacture, and we have agreed to purchase, a specified percentage of the Company's requirements of PA32540 for sale in the United States. The Supply Agreement and Capital Agreement were amended on July 10, 2013 to, among other things, expressly incorporate the Company's PA8140 product candidate into the Supply Agreement and to replace the schedule of the Capital Agreement which lists dedicated and non-dedicated capital equipment and facility modifications to be funded in whole or in part by the Company, with a new updated schedule reflecting the parties' current assumptions regarding the need for and timing of capital equipment expenditures. We also rely on third parties to supply the active ingredients and other ingredients used in the manufacture of our products. Failure of such ingredient suppliers to comply with regulatory requirements can impact our ability to obtain approval of our products or our ability to supply the market with our products after approval. For example, on April 25, 2014, we announced that we had received a CRL from the FDA with respect to the NDA for our PA32540 and PA8140 product candidates. In the CRL, the FDA noted that, during an inspection of the manufacturing facility of our previously designated primary aspirin API supplier, inspection deficiencies were found. On May 9, 2014, this aspirin API supplier submitted a response to the FDA addressing the inspection deficiencies and subsequently submitted an update to its initial response. On December 17, 2014, we received a second CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude approval of the NDA in its current form. In this CRL, the FDA used identical wording to that of the first CRL. There were no clinical or safety deficiencies noted with respect to either PA32540 or PA8140 and no other deficiencies were noted in the CRL. The aspirin API supplier informed us that they received a warning letter relating to the Form 483 inspection deficiencies and have submitted a plan of corrective actions to the FDA addressing the matters raised in the warning letter. On December 28, 2015, we announced that the FDA had completed re-inspection of the aspirin API supplier's manufacturing facility and issued an additional 483 notice, citing numerous observations. In an effort to respond to these FDA observations as quickly as possible, the supplier has decided to voluntarily stop production at this facility, thereby allowing the manufacturer to focus its available resources on remediating these observations. Production at this facility is expected to resume on or about February 29, 2016.

        In addition, there is no guarantee that manufacturers and active pharmaceutical ingredient suppliers that enter into commercial supply contracts with us will be financially viable entities going forward, or will not otherwise breach or terminate their agreements with us. If we do not have the necessary commercial supply contracts, or if Patheon is, or any of our future contract manufacturers or active pharmaceutical ingredient suppliers are unable to satisfy our requirements or meet any regulatory requirements, and we are required to find alternative sources of supply, there may be additional costs and delays in product development and commercialization of our product candidates or we may be required to comply with additional regulatory requirements.

If our competitors develop and commercialize products faster than we do or if their products are superior to ours, our commercial opportunities will be reduced or eliminated.

        Our product candidates will have to compete with existing and any newly developed drugs in our therapeutic areas for any newly developed product candidates for the treatment of other diseases. There are also likely to be numerous competitors developing new products to treat other diseases and conditions for which we may seek to develop products in the future, which could render our products and product candidates or technologies obsolete or non-competitive. For example, our primary competitors will likely include large pharmaceutical companies, biotechnology companies, universities and public and private research institutions. The competition for VIMOVO and any other PN products that may be developed and receive regulatory approval will come from the oral NSAID market, or more specifically the traditional non-selective NSAIDs (such as naproxen and diclofenac), traditional NSAID/gastroprotective agent combination products or combination product packages (such as Arthrotec® and Prevacid® NapraPAC™), combinations of NSAIDs and PPIs taken as separate pills and the only remaining COX-2 inhibitor, Celebrex®. The competition for our PA product candidates for which we have conducted studies for secondary prevention of cardiovascular events will come from aspirin itself as well as other products used for secondary prevention. AstraZeneca, with whom we collaborated in the development of VIMOVO, has publicly announced that it has obtained regulatory approval for a combination product containing aspirin and esomeprazole in Europe and has also filed a NDA with the FDA for such product, and for which the FDA issued a CRL declining approval. AstraZeneca has stated that it is evaluating the CRL and will continue discussions with the FDA to determine next steps. This product has entered the European market and, if it enters the U.S. market, will compete with our PA cardiovascular product candidates.

        Based upon their drug product and pipeline portfolios and the overall competitiveness of our industry, we believe that we face, and will continue to face, intense competition from other companies for securing collaborations with pharmaceutical companies, establishing relationships with academic and research institutions, and acquiring licenses to proprietary technology. Our competitors, either alone or with collaborative parties, may also succeed with technologies or products that are more effective than any of our current or future technologies or products. Many of our actual or potential competitors, either alone or together with collaborative parties, have substantially greater financial resources, and almost all of our competitors have larger numbers of scientific and administrative personnel than we do.

        Many of these competitors, either alone or together with their collaborative parties, also have significantly greater resources to or experience in:

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  developing product candidates;

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  undertaking preclinical testing and human clinical trials;

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  obtaining FDA and other regulatory approvals of product candidates; and

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  manufacturing and marketing products.

        Accordingly, our actual or potential competitors may succeed in obtaining patent protection, receiving FDA or other regulatory approval or commercializing products where we cannot or before we do. Any delays we encounter in obtaining regulatory approvals for our product candidates, such as we experienced as a result of the approvable letters we received from the FDA in June 2006 and August 2007 relating to the NDA for Treximet, as a result of the not-approvable letters we received from the FDA on MT 100 and MT 300, and as a result of the CRLs we received from the FDA relating to the NDA for PA32540 and PA8140 on April 25, 2014 and December 16, 2014, increase this risk. Our competitors may also develop products or technologies that are superior to those that we are developing, and render our product candidates or technologies obsolete or non-competitive. If we cannot successfully compete with new or existing products, our marketing and sales will suffer and we may not ever receive any revenues from sales of products or may not receive sufficient revenues to achieve profitability.

If we are unable to protect our patents or proprietary rights, or if we are unable to operate our business without infringing the patents and proprietary rights of others, we may be unable to develop our product candidates or compete effectively.

        The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, in part, on our ability, and the ability of our licensors, to obtain and to keep protection for our products and technologies under the patent laws of the United States and other countries, so that we can stop others from using our inventions. Our success also will depend on our ability to prevent others from using our trade secrets. In addition, we must operate in a way that does not infringe, or violate, the patent, trade secret and other intellectual property rights of other parties.

        We cannot know how much protection, if any, our patents will provide or whether our patent applications will issue as patents. The breadth of claims that will be allowed in patent applications cannot be predicted and neither the validity nor enforceability of claims in issued patents can be assured. If, for any reason, we are unable to obtain and enforce valid claims covering our products and technology, we may be unable to prevent competitors from using the same or similar technology or to prevent competitors from marketing identical products. For example, if we are unsuccessful in protecting our patents in the IPR proceedings or the litigation against Dr. Reddy's, Lupin, Actavis, and Mylan or other companies who may file ANDAs for VIMOVO, such companies could market a generic version of the product prior to the expiration of our and AstraZeneca's patents.

        In addition, due to the extensive time needed to develop, test and obtain regulatory approval for our products, any patents that protect our product candidates may expire early during commercialization. This may reduce or eliminate any market advantages that such patents may give us.

        In certain territories outside the U.S., our issued patents may be subject to opposition by competitors within a certain time after the patent is issued. Such opposition proceedings and related appeals may not be resolved for several years, and may result in the partial or total revocation of the issued patent. For example, in October 2005 oppositions were filed against our issued European patent for MT 400 by Merck & Co., Inc. and Almirall Prodesfarma asserting that the European patent should not have been granted. As a result of these oppositions and subsequent proceedings, the European Patent Office found that claims relating to combinations of sumatriptan and naproxen for the treatment of migraine were valid. However, broader claims relating to certain other 5-HT 1B/1D agonists and long-acting NSAIDs were held to be insufficiently supported by the presently available technical evidence. In addition, in April 2011, oppositions were also filed against our issued European patent for VIMOVO and our PA products by Chatfield Laboratories and Strawman Limited asserting that the European patent should not have been granted. Strawman Limited subsequently withdrew from the opposition. Following oral proceedings, the Opposition Division of the European Patent Office found that claims relating to the combination of PPIs and NSAIDs are valid. Chatfield Laboratories did not appeal this decision.

        We may need to submit our issued patents for amendment or reissue if we determine that any claims within our patents should not have been issued. While such a submission may be based on our view that only specified claims should not have been granted to us, there can be no assurance that a patent examiner will not determine that additional claims should not have been granted to us. Such was the case with one of our patents covering MT 100, which we submitted for reissue after determining that certain specified claims that are not central to our protection of MT 100 should not have been issued. In April 2006, we received an office action on the reissue application and, consistent with our decision not to devote further resources to the development of this product in the U.S., the reissue application was abandoned in January 2007.

        We may need to license rights to third party patents and intellectual property to continue the development and marketing of our product candidates. If we are unable to acquire such rights on acceptable terms, our development activities may be blocked and we may be unable to bring our product candidates to market.

        We may enter into litigation to defend ourselves against claims of infringement, assert claims that a third party is infringing one or more of our patents, protect our trade secrets or know-how, or determine the scope and validity of others' patent or proprietary rights. For example, we filed patent infringement lawsuits against Par, Alphapharm, Teva, Dr. Reddy's and Sun in the federal court in the Eastern District of Texas in connection with their respective ANDA submissions to the FDA containing Paragraph IV certifications for approval to market sumatriptan 85 mg/naproxen sodium 500 mg tablets, a generic version of Treximet tablets, before the expiration of our patents. Further, we and AstraZeneca filed a patent infringement lawsuit against Dr. Reddy's, Lupin, Actavis and Mylan in the federal court in the District of New Jersey in connection with their respective ANDA submissions to the FDA containing a Paragraph IV certification for approval to market (a generic version of VIMOVO tablets, before the expiration of our and AstraZeneca's patents. Dr. Reddy's, CFAD and Lupin have also challenged the validity of certain patents covering VIMOVO in IPR proceedings before the Patent Trials and Appeal Board ("PTAB"). We and AstraZeneca are also engaged in a proceeding in Canada with Mylan ULC which is seeking approval of its generic version of VIMOVO in Canada prior to the expiration of our Canadian patent. With respect to some of our product candidates, under certain circumstances, our development or commercialization collaborators have the first right to enforce our patents and would have exclusive control over such enforcement litigation. For example, under our collaboration agreements with GSK and AstraZeneca, GSK and AstraZeneca each has the first right to enforce our patents under their respective agreements. GSK advised us that it elected not to exercise its first right to bring an infringement suit against Par, Alphapharm, Teva, and Dr. Reddy's, Sun and Aurobindo each of which submitted ANDAs to the FDA for approval to market a generic version of Treximet tablets, while AstraZeneca has exercised its first right to bring an infringement suit against Dr. Reddy's Lupin, Actavis and Mylan, each of which submitted an ANDA to the FDA for approval to market a generic version of VIMOVO tablets and AstraZeneca Canada has exercised its first right to defend the proceeding in Canada against Mylan ULC. As part of Horizon's purchase of all of AstraZeneca's rights, title and interest to develop, commercialize and sell VIMOVO in the United

States, Horizon has assumed AstraZeneca's right to lead the above-described Paragraph IV litigation relating to VIMIVO. Horizon is also leading the defense in the IPR proceedings brought by Dr. Reddy's, Lupin and CFAD.

        If we are found to infringe the patent rights of others, then we may be forced to pay damages in an amount that might irreparably harm our business and/or be prevented from continuing our product development and marketing activities. Additionally, if we or our development or commercialization collaborator seek to enforce our patents and are unsuccessful, we may be subject to claims for bringing a failed enforcement action, including claims alleging various forms of antitrust violations (both state and federal) and unfair competition. If we are found to be liable for such claims, then we may be forced to pay damages in an amount that might irreparably harm our business and/or be prevented from continuing our product development and commercialization activities. Even if we are successful in defending any such claims of infringement or in asserting claims against third parties, such litigation is expensive, may have a material effect on our operations, and may distract management from our business operations. Regardless of its eventual outcome, any lawsuit that we enter into may consume time and resources that would impair our ability to develop and market our product candidates.

        We have entered into confidentiality agreements with our employees, consultants, advisors and collaborators. However, these parties may not honor these agreements and, as a result, we may not be able to protect our rights to unpatented trade secrets and know-how. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. Also, many of our scientific and management personnel were previously employed by competing companies. As a result, such companies may allege trade secret violations and similar claims against us.

Our products may not be accepted by the market.

        The commercial success of our product candidates depends upon the acceptance of these products in the marketplace. Even if a product displays a favorable efficacy and safety profile in clinical trials, market acceptance of a product will not be known until after it is launched and a product may not generate the revenues that we anticipate. The degree of market acceptance will depend upon a number of factors, including:

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  the acceptance by physicians and third-party payors of VIMOVO and YOSPRALA, if and when approved, as an alternative to other therapies;

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  the receipt and timing of regulatory approvals;

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  the availability of third-party reimbursement;

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  the indications for which the product is approved;

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  the rate of adoption by healthcare providers;

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  the rate of product acceptance by target patient populations;

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  the price of the product relative to alternative therapies;

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  the availability of alternative therapies;

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  the extent and effectiveness of marketing efforts by our collaborators, and third-party distributors and agents;

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  the existence of adverse publicity regarding our products or similar products; and

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  the extent and severity of side effects as compared to alternative therapies.

If we or our commercialization partners do not receive adequate third-party reimbursements for our future products, our revenues and profitability will be reduced.

        Our ability to commercialize our product candidates successfully will depend, in part, on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the U.S., private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of a newly approved healthcare product. Adequate third-party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of our products, our products may fail to achieve market acceptance. For example, on July 28, 2014, Horizon announced that it had been verbally notified by CVS Caremark and Express Scripts, Inc. that VIMOVO would no longer be on their formularies and will be placed on their exclusion lists effective January 1, 2015. Horizon estimates that approximately 20-30% of VIMOVO prescriptions could be impacted by these decisions. We experienced a 26% drop in VIMOVO prescriptions in the first quarter of 2015 but have seen growth in the past two quarters such that VIMOVO prescriptions now exceed the total in the fourth quarter of 2014. There continue to be concerns in the press and in government about the high cost of drugs and the large price increases that have been taken by certain companies so more actions may be taken in the future.

        Our future revenues, profitability and access to capital will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of healthcare through various means. We expect that a number of federal, state and foreign proposals will seek to control the cost of drugs through governmental regulation. We are unsure of the form that any healthcare reform legislation may take or what actions federal, state, foreign and private payors may take in response to any proposed reforms. Therefore, we cannot predict the effect of any implemented reform on our business.

Legislative or regulatory reform of the healthcare system may affect our ability to sell our products profitably.

        In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact our ability to sell our products profitably. On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act, or PPACA, which includes a number of health care reform provisions and requires most U.S. citizens to have health insurance. PPACA increased the minimum Medicaid drug rebates for pharmaceutical companies, expands the 340B drug discount program, and makes changes to affect the Medicare Part D coverage gap, or "donut hole." The law also revises the definition of "average manufacturer price" for reporting purposes which could increase the amount of the Company's Medicaid drug rebates to states. The law also imposed a significant annual fee on companies that manufacture or import branded prescription drug products. Substantial new provisions affecting compliance also have been added, which may require modification of business practices with health care practitioners.

        The reforms imposed by the law will significantly impact the pharmaceutical industry; however, the full effects of PPACA cannot be known until these provisions are fully implemented and the Centers for Medicare & Medicaid Services and other federal and state agencies issue applicable regulations or guidance. Moreover, in the coming years, additional changes could be made to governmental healthcare programs that could significantly impact the success of our products, and we could be adversely affected by current and future health care reforms.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

        The testing and marketing of pharmaceutical products entail an inherent risk of product liability. Product liability claims might be brought against us by consumers, healthcare providers, pharmaceutical companies or others selling our future products. If we cannot successfully defend ourselves against such claims, we may incur substantial liabilities or be required to limit the commercialization of our products. We have product liability insurance that covers our commercialized product and human clinical trials in an amount equal to up to $10 million annual aggregate limit with a $0.1 million deductible per claim. The amount of insurance that we currently hold may not be adequate to cover all liabilities that may occur. However, insurance coverage is becoming increasingly expensive, and no assurance can be given that we will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We will explore, on an on-going basis, expanding our insurance coverage related to the sale of our future marketed products when we obtain marketing approval for such products and commercial sales of such products begin. However, we may not be able to obtain commercially reasonable product liability insurance for any products approved for marketing. If a plaintiff brings a successful product liability claim against us in excess of our insurance coverage, if any, we may incur substantial liabilities and our business may be harmed or fail.

We may need additional funding and may not have access to capital. If we are unable to raise capital when needed, we may need to delay, reduce or eliminate our product development or commercialization efforts.

        In the future, we may need to raise additional funds to execute our evolving business strategy. We have incurred losses from operations since inception and we may continue to incur additional operating losses. Our actual capital requirements will depend upon numerous factors, including:

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  the progress of our research and development programs;

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  the progress of preclinical studies, clinical and other testing or the need conduct additional trials, studies or other testing;

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  the time and cost involved in obtaining any regulatory approvals;

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  the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

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  the effect of competing technological and market developments;

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  the timing of our receipt, if any, of milestone payments and royalties under collaborative agreements;

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  the effect of changes and developments in, or termination of, our collaborative, license and other relationships;

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  the terms and timing of any additional collaborative, license and other arrangements that we may establish; and

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  our ability to commercialize or arrange for the commercialization of our product candidates.

        Our operating expenses for the nine months ended September 30, 2015 totaled $38.8 million, including non-cash compensation expense of $5.7 million related to stock options and other stock-based awards. For fiscal years 2012 through 2014, our average annual operating expenses (including average non-cash deferred compensation of $2.9 million) were $24.6 million. As of September 30, 2015, we had an aggregate of $37.0 million in cash and cash equivalents. We expect that our operating expenses for 2015 and 2016 will exceed the net level of our operating expenses in 2014. We believe that we will have sufficient cash reserves and cash flow to maintain our planned level of business activities, until the expected cash infusion concurrent with the consummation of the transactions. However, our anticipated cash flow includes continued receipt of royalty revenue from Horizon and AstraZeneca's sale of VIMOVO but does not include any additional milestone or royalty payments. In addition, our expenses might increase during that period beyond currently expected levels if we decide to, or any regulatory agency requires us to, conduct additional clinical trials, studies or investigations for any of our product candidates, including in connection with the agency's consideration, or reconsideration, of our regulatory filings for our product candidates. We are planning to commercialize our PA product candidates in the United States without a commercial partner and our expenses will increase relative to prior years as we move from a development company which licenses its product candidates to other companies towards a fully integrated, specialty pharmaceutical company. If our projected revenues decrease, we may need to raise additional capital.

        If our projected expenses increase for our product candidates currently in development, if we expand our studies for additional indications for our PA product candidates or new product candidates, of if we commercialize our product candidates ourselves then, as a result of these or other factors, we may need to raise additional capital.

        If the proposed business combination with Tribute is not consummated and such transactions and the Equity Financing and Debt Financing do not close, we will need to raise capital to commercialize YOSPRALA and to implement our plan to become a fully integrated, specialty pharmaceutical company. We may be unable to raise additional equity funds when we desire to do so due to unfavorable market conditions in our industry or generally, or due to other unforeseen developments in our business. Further, we may not be able to find sufficient debt or equity funding, if at all, on acceptable terms. If we cannot, we may need to delay, reduce or eliminate research and development programs and therefore may not be able to execute our business strategy. Further, to the extent that we obtain additional funding through collaboration and licensing arrangements, it may be necessary for us to give up valuable rights to our development programs or technologies or grant licenses on terms that may not be favorable to us.

        The sale by us of additional equity securities or the expectation that we will sell additional equity securities may have an adverse effect on the price of our common stock.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our research and development and commercialization efforts.

        We are highly dependent on the efforts of our key management and scientific personnel, especially Adrian Adams, our Chief Executive Officer, and Andrew I. Koven, our President and Chief Business Officer. If we should lose the services of Mr. Adams or Mr. Koven, or are unable to replace the services of our other key personnel who may leave the Company, or if we fail to recruit other key scientific and commercial personnel, we may be unable to achieve our business objectives. There is intense competition for qualified scientific and commercial personnel. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business. Furthermore, our future success may also depend in part on the continued service of our other key management personnel and our ability to recruit and retain additional personnel, as required by our business.

New and changing corporate governance and public disclosure requirements add uncertainty to our compliance policies and increase our costs of compliance.

        Changing laws, regulations and standards relating to accounting, corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, other SEC regulations, and the NASDAQ Global Market rules, are creating uncertainty for companies like ours. These laws, regulations and standards may lack specificity and are subject to varying interpretations. Their application in practice may evolve over time, as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs of compliance as a result of ongoing revisions to such corporate governance standards.

        In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our external auditors' audit of that assessment requires the commitment of significant financial and managerial resources. We consistently assess the adequacy of our internal controls over financial reporting, remediate any control deficiencies that may be identified, and validate through testing that our controls are functioning as documented. While we do not anticipate any material weaknesses, the inability of management to assess our internal controls over financial reporting as effective could result in adverse consequences to us, including, but not limited to, a loss of investor confidence in the reliability of our financial statements, which could cause the market price of our stock to decline. The existence of this or one or more other material weaknesses or significant deficiencies in our internal control over financial reporting could result in errors in our financial statements, and substantial costs and resources may be required to rectify any internal control deficiencies. Although we continually review and evaluate internal control systems to allow management to report on the sufficiency of our internal controls, we cannot assure you that we will not discover weaknesses in our internal control over financial reporting. Any such weakness or failure to remediate any existing material weakness could materially adversely affect our ability to comply with applicable financial reporting requirements and the requirements of our various agreements.

        We are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to comply with evolving laws, regulations and standards in this regard have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In addition, the laws, regulations and standards regarding corporate governance may make it more difficult for us to obtain director and officer liability insurance. Further, our board members, Chief Executive Officer, President and Chief Financial Officer could face an increased risk of personal liability in connection with their performance of duties. As a result, we may face difficulties attracting and retaining qualified board members and executive officers, which could harm our business. If we fail to comply with new or changed laws, regulations or standards of corporate governance, our business and reputation may be harmed.

Risks Related to Commercialization of our Product Candidates

We continue to evaluate the commercial opportunities for our current product candidates in connection with our development of a worldwide commercialization strategy. We expect to commercialize YOSPRALA ourselves in the United States and may pursue commercial opportunities for our future products ourselves. If we are unable to develop sales and marketing capabilities on our own, or through partner acquisition, we will not be able to fully exploit the commercial potential of our future products and the costs of pursuing such a strategy may have a material adverse impact on our results of operations.

        We continue to evaluate the commercial opportunities for our product candidates in connection with our development of a worldwide commercialization strategy. We decided to retain ownership of our PA product candidates through the clinical development and pre-commercialization stage and our former chief commercial officer developed the commercialization strategy for these products and conducted all the required pre-commercialization activities in the United States. On November 29, 2014, we executed a termination agreement with Sanofi US terminating the license agreement for PA. As of the termination date, all licenses granted to Sanofi US were terminated and all rights to the products licensed to Sanofi US under the agreement reverted to us. The termination agreement further provides for the transfer of specified commercial know-how developed by Sanofi US relating to the PA products to us and allows us, and any future collaborators, to use this know-how to commercialize the products. We are currently evaluating all strategic options available to us now that we have full ownership of the PA products. Our business and operations model is evolving. On June 1, 2015, our Board appointed Adrian Adams, as our new Chief Executive Officer and Andrew I. Koven, as our new President and Chief Business Officer, each of whom has experience creating, leading and expanding pharmaceutical companies with marketing and sales capabilities. If the proposed business combination with Tribute is approved by our stockholders and Tribute's shareholders and such transactions and the Equity Financing and Debt Financing are closed, we will become a specialty pharmaceutical company focused on cardiovascular and pain therapies with a diversified portfolio of marketed products and developmental stage product candidates in the United States and Canada. We plan to make significant expenditures to secure commercial resources to sell YOSPRALA and the Tribute products and to expand our marketing capabilities to support our anticipated growth. Any failure or extended delay in the expansion of our sales and marketing capabilities or inability to effectively operate in the marketplace alone or together with our partners could adversely impact our business. There can be no assurance that our sales and marketing efforts will generate significant revenues and costs of pursuing such a strategy may have a material adverse impact on our results of operations. Events or factors that may inhibit or hinder our commercialization efforts include:

  •
  developing our own commercial team or playing a role in the commercialization with a partner will be expensive and time-consuming and could result in high cash burn or reduced profitability;

  •
  failure to acquire sufficient or suitable personnel to establish, oversee, or implement our commercialization strategy;

  •
  failure to recruit, train, oversee and retain adequate numbers of effective sales and marketing personnel;

  •
  failure to develop a commercial strategy ourselves or together with partners that can effectively reach and persuade adequate numbers of physicians to prescribe our products;

  •
  our or our partners' inability to secure reimbursement at a reasonable price;

  •
  unforeseen costs and expenses associated with creating or acquiring and sustaining an independent commercial organization;

  •
  incurrence of costs in advance of anticipated revenues and subsequent failure to generate sufficient revenue to offset additional costs; and

  •
  our ability to fund our commercialization efforts alone or together with our partners on terms acceptable to us, if at all.

As we pursue commercialization of YOSPRALA and other opportunities for our future products ourselves, failure to comply with the laws governing the marketing and sale of such products may result in regulatory agencies taking action against us and/or our partners, which could significantly harm our business.

        We retained ownership of our PA product candidates through the clinical development and pre-commercialization stage and our chief commercial officer developed the commercialization strategy for these products and conducted pre-commercialization activities in the United States. We are currently evaluating all strategic options available to us now that we have full ownership of the PA products. Our business and operations model is evolving. On June 1, 2015, our Board appointed Adrian Adams as our new Chief Executive Officer and Andrew I. Koven as our new President and Chief Business Officer, each of whom has experience creating, leading and expanding pharmaceutical companies with marketing and sales capabilities. If the proposed business combination with Tribute is approved by our stockholders and Tribute's shareholders and such transactions and the Equity Financing and Debt Financing are closed, we will become a specialty pharmaceutical company focused on cardiovascular and pain therapies with a diversified portfolio of marketed products and developmental stage product candidates in the United States and Canada. As we pursue commercialization of YOSPRALA and other product candidates we will be subject to a large body of legal and regulatory requirements. In particular, there are many federal, state and local laws that we will need to comply with if we become engaged in the marketing, promoting, distribution and sale of pharmaceutical products. The FDA extensively regulates, among other things, promotions and advertising of prescription drugs. In addition, the marketing and sale of prescription drugs must comply with the Federal fraud and abuse laws, which are enforced by the Office of the Inspector General of the Division, or OIG, of the Department of Health and Human Services. These laws make it illegal for anyone to give or receive anything of value in exchange for a referral for a product or service that is paid for, in whole or in part, by any federal health program. The federal government can pursue fines and penalties under the Federal False Claims Act which makes it illegal to file, or induce or assist another person in filing, a fraudulent claim for payment to any governmental agency. Because, as part of our and/or our partners commercialization efforts, we or our partners may provide physicians with samples we will be required to comply with the Prescription Drug Marketing Act, or PDMA, which governs the distribution of prescription drug samples to healthcare practitioners. Among other things, the PDMA prohibits the sale, purchase or trade of prescription drug samples. It also sets out record keeping and other requirements for distributing samples to licensed healthcare providers.

        In addition, we will need to comply with the body of laws comprised of the Medicaid Rebate Program, the Veterans' Health Care Act of 1992 and the Deficit Reduction Act of 2005. This body of law governs product pricing for government reimbursement and sets forth detailed formulas for how we must calculate and report the pricing of our products so as to ensure that the federally funded programs will get the best price. Moreover, many states have enacted laws dealing with fraud and abuse, false claims, the distribution of prescription drug samples and gifts and the calculation of best price. These laws typically mirror the federal laws but in some cases, the state laws are more stringent than the federal laws and often differ from state to state, making compliance more difficult. We expect more states to enact similar laws, thus increasing the number and complexity of requirements with which we would need to comply.

        Compliance with this body of laws is complicated, time consuming and expensive. We cannot assure you that we will be in compliance with all potentially applicable laws and regulations. Even minor, inadvertent irregularities can potentially give rise to claims that the law has been violated. Failure to comply with all potentially applicable laws and regulations could lead to penalties such as the imposition of significant fines, debarment from participating in drug development and marketing and the exclusion from government-funded healthcare programs. The imposition of one or more of these penalties could adversely affect our revenues and our ability to conduct our business as planned.

        In addition, the Federal False Claims Act allows any person to bring suit alleging the false or fraudulent submission of claims for payment under federal programs and other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that companies like us may have to defend a false claim action. We could also become subject to similar false claims litigation under state statutes. If we are unsuccessful in defending any such action, such action may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Proposed Transactions

Because the initial opening price of Parent Shares that Pozen stockholders will receive in the merger is based in part on the value of Pozen common stock and Tribute common shares, which will fluctuate, Pozen stockholders cannot be sure of the value of the Parent Shares they may receive.

        Upon completion of the merger, each share of Pozen common stock will be converted into the right to receive from Parent one Parent Share. Because the number of Parent Shares being offered as merger consideration to Pozen stockholders is fixed and will not vary based on the market value of

Parent Shares, which will not be publicly traded until after the merger effective time, the market value of the consideration Pozen stockholders will receive in the merger will be based in part on the value of Pozen common stock and Tribute common shares at the time the transactions are completed. If the price of either Pozen common stock or Tribute common shares decline, Pozen stockholders could receive less value for their shares of Pozen common stock upon the completion of the merger than the value calculated on the date the merger agreement was announced, as of the date of the filing of the Form S-4 or as of the date of the Pozen special meeting. The market price of Pozen common stock and Tribute common shares will continue to fluctuate from the date of this prospectus through the date of the closing of the merger. Accordingly, at the time of the Pozen special meeting, Pozen stockholders will not know or be able to determine the market price of the Parent Shares they may receive upon completion of the merger. It is possible that, at the time of the closing of the transactions, the shares of Pozen common stock held by Pozen stockholders may have a greater market value than the Parent Shares for which they are exchanged. The market price of Tribute common shares on the date of the Pozen special meeting may not be indicative of the market price of Parent Shares that Pozen stockholders will receive upon completion of the merger. Stock price changes may result from a variety of factors that are beyond the companies' control, including general market and economic conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. In addition, the ongoing businesses of Pozen and/or Tribute may be adversely affected by actions taken by Pozen and/or Tribute in connection with the merger, including payment by the companies of certain costs relating to the merger, including certain legal, accounting, financing and financial and other advisory fees.

        See the section entitled "Comparative Per Share Market Price Data and Dividend Information" beginning on page 67 of this prospectus for the historical high and low closing prices of Pozen common stock and Tribute common shares for each quarter of the period 2012 through the fourth quarter of 2015.

The merger agreement is subject to conditions and could be terminated in accordance with its terms and the transactions contemplated thereby may not be completed.

        The merger agreement contains a number of conditions that must be satisfied or waived to complete the transactions contemplated thereby. Those conditions include, among others: receipt of the Pozen stockholder approval (as defined below), receipt of Tribute shareholder approval (as defined below), court approval of the transactions under the arrangement, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, absence of any law or order preventing or prohibiting completion of the transactions contemplated under the merger agreement and no governmental authority instituting any proceeding seeking to enjoin or prohibit the completion of the transactions contemplated under the merger agreement, effectiveness of the registration statement of which the Form S-4, is a part, approval of the Parent Shares to be issued in the transactions contemplated under the merger agreement for listing on NASDAQ and the TSX, the continued accuracy of the representations and warranties of both parties, subject to specified materiality standards, and the performance in all material respects by both parties of their covenants and agreements. If the transactions contemplated under the merger agreement are not completed by April 30, 2016, either Pozen or Tribute may choose not to proceed with the transactions and terminate the merger agreement. No assurance can be given that all of the conditions to the closing of the transactions contemplated under the merger agreement will be satisfied or, if they are, as to the timing of such satisfaction. In addition, Pozen or Tribute may elect to terminate the merger agreement in certain other circumstances, including, but not limited to, a tax termination event, and the parties can mutually decide to terminate the merger agreement at any time prior to the completion of the merger, before or after the Pozen stockholder approval or Tribute shareholder approval.

Obtaining required approvals necessary to satisfy the conditions to the completion of the transactions contemplated under the merger agreement may delay or prevent completion of such transactions. Parent may be subject to a post-closing review by regulatory authorities in respect of Canadian competition matters.

        The transactions contemplated under the merger agreement are subject to closing conditions, which include the expiration or termination of the waiting period under the HSR Act, if applicable, obtaining of the adoption of the merger agreement by affirmative vote or content of Pozen stockholders holding a majority of the Pozen common stock outstanding and entitled to vote (the "Pozen stockholder approval") as well as obtaining the affirmative vote of at least 66 2/3% of the votes cast on the arrangement resolution by Tribute shareholders present in person or represented by proxy at the Tribute meeting of shareholders (the "Tribute shareholder approval").

        Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, Pozen and Tribute may be required to submit notifications and certain documents and information to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and to observe a statutory waiting period, before completing the transactions. If notifications and submissions are required from Pozen and Tribute under the HSR Act, following those submissions the FTC or the Antitrust Division may open an investigation, issue a request for additional information and documentary materials, extend the statutory waiting period, or seek to prevent, delay, or otherwise restrain the completion of the transactions under the antitrust laws. No assurances can be given that the FTC or the Antitrust Division will not seek to take one or more of these steps. Similarly, no assurances can be given that the Pozen stockholders or Tribute shareholders will approve the transactions or that the other conditions to closing of the transactions will be satisfied. In the event Pozen's stockholders approve the merger, but Tribute's shareholders do not approve the arrangement, or if Pozen's stockholders do not vote to approve the issuance by Parent of Parent Shares pursuant to the Amended and Restated Subscription Agreement and the Second Amended and Restated Facility Agreement, the transactions will not close.

        Under the Competition Act (Canada) (the "Competition Act"), parties to transactions such as the transactions contemplated under the merger agreement may be required to submit notifications and certain documents and information to the Canadian Competition Bureau (the "Competition Bureau"), and to observe a statutory waiting period, before completing the proposed transactions if certain financial thresholds are satisfied. Pozen and Tribute have determined that no notifications or submissions are currently required under the Competition Act in respect of the transactions contemplated by the merger agreement. However, the Competition Bureau may elect to investigate the transactions before closing and for a period of up to one year after closing. If the Competition Bureau investigates the transactions and takes the position that pre-notification was required or that the transactions have had or are having or are likely to lessen or prevent competition substantially, the Competition Bureau may apply to the Competition Tribunal for an order preventing the closing of the transactions, or, after closing, an order requiring either divestiture of shares or assets or dissolution of the transactions. If such a post-closing investigation occurs, no assurances can be given that the Competition Bureau will agree with the conclusions of Pozen and Tribute or that the Competition Bureau will not seek to take one or more of these steps.

Pozen may waive one or more of the conditions to the transactions without resoliciting stockholder approval.

        Pozen may determine to waive, in whole or in part, one or more of the conditions to its obligations to complete the transactions, to the extent permitted by applicable law. Pozen will evaluate the materiality of any such waiver and its effect on its stockholders in light of the facts and circumstances at the time to determine whether any amendment of the Form S-4 and/or re-solicitation of proxies is required or warranted. In some cases, if the Pozen board of directors determines that such a waiver is warranted, but that such waiver or its effect on its stockholders is not sufficiently material to warrant re-solicitation of proxies, Pozen has the discretion to complete the transactions without seeking further stockholder approval. Any determination whether to waive any condition to the transactions or as to resoliciting stockholder approval or amending the Form S-4 as a result of a waiver will be made by Pozen at the time of such waiver based on the facts and circumstances as they exist at that time.

Certain changes in the U.S. federal tax laws on or before the closing date of the merger agreement could jeopardize the consummation of the transactions.

        Pozen and/or Tribute are permitted to terminate the merger agreement if, prior to the closing date, there is (i) a change in U.S. federal tax law (whether or not such change in law is yet effective) or any official interpretations thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than IRS news releases) (whether or not such change in official interpretation is yet effective) or (ii) a bill that would implement such a change that has been passed by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by the merger agreement, in the opinion of nationally recognized U.S. tax counsel, would have a material adverse effect, including causing Parent to be treated as a United States domestic corporation for United States federal income tax purposes, as further specified in the merger agreement.

Parent's status as a foreign corporation for U.S. federal tax purposes could be affected by IRS action or a change in U.S. tax law.

        Although Parent is incorporated in Canada, the IRS may assert that Parent should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Internal Revenue Code (the "Code"). A corporation generally is considered a tax resident in the jurisdiction of its organization or incorporation for U.S. federal income tax purposes. Because Parent is an entity incorporated in the Province of British Columbia, generally it would be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules. Section 7874 of the Code provides an exception pursuant to which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

        Under Section 7874 of the Code, Parent would be treated as a foreign corporation for U.S. federal income tax purposes if the former stockholders of Pozen own (within the meaning of Section 7874 of the Code) less than 80% (by both vote and value) of Parent Shares by reason of holding shares in Pozen (the "ownership test"). The Pozen stockholders are expected to own less than 80% (by both vote and value) of the Parent Shares after the transactions contemplated under the merger agreement by reason of their ownership of shares of Pozen common stock. As a result, under current law, Parent is expected to be treated as a foreign corporation for U.S. federal income tax purposes. However, there can be no assurance that the IRS will agree with the position that the ownership test is satisfied. There is limited guidance regarding the application of Section 7874 of the Code, including with respect to the provisions regarding the application of the ownership test. Pozen's obligation to complete the transactions is conditional upon its receipt of the Section 7874 opinion from DLA Piper LLP (US), counsel to the registrant ("DLA Piper"), dated as of the closing date of the merger agreement and subject to certain qualifications and limitations set forth therein, to the effect that Section 7874 of the Code existing regulations promulgated thereunder, and official interpretation thereof as set forth in published guidance should not apply in such a manner so as to cause Parent to be treated as a U.S. corporation for U.S. federal income tax purposes from and after the closing date. However, an opinion of tax counsel is not binding on the IRS or a court. Therefore, there can be no assurance that the IRS will not take a position contrary to DLA Piper's Section 7874 opinion or that a court will not agree with the IRS in the event of litigation.

The tax treatment of the merger to Pozen stockholders is uncertain and cannot be known until after the merger is completed.

        For U.S. federal income tax purposes, the merger is intended to qualify as a non-taxable "reorganization" in which (i) US Merger Sub will merge with and into Pozen with Pozen as the surviving corporation in the merger, and (ii) Pozen stockholders will exchange their Pozen common stock for Parent Shares in the exchange. Under current U.S. federal income tax law, it is uncertain whether U.S. stockholders of Pozen will be required to recognize gain or loss on the exchange. It is expected that U.S. holders (as defined under the section entitled "Certain U.S. Federal Income Tax Considerations" beginning on page 242 of this prospectus) of Pozen common stock will be required to recognize gain (but not loss) on the exchange. However, this result depends on whether the merger satisfies the Section 7874 ownership test. A final determination of the Section 7874 ownership test cannot be made until after the merger. If it is determined that the ownership test is not satisfied, such that Section 7874 and the regulations thereunder cause Parent to be treated as a U.S. corporation for U.S. federal income tax purposes from and after the closing date, U.S. holders would not recognize gain or loss on the exchange.

Failure to complete the transactions contemplated under the merger agreement could negatively impact the stock price and the future business and financial results of Pozen.

        If the transactions contemplated under the merger agreement are not completed, the ongoing business of Pozen may be materially and adversely affected and, without realizing any of the benefits of having completed the transactions, Pozen will be subject to a number of risks, including the following:

  •
  Pozen will be required to pay certain costs relating to the transactions, including legal, accounting, investment banking, filing, and other fees and mailing, financial printing and other expenses, whether or not the transactions contemplated under the merger agreement are completed, and Pozen may be required to pay Tribute a termination fee of up to $3.5 million in the event the merger agreement is terminated under certain conditions;

  •
  the current price of Pozen common stock may reflect a market assumption that the transactions contemplated under the merger agreement will occur, meaning that a failure to complete the transactions could result in a material decline in the price of Pozen common stock;

  •
  Pozen may experience negative reactions from its customers, regulators and employees;

  •
  the merger agreement places certain restrictions on the conduct of Pozen's business prior to completion of the transactions contemplated thereunder. Such restrictions, the non-compliance of which is subject to the consent of Tribute, may prevent Pozen from making certain acquisitions or taking certain other specified actions during the pendency of the transactions; and

  •
  matters relating to the transactions contemplated under the merger agreement (including integration planning) have required and will continue to require substantial commitments of time and resources by Pozen management, which could otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Pozen as an independent company.

        In addition to the above risks, Pozen may be required to pay to Tribute a termination fee, which may materially adversely affect Pozen's financial results. If the transactions contemplated under the merger agreement are not completed, these risks may materialize and may materially and adversely affect Pozen's business, financial results and share price.

The merger agreement contains provisions that restrict Pozen's ability to pursue alternatives to the transactions and, in specified circumstances, could require Pozen to pay Tribute a termination fee of up to $3.5 million.

        Under the merger agreement, Pozen is restricted, subject to certain exceptions, from initiating, soliciting, knowingly facilitating or knowingly encouraging, discussing or negotiating, or furnishing information with regard to, any inquiry, proposal or offer with respect to a Pozen acquisition proposal. Pozen may terminate the merger agreement in order to enter into an agreement with respect to a Pozen acquisition proposal that constitutes a Pozen superior proposal. If the Pozen board of directors (after consultation with Pozen's outside legal and financial advisors) determines in good faith that such Pozen acquisition proposal constitutes a Pozen superior proposal and the Pozen board of directors effects a Pozen change of recommendation, Tribute would be entitled to terminate the merger agreement. Under such circumstances, Pozen would be required to pay Tribute a termination fee equal to $3.5 million. Further, even if the Pozen board of directors withdraws or qualifies its recommendation with respect to the merger, it will still be required to submit the applicable matters to a vote at its meeting of stockholders. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Pozen from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to Pozen and its stockholders than the merger and the arrangement.

While the transactions are pending, Pozen and Tribute will be subject to business uncertainties that could adversely affect their businesses.

        Uncertainty about the effect of the transactions on employees, customers and suppliers may have an adverse effect on Pozen and Tribute. These uncertainties may impair Tribute's and Pozen's ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers, suppliers and others who deal with Pozen and Tribute to seek to change existing business relationships with Pozen and Tribute. Employee retention may be challenging during the pendency of the transactions, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the business of Pozen or Tribute, as the case may be, could be materially adversely affected. In addition, the merger agreement restricts Pozen and Tribute, from taking specified actions until the merger occurs, without the consent of the other party. These restrictions may prevent Pozen from pursuing attractive business opportunities that may arise prior to the completion of the transactions

Loss of key personnel could impair the integration of the two businesses, lead to loss of customers and a decline in revenues, adversely affect the progress of pipeline products or otherwise adversely affect the operations of Pozen and Tribute.

        The success of the combined company will depend, in part, upon its ability to retain key employees, especially during the integration phase of the businesses of Pozen and Tribute. Current and prospective employees of Pozen and Tribute might experience uncertainty about their future roles with the combined company following completion of the merger, which might materially and adversely affect Pozen's and Tribute's ability to retain key managers and other employees. In addition, competition for qualified personnel in the pharmaceutical industry is very intense. If Pozen or Tribute lose key personnel or the combined company is unable to attract, retain and motivate qualified individuals or the associated costs to the combined company increase significantly, the combined company's business could be materially and adversely affected.

Pozen directors and officers will have interests in the transactions different from or in addition to the interests of Pozen stockholders.

        Certain of the directors and executive officers of Pozen negotiated the terms of the merger agreement, and the Pozen board of directors recommended that Pozen stockholders vote for adoption of the merger agreement and approval of the transactions contemplated thereby. These directors and executive officers may have interests in the transactions that are different from, or in addition to, those of Pozen stockholders. These interests include, but are not limited to, the treatment in the merger of options to purchase shares of Pozen common stock, shares of Pozen common stock subject to vesting or other lapse restrictions pursuant to the Pozen stock option plan, other Pozen stock-based awards, bonus awards, and other rights held by Pozen directors and executive officers, and the indemnification of former Pozen directors and officers by Parent. Pozen stockholders should be aware of these interests when they consider the Pozen board of directors' recommendation that they vote for adoption of the merger agreement and approval of the transactions contemplated thereby.

        The Pozen board of directors was aware of these interests when it declared the advisability of the merger agreement, determined that it was fair to Pozen stockholders and recommended that Pozen stockholders vote for adoption of the merger agreement and approval of the transactions contemplated thereby.

Pozen stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Pozen stockholders currently have the right to vote in the election of the Pozen board of directors and on other matters affecting Pozen. Upon the completion of the merger, each Pozen stockholder that receives Parent Shares will become a shareholder of Parent, with a percentage ownership of Parent that is smaller than such stockholder's percentage ownership of Pozen. As of the date of the Form S-4, as filed on December 14, 2015 by Parent, the former stockholders of Pozen as a group will receive Parent Shares in the merger constituting approximately 64% of the outstanding Parent Shares immediately after the transactions contemplated under the merger agreement before giving effect to (i) any exercise of outstanding options and warrants, conversion of other convertible securities or the vesting and delivery of shares underlying RSUs of either company and (ii) the Parent Shares to be exchanged with new investors pursuant to the Equity Financing and Debt Financing. After giving effect to the transactions and the proposed Equity Financing and Debt Financing and assuming the maximum number of Parent Shares issued or issuable upon conversion of the Parent Convertible Notes, the former stockholders of Pozen as a group will hold Parent Shares constituting approximately 48% of the outstanding Parent Shares and the former shareholders of Tribute as a group will hold Parent Shares constituting approximately 26% of the outstanding Parent Shares. Because of this, Pozen stockholders will have less influence on the management and policies of Parent than they now have on the management and policies of Pozen. The relative ownership of Parent Shares by current Pozen stockholders and current Tribute shareholders referred to above is on an economic basis, and does not represent the analysis under Section 7874 of the Code, discussed throughout the Form S-4, as to whether, following the merger, former stockholders of Pozen will own less than 80% (by both vote and value) of Parent Shares.

Pozen and Tribute may fail to realize all of the anticipated benefits of the transactions or those benefits may take longer to realize than expected. The combined company may also encounter significant difficulties in integrating the two businesses.

        The ability of Parent to realize the anticipated benefits of the transactions contemplated under the merger agreement will depend, to a large extent, on the combined company's ability to integrate the businesses of Pozen and Tribute. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, Parent will be required to devote significant management attention and resources to integrating their business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full expected benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect the results of operations of the combined company.

        In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships and diversion of management's attention. The difficulties of combining the operations of the companies include, among others:

  •
  diversion of management's attention to integration matters;

  •
  difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination of the businesses of Pozen and Tribute;

  •
  difficulties in the integration of operations and systems;

  •
  conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

  •
  difficulties in the assimilation of employees;

  •
  difficulties in managing the expanded operations of a significantly larger and more complex company;

  •
  challenges in keeping existing customers and obtaining new customers;

  •
  potential unknown liabilities or larger liabilities than projected, adverse consequences and unforeseen increased expenses associated with the merger; and

  •
  coordinating a geographically dispersed organization.

        Many of these factors will be outside the control of Pozen, Tribute or Parent, and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of Pozen and Tribute are integrated successfully, the full benefits of the transactions may not be realized, including the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame, or at all. Additional unanticipated costs may be incurred in the integration of the businesses of Pozen and Tribute. All of these factors could cause dilution to the earnings per share of the combined company, decrease or delay the expected accretive effect of the transactions and negatively impact the price of Parent Shares following the transactions contemplated under the merger agreement. As a result, we cannot assure you that the combination of Pozen and Tribute will result in the realization of the full benefits anticipated from the transactions.

        The benefits described in the Form S-4, are also subject to a variety of other factors, many of which are beyond Pozen's and Tribute's ability to control, such as changes in the rate of economic growth in jurisdictions in which the combined company will do business, the financial performance of the combined business in various jurisdictions, currency exchange rate fluctuations, and significant changes in trade, monetary or fiscal policies, including changes in interest rates, and tax law of the jurisdictions in which the combined company will do business. The impact of these factors, individually and in the aggregate, is difficult to predict, in part because the occurrence of the events or circumstances described in such factors may be interrelated, and the impact to the combined company of the occurrence of any one of these events or circumstances could be compounded or, alternatively, reduced, offset, or more than offset, by the occurrence of one or more of the other events or circumstances described in such factors.

The opinions of Pozen's financial advisors do not reflect changes in circumstances between the signing of the original merger agreement and the completion of the merger.

        In connection with the execution of the original merger agreement, the Pozen board of directors received opinions of Guggenheim Securities and Deutsche Bank relating to the fairness of the exchange ratio of 0.1455 Parent Shares per Tribute common share (taking into account the merger), from a financial point of view, to Pozen stockholders (excluding Parent, Tribute and their respective affiliates).

        Pozen has not obtained updated opinions from Guggenheim Securities or Deutsche Bank (together, "Pozen's financial advisors") since the date of the original merger agreement and does not expect to receive updated opinions prior to the completion of the transactions. Changes in the operations and prospects of Pozen or Tribute, general market and economic conditions and other factors that may be beyond the control of Pozen or Tribute, and on which Pozen's financial advisors' opinions were based, may significantly alter the value of Parent, Pozen or Tribute or the prices of Parent Shares, Tribute common shares or shares of Pozen common stock by the time the transactions are completed. The opinions do not speak as of the time the transactions will be completed or as of any date, other than the date of such opinions. Because Pozen's financial advisors will not be updating their opinions, the opinions will not address the fairness of the exchange ratio at the time the merger is completed.

Plaintiffs' law firms could commence litigation against Pozen or Tribute and an adverse ruling in any such potential lawsuit could prevent the transactions from being completed.

        One or more plaintiffs' law firms, or other law firms, could initiate litigation against Pozen, Pozen's directors, Tribute, or Tribute's directors and may seek to enjoin the proposed merger on the grounds that the Pozen board of directors breached its fiduciary duties by approving a proposed transaction that purportedly does not reflect the true value of Pozen or on any other grounds. One of the conditions to the closing of the transactions is that no order (whether temporary, preliminary or permanent) shall be in effect that prevents or prohibits completion of the merger or the arrangement. As such, if any such potential litigation is commenced and the plaintiffs involved therein are successful in obtaining an injunction prohibiting us from completing the transactions, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected time frame.

Dividends paid by Parent to Non-Canadian residents will be subject to Canadian dividend withholding tax.

        Dividend withholding tax (currently at a rate of 25%) will arise in respect of dividends paid on Parent Shares to shareholders who are not residents of Canada. The rate of withholding is subject to reduction under the applicable provision of an applicable income tax convention. For example, for residents of the United States, the rate will generally be 15%.

Section 7874 of the Code likely will limit Pozen's ability to utilize certain U.S. tax attributes to offset certain U.S. taxable income, if any, generated by the transactions or certain specified transactions for a period of time following the transaction.

        Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code may limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes such as net operating losses to offset U.S. taxable income resulting from certain transactions. Based on the limited guidance available, Pozen currently expects that following the merger, this limitation will apply and, as a result, Pozen currently does not expect that it will be able to utilize certain U.S. tax attributes to offset U.S. taxable income, if any, resulting from certain specified taxable transactions.

Parent's tax position may be adversely affected by changes in tax law relating to multinational corporations, or increased scrutiny by tax authorities.

        Under current law, Parent is expected to be treated as a foreign corporation for U.S. federal tax purposes. However, changes to the rules in Section 7874 of the Code or the Treasury regulations promulgated thereunder could adversely affect Parent's status as a foreign corporation for U.S. federal tax purposes, and any such changes could have prospective or retroactive application. In addition, recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, and such legislation, if passed, could have an adverse effect on Parent.

        Moreover, the U.S. Congress, the Organisation for Economic Co-operation and Development and other government agencies in jurisdictions where Parent and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of "base erosion and profit shifting", where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the U.S. and other countries in which Parent and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Parent.

Factors That May Affect Aralez's Shareholders

The Pozen and Tribute stock prices have been volatile, which may result in significant losses to Aralez's shareholders.

        There has been significant volatility in the market prices of biotechnology companies' securities. Various factors and events may have a significant impact on the market price of Aralez's shareholders. These factors include:

  •
  fluctuations in our operating results and revenues generated by our marketed products, including those currently marketed by Tribute;

  •
  announcements of technological innovations, acquisitions or licensing of therapeutic products or product candidates by us or our competitors;

  •
  published reports by securities analysts;

  •
  positive or negative progress with our clinical trials or with regulatory approvals of our product candidates;

  •
  commercial success of VIMOVO and our other product candidates in the marketplace once approved;

  •
  our ability to successfully launch YOSPRALA, if and when approved;

  •
  governmental regulation, including reimbursement policies;

  •
  developments in patent or other proprietary rights;

  •
  developments in our relationships with collaborative partners;

  •
  announcements by our collaborative partners regarding our products or product candidates;

  •
  developments in new or pending litigation;

  •
  public concern as to the safety and efficacy of our products; and

  •
  general market conditions.

        The trading price of the Company's common stock has been, and could continue to be, subject to wide fluctuations in response to these factors, including the sale or attempted sale of a large amount of our common stock into the market. From October 16, 2000, when our common stock began trading on

The NASDAQ National Market (now known as The NASDAQ Global Market), through December 23, 2015, the high and low sales prices of our common stock ranged from $2.15 to $21.88. Broad market fluctuations may also adversely affect the market price of our common stock.

Sales of substantial amounts of our common stock in the public market by us or our largest stockholders could depress our stock price.

        We have not sold shares of common stock in a public offering since our initial public offering in October 2000. Accordingly, we have a relatively small number of shares that are traded in the market. Prior to the transactions and the Equity Financing and Debt Financing, approximately 9% of our outstanding shares are beneficially held by John Plachetka, our former Chairman, President and Chief Executive Officer. Additionally, we believe, based upon our review of public filings by certain stockholders and other publicly available information, an aggregate of approximately 25% of Pozen's outstanding shares are held by three other stockholders, with one stockholder beneficially owning greater than 10% of our outstanding shares. Following the transactions and the Equity Financing and Debt Financing, Deerfield Private Design and its affiliates will beneficially own approximately 9.985% of Aralez. Pursuant to the Second Amended and Restated Facility Agreement, except in certain limited circumstances, Deerfield Private Design and its affiliates may not acquire a number of Parent Shares which would exceed 9.985% of the total number of Parent Shares then issued (excluding treasury shares). Any sales of substantial amounts of our common stock in the public market, including sales or distributions of shares by our large stockholders, or the perception that such sales or distributions might occur, could harm the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. For example, our executive officers may sell shares pursuant to Rule 10b5-1 trading plans. Further, stockholders' ownership will be diluted if we raise additional capital by issuing equity securities, and will be the case if the merger with Tribute is approved by our shareholders and the proposed equity and debt financing closes.

Anti-takeover provisions in Parent's Articles and under Canadian Law could prevent or delay transactions that its shareholders may favor and may prevent shareholders from changing the direction of Parent's business or management.

        Provisions of Parent's Articles may discourage, delay or prevent a merger or acquisition that Parent's shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares, and may also frustrate or prevent any attempt by shareholders to change the direction or management of Parent. For example, these provisions:

  •
  authorize the issuance of "blank check" preferred shares without any need for action by shareholders;

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  require a 75% majority of shareholder votes cast in favor of a resolution to remove a director;

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  require a 66 2/3% majority of shareholder votes cast in favor of a resolution to effect various amendments to the Parent Articles;

  •
  require that (i) in the case of shareholder action by written consent, a matter that would normally require an ordinary resolution shall require written consent by shareholders representing at least 66 2/3% of the votes entitled to be cast in favor of such resolution, and (ii) in the case of any other resolution of the shareholders the written consent of shareholders representing 100% of the votes entitled to be cast in favor of such resolution; and

  •
  establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

Any transaction in which a third party seeks to acquire voting securities or equity securities of Aralez that would result in the acquiror holding greater than 20% of the securities of that class may be governed by Multilateral Instrument 62-104—Take-Over Bids and Issuer Bids (the "Takeover Bid Rule") promulgated by the Canadian Securities Administrators. The "General Principles" of the Takeover Bid Rules and certain important aspects of the Takeover Bid Rules are described more fully in the section entitled "Description of Share Capital" on page 210.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation and these differences may make our common shares less attractive to investors.

        Aralez is incorporated under the laws of the Province of British Columbia, Canada, and therefore certain of the rights of holders of its shares are governed by Canadian law, including the provisions of the Business Corporations Act (British Columbia) (the "BCBCA"), and by its Notice of Articles and Articles. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations and these differences may make Aralez's common shares less attractive to investors. The principal differences are described in the section entitled "Description of Share Capital" on page 210.

Parent does not expect to pay dividends for the foreseeable future, and you must rely on increases in the trading price of the Parent Shares for returns on your investment.

        Parent has never paid cash dividends on Parent Shares and does not expect to pay dividends in the immediate future. Parent anticipates that it will retain all earnings, if any, to support its operations. Any future determination as to the payment of dividends will, subject to Canadian legal requirements, be at the sole discretion of Parent's board of directors and will depend on Parent's financial condition, results of operations, capital requirements and other factors Parent's board of directors deems relevant. Holders of Parent Shares must rely on increases in the trading price of their shares for returns on their investment in the foreseeable future. In addition, the Second Amended and Restated Facility Agreement prohibits Parent from making any cash dividend or distributing any of its assets, including its intangibles, to any of its shareholders in such capacity or its affiliates, subject to certain exceptions. The Second Amended and Restated Facility Agreement also includes restrictions on Parent from incurring liens and undertaking indebtedness, subject to certain exceptions, which limitations may further impact the ability of Parent to pay any future dividends.

Risk Factors Related to the Tribute Business

If Tribute loses its license from any licensors, Tribute may be unable to continue a substantial part of its business.

        Tribute has licensed certain assets, including certain intellectual property, marketing authorizations and related data, and medical commercial and technical information, used in a substantial part of Tribute's business. Such license agreement, may be terminated by the licensor if Tribute is in breach of its obligations under, or fails to perform any terms of, the agreement and fails to cure that breach. If such license agreements is terminated, then Tribute may lose its rights to utilize the intellectual property and other assets covered by that agreement to manufacture, market, promote, distribute and sell the licensed products, which may prevent Tribute from continuing a substantial part of its business and may result in a material and serious adverse effect on Tribute's financial condition, results of operations and any prospects for growth.

Tribute's failure to successfully discover, acquire, license or develop and market additional product candidates or approved products would impair Tribute's ability to grow.

        As part of Tribute's growth strategy, it intends to acquire, license or develop and market additional products and product candidates. Tribute is pursuing various therapeutic opportunities through its pipeline. The product candidates to which Tribute allocates its resources may not end up being successful. In addition, because Tribute's internal research capabilities are limited, it may depend upon pharmaceutical and biotechnology and other researchers to sell or license products or technology to it. The success of this strategy depends partly upon Tribute's ability to identify, select, discover, license and/or acquire promising pharmaceutical product candidates and products for Canada and elsewhere. Failure of this strategy would impair Tribute's ability to grow.

        The process of proposing, negotiating and implementing a license or acquisition of a product candidate or approved product is lengthy and complex. Other companies, including some with substantially greater financial, marketing and sales resources, may compete with Tribute for the license or acquisition of product candidates and approved products. Tribute may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or Tribute may fail to realize the anticipated benefits of such efforts. Tribute may not be able to acquire the rights to additional product candidates on terms that Tribute finds acceptable, or at all.

        In addition, future acquisitions may entail numerous operational and financial risks, including:

  •
  exposure to unknown liabilities;

  •
  disruption of Tribute's business and diversion of management's time and attention to develop acquired products or technologies;

  •
  incurrence of substantial debt, dilutive issuances of securities or depletion of cash to pay for acquisitions;

  •
  higher than expected acquisition and integration costs;

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  difficulty in combining the operations and personnel of any acquired businesses with Tribute's operations and personnel;

  •
  increased amortization expenses;

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  impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

  •
  inability to motivate key employees of any acquired businesses.

        Further, any product candidate that Tribute acquires may require additional development efforts prior to commercial sale, including extensive clinical testing and approval by applicable regulatory authorities. All product candidates are prone to risks of failure typical of pharmaceutical product development, including the possibility that a product candidate will not be shown to be sufficiently safe and effective for approval by applicable regulatory authorities.

Tribute may not be able to compete with treatments now being developed and marketed, or which may be developed and marketed in the future by other companies.

        Tribute's products and licensed products will compete with existing and new therapies and treatments and numerous pharmaceutical and biotechnology companies, hospitals, research organizations, individual scientists and nonprofit organizations are engaged in the development of alternatives to Tribute's technologies and products. Some of these companies have greater research and development capabilities, experience, manufacturing, marketing, financial and managerial resources than does Tribute. Collaborations or mergers between large pharmaceutical or biotechnology companies with competing drugs and technologies could enhance Tribute's competitors' financial, marketing and other resources. Developments by other drug companies could make Tribute's products or technologies uncompetitive or obsolete. Accordingly, Tribute's competitors may succeed in developing competing drugs or technologies, obtaining regulatory approval for products or gaining market acceptance more rapidly than Tribute can.

If government programs and insurance companies do not agree to pay for or reimburse patients for Tribute's pharmaceutical products and licensed products, Tribute's success will be impacted.

        Sales of Tribute's products and licensed products will depend in part on the availability of reimbursement by third-party payers such as government health administration authorities, private health insurers and other organizations. Third-party payers often challenge the price and cost-effectiveness of medical products and services. Governmental approval of health care products does not guarantee that these third-party payers will pay, or pay in full, for the products. Legislation and regulations affecting the pricing of pharmaceuticals may change before Tribute's products or licensed products are approved for marketing and any such changes could further limit reimbursement. The availability and amount of such reimbursement could adversely affect Tribute's results of operations and financial condition.

Tribute and its partners are subject to extensive Canadian, U.S. and foreign government regulation, including the requirement of approval before products may be manufactured or marketed.

        Tribute, its present and future collaboration partners, and the drug product candidates developed by, or licensed to, Tribute or in collaboration with partners are subject to extensive regulation by governmental authorities in Canada, the U.S. and other countries. Failure to comply with applicable requirements could result in, among other things, any of the following actions: warning letters, fines and other civil penalties, unanticipated expenditures, delays in approving or refusal to approve a product candidate, product recall or seizure, interruption of manufacturing or clinical trials, operating restrictions, injunctions and criminal prosecution.

        The product candidates of Tribute and its partners cannot be marketed in Canada, the U.S. or any other jurisdiction without regulatory approval from a regulatory authority such as Health Canada or the FDA ("Regulatory Authority"). Obtaining regulatory approval from a Regulatory Authority requires substantial time, effort, and financial resources, and may be subject to both expected and unforeseen delays, including, without limitation, citizen's petitions or other filings with the Regulatory Authority, and there can be no assurance that any approval will be granted on a timely basis, if at all, or that delays will be resolved favorably or in a timely manner by any Regulatory Authority. If Tribute's or its partners' product candidates are not approved in a timely fashion, or are not approved at all, Tribute's business and financial condition may be adversely affected.

        In addition, both before and after regulatory approval, Tribute, its collaboration partners and its product candidates are subject to numerous requirements by Regulatory Authorities covering, among other things, testing, manufacturing, quality control, labeling, advertising, promotion, distribution and export. These requirements may change and additional government regulations may be promulgated that could affect Tribute, its collaboration partners or its product candidates. Tribute cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in Canada, the U.S. or abroad.

        Such laws and regulations could hinder or prevent Tribute from successfully developing and commercializing Bezalip® SR (bezafibrate) for the United States market pursuant to its exclusive license, or any other product candidates. Tribute could fail to successfully obtain the required approvals for its two currently unmarketed products, including bilastine, which is pending registration from Health Canada and MycoVaTM, which has not been filed with Health Canada. There can be no assurance that neither Tribute nor any of its partners will be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon Tribute's business.

Even if regulatory approvals are obtained for Tribute's products and licensed products, such products will be subject to ongoing regulatory review. If Tribute or a partner fails to comply with continuing Canadian, U.S. and foreign regulations, the approvals to market Tribute's products and licensed products could be lost and Tribute's business would be materially adversely affected.

        Following any initial Health Canada, FDA or foreign regulatory approval of any drugs Tribute or a partner may develop, such drugs, will continue to be subject to regulatory review, including the review of adverse drug experiences, safety reports and clinical results that are reported after such drugs are made available to patients. This would include results from any post marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities used to make any drug candidates will also be subject to periodic review and inspection by regulatory authorities, including Health Canada and/or the FDA. The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer or facility, including withdrawal of the drug from the market. Marketing, advertising and labeling also will be subject to regulatory requirements and continuing regulatory review. The failure to comply with applicable continuing regulatory requirements may result in fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.

Materials necessary to manufacture Tribute's products and licensed products may not be available on commercially reasonable terms, or at all, which may result in reduced revenues due to product shortages.

        Tribute relies on third-party manufacturers to manufacture its products and licensed products. Most of Tribute's third-party suppliers purchase, on its behalf, the materials necessary to produce the finished, final product for sale including the active pharmaceutical ingredients and other such materials necessary to produce finished, saleable products for the commercial distribution of Tribute's products and licensed products. In the event that suppliers of a product, ingredient or any materials Tribute needs to manufacture or package its products or licensed products are not available or not for sale at the time Tribute needs such ingredient or material in order to meet Tribute's required delivery schedule or on commercially reasonable terms, then Tribute could be at risk of a product shortage or stock-out. Tribute relies on its suppliers in many cases to ensure the adequate supply of ingredients, APIs and packaging material and for the timely delivery of orders placed by Tribute. Should Tribute experience a shortage in supply of a product, licensed product, or API, any material sales of such product or licensed product could be harmed or reduced and Tribute's ability to generate revenues from such product or licensed product may be impaired.

Tribute's product candidates, products and licensed products may not gain acceptance or continued acceptance among physicians, patients and the medical community, thereby limiting Tribute's potential to generate revenues.

        The degree of market acceptance or continued market acceptance of Tribute's product candidates (if approved for commercial sale by a Regulatory Authority), products or licensed products by physicians, healthcare professionals and third-party payers, and Tribute's profitability and growth, will depend on a number of factors, including:

  •
  demonstration of efficacy;

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  changes in the practice guidelines and the standard of care for the targeted indication;

  •
  relative convenience and ease of administration;

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  the prevalence and severity of any adverse side effects;

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  budget impact of adoption of Tribute's product or licensed product on relevant drug formularies and the availability, cost and potential advantages of alternative treatments, including less expensive generic drugs;

  •
  pricing and cost effectiveness, which may be subject to regulatory control;

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  effectiveness of Tribute's or any of its partners' sales and marketing strategies;

  •
  the final product labeling or product insert required by Regulatory Authorities; and

  •
  the availability of adequate third-party insurance coverage or reimbursement.

If any product candidate or product that Tribute acquires, licenses or develops does not provide a treatment regimen that is as beneficial as, or is perceived as being as beneficial as, the current standard of care or otherwise does not provide patient benefit, that product candidate (if approved for commercial sale by a Regulatory Authority), product or licensed product likely will not achieve market acceptance or continued market acceptance. Tribute's ability to effectively promote and sell any approved products will also depend on pricing and cost-effectiveness, including Tribute's ability to produce a product at a competitive price and Tribute's ability to obtain sufficient third-party coverage or reimbursement. If any product candidate, product or licensed product is approved but does not achieve an adequate level of acceptance, or continued acceptance, by physicians, patients and third-party payers, Tribute's ability to generate revenues from that product or licensed product would be substantially reduced. In addition, Tribute's efforts to educate the medical community and third-party payers on the benefits of Tribute's product candidates, products or licensed products may require significant resources, may be constrained by Regulatory Authority rules and policies on product promotion and may never be successful.

Guidelines and recommendations published by various organizations can impact the use of Tribute's products and licensed products.

        Government agencies promulgate regulations and guidelines directly applicable to Tribute and to its products and licensed products. In addition, professional societies, practice management groups, private health and science foundations and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the health care and patient communities. Recommendations of government agencies or these other groups or organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines suggesting the reduced use of Tribute's products or licensed products or the use of competitive or alternative products that are followed by patients and health care providers could result in decreased use of Tribute's products and licensed products.

Tribute has limited manufacturing experience or resources, and Tribute must incur significant costs to develop this expertise or rely on third parties to manufacture Tribute's products and licensed products.

        Tribute relies on several contract manufacturers for Tribute's supply of products and licensed products. There are risks inherent in pharmaceutical manufacturing that could affect the ability of Tribute's contract manufacturers to meet Tribute's delivery time requirements or provide adequate amounts of material to meet Tribute's needs. Included in these risks are synthesis and purification failures and contamination during the manufacturing process, which could result in unusable product and cause delays in Tribute's development process, as well as additional expense to Tribute. To fulfill Tribute's requirements, if any, Tribute may also need to secure alternative suppliers for Tribute's products or licensed products. In addition to the manufacture of certain of Tribute's products and licensed products, Tribute may have additional manufacturing requirements related to the technology required for any of Tribute's products or licensed products. In some cases, the delivery technology Tribute utilizes is highly specialized or proprietary, and for technical and legal reasons, Tribute may have access to only one or a limited number of potential manufacturers for such delivery technology. Failure by these manufacturers to properly formulate Tribute's products or licensed products for delivery could also result in unusable product and cause delays in Tribute's discovery and development process, as well as additional expense to Tribute.

        The manufacturing process for any products based on Tribute's technologies that Tribute or its partners may develop is subject to regulatory approvals from Regulatory Authorities and compliance with ongoing regulatory requirements, and together with Tribute's partners Tribute needs to contract with manufacturers who can meet all applicable regulatory guidelines and requirements. In addition, if Tribute receives the necessary regulatory approval for any product candidate, it also expects to rely on third parties, including its commercial partners, to produce materials required for commercial supply. Tribute may experience difficulty in obtaining adequate manufacturing capacity for its needs. If Tribute is unable to obtain or maintain contract manufacturing for its product candidates, products or licensed products, or to do so on commercially reasonable terms, Tribute may not be able to successfully develop and commercialize its products or licensed products.

        To the extent that Tribute enters into manufacturing arrangements with third parties, Tribute will depend on these third parties to perform its obligations in a timely manner and consistent with regulatory requirements, including those related to quality control and quality assurance. The failure of a third-party manufacturer to perform its obligations as expected could adversely affect Tribute's business in a number of ways, including:

  •
  Tribute may not be able to initiate or continue pre-clinical and clinical trials of products or licensed products that are under development;

  •
  Tribute may be delayed in submitting regulatory applications, or receiving regulatory approvals, for Tribute's product candidates;

  •
  Tribute may lose the cooperation of Tribute's partners;

  •
  Tribute's products or licensed products could be the subject of inspections by Regulatory Authorities;

  •
  Tribute may be required to cease distribution or recall some or all batches of Tribute's products or licensed products; and

  •
  Tribute potentially may be unable to meet commercial demands for Tribute's products or licensed products.

        If a third-party manufacturer with whom Tribute contracts fails to perform its obligations, Tribute may be forced to manufacture the materials itself, for which Tribute may not have the capabilities or resources, or enter into an agreement with a different third-party manufacturer, which Tribute may not be able to do on reasonable terms, if at all or within acceptable timelines. In some cases, the technical skills required to manufacture Tribute's product or licensed product may be unique to the original manufacturer and Tribute may have difficulty transferring such skills to a back-up or alternate supplier, or Tribute may be unable to transfer such skills. In addition, if Tribute is required to change manufacturers for any reason, Tribute will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect Tribute's ability to develop product candidates in a timely manner or within budget. Furthermore, a manufacturer may possess technology related to the manufacture of Tribute's product candidate that such manufacturer owns independently. This would increase Tribute's reliance on such manufacturer or require Tribute to obtain a license from such manufacturer in order to have another third party manufacture Tribute's products or licensed products.

Tribute's products and licensed products may become obsolete.

        The pharmaceutical industry is characterized by rapidly changing markets, technology, emerging industry standards and frequent introduction of new products. The introduction of new products embodying new technologies, including new manufacturing processes and the emergence of new industry standards may render Tribute's products and licensed products obsolete, less competitive or less marketable. The process of developing Tribute's products and licensed products is extremely complex and requires significant continuing development efforts and third party commitments. Tribute's failure to develop new products and the obsolescence of existing products could adversely affect Tribute's business.

        Tribute may be unable to anticipate changes in Tribute's potential customer requirements that could make Tribute's existing products and licensed products obsolete. Tribute's success will depend, in part, on its ability to continue to enhance Tribute's existing products, develop new products that address the increasing sophistication and varied needs of the market, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of Tribute's products and licensed products entails significant technical and business risks. Tribute may not be successful in adapting to evolving customer or medical requirements or preferences or emerging industry standards.

Tribute faces competition in its markets from a number of large and small companies, some of which have greater financial, research and development, production and other resources than Tribute has.

        Tribute's products and licensed products face competition from products which may be used as an alternative or substitute therefor. In addition, Tribute competes with several large companies in the healthcare industry. To the extent these companies, or new entrants into the market, offer comparable products at lower or similar prices, Tribute's business could be adversely affected. Tribute's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive performance characteristics. There can be no assurance that Tribute will have sufficient resources to maintain Tribute's current competitive position.

Tribute uses certain intellectual property that it licenses from third parties. If Tribute does not comply with those licenses, Tribute could lose its rights under them.

        Tribute relies, in part, on licenses to use certain intellectual property that is important to Tribute's business, and Tribute does not own the patents or other intellectual property that underlies those licenses. Tribute's rights to use the products and technologies claimed in the licensed patents are subject to Tribute abiding by the terms of those licenses and the licensors not terminating them. Tribute believes it is currently in material compliance with all requirements of those licenses. In certain cases, Tribute does not control the filing, prosecution or maintenance of the patent rights to which Tribute holds licenses and may rely upon Tribute's licensors to prosecute infringement of those rights. The scope of Tribute's rights under its licenses may be subject to dispute by its licensors or third parties.

It is difficult and costly to protect Tribute's proprietary rights, and Tribute may not be able to ensure their protection.

        Tribute's commercial success depends in part on obtaining and maintaining patent protection and trade secret protection of its products and licensed products, and the methods used to manufacture them, as well as successfully defending Tribute's patents and licensed patents against third-party challenges. Tribute will only be able to protect its products from unauthorized making, using, selling, offer to sell or importation by third parties to the extent that Tribute or its licensors have rights under valid and enforceable patents or trade secrets that cover these activities.

        As of the date of this prospectus, Tribute has five issued U.S. patents, two Canadian patents and a patent in each of Australia, China, the European Community and Japan. Additionally, as of the date of this prospectus Tribute has two pending foreign patent applications covering high dose patents. Some of Tribute's patents, however, will expire as early as May 15, 2017.

        The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in pharmaceuticals and biotechnology patents has emerged to date in Canada and the United States. The pharmaceutical and biotechnology patent situation outside of Canada and the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in Canada and the United States and other countries may diminish the value of Tribute's intellectual property. Accordingly, Tribute cannot predict the breadth of claims that may be allowed or enforced in Tribute's patents and licensed patents or in third-party patents.

        Issued patents and patents issuing from pending applications may be challenged, invalidated or circumvented. Moreover, the United States Leahy-Smith America Invents Act, enacted in September 2011, brought significant changes to the U.S. patent system, which include a change to a "first to file" system from a "first to invent" system and changes to the procedures for challenging issued patents and disputing patent applications during the examination process, among other things. The effects of these changes on Tribute's patent portfolio and business have yet to be determined, as the final substantive provisions of the America Invents Act took effect on March 16, 2013. The United States Patent and Trademark Office (the "USPTO") only recently finalized the rules relating to these changes and the courts have yet to address the new provisions. These changes could increase the costs and uncertainties surrounding the prosecution of Tribute's patent applications and the enforcement or defense of its patent rights. Additional uncertainty may result from legal precedent handed down by the United States Court of Appeals for the Federal Circuit and United States Supreme Court as they determine legal issues concerning the scope and construction of patent claims and inconsistent interpretation of patent laws by the lower courts. Accordingly, Tribute cannot ensure that any of its pending patent applications will result in issued patents, or even if issued, predict the breadth of the claims upheld in its and other companies' patents. Given that the degree of future protection for Tribute's proprietary rights is uncertain, Tribute cannot ensure that it was the first to invent the inventions covered by its pending patent applications, it was the first to file patent applications for these inventions, the patents it has obtained are valid and enforceable, and any proprietary products or technologies it develops will be patentable.

        In addition, unauthorized parties may attempt to copy or otherwise obtain and use Tribute's products or technology. Monitoring unauthorized use of Tribute's intellectual property is difficult, and Tribute cannot be certain that the steps it has taken will prevent unauthorized use of its products or technologies, particularly in certain foreign countries where the local laws may not protect Tribute's proprietary rights as fully as in the United States. Moreover, third parties could use or practice Tribute's products or technologies in territories where Tribute does not have patent protection. Such third parties may then try to import into the United States or other territories products, or information leading to potentially competing products, made using Tribute's products or technologies in countries where Tribute does not have patent protection for those products or technologies. If competitors are able to use Tribute's products or technologies, Tribute's ability to compete effectively could be harmed. Moreover, others may independently develop and obtain patents for products or technologies that are similar to or superior to Tribute's products or technologies. If that happens, Tribute may need to license these products or technologies, and it may not be able to obtain licenses on reasonable terms, if at all, which could harm Tribute's business.

        The degree of future protection for Tribute's proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect Tribute's rights or permit it to gain or keep its competitive advantage. For example:

  •
  others may be able to make compounds that are competitive with Tribute's product candidates but that are not covered by the claims of Tribute's patents;

  •
  Tribute might not have been the first to make the inventions covered by Tribute's pending patent applications;

  •
  Tribute might not have been the first to file patent applications for these inventions;

  •
  others may independently develop similar or alternative technologies or duplicate any of Tribute's technologies;

  •
  it is possible that Tribute's pending patent applications will not result in issued patents;

  •
  Tribute may not develop additional proprietary technologies that are patentable; or

  •
  the patents of others may have an adverse effect on Tribute's business.

        Tribute also may rely on trade secrets to protect its technology, especially where Tribute does not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While Tribute uses reasonable efforts to protect its trade secrets, Tribute's employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose Tribute's information to competitors. Enforcing a claim that a third party illegally obtained and is using Tribute's trade secrets, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside of Canada and the United States are sometimes less willing to protect trade secrets. Moreover, Tribute's competitors may independently develop equivalent knowledge, methods and know-how.

Tribute may incur substantial costs as a result of litigation or other proceedings relating to enforcing its patent and other intellectual property rights, including its licensed intellectual property rights, and Tribute may be unable to protect Tribute's rights to, or to use, its technology or products.

        If Tribute chooses to litigate against someone else from using the inventions claimed in Tribute's patents or licensed patents, that individual or company has the right to ask the court to rule that these patents or licensed patents are invalid and/or should not be enforced against that third party. Proving patent infringement may be difficult, especially where it is possible to manufacture a product by multiple processes. Although Tribute believes that it has conducted its patent prosecution in accordance with the duty of candor and in good faith, the outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. These lawsuits are expensive and would consume time and other resources even if Tribute were successful in stopping the infringement of these patents. In addition, there is a risk that the court will decide that Tribute's patents or licensed patents are not valid and that Tribute does not have the right to stop the other party from using the inventions. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, Tribute would not be able to exclude others from practicing the inventions claimed therein. Such a loss of patent protection could have a material adverse impact on Tribute's business. There is also the risk that, even if the validity of Tribute's patents or licensed patents is upheld, the court will refuse to stop the other party on the ground that such other party's activities do not infringe Tribute's rights to these patents. Even if Tribute's patent rights are found to be valid and enforceable, patent claims that survive litigation may not cover commercially valuable products or prevent competitors from importing or marketing products similar to Tribute's products or licensed products, or using manufacturing processes or manufacturing components similar to those used to produce Tribute's products or licensed products.

        Although Tribute believes that it, or its licensors, as applicable, has or have obtained assignments of patent rights from all inventors, if an inventor did not adequately assign their patent rights to Tribute, or Tribute's licensors, as applicable, a third party could obtain a license to the patent from such inventor. This could preclude Tribute from enforcing its patent or licensed patent against such third party.

        Because some patent applications in Canada and the United States may be maintained in secrecy until the patents are issued, patent applications in Canada and the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries, Tribute cannot be certain that others have not filed patent applications for technology or products covered by its issued or licensed patents or its pending applications or that Tribute (or its licensor(s), as applicable) was the first to invent the technology or products. Tribute's competitors may have filed, and may in the future file, patent applications covering technology or products similar to Tribute's. Some of Tribute's competitors may be able to sustain the costs of complex patent litigation more effectively than Tribute can because they have substantially greater resources. Any such patent application may have priority over Tribute's patent applications and could further require it to obtain rights to issued patents covering such technologies or products. If another party has filed a United States patent application on inventions similar to Tribute's, Tribute may have to participate in an interference proceeding declared by the USPTO, to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of Tribute's United States patent position with respect to such inventions.

Litigation or other proceedings or third-party claims of intellectual property infringement could require Tribute to spend significant time and money and could prevent Tribute from commercializing its products or technologies or impact Tribute's stock price.

        Tribute's commercial success also depends in part on not infringing patents and proprietary rights of third parties, and not breaching any licenses or other agreements that it has entered into with regard to its technologies, products and business. Tribute cannot ensure that patents have not been issued to third parties that could block Tribute's or its partners' ability to obtain patents or to operate as Tribute would like. There may be patents in some countries that, if valid, may block Tribute's ability to make, use or sell its products or licensed products in those countries, or import its products or licensed products into those countries, if Tribute is unsuccessful in circumventing or acquiring the rights to these patents. There also may be claims in patent applications filed in some countries that, if granted and valid, also may block Tribute's ability to commercialize products or processes in these countries if Tribute is unable to circumvent or license them.

        The pharmaceutical and biotechnology industries are characterized by frequent and extensive litigation regarding patents and other intellectual property rights. Many companies have employed intellectual property litigation as a way to gain a competitive advantage. Tribute's involvement in litigation, interferences, opposition proceedings or other intellectual property proceedings inside and outside of the United States, to defend its intellectual property rights, and licensed intellectual property rights, or as a result of alleged infringement of the rights of others, may divert management time from focusing on business operations and could cause Tribute to spend significant amounts of money. Some of Tribute's competitors may have significantly greater resources and, therefore, they are likely to be better able to sustain the cost of complex patent or intellectual property litigation than could Tribute. The uncertainties associated with litigation could have a material adverse effect on Tribute's ability to raise the funds necessary to continue its business or to enter into additional collaborations with others. Furthermore, any potential intellectual property litigation also could force Tribute or its partners to do one or more of the following:

  •
  stop selling, incorporating or using products that use the intellectual property at issue;

  •
  obtain from the third party asserting its intellectual property rights a license to sell or use the relevant technology or product, which license may not be available on reasonable terms, if at all; or

  •
  redesign those products or processes that use any allegedly infringing technology, or relocate the operations relating to the allegedly infringing technology to another jurisdiction, which may result in significant cost or delay to Tribute, or which could be technically infeasible.

        A third party may claim that Tribute is using inventions covered by the third party's patent rights and may go to court to stop Tribute from engaging in its normal operations and activities, including making or selling Tribute's product candidates or licensed products. These lawsuits are costly and could affect Tribute's results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that Tribute is infringing the third party's patents and would order Tribute to stop the activities covered by the patents or licensed patents. In addition, there is a risk that a court will order Tribute to pay the other party damages for having violated the other party's patents. The pharmaceutical industry has produced a proliferation of patents, and it is not always clear to industry participants, including Tribute, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If Tribute is sued for patent infringement, Tribute would need to demonstrate that its products or licensed products, as applicable, or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and Tribute may not be able to do this. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Tribute may not be able to enforce its intellectual property rights throughout the world.

        The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States and Canada. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection. This could make it difficult for Tribute to stop the infringement of its patents and licensed patents or misappropriation of its other intellectual property rights. Proceedings to enforce Tribute's patent rights in foreign jurisdictions could result in substantial costs and divert Tribute's efforts and attention from other aspects of its business. Accordingly, Tribute's efforts to protect its intellectual property rights in such countries may be inadequate.

If Tribute's products or technologies are stolen, misappropriated or reverse engineered, others could use Tribute's products or licensed products to produce competing products or technologies.

        Third parties, including Tribute's partners, contract manufacturers, contractors and others involved in Tribute's business often have access to Tribute's products, licensed products, and technologies. If Tribute's products, licensed products or technologies were stolen, misappropriated or reverse engineered, they could be used by other parties that may be able to reproduce Tribute's products, licensed products, or technologies for their own commercial gain. If this were to occur, it would be difficult for Tribute to challenge this type of use, especially in countries with limited intellectual property protection.

If product liability lawsuits are successfully brought against Tribute, Tribute may incur substantial liabilities and may be required to limit commercialization of certain products.

        Tribute faces an inherent risk of product liability lawsuits related to Tribute's products and licensed products. Currently, Tribute is not aware of any anticipated product liability claims with respect to Tribute's products or licensed products. In the future, an individual may bring a liability claim against

Tribute if one of its products or licensed products causes, or merely appears to have caused, an injury. If Tribute cannot successfully defend itself against the product liability claim, it may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

  •
  decreased demand for Tribute's products or licensed products;

  •
  injury to Tribute's reputation;

  •
  withdrawal of clinical trial participants;

  •
  costs of related litigation;

  •
  initiation of investigations by regulators;

  •
  substantial monetary awards to patients or other claimants;

  •
  distraction of management's attention from Tribute's primary business;

  •
  product recalls;

  •
  loss of revenue; and

  •
  the inability to commercialize Tribute's product candidates, products or licensed products.

        Tribute's current insurance coverage may prove insufficient to cover any liability claims brought against Tribute. In addition, because of the increasing costs of insurance coverage, Tribute may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy liabilities that may arise.

Obtaining and maintaining Tribute's patent protection depends on compliance with various procedural, document submissions, fee payments and other requirements imposed by governmental patent agencies on Tribute and certain parties from which Tribute licenses products, and Tribute's patent protection could be reduced or eliminated for non-compliance with these requirements.

        The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Confidentiality agreements with employees and others may not adequately prevent disclosure of Tribute's trade secrets and other proprietary information and may not adequately protect Tribute's intellectual property, which could limit Tribute's ability to compete.

        Because Tribute operates in the highly confidential environment, it relies in part on trade secret protection in order to protect Tribute's proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and Tribute cannot be certain that others will not develop the same or similar technologies on their own. Tribute has taken steps, including entering into confidentiality agreements with Tribute's employees, consultants, outside scientific collaborators, sponsored researchers and other advisors, to protect Tribute's trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by Tribute during the course of the party's relationship with Tribute. Tribute also typically obtains agreements from these parties which provide that inventions conceived by the party in the course of rendering services to Tribute will be Tribute's exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to Tribute. Enforcing a claim that a party illegally obtained and is using Tribute's trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside Canada and the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect Tribute's competitive position.

Tribute may be subject to claims that Tribute's employees have wrongfully used or disclosed alleged trade secrets of their former employers.

        As is common in the pharmaceutical industry, Tribute employs individuals who were previously employed at other pharmaceutical companies, including Tribute's competitors or potential competitors. Although no claims against Tribute are currently pending, Tribute may be subject to claims that these employees or Tribute has inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if Tribute is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Fluctuations in exchange rates could have a material adverse effect upon Aralez's results of operations.

        Tribute has historically conducted its business primarily in Canadian, United States and Euro currencies. To the extent Tribute's future revenues, expenses and long term debt are denominated in currencies other than Canadian dollars, Tribute would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse effect on Tribute's financial condition and operating results since it is anticipated that Aralez's operating results will be reported in U.S. dollars and significant changes in the exchange rate could materially impact the combined company's consolidated reported earnings.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in this prospectus by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the transactions, the financing of the transactions, Pozen and Tribute's expected future performance (including, but not limited to, any projections or prospective financial information, expected results of operations and financial guidance), and the future financial condition, operating results, strategy and plans. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements. Because these statements reflect Pozen and Tribute's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Although Pozen and Tribute believe that these forward-looking statements and information are based upon reasonable assumptions and expectations, readers should not place undue reliance on them, or any other forward-looking statements or information in prospectus. Investors should note that many factors, as more fully described in the documents filed by Tribute with the SEC, including under the heading "Risk Factors" in Tribute's Form 10-K, Form 10-Q and Form 8-K filings, as applicable, as well as the securities regulators in Canada on the System for Electronic Document Analysis and Retrieval and as otherwise enumerated herein or therein, and by Pozen with the SEC, including under the heading "Risk Factors" in Pozen's Form 10-K, Form 10-Q and Form 8-K filings, as applicable, and as otherwise enumerated herein or therein, could affect future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in this communication. Important factors that, individually or in the aggregate, could cause actual results to differ materially from expected and historical results include, but are not limited to:

  •
  the failure to receive the required Pozen stockholder approval, the Tribute shareholder approval and the approval of applicable government and regulatory authorities (and the terms of those approvals, including, but not limited to, the Ontario Superior Court of Justice (Commercial List) with respect to the arrangement);

  •
  the risk that a condition to closing the transactions may not be satisfied or waived;

  •
  the ultimate outcome and results of integrating the operations of Pozen and Tribute, the ultimate outcome of our operating strategy and the ultimate ability to realize synergies and the magnitude of such synergies;

  •
  the effects of the business combination of Pozen and Tribute, including the combined company's future financial condition, operating results, strategy and plans;

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  our ability to achieve significant upside potential for shareholders by obtaining approval of product candidates, including YOSPRALA, and by accelerating the growth of the products of the combined company;

  •
  our ability to acquire new products or companies on terms acceptable to us;

  •
  our ability to sustain and grow revenues and cash flow from operations in its markets and to maintain and grow its customer base, the need for innovation and the related capital expenditures and the unpredictable economic conditions in the United States, Canada and other markets;

  •
  the impact of competition from other market participants;

  •
  the development and commercialization of new products, including YOSPRALA;

  •
  the effects of governmental regulation on our business or potential business combination transactions;

  •
  changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, if the transaction is consummated, changes in tax laws that would result in us being treated as a domestic corporation for United States federal tax purposes;

  •
  the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund its operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow or (iii) access to the capital or credit markets; and

  •
  our ability to comply with all covenants under existing credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of its other obligations under cross-default provisions.

        Other unknown or unpredictable factors could also have material adverse effects on our future results, performance or achievements. All forward-looking statements attributable to us, to Pozen or Tribute or any person acting on either of their behalf are expressly qualified in their entirety by this cautionary statement. We, Pozen and Tribute do not assume any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities law.

 PROPOSED TRANSACTIONS

        On June 8, 2015, Pozen and Tribute agreed to a business combination under the terms of the original merger agreement among Tribute, Aguono Limited, Aralez Ireland, Holdings, ARLZ US Acquisition Corp., Can Merger Sub and Pozen. On August 19, 2015, the parties amended the original merger agreement pursuant to that certain Amendment No. 1 to the original merger agreement, whereby US Merger Sub was formed to replace ARLZ US Acquisition Corp. in order to optimize the corporate structure of Aralez Ireland in the future. On December 7, 2015, the parties amended the original merger agreement pursuant to that certain Amendment No. 2 to the original merger agreement, whereby, among other things, Parent was added as a party in place of Aralez Ireland, which was removed as a party to the merger agreement. In order to effect the transactions contemplated by the merger agreement, US Merger Sub, an indirect subsidiary of Parent, will be merged with and into Pozen. Pozen will be the surviving corporation and, through the merger, will become an indirect wholly owned subsidiary of Parent. The merger of Pozen into US Merger Sub will be effected under Delaware law so that Pozen will be reorganized into a holding company structure. In accordance with the merger agreement, immediately preceding the merger, Can Merger Sub and Tribute will amalgamate by way of the arrangement. Upon completion of the arrangement, the separate legal existence of Tribute and Can Merger Sub will cease, and Tribute and Can Merger Sub will continue as Amalco, with the property of Tribute and Can Merger Sub becoming the property of Amalco. Upon completion, the merger and the arrangement do not constitute a change of control of Pozen.

        As of December 23, 2015, Pozen had approximately 33,237,772 shares of common stock issued and outstanding. As a result of the merger, each share of Pozen common stock will be converted into the right to receive from Parent one Parent Share for each share of Pozen common stock that they own as of immediately prior to the effective time of the merger (the "merger effective time"). Pursuant to the arrangement, each outstanding Tribute common share will be exchanged for 0.1455 Parent Shares. Upon completion of the merger and arrangement, current Pozen stockholders will own approximately 64% of the outstanding Parent Shares, and current Tribute shareholders will own approximately 36% of the outstanding Parent Shares before giving effect to (i) any exercise of outstanding options, warrants or other convertible securities or the vesting and delivery of shares underlying RSUs of either company and (ii) the Parent Shares to be issued to new investors pursuant to the Equity Financing and Debt Financing. It is a condition of closing that the Parent Shares be approved for listing on NASDAQ, subject to official notice of issuance, under the symbol "ARLZ" and conditionally approved for listing on the TSX under the symbol "ARZ", subject only to the satisfaction of the customary listing conditions of the TSX. The terms and conditions of the merger and the arrangement are contained in the merger agreement. Upon consummation of the transactions and the proposed Equity Financing and Debt Financing, current Pozen stockholders will own approximately 48% of the outstanding Parent Shares, and current Tribute shareholders will own approximately 26% of the outstanding Parent Shares, after giving effect to the transactions and the Equity Financing and Debt Financing, and assuming the conversion of the Parent Convertible Notes, but before giving effect to any exercise of outstanding options and warrants, conversion of other convertible securities or the vesting and delivery of shares underlying RSUs of either company. Such percentages assume the issuance of Parent Shares at an equivalent price of $7.20 per share.

        On December 14, 2015, Parent filed with the SEC the Form S-4 in connection with the proposed business combination between Pozen and Tribute. The Form S-4 was declared effective by the SEC on December 28, 2015.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of any Shares by the Selling Shareholders.

        The Selling Shareholders will receive all of the net proceeds from the sale of any Shares offered by them under this prospectus. The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax, legal services or any other expenses incurred by the Selling Shareholders in disposing of these Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus.

 MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        Pozen's common stock is currently listed on NASDAQ under the ticker symbol "POZN". Pozen's common stock began trading on NASDAQ on October 16, 2000. The following table sets forth the quarterly range of high and low reported sale prices of Pozen's common stock as reported on NASDAQ:

	High	Low
2013
First quarter	$6.49	$5.02
Second quarter	$5.56	$4.26
Third quarter	$5.99	$4.92
Fourth quarter	$9.90	$5.35
2014
First quarter	$8.99	$7.37
Second quarter	$9.73	$7.56
Third quarter	$9.59	$5.96
Fourth quarter	$9.71	$7.07
2015
First quarter	$8.16	$6.56
Second quarter	$12.69	$6.38
Third quarter	$12.37	$5.66
Fourth quarter (through December 23, 2015)	$8.59	$5.49

Approximate Number of Equity Security Holders

        The closing sale price on NASDAQ for Pozen's common stock on December 23, 2015 was $7.02 per share. As of December 23, 2015, Pozen had approximately 50 registered holders of record of its shares of common stock. Because shares of Pozen's common stock are held by depositaries, brokers and other nominees, the number of beneficial holders of its shares is larger than the number of stockholders.

Trading Information Following Consummation of the Proposed Transactions

        As of December 23, 2015, Pozen had approximately 33,237,772 shares of common stock issued and outstanding. As a result of the merger, each share of Pozen common stock will be converted into the right to receive from Parent one Parent Share for each share of Pozen common stock that they own as of immediately prior to the merger effective time. Pursuant to the arrangement, each outstanding Tribute common share will be exchanged for 0.1455 Parent Shares. Upon completion of the merger and arrangement, current Pozen stockholders will own approximately 64% of the outstanding Parent Shares, and current Tribute shareholders will own approximately 36% of the outstanding Parent Shares before giving effect to (i) any exercise of outstanding options, warrants or other convertible securities or the vesting and delivery of shares underlying restricted stock units ("RSUs") of either company and (ii) the Parent Shares to be issued to new investors pursuant to the Equity Financing and Debt Financing. Upon consummation of the transactions and the proposed Equity Financing and Debt Financing, current Pozen stockholders will own approximately 48% of the outstanding Parent Shares, and current Tribute shareholders will own approximately 26% of the outstanding Parent Shares, after giving effect to the transactions and the Equity Financing and Debt Financing, and assuming the conversion of the Parent Convertible Notes, but before giving effect to any exercise of outstanding options and warrants, conversion of other convertible securities or the vesting and delivery of shares underlying RSUs of either company. Such percentages assume the issuance of Parent Shares at an equivalent price of $7.20 per share.

 SELECTED HISTORICAL FINANCIAL DATA OF POZEN

        The following tables present selected historical financial data for Pozen as of and for the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 and as of and for the nine months ended September 30, 2015 and 2014. The statement of operations data for each of the three years in the period ended December 31, 2014 and the balance sheet data as of December 31, 2014 and 2013 have been obtained from Pozen's audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which appears elsewhere in this prospectus. The statements of operations data for the years ended December 31, 2011 and 2010 and the balance sheet data as of December 31, 2012, 2011 and 2010 have been obtained from Pozen's audited financial statements for such years, which have not been incorporated into this document by reference. The financial data as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 have been obtained from Pozen's unaudited condensed financial statements included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2015.

        The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Pozen's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Pozen's Quarterly Report on Form 10-Q for the nine months ended September 30, 2015, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes therein. See the section entitled "Where You Can Find More Information" beginning on page 252 of this prospectus.

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2010	2011	2012	2013	2014	2014	2015
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
Sale of royalty rights, net of costs	$—	$71,870	$—	$—	$—	$—	$—
Licensing revenue	68,417	15,081	5,349	10,322	32,394	22,508	15,426
Development revenue	132	—	—	—	—	—	—

Total revenue	68,549	86,951	5,349	10,322	32,394	22,508	15,426
Operating expenses:
Sales, general and administrative	23,755	21,752	19,024	17,161	10,078	7,898	33,663
Research and development	22,651	23,020	11,867	9,945	5,740	4,808	5,092

Total operating expenses	46,406	44,772	30,891	27,106	15,818	12,706	38,755
Interest and other income	929	161	259	76	3,099	2,855	(154)
Net income (loss) before taxes	23,072	42,340	(25,283)	(16,708)	19,675	12,656	(23,483)
Income tax expense	—	—	—	—	—	—	974

Net income (loss) attributable to common stockholders	$23,072	$42,340	$(25,283)	$(16,708)	$19,675	$12,656	$(24,457)

Basic net income (loss) per common share	$0.77	$1.41	$(0.84)	$(0.55)	$0.63	$0.41	$(0.75)

Shares used in computing basic net income (loss) per common share	29,880	29,925	30,092	30,450	31,360	31,119	32,476

Diluted net income per common share	$0.76	$1.40	$(0.84)	$(0.55)	$0.60	0.39	(0.75)

Shares used in computing diluted net income per common share	30,246	30,296	30,092	30,450	32,811	32,614	32,476

						As of and for the Nine Months Ended September 30, 2015
	December 31,
	2010	2011	2012	2013	2014
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$64,091	$119,620	$87,314	$32,828	$40,582	$36,991
Total assets	69,698	121,553	89,597	35,334	50,454	42,230
Total liabilities	9,070	16,055	5,519	17,546	3,713	14,184
Accumulated deficit	(116,927)	(74,588)	(99,871)	(116,579)	(96,904)	(121,361)
Total stockholders' equity	60,628	105,498	84,077	17,789	46,741	29,046

SELECTED HISTORICAL FINANCIAL DATA OF TRIBUTE

        The following tables present selected historical financial data for Tribute as of and for the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 and as of and for the nine months ended September 30, 2015 and 2014. The statement of operations data for each of the five years in the period ended December 31, 2014 and the balance sheet data as of December 31 have been obtained from Tribute's audited financial statements for such years and, with respect to the periods ended December 31, 2014, 2013 and 2012, from its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which appear elsewhere in this prospectus. The financial data as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 have been obtained from Tribute's unaudited condensed financial statements included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2015. All references to "$" in this section refer to Canadian dollars.

        The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Tribute's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Tribute's Quarterly Report on Form 10-Q for the nine months ended September 30, 2015, including the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes therein. See the section entitled "Where You Can Find More Information" beginning on page 252 of this prospectus.

	For the Year Ended December 31,					Nine Months Ended September 30,
	2010	2011	2012	2013	2014	2014	2015
Statement of Operation Data:
Revenue
Licensed domestic product net sales	$—	$572,272	$8,322,945	$8,598,385	$9,106,038	$7,121,403	$6,968,164
Other domestic product sales	1,879,554	1,977,167	2,494,359	3,366,374	6,127,968	2,945,936	11,355,924
International product sales	835,381	1,306,215	1,525,479	1,277,678	1,619,372	1,318,002	2,705,543
Royalty and licensing revenues	2,022,383	14,227	—	197,924	18,414	18,414	—

Total Revenue	4,737,318	3,869,881	12,342,783	13,440,361	16,871,792	11,403,755	21,029,631
Cost of Sales
Licensor sales and distribution fees	—	484,480	5,916,845	5,844,494	5,902,034	4,457,240	4,700,228
Cost of products sold	947,069	932,755	1,220,716	1,541,662	1,787,584	1,252,370	2,998,366
Write down of inventories	195,488	26,117	36,345	56,935	53,099	38,584	7,793

Total Cost of Sales	1,142,557	1,443,352	7,173,906	7,443,091	7,742,717	5,748,194	7,706,387
Gross Profit	3,594,761	2,426,529	5,168,877	5,997,270	9,129,075	5,655,561	13,323,244
Expenses
Selling, general and administrative	2,488,278	3,034,740	8,870,609	9,489,579	10,149,854	8,161,873	11,941,496
Amortization of assets	49,720	77,951	718,981	1,245,846	1,511,021	883,649	3,441,839

Total Operating Expenses	2,537,998	3,112,691	9,589,590	10,735,425	11,660,875	9,045,522	15,383,335
Loss from Operations	1,056,763	(686,162)	(4,420,713)	(4,738,155)	(2,531,800)	(3,389,961)	(2,060,091)
Non Operating Income (expenses)
Gain on derivative instrument	—	—	—	—	(167,511)	(180,913)	136,150
Retirement payout	(401,000)	—	—	—	—	—	—
Change in warrant liability	(10,048)	214,280	247,486	(399,217)	283,305	(163,184)	(3,994,708)
Cost of extending warrant	—	—	(135,157)	—	—	—	—
Change in fair value of contigent consideration	—	(57,996)	79,724	—	—	—	—
Research and Development	(115,471)	(49,977)	(21,402)	—	—	—	—
Transaction cost							(1,206,899)
Loss on disposal of equipment	(15,308)	(259,636)	—	—	—	—	—
Acquisition and restructuring	—	(671,112)	—	—	—	—	(1,156,109)
Loss on disposal of intangible asset	—	—	—	(161,200)	—	—	—
Loss on extinguishment of debt	—	—	—	(620,835)	—	—	—
Unrealized foreign currency exchange on debt	—	—	—	(340,553)	(1,641,238)	—	(2,180,600)
Accretion expense	—	(6,888)	(140,154)	(103,775)	(167,555)	(102,264)	(222,983)
Interest income	10,772	18,910	13,940	3,559	59,586	58,088	10,195
Interest expense	—	—	(253,143)	(527,079)	(1,441,729)	(868,911)	(1,989,392)

Net Loss for the period	525,708	(1,498,581)	(4,629,419)	(6,887,255)	(5,606,942)	(4,647,145)	(12,664,437)
Deferred income tax recovery	—	976,800	1,209,300	314,900	—	—	(237,488)
Current income tax recovery	—	—	71,153	—	—	—	—
Unrealized gain(loss) on derivative instrument, net of tax	—	—	—	(38,156)	—	13,158	37,950

Net loss and comprehensive loss for the period	$525,708	$(521,781)	$(3,348,966)	$(6,610,511)	$(5,606,942)	$(4,633,987)	$(12,388,999)

Basic net income (loss) per common share	$0.02	$(0.02)	$(0.09)	$(0.13)	$(0.08)	$(0.7)	$(0.11)

Shares used in computing basic net income (loss) per common share	23,767,369	25,706,000	39,167,419	49,169,414	71,940,005	64,283,839	108,713,903

Diluted net income (loss) per common share	$0.02	$(0.02)	$(0.09)	$(0.13)	$(0.08)	$(0.7)	$(0.11)

Shares used in computing diluted net income per common share	23,767,369	25,706,000	39,167,419	49,169,414	71,940,005	64,283,839	108,713,903

	For the Year Ended December 31,					Nine Months Ended September 30,
	2010	2011	2012	2013	2014	2014	2015
Balance Sheet Data
Cash and Cash equivalents	$4,352,285	$2,227,973	$2,283,868	$2,813,472	$3,505,791	$28,725,849	$13,228,708
Total Assets	7,280,594	19,208,435	20,828,532	20,034,541	53,079,740	46,227,687	112,632,454
Total Liabilities	1,132,123	5,835,574	9,094,408	12,134,428	22,739,009	14,973,915	63,816,665
Accumulated deficit	(3,852,809)	(4,374,590)	(7,723,556)	(14,295,911)	(19,902,853)	(18,943,056)	(32,329,802)
Total stockholders' equity	6,148,471	13,372,861	11,734,124	7,900,113	30,340,731	31,253,772	48,815,789

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

        The following selected unaudited pro forma condensed combined financial data (the "selected pro forma data") gives effect to the business combination of Pozen and Tribute and the other transactions described in the section entitled "Proposed Transactions" on page 55 of this prospectus, as well as the acquisition of Medical Futures Inc. ("MFI") by Tribute (the "MFI Acquisition"), which closed on June 16, 2015, and the acquisition of the Novartis products by Tribute, which closed on October 2, 2014. The transactions have been reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805, Business Combination, with Pozen treated as the accounting acquirer; and the MFI Acquisition and the acquisition of the Novartis products have been reflected in the unaudited pro forma condensed combined financial statements in accordance with ASC 805 with Tribute treated as the accounting acquirer. The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2015 give effect to the merger as if it had occurred on September 30, 2015. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2014 and for the nine months ended September 30, 2015 give effect to the merger as if it had occurred on January 1, 2014.

        The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the "pro forma financial statements") of the combined company appearing elsewhere in this prospectus and the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on, and should be read in conjunction with, the historical financial statements and related notes of Pozen and the historical consolidated financial statements of Tribute, MFI and the acquired Novartis products for the applicable periods which appear elsewhere in this prospectus. See the sections entitled "Proposed Transactions" and "Where You Can Find More Information" on pages 55 and 252, respectively, of this prospectus for additional information. The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the pro forma financial statements, the preliminary fair values of assets acquired and liabilities assumed reflected in the selected pro forma data are subject to adjustment and may vary significantly from the fair values that will be recorded upon completion of the merger.

	Year ended December 31, 2014 (Pro Forma Parent Combined ($USD))	Nine months ended September 30, 2015 (Pro Forma Parent Combined ($USD))
Revenues
Royalty and licensing revenue	$32,410,910	$15,425,499
Licensed domestic product net sales	8,247,339	5,535,509
Other domestic product sales	19,776,409	12,744,641
International product sales	1,466,665	2,149,284

Total Revenues	61,901,323	35,854,933
Cost of Sales
Licensor sales and distribution fees	5,345,472	3,733,861
Cost of products sold	7,590,276	4,226,834
Write down of inventories	48,092	—

Total cost of sales	12,983,840	7,960,695

Gross Profit	48,917,483	27,894,238

Operating expenses
Sales, general, and administrative	23,913,236	37,279,265
Research and development	5,739,848	5,092,080
Amortization	8,726,214	6,625,368

Total operating expenses	38,379,298	48,996,713
Non-operating income (expense)
Change in warrant liability	256,589	(3,173,396)
Interest expense	(291,113)	—
Interest income	97,067	8,099
Other non-operating income	1,346,155	(3,654,453)

Total other income (expense)	1,408,698	(6,819,750)

Income (loss) before taxes	11,946,883	(27,922,225)
Income tax expense (benefit)	(2,236,734)	2,331,829

Net Income (loss) attributable to common stockholders	$14,183,617	$(30,254,054)

Basic net income (loss) per share	$0.28	$(0.58)

Shares used in computing basic net income (loss) per share	51,150,602	52,267,093

Diluted net income (loss) per share	$0.26	$(0.58)

Shares used in computing diluted net income (loss) per share	53,569,159	53,234,930

Selected Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2015 (Unaudited Pro Forma Combined)
Total assets	$222,249,258
Total liabilities	$72,074,727
Total shareholders' equity	$150,174,531

 COMPARATIVE PER SHARE DATA

        The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Tribute common shares and shares of Pozen common stock. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the combination of Pozen and Tribute (along with the MFI Acquisition) as if the transactions had occurred on September 30, 2015.

        Presented below are Tribute's and Pozen's historical per share data for the nine months ended September 30, 2015 and the year ended December 31, 2014 and unaudited condensed combined pro forma per share data for the nine months ended September 30, 2015 and the year ended December 31, 2014. The historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares of common stock outstanding at the end of the period. The pro forma earnings per Tribute common share is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period. The Pozen unaudited pro forma equivalent data is calculated by multiplying the combined unaudited pro forma data amounts by the merger consideration ratio of 0.1455 per share of Pozen common stock. The pro forma information described below includes certain adjustments and assumptions regarding the combined company after giving effect to the transactions.

        The following information should be read in conjunction with (i) the audited financial statements of Tribute, which are included elsewhere in this prospectus, (ii) the audited financial statements of Pozen which are included elsewhere in this prospectus and (iii) the financial information contained in the sections entitled "Proposed Transactions," "Selected Historical Financial Data of Pozen," and "Selected Historical Financial Data of Tribute" beginning on pages 55, 58 and 60, respectively, of this prospectus. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period. Tribute has not declared or paid any cash dividends on Tribute common shares, and Pozen has not declared or paid any regular dividends on shares of Pozen common stock.

	As of and for the nine months ended September 30, 2015	As of and for the year ended December 31, 2014
Combined Unaudited Pro Forma Data
Net loss per Pozen share
Diluted	$(0.58)	$0.26
Basic	$(0.58)	$0.28
Book value per Pozen share	$2.87	—

	As of and for the nine months ended September 30, 2015	As of and for the year ended December 31, 2014
Tribute Unaudited Pro Forma Data
Net loss per Tribute share
Diluted	$(0.08)	$0.04
Basic	$(0.08)	$0.04
Book value per Tribute share	$0.42	—

 COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

        It is a condition of closing that the Parent Shares be approved for listing on NASDAQ, subject to official notice of issuance, under the symbol "ARLZ" and conditionally approved for listing on the TSX under the symbol "ARZ", subject only to the satisfaction of the customary listing conditions of the TSX. Pozen common stock is currently listed and traded on NASDAQ under the symbol "POZN". Tribute common shares are currently listed on TSXV under the symbol "TRX" and quoted on the OTCQX under the symbol "TBUFF". The following table sets forth, for the calendar quarters indicated, the high and low sales prices of Pozen common stock and Tribute common shares, each as reported on NASDAQ, the OTCQX and the TSXV, respectively.

        On September 30, 2015, there were 126,240,542 Tribute common shares outstanding and 32,765,541 shares of Pozen common stock outstanding. On December 23, 2015, the record date for the Pozen special meeting, there were 33,237,772 shares of Pozen common stock outstanding. On December 31, 2015, the record date for the Tribute special meeting, there were 126,252,792 Tribute common shares outstanding. Tribute has not declared or paid any cash dividends on Tribute common shares, and, except for the December 30, 2013 $1.75 per share special cash distribution (representing a surplus of corporate cash and accounted for as a return of capital to stockholders) Pozen has not declared or paid any regular dividends on shares of Pozen common stock.

	Pozen(1)		Tribute(1)(2)		Tribute(3)(4)(5)
	High	Low	High	Low	High	Low
For the quarterly period ended:
2012
First Quarter	$6.15	$3.96	$0.70	$0.35	$—	$—
Second Quarter	$8.12	$5.53	$0.66	$0.40	$—	$—
Third Quarter	$6.95	$5.71	$0.52	$0.25	$—	$—
Fourth Quarter	$6.80	$4.81	$0.48	$0.31	$—	$—
2013
First Quarter	$6.49	$5.02	$0.43	$0.32	$—	$—
Second Quarter	$5.56	$4.26	$0.45	$0.34	$—	$—
Third Quarter	$5.99	$4.92	$0.75	$0.35	$—	$—
Fourth Quarter	$9.90	$5.35	$0.50	$0.34	$—	$—
2014
First Quarter	$8.99	$7.37	$0.63	$0.32	$—	$—
Second Quarter	$9.73	$7.56	$1.10	$0.44	$0.98	$0.60
Third Quarter	$9.59	$5.96	$0.78	$0.43	$0.85	$0.47
Fourth Quarter	$9.71	$7.07	$0.59	$0.41	$0.67	$0.45
2015
First Quarter	$8.16	$6.56	$0.81	$0.43	$1.02	$0.51
Second Quarter	$12.69	$6.38	$1.86	$0.65	$2.33	$0.82
Third Quarter	$12.37	$5.66	$1.70	$0.75	$2.23	$0.99
Fourth Quarter (through December 23, 2015)	$8.59	$5.49	$1.09	$0.76	$1.45	$0.99

(1)
Currency denoted in U.S. dollars.

(2)
Per share price reported on the OTCQX, trading under the symbol "TBUFF".

(3)
Tribute began trading on the TSXV effective May 27, 2014.

(4)
Per share price reported on the TSXV, trading under the symbol "TRX".

(5)
Currency denoted in Canadian dollars.

        The following table represents the closing prices of Pozen common stock and Tribute common shares on (i) June 5, 2015, the last trading day before the public announcement of the merger agreement, (ii) June 8, 2015, the trading day on which Pozen and Tribute announced the merger, and (iii) December 23, 2015.

Date	Pozen Closing Price	Tribute Closing Price on OTCQX(1)	Tribute Closing Price on TSXV(2)
June 5, 2015	$7.55	$1.05	$1.30
June 8, 2015	$8.98	$1.17	$1.50
December 8, 2015	$7.19	$0.95	$1.33
December 23, 2015	$7.02	$0.92	$1.28

(1)
Price in U.S. dollars.

(2)
Price in Canadian dollars.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of Pozen's financial condition and results of Pozen's operations in conjunction with Pozen's consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting Pozen's current expectations that involve risks and uncertainties. Pozen's actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus.

        Statements in the following discussion may include forward-looking statements. These forward-looking statements involve risks and uncertainties. See "Information Regarding Forward-Looking Statements" for additional discussion of these factors and risks.

        Except as otherwise noted, all references in this Management's Discussion and Analysis to "we", "us", "our", or the "Company" refer to Pozen.

Overview

        We are a pharmaceutical company focused on transforming medicines that can transform lives. Historically, we have operated a business model that has focused on the following:

  •
  developing innovative products that address unmet medical needs in the marketplace;

  •
  obtaining patents for those innovative ideas which we believe have value in the marketplace;

  •
  utilizing a small group of talented employees to develop those ideas by working with strategic outsource partners;

  •
  developing a regulatory pathway with the appropriate agency; and

  •
  determining how best to commercialize our products.

        The success of our business is highly dependent on the marketplace value of our ideas and the related patents we obtain, our ability to obtain approval to sell the developed products from the required regulatory agencies, and our ability to successfully commercialize our products. Under our earlier business model, we hired experts with strong project management skills in the specific disciplines we believed were important to maintain within our company. We contracted with and manage strong outsource partners as we complete the necessary development work, permitting us to avoid incurring the cost of buying or building laboratories, manufacturing facilities or clinical research operation sites. This allowed us to control our annual expenses, but to utilize "best in class" resources as required. We decided to retain ownership of our PA product candidates for cardiovascular indications which contain a combination of a proton pump inhibitor and enteric coated aspirin in a single tablet, through the clinical development and pre-commercialization stage. We are in the process of developing the commercialization strategy for these products and conducting all the required pre-commercialization activities.

        On September 3, 2013 we entered into an exclusive license agreement with Sanofi U.S., for the commercialization of PA8140 and PA32540, now known as YOSPRALA™ 81/40 and 325/40 (aspirin / omeprazole delayed release tablets). Under the terms of the agreement, Sanofi U.S. had exclusive rights to commercialize all PA combinations that contain 325 mg or less of enteric coated aspirin in the United States. On November 29, 2014, we executed a termination agreement with Sanofi U.S. terminating the license agreement for PA. As of the termination date, all licenses granted to Sanofi U.S. were terminated and all rights to the products licensed to Sanofi U.S. under the agreement reverted to us. The termination agreement further provides for the transfer of specified commercial know-how developed by Sanofi U.S. relating to the PA products to us and allows us, and any future collaborators, to use this know-how to commercialize the products.

        On April 25, 2014, we received a CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude the approval of the NDA in its then-current form. Specifically, an inspection of the manufacturing facility of our previously designated primary aspirin API supplier concluded with certain inspection deficiencies. There were no clinical or safety deficiencies noted with respect to either PA8140 or PA32540 and no other deficiencies were noted in CRL. On June 30, 2014, we resubmitted the NDA for PA32540 and PA8140 to the FDA and the FDA notified us that the new action fee date is December 30, 2014. On May 9, 2014, the aspirin API supplier submitted a response to the FDA addressing the inspection deficiencies and subsequently submitted an update to its initial response.

        On November 29, 2014, we executed a termination agreement with Sanofi U.S. terminating the license agreement for PA. As of the termination date, all licenses granted to Sanofi U.S. were terminated and all rights to the products licensed to Sanofi U.S. under the agreement reverted to us. The termination agreement further provides for the transfer of specified commercial know-how developed by Sanofi U.S. relating to the PA products to us and allows us, and any future collaborators, to use this know-how to commercialize the products. We are currently evaluating all strategic options available to us now that we have full ownership of the PA products.

        On December 17, 2014, we received a second CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude approval of the NDA in its current form. In this CRL, the FDA used identical wording to that of the first CRL. There were no clinical or safety deficiencies noted with respect to either PA32540 or PA8140 and no other deficiencies were noted in the CRL. FDA regulations allowed us to request a Type A meeting with the FDA to discuss the next steps required to gain approval of our NDA. The FDA granted the Type A meeting, which was held in late January 2015. At the meeting, representatives from the FDA's Office of Compliance stated that the aspirin API supplier's responses to the 483 inspectional observations submitted in May 2014 were still under review and the Office of Compliance would be communicating with the supplier in the coming weeks. The aspirin API supplier subsequently informed us that it received a warning letter relating to the Form 483 inspection deficiencies, and submitted a plan of corrective actions to the FDA to address the matters raised in the warning letter. On December 28, 2015, we announced that the FDA had completed re-inspection of the aspirin API supplier's manufacturing facility and issued an additional 483 notice, citing numerous observations. The active ingredient supplier voluntarily stopped production at this facility to focus on remediating the FDA observations. Production at this facility is expected to resume on or about February 29, 2016.

        On December 28, 2015, we also announced that significant progress has been made with respect to a different aspirin API supplier, which is a global leader in aspirin manufacturing, and that this previously designated secondary supplier would now be designated as our primary supplier in connection with the NDA for YOSPRALA. We are focusing our efforts toward using our previously designated secondary aspiring API supplier as our primary supplier in connection with our NDA, but are considering the inclusion of both aspirin API suppliers in the NDA package for YOSPRALA. Before this application may be approved, we must qualify our newly designated primary aspirin API supplier or our secondary aspirin API supplier must satisfactory resolve its deficiencies. Final agreement on the draft labeling is also pending. We are targeting submission of the NDA for YOSPRALA with the FDA early in the second quarter of 2016, and we believe we remain on track for potential approval and launch of YOSPRALA in 2016.

        Our commercialization strategy for PA outside the United States was to secure relationships with one or more strong commercial partners with relevant expertise to commercialize our future products globally. With respect to future products we may develop, we had decided that we will no longer commit substantial resources to further drug development without a partner who agrees to pay the full cost of that development. Consistent with this model, we reduced our R&D staff and other costs and expenses as our PA development program activities wind down.

        Our business and operations model is evolving. On June 1, 2015, our Board appointed Adrian Adams as our new Chief Executive Officer and Andrew I Koven as our new President and Chief Business Officer, each of whom has experience creating, leading and expanding pharmaceutical companies with marketing and sales capabilities. If the proposed business combination with Tribute is approved by our stockholders and Tribute's shareholders and such transactions and the Equity Financing and Debt Financing are closed, we will become a specialty pharmaceutical company focused on cardiovascular and pain therapies with a diversified portfolio of marketed products and developmental stage product candidates in the United States and Canada.

Proposed Business Combination with Tribute Pharmaceuticals Canada Inc.

        On June 8, 2015, we and Tribute agreed to a business combination under the terms of the original merger agreement. On August 19, 2015, the parties amended the original merger agreement pursuant to that certain Amendment No. 1 to the original merger agreement, whereby the US Merger Sub replaced ARLZ US Acquisition Corp. as a party to the merger agreement in order to optimize the corporate structure of Aralez Ireland in the future. On December 7, 2015, the parties amended the original merger agreement pursuant to that certain Amendment No. 2 to the original merger agreement whereby, among other things, Parent was added as a party to the merger agreement in place of Aralez Ireland, which was removed as a party to the merger agreement.

        In order to effect the transactions contemplated by the merger agreement, US Merger Sub, an indirect subsidiary of Parent, will be merged with and into Pozen. Pozen will be the surviving corporation and, through the merger, will become an indirect wholly owned subsidiary of Parent. The merger of Pozen into US Merger Sub will be effected under Delaware law so that Pozen will be reorganized into a holding company structure. In accordance with the merger agreement, immediately preceding the merger, Can Merger Sub and Tribute will amalgamate by way of the arrangement. Upon completion of the arrangement, the separate legal existence of Tribute and Can Merger Sub will cease, and Tribute and Can Merger Sub will continue as one corporation, Amalco, with the property of Tribute and Can Merger Sub becoming the property of Amalco. Upon completion, the merger and the arrangement do not constitute a change of control of Pozen.

        As a result of the merger, each share of Pozen common stock will be converted into the right to receive from Parent one Parent Share for each share of Pozen common stock that they own as of immediately prior to the merger effective time. Pursuant to the arrangement, each outstanding Tribute common share will be exchanged for 0.1455 Parent Shares. Upon completion of the merger and arrangement, current Pozen stockholders will own approximately 64% of the outstanding Parent Shares, and current Tribute shareholders will own approximately 36% of the outstanding Parent Shares before giving effect to (i) any exercise of outstanding options, warrants or other convertible securities or the vesting and delivery of shares underlying RSUs of either company and (ii) the Parent Shares to be issued to new investors pursuant to the Equity Financing and Debt Financing. It is a condition of closing that the Parent Shares be approved for listing on NASDAQ, subject to official notice of issuance, under the symbol "ARLZ" and conditionally approved for listing on the TSX under the symbol "ARZ", subject only to the satisfaction of the customary listing conditions of the TSX.

        In connection with the proposed merger and arrangement, on December 14, 2015 Parent filed with the SEC a registration statement on Form S-4 that includes the joint proxy statement/prospectus of Parent and the Company. Such registration statement was declared effective by the SEC on December 28, 2015.

        The completion of the merger and arrangement is subject to the approval of Pozen's stockholders and the shareholders of Tribute. In addition, the merger and the arrangement are subject to other customary closing conditions, including, among others, (i) the expiration or termination of the applicable waiting period under the HSR Act, if applicable, (ii) the declaration by the SEC of the effectiveness of the joint proxy Statement/prospectus of the Parent and the Company on Form S-4 described above, (iii) the approval of the listing on NASDAQ and the TSX of the Parent Shares to be issued in connection with the merger and arrangement, and (iv) the conditions to closing the Equity Financing and Debt Financing described below having been met or waived.

        On June 8, 2015, Pozen entered into the Original Subscription Agreement among QLT, Tribute, Pozen, Aralez Ireland, and the Original Investors (the "original equity financing"). Pursuant to the Original Subscription Agreement, subject to the closing of the merger and the arrangement and the requisite approvals by Pozen stockholders and Tribute shareholders, Aralez Ireland was to issue and sell to QLT and the Original Investors, concurrently with the closing of the transactions, an aggregate of $75 million of Aralez Ireland Shares in a private placement at a purchase price of $7.20 per Aralez Ireland Share.

        On December 7, 2015, Pozen entered into the Amended and Restated Subscription Agreement among QLT, Tribute, Pozen, Parent, Aralez Ireland and the Investors. Pursuant to the Amended and Restated Subscription Agreement, immediately prior to the consummation of the transactions, Tribute will sell to QLT and the Investors an aggregate of $75 million of Tribute common shares in a private placement at a purchase price per share equal to the equity price multiplied by 0.1455. In the event any of Pozen, Tribute or Parent announce a material event (other than results of any shareholder meeting) during the ten day period immediately preceding closing of the transactions, then the equity price shall equal (a) the lesser of (i) $7.20, and (ii) a 5% discount off the two day VWAP per share of Pozen common stock, calculated over the two trading days immediately preceding the date of closing of the transactions, not to be less than $6.25, multiplied by (b) 0.1455. Based on the floor equity price of $6.25, the maximum number of Tribute common shares to be sold to QLT and the Investors is 82,474,227 shares which would amount to 12,000,000 Parent Shares based on the exchange ratio. Upon consummation of the transactions, Tribute common shares will be exchanged for Parent Shares. The Amended and Restated Subscription Agreement provides that Parent shall prepare and cause to be filed with the SEC a registration statement to effect a registration of the Parent Shares to be issued under the Amended and Restated Subscription Agreement on or before January 15, 2016 and for certain other registration rights for each of QLT and the Investors under the Securities Act and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws.

        The Amended and Restated Subscription Agreement amends and restates the Original Subscription Agreement by (i) removing Aralez Ireland as a party to the Original Subscription Agreement and substituting Parent for Aralez Ireland, (ii) substituting Tribute common shares for Aralez Ireland Shares, (iii) updating the list of Investors that are parties to the Amended and Restated Subscription Agreement, and (iv) making certain other changes to effect the foregoing.

        On December 7, 2015, Pozen entered into the Second Amended and Restated Facility Agreement among Pozen, Parent, Tribute, and the Lenders. The Second Amended and Restated Facility Agreement amends and restates the Original Facility Agreement (the "original debt financing"), as amended and restated by the First Amended and Restated Facility Agreement, by (i) substituting Parent for Aralez Ireland, (ii) substituting Tribute for Stamridge, (iii) substituting Tribute common shares for Aralez Ireland Shares, (iv) substituting Convertible Notes for "exchangeable notes", (v) providing that certain obligations of Parent under the Second Amended and Restated Facility Agreement will become effective in connection with the consummation of the transactions contemplated by the merger agreement, and (vi) making certain other changes to effect the foregoing.

        Pursuant to the Second Amended and Restated Facility Agreement, Tribute may borrow from the Lenders up to an aggregate principal amount of $275 million, of which (i) $75 million will be in the form of the Convertible Notes at a conversion price equal to a 32.5% premium over the equity price multiplied by 0.1455, issued and sold by Tribute to the Lenders immediately preceding the arrangement, upon the terms and conditions of the Second Amended and Restated Facility Agreement, and (ii) up to an aggregate principal amount of $200 million, which will be made available for Permitted Acquisitions (as defined in the Second Amended and Restated Facility Agreement), and will be in the form of Acquisition Notes, evidencing the Acquisition Loans, upon the terms and conditions and subject to the limitations set forth in the Acquisition Notes, all subject to the terms and conditions of the Second Amended and Restated Facility Agreement. In connection with the consummation of the transactions contemplated by the merger agreement, Parent's obligations under the Second Amended and Restated Facility Agreement will become effective in accordance with the terms of the Second Amended and Restated Facility Agreement, and the Convertible Notes issued by Tribute will be exchanged for Parent Convertible Notes, which will be convertible into Parent Shares at a conversion price equal to a 32.5% premium over the equity price. The Parent Convertible Notes shall be secured by the assets of Parent and its subsidiaries. The Parent Convertible Notes may thereafter be convertible into Parent Shares.

        A description of the merger agreement, the Second Amended and Restated Facility Agreement and the Amended and Restated Subscription Agreement, as well as other agreements related to the merger and financing transactions is set forth in a Form 8-K we filed with the SEC on December 8, 2015 and copies of these agreements are attached as exhibits to such Form 8-K. The foregoing description of these agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements.

Treximet®

        We have previously developed Treximet in collaboration with GlaxoSmithKline, or GSK. Treximet is the brand name for the product combining sumatriptan 85 mg, formulated with RT Technology™ and naproxen sodium 500 mg in a single tablet designed for the acute treatment of migraine. On April 15, 2008, the FDA approved Treximet for the acute treatment of migraine attacks with or without aura in adults. Upon receipt of FDA approval, GSK notified us of its intention to launch the product and Treximet was available in pharmacies in May 2008.

        On November 23, 2011, we entered into a purchase and sale agreement, or the Purchase Agreement, with CPPIB Credit Investments Inc., or CII, pursuant to which we sold, and CII purchased, our right to receive future royalty payments arising from U.S. sales of MT 400, including Treximet. Under the Purchase Agreement, we received $75 million and will receive a twenty percent (20%) interest in any royalties received by CII relating to the period commencing on April 1, 2018.

        On May 13, 2014, we, GlaxoGroup Limited, d/b/a GlaxoSmithKline, or GSK, CII and Pernix entered into certain agreements in connection with GSK's divestiture of all of its rights, title and interest to develop, commercialize and sell Treximet in the U.S. to Pernix. Upon the closing of the divestiture on August 20, 2014, GSK assigned the Product Development and Commercialization Agreement executed as of June 11, 2003 between us and GSK, the Treximet Agreement, to Pernix. Immediately following the closing of the divestiture, Amendment No. 1 to the Treximet Agreement, or Amendment No.1, between us and Pernix became effective. Amendment No. 1, among other things, amends the royalty provisions of the Agreement to provide for a guaranteed quarterly minimum royalty payable to CII of $4 million for the calendar quarters commencing on January 1, 2015 and ending on March 31, 2018 and requires that Pernix continue certain of GSK's ongoing development activities and to undertake certain new activities, for which we will provide reasonable assistance. Amendment No. 1 also eliminates restrictions in the Agreement on our right to develop and commercialize certain dosage forms of sumatriptan/naproxen combinations outside of the United States and permits Pozen to seek approval for these combinations on the basis of the approved NDA for Treximet. Pernix also issued us a warrant to purchase 500,000 shares of Pernix common stock at an exercise price equal to $4.28, the closing price of Pernix common stock as listed on the NASDAQ Global Market on May 13, 2014. In the first quarter of 2015, the Company sold the warrant for $2,479,000. Lastly, we, GSK, Pernix and CII executed a letter agreement whereby we expressly consented to the assignment by GSK and the assumption by Pernix of the Treximet Agreement. On July 30, the parties entered into Amendment No. 2 to the Treximet Agreement which will permit Pernix's Irish affiliate to which Pernix will assigns its rights to further assign the Agreement without our prior written consent as collateral security for the benefit of the lenders which financed the acquisition. Amendment No. 2 became effective upon the closing of the divestiture, which occurred on August 20, 2014.

VIMOVO®

        We have developed VIMOVO with AstraZeneca AB, or AstraZeneca. VIMOVO (formerly referred to as PN 400) is the brand name for a proprietary fixed dose combination of the PPI esomeprazole magnesium with the NSAID naproxen in a single tablet. On April 30, 2010, the FDA approved VIMOVO for the relief of the signs and symptoms of osteoarthritis, or OA, rheumatoid arthritis, or RA, and ankylosing spondylitis, or AS, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers.

        In August 2006, we entered into an exclusive global collaboration and license agreement with AstraZeneca to co-develop and commercialize VIMOVO, which agreement was amended in September 2007 and October 2008. We began the Phase 3 program in September 2007. As part of the program, we conducted two Phase 3 pivotal trials of VIMOVO in patients who are at risk for developing NSAID-associated gastric ulcers, the primary endpoint for which was the reduction in endoscopic gastric ulcers.

        The NDA for VIMOVO was submitted on June 30, 2009 and was accepted for filing by FDA in August 2009. Pozen received a $10.0 million milestone payment from AstraZeneca in September 2009 for the achievement of such milestone. In May 2010, we had received a $20.0 million milestone payment when we received FDA approval of VIMOVO. In October 2009, AstraZeneca submitted a Marketing Authorization Application, or MAA, for VIMOVO in the European Union, or EU, via the Decentralized Procedure, or DCP, and has filed for approval in a number of other countries which are not covered by the DCP. On October 11, 2010, we announced with AstraZeneca that VIMOVO had received positive agreement for approval in 23 countries across the EU following all 22 "Concerned Member States" agreeing with the assessment of the Netherlands Health Authority (MEB), acting as the "Reference Member State" for the DCP. We received a $25.0 million milestone payment when pricing and reimbursement for VIMOVO was granted in the United Kingdom.

        On May 3, 2013, AstraZeneca informed us that, after a strategic business review, it had decided to cease promotion and sampling of VIMOVO by the end of the third quarter of 2013 in certain countries, including the U.S. and all countries in Europe, other than Spain and Portugal, which have pre-existing contractual relationships with third parties. We understand that AstraZeneca will instead now focus on those countries where the product has shown growth and which AstraZeneca believes have the greatest potential for future growth.

        On November 18, 2013, AstraZeneca and Horizon entered into certain agreements in connection with AstraZeneca's divestiture of all of its rights, title and interest to develop, commercialize and sell VIMOVO in the United States to Horizon. As required by the terms of our agreement with AstraZeneca, we gave our consent to AstraZeneca's divestiture of such rights to Horizon because we believed that Horizon's expertise in commercializing products for pain and inflammatory disease, including a similar combination product containing a NSAID and a gastroprotective agent, make it an excellent partner to maximize the potential of VIMOVO in the United States. We were also able to negotiate a guaranteed annual minimum royalty in the United States in the amount of $5 million in calendar year 2014, and a guaranteed annual minimum royalty amount of $7.5 million each calendar year thereafter, provided that the patents owned by us which cover VIMOVO are in effect and no generic forms of VIMOVO are in the marketplace.

        On July 28, 2014, Horizon announced that it had been verbally notified by CVS Caremark and Express Scripts, Inc. that VIMOVO would no longer be on their formularies and will be placed on their exclusion lists effective January 1, 2015. We saw a decline in VIMOVO prescriptions in the first quarter of 2015 of approximately 20% versus the fourth quarter of 2014, but saw a greater than 50% increase in the second quarter of 2015 as compared to the first quarter of 2015. In the third quarter of 2015, we saw a further 8% increase in total VIMOVO prescriptions (TRx's) such that third quarter 2015 TRx's were greater than 30% more than the TRx's in the fourth quarter of 2014.

        We, AstraZeneca and Horizon are also engaged in Paragraph IV litigation with several generic pharmaceutical companies with respect to patents listed in the Orange Book with respect to VIMOVO currently pending in the United States District Court for the District of New Jersey and in two IPRs brought by CFAD and three IPRs brought by Lupin. We and Horizon have currently provided preliminary responses to two petitions filed by CFAD and three petitions filed by Lupin each seeking inter partes review of patents listed in the Orange Book with respect to VIMOVO. A petition for IPR brought by Dr. Reddy's was dismissed on October 9, 2015. Two prior petitions brought by CFAD have also been dismissed; the first on December 8, 2015, and the second on December 17, 2015. We and AstraZeneca are also engaged in a proceeding in Canada with Mylan ULC which is seeking approval of its generic version of VIMOVO in Canada prior to the expiration of our Canadian patent.

Our Principal Product Candidates

        Our PA product candidates, containing a PPI and aspirin, have completed clinical development testing in the United States. Our PA product candidates, now known as YOSPRALA™ 81/40 and 325/40 (aspirin / omeprazole delayed release tablets), are excluded from our agreement with AstraZeneca. We met with the FDA to discuss the overall development program requirements for PA32540 for the secondary prevention of cardiovascular and cerebrovascular disease in patients at risk for gastric ulcers. An investigational new drug application, or IND, was filed in the fourth quarter of 2007. We completed a study which demonstrated that the (SA) component of PA32540 was bioequivalent to the reference drug, enteric coated aspirin. We filed a Special Protocol Assessment, or SPA, with the FDA for the design of the Phase 3 studies for the product, the primary endpoint for which is the reduction in the cumulative incidence of endoscopic gastric ulcers.

        Based upon the FDA's earlier confirmation that endoscopic gastric ulcers were an acceptable primary endpoint, in October 2009, we began two pivotal Phase 3 and one long-term safety study for PA32540 for the cardiovascular indication. The primary endpoint of the pivotal studies, which included approximately 500 subjects per study, was a significant reduction in the cumulative incidence of gastric ulcers following administration of PA32540 vs. 325 mg enteric coated aspirin over the six-month treatment period. The primary endpoint was met in both studies. Additionally, the studies met their key secondary endpoints, including a reduction in gastroduodenal ulceration as well as a reduction in discontinuation due to upper gastrointestinal adverse events in subjects taking PA32540 compared to 325 mg enteric coated aspirin.

        In February 2012, the FDA requested an additional Phase 1 study to assess the bioequivalence of PA32540 to enteric coated aspirin 325 mg with respect to acetylsalicylic acid, or ASA. After the Company completed the requested bioequivalence study, the FDA made a preliminary review of the study results and the Company's summary analyses and, based on its preliminary assessment of the information available to it at the time, the FDA did not agree that bioequivalence of PA32540 to enteric coated aspirin 325 mg was demonstrated. The Company then submitted to the FDA additional information and analyses from the requested bioequivalence study, as well as other relevant pharmacokinetic, clinical pharmacology, and in vitro dissolution data as a Briefing Document in support of a request for a Type A meeting with the FDA. At the Type A meeting held in August 2012, the FDA confirmed that, although it believes bioequivalence of PA32540 to enteric coated aspirin 325 mg, was not strictly established in our bioequivalence study according to the predetermined criteria, the results from this study, together with additional information that was submitted by the Company in the NDA, constitutes sufficient data to support the establishment of a clinical and pharmacological bridge between the product and enteric coated aspirin 325 mg. The FDA indicated that it would make a final determination during the NDA review. The FDA also indicated that a similar strategy to bridge to the reference listed drug, inclusive of a new, single pharmacokinetic study, could be utilized for a low dose version of PA32540 (currently PA8140). The Company conducted this study with the low dose version against the enteric coated aspirin 81mg. Based on the predetermined criteria acceptable to the FDA, the study demonstrated that PA8140 is bioequivalent to enteric coated aspirin 81mg using criteria for highly variable drugs and had comparable bioavailability.

        During a pre-submission meeting with respect to its NDA for PA32540 in April 2012, the FDA suggested that the Company also seek approval for a lower dose formulation of the product containing 81 mg of enteric coated aspirin as part of its NDA for PA32540. Absent the availability of such a lower dose formulation in the market if PA32540 is approved, the FDA indicated that it may limit the indication for PA32540 to use in post coronary artery bypass graft surgery (CABG) with treatment duration not to exceed one year. During the Type A meeting held in August 2012, the FDA confirmed its preference to have both PA32540 and a lower dose version available in the market so that physicians can have both a low and high dose option available, and agreed that, if both dosage strengths were included in the NDA and subsequently approved, the indications for both will be consistent with the full range of indications described in the current aspirin monograph.

        We had generated some clinical pharmacology data and chemical, manufacturing and controls (CMC) data for a product which contains 81 mg of enteric coated aspirin and 40 mg of omeprazole in a single tablet known as PA8140. The Company filed this existing data, together with additional CMC data to be generated and evidence from the scientific literature relating to the ulcerogenic risk of 81 mg of aspirin with the FDA. At this time, we do not intend to conduct Phase 3 clinical trials for PA8140. The data package submitted for PA8140 was similar to that used to gain approval for a lower dosage form of VIMOVO containing 375 mg of naproxen. We have no assurance such data will be sufficient for the FDA to approve PA8140 or to allow a broader indication for PA32540. The FDA will make a final determination with respect to the approvability of and indications for PA32540 and PA8140.

        Generation of additional data with respect to PA8140 and incorporation of data into the NDA for PA32540 delayed submission of the NDA from the original planned submission date in the third quarter of 2012. The NDA was filed for both products in March 2013 and in May 2013 the FDA accepted the NDA for review. The FDA assigned a user fee date of January 24, 2014. As part of our continuing discussions with the FDA concerning the NDA for PA32540 and PA8140 tablets, we decided to conduct an additional comparative Phase 1 pharmacokinetic study to determine the pharmacokinetic profile of the omeprazole component of PA 8140 tablets and compare it to that of PA32540 tablets. We submitted study information and data to the FDA as it became available during the conduct of the study and FDA reviewed such information and data from the study when submitted. The final study report for the study was submitted to the FDA in accordance with our agreed timeline. FDA informed us that the Company's user fee date was April 25, 2014.

        On April 25, 2014, we received a CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude the approval of the NDA in its then-current form. Specifically, an inspection of the manufacturing facility of our previously designated primary aspirin API supplier concluded with certain inspection deficiencies. There were no clinical or safety deficiencies noted with respect to either PA8140 or PA32540 and no other deficiencies were noted in CRL. On June 30, 2014, we resubmitted the NDA for PA32540 and PA8140 to the FDA and the FDA

notified us that the new action fee date is December 30, 2014. On May 9, 2014, the aspirin API supplier submitted a response to the FDA addressing the inspection deficiencies and subsequently submitted an update to its initial response.

        On December 17, 2014, we received a second CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude approval of the NDA in its current form. In this CRL, the FDA used identical wording to that of the first CRL. There were no clinical or safety deficiencies noted with respect to either PA32540 or PA8140 and no other deficiencies were noted in the CRL. FDA regulations allowed us to request a Type A meeting with the FDA to discuss the next steps required to gain approval of our NDA. The FDA granted the Type A meeting, which was held in late January 2015. At the meeting, representatives from the FDA's Office of Compliance stated that the aspirin API supplier's responses to the 483 inspectional observations submitted in May 2014 were still under review and the Office of Compliance would be communicating with the supplier in the coming weeks. The aspirin API supplier subsequently informed us that it received a warning letter relating to the Form 483 inspection deficiencies, and submitted a plan of corrective actions to the FDA to address the matters raised in the warning letter. On December 28, 2015, we announced that the FDA had completed re-inspection of the aspirin API supplier's manufacturing facility and issued an additional 483 notice, citing numerous observations.. The active ingredient supplier voluntarily stopped production at this facility to focus on remediating the FDA observations. Production at this facility is expected to resume on or about February 29, 2016.

        On December 28, 2015, we also announced that significant progress has been made with respect to a different aspirin API supplier, which is a global leader in aspirin manufacturing, and that this previously designated secondary supplier would now be designated as our primary supplier in connection with the NDA for YOSPRALA. We are focusing our efforts toward using our previously designated secondary aspiring API supplier as our primary supplier in connection with our NDA, but are considering the inclusion of both aspirin API suppliers in the NDA package for YOSPRALA. Before this application may be approved, we must qualify our newly designated primary aspirin API supplier or our secondary aspirin API supplier must satisfactory resolve its deficiencies. Final agreement on the draft labeling is also pending. We are targeting submission of the NDA for YOSPRALA with the FDA early in the second quarter of 2016, and we believe we remain on track for potential approval and launch of YOSPRALA in 2016.

        To assess whether a similar interaction occurs between clopidogrel and PA32540, which contains immediate release omeprazole, we completed two Phase 1 drug-drug interaction studies to evaluate the ex-vivo platelet aggregation effects of PA32540 plus clopidogrel. In the first study, we evaluated ex-vivo platelet aggregation of PA32540 plus clopidogrel when dosed at the same time or dosed 10 hours apart compared to aspirin 325 mg plus clopidogrel dosed together. When PA32540 and clopidogrel were dosed together, data from the study showed a mean 36.7% platelet inhibition compared to a mean 44.0% platelet inhibition when aspirin and clopidogrel were dosed together suggesting a drug-drug interaction based on the study's pre-specified primary analysis. When PA32540 and clopidogrel were dosed 10 hours apart, data from the study indicate no ex-vivo drug-drug interaction based on the study's pre-specified primary analysis. In the second Phase 1 study, we evaluated ex-vivo platelet aggregation of PA32540 plus clopidogrel dosed 10 hour apart compared to a current standard of care of Plavix + Prilosec 40 mg + enteric coated ASA 81 mg dosed together. Subjects on PA32450 demonstrated significantly greater inhibition of platelet aggregation than subjects on standard of care. The clinical relevance of these ex vivo platelet data on cardiovascular events is not known. No further Phase 1 studies on the clopidogrel-PPI interaction are planned. FDA assessment of available data on the drug-drug interaction may result in the inclusion of a warning, similar to that in the current Prilosec label, against the concomitant use of PA32540 and Plavix.

        We are also continuing to evaluate how best to commercialize the PA product candidates and programs. We are evaluating the regulatory requirements to obtain an indication for PA for the secondary prevention of colorectal neoplasia. In January 2010, we received input from the FDA with respect to the development requirements for a possible indication in colorectal neoplasia. Further discussions are being considered. We are also evaluating the possibility of developing another dosage strength of PA containing 650 mg of enteric coated aspirin and 20 mg of omeprazole (PA65020) for the treatment of osteoarthritis and similar conditions and we met with the FDA in December 2010 to obtain input with respect to the regulatory requirements to obtain such an indication. The FDA advised us that we will need to demonstrate a reduction in gastric ulcers compared to aspirin alone in a replicate Phase 3 program similar to that we performed for VIMOVO, in addition to a study to establish efficacy of the product in the treatment of osteoarthritis.

        We met with a European country that served as the reference member state for approval of VIMOVO in Europe to obtain guidance on a clinical development program for approval of PA65020 in the Europe. We were advised that Phase 3 endoscopic trials demonstrating a reduction in gastric ulcers would not be required in addition to an osteoarthritis efficacy study since omeprazole's actions on gastric ulcers has been well characterized. Instead, Phase 1 studies assessing pharmacokinetics and gastric acid suppression could be used to support the benefit of omeprazole as a component of PA65020.

        We have also received scientific advice from the MEB in the Netherlands, which has agreed to be the Reference Member State in a decentralized filing procedure, regarding the development program required for the approval in the European Union, or EU, of PA tablets, including a lower dosage form containing 100 mg of aspirin and 40 mg of omeprazole (PA10040) for the secondary prevention of cardiovascular disease. The MEB agreed that a full Phase 3 clinical development program for PA10040, to demonstrate the reduction of endoscopic gastric ulcers vs. enteric coated aspirin, would not be necessary. Instead, a Phase 1 pharmacodynamic study comparing gastric pH control for PA10040 vs. enteric coated omeprazole 20 mg, along with a study to demonstrate bioequivalence of PA10040 to a currently marketed enteric coated aspirin product using ASA as the analyte would be sufficient. Study PA10040-101 demonstrated that PA10040 had comparable bioavailability and is bioequivalent to a European Union reference listed enteric coated aspirin 100 mg. Study PA10040-102 demonstrated that PA10040 provides gastric pH greater than 4 control for a percent time over 24 hours of 47%. Furthermore, compared to Losec 20 mg (EC omeprazole 20 mg), PA10040 produced a similar level of 24-hour pH control ((p=0.02).

        A pre-submission follow up meeting with the MEB was held in July 2014. We proposed seeking approval of PA10040 only since the ASA component in that dosage form matches the clinical practice for use of ASA in the EU. Approval of PA10040 would be based on specific studies conducted with the product, as well as data from the entire PA program conducted in the United States. Based on discussions at the meeting, the MEB agreed that the MAA filing can proceed without any further clinical studies and that the Netherlands would be the lead country for the decentralized review process. The MEB also requested that a complete risk-benefit analysis of PA10040 for the intended cardiovascular patient population and proposed indication should be included as part of the MAA submission.

        We have incurred significant losses since our inception and have not yet generated significant revenue from product sales. As of September 30, 2015, our accumulated deficit was approximately $121.4 million. We record revenue under the following categories: royalty revenues and licensing revenues. Our licensing revenues include upfront payments upon contract signing, additional payments if and when certain milestones in the product's development or commercialization are reached, while the royalty payments are based on product sales. Our historical operating losses have resulted principally from our research and development activities, including clinical trial activities for our product candidates and sales, general and administrative expenses. Research and development expenses include salaries and benefits for personnel involved in our research and development activities and direct development costs, which include costs relating to the formulation and manufacturing of our product candidates, costs relating to preclinical studies, including toxicology studies, and clinical trials, and costs relating to compliance with regulatory requirements applicable to the development of our product candidates. Since inception, our research and development expenses have represented approximately 60% of our total operating expenses. For the nine months ended September 30, 2015, our research and development expenses represented approximately 13% of our total operating expenses.

        Operating losses may be incurred over the next several years as we complete the development and seek regulatory approval for our product candidates, develop other product candidates, conduct pre-commercialization activities, and acquire and/or develop product portfolios in other therapeutic areas. Our results may vary depending on many factors, including:

  •
  the progress of our PA product candidates and our other product candidates in the clinical and regulatory process;

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  the ability of Horizon and AstraZeneca to successfully commercialize VIMOVO in the United States and outside the United States, respectively, and our ability to successfully commercialize our PA product candidates;

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  the establishment of potential new collaborations and progress and/or maintenance of our existing collaborations for the development and commercialization of any of our product candidates;

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  our ability to successfully defend our regulatory market exclusivity and patent rights against generic challenges by generic companies and others and to succeed in obtaining extensions of such exclusivity for which we may be eligible;

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  our ability to commercialize our products either ourselves or with commercial partners in a highly regulated and extremely competitive marketplace;

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  the possible acquisition and/or in-licensing, and development of our therapeutic product candidates; and

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  our ability to integrate our business with that of Tribute if the transaction is consummated.

        We have entered into collaborations and may continue to enter into additional collaborations with established pharmaceutical or pharmaceutical services companies to commercialize and manufacture our product candidates once approved. We decided to retain control of our PA product candidates for cardiovascular indications through the clinical development and pre-commercialization stage. To that end, our chief commercial officer evaluated the commercial opportunities for these product candidates and developed a worldwide commercial strategy, which enabled us to conduct pre-commercialization activities prior to licensing these products to commercial partners. We are currently evaluating all strategic options available to us now that we have full ownership of the PA products. In light of the developments with our active ingredient suppliers and of the time requirements necessary to complete an assessment of its strategic options, and to properly prepare the market for the launch of our YOSPRALA product candidates, we believe the products will be available for commercialization in 2016.

        Our business and operations model is evolving. On June 1, 2015, our Board appointed a new Chief Executive Officer, Adrian Adams and a new President and Chief Business Officer, Andrew Koven, each of whom has experience creating, leading and expanding pharmaceutical companies with marketing and sales capabilities. If the proposed business combination with Tribute is approved by our stockholders and Tribute's shareholders and such transactions and the Equity Financing and Debt Financing are closed, we will become a specialty pharmaceutical company focused on cardiovascular and pain therapies with a diversified portfolio of marketed products and developmental stage product candidates in the United States and Canada.

        Our ability to generate revenue in the near term is dependent upon our ability, alone or with collaborators, to achieve the milestones set forth in our collaboration agreements, to enter into additional collaboration agreements, to successfully develop product candidates, to obtain regulatory approvals and to successfully manufacture and commercialize our future products. These milestones are earned when we have satisfied the criteria set out in our revenue recognition footnote accompanying the financial statements included in our Annual Report on Form 10-K, filed with the SEC on March 11, 2015 which appear elsewhere in this prospectus. These payments generate large non-recurring revenue that will cause large fluctuations in quarterly and annual profit and loss.

Status and Expenses Related to Our Approved Products and Product Candidates

        There follows a brief discussion of the status of the development of our approved products and our product candidates, as well as the costs relating to our development activities. Our direct research and development expenses were $2.9 million for the nine months ended September 30, 2015 and $2.5 million for the nine months ended September 30, 2014. Our research and development expenses that are not direct development costs consist of personnel and other research and development departmental costs and are not allocated by product candidate. We generally do not maintain records that allocate our employees' time by the projects on which they work and, therefore, are unable to identify costs related to the time that employees spend on research and development by product candidate. Total compensation and benefit costs for our personnel involved in research and development were $2.1 million for the nine months ended September 30, 2015 and $2.2 million for the nine months ended September 30, 2014. Total compensation included $0.1 million and $0.4 million charge for non-cash compensation for stock option expense for the nine months ended September 30, 2015 and September 30, 2014, respectively. Other research and development department costs were $0.1 million for the nine months ended September 30, 2015 and $0.1 million for the nine months ended September 30, 2014.

Treximet/MT400

        On April 15, 2008, the FDA approved Treximet for the acute treatment of migraine attacks with or without aura in adults. GSK notified us of its intention to launch the product and Treximet was available in pharmacies in May 2008. As part of our NDA program for Treximet, we conducted five Phase 1 trials, two Phase 3 pivotal trials, and one 12-month open label safety trial using a formulation of Treximet developed by GSK. The Phase 3 pivotal trials, including the endpoints required to evaluate Treximet, were designed to demonstrate superiority to placebo for relief of pain and the associated symptoms of migraine (nausea, photophobia and phonophobia) at two hours. Additionally, the program was designed to demonstrate that each component makes a contribution to the efficacy of Treximet (the "combination drug rule" that the FDA requires of all combination products). The efficacy endpoint for the combination was sustained pain free, which is defined as improvement from moderate or severe pain to no pain at two hours and remaining at no pain through twenty four hours without the use of rescue medicine. Further, GSK has conducted market support studies for Treximet, including evaluations in a pediatric population. As required by the terms of our agreement with GSK, we transferred ownership of the NDA and other regulatory filings for Treximet to GSK on May 14, 2008, and GSK took responsibility for all ongoing regulatory obligations for the product, including post marketing clinical trial requirements.

        Since inception we have incurred total direct development costs of $26.5 million associated with the development of our MT 400 and Treximet programs. Our direct development costs do not include the cost of research and development personnel or any allocation of our overhead expenses.

        On May 13, 2014, we, GSK, CII and Pernix, entered into certain agreements in connection with GSK's divestiture of all of its rights, title and interest to develop, commercialize and sell Treximet in the U.S. to Pernix. Upon the closing of the divestiture on August 20, 2014, GSK assigned the Treximet

Agreement to Pernix. Immediately following the closing of the divestiture, Amendment No. 1 between us and Pernix became effective. Amendment No. 1, among other things, amends the royalty provisions of the Agreement to provide for a guaranteed quarterly minimum royalty of $4 million for the calendar quarters commencing on January 1, 2015 and ending on March 31, 2018 and requires that Pernix continue certain of GSK's ongoing development activities and to undertake certain new activities, for which we will provide reasonable assistance. Amendment No. 1 also eliminates restrictions in the Agreement on our right to develop and commercialize certain dosage forms of sumatriptan/naproxen combinations outside of the United States and permits Pozen to seek approval for these combinations on the basis of the approved NDA for Treximet. Pernix also granted us a warrant to purchase 500,000 shares of Pernix common stock at an exercise price of $4.28, the closing price of Pernix common stock as reported on the NASDAQ Global Market on May 13, 2014. In the first quarter of 2015, the Company sold the warrant for $2,479,000.

        Lastly, we, GSK, Pernix and CII executed a letter agreement whereby we expressly consented to the assignment by GSK and the assumption by Pernix of the Treximet Agreement. On July 30, the parties entered into Amendment No. 2 to the Treximet Agreement which will permit Pernix's Irish affiliate to which Pernix will assign its rights to further assign the Agreement without our prior written consent as collateral security for the benefit of the lenders which financed the acquisition. Amendment No. 2 became effective upon closing of the divestiture, which occurred on August 20, 2014.

PN/VIMOVO Program

        Under our PN program, we completed formulation development and clinical studies for several combinations of a PPI and a NSAID in a single tablet intended to provide effective management of pain and inflammation associated with chronic conditions such as osteoarthritis and intended to have fewer gastrointestinal complications compared to a NSAID taken alone in patients at risk for developing NSAID associated gastric ulcers. We entered into an exclusive,worldwide (except for Japan) collaboration agreement with AstraZeneca on August 1, 2006 and which was amended in September 2007 and October 2008 relating to the development and commercialization of our PN products. Our agreement with AstraZeneca covered the development and commercialization of proprietary fixed dose combinations of the PPI esomeprazole magnesium with the NSAID naproxen in a single tablet. The initial product developed under the agreement, VIMOVO (formerly PN 400), was approved by the FDA on April 30, 2010 for the relief of the signs and symptoms of osteoarthritis, rheumatoid arthritis and ankylosing spondylitis and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers.

        The NDA for VIMOVO was submitted on June 30, 2009 and was accepted for filing in August 2009. We received a $10.0 million milestone payment from AstraZeneca in September 2009 for the achievement of such milestone. On April 30, 2010, VIMOVO was approved by FDA for the relief of the signs and symptoms of osteoarthritis, rheumatoid arthritis and ankylosing spondylitis and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. We received a $20.0 million milestone payment from AstraZeneca in May 2010 in connection with such approval. As required by the terms of our agreement with AstraZeneca, we transferred ownership of the NDA and other regulatory filings for VIMOVO to AstraZeneca on June 1, 2010, and AstraZeneca now has responsibility for all ongoing regulatory obligations for the product in the U.S., including post marketing clinical trial requirements, in addition to responsibility for all regulatory obligations outside the U.S.

        Under our agreement with AstraZeneca, AstraZeneca had responsibility for the development program for PN products outside the U.S., including interactions with regulatory agencies. In October 2009, AstraZeneca submitted a MAA for VIMOVO in the EU via the DCP and has filed for approval in a number of other countries which are not covered by the DCP. On October 11, 2010, we announced with AstraZeneca that VIMOVO had received positive agreement for approval in 39 countries across the EU following all 22 Concerned Member States agreeing with the assessment of the Netherlands Health Authority, acting as the Reference Member State for the DCP. We received a $25.0 million milestone payment when pricing and reimbursement for VIMOVO was granted in the United Kingdom. Other Member States are now pursuing pricing and reimbursement and national approvals. Earlier, in May 2010, we had received a $20.0 million milestone payment when we received FDA approval of VIMOVO. As of the end of December 31, 2013, VIMOVO has been filed for regulatory approval in 81 countries and approved in 71 countries.

        On May 3, 2013, AstraZeneca informed us that, after a strategic business review, it had decided to cease promotion and sampling of VIMOVO by the end of the third quarter of 2013 in certain countries, including the U.S. and all countries in Europe, other than Spain and Portugal, which have pre-existing contractual relationships with third parties. We understand that AstraZeneca will instead now focus on those countries where the product has shown growth and which AstraZeneca believes have the greatest potential for future growth. We continue to assess the financial impact this decision will have on our royalty revenue. On November 18, 2013, AstraZeneca and Horizon entered into certain agreements in connection with AstraZeneca's divestiture of all of its rights, title and interest to develop, commercialize and sell VIMOVO in the United States to Horizon. As required by the terms of our agreement with AstraZeneca, we gave our consent to AstraZeneca's divestiture of such rights to Horizon because we believed that Horizon's expertise in commercializing products for pain and inflammatory disease, including a similar combination product containing a NSAID and a gastroprotective agent, make it an excellent partner to maximize the potential of VIMOVO in the United States. We were also able to negotiate a guaranteed annual minimum royalty in the United States in the amount of $5.0 million in calendar year 2014, and a guaranteed annual minimum royalty amount of $7.5 million each calendar year thereafter, provided that the patents owned by us which cover VIMOVO are in effect and no generic forms of VIMOVO are in the marketplace. On July 28, 2014, Horizon announced that it had been verbally notified by CVS Caremark and Express Scripts, Inc. that VIMOVO would no longer be on their formularies and will be placed on their exclusion lists effective January 1, 2015. We saw a decline in VIMOVO prescriptions in the first quarter of 2015 of approximately 20% versus the fourth quarter of 2014, but saw a greater than 50% increase in the second quarter of 2015 as compared to the first quarter of 2015. In the third quarter of 2015, we saw a further 8% increase in total VIMOVO prescriptions (TRx's) such that third quarter 2015 TRx's were greater than 30% more than the TRx's in the fourth quarter of 2014.

        Since inception we have incurred total direct development cost of $96.2 million associated with the development of our PN program of which $57.1 million was funded by development revenue from AstraZeneca. Our direct development costs do not include the cost of research and development personnel or any allocation of our overhead expense.

PA Program

        As part of our PA program, we are developing a PPI and aspirin in a single tablet. Similar to the PN program, our PA product candidate is intended to induce fewer gastrointestinal complications compared to an aspirin taken alone in patients at risk for developing aspirin associated gastric ulcers. Our PA product candidates are covered under the same patent as PN, but we retained all rights to this program through the clinical development and pre-commercialization stage.

        Our PA product candidates, PA32540 and PA8140, which we refer to as YOSPRALA 81/40 and YOSPRALA 325/40, have completed clinical development testing in the United States. Based upon the

FDA's earlier confirmation that endoscopic gastric ulcers were an acceptable primary endpoint, in October 2009, we began two pivotal Phase 3 and one long-term safety study for PA32540 for the cardiovascular indication. The primary endpoint was met in both studies. Additionally, the studies met their key secondary endpoints, including a reduction in gastroduodenal ulceration as well as a reduction in discontinuation due to upper gastrointestinal adverse events in subjects taking PA32540 compared to 325 mg enteric coated aspirin.

        In February 2012, the FDA requested an additional Phase 1 study to assess the bioequivalence of PA32540 to enteric coated aspirin 325 mg with respect to acetylsalicylic acid, or ASA. After the Company completed the requested bioequivalence study, the FDA has made a preliminary review of the study results and the Company's summary analyses and, based on its preliminary assessment of the information available to it at the time, the FDA did not agree that bioequivalence of PA32540 to enteric coated aspirin 325 mg was demonstrated. We then submitted to the FDA additional information and analyses from the requested bioequivalence study, as well as other relevant pharmacokinetic, clinical pharmacology, and in vitro dissolution data as a Briefing Document in support of a request for a Type A meeting with the FDA. At the Type A meeting held in August 2012, the FDA confirmed that, although it believes bioequivalence of PA32540 to enteric coated aspirin 325 mg, was not strictly established in our bioequivalence study according to the predetermined criteria, the results from this study, together with additional information that will be submitted by us in the NDA, constitutes sufficient data to support the establishment of a clinical and pharmacological bridge between the product and enteric coated aspirin 325 mg. The FDA indicated that it would make a final determination during the NDA review. FDA also indicated that a similar strategy to bridge to the reference listed drug, inclusive of a new, single pharmacokinetic study, could be utilized for a low dose version of PA32540 (PA8140). We have conducted this study with the low dose version against the enteric coated aspirin 81 mg. Based on the predetermined criteria acceptable to the FDA, the study demonstrated that PA8140 is bioequivalent to enteric coated aspirin using criteria for highly variable drugs and had comparable bioavailability.

        During a pre-submission meeting with respect to its NDA for PA32540 in April 2012, the FDA suggested that the Company also seek approval for a lower dose formulation of the product containing 81 mg of enteric coated aspirin as part of its NDA for PA32540. We intended to seek an indication for the secondary prevention of cardiovascular disease in patients at risk for gastric ulcers. During the Type A meeting held in August 2012, the FDA has confirmed its preference to have both PA32540 and a lower dose version available in the market so that physicians can have both a low and high dose option available, and agreed that, if both dosage strengths were included in the NDA and subsequently approved, the indications for both will be consistent with the full range of indications described in the current aspirin monograph.

        We had generated some clinical pharmacology data and chemical, manufacturing and controls, or CMC, data for a product which contains 81 mg of enteric coated aspirin and 40 mg of omeprazole in a single tablet known as PA8140. We filed this existing data, together with additional CMC data to be generated and evidence from the scientific literature relating to the ulcerogenic risk of 81 mg of aspirin with the FDA. At this time, the Company does not intend to conduct Phase 3 clinical trials for PA8140. The data package submitted for PA8140 was similar to that used to gain approval for a lower dosage form of VIMOVO containing 375 mg of naproxen. We have no assurance such data will be sufficient for the FDA to approve PA8140 or to allow a broader indication for PA32540. The FDA will make a final determination with respect to the approvability of and indications for PA32540 and PA8140.

        Generation of additional data with respect to PA8140 and incorporation of data into the NDA for PA32540 delayed submission of the NDA from the original planned submission date in the third quarter of 2012. The NDA was filed for both products in March 2013 and in May 2013 the FDA accepted the NDA for review. The FDA assigned a user fee date of January 24, 2014. As part of our continuing discussions with the FDA concerning the NDA for PA32540 and PA8140 tablets, we decided to conduct an additional comparative Phase 1 pharmacokinetic study to determine the pharmacokinetic profile of the omeprazole component of PA8140 tablets and compare it to that of PA32540 tablets. We submitted study information and data to the FDA as it became available during the conduct of the study and FDA agreed to review such information and data from the study when submitted. The final study report for the study was submitted to the FDA in accordance with our agreed timeline. FDA has informed us that the Company's user fee date was April 25, 2014. On April 25, 2014, we received a CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude the approval of the NDA in its then-current form. Specifically, an inspection of the manufacturing facility of our previously designated primary aspirin API supplier concluded with certain inspection deficiencies. There were no clinical or safety deficiencies noted with respect to either PA8140 or PA32540 and no other deficiencies were noted in CRL. On June 30, 2014, we resubmitted the NDA for PA32540 and PA8140 to the FDA and the FDA notified us that the new action fee date is December 30, 2014. On May 9, 2014, the aspirin API supplier submitted a response to the FDA addressing the inspection deficiencies and subsequently submitted an update to its initial response.

        On December 17, 2014, we received a second CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude approval of the NDA in its current form. In this CRL, the FDA used identical wording to that of the first CRL. There were no clinical or safety deficiencies noted with respect to either PA32540 or PA8140 and no other deficiencies were noted in the CRL. FDA regulations allowed us to request a Type A meeting with the FDA to discuss the next steps required to gain approval of our NDA. The FDA granted the Type A meeting, which was held in late January 2015. At the meeting, representatives from the FDA's Office of Compliance stated that the aspirin API supplier's responses to the 483 inspectional observations submitted in May 2014 were still under review and the Office of Compliance would be communicating with the supplier in the coming weeks. The aspirin API supplier subsequently informed us that it received a warning letter relating to the Form 483 inspection deficiencies, and submitted a plan of corrective actions to the FDA to address the matters raised in the warning letter. On December 28, 2015, we announced that the FDA had completed re-inspection of the aspirin API supplier's manufacturing facility and issued an additional 483 notice, citing numerous observations.. The active ingredient supplier voluntarily stopped production at this facility to focus on remediating the FDA observations. Production at this facility is expected to resume on or about February 29, 2016.

        On December 28, 2015, we also announced that significant progress has been made with respect to a different aspirin API supplier, which is a global leader in aspirin manufacturing, and that this previously designated secondary supplier would now be designated as our primary supplier in connection with the NDA for YOSPRALA. We are focusing our efforts toward using our previously designated secondary aspiring API supplier as our primary supplier in connection with our NDA, but are considering the inclusion of both aspirin API suppliers in the NDA package for YOSPRALA. Before this application may be approved, we must qualify our newly designated primary aspirin API supplier or our secondary aspirin API supplier must satisfactory resolve its deficiencies. Final agreement on the draft labeling is also pending. We are targeting submission of the NDA for YOSPRALA with the FDA early in the second quarter of 2016, and we believe we remain on track for potential approval and launch of YOSPRALA in 2016.

        We are also continuing to evaluate how best to commercialize the PA product candidates and programs. We are evaluating the regulatory requirements to obtain an indication for PA for the secondary prevention of colorectal neoplasia. In January 2010, we received input from the FDA with respect to the development requirements for a possible indication in colorectal neoplasia. Further discussions are being considered. We are also evaluating the possibility of developing another dosage strength of PA containing 650 mg of enteric coated aspirin and 20 mg of omeprazole (PA65020) for the treatment of osteoarthritis and similar conditions and we met with the FDA in December 2010 to obtain input with respect to the regulatory requirements to obtain such an indication. The FDA advised us that we will need to demonstrate a reduction in gastric ulcers compared to aspirin alone in a replicate Phase 3 program similar to that we performed for VIMOVO, in addition to a study to establish efficacy of the product in the treatment of osteoarthritis.

        We recently met with a European country that served as the reference member state for approval of VIMOVO in Europe to obtain guidance on a clinical development program for approval of PA65020 in the Europe. We were advised that Phase 3 endoscopic trials demonstrating a reduction in gastric ulcers would not be required in addition to an osteoarthritis efficacy study since omeprazole's actions on gastric ulcers has been well characterized. Instead, Phase 1 studies assessing pharmacokinetics and gastric acid suppression could be used to support the benefit of omeprazole as a component of PA65020.

        We have also received scientific advice from the MEB in the Netherlands, which has agreed to be the Reference Member State in a decentralized filing procedure, regarding the development program required for the approval in the European Union, or EU, of PA tablets, including a lower dosage form containing 100 mg of aspirin and 40 mg of omeprazole (PA10040) for the secondary prevention of cardiovascular disease. The MEB agreed that a full Phase 3 clinical development program for PA10040, to demonstrate the reduction of endoscopic gastric ulcers vs. enteric coated aspirin, would not be necessary. Instead, a Phase 1 pharmacodynamic study comparing gastric pH control for PA10040 vs. enteric coated omeprazole 20 mg, along with a study to demonstrate bioequivalence of PA10040 to a currently marketed enteric coated aspirin product using ASA as the analyte would be sufficient. Study PA10040-101 demonstrated that PA10040 had comparable bioavailability and is bioequivalent to a European Union reference listed enteric coated aspirin 100 mg. Study PA10040-102 demonstrated that PA10040 provides gastric pH greater than 4 control for a percent time over 24 hours of 47%. Furthermore, compared to Losec 20 mg (EC omeprazole 20 mg), PA10040 produced a similar level of 24-hour pH control ((p=0.02).

        A pre-submission follow up meeting with the MEB was held in July 2014. We proposed seeking approval of PA10040 only since the ASA component in that dosage form matches the clinical practice for use of ASA in the EU. Approval of PA10040 would be based on specific studies conducted with the product, as well as data from the entire PA program conducted in the United States. Based on discussions at the meeting, the MEB agreed that the MAA filing can proceed without any further clinical studies and that the Netherlands would be the lead country for the decentralized review process. The MEB also requested that a complete risk-benefit analysis of PA10040 for the intended cardiovascular patient population and proposed indication should be included as part of the MAA submission.

        We cannot reasonably estimate or know the amount or timing of the costs necessary to continue development and/or complete the development of any PA product candidates we may seek to develop or when, if and to what extent we will receive cash inflows from any PA products. The additional costs that may be incurred include expenses relating to clinical trials and other research and development activities and activities necessary to obtain regulatory approvals. We decided to retain control of our PA product candidates for cardiovascular indications through the clinical development and pre-commercialization stage. On September 3, 2013 we entered into a License and Collaboration Agreement with Sanofi US to commercialize our PA product candidates containing an immediate release PPI and 325 mg or less of delayed release or enteric coated aspirin in the United States. Even though the License and Collaboration Agreement was terminated on November 29, 2014, we believe we were able to negotiate more favorable terms with Sanofi US for rights to commercialize the products in the United States than we had licensed the product candidates at an earlier stage in development and will be able to achieve more favorable terms with other partners outside the United States if we are successful in licensing PA products in other territories in the future.

        Our business and operations model is evolving. On June 1, 2015, our Board appointed a new Chief Executive Officer, Adrian Adams, and a new President and Chief Business Officer, Andrew I. Koven, each of whom has experience creating, leading and expanding pharmaceutical companies with marketing and sales capabilities. If the proposed business combination with Tribute is approved by our stockholders and Tribute's shareholders and such transactions and the Equity Financing and Debt Financing are closed, we will become a specialty pharmaceutical company focused on cardiovascular and pain therapies with a diversified portfolio of marketed products and developmental stage product candidates in the United States and Canada.

        We have incurred direct development costs associated with the development of our PA program of $2.8 million during the nine months ended September 30, 2015. Since inception we have incurred a total direct development cost of $77.4 million associated with the development of our PA program. Our direct development costs do not include the cost of research and development personnel or any allocation of our overhead expenses.

Collaborative Arrangements

        We have entered into and may continue to enter into collaborations with established pharmaceutical or pharmaceutical services companies to develop, commercialize and/or manufacture our product candidates. Our existing collaborations are described below.

GlaxoSmithKline (GSK)

        In June 2003, we signed an agreement with GSK for the development and commercialization of proprietary combinations of a triptan (5-HT1B/1D agonist) and a long-acting NSAID. The combinations covered by the agreement are among the combinations of MT 400. Under the terms of the agreement, GSK has exclusive rights in the U.S. to commercialize all combinations which combine GSK's triptans, including Imitrex® (sumatriptan succinate) or Amerge® (naratriptan hydrochloride), with a long-acting NSAID. We were responsible for development of the first combination product, while GSK provided formulation development and manufacturing. Pursuant to the terms of the agreement, we received $25.0 million in initial payments from GSK following termination of the waiting period under the HSR Act and the issuance of a specified patent. In May 2004, we received a $15.0 million milestone payment as a result of our commencement of Phase 3 clinical trial activities. In October 2005, we received a $20.0 million milestone payment upon the FDA's acceptance for review of the NDA for Treximet, the trade name for the product. On April 26, 2008, we received, from GSK, $20.0 million in milestone payments which were associated with the approval of, and GSK's intent to commercialize, Treximet. In addition, Pernix, as assignee of GSK will pay two sales performance milestones totaling $80.0 million if certain sales thresholds are achieved. Up to an additional $10.0 million per product is payable upon achievement of milestones relating to other products. Pernix, as assignee of GSK, will pay royalties on all net sales of marketed products until at least the expiration of the last to expire issued applicable patent (October 2, 2025) based upon the scheduled expiration of currently issued patents. GSK may reduce, but not eliminate, the royalty payable to us if generic competitors attain a pre-determined share of the market for the combination product, or if GSK owes a royalty to one or more third parties for rights it licenses from such third parties to commercialize the product. The agreement terminates on the date of expiration of all royalty obligations unless earlier terminated by either party for a material breach or by GSK at any time upon ninety (90) days' written notice to us for any reason or no reason. GSK has the right, but not the obligation, to bring, at its own expense, an action for infringement of certain patents by third parties. If GSK does not bring any such action within a certain time frame, we have the right, at our own expense, to bring the appropriate action. With regard to certain other patent infringements, we have the sole right to bring an action against the infringing third party. Each party generally has the duty to indemnify the other for damages arising from breaches of each party's representations, warranties and obligations under the agreement, as well as for gross negligence or intentional misconduct. We also have a duty to indemnify GSK for damages arising from our development and manufacture of MT 400 prior to the effective date of the agreement, and each party must indemnify the other for damages arising from the development and manufacture of any combination product after the effective date.

        On November 23, 2011, we entered into the Purchase Agreement, with CII, pursuant to which we sold, and CII purchased, our right to receive future royalty payments arising from U.S. sales of MT 400, including Treximet.

        On May 13, 2014, we, GSK, CII and Pernix, entered into certain agreements in connection with GSK's divestiture of all of its rights, title and interest to develop, commercialize and sell Treximet® in the U.S. to Pernix. Upon the closing of the divestiture on August 20, 2014, GSK assigned the Treximet Agreement to Pernix. Immediately following the closing of the divestiture, Amendment No. 1 between us and Pernix became effective. Amendment No. 1, among other things, amends the royalty provisions of the Agreement to provide for a guaranteed quarterly minimum royalty of $4 million for the calendar quarters commencing on January 1, 2015 and ending on March 31, 2018 and requires that Pernix continue certain of GSK's ongoing development activities and to undertake certain new activities, for which we will provide reasonable assistance. Amendment No. 1 also eliminates restrictions in the Agreement on our right to develop and commercialize certain dosage forms of sumatriptan/naproxen combinations outside of the United States and permits Pozen to seek approval for these combinations on the basis of the approved NDA for Treximet. Pernix has also granted us a warrant to purchase 500,000 shares of Pernix common stock at an exercise price equal to$4.28 per share, the closing price of Pernix common stock as reported on the NASDAQ Global Market on May 13, 2014. In the first quarter of 2015, the Company sold the warrant for $2,479,000. Lastly, we, GSK, Pernix and CII executed a letter agreement whereby we expressly consented to the assignment by GSK and the assumption by Pernix of the Treximet Agreement. On July 30, the parties entered into Amendment No. 2 to the Treximet Agreement which will permit Pernix's Irish affiliate to which Pernix assigned its rights to further assign the Agreement without our prior written consent as collateral security for the benefit of the lenders which financed the acquisition. Amendment No. 2 became effective upon the closing of the divestiture on August 20, 2014.

AstraZeneca AB (AstraZeneca)/ Horizon Pharma USA Inc. (Horizon)

        In August 2006, we entered into a collaboration and license agreement dated as of August 1, 2006 and effective September 7, 2006 with AstraZeneca, a Swedish corporation, regarding the development and commercialization of proprietary fixed dose combinations of the PPI esomeprazole magnesium with the NSAID naproxen, in a single tablet for the management of pain and inflammation associated with conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID associated gastric ulcers, as amended, the "Original Agreement". Under the terms of the Original Agreement, we granted to AstraZeneca an exclusive, fee-bearing license, in all countries of the world except Japan, under our patents and know-how relating to combinations of gastroprotective agents and NSAIDs (other than aspirin and its derivatives). Pursuant to the terms of the agreement, we received an upfront license fee of $40.0 million from AstraZeneca following termination of the waiting period under the HSR Act.

        We retained responsibility for the development and filing of the NDA for the product in the U.S. AstraZeneca is responsible for all development activities outside the U.S., as well as for all manufacturing, marketing, sales and distribution activities worldwide. We agreed to bear all expenses related to certain specified U.S. development activities. All other development expenses, including all manufacturing-related expenses, will be paid by AstraZeneca. The agreement established joint committees with representation of both us and AstraZeneca to manage the development and commercialization of the product. The committees operate by consensus, but if consensus cannot be reached, we generally will have the deciding vote with respect to development activities required for marketing approval of the product in the U.S. and AstraZeneca generally will have the deciding vote with respect to any other matters.

        In September 2007, we agreed with AstraZeneca to amend the Original Agreement effective as of September 6, 2007. Under the terms of the amendment, AstraZeneca has agreed to pay us up to

$345.0 million, in the aggregate, in milestone payments upon the achievement of certain development, regulatory and sales events. In September 2007 we received a $10.0 million payment upon execution of the amendment and a $20.0 million payment in recognition of the achievement of the primary endpoints for the PN400-104 study, a study which compared acid suppression of different doses of VIMOVO (formerly PN 400), and achievement of the interim results of the PN200-301 study, a six month comparative trial of PN 200 as compared to enteric coated naproxen in patients requiring chronic NSAID therapy, meeting mutually agreed success criteria. In May 2010, we received a $20.0 million payment for the NDA approval of VIMOVO. We also received an additional $25.0 million milestone in December 2010 when VIMOVO received approval (including pricing and reimbursement approval) in a major ex-U.S. market and up to $260.0 million will be paid as sales performance milestones if certain aggregate sales thresholds are achieved.

        The amendment also revised the royalty rates we were to have received under the Original Agreement. Prior to the effective date of the amendment, under the terms of the Original Agreement, we were to receive a royalty based on annual net sales by AstraZeneca, its affiliates or sublicensees during the royalty term. The royalty rate varied based on the level of annual net sales of products made by AstraZeneca, its affiliates and sublicensees, ranging from the mid-single digits to the mid-teens. Under the amendment, we receive a flat, low double digit royalty rate during the royalty term on annual net sales of products made by AstraZeneca, its affiliates and sublicensees, in the U.S. and royalties ranging from the mid-single digits to the high-teens on annual net sales of products made by AstraZeneca, its affiliates and sublicensees outside of the U.S. The amendment also revised the rate of reduction to the royalty rate based upon loss of market share due to generic competition inside and outside of the U.S. to account for the new royalty structure. Our right to receive royalties from AstraZeneca for the sale of such products under the collaboration and license agreement, as amended, expires on a country-by-country basis upon the later of (a) expiration of the last-to-expire of certain patent rights relating to such products in that country, and (b) ten years after the first commercial sale of such products in such country.

        We further amended the Original Agreement effective October 1, 2008 to shorten the timing of AstraZeneca's reimbursement obligation for certain development expenses incurred by us under the agreement and to update the description of the target product profile studies (as defined in the agreement) for VIMOVO.

        On September 30, 2015 we have receivables of $5.8 million related to VIMOVO royalty revenue, $4.6 million related to U.S. sales and $1.2 million related to ROW sales. The agreement, unless earlier terminated, will expire upon the payment of all applicable royalties for the products commercialized under the agreement. Either party has the right to terminate the agreement by notice in writing to the other party upon or after any material breach of the agreement by the other party, if the other party has not cured the breach within 90 days after written notice to cure has been given, with certain exceptions. The parties also can terminate the agreement for cause under certain defined conditions. In addition, AstraZeneca can terminate the agreement, at any time, at will, for any reason or no reason, in its entirety or with respect to countries outside the U.S., upon 90 days' notice. If terminated at will, AstraZeneca will owe us a specified termination payment or, if termination occurs after the product is launched, AstraZeneca may, at its option, under and subject to the satisfaction of conditions specified in the agreement, elect to transfer the product and all rights to us.

        On May 3, 2013, AstraZeneca informed us that, after a strategic business review, it had decided to cease promotion and sampling of VIMOVO by the end of the third quarter of 2013 in certain countries, including the U.S. and all countries in Europe, other than Spain and Portugal, which have pre-existing contractual relationships with third parties. We understand that AstraZeneca will instead now focus on those countries where the product has shown growth and which AstraZeneca believes have the greatest potential for future growth.

        On September 16, 2013, we and AstraZeneca entered into another amendment to the Original Agreement which made clarifications to certain intellectual property provisions of the Original Agreement to clarify that AstraZeneca's rights under those provisions do not extend to products which contain acetyl salicylic acid. On September 16, 2013, we and AstraZeneca also executed a letter agreement whereby we agreed that in the event that AstraZeneca divested its rights and obligations to market VIMOVO in the United States to a third party, AstraZeneca would be relieved of its obligations under the Original Agreement with respect to the United States as of the effective date of such divestiture, including its obligation under the Original Agreement to guarantee the performance of such assignee and/or sublicensee.

        On November 18, 2013, AstraZeneca and Horizon entered into certain agreements in connection with AstraZeneca's divestiture of all of its rights, title and interest to develop, commercialize and sell VIMOVO in the United States to Horizon. In connection with this divestiture, on November 18, 2013 we and AstraZeneca entered into an Amended and Restated Collaboration and License Agreement for the United States, the "U.S. Agreement," and an Amended and Restated License and Collaboration Agreement for Outside the United States, the "ROW Agreement," which agreements collectively amend and restate the Original Agreement. AstraZeneca has assigned the U.S. Agreement to Horizon in connection with the divestiture with our consent.

        We and Horizon also entered into Amendment No. 1 to the U.S. Agreement which, among other things, amends the royalty provisions of the U.S. Agreement to provide for a guaranteed annual minimum royalty amount of $5 million in calendar year 2014, and a guaranteed annual minimum royalty amount of $7.5 million each calendar year thereafter, provided that the patents owned by us which cover VIMOVO are in effect and no generic forms of VIMOVO are in the marketplace. Amendment No. 1 also provides that Horizon has assumed AstraZeneca's right to lead the on-going Paragraph IV litigation relating to VIMIVO currently pending in the United States District Court for the District of New Jersey and will assume all patent-related defense costs relating to such litigation, including reimbursement up to specified amounts of the cost of any counsel retained by us, amends certain time periods for Horizon's delivery of quarterly sales reports to Pozen, and provides for quarterly update calls between the parties to discuss VIMOVO's performance and Horizon's commercialization efforts.

        Further, we, AstraZeneca and Horizon executed a letter agreement whereby Pozen expressly consented to the assignment by AstraZeneca and the assumption by Horizon of the U.S. Agreement. In addition, the letter agreement establishes a process for AstraZeneca and Horizon to determine if sales milestones set forth in the Original Agreement are achieved on a global basis and other clarifications and modifications required as a result of incorporating the provisions of the Original Agreement into the U.S. Agreement and the ROW Agreement or as otherwise agreed by the parties.

        We, AstraZeneca and Horizon are also engaged in Paragraph IV litigation with several generic pharmaceutical companies with respect to patents listed in the Orange Book with respect to VIMOVO currently pending in the United States District Court for the District of New Jersey and in two IPRs brought by CFAD and three IPRs brought by Lupin. We and Horizon have currently provided preliminary responses to two petitions filed by CFAD and three petitions filed by Lupin each seeking inter partes review of patents listed in the Orange Book with respect to VIMOVO. A petition for IPR brought by Dr. Reddy's was dismissed on October 9, 2015. Two prior petitions brought by CFAD have also been dismissed; the first on December 8, 2015, and the second on December 17, 2015. We and AstraZeneca are also engaged in a proceeding in Canada with Mylan ULC which is seeking approval of its generic version of VIMOVO in Canada prior to the expiration of our Canadian patent.

sanofi-aventis U.S. LLC (Sanofi US)

        On September 3, 2013, we entered into a license and collaboration agreement with Sanofi US with respect to the commercialization of our PA products in the United States. On November 29, 2014, we executed a termination agreement with Sanofi US terminating the license agreement for PA. As of the termination date, all licenses granted to Sanofi US were terminated and all rights to the products licensed to Sanofi US under the agreement reverted to us. The termination agreement further provides for the transfer of specified commercial know-how developed by Sanofi US relating to the PA products to us and allows us, and any future collaborators, to use this know-how to commercialize the products. We are currently evaluating all strategic options available to us now that we have full ownership of the PA products in the United States.

Patheon Pharmaceuticals Inc. (Patheon)

        On December 19, 2011, we entered into a Manufacturing Services Agreement, or the Supply Agreement, and a related Capital Expenditure and Equipment Agreement, or the Capital Agreement, relating to the manufacture of PA32450. Under the terms of the Supply Agreement, Patheon has agreed to manufacture, and we have agreed to purchase, a specified percentage of the Company's requirements of the PA32540 for sale in the United States. The term of the Supply Agreement extends until December 31st of the fourth year after we notify Patheon to begin manufacturing services under the Supply Agreement, or the Initial Term, and will automatically renew thereafter for periods of two years, unless terminated by either party upon eighteen months' written notice prior to the expiration of the Initial Term or twelve months' written notice prior to the expiration of any renewal term. In addition to usual and customary termination rights which allow each party to terminate the Supply Agreement for material, uncured breaches by the other party, we can terminate the Supply Agreement upon thirty (30) days' prior written notice if a governmental or regulatory authority takes any action or raises any objection that prevents us from importing, exporting, purchasing or selling PA32540 or if it is determined that the formulation or sale of PA32540 infringes any patent rights or other intellectual property rights of a third party. We can also terminate the Supply Agreement upon twenty-four (24) months' prior written notice if we license, sell, assign or otherwise transfer any rights to commercialize PA32540 to a third party. The Supply Agreement contains general and customary commercial supply terms and conditions, as well as establishing pricing for bulk product and different configurations of packaged product, which pricing will be adjusted annually as set forth in the Supply Agreement. Under the terms of the Capital Agreement, we will be responsible for the cost of purchasing certain equipment specific to the manufacture of PA32540, the cost of which, based on current volume projections, is expected to be less than $150,000. If additional equipment and facility modifications are required to meet our volume demands for PA32540, we may be required to contribute to the cost of such additional equipment and facility modifications, up to a maximum of approximately $2.5 million in the aggregate.

        The Supply Agreement and Capital Agreement were amended on July 10, 2013. The First Amendment to the Manufacturing and Services Agreement (the "Amendment to the Supply Agreement") expressly incorporates the Company's PA8140 product candidate into the Supply Agreement. The Amendment to the Supply Agreement also clarifies that the manufacturing services contemplated by the Supply Agreement include the manufacture of validation batches, but the placing of an order for such validation batches will not trigger the Commencement Date of the Initial Term (each as defined in the Supply Agreement), updates pricing for the Company's PA32540 product candidate and a incorporates a new pricing schedule for PA8140, as well as other conforming changes to the Supply Agreement. The First Amendment to the Capital Expenditure and Equipment Agreement (the "Amendment to the Capital Agreement"), replaces the existing Schedule A of the Capital Agreement, which lists dedicated and non-dedicated capital equipment and facility modifications to be funded in whole or in part by the Company, with a new updated schedule which reflects the parties' current assumptions regarding the need for and timing of capital equipment expenditures based upon Patheon's current and anticipated production capacity and current volume projections for PA32540 and PA8140. Under the terms of the Capital Agreement, the Company was previously required to contribute to the cost of such additional capital equipment and facility modifications, up to a maximum of approximately $2.5 million in the aggregate. Pursuant to the terms of the Amendment to the Capital Agreement, the parties have agreed to reduce the amount of such maximum expenditure to approximately $1.2 million dollars in light of the revised capacity and volume assumptions.

Results of Operations

  Three months ended September 30, 2015 compared to the three months ended September 30, 2014

        Net (loss) income per share:    Net loss attributable to common stockholders for the three months ended September 30, 2015 was $(8.1) million, or $(0.25) per share, as compared to net income of $6.8 million, or $0.20 per share, on a diluted basis, for the three months ended September 30, 2014. The net loss for the three months ended September 30, 2015 included a $(2.0) million, or $(0.06) per share charge for non-cash stock-based compensation expense as compared to $(0.6) million, or $(0.02) per share for the same period of 2014.

        Revenue:    We recognized total revenue of $5.8 million for the three months ended September 30, 2015 as compared to total revenue of $7.5 million for the three months ended September 30, 2014. The decrease in revenue was primarily due to a decrease of $2.0 million in amortization of PA licensing revenue from receipt of $15.0 million upfront fee for the PA agreement with Sanofi US Licensing revenue for the three months ended September 30, 2015 consisted of $5.8 million of royalty revenue compared to $5.5 million of royalty revenue and $2.0 million of other licensing revenue for the three months ended September 30, 2014. Our licensing and collaboration agreements have terms that include upfront payments upon contract signing and additional payments if and when certain milestones in the product development or related milestones are achieved. All upfront payments have been recognized as of December 31, 2014. Substantive milestone payments are recognized as revenue upon completion of the contractual events.

        Research and development:    Research and development expenses increased by $0.8 million to $1.8 million for the three months ended September 30, 2015, as compared to the same period of 2014. The increase was due primarily to an increase in direct development costs for our PA program, as compared to the same period of 2014. Direct development costs for the PA program increased by $0.6 million to $1.0 million, primarily due to additional CMC and manufacturing activities during the three months ended September 30, 2015. We have included in our research and development total expenses the departmental personnel costs associated with our research and development activities and direct costs associated with pharmaceutical development, clinical trials, toxicology activities and regulatory matters.

        Sales, general and administrative:    Sales, general and administrative expenses increased by $9.6 million to $12.2 million for the three months ended September 30, 2015, as compared to the same period of 2014. The increase reflects $3.0 million of expenses related to the proposed business combination and merger, $1.1 million increase in employee retention amortization, $3.1 million increased staffing costs including non-cash equity expense and $2.4 million increase in commercialization activities, as compared to the same period of 2014. Sales, general and administrative expenses consisted primarily of the costs of administrative personnel, facility infrastructure, business development and commercialization expenses, and public company activities.

        Other income (loss):    Interest and bond amortization income was $17,100 for the three months ended September 30, 2015 whereas the quarter ended September 30, 2014 other income was $2.8 million and included a $2.4 million short-term investment gain related to the valuation of the Pernix warrants.

Nine months ended September 30, 2015 compared to the nine months ended September 30, 2014

        Net (loss) income per share:    Net loss attributable to common stockholders for the nine months ended September 30, 2015 was $(24.5) million, or $(0.75) per share, as compared to net income of $12.7 million, or $0.39 per share, on a diluted basis, for the nine months ended September 30, 2014. The net loss for the nine months ended September 30, 2015 included a $(5.7) million, or $(0.17) per share charge for non-cash stock-based compensation expense as compared to $(1.9) million, or $(0.06) per share for the same period of 2014.

        Revenue:    We recognized total revenue of $15.4 million for the nine months ended September 30, 2015 as compared to total revenue of $22.5 million for the nine months ended September 30, 2014. The decrease in revenue was primarily due to a decrease of $7.0 million in amortization of PA licensing revenue from receipt of $15.0 million upfront fee for the PA agreement with Sanofi US Licensing revenue for the nine months ended September 30, 2015 consisted of $15.4 million of royalty revenue compared to $15.5 million of royalty revenue and $7.0 million of other licensing revenue for the nine months ended September 30, 2014. Our licensing and collaboration agreements have terms that include upfront payments upon contract signing and additional payments if and when certain milestones in the product development or related milestones are achieved. All upfront payments have been recognized as of December 31, 2014. Substantive milestone payments are recognized as revenue upon completion of the contractual events.

        Research and development:    Research and development expenses increased by $0.3 million to $5.1 million for the nine months ended September 30, 2015, as compared to the same period of 2014. The increase was due primarily to increased direct development costs for our PA program and other product development activities during the nine months ended September 30, 2015. We have included in our research and development total expenses the departmental personnel costs associated with our research and development activities and direct costs associated with pharmaceutical development, clinical trials, toxicology activities and regulatory matters.

        Sales, general and administrative:    Sales, general and administrative expenses increased by $25.8 million to $33.7 million for the nine months ended September 30, 2015, as compared to the same period of 2014. The increase reflects the increased activities which included $7.5 million expense accrual related to our former President and Chief Executive Officer's separation agreement, $8.1 million expenses related to the proposed business combination and merger, $1.2 million increase in employee retention amortization, $4.1 million increased staffing costs including non-cash equity expense, $3.3 million increase in commercialization activities, and $1.6 million in other activities, as compared to the same period of 2014. Sales, general and administrative expenses consisted primarily of the costs of administrative personnel, facility infrastructure, business development and commercialization expenses, and public company activities.

        Other income (loss):    A net loss of $153,600 related primarily to the sale of the Pernix warrant was incurred for the nine months ended September 30, 2015 whereas for the same period ended September 30, 2014 other income was $2.9 million and included a $2.4 million short-term investment gain related to the valuation of the Pernix warrants.

  Income Taxes

        Our effective tax rate for the nine month periods ended September 30, 2015 and 2014 was (4.15)% and 0.0%, respectively. Although we have significant loss carryforwards, we project that we will be subject to tax in 2015. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgments, including but not limited to the expected operating income (loss) for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent differences, and the likelihood of realizing deferred tax assets generated in both the current year and prior years. The effective rate for the quarter ended

September 30, 2015, as well as the nine month period ending September 30, 2015 also considers the impact of jurisdictions where losses are generated for which no benefit is recorded due to the likelihood that the tax benefits in those jurisdictions will not be realized, based on all positive and negative evidence available at this time.

        The accounting estimates used to compute the interim provision for income taxes may change as new events occur, including the Tribute transaction, additional information is obtained, or the tax environment changes. Since our inception, we have incurred substantial cumulative losses and may incur recurring losses in future periods. The utilization of these loss carryforwards to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the loss carryforwards. In addition, the maximum annual use of net operating loss and research credit carryforwards is limited in certain situations where changes occur in stock ownership.

        We currently file income tax returns in the U.S. federal jurisdiction, and the state of North Carolina. We are no longer subject to federal or North Carolina income tax examinations by tax authorities for years before 2012. However, the loss carryforwards generated prior to 2012 may still be subject to change, if we subsequently begin utilizing these losses in a year that is open under statute and subject to federal or North Carolina income tax examinations by tax authorities.

        On May 21, 2015, the Company formed Pozen Limited (subsequently renamed Aralez Pharmaceuticals Trading Limited), which was organized under the laws of Ireland, for the purpose of acquiring the rights to commercialize YOSPRALA, Treximet and MT 400. On May 27, 2015, the Company and Pozen Limited entered into an intercompany license agreement whereby the Company granted Pozen Limited a non-exclusive right to exercise certain product technologies and related intangible rights with respect to YOSPRALA, Treximet and MT 400. In consideration of the grant of the non-exclusive license, Pozen Limited made a fixed royalty payment and will pay additional contingent royalty payments to the Company. As of September 30, 2015, no cash payment has been made relative to the intercompany license agreement. At the time cash payment is made, the Company may be subject to withholding taxes. No provision has been made for these future potential withholding tax obligations.

        At September 30, 2015, we had no unrecognized tax benefits that would reduce the Company's effective tax rate if recognized. We recognize any interest and penalties accrued related to unrecognized tax benefits as income tax expense. During the nine months ended September 30, 2015 and 2014, there were no such interest and penalties.

Liquidity and Capital Resources

        At September 30, 2015, cash, cash equivalents and investments in warrants totaled $37.0 million, a decrease of $6.3 million compared to December 31, 2014. The $6.3 million decrease in cash and investments resulted from the receipt of $15.2 million in VIMOVO royalty payments, legal reimbursement fees, and $2.5 million from the sale of the Pernix warrant, which was offset by payments of $22.9 million in operating expenses and decrease in investments of $2.7 million for the sale of the Pernix warrant. Our cash is invested in money market funds that invest primarily in commercial paper and certificates of deposit guaranteed by banks.

        We received $15.2 million in operating cash during the nine months ended September 30, 2015 pursuant to the terms of our collaboration agreements with AstraZeneca and Horizon. In addition, our balance sheet included a $5.8 million accounts receivable for royalties under the AstraZeneca and Horizon agreements.

        Based upon the indirect method of presenting cash flow, cash used in operating activities totaled $7.2 million and $2.3 million for the nine months ended September 30, 2015 and September 30, 2014, respectively. Net cash provided by investing activities totaled $2.5 million during the nine months ended September 30, 2015 and net cash used in investing activities totaled less than $0.1 million during the nine months ended September 30, 2014. Net cash provided by financing activities during the nine months ended September 30, 2015 totaled $1.1 million and $5.6 million for the nine months ended September 30, 2014. Cash required for our operating activities during 2015, as compared to our 2014 requirements, is projected to increase as a result of increased pre-commercialization activities related to YOSPRALA. During the nine months ended September 30, 2015 and September 30, 2014 we recorded non-cash stock-based compensation expense of $5.7 million and $1.9 million, respectively, associated with the grant of stock options and restricted stock units.

        As of September 30, 2015, we had $37.0 million in cash and cash equivalents. We believe that we will have sufficient cash reserves and cash flow to maintain our planned level of business activities, until the expected cash infusion concurrent with the consummation of the Tribute transaction. If the cash contingent on the closing of the Tribute transaction would not be received, POZEN would likely have to raise additional funds to properly launch YOSPRALA in 2016. Our anticipated cash flow includes continued receipt of royalty revenue from Horizon and AstraZeneca's sale of VIMOVO. In addition, our expenses might increase during that period beyond currently expected levels if we decide to, or any regulatory agency requires us to, conduct additional clinical trials, studies or investigations for any of our product candidates, including in connection with the agency's consideration, or reconsideration, of our regulatory filings for our product candidates. Additionally, we are planning to increase our pre-commercialization costs related to YOSPRALA.

        On December 7, 2015, the Company executed the Second Amended and Restated Facility Agreement wherein $75 million will be borrowed by Tribute and assumed by Parent upon consummation of the transactions in the form of a 2.5% senior secured convertible note due in six years and up to $200 million may be made available for permitted acquisitions. In addition, on December 7, 2015 the Company executed the Amended and Restated Subscription Agreement pursuant to which Tribute will issue up to $75 million of Tribute common shares to be exchanged for Parent Shares upon consummation of the transactions. Assuming the completion of the transactions, this cash will sustain the combined company for normal operations for the foreseeable future.

        Our business and operations model is evolving. On June 1, 2015, our Board appointed Adrian Adams as our new Chief Executive Officer and Andrew I. Koven as our new President and Chief Business Officer, each of whom has experience creating, leading and expanding pharmaceutical companies with marketing and sales capabilities. If the proposed business combination with Tribute is approved by our stockholders and Tribute's shareholders and such transactions and the Equity Financing and Debt Financing are closed, we will become a specialty pharmaceutical company focused on cardiovascular and pain therapies with a diversified portfolio of marketed products and developmental stage product candidates in the United States and Canada.

        Our forecast of the period of time through which we expect that our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors. Our future capital requirements will depend on many factors, including:

  •
  the number and progress of our clinical trials and other trials and studies;

  •
  our success, or any delays, in obtaining, regulatory approval of our product candidates and success in, and manner of, commercializing our products;

  •
  the success of our existing collaborations and our ability to establish additional collaborations;

  •
  the extent to which we acquire or invest in businesses, technologies or products;

  •
  costs incurred to enforce and defend our patent claims and other intellectual rights;

  •
  costs incurred in the defense of our VIMOVO patents against generic companies that have filed ANDAs with the FDA to market the product prior to the expiration of our and AstraZeneca's patents or generic company and others challenging our patents by filing Petitions for IPRs with the PTAB; and

  •
  our ability to consummate the combination with Tribute and the Equity Financing and Debt Financing.

BUSINESS

OVERVIEW OF POZEN

        Except as otherwise noted, all references in the section "Business-Overview of Pozen" to "we", "us", "our", or the "Company" refer to Pozen.

        We are a pharmaceutical company focused on transforming medicines that can transform lives. Historically, we have operated a business model that has focused on the following:

  •
  developing innovative products that address unmet medical needs in the marketplace;

  •
  obtaining patents for those innovative ideas which we believe have value in the marketplace;

  •
  utilizing a small group of talented employees to develop those ideas by working with strategic outsource partners;

  •
  developing a regulatory pathway with the appropriate agency; and

  •
  determining how best to commercialize our products.

        The success of our business is highly dependent on the marketplace value of our ideas and the related patents we obtain, our ability to obtain approval to sell the developed products from the required regulatory agencies, and our ability to successfully commercialize our products. Under our earlier business model, we hired experts with strong project management skills in the specific disciplines we believed were important to maintain within our company. We contracted with and manage strong outsource partners as we complete the necessary development work, permitting us to avoid incurring the cost of buying or building laboratories, manufacturing facilities or clinical research operation sites. This allowed us to control our annual expenses, but to utilize "best in class" resources as required.

        Our business and operations model is evolving. On June 1, 2015, our Board appointed Adrian Adams as our new Chief Executive Officer and Andrew I Koven as our new President and Chief Business Officer, each of whom has experience creating, leading and expanding pharmaceutical companies with marketing and sales capabilities. If the proposed business combination with Tribute is approved by our stockholders and Tribute's shareholders and such transactions and the Equity Financing and Debt Financing are closed, we will become a specialty pharmaceutical company focused on cardiovascular and pain therapies with a diversified portfolio of marketed products and developmental stage product candidates in the United States and Canada. We decided to retain ownership of our PA product candidates for cardiovascular indications which contain a combination of a proton pump inhibitor and enteric coated aspirin in a single tablet, through the clinical development and pre-commercialization stage. We are in the process of developing the commercialization strategy for these products and conducting all the required pre-commercialization activities.

Overview of Our Lead Product Candidate, YOSPRALA

        On September 3, 2013 we entered into an exclusive license agreement with Sanofi US, for the commercialization of PA8140 and PA32540, now known as YOSPRALA™ 81/40 and 325/40 (aspirin / omeprazole delayed release tablets). Under the terms of the agreement, Sanofi US had exclusive rights to commercialize all PA combinations that contain 325 mg or less of enteric coated aspirin in the United States. On November 29, 2014, we executed a termination agreement with Sanofi US terminating the license agreement for PA. As of the termination date, all licenses granted to Sanofi US were terminated and all rights to the products licensed to Sanofi US under the agreement reverted to us. The termination agreement further provides for the transfer of specified commercial know-how developed by Sanofi US relating to the PA products to us and allows us, and any future collaborators, to use this know-how to commercialize the products.

        On April 25, 2014, we received a CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude the approval of the NDA in its then-current form. Specifically, an inspection of the manufacturing facility of our previously designated primary aspirin API supplier concluded with certain inspection deficiencies. There were no clinical or safety deficiencies noted with respect to either PA8140 or PA32540 and no other deficiencies were noted in CRL. On June 30, 2014, we resubmitted the NDA for PA32540 and PA8140 to the FDA and the FDA notified us that the new action fee date is December 30, 2014. On May 9, 2014, the aspirin API supplier submitted a response to the FDA addressing the inspection deficiencies and subsequently submitted an update to its initial response.

        On November 29, 2014, we executed a termination agreement with Sanofi US terminating the license agreement for PA. As of the termination date, all licenses granted to Sanofi US were terminated and all rights to the products licensed to Sanofi US under the agreement reverted to us. The termination agreement further provides for the transfer of specified commercial know-how developed by Sanofi US relating to the PA products to us and allows us, and any future collaborators, to use this know-how to commercialize the products. We are currently evaluating all strategic options available to us now that we have full ownership of the PA products.

        On December 17, 2014, we received a second CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude approval of the NDA in its current form. In this CRL, the FDA used identical wording to that of the first CRL. There were no clinical or safety deficiencies noted with respect to either PA32540 or PA8140 and no other deficiencies were noted in the CRL. FDA regulations allowed us to request a Type A meeting with the FDA to discuss the next steps required to gain approval of our NDA. The FDA granted the Type A meeting, which was held in late January 2015. At the meeting, representatives from the FDA's Office of Compliance stated that the aspirin API supplier's responses to the 483 inspectional observations submitted in May 2014 were still under review and the Office of Compliance would be communicating with the supplier in the coming weeks. The aspirin API supplier subsequently informed us that it received a warning letter relating to the Form 483 inspection deficiencies, and submitted a plan of corrective actions to the FDA to address the matters raised in the warning letter. On December 28, 2015, we announced that the FDA had completed re-inspection of the aspirin API supplier's manufacturing facility and issued an additional 483 notice, citing numerous observations. The active ingredient supplier voluntarily stopped production at this facility to focus on remediating the FDA observations. Production at this facility is expected to resume on or about February 29, 2016.

        On December 28, 2015, we also announced that significant progress has been made with respect to a different aspirin API supplier, which is a global leader in aspirin manufacturing, and that this previously designated secondary supplier would now be designated as our primary supplier in connection with the NDA for YOSPRALA. We are focusing our efforts toward using our previously designated secondary aspiring API supplier as our primary supplier in connection with our NDA, but are considering the inclusion of both aspirin API suppliers in the NDA package for YOSPRALA. Before this application may be approved, we must qualify our newly designated primary aspirin API supplier or our secondary aspirin API supplier must satisfactory resolve its deficiencies. Final agreement on the draft labeling is also pending. We are targeting submission of the NDA for YOSPRALA with the FDA early in the second quarter of 2016, and we believe we remain on track for potential approval and launch of YOSPRALA in 2016.

        Our commercialization strategy for PA outside the United States was to secure relationships with one or more strong commercial partners with relevant expertise to commercialize our future products globally. With respect to future products we may develop, we had decided that we will no longer commit substantial resources to further drug development without a partner who agrees to pay the full cost of that development. Consistent with this model, we reduced our R&D staff and other costs and expenses as our PA development program activities wind down.

Treximet

        We have previously developed Treximet® in collaboration with GlaxoSmithKline, or GSK. Treximet is the brand name for the product combining sumatriptan 85 mg, formulated with RT Technology™ and naproxen sodium 500 mg in a single tablet designed for the acute treatment of migraine. On April 15, 2008, the FDA approved Treximet for the acute treatment of migraine attacks with or without aura in adults. Upon receipt of FDA approval, GSK notified us of its intention to launch the product and Treximet was available in pharmacies in May 2008.

        On November 23, 2011, we entered into a purchase and sale agreement, or the Purchase Agreement, with CPPIB Credit Investments Inc., or CII, pursuant to which we sold, and CII purchased, our right to receive future royalty payments arising from U.S. sales of MT 400, including Treximet. Under the Purchase Agreement, we received $75 million and will receive a twenty percent (20%) interest in any royalties received by CII relating to the period commencing on April 1, 2018.

        On May 13, 2014, we, GlaxoGroup Limited, d/b/a GlaxoSmithKline, or GSK, CII and Pernix entered into certain agreements in connection with GSK's divestiture of all of its rights, title and interest to develop, commercialize and sell Treximet in the U.S. to Pernix. Upon the closing of the divestiture on August 20, 2014, GSK assigned the Product Development and Commercialization Agreement executed as of June 11, 2003 between us and GSK, the Treximet Agreement, to Pernix. Immediately following the closing of the divestiture, Amendment No. 1 to the Treximet Agreement, or Amendment No.1, between us and Pernix became effective. Amendment No. 1, among other things, amends the royalty provisions of the Agreement to provide for a guaranteed quarterly minimum royalty payable to CII of $4 million for the calendar quarters commencing on January 1, 2015 and ending on March 31, 2018 and requires that Pernix continue certain of GSK's ongoing development activities and to undertake certain new activities, for which we will provide reasonable assistance. Amendment No. 1 also eliminates restrictions in the Agreement on our right to develop and commercialize certain dosage forms of sumatriptan/naproxen combinations outside of the United States and permits Pozen to seek approval for these combinations on the basis of the approved NDA for Treximet. Pernix also issued us a warrant to purchase 500,000 shares of Pernix common stock at an exercise price equal to $4.28, the closing price of Pernix common stock as listed on the NASDAQ Global Market on May 13, 2014. In the first quarter of 2015, the Company sold the warrant for $2,479,000. Lastly, we, GSK, Pernix and CII executed a letter agreement whereby we expressly consented to the assignment by GSK and the assumption by Pernix of the Treximet Agreement. On July 30, the parties entered into Amendment No. 2 to the Treximet Agreement which will permit Pernix's Irish affiliate to which Pernix will assigns its rights to further assign the Agreement without our prior written consent as collateral security for the benefit of the lenders which financed the acquisition. Amendment No. 2 became effective upon the closing of the divestiture, which occurred on August 20, 2014.

VIMOVO®

        We have developed VIMOVO with AstraZeneca. VIMOVO (formerly referred to as PN 400) is the brand name for a proprietary fixed dose combination of the PPI esomeprazole magnesium with the NSAID naproxen in a single tablet. On April 30, 2010, the FDA approved VIMOVO for the relief of the signs and symptoms of osteoarthritis, or OA, rheumatoid arthritis, or RA, and ankylosing spondylitis, or AS, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers.

        In August 2006, we entered into an exclusive global collaboration and license agreement with AstraZeneca to co-develop and commercialize VIMOVO, which agreement was amended in September 2007 and October 2008. We began the Phase 3 program in September 2007. As part of the program, we conducted two Phase 3 pivotal trials of VIMOVO in patients who are at risk for developing NSAID-associated gastric ulcers, the primary endpoint for which was the reduction in endoscopic gastric ulcers.

        The NDA for VIMOVO was submitted on June 30, 2009 and was accepted for filing by FDA in August 2009. Pozen received a $10.0 million milestone payment from AstraZeneca in September 2009 for the achievement of such milestone. In May 2010, we had received a $20.0 million milestone payment when we received FDA approval of VIMOVO. In October 2009, AstraZeneca submitted a Marketing Authorization Application, or MAA, for VIMOVO in the European Union, or EU, via the Decentralized Procedure, or DCP, and has filed for approval in a number of other countries which are not covered by the DCP. On October 11, 2010, we announced with AstraZeneca that VIMOVO had received positive agreement for approval in 23 countries across the EU following all 22 "Concerned Member States" agreeing with the assessment of the Netherlands Health Authority (MEB), acting as the "Reference Member State" for the DCP. We received a $25.0 million milestone payment when pricing and reimbursement for VIMOVO was granted in the United Kingdom.

        On May 3, 2013, AstraZeneca informed us that, after a strategic business review, it had decided to cease promotion and sampling of VIMOVO by the end of the third quarter of 2013 in certain countries, including the U.S. and all countries in Europe, other than Spain and Portugal, which have pre-existing contractual relationships with third parties. We understand that AstraZeneca will instead now focus on those countries where the product has shown growth and which AstraZeneca believes have the greatest potential for future growth.

        On November 18, 2013, AstraZeneca and Horizon entered into certain agreements in connection with AstraZeneca's divestiture of all of its rights, title and interest to develop, commercialize and sell VIMOVO in the United States to Horizon. As required by the terms of our agreement with AstraZeneca, we gave our consent to AstraZeneca's divestiture of such rights to Horizon because we believed that Horizon's expertise in commercializing products for pain and inflammatory disease, including a similar combination product containing a NSAID and a gastroprotective agent, make it an excellent partner to maximize the potential of VIMOVO in the United States. We were also able to negotiate a guaranteed annual minimum royalty in the United States in the amount of $5 million in calendar year 2014, and a guaranteed annual minimum royalty amount of $7.5 million each calendar year thereafter, provided that the patents owned by us which cover VIMOVO are in effect and no generic forms of VIMOVO are in the marketplace.

        On July 28, 2014, Horizon announced that it had been verbally notified by CVS Caremark and Express Scripts, Inc. that VIMOVO would no longer be on their formularies and will be placed on their exclusion lists effective January 1, 2015. We saw a decline in VIMOVO prescriptions in the first quarter of 2015 of approximately 20% versus the fourth quarter of 2014, but saw a greater than 50% increase in the second quarter of 2015 as compared to the first quarter of 2015. In the third quarter of 2015, we saw a further 8% increase in total VIMOVO prescriptions (TRx's) such that third quarter 2015 TRx's were greater than 30% more than the TRx's in the fourth quarter of 2014.

        We, AstraZeneca and Horizon are also engaged in Paragraph IV litigation with several generic pharmaceutical companies with respect to patents listed in the Orange Book with respect to VIMOVO currently pending in the United States District Court for the District of New Jersey and in two IPRs brought by CFAD and three IPRs brought by Lupin. A petition for IPR brought by Dr. Reddy's was dismissed on October 9, 2015. Two prior petitions brought by CFAD have also been dismissed; the first on December 8, 2015, and the second on December 17, 2015. We and AstraZeneca are also engaged in a proceeding in Canada with Mylan ULC which is seeking approval of its generic version of VIMOVO in Canada prior to the expiration of our Canadian patent.

Our Principal Product Candidates

        Our PA product candidates, containing a PPI and aspirin, have completed clinical development testing in the United States. Our PA product candidates, now known as YOSPRALA™ 81/40 and 325/40 (aspirin / omeprazole delayed release tablets), are excluded from our agreement with

AstraZeneca. We met with the FDA to discuss the overall development program requirements for PA32540 for the secondary prevention of cardiovascular and cerebrovascular disease in patients at risk for gastric ulcers. An investigational new drug application, or IND, was filed in the fourth quarter of 2007. We completed a study which demonstrated that the (SA) component of PA32540 was bioequivalent to the reference drug, enteric coated enteric coated aspirin. We filed a Special Protocol Assessment, or SPA, with the FDA for the design of the Phase 3 studies for the product, the primary endpoint for which is the reduction in the cumulative incidence of endoscopic gastric ulcers.

        Based upon the FDA's earlier confirmation that endoscopic gastric ulcers were an acceptable primary endpoint, in October 2009, we began two pivotal Phase 3 and one long-term safety study for PA32540 for the cardiovascular indication. The primary endpoint of the pivotal studies, which included approximately 500 subjects per study, was a significant reduction in the cumulative incidence of gastric ulcers following administration of PA32540 vs. 325 mg enteric coated aspirin over the six-month treatment period. The primary endpoint was met in both studies. Additionally, the studies met their key secondary endpoints, including a reduction in gastroduodenal ulceration as well as a reduction in discontinuation due to upper gastrointestinal adverse events in subjects taking PA32540 compared to 325 mg enteric coated aspirin.

        In February 2012, the FDA requested an additional Phase 1 study to assess the bioequivalence of PA32540 to enteric coated enteric coated aspirin 325 mg with respect to acetylsalicylic acid, or ASA. After the Company completed the requested bioequivalence study, the FDA made a preliminary review of the study results and the Company's summary analyses and, based on its preliminary assessment of the information available to it at the time, the FDA did not agree that bioequivalence of PA32540 to enteric coated enteric coated aspirin 325 mg was demonstrated. The Company then submitted to the FDA additional information and analyses from the requested bioequivalence study, as well as other relevant pharmacokinetic, clinical pharmacology, and in vitro dissolution data as a Briefing Document in support of a request for a Type A meeting with the FDA. At the Type A meeting held in August 2012, the FDA confirmed that, although it believes bioequivalence of PA32540 to enteric coated enteric coated aspirin 325 mg, was not strictly established in our bioequivalence study according to the predetermined criteria, the results from this study, together with additional information that was submitted by the Company in the NDA, constitutes sufficient data to support the establishment of a clinical and pharmacological bridge between the product and enteric coated enteric coated aspirin 325 mg. The FDA indicated that it would make a final determination during the NDA review. The FDA also indicated that a similar strategy to bridge to the reference listed drug, inclusive of a new, single pharmacokinetic study, could be utilized for a low dose version of PA32540 (currently PA8140). The Company conducted this study with the low dose version against the enteric coated enteric coated aspirin 81mg. Based on the predetermined criteria acceptable to the FDA, the study demonstrated that PA8140 is bioequivalent to enteric coated enteric coated aspirin 81mg using criteria for highly variable drugs and had comparable bioavailability.

        During a pre-submission meeting with respect to its NDA for PA32540 in April 2012, the FDA suggested that the Company also seek approval for a lower dose formulation of the product containing 81 mg of enteric coated aspirin as part of its NDA for PA32540. Absent the availability of such a lower dose formulation in the market if PA32540 is approved, the FDA indicated that it may limit the indication for PA32540 to use in post coronary artery bypass graft surgery (CABG) with treatment duration not to exceed one year. During the Type A meeting held in August 2012, the FDA confirmed its preference to have both PA32540 and a lower dose version available in the market so that physicians can have both a low and high dose option available, and agreed that, if both dosage strengths were included in the NDA and subsequently approved, the indications for both will be consistent with the full range of indications described in the current aspirin monograph.

        We had generated some clinical pharmacology data and chemical, manufacturing and controls (CMC) data for a product which contains 81 mg of enteric coated aspirin and 40 mg of omeprazole in a single tablet known as PA8140. The Company filed this existing data, together with additional CMC data to be generated and evidence from the scientific literature relating to the ulcerogenic risk of 81 mg of aspirin with the FDA. At this time, we do not intend to conduct Phase 3 clinical trials for PA8140. The data package submitted for PA8140 was similar to that used to gain approval for a lower dosage form of VIMOVO containing 375 mg of naproxen. We have no assurance such data will be sufficient for the FDA to approve PA8140 or to allow a broader indication for PA32540. The FDA will make a final determination with respect to the approvability of and indications for PA32540 and PA8140.

        Generation of additional data with respect to PA8140 and incorporation of data into the NDA for PA32540 delayed submission of the NDA from the original planned submission date in the third quarter of 2012. The NDA was filed for both products in March 2013 and in May 2013 the FDA accepted the NDA for review. The FDA assigned a user fee date of January 24, 2014. As part of our continuing discussions with the FDA concerning the NDA for PA32540 and PA8140 tablets, we decided to conduct an additional comparative Phase 1 pharmacokinetic study to determine the pharmacokinetic profile of the omeprazole component of PA 8140 tablets and compare it to that of PA32540 tablets. We submitted study information and data to the FDA as it became available during the conduct of the study and FDA reviewed such information and data from the study when submitted. The final study report for the study was submitted to the FDA in accordance with our agreed timeline. FDA informed us that the Company's user fee date was April 25, 2014.

        On April 25, 2014, we received a CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude the approval of the NDA in its then-current form. Specifically, an inspection of the manufacturing facility of our previously designated primary aspirin API supplier concluded with certain inspection deficiencies. There were no clinical or safety deficiencies noted with respect to either PA8140 or PA32540 and no other deficiencies were noted in CRL. On June 30, 2014, we resubmitted the NDA for PA32540 and PA8140 to the FDA and the FDA notified us that the new action fee date is December 30, 2014. On May 9, 2014, the aspirin API supplier submitted a response to the FDA addressing the inspection deficiencies and subsequently submitted an update to its initial response.

        On December 17, 2014, we received a second CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude approval of the NDA in its current form. In this CRL, the FDA used identical wording to that of the first CRL. There were no clinical or safety deficiencies noted with respect to either PA32540 or PA8140 and no other deficiencies were noted in the CRL. FDA regulations allowed us to request a Type A meeting with the FDA to discuss the next steps required to gain approval of our NDA. The FDA granted the Type A meeting, which was held in late January 2015. At the meeting, representatives from the FDA's Office of Compliance stated that the aspirin API supplier's responses to the 483 inspectional observations submitted in May 2014 were still under review and the Office of Compliance would be communicating with the supplier in the coming weeks. The aspirin API supplier subsequently informed us that it received a warning letter relating to the Form 483 inspection deficiencies, and submitted a plan of corrective actions to the FDA to address the matters raised in the warning letter. On December 28, 2015, we announced that the FDA had completed re-inspection of the aspirin API supplier's manufacturing facility and issued an additional 483 notice, citing numerous observations.. The active ingredient supplier voluntarily stopped production at this facility to focus on remediating the FDA observations. Production at this facility is expected to resume on or about February 29, 2016.

        On December 28, 2015, we also announced that significant progress has been made with respect to a different aspirin API supplier, which is a global leader in aspirin manufacturing, and that this previously designated secondary supplier would now be designated as our primary supplier in connection with the NDA for YOSPRALA. We are focusing our efforts toward using our previously designated secondary aspiring API supplier as our primary supplier in connection with our NDA, but are considering the inclusion of both aspirin API suppliers in the NDA package for YOSPRALA. Before this application may be approved, we must qualify our newly designated primary aspirin API supplier or our secondary aspirin API supplier must satisfactory resolve its deficiencies. Final agreement on the draft labeling is also pending. We are targeting submission of the NDA for YOSPRALA with the FDA early in the second quarter of 2016, and we believe we remain on track for potential approval and launch of YOSPRALA in 2016.

        To assess whether a similar interaction occurs between clopidogrel and PA32540, which contains immediate release omeprazole, we completed two Phase 1 drug-drug interaction studies to evaluate the ex-vivo platelet aggregation effects of PA32540 plus clopidogrel. In the first study, we evaluated ex-vivo platelet aggregation of PA32540 plus clopidogrel when dosed at the same time or dosed 10 hours apart compared to aspirin 325 mg plus clopidogrel dosed together. When PA32540 and clopidogrel were dosed together, data from the study showed a mean 36.7% platelet inhibition compared to a mean 44.0% platelet inhibition when aspirin and clopidogrel were dosed together suggesting a drug-drug interaction based on the study's pre-specified primary analysis. When PA32540 and clopidogrel were dosed 10 hours apart, data from the study indicate no ex-vivo drug-drug interaction based on the study's pre-specified primary analysis. In the second Phase 1 study, we evaluated ex-vivo platelet aggregation of PA32540 plus clopidogrel dosed 10 hour apart compared to a current standard of care of Plavix + Prilosec 40 mg + enteric coated enteric coated ASA 81 mg dosed together. Subjects on PA32450 demonstrated significantly greater inhibition of platelet aggregation than subjects on standard of care. The clinical relevance of these ex vivo platelet data on cardiovascular events is not known. No further Phase 1 studies on the clopidogrel-PPI interaction are planned. FDA assessment of available data on the drug-drug interaction may result in the inclusion of a warning, similar to that in the current Prilosec label, against the concomitant use of PA32540 and Plavix.

        We are also continuing to evaluate how best to commercialize the PA product candidates and programs. We are evaluating the regulatory requirements to obtain an indication for PA for the secondary prevention of colorectal neoplasia. In January 2010, we received input from the FDA with respect to the development requirements for a possible indication in colorectal neoplasia. Further discussions are being considered. We are also evaluating the possibility of developing another dosage strength of PA containing 650 mg of enteric coated aspirin and 20 mg of omeprazole (PA65020) for the treatment of osteoarthritis and similar conditions and we met with the FDA in December 2010 to obtain input with respect to the regulatory requirements to obtain such an indication. The FDA advised us that we will need to demonstrate a reduction in gastric ulcers compared to aspirin alone in a replicate Phase 3 program similar to that we performed for VIMOVO, in addition to a study to establish efficacy of the product in the treatment of osteoarthritis.

        We met with a European country that served as the reference member state for approval of VIMOVO in Europe to obtain guidance on a clinical development program for approval of PA65020 in the Europe. We were advised that Phase 3 endoscopic trials demonstrating a reduction in gastric ulcers would not be required in addition to an osteoarthritis efficacy study since omeprazole's actions on gastric ulcers has been well characterized. Instead, Phase 1 studies assessing pharmacokinetics and gastric acid suppression could be used to support the benefit of omeprazole as a component of PA65020.

        We have also received Scientific Advice from the MEB in the Netherlands, which has agreed to be the Reference Member State in a decentralized filing procedure, regarding the development program required for the approval in the European Union, or EU, of PA tablets, including a lower dosage form containing 100 mg of aspirin and 40 mg of omeprazole (PA10040) for the secondary prevention of cardiovascular disease. The MEB agreed that a full Phase 3 clinical development program for PA10040, to demonstrate the reduction of endoscopic gastric ulcers vs. enteric coated enteric coated aspirin, would not be necessary. Instead, a Phase 1 pharmacodynamic study comparing gastric pH control for PA10040 vs. enteric coated enteric coated omeprazole 20 mg, along with a study to demonstrate bioequivalence of PA10040 to a currently marketed enteric coated aspirin product using ASA as the analyte would be sufficient. Study PA10040-101 demonstrated that PA10040 had comparable bioavailability and is bioequivalent to a European Union reference listed enteric coated aspirin 100 mg. Study PA10040-102 demonstrated that PA10040 provides gastric pH greater than 4 control for a percent time over 24 hours of 47%. Furthermore, compared to Losec 20 mg (EC omeprazole 20 mg), PA10040 produced a similar level of 24-hour pH control ((p=0.02).

        A pre-submission follow up meeting with the MEB was held in July 2014. We proposed seeking approval of PA10040 only since the ASA component in that dosage form matches the clinical practice for use of ASA in the EU. Approval of PA10040 would be based on specific studies conducted with the product, as well as data from the entire PA program conducted in the United States. Based on discussions at the meeting, the MEB agreed that the MAA filing can proceed without any further clinical studies and that the Netherlands would be the lead country for the decentralized review process. The MEB also requested that a complete risk-benefit analysis of PA10040 for the intended cardiovascular patient population and proposed indication should be included as part of the MAA submission.

        We have incurred significant losses since our inception and have not yet generated significant revenue from product sales. As of September 30, 2015, our accumulated deficit was approximately $121.4 million. We record revenue under the following categories: royalty revenues and licensing revenues. Our licensing revenues include upfront payments upon contract signing, additional payments if and when certain milestones in the product's development or commercialization are reached, while the royalty payments are based on product sales. Our historical operating losses have resulted principally from our research and development activities, including clinical trial activities for our product candidates and sales, general and administrative expenses. Research and development expenses include salaries and benefits for personnel involved in our research and development activities and direct development costs, which include costs relating to the formulation and manufacturing of our product candidates, costs relating to preclinical studies, including toxicology studies, and clinical trials, and costs relating to compliance with regulatory requirements applicable to the development of our product candidates. Since inception, our research and development expenses have represented approximately 60% of our total operating expenses. For the nine months ended September 30, 2015, our research and development expenses represented approximately 13% of our total operating expenses.

        Operating losses may be incurred over the next several years as we complete the development and seek regulatory approval for our product candidates, develop other product candidates, conduct pre-commercialization activities, and acquire and/or develop product portfolios in other therapeutic areas. Our results may vary depending on many factors, including:
  •
  the progress of our PA product candidates and our other product candidates in the clinical and regulatory process;

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  the ability of Horizon and AstraZeneca to successfully commercialize VIMOVO in the United States and outside the United States, respectively, and our ability to successfully commercialize our PA product candidates;

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  the establishment of potential new collaborations and progress and/or maintenance of our existing collaborations for the development and commercialization of any of our product candidates;

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  our ability to successfully defend our regulatory market exclusivity and patent rights against generic challenges by generic companies and others and to succeed in obtaining extensions of such exclusivity for which we may be eligible;

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  our ability to commercialize our products either ourselves or with commercial partners in a highly regulated and extremely competitive marketplace;

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  the possible acquisition and/or in-licensing, and development of our therapeutic product candidates; and

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  our ability to integrate our business with that of Tribute if the business combination is consummated.

        We have entered into collaborations and may continue to enter into additional collaborations with established pharmaceutical or pharmaceutical services companies to commercialize and manufacture our product candidates once approved. We decided to retain control of our PA product candidates for cardiovascular indications through the clinical development and pre-commercialization stage. To that end, our chief commercial officer evaluated the commercial opportunities for these product candidates and developed a worldwide commercial strategy, which enabled us to conduct pre-commercialization activities prior to licensing these products to commercial partners. We are currently evaluating all strategic options available to us now that we have full ownership of the PA products.

        Our business and operations model is evolving. On June 1, 2015, our Board appointed a new Chief Executive Officer, Adrian Adams and a new President and Chief Business Officer, Andrew Koven, each of whom has experience creating, leading and expanding pharmaceutical companies with marketing and sales capabilities. If the proposed business combination with Tribute is approved by our stockholders and Tribute's shareholders and such transactions and the Equity Financing and Debt Financing are closed, we will become a specialty pharmaceutical company focused on cardiovascular and pain therapies with a diversified portfolio of marketed products and developmental stage product candidates in the United States and Canada.

        Our ability to generate revenue in the near term is dependent upon our ability, alone or with collaborators, to achieve the milestones set forth in our collaboration agreements, to enter into additional collaboration agreements, to successfully develop product candidates, to obtain regulatory approvals and to successfully manufacture and commercialize our future products. These milestones are earned when we have satisfied the criteria set out in our revenue recognition footnote accompanying the financial statements included in our Annual Report on Form 10-K, filed with the SEC on March 11, 2015 which appear elsewhere in this prospectus. These payments generate large non-recurring revenue that will cause large fluctuations in quarterly and annual profit and loss.

Arthritis Market Overview

        Arthritis means joint inflammation and the term is used to describe the pain, stiffness and/or swelling in the joints of the body where one or more bones are joined by tendons and muscles. An arthritic joint is one that may have varying degrees of inflammation and possibly destruction of the joint cartilage, which normally provides a smooth surface enabling adjacent bones to move and glide on each other during normal motion.

        The most common type of arthritis is called osteoarthritis and is more common with advancing age. Osteoarthritis is one of the most frequent causes of physical disability among adults. It is estimated that by 2030, 20% of Americans who are over the age of 65 years, or approximately 70 million people, will be at risk for osteoarthritis. People with osteoarthritis usually have joint pain and limited movement. Unlike some other forms of arthritis, osteoarthritis affects only the joints. This condition is also sometimes called degenerative joint disease. Osteoarthritis primarily affects the joint cartilage. Healthy cartilage allows bones to glide over one another and absorbs energy from the shock of physical movement. However, with osteoarthritis , the surface layer of cartilage breaks down and wears away. This allows the bony surface under the cartilage to rub together, causing, pain, swelling, and loss of motion of the joint. Over time, affected joints may lose their normal shape. Also, bone spurs, small growths called osteophytes, may grow on the edges of the joint. Thus bits of bone or cartilage can break off and float inside the joint space, causing more pain and possible damage.

        The second most common form of arthritis, rheumatoid arthritis, may affect not only the joints, but organs of the body as well. Rheumatoid arthritis is recognized as a systemic disease that involves responses of the immune system that play a role in the inflammation that affects joints and other organs. Rheumatoid arthritis may begin at a younger age than does osteoarthritis . Often patients with rheumatoid arthritis will require medications not only to treat the pain of arthritis, but drugs which modulate the immune system to control inflammation in other parts of the body.

        Non-steroidal anti-inflammatory drugs, or NSAIDs, both over-the-counter ("OTC") and prescription, are commonly taken to manage the pain of backache, osteoarthritis, rheumatoid arthritis, headache and other painful conditions. In 2012, approximately 100 million prescriptions were dispensed for oral anti-arthritis NSAIDs for the management of pain. Prescription sales of oral anti-arthritis NSAIDs in the U.S. in 2011 were approximately $3.0 billion. In spite of their widespread use and apparent safety, according to the Agency for Healthcare Research and Quality Statistical Brief released in December 2008, in 2006, there were approximately 16,300 deaths and 500,000 hospitalizations with a primary diagnosis of upper gastrointestinal, or GI, bleeding costing approximately $2 billion. The most common underlying conditions of GI bleeding were gastric, duodenal, peptic, or gastroduodenal ulcers or perforations, conditions frequently associated with NSAID use. We are responding to this unmet medical need to provide a "safer NSAID" through development of our PN product candidates for the treatment of conditions such as OA in patients who are at risk for developing NSAID-associated gastric ulcers.

PN/VIMOVO Program

        Under our PN program, we completed formulation development and clinical studies for several combinations of a PPI and a NSAID in a single tablet intended to provide effective management of pain and inflammation associated with chronic conditions such as osteoarthritis and intended to have fewer gastrointestinal complications compared to a NSAID taken alone in patients at risk for developing NSAID associated gastric ulcers. We entered into an exclusive,worldwide (except for Japan) collaboration agreement with AstraZeneca on August 1, 2006 and which was amended in September 2007 and October 2008 relating to the development and commercialization of our PN products. Our agreement with AstraZeneca covered the development and commercialization of proprietary fixed dose combinations of the PPI esomeprazole magnesium with the NSAID naproxen in a single tablet. The initial product developed under the agreement, VIMOVO (formerly PN 400), was approved by the FDA on April 30, 2010 for the relief of the signs and symptoms of osteoarthritis, rheumatoid arthritis and ankylosing spondylitis and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers.

        The NDA for VIMOVO was submitted on June 30, 2009 and was accepted for filing in August 2009. We received a $10.0 million milestone payment from AstraZeneca in September 2009 for the achievement of such milestone. On April 30, 2010, VIMOVO was approved by FDA for the relief of the signs and symptoms of osteoarthritis, rheumatoid arthritis and ankylosing spondylitis and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. We received a $20.0 million milestone payment from AstraZeneca in May 2010 in connection with such approval. As required by the terms of our agreement with AstraZeneca, we transferred ownership of the NDA and other regulatory filings for VIMOVO to AstraZeneca on June 1, 2010, and AstraZeneca now has responsibility for all ongoing regulatory obligations for the product in the U.S., including post marketing clinical trial requirements, in addition to responsibility for all regulatory obligations outside the U.S.

        Under our agreement with AstraZeneca, AstraZeneca had responsibility for the development program for PN products outside the U.S., including interactions with regulatory agencies. In October 2009, AstraZeneca submitted a MAA for VIMOVO in the EU via the DCP and has filed for approval in a number of other countries which are not covered by the DCP. On October 11, 2010, we announced with AstraZeneca that VIMOVO had received positive agreement for approval in 39 countries across the EU following all 22 Concerned Member States agreeing with the assessment of the Netherlands Health Authority, acting as the Reference Member State for the DCP. We received a $25.0 million milestone payment when pricing and reimbursement for VIMOVO was granted in the United Kingdom. Other Member States are now pursuing pricing and reimbursement and national approvals. Earlier, in May 2010, we had received a $20.0 million milestone payment when we received FDA approval of VIMOVO. As of the end of December 31, 2013, VIMOVO has been filed for regulatory approval in 81 countries and approved in 71 countries.

        On May 3, 2013, AstraZeneca informed us that, after a strategic business review, it had decided to cease promotion and sampling of VIMOVO by the end of the third quarter of 2013 in certain countries, including the U.S. and all countries in Europe, other than Spain and Portugal, which have pre-existing contractual relationships with third parties. We understand that AstraZeneca will instead now focus on those countries where the product has shown growth and which AstraZeneca believes have the greatest potential for future growth. We continue to assess the financial impact this decision will have on our royalty revenue. On November 18, 2013, AstraZeneca and Horizon entered into certain agreements in connection with AstraZeneca's divestiture of all of its rights, title and interest to develop, commercialize and sell VIMOVO in the United States to Horizon. As required by the terms of our agreement with AstraZeneca, we gave our consent to AstraZeneca's divestiture of such rights to Horizon because we believed that Horizon's expertise in commercializing products for pain and inflammatory disease, including a similar combination product containing a NSAID and a gastroprotective agent, make it an excellent partner to maximize the potential of VIMOVO in the United States. We were also able to negotiate a guaranteed annual minimum royalty in the United States in the amount of $5.0 million in calendar year 2014, and a guaranteed annual minimum royalty amount of $7.5 million each calendar year thereafter, provided that the patents owned by us which cover VIMOVO are in effect and no generic forms of VIMOVO are in the marketplace. On July 28, 2014, Horizon announced that it had been verbally notified by CVS Caremark and Express Scripts, Inc. that VIMOVO would no longer be on their formularies and will be placed on their exclusion lists effective January 1, 2015. We saw a decline in VIMOVO prescriptions in the first quarter of 2015 of approximately 20% versus the fourth quarter of 2014, but saw a greater than 50% increase in the second quarter of 2015 as compared to the first quarter of 2015. In the third quarter of 2015, we saw a further 8% increase in total VIMOVO prescriptions (TRx's) such that third quarter 2015 TRx's were greater than 30% more than the TRx's in the fourth quarter of 2014.

        Since inception we have incurred total direct development cost of $96.2 million associated with the development of our PN program of which $57.1 million was funded by development revenue from AstraZeneca. Our direct development costs do not include the cost of research and development personnel or any allocation of our overhead expense.

Cardiovascular Market Overview

        Cardiovascular disease, or CVD, is a broad term used to describe a range of common diseases that affect the heart or blood vessels. Many common conditions fall under the definition of CVD, including coronary artery disease, heart attack, heart failure, high blood pressure and stroke. In fact, the term "cardiovascular disease" is often used interchangeably with heart disease because both terms refer to diseases of the heart of arteries. Despite recent advances in medical research, cardiovascular disease, including heart attack and stroke is still the leading killer of men and women in the United States. It is also the most costly cause of death in men and women in the United States, according to the American Heart Association, or AHA.

        An estimated 80 million American adults, or one in three, have one or more types of CVD, and 26 million have been identified as secondary prevention patients (post-event patients who have suffered one or more cardiovascular or cerebrovascular events). It is estimated that CVD causes one in every three deaths in the United States. Approximately every 25 seconds, someone in the United States suffers a coronary event with one related to death each minute.

        Coronary artery disease is caused by atherosclerosis and often develops into angina pectoris and myocardial infarction (MI). The condition caused about 375,000 deaths in 2011 and remains the leading single cause of death in America today. Roughly 15.4 million have a history of MI and/or angina.

        This year, approximately 620,000 American will have a new coronary attack, and approximately 295,000 will have a recurrent attack. It is estimated that an additional 150,000 silent myocardial incidents occur each year. Each year, approximately 795,000 people experience a new or recurrent stroke. Approximately 610,000 of these are first heart attacks, and 185,000 are recurrent attacks. On average, every 40 seconds, someone in the United States has a stroke. Direct and indirect costs related to the condition are projected to exceed $163 billion annually.

        Aspirin therapy has become the standard of care for reducing an individual's risk of a second heart attack or stroke. Studies have found that a daily aspirin regimen for people who have experienced a previous heart attack reduces the risk of a second heart attack by about one-third. Aspirin has been incorporated into the American Heart Association's clinical guidelines for the secondary prevention of cardiovascular events. In accordance with these guidelines, approximately 26 million Americans should be taking aspirin for secondary prevention of cardiovascular events.

        Although the CVD benefits of aspirin are well established, the use of aspirin is associated with the risk of upper gastrointestinal bleeding, or, UGIB. The use of aspirin is associated with a 2- to 4- fold increased risk of UGIB. In addition, aspirin use for CVD is an important cause of gastrointestinal bleeding-related death. The use of the proton pump inhibitors, or PPIs, such as omeprazole can significantly reduce the risk of upper gastrointestinal bleeding. The American College of Cardiology with the AHA issued a Clinical Expert Consensus in 2008 recommending PPIs as preferred agents for the therapy and prophylaxis of aspirin-associated gastrointestinal injury.

PA Program

        As part of our PA program, we are developing a PPI and aspirin in a single tablet. Similar to the PN program, our PA product candidate is intended to induce fewer gastrointestinal complications compared to an aspirin taken alone in patients at risk for developing aspirin associated gastric ulcers. Our PA product candidates are covered under the same patent as PN, but we retained all rights to this program through the clinical development and pre-commercialization stage.

        Our PA product candidates, PA32540 and PA8140, which we refer to as YOSPRALA 81/40 and YOSPRALA 325/40, have completed clinical development testing in the United States. Based upon the FDA's earlier confirmation that endoscopic gastric ulcers were an acceptable primary endpoint, in October 2009, we began two pivotal Phase 3 and one long-term safety study for PA32540 for the cardiovascular indication. The primary endpoint was met in both studies. Additionally, the studies met their key secondary endpoints, including a reduction in gastroduodenal ulceration as well as a reduction in discontinuation due to upper gastrointestinal adverse events in subjects taking PA32540 compared to 325 mg enteric coated aspirin.

        In February 2012, the FDA requested an additional Phase 1 study to assess the bioequivalence of PA32540 to enteric coated aspirin 325 mg with respect to acetylsalicylic acid, or ASA. After the Company completed the requested bioequivalence study, the FDA has made a preliminary review of the study results and the Company's summary analyses and, based on its preliminary assessment of the information available to it at the time, the FDA did not agree that bioequivalence of PA32540 to enteric coated aspirin 325 mg was demonstrated. We then submitted to the FDA additional information and analyses from the requested bioequivalence study, as well as other relevant pharmacokinetic, clinical pharmacology, and in vitro dissolution data as a Briefing Document in support of a request for a Type A meeting with the FDA. At the Type A meeting held in August 2012, the FDA confirmed that, although it believes bioequivalence of PA32540 to enteric coated aspirin 325 mg, was not strictly established in our bioequivalence study according to the predetermined criteria, the results from this study, together with additional information that will be submitted by us in the NDA, constitutes sufficient data to support the establishment of a clinical and pharmacological bridge between the product and enteric coated aspirin 325 mg. The FDA indicated that it would make a final determination during the NDA review. FDA also indicated that a similar strategy to bridge to the reference listed drug, inclusive of a new, single pharmacokinetic study, could be utilized for a low dose version of PA32540 (PA8140). We have conducted this study with the low dose version against the enteric coated aspirin 81 mg. Based on the predetermined criteria acceptable to the FDA, the study demonstrated that PA8140 is bioequivalent to enteric coated aspirin using criteria for highly variable drugs and had comparable bioavailability.

        During a pre-submission meeting with respect to its NDA for PA32540 in April 2012, the FDA suggested that the Company also seek approval for a lower dose formulation of the product containing 81 mg of enteric coated aspirin as part of its NDA for PA32540. We intended to seek an indication for the secondary prevention of cardiovascular disease in patients at risk for gastric ulcers. During the Type A meeting held in August 2012, the FDA has confirmed its preference to have both PA32540 and a lower dose version available in the market so that physicians can have both a low and high dose option available, and agreed that, if both dosage strengths were included in the NDA and subsequently approved, the indications for both will be consistent with the full range of indications described in the current aspirin monograph.

        We had generated some clinical pharmacology data and chemical, manufacturing and controls, or CMC, data for a product which contains 81 mg of enteric coated aspirin and 40 mg of omeprazole in a single tablet known as PA8140. We filed this existing data, together with additional CMC data to be generated and evidence from the scientific literature relating to the ulcerogenic risk of 81 mg of aspirin with the FDA. At this time, the Company does not intend to conduct Phase 3 clinical trials for PA8140. The data package submitted for PA8140 was similar to that used to gain approval for a lower dosage form of VIMOVO containing 375 mg of naproxen. We have no assurance such data will be sufficient for the FDA to approve PA8140 or to allow a broader indication for PA32540. The FDA will make a final determination with respect to the approvability of and indications for PA32540 and PA8140.

        Generation of additional data with respect to PA8140 and incorporation of data into the NDA for PA32540 delayed submission of the NDA from the original planned submission date in the third quarter of 2012. The NDA was filed for both products in March 2013 and in May 2013 the FDA accepted the NDA for review. The FDA assigned a user fee date of January 24, 2014. As part of our continuing discussions with the FDA concerning the NDA for PA32540 and PA8140 tablets, we decided to conduct an additional comparative Phase 1 pharmacokinetic study to determine the pharmacokinetic profile of the omeprazole component of PA8140 tablets and compare it to that of PA32540 tablets. We submitted study information and data to the FDA as it became available during the conduct of the study and FDA agreed to review such information and data from the study when submitted. The final study report for the study was submitted to the FDA in accordance with our agreed timeline. FDA has informed us that the Company's user fee date was April 25, 2014. On April 25, 2014, we received a CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude the approval of the NDA in its then-current form. Specifically, an inspection of the manufacturing facility of our previously designated primary aspirin API supplier concluded with certain inspection deficiencies. There were no clinical or safety deficiencies noted with respect to either PA8140 or PA32540 and no other deficiencies were noted in CRL. On June 30, 2014, we resubmitted the NDA for PA32540 and PA8140 to the FDA and the FDA notified us that the new action fee date is December 30, 2014. On May 9, 2014, the aspirin API supplier submitted a response to the FDA addressing the inspection deficiencies and subsequently submitted an update to its initial response.

        On December 17, 2014, we received a second CRL from the FDA advising that the review of our NDA is completed and questions remain that preclude approval of the NDA in its current form. In this CRL, the FDA used identical wording to that of the first CRL. There were no clinical or safety deficiencies noted with respect to either PA32540 or PA8140 and no other deficiencies were noted in the CRL. FDA regulations allowed us to request a Type A meeting with the FDA to discuss the next steps required to gain approval of our NDA. The FDA granted the Type A meeting, which was held in late January 2015. At the meeting, representatives from the FDA's Office of Compliance stated that the aspirin API supplier's responses to the 483 inspectional observations submitted in May 2014 were still under review and the Office of Compliance would be communicating with the supplier in the coming weeks. The aspirin API supplier subsequently informed us that it received a warning letter relating to the Form 483 inspection deficiencies, and submitted a plan of corrective actions to the FDA to address the matters raised in the warning letter. On December 28, 2015, we announced that the FDA had completed re-inspection of the aspirin API supplier's manufacturing facility and issued an additional 483 notice, citing numerous observations.. The active ingredient supplier voluntarily stopped production at this facility to focus on remediating the FDA observations. Production at this facility is expected to resume on or about February 29, 2016.

        On December 28, 2015, we also announced that significant progress has been made with respect to a different aspirin API supplier, which is a global leader in aspirin manufacturing, and that this previously designated secondary supplier would now be designated as our primary supplier in connection with the NDA for YOSPRALA. We are focusing our efforts toward using our previously designated secondary aspiring API supplier as our primary supplier in connection with our NDA, but are considering the inclusion of both aspirin API suppliers in the NDA package for YOSPRALA. Before this application may be approved, we must qualify our newly designated primary aspirin API supplier or our secondary aspirin API supplier must satisfactory resolve its deficiencies. Final agreement on the draft labeling is also pending. We are targeting submission of the NDA for YOSPRALA with the FDA early in the second quarter of 2016, and we believe we remain on track for potential approval and launch of YOSPRALA in 2016.

        We are also continuing to evaluate how best to commercialize the PA product candidates and programs. We are evaluating the regulatory requirements to obtain an indication for PA for the secondary prevention of colorectal neoplasia. In January 2010, we received input from the FDA with respect to the development requirements for a possible indication in colorectal neoplasia. Further discussions are being considered. We are also evaluating the possibility of developing another dosage strength of PA containing 650 mg of enteric coated aspirin and 20 mg of omeprazole (PA65020) for the treatment of osteoarthritis and similar conditions and we met with the FDA in December 2010 to obtain input with respect to the regulatory requirements to obtain such an indication. The FDA advised us that we will need to demonstrate a reduction in gastric ulcers compared to aspirin alone in a replicate Phase 3 program similar to that we performed for VIMOVO, in addition to a study to establish efficacy of the product in the treatment of osteoarthritis.

        We recently met with a European country that served as the reference member state for approval of VIMOVO in Europe to obtain guidance on a clinical development program for approval of PA65020 in the Europe. We were advised that Phase 3 endoscopic trials demonstrating a reduction in gastric ulcers would not be required in addition to an osteoarthritis efficacy study since omeprazole's actions on gastric ulcers has been well characterized. Instead, Phase 1 studies assessing pharmacokinetics and gastric acid suppression could be used to support the benefit of omeprazole as a component of PA65020.

        We have also received scientific advice from the MEB in the Netherlands, which has agreed to be the Reference Member State in a decentralized filing procedure, regarding the development program required for the approval in the European Union, or EU, of PA tablets, including a lower dosage form containing 100 mg of aspirin and 40 mg of omeprazole (PA10040) for the secondary prevention of cardiovascular disease. The MEB agreed that a full Phase 3 clinical development program for PA10040, to demonstrate the reduction of endoscopic gastric ulcers vs. enteric coated aspirin, would not be necessary. Instead, a Phase 1 pharmacodynamic study comparing gastric pH control for PA10040 vs. enteric coated omeprazole 20 mg, along with a study to demonstrate bioequivalence of PA10040 to a currently marketed enteric coated aspirin product using ASA as the analyte would be sufficient. Study PA10040-101 demonstrated that PA10040 had comparable bioavailability and is bioequivalent to a European Union reference listed enteric coated aspirin 100 mg. Study PA10040-102 demonstrated that PA10040 provides gastric pH greater than 4 control for a percent time over 24 hours of 47%. Furthermore, compared to Losec 20 mg (EC omeprazole 20 mg), PA10040 produced a similar level of 24-hour pH control ((p=0.02).

        A pre-submission follow up meeting with the MEB was held in July 2014. We proposed seeking approval of PA10040 only since the ASA component in that dosage form matches the clinical practice for use of ASA in the EU. Approval of PA10040 would be based on specific studies conducted with the product, as well as data from the entire PA program conducted in the United States. Based on discussions at the meeting, the MEB agreed that the MAA filing can proceed without any further clinical studies and that the Netherlands would be the lead country for the decentralized review process. The MEB also requested that a complete risk-benefit analysis of PA10040 for the intended cardiovascular patient population and proposed indication should be included as part of the MAA submission.

        We cannot reasonably estimate or know the amount or timing of the costs necessary to continue development and/or complete the development of any PA product candidates we may seek to develop or when, if and to what extent we will receive cash inflows from any PA products. The additional costs that may be incurred include expenses relating to clinical trials and other research and development activities and activities necessary to obtain regulatory approvals. We decided to retain control of our PA product candidates for cardiovascular indications through the clinical development and pre-commercialization stage. On September 3, 2013 we entered into a License and Collaboration Agreement with Sanofi US to commercialize our PA product candidates containing an immediate release PPI and 325 mg or less of delayed release or enteric coated aspirin in the United States. Even though the License and Collaboration Agreement was terminated on November 29, 2014, we believe we were able to negotiate more favorable terms with Sanofi US for rights to commercialize the products in the United States than we had licensed the product candidates at an earlier stage in development and will be able to achieve more favorable terms with other partners outside the United States if we are successful in licensing PA products in other territories in the future.

        Our business and operations model is evolving. On June 1, 2015, our Board appointed a new Chief Executive Officer, Adrian Adams, and a new President and Chief Business Officer, Andrew I. Koven,

each of whom has experience creating, leading and expanding pharmaceutical companies with marketing and sales capabilities. If the proposed business combination with Tribute is approved by our stockholders and Tribute's shareholders and such transactions and the Equity Financing and Debt Financing are closed, we will become a specialty pharmaceutical company focused on cardiovascular and pain therapies with a diversified portfolio of marketed products and developmental stage product candidates in the United States and Canada.

        We have incurred direct development costs associated with the development of our PA program of $3.2 million during the fiscal year ended December 31, 2014. Since inception we incurred total direct development cost of $74.7 million associated with the development of our PA program. Our direct development costs do not include the cost of research and development personnel or any allocation of our overhead expenses.

Migraine Market Overview

        Migraine is characterized by recurring attacks of throbbing headache pain, often associated with visual, auditory or gastrointestinal disturbances. Attacks range from mild to severe and can last from 4 hours to 72 hours. In the most severe attacks, migraine sufferers are unable to pursue basic daily activities. According to the American Council for Headache Education, migraines afflict 25 million to 30 million people in the U.S. alone. As many as 6% of all men and up to 18% of all women experience a migraine headache at some time in their life. While the precise mechanism of migraine is unknown, researchers believe migraine attacks are caused by acute inflammation surrounding selected blood vessels in the head. The average migraine sufferer experiences the first attack during the early teen years, and the attacks generally continue throughout adulthood.

        Not all migraine attacks are of the same severity. Consequently, a variety of oral, injectable, and intranasal therapies are used to treat different types of migraine attacks. Many patients use a personal, individually developed, step-care approach to treat their attacks. Attacks are often treated initially with simple OTC analgesics, particularly if the patient is unable to determine if the attack is a migraine or some other type of headache. If OTC remedies are unsuccessful, patients often turn to more potent prescription drugs, including narcotics, analgesic/narcotic drug combinations and triptans.

        Triptans are the family of drugs most commonly prescribed for the treatment of migraine attacks. Triptans have demonstrated the ability to treat migraines by constricting blood vessels in the brain. Although triptans can be effective in treating migraine symptoms, they are often associated with significant side effects and other disadvantages that include:

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  the occurrence of cardiovascular related events, including chest pain/discomfort, throat discomfort and warm/cold sensations;

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  the potential for other serious cardiovascular events, including death;

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  difficulty in producing sustained benefits with a single dose in a majority of patients;

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  the occurrence of nausea and dizziness during treatment; and

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  the need for cardiovascular evaluations from physicians before initially prescribing triptans to patients with cardiovascular disease risk factors.

        Despite these shortcomings, according to IMS Health's IMS National Sales Perspective™, or IMS, in 2011 total triptan sales in the U.S. were approximately $1.7 billion. Sumatriptan is the leading triptan product. There are currently three types of sumatriptan formulations commercially available: oral, intranasal and injectable. An oral triptan is often the physician's first choice as a prescription treatment for migraine pain. Intranasal triptans are often prescribed for patients requiring faster relief than oral drugs can provide or who cannot take oral medications. For the most severe attacks, patients sometimes use an injectable form of a triptan.

MT 400/Treximet

Treximet®

        We have previously developed Treximet in collaboration with GSK. Treximet is the brand name for the product combining sumatriptan 85 mg, formulated with RT Technology™ and naproxen sodium 500 mg in a single tablet designed for the acute treatment of migraine. On April 15, 2008, the FDA approved Treximet for the acute treatment of migraine attacks with or without aura in adults. Upon receipt of FDA approval, GSK notified us of its intention to launch the product and Treximet was available in pharmacies in May 2008.

        On November 23, 2011, we entered into a purchase and sale agreement, or the Purchase Agreement, with CPPIB Credit Investments Inc., or CII, pursuant to which we sold, and CII purchased, our right to receive future royalty payments arising from U.S. sales of MT 400, including Treximet. Under the Purchase Agreement, we received $75 million and will receive a twenty percent (20%) interest in any royalties received by CII relating to the period commencing on April 1, 2018.

        On May 13, 2014, we, GSK, CII and Pernix entered into certain agreements in connection with GSK's divestiture of all of its rights, title and interest to develop, commercialize and sell Treximet in the U.S. to Pernix. Upon the closing of the divestiture on August 20, 2014, GSK assigned the Product Development and Commercialization Agreement executed as of June 11, 2003 between us and GSK, the Treximet Agreement, to Pernix. Immediately following the closing of the divestiture, Amendment No. 1 to the Treximet Agreement, or Amendment No.1, between us and Pernix became effective. Amendment No. 1, among other things, amends the royalty provisions of the Agreement to provide for a guaranteed quarterly minimum royalty payable to CII of $4 million for the calendar quarters commencing on January 1, 2015 and ending on March 31, 2018 and requires that Pernix continue certain of GSK's ongoing development activities and to undertake certain new activities, for which we will provide reasonable assistance. Amendment No. 1 also eliminates restrictions in the Agreement on our right to develop and commercialize certain dosage forms of sumatriptan/naproxen combinations outside of the United States and permits us to seek approval for these combinations on the basis of the approved NDA for Treximet. Pernix also issued us a warrant to purchase 500,000 shares of Pernix common stock at an exercise price equal to $4.28, the closing price of Pernix common stock as listed on the NASDAQ Global Market on May 13, 2014. In the first quarter of 2015, the Company sold the warrant for $2,479,000. Lastly, we, GSK, Pernix and CII executed a letter agreement whereby we expressly consented to the assignment by GSK and the assumption by Pernix of the Treximet Agreement. On July 30, the parties entered into Amendment No. 2 to the Treximet Agreement which will permit Pernix's Irish affiliate to which Pernix will assigns its rights to further assign the Agreement without our prior written consent as collateral security for the benefit of the lenders which financed the acquisition. Amendment No. 2 became effective upon the closing of the divestiture, which occurred on August 20, 2014.

Collaborative Arrangements

        We have entered into and may continue to enter into collaborations with established pharmaceutical or pharmaceutical services companies to develop, commercialize and/or manufacture our product candidates. Our existing collaborations are described below.

GlaxoSmithKline (GSK)

        In June 2003, we signed an agreement with GSK for the development and commercialization of proprietary combinations of a triptan (5-HT1B/1D agonist) and a long-acting NSAID. The combinations covered by the agreement are among the combinations of MT 400. Under the terms of the agreement, GSK has exclusive rights in the U.S. to commercialize all combinations which combine GSK's triptans, including Imitrex® (sumatriptan succinate) or Amerge® (naratriptan hydrochloride), with a long-acting

NSAID. We were responsible for development of the first combination product, while GSK provided formulation development and manufacturing. Pursuant to the terms of the agreement, we received $25.0 million in initial payments from GSK following termination of the waiting period under the HSR Act and the issuance of a specified patent. In May 2004, we received a $15.0 million milestone payment as a result of our commencement of Phase 3 clinical trial activities. In October 2005, we received a $20.0 million milestone payment upon the FDA's acceptance for review of the NDA for Treximet, the trade name for the product. On April 26, 2008, we received, from GSK, $20.0 million in milestone payments which were associated with the approval of, and GSK's intent to commercialize, Treximet. In addition, Pernix, as assignee of GSK will pay two sales performance milestones totaling $80.0 million if certain sales thresholds are achieved. Up to an additional $10.0 million per product is payable upon achievement of milestones relating to other products. Pernix, as assignee of GSK, will pay royalties on all net sales of marketed products until at least the expiration of the last to expire issued applicable patent (October 2, 2025) based upon the scheduled expiration of currently issued patents. GSK may reduce, but not eliminate, the royalty payable to us if generic competitors attain a pre-determined share of the market for the combination product, or if GSK owes a royalty to one or more third parties for rights it licenses from such third parties to commercialize the product. The agreement terminates on the date of expiration of all royalty obligations unless earlier terminated by either party for a material breach or by GSK at any time upon ninety (90) days' written notice to us for any reason or no reason. GSK has the right, but not the obligation, to bring, at its own expense, an action for infringement of certain patents by third parties. If GSK does not bring any such action within a certain time frame, we have the right, at our own expense, to bring the appropriate action. With regard to certain other patent infringements, we have the sole right to bring an action against the infringing third party. Each party generally has the duty to indemnify the other for damages arising from breaches of each party's representations, warranties and obligations under the agreement, as well as for gross negligence or intentional misconduct. We also have a duty to indemnify GSK for damages arising from our development and manufacture of MT 400 prior to the effective date of the agreement, and each party must indemnify the other for damages arising from the development and manufacture of any combination product after the effective date.

        On November 23, 2011, we entered into the Purchase Agreement, with CII, pursuant to which we sold, and CII purchased, our right to receive future royalty payments arising from U.S. sales of MT 400, including Treximet.

        On May 13, 2014, we, GSK, CII and Pernix, entered into certain agreements in connection with GSK's divestiture of all of its rights, title and interest to develop, commercialize and sell Treximet® in the U.S. to Pernix. Upon the closing of the divestiture on August 20, 2014, GSK assigned the Treximet Agreement to Pernix. Immediately following the closing of the divestiture, Amendment No. 1 between us and Pernix became effective. Amendment No. 1, among other things, amends the royalty provisions of the Agreement to provide for a guaranteed quarterly minimum royalty of $4 million for the calendar quarters commencing on January 1, 2015 and ending on March 31, 2018 and requires that Pernix continue certain of GSK's ongoing development activities and to undertake certain new activities, for which we will provide reasonable assistance. Amendment No. 1 also eliminates restrictions in the Agreement on our right to develop and commercialize certain dosage forms of sumatriptan/naproxen combinations outside of the United States and permits Pozen to seek approval for these combinations on the basis of the approved NDA for Treximet. Pernix also granted us a warrant to purchase 500,000 shares of Pernix common stock at an exercise price equal to$4.28 per share, the closing price of Pernix common stock as reported on the NASDAQ Global Market on May 13, 2014. In the first quarter of 2015, the Company sold the warrant for $2,479,000. Lastly, we, GSK, Pernix and CII executed a letter agreement whereby we expressly consented to the assignment by GSK and the assumption by Pernix of the Treximet Agreement. On July 30, the parties entered into Amendment No. 2 to the Treximet Agreement which will permit Pernix's Irish affiliate to which Pernix assigned its rights to further assign the Agreement without our prior written consent as collateral security for the benefit of the lenders which financed the acquisition. Amendment No. 2 became effective upon the closing of the divestiture on August 20, 2014.

AstraZeneca AB (AstraZeneca)/ Horizon Pharma USA Inc. (Horizon)

        In August 2006, we entered into a collaboration and license agreement dated as of August 1, 2006 and effective September 7, 2006 with AstraZeneca, a Swedish corporation, regarding the development and commercialization of proprietary fixed dose combinations of the PPI esomeprazole magnesium with the NSAID naproxen, in a single tablet for the management of pain and inflammation associated with conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID associated gastric ulcers, as amended, the "Original Agreement". Under the terms of the Original Agreement, we granted to AstraZeneca an exclusive, fee-bearing license, in all countries of the world except Japan, under our patents and know-how relating to combinations of gastroprotective agents and NSAIDs (other than aspirin and its derivatives). Pursuant to the terms of the agreement, we received an upfront license fee of $40.0 million from AstraZeneca following termination of the waiting period under the HSR Act.

        We retained responsibility for the development and filing of the NDA for the product in the U.S. AstraZeneca is responsible for all development activities outside the U.S., as well as for all manufacturing, marketing, sales and distribution activities worldwide. We agreed to bear all expenses related to certain specified U.S. development activities. All other development expenses, including all manufacturing-related expenses, will be paid by AstraZeneca. The agreement established joint committees with representation of both us and AstraZeneca to manage the development and commercialization of the product. The committees operate by consensus, but if consensus cannot be reached, we generally will have the deciding vote with respect to development activities required for marketing approval of the product in the U.S. and AstraZeneca generally will have the deciding vote with respect to any other matters.

        In September 2007, we agreed with AstraZeneca to amend the Original Agreement effective as of September 6, 2007. Under the terms of the amendment, AstraZeneca has agreed to pay us up to $345.0 million, in the aggregate, in milestone payments upon the achievement of certain development, regulatory and sales events. In September 2007 we received a $10.0 million payment upon execution of the amendment and a $20.0 million payment in recognition of the achievement of the primary endpoints for the PN400-104 study, a study which compared acid suppression of different doses of VIMOVO (formerly PN 400), and achievement of the interim results of the PN200-301 study, a six month comparative trial of PN 200 as compared to enteric coated naproxen in patients requiring chronic NSAID therapy, meeting mutually agreed success criteria. In May 2010, we received a $20.0 million payment for the NDA approval of VIMOVO. We also received an additional $25.0 million milestone in December 2010 when VIMOVO received approval (including pricing and reimbursement approval) in a major ex-U.S. market and up to $260.0 million will be paid as sales performance milestones if certain aggregate sales thresholds are achieved.

        The amendment also revised the royalty rates we were to have received under the Original Agreement. Prior to the effective date of the amendment, under the terms of the Original Agreement, we were to receive a royalty based on annual net sales by AstraZeneca, its affiliates or sublicensees during the royalty term. The royalty rate varied based on the level of annual net sales of products made by AstraZeneca, its affiliates and sublicensees, ranging from the mid-single digits to the mid-teens. Under the amendment, we receive a flat, low double digit royalty rate during the royalty term on annual net sales of products made by AstraZeneca, its affiliates and sublicensees, in the U.S. and royalties ranging from the mid-single digits to the high-teens on annual net sales of products made by AstraZeneca, its affiliates and sublicensees outside of the U.S. The amendment also revised the rate of reduction to the royalty rate based upon loss of market share due to generic competition inside and outside of the U.S. to account for the new royalty structure. Our right to receive royalties from

AstraZeneca for the sale of such products under the collaboration and license agreement, as amended, expires on a country-by-country basis upon the later of (a) expiration of the last-to-expire of certain patent rights relating to such products in that country, and (b) ten years after the first commercial sale of such products in such country.

        We further amended the Original Agreement effective October 1, 2008 to shorten the timing of AstraZeneca's reimbursement obligation for certain development expenses incurred by us under the agreement and to update the description of the target product profile studies (as defined in the agreement) for VIMOVO.

        On September 30, 2015 we have receivables of $5.8 million related to VIMOVO royalty revenue, $4.6 million related to U.S. sales and $1.2 million related to ROW sales. The agreement, unless earlier terminated, will expire upon the payment of all applicable royalties for the products commercialized under the agreement. Either party has the right to terminate the agreement by notice in writing to the other party upon or after any material breach of the agreement by the other party, if the other party has not cured the breach within 90 days after written notice to cure has been given, with certain exceptions. The parties also can terminate the agreement for cause under certain defined conditions. In addition, AstraZeneca can terminate the agreement, at any time, at will, for any reason or no reason, in its entirety or with respect to countries outside the U.S., upon 90 days' notice. If terminated at will, AstraZeneca will owe us a specified termination payment or, if termination occurs after the product is launched, AstraZeneca may, at its option, under and subject to the satisfaction of conditions specified in the agreement, elect to transfer the product and all rights to us.

        On May 3, 2013, AstraZeneca informed us that, after a strategic business review, it had decided to cease promotion and sampling of VIMOVO by the end of the third quarter of 2013 in certain countries, including the U.S. and all countries in Europe, other than Spain and Portugal, which have pre-existing contractual relationships with third parties. We understand that AstraZeneca will instead now focus on those countries where the product has shown growth and which AstraZeneca believes have the greatest potential for future growth.

        On September 16, 2013, we and AstraZeneca entered into another amendment to the Original Agreement which made clarifications to certain intellectual property provisions of the Original Agreement to clarify that AstraZeneca's rights under those provisions do not extend to products which contain acetyl salicylic acid. On September 16, 2013, we and AstraZeneca also executed a letter agreement whereby we agreed that in the event that AstraZeneca divested its rights and obligations to market VIMOVO in the United States to a third party, AstraZeneca would be relieved of its obligations under the Original Agreement with respect to the United States as of the effective date of such divestiture, including its obligation under the Original Agreement to guarantee the performance of such assignee and/or sublicensee.

        On November 18, 2013, AstraZeneca and Horizon entered into certain agreements in connection with AstraZeneca's divestiture of all of its rights, title and interest to develop, commercialize and sell VIMOVO in the United States to Horizon. In connection with this divestiture, on November 18, 2013 we and AstraZeneca entered into an Amended and Restated Collaboration and License Agreement for the United States, the "U.S. Agreement," and an Amended and Restated License and Collaboration Agreement for Outside the United States, the "ROW Agreement," which agreements collectively amend and restate the Original Agreement. AstraZeneca has assigned the U.S. Agreement to Horizon in connection with the divestiture with our consent.

        We and Horizon also entered into Amendment No. 1 to the U.S. Agreement which, among other things, amends the royalty provisions of the U.S. Agreement to provide for a guaranteed annual minimum royalty amount of $5 million in calendar year 2014, and a guaranteed annual minimum royalty amount of $7.5 million each calendar year thereafter, provided that the patents owned by us which cover VIMOVO are in effect and no generic forms of VIMOVO are in the marketplace.

Amendment No. 1 also provides that Horizon has assumed AstraZeneca's right to lead the on-going Paragraph IV litigation relating to VIMIVO currently pending in the United States District Court for the District of New Jersey and will assume all patent-related defense costs relating to such litigation, including reimbursement up to specified amounts of the cost of any counsel retained by us, amends certain time periods for Horizon's delivery of quarterly sales reports to Pozen, and provides for quarterly update calls between the parties to discuss VIMOVO's performance and Horizon's commercialization efforts.

        Further, we, AstraZeneca and Horizon executed a letter agreement whereby Pozen expressly consented to the assignment by AstraZeneca and the assumption by Horizon of the U.S. Agreement. In addition, the letter agreement establishes a process for AstraZeneca and Horizon to determine if sales milestones set forth in the Original Agreement are achieved on a global basis and other clarifications and modifications required as a result of incorporating the provisions of the Original Agreement into the U.S. Agreement and the ROW Agreement or as otherwise agreed by the parties.

        We, AstraZeneca and Horizon are also engaged in Paragraph IV litigation with several generic pharmaceutical companies with respect to patents listed in the Orange Book with respect to VIMOVO currently pending in the United States District Court for the District of New Jersey and in two IPRs brought by CFAD and three IPRs brought by Lupin. We and Horizon have currently provided preliminary responses to two petitions filed by CFAD and three petitions filed by Lupin each seeking inter partes review of patents listed in the Orange Book with respect to VIMOVO. A petition for IPR brought by Dr. Reddy's was dismissed on October 9, 2015. Two prior petitions brought by CFAD have also been dismissed; the first on December 8, 2015, and the second on December 17, 2015. We and AstraZeneca are also engaged in a proceeding in Canada with Mylan ULC which is seeking approval of its generic version of VIMOVO in Canada prior to the expiration of our Canadian patent.

sanofi-aventis U.S. LLC (Sanofi US)

        On September 3, 2013, we entered into a license and collaboration agreement with Sanofi US with respect to the commercialization of our PA products in the United States. On November 29, 2014, we executed a termination agreement with Sanofi US terminating the license agreement for PA. As of the termination date, all licenses granted to Sanofi US were terminated and all rights to the products licensed to Sanofi US under the agreement reverted to us. The termination agreement further provides for the transfer of specified commercial know-how developed by Sanofi US relating to the PA products to us and allows us, and any future collaborators, to use this know-how to commercialize the products. We are currently evaluating all strategic options available to us now that we have full ownership of the PA products in the United States. In light of the developments with our active ingredient suppliers and of the time requirements necessary to complete an assessment of its strategic options, and to properly prepare the market for the launch of our YOSPRALA product candidates, we believe the products will be available for commercialization in the fourth quarter of 2016.

Patheon Pharmaceuticals Inc. (Patheon)

        On December 19, 2011, we entered into a Manufacturing Services Agreement, or the Supply Agreement, and a related Capital Expenditure and Equipment Agreement, or the Capital Agreement, relating to the manufacture of PA32450. Under the terms of the Supply Agreement, Patheon has agreed to manufacture, and we have agreed to purchase, a specified percentage of the Company's requirements of the PA32540 for sale in the United States. The term of the Supply Agreement extends until December 31st of the fourth year after we notify Patheon to begin manufacturing services under the Supply Agreement, or the Initial Term, and will automatically renew thereafter for periods of two years, unless terminated by either party upon eighteen months' written notice prior to the expiration of the Initial Term or twelve months' written notice prior to the expiration of any renewal term. In addition to usual and customary termination rights which allow each party to terminate the Supply

Agreement for material, uncured breaches by the other party, we can terminate the Supply Agreement upon thirty (30) days' prior written notice if a governmental or regulatory authority takes any action or raises any objection that prevents us from importing, exporting, purchasing or selling PA32540 or if it is determined that the formulation or sale of PA32540 infringes any patent rights or other intellectual property rights of a third party. We can also terminate the Supply Agreement upon twenty-four (24) months' prior written notice if we license, sell, assign or otherwise transfer any rights to commercialize PA32540 to a third party. The Supply Agreement contains general and customary commercial supply terms and conditions, as well as establishing pricing for bulk product and different configurations of packaged product, which pricing will be adjusted annually as set forth in the Supply Agreement. Under the terms of the Capital Agreement, we will be responsible for the cost of purchasing certain equipment specific to the manufacture of PA32540, the cost of which, based on current volume projections, is expected to be less than $150,000. If additional equipment and facility modifications are required to meet our volume demands for PA32540, we may be required to contribute to the cost of such additional equipment and facility modifications, up to a maximum of approximately $2.5 million in the aggregate.

        The Supply Agreement and Capital Agreement were amended on July 10, 2013. The First Amendment to the Manufacturing and Services Agreement (the "Amendment to the Supply Agreement") expressly incorporates the Company's PA8140 product candidate into the Supply Agreement. The Amendment to the Supply Agreement also clarifies that the manufacturing services contemplated by the Supply Agreement include the manufacture of validation batches, but the placing of an order for such validation batches will not trigger the Commencement Date of the Initial Term (each as defined in the Supply Agreement), updates pricing for the Company's PA32540 product candidate and a incorporates a new pricing schedule for PA8140, as well as other conforming changes to the Supply Agreement. The First Amendment to the Capital Expenditure and Equipment Agreement (the "Amendment to the Capital Agreement"), replaces the existing Schedule A of the Capital Agreement, which lists dedicated and non-dedicated capital equipment and facility modifications to be funded in whole or in part by the Company, with a new updated schedule which reflects the parties' current assumptions regarding the need for and timing of capital equipment expenditures based upon Patheon's current and anticipated production capacity and current volume projections for PA32540 and PA8140. Under the terms of the Capital Agreement, the Company was previously required to contribute to the cost of such additional capital equipment and facility modifications, up to a maximum of approximately $2.5 million in the aggregate. Pursuant to the terms of the Amendment to the Capital Agreement, the parties have agreed to reduce the amount of such maximum expenditure to approximately $1.2 million dollars in light of the revised capacity and volume assumptions.

Manufacturing

        We currently have no manufacturing capability.

        To date, we have entered into arrangements with third-party manufacturers for the supply of formulated and packaged clinical trial materials. We have also entered into a Supply Agreement and a related Capital Agreement with Patheon for the manufacture of PA32450 and PA8140 for sale in the United States. We believe our current supplier agreements should be sufficient to meet our commercial supply needs for PA32540 and PA8140 in the United States. Under our agreements with GSK, AstraZeneca and Horizon, it is the obligation of our partners to obtain commercial supplies of products developed under those agreements. Use of third-party manufacturers enables us to focus on our clinical development activities, minimize fixed costs and capital expenditures and gain access to advanced manufacturing process capabilities and expertise.

Competition

  Competition for VIMOVO

        The competition for VIMOVO comes from the oral anti-arthritic market, or more specifically the traditional non-selective NSAIDs (such as naproxen and diclofenac), traditional NSAID/gastroprotective agent combination products or combination product packages (such as Arthrotec® and Prevacid® NapraPAC™) and the only remaining COX-2 inhibitor, Celebrex®. The U.S. prescription market for oral solid NSAIDs was approximately $2.9 billion in 2011, of which 62% was accounted for by Celebrex, according to IMS. This market is continuing to undergo significant change, due to the voluntary withdrawal of Vioxx® by Merck & Co. in September 2004, the FDA-ordered withdrawal of Bextra® by Pfizer in April 2005 and the issuance of a Public Health Advisory by the FDA in April 2005 stating that it would require that manufacturers of all prescription products containing NSAIDs provide warnings regarding the potential for adverse cardiovascular events as well as life-threatening gastrointestinal events associated with the use of NSAIDs. Moreover, subsequent to the FDA advisory committee meeting in February 2005 that addressed the safety of NSAIDs, and, in particular, the cardiovascular risks of COX-2 selective NSAIDs, the FDA has indicated that long-term studies evaluating cardiovascular risk will be required for approval of new NSAID products that may be used on an intermittent or chronic basis. However, based on a meeting with the FDA in September 2005, we believe, although we cannot guarantee, that long-term cardiovascular safety studies may not be required at this time for FDA approval of our PN product candidates containing naproxen.

  Competition for PA Products

        The pharmaceutical and biopharmaceutical industries are intensely competitive and are characterized by rapid technological progress. Certain pharmaceutical and biopharmaceutical companies and academic and research organizations currently engage in, or have engaged in, efforts related to the discovery and development of new medicines for the treatment of migraine symptoms. Significant levels of research in chemistry and biotechnology occur in universities and other nonprofit research institutions. These entities have become increasingly active in seeking patent protection and licensing revenues for their research results. They also compete with us in recruiting skilled scientific talent.

        Our ability to compete successfully will be based on our ability to create and maintain scientifically advanced technology, develop proprietary products, attract and retain scientific personnel, obtain patent or other protection for our products, obtain required regulatory approvals and manufacture and successfully market our products either alone or through outside parties. Some of our competitors have substantially greater financial, research and development, manufacturing, marketing and human resources and greater experience than we do in product discovery, development, clinical trial management, FDA regulatory review, manufacturing and marketing, which may enable them to compete more effectively than we can.

        Treatment for the secondary prevention of cardiovascular and cerebrovascular disease typically consists of multiple prescription and over-the-counter drugs, including statins, anti-hypertensives and anti-platelet agents. Competition for PA will come from the prescription anti-platelet market as well as OTC aspirin and gastro-protective agents. An estimated 24 million Americans fall within the guidelines for chronic anti-platelet therapy as set forth by the American Heart Association. Prescription anti-platelet therapies include PLAVIX (clopidogrel) and generics, EFFIENT (prasugrel) and BRILINTA (ticagrelor). In 2011, prior to loss of market exclusivity, PLAVIX sales exceeded $9 billion worldwide. Because OTC aspirin is used to treat many conditions, including pain and inflammation, identifying the portion of sales attributable to anti-platelet therapy is difficult.

Patents and Proprietary Information

        We have obtained and intend to actively seek to obtain, when appropriate, protection for our products and proprietary technology by means of U.S. and foreign patents, trademarks and contractual arrangements. In addition, we rely upon trade secrets and contractual agreements to protect certain of our proprietary technology and products.

        We have issued U.S. patents and pending U.S. patent applications, as well as pending foreign patent applications or issued foreign patents, relating to our marketed products and product candidates. We also have U.S. and foreign patent applications pending relating to novel product concepts. There can be no assurance that our patent applications will issue as patents or, with respect to our issued patents, that they will provide us with significant protection. The following provides a general description of our patent portfolio and is not intended to represent an assessment of claim limitations or claim scope.

MT 400/Treximet

        We have four issued U.S. patents with claims relating to methods, compositions and therapeutic packages involving the use of certain NSAIDs and 5-HT receptor agonists in treating patients with migraine. Outside of the U.S., we have issued patents in Australia, Canada, Europe, Hong Kong and Japan. The expected expiration date of the issued patents relating to MT 400 is August 14, 2017. We expect that patents issued from pending patents related to MT 400 will also expire in August 2017.

        Oppositions were filed against the issued European patent in October 2005 by Merck & Co., Inc. and Almirall Prodesfarma asserting that the European patent should not have been granted. We filed a response to these oppositions and the Opposition Division of the European Patent Office called for oral proceedings. During the oral proceedings and in the written opinion subsequently provided, the European Patent Office found that claims relating to combinations of sumatriptan and naproxen for the treatment of migraine were valid. However, broader claims relating to certain other 5-HT1B/1D agonists and long-acting NSAIDs were held to be insufficiently supported by the presently available technical evidence.

        We also have an issued U.S. patent with claims relating to formulations of MT 400 which, we expect to expire in October 2025. We have additional pending U.S. and foreign patent applications with claims directed to formulations of MT 400 which, if issued, we expect to expire in 2027.

PN/PA

        We have issued patents in the U.S., Australia, Canada, Europe, Mexico and Eurasia, with claims directed to certain compositions containing a combination of acid inhibitors, including PPIs, and NSAIDs. The issued patents also have claims to treatment methods involving the use of such compositions. We have pending U.S. and foreign patent applications that also have claims to compositions containing acid inhibitors and NSAIDS and to various treatment methods involving such compositions. The issued U.S. patents and related U.S. patent applications are expected to expire on February 28, 2023.

        Oppositions were filed against the issued European patent in April 2011 by Chatfield Pharmaceuticals and Strawman Ltd. asserting that the European patent should not have been granted. We filed for a response to these oppositions and the Opposition Division of the European Patent Office called for oral proceedings. Strawman Ltd. Subsequently withdrew from the opposition proceedings. During the proceedings in December 2012, the European Patent Office found that claims relating to combination of PPIs and NSAIDS were valid. Chatfield may appeal the decision by giving notice within 60 days of the date on which the Opposition Division issues its written decisions. The European patent will expire in May 2022, but we have obtained supplement protection certificates (SPCs) for VIMOVO which extend to October 25, 2025, and we expect to apply for SPCs for PA upon approval. We expect that patents outside of the U.S. and Europe, as well as additional patents which issue from the pending foreign patent applications, to expire on May 31, 2022.

        We, together with AstraZeneca, have filed joint patent applications relating to VIMOVO. We expect any patents which issue from these applications to expire in 2029 and 2030. We have filed additional patent applications related to PA. We expect any patents which issue from these applications to expire between 2030 and 2032.

        We, AstraZeneca and Horizon are also engaged in Paragraph IV litigation with several generic pharmaceutical companies with respect to patents listed in the Orange Book with respect to VIMOVO currently pending in the United States District Court for the District of New Jersey and in two IPRs brought by CFAD and three IPRs brought by Lupin. We and Horizon have currently provided preliminary responses to two petitions filed by CFAD and three petitions filed by Lupin each seeking inter partes review of patents listed in the Orange Book with respect to VIMOVO. A petition for IPR brought by Dr. Reddy's was dismissed on October 9, 2015. Two prior petitions brought by CFAD have also been dismissed; the first on December 8, 2015, and the second on December 17, 2015. We and AstraZeneca are also engaged in a proceeding in Canada with Mylan ULC which is seeking approval of its generic version of VIMOVO in Canada prior to the expiration of our Canadian patent.

Government Regulation

        The FDA and comparable regulatory agencies in foreign countries impose substantial requirements on the clinical development, manufacture and marketing of pharmaceutical product candidates. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record-keeping, approval and promotion of our product candidates. All of our product candidates will require regulatory approval before commercialization. In particular, therapeutic product candidates for human use are subject to rigorous preclinical and clinical testing and other requirements of the Federal Food, Drug and Cosmetic Act, or FFDCA, implemented by the FDA, as well as similar statutory and regulatory requirements of foreign countries. Obtaining these marketing approvals and subsequently complying with ongoing statutory and regulatory requirements is costly and time-consuming. Any failure by us or our collaborators, licensors or licensees to obtain, or any delay in obtaining, regulatory approvals or in complying with other regulatory requirements could adversely affect the commercialization of product candidates then being developed by us and our ability to receive product or royalty revenues.

        The steps required before a new drug product candidate may be distributed commercially in the U.S. generally include:

  •
  conducting appropriate preclinical laboratory evaluations of the product candidate's chemistry, formulation and stability and preclinical studies in animals to assess the potential safety and efficacy of the product candidate;

  •
  submitting the results of these evaluations and tests to the FDA, along with manufacturing information and analytical data, in an IND;

  •
  initiating clinical trials under the IND and addressing any safety or regulatory concerns of the FDA;

  •
  obtaining approval of Institutional Review Boards, or IRBs, to introduce the drug into humans in clinical studies;

  •
  conducting adequate and well-controlled human clinical trials that establish the safety and efficacy of the product candidate for the intended use, typically in the following three sequential, or slightly overlapping stages:

    Phase 1: The product is initially introduced into human subjects or patients and tested for safety, dose tolerance, absorption, metabolism, distribution and excretion;

    Phase 2: The product candidate is studied in patients to identify possible adverse effects and safety risks, to determine dosage tolerance and the optimal dosage, and to collect some efficacy data;

    Phase 3: The product candidate is studied in an expanded patient population at multiple clinical study sites, to confirm efficacy and safety at the optimized dose, by measuring primary and secondary endpoints established at the outset of the study;

  •
  submitting the results of preclinical studies, and clinical trials as well as chemistry, manufacturing and control information on the product candidate to the FDA in a NDA; and

  •
  obtaining FDA approval of the NDA prior to any commercial sale or shipment of the product candidate.

        This process can take a number of years and require substantial financial resources. Each NDA must be accompanied by a user fee, pursuant to the requirements of the Prescription Drug User Fee Act, or PDUFA, and its amendments. The FDA adjusts the PDUFA user fees on an annual basis. According to the FDA's fee schedule, effective on October 1, 2013 for the fiscal year 2014, the user fee for an application requiring clinical data, such as an NDA, is $2,169,100. PDUFA also imposes an annual product fee for each marketed prescription drug ($104,060), and an annual establishment fee ($554,600) on facilities used to manufacture prescription drugs and biologics. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. However, there are no waivers for product or establishment fees.

        The results of preclinical studies and initial clinical trials are not necessarily predictive of the results from large-scale clinical trials, and clinical trials may be subject to additional costs, delays or modifications due to a number of factors, including the difficulty in obtaining enough patients, clinical investigators, product candidate supply and financial support.

        Even after FDA approval has been obtained, further studies, including post-marketing studies, may be required. Results of post-marketing studies may limit or expand the further marketing of the products. If we propose any modifications to a product, including changes in indication, manufacturing process, manufacturing facility or labeling, a supplement to our NDA may be required to be submitted to the FDA and approved.

        The FDA may also require testing and surveillance programs to monitor the effect of approved product candidates that have been commercialized, and the agency has the power to prevent or limit further marketing of a product candidate based on the results of these post-marketing programs. Upon approval, a product candidate may be marketed only in those dosage forms and for those indications approved in the NDA.

        The status of the NDAs we have submitted to the FDA for Treximet, VIMOVO and our PA product candidates is discussed above in "MT400/Treximet," "PN/VIMOVO Program," and "Status of Our Product Candidates and Exploratory Programs" —PA Program".

        In addition to obtaining FDA approval for each indication to be treated with each product candidate, each domestic product candidate manufacturing establishment must register with the FDA, list its product with the FDA, comply with the applicable cGMP regulations, which include requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation, and permit and pass manufacturing plant inspections by the FDA. Moreover, the submission of applications for approval may require additional time to complete manufacturing stability studies. Foreign establishments manufacturing product for distribution in the U.S. also must list their product candidates with the FDA and comply with cGMP regulations. They are also subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

        Any product candidates manufactured or distributed by us pursuant to FDA approvals are subject to extensive continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the product candidate. In addition to continued compliance with standard regulatory requirements, the FDA may also require post-marketing testing and surveillance to monitor the safety and efficacy of the marketed product. Adverse experiences with the product candidate must be reported to the FDA. Product approvals may be affected and even withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product are discovered following approval.

        The FFDCA also mandates that products be manufactured consistent with cGMP regulations. In complying with the cGMP regulations, manufacturers must continue to spend time, money and effort in production, record keeping, quality control, and auditing to ensure that the marketed product meets applicable specifications and other requirements. The FDA periodically inspects manufacturing facilities to ensure compliance with cGMP regulations. Failure to comply subjects the manufacturer to possible FDA action, such as warning letters, suspension of manufacturing, seizure of the product, voluntary recall of a product or injunctive action, as well as possible civil penalties. We currently rely on, and intend to continue to rely on, third parties to manufacture our compounds and product candidates. These third parties will be required to comply with cGMP regulations.

        Products manufactured in the U.S. for distribution abroad will be subject to FDA regulations regarding export, as well as to the requirements of the country to which they are shipped. These latter requirements are likely to cover the conduct of clinical trials, the submission of marketing applications, and all aspects of manufacturing and marketing. Such requirements can vary significantly from country to country.

        We and our contractors are also subject to various federal, state and local laws, rules, regulations and policies relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use of and disposal of hazardous or potentially hazardous substances used in connection with our research work. Although we believe that safety procedures employed for handling and disposing of such materials comply with current federal, state and local laws, rules, regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated.

        Before a medicinal product can be supplied in the EU, it must first be granted a marketing authorization. There are three routes by which this may be achieved: the centralized procedure whereby a single European license is granted by the European Commission permits the supply of the product in question throughout the EU or the decentralized, or DC, or mutual recognition procedures, or MRP, through which the views of one national authority (Reference Member State, or RMS) are "recognized" by other authorities (Concerned Member States) when conducting their reviews; the DC applies if the medicinal product in question has not yet received a marketing authorization in any member state at the time of the application whereas the MRP applies to a currently approved medicinal product. These latter two processes lead to individual licenses in each member state for the supply of products in that country only. The centralized route is compulsory for biotechnology products and is optional for certain so-called "high technology" products and products containing entirely new active substances. All products which are not authorized by the centralized route must be authorized by the DC or MRP unless the product is designed for use in a single country in which case a National Application can be made.

        In making an application for a new medicinal product not governed compulsorily by the centralized procedure, typically use will be made of the DC although the MRP would be used if a marketing authorization were first secured in an RMS. The procedural steps for the DC and the MRP are governed by Directive 2001/83/EC, as amended, and are described in the Notice to Applicants, Volume 2A Chapter 2—Mutual Recognition (updated version—November 2005). The procedures provide for set time periods for each process (DC—120 days; MRP—90 days) but if consensus is not reached between all the CMS and the RMS in that time, the application is referred to arbitration through the Co-ordination Group for Mutual Recognition and Decentralized Procedures, or CMD, with referral to the Committee for Human Medicinal Products, or CHMP. If a referral is made, the procedure is suspended; marketing of the product would only be possible in the RMS in the case of an MRP. The opinion of the CMD/CHMP, which is binding, could support or reject the objections or alternatively reach a compromise position acceptable to all EU countries concerned. The arbitration procedure may require the delivery of additional data. Once granted, any MAA remains subject to pharmacovigilance and all competent authorities have the power to vary, suspend or revoke an MAA on grounds of safety.

        The extent of U.S. and foreign government regulation which might result from future legislation or administrative action cannot be accurately predicted. For example, in the U.S., although the Food and Drug Administration Modernization Act of 1997, or FDAMA, modified and created requirements and standards under the FFDCA with the intent of facilitating product development and marketing, the FDA is still in the process of developing regulations implementing FDAMA and the more recent Food and Drug Administration Amendments Act of 2007, or FDAAA. FDA has been actively implementing drug safety plans called Risk Evaluation and Mitigation Strategies, or REMS, as authorized by FDAAA, as a condition of drug approval, or after initial marketing, if FDA becomes aware of new safety data about the drug. These and other legislative initiatives may impose additional regulatory requirements on us, and may impact approval of our drugs or our marketing plans. The actual effect of these and other developments on our own business is uncertain and unpredictable.

Pozen Corporate Information

        We were incorporated in Delaware on September 25, 1996. Our principal offices are located in the Exchange Office Building at 1414 Raleigh Road, Suite 400, Chapel Hill, NC 27517. Our telephone number is (919) 913-1030. We maintain a website at www.POZEN.com and make available free of charge through this website our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We also similarly make available, free of charge on our website, the reports filed with the SEC by our executive officers, directors and 10% stockholders pursuant to Section 16 under the Exchange Act as soon as reasonably practicable after copies of those filings are provided to us by those persons. We are not including the information contained at www.POZEN.com, or at any other Internet address as part of, or incorporating it by reference into, this registration statement.

        In addition, we make available on our website (i) the charters for the committees of our Board, including the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, and (ii) our Code of Business Conduct and Ethics governing our directors, officers and employees. We intend to disclose on our website any amendments to, or waivers from, our Code of Business Conduct and Ethics that are required to be disclosed pursuant to the rules of the SEC and the NASDAQ Global Market.

Pozen's Employees

        As of December 23, 2015, Pozen and its subsidiaries had a total of 38 full-time employees. Of Pozen's and its subsidiaries' 38 employees, 15 hold advanced degrees, including three with an M.D., Pharm.D. or Ph.D. degree.

OVERVIEW OF TRIBUTE

        All references in this section to "dollars", "Cdn$" or $ shall refer to Canadian dollars unless otherwise stated.

        Tribute is a Canadian specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada and the United States. Tribute targets several therapeutic areas in Canada with a particular interest in products for the treatment of neurology, pain, urology, dermatology, endocrinology, cardiology and gastro-intestinal disorders.

        Tribute markets Cambia® (diclofenac potassium for oral solution), Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution), Uracyst® (sodium chondroitin sulfate solution 2%), Fiorinal®, Fiorinal® C, Visken®, Viskazide®, Collatamp® G, Durela®, Proferrin®, Iberogast®, MoviPrep®, Normacol®, Resultz®, Pegalax®, Balanse®, Balanse® Kids, Diaflor™, Mutaflor®, and Purfem® in the Canadian market. Additionally, NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships. Tribute also has the exclusive U.S. rights to Fibricor® and its related authorized generic. In addition, it has the exclusive U.S. rights to develop and commercialize Bezalip SR in the U.S. and has the exclusive right to sell bilastine, a product licensed from Faes Farma for the treatment of allergic rhinitis and chronic idiopathic urticaria (hives), in Canada. The exclusive license is inclusive of prescription and non-prescription rights for bilastine, as well as adult and pediatric presentations in Canada. Bilastine is subject to receiving Canadian regulatory approval. Tribute also has the Canadian rights to ibSium®, which was approved in Canada in June 2015 and two additional pipeline products including Octasa® and BedBugz™, both of which are pending submission to Health Canada.

        Tribute markets its products in Canada through its own sales force and currently has licensing agreements for the distribution of NeoVisc® and Uracyst® in over 20 countries, and continues to expand this footprint. Tribute's focus on business development is very comprehensive including product acquisitions, company acquisitions, in-licensing and out-licensing for immediate impact on its revenue stream, as well as product development for future growth and stability.

        Tribute's management team has a strong track record of success in senior management positions from companies such as Wyeth, Syntex/Roche, Astra-Zeneca, Amgen, Bayer, Novartis, Johnson & Johnson, Nautilus Neurosciences and Biovail. The team has extensive operational and business development experience in the Canadian and United States markets and international business experience overseas.

        Tribute was incorporated under the Business Corporations Act (Ontario) on November 14, 1994 under the name "Stellar International Inc." On January 1, 2005 Tribute changed its name from Stellar International Inc. to Stellar Pharmaceuticals Inc. and on January 1, 2013 Tribute changed its name from Stellar Pharmaceuticals Inc. to Tribute Pharmaceuticals Canada Inc. On December 1, 2011, Stellar Pharmaceuticals Inc. acquired 100% of the outstanding shares of the then privately held Tribute Pharmaceuticals Canada Ltd. and Tribute Pharma Canada Inc. In 2015, Tribute opened its international subsidiary Tribute Pharmaceuticals International Inc. in Barbados and its U.S. subsidiary, Tribute Pharmaceuticals US Inc., in Charlotte, North Carolina. Tribute maintains two facilities in Canada including its head office located at 151 Steeles Ave. East, Milton, Ontario, Canada L9T 1Y1, Tribute's operations facility at 544 Egerton Street, London, Ontario, Canada N5W 3Z8. Additionally, Tribute's U.S. office is at 2015 Ayrsley Town Blvd, Suite 202 Charlotte, NC 28273 and in Barbados at Suite 203, Building Number 8, Harbour Road, St. Michael. Tribute's main telephone number is 905-876-1118 in Milton and (519) 434-1540 in London, its facsimile number is (519) 434-4382 and its e-mail address is info@tributepharma.com and its website is www.tributepharma.com. We are not including the information contained at www.tributepharma.com, or at any other Internet address as part of, or incorporating it by reference into, this registration statement.

2014 Highlights

        During the second year of commercial launch, Cambia (diclofenac potassium for oral solution) achieved consistent quarter-over-quarter growth throughout 2014. Furthermore, Cambia has continued

to obtain coverage on many private insurance payor open plans in Canada. Cambia® is now widely available to Canadian patients.

        In 2014, Tribute continued to expand its product portfolio which, combined with increased Cambia sales, enabled it to increase revenues over 2013. Tribute is actively seeking to add more products to its sales portfolio in Canada, which will be supported by Tribute's well-established sales force. Tribute is also seeking further growth from its internally developed proprietary products NeoVisc and Uracyst in countries where it does not yet have distribution agreements. Tribute has also begun looking for accretive, niche product opportunities in the U.S.

        For the twelve month period ended December 31, 2014, total revenues from all sources increased by 25.5% or $3,431,400 to $16,871,800 compared to $13,440,400 in 2013, with licensed domestic product net sales contributing $507,600 or an increase of 5.9% over 2013, other domestic product sales contributing $2,761,600 up 82% over 2013 and an increase in international product sales contributing $341,700 up 26.7% compared to 2013.

        Income from operations for the three month period ended December 31, 2014, was $582,100 compared to a loss of $1,310,900 for the same period in 2013, an improvement of 144.7% and income from operations excluding amortization of assets for the three month period ended December 31, 2014 was $1,209,500 compared to a loss of $1,033,800 for the same period in 2013, an improvement of 217.0%.

        On May 13, 2014, Tribute announced the signing of an exclusive license agreement that grants Tribute the exclusive right to sell the Faes Farma SA product bilastine for the treatment of allergic rhinitis and chronic idiopathic urticaria (hives) in Canada, following receipt of regulatory approval from Health Canada for such product. The exclusive license is inclusive of prescription and non-prescription rights for bilastine, as well as adult and paediatric presentations in Canada.

        On May 23, 2014, Tribute received approval to list its common shares on the TSXV and on May 27, 2014 Tribute's common shares started trading on the TSXV under the symbol "TRX." On August 5, 2014, Tribute announced its common shares began trading on the OTCQX under the symbol "TBUFF". On July 15, 2014, Tribute completed a public offering in Canada, in which 42,895,000 units were issued at a price of Cdn$0.70 per unit for gross proceeds of Cdn$30,026,500. As part of the public offering, Tribute issued 21,447,500 common share purchase warrants to the purchasers at an exercise price of Cdn$0.90 expiring July 15, 2016.

        On September 25, 2014 Tribute announced that it had received an additional patent from the USPTO for intellectual property that is central to one of Tribute's lead products, Uracyst (a sterile sodium chondroitin sulfate solution, 2%, which is used in the treatment of interstitial cystitis / bladder pain syndrome ("IC/BPS")). Tribute's fourth Uracyst patent was issued as United States Patent No. 8,778,908 and is entitled "Cystitis Treatment with High Dose Chondroitin Sulfate." This patent relates to the treatment of IC/BPS by instillation of a unit dose of chondroitin sulfate that is at least 350 mg or more, most preferably 400 mg, of chondroitin sulfate and 20 mL of an aqueous buffer. Unlike the earlier patents which covered how Uracyst is used, this patent covers the product itself. This patent provides market exclusivity through to 2024.

        On October 2, 2014 Tribute announced that it had acquired the Canadian rights to Fiorinal, Fiorinal C, Visken and Viskazide from Novartis AG and Novartis Pharma AG ("Novartis Pharma", collectively, with Novartis AG, "Novartis") for $32 million which was paid in cash on closing. Combined net sales of such products during the twelve month period ended August 31, 2014, were approximately $10.8 million. Fiorinal and Fiorinal C are indicated for the relief of tension-type headache and Visken/Viskazide for the treatment of mild-moderate hypertension. Visken is also indicated for the prevention of angina pectoris.

        On October 30, 2014 Tribute announced that it had received a patent approval from the European Patent Office for intellectual property central to one of Tribute's lead products, Uracyst/Uropol® (a sterile sodium chondroitin sulfate solution, 2%), for the treatment of interstitial cystitis by instillation into the bladder of a patient. Treatments of other bladder disorders are also covered by the patent, including glycosaminoglycan ("GAG") deficient forms of cystitis or GAG-deficiency, such as, accompanying chronic urinary tract infection, radiation-induced cystitis, chemical-induced cystitis or hemorrhagic cystitis. The European patent coverage extends to drug compositions comprising a unit dose of chondroitin sulfate in an amount of at least 400 mgs and an aqueous vehicle. This patent will run until February 18, 2024.

Nine months ended September 30, 2015—Highlights

        The nine months ended September 30, 2015 were highlighted by, without limitation, the following events:

        On May 21, 2015, Tribute announced that its wholly owned subsidiary, Tribute Pharmaceuticals International Inc., a Barbados corporation, acquired the U.S. rights to Fibricor and its related authorized generic from a wholly owned step-down subsidiary of Sun Pharmaceutical Industries Ltd. Financial terms of the deal include the payment of US$10 million as follows: US$5 million paid on closing; US$2 million payable 180 days from closing; and, US$3 million payable 365 days from closing. An aggregate of US$4.5 million in one-time milestone payments are due upon the attainment of certain annual net sales targets, ranging from US$15 million to US$50 million. In connection with the acquisition, Tribute completed a private placement pursuant to which it issued 13,043,695 common shares at a price of $0.92 per share for aggregate gross proceeds of approximately $12 million.

        On June 16, 2015, Tribute announced the acquisition of MFI for consideration comprised of (1) $8.5 million in cash on closing, (2) $5 million through the issuance of 3,723,008 Tribute common shares, (3) $5 million in the form of a one-year term promissory note bearing interest at 8% annually and convertible in whole or in part at the holder's option at any time during the term into up to 3,038,829 Tribute common shares (subject to adjustment in certain events), with a maturity date of June 16, 2016, (4) retention payments of $507,132, reported as amounts payable and contingent consideration on the condensed interim consolidated balance sheet, and (5) future contingent cash milestone payments totaling $5.695 million that will be paid only upon obtaining certain consents. In addition, on the receipt of each regulatory approval for MFI's two pipeline products (or upon the occurrence of a change of control of Tribute), the vendors will receive a payment of $1.25 million per product. During the three months and nine months ended September 30, 2015, one consent was received and a payment issued of $3.345 million.

        In connection with the completion of the acquisition of MFI, Tribute also completed a private placement of $12.5 million principal amount of secured subordinated debentures. The debentures bear interest at a rate of 6.0% per annum payable quarterly in arrears and mature on June 16, 2016 (the "maturity date"). The debentures can be redeemed, in full, at any time following the closing date and prior to the maturity date, by Tribute paying the principal amount plus any accrued and unpaid interest. Tribute will also pay a customary redemption fee upon change of control and an exit fee upon repayment of the debentures.

        On June 26, 2015 Health Canada accepted for review the New Drug Submission for bilastine.

        Additionally, the third quarter of 2015 was highlighted by the following:

  •
  Total revenues for the three month period ended September 30, 2015 increased by 132.8% compared to the same period in 2014.

  •
  Other domestic product sales increased 441.2% and international sales increased by 154.9% in the three month period ended September 30, 2015 compared to the same period in 2014.

  •
  Gross profit for the three month period ended September 30, 2015 increased by 200.7% compared to the same period in 2014.

  •
  Gross profit as a percentage of total revenues for the three month period ended September 30, 2015 was 62.8% compared to 48.6% for the same period in the prior year.

  •
  IMS Health, an audited third party provider of sales data, reported an 89.2% increase in total prescriptions written for Cambia® during the three months ended September 30, 2015 compared to the three months ended September 30, 2014.

Products

Approved & Marketed Products

Cambia®

        Cambia (diclofenac potassium for oral solution) was licensed from Nautilus Neurosciences, Inc. ("Nautilus") in November 2010. Cambia was approved by the FDA in June 2009 and is currently marketed by Depomed in the U.S. Cambia was approved by Health Canada in March 2012 and was commercially launched to specialists in Canada in October 2012 and broadly to all primary care physicians in February 2013. The market for prescription migraine products in Canada is valued at approximately $126 million based on IMS Health data.

        Cambia is a NSAID and the only prescription NSAID available and approved for the acute treatment of migraine attacks with or without aura in adults 18 years of age or older. Cambia is available as an oral solution in individual packets each designed to deliver a 50mg dose when mixed in water. Cambia is the only approved prescription NSAID available that was studied and proven to be an effective treatment for migraine according to guidelines published in September 2013 by the International Headache Society that reached statistically significant results for all four co-primary endpoints including: pain free response at two hours; nausea free; photophobia free (sensitivity to light); and phonophobia free (sensitivity to sound). In addition, Cambia provides fast migraine pain relief within 30 minutes of dosing due in part to the significant benefits of the proprietary Dynamic Buffering Technology™ ("DBT"). DBT provides for enhanced drug absorption and bioavailability. In fasting volunteers, measurable plasma levels were observed within five minutes of dosing with Cambia. Peak plasma levels were achieved at approximately 15 minutes, with a range of approximately 10 to 40 minutes. The use of some NSAIDs has been associated with an increased incidence of cardiovascular adverse events such as myocardial infarction, stroke or thrombotic events. The risk may increase with duration of use and patients should only take this medication as prescribed by a physician.

        Migraine Treatment Options:    There are a number of different treatment options for migraine in Canada. Acute migraine treatment options can be broken down to three main categories: (i) triptans or 5-HT1 receptor agonists (e.g. sumatriptan, rizatriptan); (ii) ergot alkaloids (e.g., ergotamine, dihydroergotamine); and (iii) NSAIDs (Cambia). Triptans may cause dizziness, nausea, weakness and chest discomfort and should not be used by patients with heart disease, uncontrolled high blood pressure, blood vessel disease or who have a history of stroke. Ergots may cause chest pain, tingling or burning sensations, nausea, vomiting, and cramps. Furthermore, ergots may reduce blood flow to the extremities (hands and feet) and may lead to tissue damage. Ergots should also not be used by anyone with heart disease, uncontrolled high blood pressure or blood vessel disease. NSAIDs such as Cambia may increase the incidence of cardiovascular adverse events such as myocardial infarction, stroke or thrombotic events, gastrointestinal adverse events such as peptic/duodenal ulceration, perforation and gastrointestinal bleeding and are contraindicated in the third trimester of pregnancy.

        In September 2013 the Canadian Neurological Sciences Federations issued revised Canadian Headache Society Guidelines for Acute Drug Therapy for Migraine Headaches through the Canadian Journal of Neurological Sciences. Cambia (diclofenac potassium for oral solution) was acknowledged as a potential first line therapy, with a fast onset of action and having a strong recommendation, high quality evidence and recommended for the acute treatment of migraine.

        Migraine in Canada:    The annual prescription migraine market in Canada is valued at approximately $126 million. Management estimates that four million women and one million men suffer from migraine headaches in Canada and that 60 percent of those with migraine have one or more attacks per month while 25 percent of those with migraine have at least one attack per week. One Canadian study found that those with migraine lose 6.5 days of work each year resulting from their migraine. According to a study conducted by Pryse Phillip, et al, published by the Canadian Journal of Neurological Sciences in 1992, they estimate that 7,000,000 working days are lost annually in Canada due to migraine and that direct and indirect cost in the workplace due to migraine is estimated at $500 million annually. It was also found that 48% of all women suffering from migraine have never consulted a physician for their headaches.

        Competitive Analysis:    It is estimated that half of all people suffering from migraine in Canada never seek help from a physician but rather self-treat their condition with OTC medications such as Aspirin® (Bayer), acetaminophen (Tylenol®) and OTC NSAID's such as ibuprofen (Advil®) and naproxen sodium (Aleve®). The main prescription pharmacological agents used to treat acute migraine includes the triptan class of drugs or 5-HT1 receptor agonists as they are known and these products include sumatriptan (Imitrex®), rizatriptan (Maxalt®), zolmitriptan (Zomig®), almotriptan (Axert®), naratriptan (Amerge®), eletriptan (Relpax®) and frovatriptan (Frova®). There are also the ergot alkaloids such as ergotamine (Cafergot®) and dihydroergotamine (Migrinal®) used in some cases as are narcotics such as meperidine (Demerol) and the combination drug of aspirin, butalbital, and caffeine (Fiorinal®). In spite of a number of possible treatment options for treating migraines, many of these treatments are without a formal indication from Health Canada. Tribute considers the competitive market as the triptans class, which currently sells approximately $126 million annually in Canada.

Bezalip SR

        Bezalip SR (bezafibrate) is a well-established pan-peroxisome proliferator-activated receptor (pan-PPAR) activator. Bezalip SR, used to treat hyperlipidemia, has over 25 years of therapeutic use globally with a good safety profile. Bezalip SR helps lower low-density lipoprotein cholesterol (LDL-C) and triglycerides while raising high-density lipoprotein cholesterol (HDL-C) levels. It also improves insulin sensitivity and reduces blood glucose levels, which in combination with the cholesterol effects may significantly lower the incidence of cardiovascular events and development of diabetes in patients with features of metabolic syndrome. Bezalip SR is under license from Actavis Group PTC ehf and is sold exclusively in Canada by Tribute. Tribute also has the exclusive development and licensing rights to Bezalip SR in the U.S. and recently filed an investigational new drug that received clearance from the FDA in the U.S. The initial target indication being pursued in the U.S. is for severe hypertriglyceridemia. Bezalip SR is contraindicated in patients with hepatic and renal impairment, pre-existing gallbladder disease, hypersensitivity to bezafibrate, or pregnancy or lactation.

        Bezalip SR is currently approved in more than 40 countries worldwide, however is currently not approved in the U.S. According to a third party the U.S. fibrate and prescription fish oil market is estimated at nearly $2.5 billion in 2014. Upon approval, should such an approval be obtained, Tribute would enjoy a five year market exclusivity period from the FDA extended to all new chemical entities.

        Hyperlipidemia Treatment Options:    Hyperlipidemia, or high cholesterol, is a very common chronic condition and is characterized by an excess of fatty substances called lipids, mainly cholesterol and triglycerides, in the blood. It is also called hyperlipoproteinemia because these fatty substances travel in the blood attached to proteins. This is the only way that these fatty substances can remain dissolved while in circulation. Hyperlipidemia, in general, can be divided into two subcategories:

  •
  Hypercholesterolemia, in which there is a high level of cholesterol; and

  •
  Hypertriglyceridemia, in which there is a high level of triglycerides, the most common form of fat.

        Competitive Analysis:    Cholesterol-lowering drugs in Canada include: statins, niacin, bile-acid resins, fibric acid derivatives (fibrates), and cholesterol absorption inhibitors. All classes of cholesterol-lowering medicines are most effective when combined with increased exercise and a low-fat, high-fiber diet. The statin class includes some of the largest-selling prescription products in the world (Lipitor®, Zocor®, Crestor®, etc.). Statins dominate single-agent prescribing for the treatment of lipid disorders. The niacin (nicotinic acid—vitamin B3) class includes brands such as Niaspan®, which work primarily on increasing HDL cholesterol. The fibrates class of cholesterol lowering treatments is composed of three competing molecules: gemfibrozil (Lopid®), bezafibrate (Bezalip SR), and fenofibrate (Lipidil® in Canada or Tricor® in the U.S.). Clinical studies have demonstrated that bezafibrate, the active ingredient in Bezalip SR was shown to be very effective in lowering high levels of triglycerides, raising HDL cholesterol and lowering LDL cholesterol. As of the end of 2014, management estimates the annual fibrate market in Canada to be approximately $37 million.

Soriatane®

        Soriatane (acitretin) is chemically known as acitretin, and is indicated for the treatment of severe psoriasis (including erythrodermic and pustular types) and other disorders of keratinization. Soriatane is a retinoid, an aromatic analog of vitamin A.

        Soriatane was approved in Canada in 1994 and is the first and only oral retinoid indicated for psoriasis. Soriatane is often used when milder forms of psoriasis treatments like topical steroids, emollients and topical tar-based therapies have failed.

        Soriatane should be reserved for patients unresponsive to, or intolerant of standard treatment. In addition, Soriatane should only be prescribed by physicians knowledgeable in the use of systemic retinoids. Soriatane is teratogenic (can cause birth defects) and should not be used by women who are pregnant or who are planning to become pregnant during, or within three years after stopping, treatment of Soriatane.

        Psoriasis Treatment Options:    There are a number of different treatment options for psoriasis. Typically, topical agents are used for mild disease, phototherapy for moderate disease and oral systemic agents and biologicals for more severe disease.

        The three main traditional systemic treatments are methotrexate, cyclosporine and retinoids. Unlike Soriatane, methotrexate and cyclosporine are immunosuppressant drugs. Methotrexate may cause a decrease in the number of blood cells made by bone marrow, may cause liver damage, lung damage, damage to the lining of the mouth, stomach or intestines and may increase the risk of developing lymphoma (cancer that begins in the cells of the immune system), among other serious side effects. Methotrexate may also cause serious or life-threatening skin reactions. Cyclosporines may cause side effects that could be very serious, such as high blood pressure and kidney and liver problems. It may also reduce the body's ability to fight infections.

        Competitive Analysis:    Severe psoriasis is a condition that involves more than 10% of the body area or is physically, occupationally or psychologically disabling. Soriatane will typically be used in combination with other drugs such as topical steroids, emollients or tar-based therapies. Soriatane is most effective for treating psoriasis when it is used with phototherapy. Soriatane is sometimes used with biologic agents such as etanercept (Enbrel®), adalimumab (Humira®) or infliximab (Remicade®) and may also be prescribed in rotation with cyclosporine or methotrexate. Biologic therapies such as Enbrel® Humira® and Remicade® are effective in treating severe forms of the disease, but are very expensive and sometimes not reimbursed by government or other private drug plans. Cyclosporine and methotrexate are also oral agents that are often used for severe forms of psoriasis. The market for moderate to severe psoriasis in Canada is estimated by management to be greater than $200 million for 2014.

Collatamp G

        Tribute acquired the exclusive Canadian licensing rights for Collatamp G (restorable gentamicin-collagen haemostat) from Theramed Corporation in June 2012. EUSA Pharma ("EUSA") owns the worldwide rights (except U.S.) to Collatamp G for the implant indication and licensed the product to Theramed in 2008. Collatamp G, approved by Health Canada on August 1, 2007 and launched in Canada in 2008, is a fully resorbable gentamicin-collagen haemostat, used as a surgical implant for haemostasis and local delivery of high doses of gentamicin. The market in which Collatamp G competes in Canada is estimated at $20 million based on best estimates from management.

        Collatamp G is indicated for the local haemostasis of capillary, parenchymatous and seeping haemorrhages in areas with a high risk of infection and has been shown to reduce post-operative infections across a range of surgical disciplines, including a reduction of 53% in a large randomized controlled study in cardiac surgery. Based on internal data, Collatamp G is currently used in over 100 hospitals and surgical centers across Canada and is approved or used in over 50 countries throughout the world.

        Collatamp G contains gentamicin sulphate at a locally effective dose and has been shown to be efficacious in the treatment and prevention of post-operative acquired infection across many surgical interventions including: cardiac surgery, gastro-intestinal surgery, vascular surgery and orthopaedic surgery.

        Collatamp G is a unique product within the surgical field as it is the only product in Canada that combines a hemostatic device with a locally acting antibiotic.

        Competitive Analysis:    There are a number of haemostatic agents on the market in Canada and gentamycin is available as an intravenous drug but Collatamp G is unique in that it combines a haemostat with the antibiotic gentamycin in a topical, collagen matrix.

NeoVisc and NeoVisc Single Dose

        NeoVisc is a proprietary product developed by Tribute and is used for the temporary replacement of synovial fluid in osteoarthritic joints. It is available as a triple-dosed, 2 mL pre-filled syringe of sterile 1.0% sodium hyaluronate solution and a single dose 6 mL pre-filled syringe of sterile 1.0% sodium hyaluronate solution. NeoVisc is classified in Canada by the Therapeutic Products Directorate ("TPD") as a "medical device" under the Medical Devices Regulations of the Food and Drugs Act (Canada). NeoVisc is administered by intra-articular injection, by injecting the product directly into the affected joint and may be administered either as a single 6 mL injection or three 2 mL injections given over a two week period. Injections are typically repeated every six to eight months thereafter and dependent on the patient's response. The market for NeoVisc® in Canada is estimated at $25 million based on management estimates.

        This type of treatment, referred to as viscosupplementation, is a well-established treatment for OA of the knee, having gained Canadian approval in 1992 and United States approval in 1997. Viscosupplementation has also been used since the mid-1980s in many European markets. Replacing or supplementing the joint fluid provides symptomatic relief from the pain of OA of the knee for up to 4 to 12 months before repeated injections are required. In late 2003, the first single dose product was launched in Canada and by 2009 there were four single dose therapies available in the Canadian market, including NeoVisc single dose. Single dose products like NeoVisc offer convenience of a single injection but the clinical effect typically is shorter in duration than the triple dose administration.

        Osteoarthritis and Treatment Options:    OA is the most common form of chronic arthritis worldwide and is a key cause of pain and disability in older adults. According to the Arthritis Society of Canada, OA affects about 10% of the adult population. OA of the knee, about twice as common as OA of the hip, is becoming an increasingly prevalent condition with the aging population. OA risk factors include injury, prior joint inflammation, abnormalities of joint shape, and obesity. OA is a degenerative and sometimes painful disease that is associated with long term wear on weight-bearing joints. The market for OA is expected to grow significantly in future years as the average age of the population increases.

        Current OA strategies and treatment goals include:

  1.
  patient education;

  2.
  physical therapy;

  3.
  OTC analgesics;

  4.
  NSAID, such as diclofenac and COX2 inhibitors such as Celebrex;

  5.
  intra-articular viscosupplements, such as NeoVisc;

  6.
  intra-articular steroids—corticosteroids are also used to treat inflammation associated with OA;

  7.
  opioids; and

  8.
  joint replacement—surgical replacement with artificial joints.

        Products such as NeoVisc provide a non-pharmacological option in obtaining symptomatic improvements by supplementing the synovial fluid in the affected joint. NeoVisc can also be used in conjunction with other treatment strategies like physical therapy, OTC medications and NSAIDs, and as a result may reduce the amount of medication required and potentially delay joint replacement.

        Competitive Analysis:    There are a number of competitive viscosupplements to NeoVisc in Canada for both NeoVisc and NeoVisc Single Dose, including Sanofi's products Synvisc® and Synvisc® One. The competitive landscape in the United States and other international markets is now very similar to the Canadian market. NeoVisc is an effective, technically engineered, highly purified, high molecular weight linear format, free of any avian peptides and available in a single or triple dose presentation. Furthermore, NeoVisc is the only marketed viscosupplement manufactured and packaged in Canada and marketed by a Canadian company.

Uracyst (Uropol)

        Uracyst, developed by Tribute, is used in the treatment of certain forms of interstitial cystitis ("IC") and non-common cystitis. Uracyst is a sterile 2.0% sodium chondroitin sulfate solution available in a 20 mL vial. This product is instilled by catheter directly into a patient's bladder. Management is unaware of any reliable global market estimates of the IC market, but based on U.S. data, it has estimated that the global market is valued between $300 - $400 million. One of the difficulties in estimating the market size is the number of products used off-label as part of a multi-modal approach to the treatment of IC.

        Uracyst provides symptomatic relief for patients suffering from GAG deficient cystitis such as IC and non-common cystitis (including radiation-induced cystitis and hemorrhagic cystitis) by supplementing and replenishing deficiencies in the glycosaminoglycan lining of the bladder wall. This GAG lining acts as a protective barrier between urine and the bladder wall. It protects the bladder wall against irritants and toxins (e.g., micro crystals, carcinogens and acid) in the urine and serves as an important defense mechanism against bacterial adherence. Many researchers believe that a large number of IC patients (over 70%) have "leaky" or deficient GAG layers in their bladder.

        Uracyst is typically instilled weekly for six weeks, then once a month until symptoms resolve. Because these types of cystitis are typically chronic diseases of no known cause, patients will usually require re-treatment after a variable period of time when symptoms recur.

        Tribute has been issued patents in the United States, Europe, China, Japan, Australia and Canada for the use of Uracyst treatments and has international patents pending. Uracyst is classified in Canada by TPD as a medical device under the Medical Devices Regulations of the Food and Drugs Act (Canada).

        Interstitial Cystitis and Treatment Options:    IC is a chronic inflammation of the bladder wall and is often associated with painful symptoms of the lower abdomen. Unlike common cystitis, IC is not caused by bacteria and does not respond to conventional antibiotic therapy. IC can affect people of any age, race or sex, but is more frequently diagnosed in women.

        IC causes some or all of the following symptoms:

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  Frequency: Day and/or night frequency of urination (up to 60 times a day in severe cases). In early or very mild cases, frequency is sometimes the only symptom;

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  Urgency: Pain, pressure or spasms may also accompany the sensation of having to urinate immediately;

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  Pain: Can be abdominal, urethral or vaginal. Pain is also frequently associated with sexual intercourse; and

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  Other: Some patients also report experiencing symptoms such as muscle and joint pain, migraines, allergic reactions, colon and stomach problems, as well as the more common symptoms of IC described above.

        At present, there is neither a cure for IC nor is there an effective treatment which works for everyone. The following treatments have been used to relieve the symptoms of IC in some people: (i) diet, (ii) bladder distention, (iii) instilled dimethyl sulfoxide ("DMSO"), heparin or hyaluronic acid, (iv) anti-inflammatory drugs, (v) antispasmodic drugs, (vi) antihistamines and (vii) muscle relaxants.

        In severe cases, several types of surgery have been performed including bladder augmentation and urinary diversion. Products available for treating IC vary in their effectiveness. Most work for short periods of time and generally, are effective in about 30% to 40% of patients. Some therapies can take up to six months of active treatment before patients start to show symptomatic improvement.

        Competitive Analysis:    The treatment of IC is a relatively small niche market. Because of low efficacy rates and relatively expensive treatment costs for competitive products, management believes the treatment of IC remains an unsatisfied market with no dominant competitive product. Ortho McNeil Pharmaceutical, Inc. a competitor in the IC market has marketed Elmiron® (pentosan polysulfate sodium) in Canada since 1993. Elmiron is used as an oral GAG replenishment therapy. Side effects reported from the use of Elmiron include hair loss, diarrhea and mild to extreme gastrointestinal discomfort.

Fiorinal/Fiorinal C

        Fiorinal and Fiorinal C (ASA, caffeine and butalbital tablets and capsules; ASA, caffeine, butalbital and codeine capsules) were acquired from Novartis in October 2014. Fiorinal and Fiorinal C were originally approved by Health Canada in 1970 for the relief of tension-type headache. The market for prescription tension-type headache products in Canada is estimated by management to be $30-40 million annually.

        Fiorinal is a fixed dose combination drug which combines the analgesic properties of ASA, with the anxiolytic and muscle relaxant properties of butalbital, and the central nervous system stimulant properties of caffeine. Fiorinal C expands on the properties of Fiorinal with the additional analgesic effect of codeine. Fiorinal and Fiorinal C are the only prescription products indicated for relief of tension type headaches. Fiorinal and Fiorinal C are currently marketed in hard gelatin capsules containing 330mg ASA, 40mg caffeine, 50mg butalbital, and in the case of Fiorinal C, the addition or 15mg or 30mg of codeine. Codeine and butalbital are both habit-forming and potentially abusable. Consequently, the extended use of Fiorinal or Fiorinal C is not recommended. Fiorinal and Fiorinal C are associated with exacerbation of headache (medication overuse headaches) in susceptible patients. Repeated use of Fiorinal and Fiorinal C can lead to "rebound" headaches as each dose wears off. With repeated doses physical and psychological dependence can develop. In addition to dependence, butalbital-containing products can lead to tolerance, and at higher doses can produce withdrawal symptoms after discontinuation.

        Tension-Type Headache in Canada:    The annual prescription tension-type headache market in Canada is valued at approximately $30 to $40 million. Tension-type headaches are the most common type of headache and are caused by muscle tightening in the back of the neck or scalp. These headaches are typically triggered by emotional stress, fatigue or depression. There are two classifications of tension-type headache; episodic tension headaches, which occur randomly and less frequently; and, chronic tension headaches, which may occur daily or continually and the intensity of the pain may vary during a 24-hour cycle. Tension headaches differ from migraine headaches due to the lack of aura, photophobia, phonophobia and/or nausea.

        Competitive Analysis:    Tension-type headache may be treated with OTC NSAIDs like Tylenol®, Advil®, Aleve®, or Aspirin®. Prescription NSAIDs may also be used, such as Naprosyn®, Anaprox®, Toradol®, as well as prescription analgesic/opiate combinations like Percocet®, Tylenol with codeine, and Fiorinal/Fiorinal C. In spite of a number of possible treatment options for treating tension-type headaches, all of these treatments are without a formal indication from Health Canada. Tribute considers the competitive market as the prescription NSAID and prescription analgesic/opiate combination class, which has an estimated tension-type headache value of $30-40 million annually in Canada. The OTC market for tension-type headache is estimated to be exponentially larger given the large patient population, however the true value is extremely difficult to determine considering the broad range of indications OTC NSAIDs are used for.

Visken/Viskazide

        Visken and Viskazide (pindolol tablets; pindolol and hydrochlorothiazide fixed dose combination tablets) were acquired from Novartis in October 2014. Visken and Viskazide were originally approved by Health Canada in 1978 and 1983, respectively. Visken is indicated for the treatment of mild to moderate hypertension (high blood pressure) as well as the prophylaxis (prevention) of angina pectoris. Viskazide is indicated for the maintenance therapy of patients with hypertension who require pindolol and hydrochlorothiazide in the dosage and ratios present in Viskazide®. Both products are considered beta-blockers. According to IMS Health, an audited third party provider of sales data, the market for beta-blockers in Canada is approximately $135 million annually.

        Visken (pindolol) is a beta-adrenergic-receptor-blocking agent which possesses partial agonist activity (intrinsic sympathomimetic activity—I.S.A.). Visken is usually used in combination with other drugs, particularly a thiazide diuretic. However, it may be used alone as an initial agent in those patients in whom, in the judgment of the physician, treatment should be started with a beta-blocker rather than a diuretic. The mechanism of the antihypertensive effect of Visken has not been established. Among the factors that may be involved are: a) competitive ability to antagonize catecholamine-induced tachycardia at the beta-receptor sites in the heart, thus decreasing cardiac output; b) a reduction in total peripheral resistance; c) inhibition of the vasomotor centres; and, d) inhibition of renin release by the kidneys. The mechanism of the antianginal effect of Visken has not been established. Visken may reduce the oxygen requirement of the heart at any level of effort by blocking catecholamine induced increases in the heart rate, systolic blood pressure, and the velocity and extent of myocardial contraction. However, oxygen requirements may be increased by such actions as increases in left ventricular fibre length, end diastolic pressure and the systolic ejection period. When the net effect is beneficial in patients with angina, it manifests itself during exercise or stress by delaying the onset of pain and reducing the incidence and severity of anginal attacks.

        Viskazide combines the antihypertensive activity of two agents: a beta-adrenergic receptor-blocking agent (pindolol) and a diuretic (hydrochlorothiazide). Hydrochlorothiazide increases excretion of sodium and chloride in approximately equivalent amounts, and may cause a simultaneous, usually minimal, loss of bicarbonate. Natriuresis is usually accompanied by some loss of potassium. The mechanism of the antihypertensive effect of thiazides may be related to the excretion and redistribution of body sodium. Hydrochlorothiazide usually does not decrease normal blood pressure. The combination of pindolol with thiazide-like diuretics has been shown to be compatible and generally more effective than either of the drugs used alone in reducing elevated blood pressure. Special caution should be exercised when administering Visken or Viskazide to patients with a history of heart failure. Patients with angina should be warned against abrupt discontinuation of Visken or Viskazide. There have been reports of severe exacerbation of angina, and of myocardial infarction or ventricular arrhythmias occurring in patients with angina pectoris, following abrupt discontinuation of beta-blocker therapy. Various skin rashes and conjunctival xerosis have been reported with beta-blockers, including Visken and Viskazide. Sinus bradycardia may occur with the use of Visken due to unopposed vagal activity remaining after blockade of Beta 1-adrenergic receptors.

        Hypertension and Beta-Blockers in Canada:    The annual prescription beta-blocker market in Canada is valued at approximately $135 million. According to CHEP (Canadian Hypertension Education Program) more than one in five adult Canadians has hypertension and the lifetime risk of developing hypertension is approximately 90%. CHEP also states that over 90% of Canadians with hypertension have additional cardiovascular risk factors, including an unhealthy diet, high dietary sodium intake, tobacco use, physical inactivity, abdominal obesity, dyslipidemia, and dysglycemia. Blood pressure and other cardiovascular risk factors can be improved by following a healthy diet, engaging in regular physical activity, moderating alcohol consumption, reducing dietary sodium, avoiding tobacco exposure and managing high stress levels. Most people with hypertension require lifestyle changes and pharmacotherapy to achieve recommended blood pressure targets. Diuretics like hydrochlorothiazide are often required for "resistant" hypertension.

        Competitive Analysis:    Hypertension is typically treated with a variety of therapeutic agents including diuretics, beta-blockers, calcium channel blockers, angiotensin II receptor blockers (ARBs), and angiotensin-converting-enzyme inhibitors (ACE inhibitors). CHEP guidelines recommend initial monotherapy with one of the agents listed above. If blood pressure targets are not achieved with monotherapy, then polytherapy utilizing a combination of the agents listed above is recommended. Other products in the beta-blocker class include; propranolol (Inderal®—Pfizer/Wyeth), metoprolol (Lopressor®—Novartis), carvedilol (Coreg®—GSK), labetalol (Trandate®—Paladin Labs (ENDO International plc)), timolol (Blocadren®—Merck), bisoprolol (Monocor®—Biovail/Valeant) and the recently launched nebivolol (Bystolic®—Actavis/Forest). Tribute considers the competitive market as the beta-blocker and beta-blocker diuretic fixed dose combination class, which has an estimated value of $135 million annually in Canada.

Fibricor

        Fibricor (fenofibric acid tablets) U.S. rights were acquired from a wholly owned step down subsidiary of Sun Pharmaceutical Industries Ltd. in May 2015. Fibricor was originally approved by the FDA in 2009 and was subsequently launched by Mutual Pharmaceutical Company, Inc. Fibricor is indicated as adjunctive therapy to diet for treatment of severe hypertriglyceridemia (TG ≥ 500 mg/dL) and as adjunctive therapy to diet to reduce elevated low-density lipoprotein cholesterol (LDL-C), total cholesterol (Total-C), triglycerides (TG), and apolipoprotein B (Apo B), and to increase high-density lipoprotein cholesterol (HDL-C) in patients with primary hypercholesterolemia or mixed dyslipidemia.

        Fibricor is a unique and patent protected fenofibric acid formulation that competes in the ~US$2.5 billion triglyceride lowering medication market. Fibricor contains the lowest dose of fenofibric acid or fenofibrate available in the U.S., consisting of 105mg and 35mg tablet presentations. The product is protected by four patents extending out to August 20, 2027.

The MFI Products

        Durela (tramadol HCI extended release capsules) is indicated for the management of moderate to moderately severe pain in adults who require continuous treatment for several days or more. Durela is available in a unique, patent protected formulation, consisting of an immediate release tablet, encapsulated with controlled release beads, providing for a unique drug release profile and once a day dosing. MFI licensed Durela from Cipher Pharmaceuticals Inc. in September 2011 and has marketed the product in Canada since 2012.

        Proferrin is a unique heme iron polypeptide formulated in a tablet. Heme is a naturally sourced form of iron derived from bovine hemoglobin and is used to prevent and treat those at risk of iron deficiency. Each Proferrin tablet contains the equivalent of 11mg of elemental iron. Proferrin has a unique mechanism of action which results in optimal iron uptake, minimal side effects and equal efficacy with or without food. MFI originally licensed Proferrin from Colorado Biolabs, Inc. in December 2006.

        Resultz (50% isopropyl myristate topical solution) is indicated for the treatment of head lice infestations in individuals two years and older. Resultz is a unique, non-toxic/pesticide free, patent protected, topical solution which is available without a prescription in pharmacies across Canada. MFI assumed the Canadian license to Resultz from Piedmont Pharmaceuticals LLC in August 2012.

        The Balanse portfolio consists of probiotic combinations formulated in capsules or chewable tablets, used in the daily maintenance of a healthy and normal functioning digestive system.

        Iberogast was originally launched by MFI in 2006. Iberogast is distributed by MFI in Canada under an exclusive license from Steigerwald Arzneimittelwerk GmbH, which was subsequently acquired by Bayer in 2013. Iberogast has been available in Europe since 1960, and plays a leading role in the treatment of irritable stomach and irritable bowel syndrome.

        Pegalax was launched by MFI in 2009 and is indicated for the relief of occasional constipation and is available as a powder for solution in 17g single use sachets. The main active ingredient in Pegalax is polyethylene glycol 3350. Polyethylene glycol 3350 is in a class of medications called osmotic laxatives.

        Purfem was launched by MFI in 2010 under an exclusive license from Bifodan A/S. Purfem is a vaginal suppository ovule which contains two probiotic ingredients. Purfem is indicated for preventing and treating vaginal itching, burning, dryness, odor and discharge caused by an imbalance of the vaginal microbial flora. Purfem is a unique product which competes in the vaginal fungicide market. As a probiotic, Purfem is the only product in this category which does not contain a fungicide such as clotrimazole, miconazole, terconazole or nystatin. Purfem provides women with a unique, non-pharmacological, treatment option for bacterial vaginosis and yeast infections.

        Mutaflor was launched by MFI in 2010 under an exclusive Canada and U.S. license from Pharma Zentrale GmbH. Mutaflor is indicated for patients who need to normalize stool frequency and consistency in diarrhea and constipation. Furthermore, it is for patients who experience abdominal cramps and pain. Mutaflor has been shown to be effective in patients with ulcerative colitis, Crohn's disease, pouchitis, collagenous colitis, irritable bowel syndrome, chronic constipation, diverticulitis and many other related disorders through over 80 years of clinical experience. The key active ingredient in

Mutaflor is the probiotic Escherichia coli Nissle 1917, formulated into EC capsules for oral administration. Mutaflor is used as an adjunct to existing treatments for all of the above mentioned GI and lower abdominal disorders.

        Diaflor was recently launched in the second quarter of 2015, was licensed from Cerbios-Pharma SA helps to reduce the duration of diarrhea in adults over the age of 18. Diaflor antagonizes enteric pathogens through biological competition, acidification of the gut environment, production of biologically active substances and modulation of the immune system to reduce the duration and severity of diarrhea, prevents the depletion of intestinal flora during antibiotic therapy and reconstitutes intestinal flora ("good bacteria"). Diaflor has a fast onset of action and significantly shortens the duration and severity of diarrhea, rapid elimination of diarrhea and related clinical disturbances and complete improvement and recovery faster in patients treated with Diaflor versus placebo.

        Moviprep, launched in Canada in 2011, is distributed under license from Norgine B.V. from the Netherlands. Moviprep is a gastrointestinal lavage used as a bowel cleanser prior to colonoscopy in adults over 18 years of age. The key active ingredient in Movi-Prep is Polyethylene Glycol 3350 (PEG 3350). The clinical efficacy derives from the osmotic action of PEG 3350, sodium sulphate, ascorbic acid and sodium ascorbate acting in concert. Due to the sequestration of water by PEG 3350, these ingredients exert a synergistic action, increasing the final osmolality to levels greater than would be theoretically calculated from the individual components.

        Normacol is distributed under license from Norgine B.V. from the Netherlands. Normacol is a natural source fibre brand for the gentle relief of occasional constipation. The product is approved as an NPN in Canada and is available over the counter. Normacol would compete with other natural source fibre brands.

Product Development Strategy

        Tribute is an specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada and the United States. In addition to growing the business in Canada, Tribute is also building revenues through out-licensing its current products to international markets, the cost of such activities is borne directly by the customers.

        Tribute's future product development efforts will be focused initially on developing strategic partners to assist Tribute in gaining regulatory approval in the U.S. and other key international markets for NeoVisc and Uracyst.

        Tribute obtained FDA clearance for an investigational new drug related to Bezalip SR in October 2013. The fibrate and prescription fish oil market alone is estimated at approximately $2.5 billion annually in the U.S. and Tribute will explore all possibilities to obtain a market authorization for Bezalip SR in the U.S. including, but not limited to, identifying a development and commercialization partner for Bezalip SR. In March 2014, Tribute entered into an agreement with JSB-Partners ("JSB"), a global life sciences advisor, to support Tribute in finding a co-development and commercial partner for Tribute's Bezalip SR (bezafibrate) in the U.S.

Sales and Marketing

        Tribute's sales and marketing strategy is focused on the organic growth of existing marketed products through several key activities. First, Tribute's sales force ensures that it targets known prescribers of its medications or medications that compete with its products. Tribute creates demand by providing customers with reliable and trustworthy information from credible sources and by coordinating and facilitating continuing health education events in targeted areas. Second, Tribute supports its products by providing physicians and other healthcare practitioners with quality patient care materials. And third, Tribute ensures that its products are easy to purchase through all major wholesalers and distributors in Canada and manages its supply chain efficiently to ensure that it can meet demand.

        Tribute considers its sales force to be very experienced and well trained. All of Tribute's representatives have experience from other pharmaceutical companies including many of the largest companies in the industry. Additionally, Tribute offers its representatives a competitive incentive plan based on the achievement of results.

Manufacturing

        Tribute currently outsources the manufacturing of its proprietary products to pharmaceutical manufacturing facilities operated by third party contractors. These facilities are in compliance with applicable Health Canada, TPD division medical device guidelines and cGMP regulations. Tribute believes these facilities have sufficient excess capacity at present to meet Tribute's short and long term objectives. A significant interruption in the supply of any of Tribute's products could impair the successful marketing of such products.

        Tribute's licensed products are manufactured by authorized, third-party, contract manufacturing organizations in various places throughout the world. Tribute's manufacturers are all cGMP compliant and approved fabricators of pharmaceutical products according to Health Canada.

        The manufacture of Tribute's products involves the handling and use of substances that are subject to various environmental laws and regulations that impose limitations on the discharge of pollutants into the soil, air and water, and establish standards for their storage and disposal. Tribute believes that the manufacturers of its products are in material compliance with such environmental laws and regulations.

        The sale and use of Tribute's products entails risk of product liability and Tribute presently carries product liability insurance. There can be no assurance that, despite testing by Tribute, as well as testing by regulatory agencies, defects will not be found in new products after commencement of commercial shipments. The occurrence of such defects could result in the loss of, or delay in, market acceptance of Tribute's products, which could have a material adverse effect on Tribute. Furthermore, litigation, regardless of its outcome, could result in substantial costs to Tribute, divert management's attention and resources from Tribute's operations, and result in negative publicity that might impair Tribute's on-going marketing efforts.

        Tribute is responsible for secondary packaging of its proprietary products at its London, Ontario facility. Tribute's licensed products are packaged by its third party contract manufacturers.

        Tribute's products are distributed in Canada by a third-party logistics provider, which provides warehousing, distribution, customer service and accounts receivable directly to Tribute.

        Tribute, as a common practice for all of its products, maintains several months of inventory (including raw materials and finished goods) at any given time to mitigate against any risks of potential manufacturing disruptions. Tribute did not experience any product disruptions of any significance in 2014.

The Industry

        The pharmaceutical industry is highly competitive and is characterized by rapidly changing technology. Tribute believes that competition in its markets is based on, among other things, product safety, efficacy, convenience of dosing, reliability, availability and price. The market is dominated by a small number of highly-concentrated global competitors, many of which boast substantially greater resources than Tribute. Given the size and scope of the competition, there can be no assurance that Tribute will maintain or grow its current market position in its therapeutic areas, or that developments by others will not render Tribute's products or technologies non-competitive or obsolete. Also, many current and potential competitors of Tribute may have greater name and brand recognition, or may enjoy more extensive customer relationships that could be leveraged to gain market share to Tribute's detriment. Tribute is unaware of any competitors who may be able to complete the regulatory approval process more rapidly than Tribute and therefore may achieve market entry ahead of Tribute's products.

        In order to maintain and improve its position in the industry, Tribute is dedicated to enhancing its current products, developing or acquiring new products and product extensions, and implementing a comprehensive domestic and international sales and distribution marketing strategy. If Tribute is not able to compete effectively against current and future competitors, such failure may result in fewer customer orders, reduced gross margins and profitability and loss of market share, any of which would materially adversely affect Tribute.

Competition

        Tribute faces product competition from companies marketing competing pharmaceutical products and medical devices in Canada and potentially on new products that could be launched in the future. The introduction of generic products of Tribute's products as well as lower priced, similar competing products could have a profound impact on Tribute's existing business.

        See also "Item 1. Business—Products" in Tribute's Annual Report on Form 10-K for the period ended December 31, 2014, filed with the SEC on March 3, 2015, for a discussion of the other products that specifically compete with Tribute's products.

Competitive Strengths

        Management believes that Tribute maintains a high level of competitive advantage within its chosen therapeutic areas over other Canadian companies or multi-national subsidiaries seeking to license or acquire products in Canada. These include:

  •
  a well trained and skilled sales force and employees;

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  expertise in marketing new and existing products;

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  its ability to obtain regulatory approvals for new and existing products in Canada and abroad;

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  expertise in business development including sourcing, evaluation, negotiation and ability to complete business transactions to acquire or license new products for Canada;

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  the ability to offer cost-effective pricing while maintaining acceptable gross profit margins with many of its products;

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  the implementation and development of lifecycle management strategies;

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  clear and defendable patents for certain of its products; and

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  the ability to obtain reasonable reimbursement and good pricing in Canada.

REGULATORY, QUALITY ASSURANCES, SAFETY AND MEDICAL INFORMATION

        Tribute currently utilizes a combination of internal and outsourced resources to address all of its quality assurance, regulatory affairs, pharmacovigilance and medical information needs. Tribute's London, Ontario facility maintains a Health Canada Drug Establishment License and is ISO 13485 approved. Tribute is compliant with all regulatory guidelines and reporting obligations as of the issuance of this report.

Canadian Regulatory Overview

        The TPD is the Canadian federal authority that regulates, evaluates and monitors the safety, effectiveness, and quality of drugs, medical devices, biologics and other therapeutic products available to Canadians. The TPD is part of Health Canada. The TPD's regulatory process for review, approval and regulatory oversight of products is similar to the regulatory process conducted by the FDA in the United States, the European Medicines Agency ("EMA") in the EU, and other regulatory agencies around the world.

        Prior to being given market authorization for a product, a manufacturer must present substantive scientific evidence of a product's safety, efficacy and quality as required by the Food and Drugs Act (Canada) and associated regulations. This information is submitted in the form of a New Drug Submission ("NDS") in Canada.

        The TPD performs a thorough review of the submitted information, sometimes using external consultants and advisory committees, to evaluate the potential benefits and risks of a drug. If, at the completion of the review, the conclusion is that the patient benefits outweigh the risks associated with the drug, the drug is issued a Notice of Compliance ("NOC") and a Drug Identification Number ("DIN"), which permits the manufacturer to market the drug in Canada.

        Currently, the process for the review of a drug typically takes an average of one to two years from the time that a manufacturer submits an NDS until the TPD approves a drug. The average time to approval varies but on average takes about 15 to 18 months.

        All establishments engaged in the fabrication, packaging/labeling, importation, distribution, wholesale and operation of a testing laboratory relating to drugs are required to hold a Drug Establishment License unless expressly exempted under the Food and Drugs Act (Canada) and associated regulations. The basis for the issuance of a Drug Establishment License is compliance with cGMP as determined by inspection. Foreign sites whose products are being imported into Canada are also required to demonstrate cGMP compliance.

        Regulatory obligations and oversight continue following the initial market approval. The manufacturer must report any new information received concerning serious side effects, including the failure of a drug to produce the desired effect. The manufacturer must also notify the TPD of any new safety issues that it becomes aware of after the launch of a product.

Canadian Reimbursement Overview

        After regulatory approval is received for a prescription drug, it can be sold to the public in accordance with prescription pharmaceutical regulations. Revenues are generated from prescription drug sales in Canada through one of three sources:

  •
  Cash: Patients will pay "out of pocket" at their sole expense. It is estimated that 10% of all prescription dollars spent in Canada come from cash purchases.

  •
  Private Insurance: Approximately 45% of prescription dollars spent in Canada are reimbursed via third-party private insurers, under plans generally provided by patients' employers. Patients may be reimbursed a percentage of the cost of covered drugs minus deductibles or co-pays. The availability for reimbursement of drugs varies according to the type of reimbursement plan designed by the insurance company. There are a number of private insurers operating in Canada that provide employee plans to private and public sector employers.

  •
  Government Drug Plans: Government drug plans cover the cost of nearly 45% of prescription dollars spent in Canada, and generally serve patients over the age of 65 or patients for whom the cost of medications represents a significant financial burden such as families receiving social assistance. Each provincial government pays the cost of drugs that are listed on their own provincial formulary.

        After regulatory approval of a drug is granted, approval for reimbursement is typically sought from provincial governments and private insurance companies. Until provincial and private reimbursement is approved, the product is sold only via cash purchases. Decisions to list drugs for reimbursement on private and government formularies vary widely depending on the drug, indications, competitive products and price.

        Hospital products or products dispensed in the hospital are treated differently in Canada. All medications taken while in a hospital are fully reimbursed by the provincial governments. If a patient leaves the hospital and is prescribed a drug to be taken at home, this prescription would be paid for either by cash, private insurance or public insurance plans.

Common Drug Review (CDR)

        The CDR was implemented in 2003 to provide formulary listing recommendations for new drugs to participating publicly-funded federal, provincial and territorial drug benefit plans in Canada.

        The CDR consists of:

  •
  a systematic review of the available clinical evidence and a review of the pharmacoeconomic data for the drug; and

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  a listing recommendation made by the Canadian Expert Drug Advisory Committee.

        Based on the targeted timeframes of the CDR, a review should be completed approximately 20 to 26 weeks following receipt of a manufacturer's submission, after which recommendations are made to participating drug plans.

        At the provincial and territorial level, products are reviewed on the basis of their cost-effectiveness, comparable utility to other similar products, projected utilization and cost implications to the publicly-funded drug budget. Each submission is reviewed but there is wide variance in the formulary decisions and the time taken to make such decisions. Provinces and territories may utilize the recommendations of the CDR or perform their own analysis.

        Presently, all provinces and territories except Quebec use the CDR recommendations in their assessment, but make their formulary decisions independently from the CDR. In many provinces, the formulary committee may grant "restricted or limited use approvals" for a drug as a means of regulating the size of the patient population eligible for reimbursement for the cost of the drug and by encouraging physicians to use older generation products first before prescribing newer, sometimes more costly medications.

Patent and Proprietary Protection

        Tribute is able to protect its technology from unauthorized use by third parties only to the extent that it is covered by valid and enforceable patents or is effectively maintained as a trade secret or is protected by confidentiality agreements. Accordingly, patents or other proprietary rights are an essential element of Tribute's business.

        Tribute currently has patents issued for Uracyst that include a low dose patent in both the United States (Patent No. 6,083,933—issued 07/04/2000 and expiring 04/19/2019) and Canada (Patent No. 2,269,260—issued 12/31/2002 and expiring 04/16/2019). In addition, Tribute has approved patents for its high dose product in Australia (Patent No. AU 2004212650—issued 11/05/2009 and expiring 02/18/2024), Canada (Patent No. 2,515,512—issued 07/10/2012 and expiring 02/18/2024), China (Patent No. ZL200480006467.1—issued 05/26/2010 and expiring 02/18/2024), Europe (Patent No. 1,603,578—issued 10/29/2014 and expiring 02/18/2024), the United States (Patent No. U.S. 7,772,210—issued 08/10/2010, Patent No. U.S. 8,084,441—issued 12/27/2011, Patent No. 8,334,276—issued 12/18/2012, and Patent No. 8,778,908—issued 07/15/2014, each expiring 02/19/2023), and Japan (Patent JP 4,778,888—

issued 07/08/2011 and expiring 02/18/2024). Jurisdictions with patents pending related to the high dose Uracyst include: India, and Israel. Uracyst is classified as a medical device in all countries in which it currently has approval.

        Tribute has rights to patents on Cambia through its licensing agreement with Depomed, Inc. (previously Nautilus Neuroscience) (Patent No. 2,254,144 expiring 05/15/2017) and there is also one patent pending for Cambia in Canada.

        Tribute has rights to patents covering bilastine through its licensing agreement with Faes Farma SA (Patent Nos. 2,206,754 issued 01/23/2007 and expiring 06/03/2017; and 2,484,460 issued 09/29/2009 and expiring 04/19/2022).

        Tribute has U.S. patents covering Fibricor (Patent No.7569612 issued on 08/04/2009 and expiring 08/20/2027; Patent No. 7741373 issued on 06/22/2010 and expiring 08/20/2027; Patent No. 7741374 issued on 06/22/2010 and expiring 08/20/2027; and Patent No. 7915247 issued on 03/29/2011 and expiring 08/20/2027).

        Tribute has rights to a Canadian patent covering Durela through its licensing agreement with Cipher Pharmaceutical Inc. (Patent No. 2495463 issued on 07/14/2011 and expiring on 10/24/2022).

        Tribute has rights to a Canadian patent covering Moviprep through its licensing agreement with Norgine B.V. (Patent No. 2502103 issued on 04/07/2009 and expiring on 10/24/2023).

        Tribute has rights to Canadian patents covering Resultz and Bedbugz through its licensing agreement with Piedmont Pharmaceuticals LLC (Patent No. 2484183 issued on 06/14/2011 and expiring on 04/14/2023; and Patent Application No. 2497145 which if granted will expire on 08/27/2023).

        While trade secret protection is an essential element of Tribute's business and it has taken security measures to protect its proprietary information and trade secrets, Tribute cannot give assurance that its unpatented proprietary technology will afford it significant commercial protection. Tribute seeks to protect its trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Tribute's employees and consultants also sign agreements requiring that they assign to Tribute their interests in intellectual property arising from their work for Tribute. All employees sign an agreement not to engage in any conflicting employment or activity during their employment with Tribute and not to disclose or misuse its confidential information. However, it is possible that these agreements may be breached or invalidated, and if so, there may not be an adequate corrective remedy available. Accordingly, Tribute cannot ensure that employees, consultants or third parties will not breach the confidentiality provisions in Tribute's contracts, infringe or misappropriate Tribute's trade secrets and other proprietary rights or that measures Tribute is taking to protect its proprietary rights will be adequate.

        Where deemed appropriate, Tribute files patent applications for products or technologies which it owns or in respect of which it has acquired a license and, if necessary, then further developed to make such technologies marketable. Such applications may cover composition of matter, the production of active ingredients and their novel applications and may be filed globally or in select territories that Tribute may intend to commercialize its products. Licensed products often include rights to the intellectual property ("IP") of the licensor.

        Tribute retains independent patent counsel where appropriate. Management of Tribute believes that the use of outside patent specialists ensures prompt filing of patent applications, as well as the ability to access specialists in various areas of patents and patent law to ensure complete patent filings.

        The patent position relating to medical devices and drug development is uncertain and involves many complex legal, scientific and factual questions. While Tribute intends to protect its valuable proprietary information and believes that certain of its information is novel and patentable, there can be no assurance that: (i) any patent application owned by, or licensed to, Tribute will issue to patent in all or any countries; (ii) proceedings will not be commenced seeking to challenge Tribute's patent rights or that such challenges will not be successful; (iii) proceedings taken against a third party for infringement of patent rights will be successful; (iv) processes or products of Tribute will not infringe upon the patents of third parties; or (v) the scope of patents issued to, or licensed by, Tribute will successfully prevent third parties from developing similar and competitive products. The cost of litigation to uphold the validity and prevent infringement of the patents owned by, or licensed to, Tribute may be significant.

        Issues may arise with respect to claims of others to rights in the patents or patent applications owned by or licensed to Tribute. As the industry expands and more patents are issued, the risk increases that Tribute's processes and products may give rise to claims that they infringe the patents of others. Actions could be brought against Tribute or its commercial partners claiming damages or an accounting of profits and seeking to enjoin them from clinically testing, manufacturing and marketing the affected product or process. If any such action were successful, in addition to any potential liability for damages, Tribute or its commercial partners could be required to obtain a license in order to continue to manufacture or market the affected product or use the affected process. There can be no assurance that Tribute or its commercial partners could prevail in any such action or that any license required under any such patent would be made available or, if available, would be available on acceptable terms. If no license is available, Tribute's ability to commercialize its products may be negatively affected. There may be significant litigation in the industry regarding patents and other intellectual property rights and such litigation could consume substantial resources. If required, Tribute may seek to negotiate licenses under competitive or blocking patents, which it believes are required for it to commercialize its products.

        Although the scope of patent protection ultimately afforded by the patents and patent applications owned by or licensed to Tribute is difficult to quantify, management of Tribute believes that such patents will afford adequate protection for it to ensure exclusivity in the conduct of its business operations as described in this prospectus. Tribute also intends to rely upon trade secrets, confidential and unpatented proprietary know-how, and continuing technological innovation to develop and maintain its competitive position. To protect these rights, Tribute whenever possible requires all employees and consultants to enter into confidentiality agreements with Tribute. There can be no assurance, however, that these agreements will provide meaningful protection for Tribute's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, Tribute's business may be adversely affected by competitors who independently develop substantially equivalent or superior technology.

        The existence, scope and duration of patent protection vary among Tribute's products and among the different countries where Tribute's products may be sold. They may also change over the course of time as patents are granted or expire, or become extended, modified or revoked.

Pricing and Reimbursement

        As pressures for cost containment increase, particularly in Canada, the United States and the EU, there can be no assurance that the prices Tribute can charge for its products will be as favorable as historical pharmaceutical product prices. Reimbursement by government, private insurance organizations, and other healthcare payers has become increasingly important, as has the listing of new products on large formularies, such as those of pharmaceutical benefit providers and group buying organizations. The failure of one or more products to be included on formulary lists, or to be reimbursed by government or private insurance organizations, could have a negative impact on Tribute's results of operation and financial condition.

Product Pricing Regulation on Certain Patented Drug Products

        Patented drug products in Canada are subjected to the regulation of the Patented Medicine Prices Review Board ("PMPRB"). The PMPRB's objective is to ensure that prices of patented products in Canada are not excessive. For new patented products, the price in Canada is limited to either the cost of existing drugs sold in Canada or the median of prices for the same drug sold in other specified industrial countries. For existing patented products, prices cannot increase by more than the Consumer Price Index. The PMPRB monitors compliance through a review of the average transaction price of each patented drug product as reported by Tribute over a recurring six-month reporting period.

        The PMPRB does not approve prices for drug products in advance of their introduction to the market. The PMPRB provides guidelines from which companies like Tribute set their prices at the time they launch their products. All patented pharmaceutical products introduced in Canada are subject to the post-approval, post launch scrutiny of the PMPRB. Since the PMPRB does not pre-approve prices for a patented drug product in Canada, there may be risk involved in the determination of an allowable price selected for a patented drug product at the time of introduction to the market by Tribute launching such products in Canada. If the PMPRB does not agree with the pricing assumptions chosen by such company introducing a new drug product, the price chosen could be challenged by the PMPRB and, if it is determined that the price charged is excessive, the price of the product may be reduced and a fine may be levied against Tribute for any amount deemed to be in excess of the allowable price determined. Drug products that have no valid patents are not subject to review by the PMPRB.

License Agreements

        On December 1, 2011, Tribute acquired 100% of the outstanding shares of Tribute Pharmaceuticals Canada Ltd. and Tribute Pharma Canada Inc. Included in this transaction were the following license agreements:

          On June 30, 2008, Tribute signed a Sales, Marketing and Distribution Agreement with Actavis Group PTC ehf ("Actavis") to perform certain sales, marketing, distribution, finance and other general management services in Canada in connection with the importation, marketing, sales and distribution of Bezalip SR and Soriatane (the "Actavis Products"). On January 1, 2010, a first amendment was signed with Actavis to grant Tribute the right and obligation to more actively market and promote the Actavis Products in Canada. On March 31, 2011, a second amendment was signed with Actavis that extended the term of the agreement, modified the terms of the agreement and increased Tribute's responsibilities to include the day-to-day management of regulatory affairs, pharmacovigilance and medical information relating to the Actavis Products. Tribute pays Actavis a sales and distribution fee up to an annual base-line net sales forecast plus an incremental fee for incremental net sales above the base-line. Tribute agreed and fulfilled a marketing budget for the first three years of not less than $3,750,000. On May 4, 2011, Tribute signed a Product Development and Profit Share Agreement with Actavis to develop, obtain regulatory approval of and market Bezalip SR in the U.S. Tribute shall pay US$5,000,000 to Actavis within 30 days of receipt of the regulatory approval to market Bezalip SR in the U.S.

          On November 9, 2010, Tribute signed a license agreement with Nautilus Neurosciences, Inc. ("Nautilus") for the exclusive rights to develop, register, promote, manufacture, use, market, distribute and sell Cambia in Canada. On August 11, 2011, Tribute and Nautilus executed the first amendment to the license agreement and on September 30, 2012 executed the second amendment to the license agreement. Aggregate payments of US$1,000,000 were issued under this agreement, which included an upfront payment to Nautilus upon the execution of the agreement and an amount payable upon the first commercial sale of the product. These payments have been included in intangible assets and will be amortized over the life of the license agreement, as amended. Up to US$6,000,000 in additional one-time performance based sales milestones, based on a maximum of six different sales tiers, are payable over time, due upon achieving annual net sales ranging from US$2,500,000 to US$20,000,000 in the first year of the achievement of the applicable milestone. Royalty rates are tiered and payable at rates ranging from 22.5% to 25.0% of net sales.

          The following additional license agreements have also been executed:

          On December 30, 2011, Tribute signed a license agreement with Apricus Bioscience, Inc. to commercialize MycoVa in Canada. As of September 30, 2015, this product has not been filed with Health Canada and to-date no upfront payments have been paid. Within 10 days of execution of a manufacturing agreement, Tribute shall pay an upfront license fee of $200,000. Upon Health Canada approval of MycoVa, Tribute shall pay $400,000. Sales milestones payments of $250,000 each are based on the achievement of aggregate net sales in increments of $5,000,000. Royalties are payable at rates ranging from 20% to 25% of net sales.

          On May 13, 2014, Tribute entered into an exclusive license and supply agreement with Faes Farma, S.A. ("Faes"), a Spanish pharmaceutical company, for the exclusive right to sell bilastine, a product for the treatment of allergic rhinitis and chronic idiopathic urticaria (hives) in Canada. The exclusive license is inclusive of prescription and non-prescription rights for bilastine, as well as adult and paediatric presentations in Canada. Sales of bilastine are subject to receiving regulatory approval from Health Canada. Payment for the licensing rights is based on an initial fee of €250,000 ($373,576) with the remaining milestone payments based on the achievement of specific events, including the approval of bilastine from Health Canada and net sales milestones.

          On October 2, 2014, Tribute entered into an asset purchase agreement (the "Asset Purchase Agreement") with Novartis (together with Tribute, the "Parties") pursuant to which Tribute acquired from Novartis the Canadian rights to manufacture, market, promote, distribute and sell Fiorinal, Fiorinal C, Visken and Viskazide for the relief of pain from headache and for the treatment of cardiovascular conditions (in this paragraph defined as the "Novartis Products"), as well as certain other assets relating to the Novartis Products, including certain intellectual property, marketing authorizations and related data, medical, commercial and technical information, and the partial assignment of certain manufacturing and supply agreements and tenders with third parties (the "Acquired Assets"). Tribute also assumed certain liabilities arising out of the Acquired Assets and the Licensed Assets (as described below) after the acquisition, including product liability claims or intellectual property infringement claims by third parties relating to the sale of the Novartis Products by Tribute in Canada. In connection with the acquisition of the Acquired Assets, and pursuant to the terms of the Asset Purchase Agreement, Tribute concurrently entered into a license agreement with Novartis AG, Novartis Pharma AG and Novartis Pharmaceuticals Canada Inc. (the "License Agreement", and, together with the Asset Purchase Agreement, the "Agreements"). Pursuant to the terms of the License Agreement, the Novartis entities agreed to license to Tribute certain assets relating to the Novartis Products, including certain intellectual property, marketing authorizations and related data, and medical, commercial and technical information (the "Licensed Assets"). Tribute concurrently entered into a supply agreement with Novartis Pharma AG, pursuant to which Novartis Pharma AG agreed to supply Tribute with the requirements of Novartis Products for sale for a transition period until Tribute is able to transfer the marketing authorizations to Tribute. The consideration paid for the Acquired Assets and the Licensed Assets was $32,000,000 in cash.

          On May 21, 2015, Tribute announced that its wholly owned subsidiary, Tribute Pharmaceuticals International Inc., a Barbados corporation, acquired the U.S. rights to Fibricor and its related authorized generic from a wholly owned step-down subsidiary of Sun Pharmaceutical Industries Ltd. Financial terms of the deal include the payment of US$10 million as follows: US$5 million paid on closing; US$2 million payable 180 days from closing; and, US$3 million payable 365 days from closing. An aggregate of US$4.5 million in one-time milestone payments are due upon the attainment of certain annual net sales targets, ranging from US$15 million to US$50 million.

          On June 16, 2015, Tribute announced the acquisition of MFI for consideration comprised of (1) Cdn$8.5 million in cash on closing, (2) Cdn$5 million through the issuance of 3,723,008 Tribute common shares, (3) Cdn$5 million in the form of a one-year term promissory note bearing interest at 8% annually and convertible in whole or in part at the holder's option at any time during the term into up to 3,038,829 Tribute common shares (subject to adjustment in certain events), with a maturity date of June 16, 2016, (4) retention payments of Cdn$507,132, reported as amounts payable and contingent consideration on the condensed interim consolidated balance sheet, and (5) future contingent cash milestone payments totaling Cdn$5.695 million that will be paid only upon obtaining certain consents. In addition, on the receipt of each regulatory approval for MFI's two pipeline products (or upon the occurrence of a change of control of Tribute), the vendors will receive a payment of Cdn$1.25 million per product. During the three months and nine months ended September 30, 2015, one consent was received and a payment issued of Cdn$3.345 million.

          The MFI Acquisition diversified Tribute's product portfolio in Canada through the addition of twelve marketed products (Durela®, Proferrin®, Iberogast®, MoviPrep®, Normacol®, Resultz®, Pegalax®, BalanseTM, BalanseTM Kids, DiaflorTM, Mutaflor® and Purfem®), one product recently approved by Health Canada but has not launched (ibSiumTM) and two pipeline products, OctasaTM and BedBugzTM, both of which are pending submission to Health Canada.

          Pursuant to the MFI Acquisition the following license and supply agreements have been acquired by Tribute.

          MFI has supply agreements with various vendors that include purchase minimums. Pursuant to these agreements, Tribute is required to purchase a total of up to $9,083,000 of products from these vendors during the following years ended December 31:

2015	$3,056,000
2016	$754,000
2017	$773,000
2018	$790,000
2019 and thereafter	$3,710,000

$9,083,000

          On November 26, 2008, MFI entered into an exclusive license and supply agreement with Norgine B.V. ("Norgine"), a Dutch pharmaceutical company, for the exclusive right to sell Moviprep in Canada. Payment for the licensing rights of $250,000 have been included in intangible assets and will be amortized over the life of the license agreement. Any remaining milestone payments based on the achievement of specific events, including regulatory and sales milestones, are payable over time. Milestones are payable upon attainment of cumulative net sales targets.

          On September 22, 2011, MFI entered into an exclusive distribution and supply agreement with Cipher Pharmaceuticals Inc. a Canadian pharmaceutical company, for the exclusive right to sell Durela in Canada. Payments for the licensing rights of $300,000 have been included in intangible assets and will be amortized over the life of the license agreement. Any remaining milestone payments based on the achievement of specific events, including regulatory and sales milestones, are payable over time. Milestone payments are payable upon attainment of cumulative net sales targets.

Other Laws and Regulations

        Tribute's operations are or may be subject to various federal, provincial, state and local laws, regulations and recommendations relating to the marketing of products and relationships with treating physicians, data protection, safe working conditions, laboratory and manufacturing practices, patient safety, the export of products to certain countries and the purchase, storage, movement, use and disposal of hazardous or potentially hazardous substances. Although Tribute believes its safety procedures comply with the standards prescribed by federal, provincial, state and local regulations, the risk of contamination, injury or other accidental harm cannot be eliminated completely. In the event of an accident, Tribute could be held liable for any damages that result. The amount of such damages could have a materially adverse effect on Tribute's results of operations and financial condition.

Employees

        Tribute currently employs 49 employees including 46 full-time, one part-time and two contract employees. 33 of these employees are in sales and marketing and the remainder are in management and administration positions. Tribute may add additional staff in areas that its management may feel is necessary for the successful operation of Tribute.

Significant Customers

        During the year ended December 31, 2014, Tribute had three significant pharmaceutical wholesale customers that account for 60.1% (McKesson Pharmaceutical—33.3%, Kohl & Frisch—11.8% and Shoppers Drug Mart Inc.—15.0%) of Tribute's sales. During the three month period ended September 30, 2015, Tribute had four significant wholesale customers that represented 76.2% of product sales. During the nine month period ended September 30, 2015, Tribute had four significant wholesale customers that represented 75.2% of product sales. This concentration is normal and customary in the Canadian pharmaceutical business. Tribute believes that its relationship with these customers is satisfactory.

 PROPERTIES

        Since March 2002, Pozen's corporate facilities have been located in 17,000 square feet in the Exchange Office Building in Chapel Hill, North Carolina under a lease commencing in March 2002 and expiring in 2010. We have exercised our option to renew this lease for an additional five year and seven month term, which terminated on September 30, 2015. On July 15, 2015, Pozen signed a six-month extension to its lease, adding approximately $52,000 to its lease commitments.

        On September 8, 2015, our wholly owned subsidiary Aralez Pharmaceuticals US Inc. ("Aralez Pharmaceuticals US"), a Delaware corporation, entered into a lease for a 4,000 square foot office space located in New York, New York. The lease term is five years and two months, terminating on October 31, 2020.

        On October 30, 2015, Aralez Pharmaceuticals US entered into a lease for a 4,500 square foot office space located in Radnor, Pennsylvania. The lease term is five years and two months, terminating on December 31, 2020, with a five year extension term available at Aralez Pharmaceuticals US's option.

        In connection with the expiration of the Pozen lease in North Carolina in 2016, Aralez is currently reviewing office space in the Northeast U.S. to serve as its U.S. headquarters.

        Tribute's corporate headquarters is located at 151 Steeles Avenue, East, Milton, Ontario and is subject to a lease which has a monthly rate of $8,667 and expires on August 31, 2017.

        In 2004, Tribute purchased the property and building located at 544 Egerton Street in London, Ontario, Canada for $450,000. In connection therewith, Tribute has incurred costs to date of $258,300 for renovations to the office, packaging and warehouse space of approximately 10,600 square feet in the aggregate contained in the building. Tribute's London office's primary function involves administrative offices and is used for secondary packaging of certain Tribute products. Aralez is currently evaluating options for office space in Canada following closing of the transactions.

 LEGAL PROCEEDINGS

        On March 14, 2011, we and AstraZeneca received a Paragraph IV Notice Letter from Dr. Reddy's informing us that it had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent in 2023. The '907 patent is assigned to POZEN and listed with respect to VIMOVO in the Orange Book. On September 19, 2011, Dr. Reddy's amended its ANDA to include a Paragraph IV certification against the '504 patent, the '085 patent, the '872 patent, the '070 patent, and the '466 patent, which are assigned to AstraZeneca or its affiliates and listed in the Orange Book, with respect to VIMOVO. The patents listed in the Orange Book which are owned by AstraZeneca or its affiliates expire at various times between 2014 and 2018. AstraZeneca advised us that it elected to exercise its first right to prosecute the infringement suit against Dr. Reddy's. Accordingly, we and AstraZeneca filed suit against Dr. Reddy's on April 21, 2011 in the United States District Court for the District of New Jersey, asserting only the '907 patent against Dr. Reddy's. An amended complaint was filed on October 28, 2011 to include the AstraZeneca patents. On December 19, 2012, the District Court conducted a pre-trial "Markman" hearing to determine claim construction. On May 1, 2012, the Court issued a Markman Order construing the claim terms disputed by the parties. On April 15, 2013 a Stipulation of Partial Dismissal was filed which sought dismissal of all infringement claims relating to the '504 patent, the '085 patent, the '872 patent, the '070 patent, and the '466 patent (each of which is assigned to AstraZeneca), as well as Dr. Reddy's defenses and counterclaims relating to those patents. On April 18, 2013, the District Court issued a Stipulation and Order dismissing with prejudice those claims and defenses. The first Dr. Reddy's case is considered the lead case and has been consolidated with the actions described below for the purpose of pre-trial and discovery. A scheduling order for this case, and all of the consolidated cases, was issued by the Court on June 27, 2014. Fact discovery closed in the consolidated case on November 20, 2014 and expert discovery closed on June 25, 2015. In view of the retirement of presiding Judge Pisano, on February 9, 2015, the consolidated cases were reassigned to Judge Mary L. Cooper.

        On June 13, 2011, we and AstraZeneca received a Paragraph IV Notice Letter from Lupin informing us that Lupin had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, which is assigned to POZEN and the '504 patent, the '085 patent, the '872 patent, the '070 patent, the '466 patent, each of which is assigned to AstraZeneca or its affiliates. The patents are listed with respect to VIMOVO in the Orange Book and expire at various times between 2014 and 2023. Lupin's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. AstraZeneca advised us that it elected to exercise its first right to prosecute the infringement suit against Lupin and, accordingly, we and AstraZeneca filed suit against Lupin on July 25, 2011 in the United States District Court for the District of New Jersey. On November 19, 2014, an amended complaint was filed in which the 504 patent, the '085 patent, the '872 patent, the '070 patent, and the '466 patent, all assigned to AstraZeneca or its affiliates, were not asserted against Lupin. The case is currently consolidated for discovery and pretrial purposes with the first filed Dr. Reddy's case.

        On September 19, 2011, we and AstraZeneca received Paragraph IV Notice Letter from Anchen informing us that Anchen had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, the '085 patent, the '070 patent, and the '466 patent. The patents are among those listed with respect to VIMOVO in the Orange Book and expire at various times between 2018 and 2023. Anchen's Paragraph IV Notice Letter asserts that its generic product will not infringe those patents or that those patents are invalid or unenforceable. AstraZeneca advised us that it elected to exercise its first right to prosecute the infringement suit against Anchen and, accordingly, we and AstraZeneca filed suit against Anchen on October 28, 2011 in the United States District Court for the District of New Jersey. On October 4, 2013, Anchen filed an amendment to its ANDA seeking to change its Paragraph IV certification to a Paragraph III. It is unclear when or if the FDA will enter Anchen's amendment. On October 25, 2013, Anchen filed a Motion to Dismiss the case against it, based on its proposed re-certification. On November 18, 2013, we and AstraZeneca filed an Opposition to Anchen's Motion to Dismiss. On June 11, 2014, the Court granted Anchen's Motion and dismissed the case against them.

        On November 20, 2012 we and AstraZeneca received a Paragraph IV Notice Letter from Dr. Reddy's, informing us that Dr. Reddy's had filed a second ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, which is assigned to POZEN and the '504 patent, the '085 patent, the '872 patent, the '070 patent, the '466 patent, each of which is assigned to AstraZeneca or its affiliates. The patents are listed with respect to VIMOVO in the Orange Book and expire at various times between 2014 and 2023. Dr. Reddy's second Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. AstraZeneca advised us that it elected to exercise its first right to prosecute the infringement suit against Dr. Reddy's on its second ANDA filing and, accordingly, we and AstraZeneca filed suit against Dr. Reddy's on January 4, 2013, in the United States District Court for the District of New Jersey. On April 15, 2013 a Stipulation of Partial Dismissal was filed which sought dismissal of all infringement claims relating to the '504 patent, the '085 patent, the '872 patent, the '070 patent, and the '466 patent (which are each assigned to AstraZeneca), as well as Dr. Reddy's defenses and counterclaims relating to those patents. On April 18, 2013, the District Court issued the Stipulation and Order dismissing with prejudice those claims and defenses. On June 28, 2013 we and AstraZeneca filed a Motion for Summary Judgment relating to the second ANDA filing asserting that the '907 Patent is not invalid. On August 12, 2013, Dr. Reddy's filed an opposition to the Motion for Summary Judgment. On March 28, 2014, the District Court denied the Motion. On October 11, 2013, Dr. Reddy's filed a Motion for Summary Judgment asserting that the product which is the subject matter of its second ANDA does not infringe the '907 patent. On November 4, 2013, we and AstraZeneca filed a Motion for an Order Denying Dr. Reddy's Motion for Summary Judgment Pursuant to Rule 56(d) and an Opposition to Dr. Reddy's Motion. On May 29, 2014, the Court issued an order denying Dr. Reddy's Motion. On July 9, 2015, Dr. Reddy's renewed its Motion for Summary Judgment that the product which is the subject matter of its second ANDA does not infringe the '907 patent. This case was consolidated with the originally filed Dr. Reddy's case and is currently consolidated for discovery and pretrial purposes with the first filed Dr. Reddy's case.

        On March 29, 2013, we and AstraZeneca received a Paragraph IV Notice Letter from Watson Laboratories, Inc.—Florida, or Watson, now Actavis, informing us that it had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, which is assigned to the Company and the '504 patent, the '085 patent, the '424 patent, the '872 patent, the '070 patent, and the '466 patent, each of which is assigned to AstraZeneca or its affiliates. The patents are listed with respect to VIMOVO in the Orange Book and expire at various times between 2014 and 2023. Watson's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. AstraZeneca advised us that it elected to exercise its first right to prosecute the infringement suit against Watson. On May 10, 2013, we and AstraZeneca filed a patent infringement lawsuit against Watson in the U.S. District Court of New Jersey. The case is currently consolidated for discovery and pretrial purposes with the first filed Dr. Reddy's case.

        On May 16, 2013, we and AstraZeneca received a Paragraph IV Notice Letter from Mylan informing us that it had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, which is assigned to the Company and the '504 patent, the '085 patent, the '424 patent, the '872 patent, the '070 patent, and the '466 patent, each of which is assigned to AstraZeneca or its affiliates. The patents are listed with respect to VIMOVO in the Orange Book and expire at various times between 2014 and 2023. Mylan's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. AstraZeneca advised us that it elected to exercise its first right to prosecute the infringement suit against Mylan. On June 28, 2013, we and AstraZeneca filed a patent infringement lawsuit against Mylan in the U.S. District Court of New Jersey. On February 13, 2015, the Court entered a joint stipulation of dismissal of counts related to certain patents, dismissing claims related to the '504 patent, the '085 patent, the '424 patent, the '872 patent, the '070 patent, and the '466 patent, each of which is assigned to AstraZeneca or its affiliates. The case is currently consolidated for discovery and pretrial purposes with the first filed Dr. Reddy's case.

        On October 15, 2013, the United States Patent Office issued the '285 patent. The '285 patent, entitled "Pharmaceutical compositions for the coordinated delivery of NSAIDs" and assigned to POZEN, is related to the '907 patent. AstraZeneca advised us that it elected to exercise its first right to prosecute the infringement of the '285 patent and, accordingly, on October 23, 2013, we, and AstraZeneca filed patent infringement lawsuits against Dr. Reddy's, Lupin, Watson and Mylan in the U.S. District Court of New Jersey alleging that their ANDA products infringe the '285 patent. On November 8, 2013, Pozen and AstraZeneca filed a Motion to Amend the Complaint in the actions against Dr. Reddy's, Lupin, Watson and Mylan or, in the alternative, to consolidate the actions involving the '285 patent with the existing consolidated action. Dr. Reddy's, Lupin, Watson and Mylan have each filed answers to the respective amended complaints, thus adding claims relating to the '285 patent against each of the Defendants to the consolidated case.

        As part of the purchase of all of AstraZeneca's rights, title and interest to develop, commercialize and sell VIMOVO in the United States, Horizon Pharma Inc., or Horizon, has assumed AstraZeneca's right to lead the above-described Paragraph IV litigation relating to VIMOVO currently pending in the United States District Court for the District of New Jersey and has assumed patent-related defense costs relating to such litigation, including reimbursement up to specified amounts of the cost of any counsel retained by us. On December 12, 2013, Horizon filed Motions to Join under Fed.R.Civ.Proc. 25(c) as a co-plaintiff in each of the above referenced actions and the consolidated action. On January 31, 2014 and February 2, 2014, the Court granted Horizon's motions.

        On October 7, 2014, the United States Patent Office issued United States Patent No. 8,852,636 (the "'636 patent"). The '636 patent, entitled "Pharmaceutical compositions for the coordinated delivery of NSAIDs" and assigned to POZEN, is related to the '907 and '285 patents. On October 14, 2014, the United States Patent Office issued United States Patent No. 8,858,996 (the "'996 patent"). The '996 patent, entitled "Pharmaceutical compositions for the coordinated delivery of NSAIDs" and assigned to POZEN, is also related to the '907 and '285 patents. On October 21, 2014, the United States Patent Office issued United States Patent No. 8,865,190 (the "'190 patent") '190 patent". The '190 patent, entitled "Pharmaceutical compositions for the coordinated delivery of NSAIDs" and assigned to POZEN, is related to the '907 and '285 patents. Horizon advised us that it elected to exercise its first right to prosecute the infringement of the '636, '996 and '190 patents and, accordingly, on May 13, 2015, we, and Horizon filed patent infringement lawsuits against Dr. Reddy's, Lupin, Actavis and Mylan in the U.S. District Court of New Jersey alleging that their ANDA products infringe the '636 and '996 patents. On June 18, 2013, Pozen and Horizon filed an Amended Complaint in the actions against Dr. Reddy's, Lupin, Watson and Mylan, adding the '190 patent to the case. The cases are in the initial phase.

        On February 24, 2015, Dr. Reddy's filed a Petition for IPR of the '285 patent with the PTAB of the USPTO. Pozen and Horizon filed a Preliminary Response on July 12, 2015. On October 9, 2015, the PTAB issued an order denying Dr. Reddy's petition.

        On May 21, 2015, CFAD filed a Petition for IPR of the '907 patent with the PTAB of the USPTO. Pozen and Horizon filed an optional Preliminary Response on September 6, 2015. On December 8, 2015, the PTAB issued an order denying Dr. Reddy's petition.

        On June 5, 2015, CFAD filed a Petition for IPR of the '285 patent with the PTAB of the USPTO. Pozen and Horizon filed an optional Preliminary Response on September 19, 2015. On December 17, 2015, the PTAB issued an order denying Dr. Reddy's petition.

        On August 7, 2015, CFAD filed a Petition for IPR of the '636 patent with the PTAB of the U.S. Patent and Trademark Office. Pozen and Horizon filed an optional Preliminary Response on November 17, 2015. Upon receipt of the Preliminary Response, the PTAB has three months in which to institute or deny the IPR proceeding. If the PTAB decides to institute the IPR proceeding, CFAD will have the opportunity to challenge the validity of the '636 patent in whole or in part before the PTAB via a patent validity trial.

        On August 12, 2015, CFAD filed a Petition for IPR of the '621 patent with the PTAB of the U.S. Patent and Trademark Office. Pozen and Horizon filed an optional Preliminary Response on November 24, 2015. Upon receipt of the Preliminary Response, the PTAB has three months in which to institute or deny the IPR proceeding. If the PTAB decides to institute the IPR proceeding, CFAD will have the opportunity to challenge the validity of the '621 patent in whole or in part before the PTAB via a patent validity trial.

        On August 19, 2015, Lupin filed three Petitions for IPR, seeking review of the '996, '636 and '190 patents with the PTAB of the U.S. Patent and Trademark Office. Pozen and Horizon filed optional Preliminary Responses on November 28, 2015. Upon receipt of each Preliminary Response, the PTAB has three months in which to institute or deny the respective IPR proceeding. If the PTAB decides to institute the IPR proceeding, Lupin will have the opportunity to challenge the validity of the respective patents in whole or in part before the PTAB via a patent validity trial.

        In Canada, on January 20, 2015, AstraZeneca Canada received a Notice of Allegation from Mylan Canada informing that Mylan Canada has filed an ANDS in Canada for approval of its naproxen/esomeprazole magnesium tablets and alleging non-infringement of some of the claims and invalidity of Canadian Patent No. 2,449,098 (the "'098 patent"). AstraZeneca Canada is the licensee pursuant to a Collaboration Agreement, and the '098 patent is listed in respect of AstraZeneca Canada's VIMOVO products. A Notice of Allegation in Canada is similar to a Paragraph IV Notice Letter in the United States, and in response, we and AstraZeneca Canada commenced a proceeding in the Federal Court of Canada in relation to the '098 patent on March 5, 2015. The Canadian proceeding is summary in nature and expected to be completed before March 5, 2017. The current schedule as approved by the Court provides for the service of affidavit evidence of AstraZeneca Canada and POZEN by September 11, 2015 and affidavit evidence of Mylan Canada by January, 8, 2016. The parties are to complete cross-examinations on the affidavit evidence by April 29, 2016. The Written Records for the hearing are to be served by AstraZeneca and us by July 4, 2016 and by Mylan Canada by September 2, 2016. A hearing date has not yet been set; however the parties are to seek the Court's assistance in setting a hearing date in November 2016. The proceeding will decide whether approval for Mylan Canada's naproxen/esomeprazole magnesium tablets will be prohibited until the expiry of the '098 patent because none of Mylan Canada's allegations in respect of the '098 patent are justified; the proceeding will not finally decide '098 patent validity or infringement. The '098 patent expires on May 31, 2022.

        On April 24, 2015, Pozen and Horizon received a third Paragraph IV Notice Letter from Dr. Reddy's informing us that it had amended its Paragraph IV certifications made with respect to its second ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO. Dr. Reddy's amended certifications relate to the '285 patent, the '636 patent and the '996 patent which are all assigned to the Company. The patents are listed with respect to VIMOVO in the Orange Book and expire in 2022. Dr. Reddy's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable.

        On June 1, 2015, Pozen and Horizon received a second Paragraph IV Notice Letter from Actavis informing us that it had amended its Paragraph IV certifications made in its ANDA seeking regulatory approval to market a generic version of VIMOVO. Actavis's amended certifications relate to the '636, the '996 patents and United States Patent No. 8,945,621 (the "'621 patent"), which are all assigned to the Company. The patents are listed with respect to VIMOVO in the Orange Book and expire in 2022 or 2031. Actavis's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable.

        On July 17, 2015, Pozen and Horizon received a second Paragraph IV Notice Letter from Lupin informing us that it had amended its Paragraph IV certifications made in its ANDA seeking regulatory approval to market a generic version of VIMOVO. Lupin's amended certifications relate to the '636 and '996 patents which are each assigned to the Company. The patents are listed with respect to VIMOVO in the Orange Book and expire in 2022 or 2031. Lupin's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable.

MANAGEMENT

Executive Officers and Directors of Pozen

        The following table sets forth names, ages and positions of the Pozen directors and executive officers as of January 1, 2016:

Name(1)	Age	Current Position
Executive Officers:
Adrian Adams	64	Chief Executive Officer
Andrew I. Koven	58	President and Chief Business Officer
Scott Charles	41	Chief Financial Officer
Jennifer L. Armstrong	45	Executive Vice President, Human Resources and Administration
Mark A. Glickman	50	Chief Commercial Officer
Eric L. Trachtenberg	42	General Counsel, Chief Compliance Officer and Corporate Secretary
James P. Tursi, M.D.	51	Chief Medical Officer
Directors:
Adrian Adams	64	Director
Kenneth B. Lee, Jr.(2)(3)	68	Director
Arthur S. Kirsch(2)(3)(4)	63	Director and Chairman
Seth A. Rudnick, M.D.(2)(3)(4)	67	Director
Neal F. Fowler(3)(4)	54	Director

		Prior Position
Legacy Executive Officers:
William L. Hodges, CPA	61	Senior Vice President, Finance and Administration, Chief Financial Officer
John G. Fort, M.D., MBA	60	Chief Medical Officer
Dennis L. McNamara	50	Senior Vice President, Chief Business Operations Officer
Gilda M. Thomas, JD	61	Senior Vice President and General Counsel

(1)
We anticipate that, except as noted below, the executive officers and directors shall serve in their current roles for Aralez upon consummation of the merger.

(2)
Member of our audit committee.

(3)
Member of our compensation committee.

(4)
Member of our nominating and corporate governance committee

  Executive Officers of Pozen

        Adrian Adams has been Pozen's Chief Executive Officer and director since May 2015. Prior to joining the Company, Mr. Adams served as a consultant to Pozen from April 2015 to May 2015. Previously, Mr. Adams served as Chief Executive Officer and President and as a director of Auxilium Pharmaceuticals Inc., a specialty biopharmaceutical company, from December 2011 until January 2015, when it was acquired by Endo International plc. Prior to joining Auxilium, from September 2011 to November 2011, Mr. Adams served as Chairman and Chief Executive Officer of Neurologix, Inc., a company focused on development of multiple innovative gene therapy development programs. Before Neurologix, Mr. Adams served as President and Chief Executive Officer of Inspire Pharmaceuticals, Inc., a specialty pharmaceutical company, from February 2010 until May 2011 when it was acquired by Merck & Co., Inc. Previously, Mr. Adams served as President and Chief Executive

Officer of Sepracor Inc., a specialty pharmaceutical company, from March 2007 and May 2007, respectively, until February 2010 at which time Sepracor was acquired by Dainippon Sumitomo Pharma Co., Ltd. Prior to his appointment as Chief Executive Officer of Sepracor, Mr. Adams served as its Chief Operating Officer. Prior to joining Sepracor, Mr. Adams served as the President and Chief Executive Officer of Kos Pharmaceuticals, Inc., a specialty pharmaceutical company, from 2002 until its acquisition by Abbott Laboratories in December 2006. Mr. Adams has also held general management and senior international and national marketing positions at SmithKline Beecham, Novartis and ICI (now part of AstraZeneca). Mr. Adams has served as chairman of the board of directors of AcelRx Pharmaceuticals, Inc. since February 2013 and recently served on the board of directors of Amylin Pharmaceuticals, Inc. from October 2007 to August 2012. Mr. Adams graduated from the Royal Institute of Chemistry at Salford University in the U.K. Mr. Adams serves as Chairman of the Board of AcelRx Pharmaceuticals and recently served as a director of Amylin Pharmaceuticals.

        Mr. Adams has also been a director of Pozen since June 2015. Mr. Adams' position as Chief Executive Officer of Pozen, along with his many years of service in the pharmaceutical industry in chief executive positions, enables him to provide important insights regarding the operations of Pozen and the pharmaceutical industry generally, including finance, marketing, strategic planning, and senior management personnel matters.

        Andrew I. Koven has been Pozen's President and Chief Business Officer since May 2015. Prior to joining Pozen, Mr. Koven served as Chief Administrative Officer and General Counsel of Auxilium Pharmaceuticals Inc., a specialty biopharmaceutical company, from February 2012 until January 2015, when it was acquired by Endo International plc. Prior to that, from September 2011 to November 2011, Mr. Koven served as President and Chief Administrative Officer and a member of the board of directors of Neurologix, Inc., a company focused on development of multiple innovative gene therapy development programs. Before Neurologix, Mr. Koven served as Executive Vice President and Chief Administrative and Legal Officer of Inspire Pharmaceuticals, Inc., a specialty pharmaceutical company, from July 2010 until May 2011 when it was acquired by Merck & Co., Inc. Previously, Mr. Koven served as Executive Vice President, General Counsel and Corporate Secretary of Sepracor Inc., a specialty pharmaceutical company, from March 2007 until February 2010 when it was acquired by Dainippon Sumitomo Pharma Co., Ltd. Prior to joining Sepracor, Mr. Koven served as Executive Vice President, General Counsel and Corporate Secretary of Kos Pharmaceuticals, Inc., a specialty pharmaceutical company, from August 2003 until its acquisition by Abbott Laboratories in December 2006. Mr. Koven began his career in the pharmaceutical industry first as an Assistant General Counsel and then as Associate General Counsel at Warner-Lambert Company from 1993 to 2000, followed by his role as Senior Vice President and General Counsel at Lavipharm Corporation from 2000 to 2003. From 1986 to 1992 he was a corporate associate at Cahill, Gordon & Reindel in New York. From 1992 to 1993 he served as Counsel, Corporate and Investment Division, at The Equitable Life Assurance Society of the U.S.

        Scott Charles joined Pozen as Senior Vice President Finance in June 2015, and has been appointed Chief Financial Officer of Pozen effective January 1, 2016. Mr. Charles will be Chief Financial Officer of Aralez upon consummation of the transactions. Prior to joining Pozen, Mr. Charles served as the Vice President of Finance and Treasurer at Ikaria, Inc., a critical care pharmaceutical company from April 2008 to June 2015. From April 2002 to March 2008, Mr. Charles worked at Reliant Pharmaceuticals, Inc. in various finance functions, culminating with serving as the Vice President of Finance and Treasurer from April 2006 to March 2008. Prior to that, he was a Manager of Assurance and Business Advisory Services at Arthur Andersen, LLP. He holds a Bachelor of Science degree in Business Administration from Bucknell University and is a Certified Public Accountant.

        Jennifer L. Armstrong joined Pozen in June 2015 as Executive Vice President, Human Resources and Administration. Previously, she served as Senior Vice President of Human Resources at Auxilium Pharmaceuticals, Inc., a specialty biopharmaceutical company, from July 2009 to March 2015. Prior to that, she served at Senior Vice President of Human Resources and Corporate Communications at Genaera Corporation, a specialty biopharmaceutical company, from January 1998 to May 2009. On June 12, 2009, Genaera Corporation transferred all of its assets and liabilities to the Genaera Liquidating Trust and filed a Certificate of Dissolution with the Delaware Secretary of State pursuant to the Plan of Complete Liquidation and Dissolution adopted at a special meeting of stockholders. Ms. Armstrong holds a Masters degree in Arts Administration and a Bachelors degree in Corporate Communications, both from Drexel University.

        Mark A. Glickman has been Chief Commercial Officer of Pozen since June 2015. Mr. Glickman previously served as Executive Vice President of Sales and Marketing for Auxilium Pharmaceuticals, a specialty biopharmaceutical company, from February 2012 to February 2015. From February 2009 to February 2012, he served as Vice President in the medical device division at Otsuka America Pharmaceutical, Inc., a pharmaceutical and medical device company and a subsidiary of Otsuka America, Inc. Prior to Otsuka, Mr. Glickman served as Senior Vice President of Sales and Marketing at Oscient Pharmaceuticals Corp., a commercial-stage pharmaceutical company, from September 2007 to September 2009. Before joining Oscient, from May 2007 to September 2007, Mr. Glickman served as Vice President of Sales at Bayer Healthcare's Diabetes Care Division. From 2001 to 2007, he held various positions at Kos Pharmaceuticals, including Director of Marketing, Regional Sales Director and Vice President of Sales. Mr. Glickman started his pharmaceutical career at Bristol-Myers Squibb where he was responsible for the marketing of cardiovascular products, including the blockbuster Plavix. Mr. Glickman holds a Master of Business Administration degree from New York University.

        Eric L. Trachtenberg joined Pozen in June 2015 as Deputy General Counsel, and has been appointed General Counsel, Chief Compliance Officer and Corporate Secretary of Pozen effective January 1, 2016. Prior to joining Pozen, Mr. Trachtenberg most recently served as Deputy General Counsel at Auxilium Pharmaceuticals, Inc., a specialty biopharmaceutical company, from May 2012 through its acquisition by Endo Pharmaceuticals in February 2015. Prior to Auxilium, he was Vice President, General Counsel and Corporate Secretary of Enobia Pharma, Inc., from April 2011 to April 2012, and managed all legal aspects of Enobia's sale to Alexion Pharmaceuticals. Prior to that, Mr. Trachtenberg served as Vice President and Associate General Counsel of Sepracor Inc. and remained in that position with Sunovion Pharmaceuticals Inc. following the acquisition of Sepracor by Dainippon Sumitomo Pharma. Mr. Trachtenberg also held a Senior Counsel position at Kos Pharmaceuticals, Inc. before its acquisition by Abbott. Mr. Trachtenberg began his career as an Associate at Blank Rome LLP. He holds a Bachelor of Science degree in Management from Tulane University and a Juris Doctorate and Master of Business Administration degree from Temple University.

        James P. Tursi, M.D. joined Pozen in October 2015 as Chief Medical Officer. Dr. Tursi most recently he served as Chief Medical Officer of Innocoll AG, a specialty pharmaceutical company, from March 2015 to September 2015, where he was responsible for managing all clinical research and development, medical affairs and safety activities. Prior to joining Innocoll, Dr. Tursi served as Chief Medical Officer at Auxilium Pharmaceuticals Inc., a specialty biopharmaceutical company, from August 2011 to March 2015, and as Vice President of Clinical Research & Development from March 2009 to August 2011. In these positions, Dr. Tursi was responsible for oversight of clinical and nonclinical development programs, clinical operations, medical affairs and global safety activities, and served as the clinical medical safety lead for all regulatory agency interactions with the FDA, Europe and Canada. Prior to Auxilium, he served as Director of Medical Affairs for GlaxoSmithKline Biologicals from January 2006 to March 2009 and directed all medical affairs responsibilities for the cervical cancer vaccine in North America. Dr. Tursi entered the pharmaceutical industry in 2004 as a Medical Director for Procter and Gamble Pharmaceuticals until 2006. He worked on several products and therapeutic areas, which included female sexual dysfunction, overactive bladder, and osteoporosis. His responsibilities included clinical development and medical affairs. Dr. Tursi was a board certified OB/

GYN and practiced medicine and surgery for over 10 years. Dr. Tursi received his doctor of medicine degree from the Medical College of Pennsylvania and completed his residency training at the Johns Hopkins Hospital. Dr. Tursi has served as a member of the board of directors of Agile Therapeutics, a women's health specialty pharmaceutical company, since October 2014.

  Legacy Executive Officers of Pozen

        William L. Hodges joined Pozen in August 2004 as Senior Vice President of Finance and Administration and Chief Financial Officer. On December 23, 2015, Mr. Hodges resigned as Senior Vice President of Finance and Administration, effective April 1, 2016, and Chief Financial Officer of Pozen, effective January 1, 2016. Mr. Hodges began his career in the pharmaceutical industry with Burroughs Wellcome Co. in 1985. In 1991, he moved to London and worked in Group Finance for the Wellcome Foundation, Ltd. Mr. Hodges worked on mergers and acquisitions and was Regional Controller for Northern Europe and Japan. In 1993, he returned to Burroughs Wellcome in North Carolina as Director of Procurement. Mr. Hodges was Vice President, Corporate Planning and Business Support at GlaxoWellcome before being appointed acting Senior Vice President and CFO for the fifteen months leading up to the merger between GlaxoWellcome plc and SmithKline Beecham plc which was completed in December of 2000. Prior to joining Pozen, Mr. Hodges was Senior Vice President and CFO of Pergo, Inc. located in Raleigh, North Carolina. Mr. Hodges received his B.S. from the University of North Carolina at Chapel Hill and is a Certified Public Accountant.

        John G. Fort, M.D. joined Pozen in July 2007 as Chief Medical Officer. Prior to Dr. James Tursi's appointment as Chief Medical Officer in September 2015, Dr. Fort resigned as Chief Medical Officer and was appointed as Chief Scientific Advisor effective October 1, 2015. Prior to joining Pozen, Dr. Fort was Vice President, Medical Affairs at Adolor Corporation from 2004 until 2007. Dr. Fort held positions with Pfizer Inc., including Vice President, Medical Affairs, and was Vice President, Arthritis and Pain at G.D. Searle & Co., Monsanto Corporation from September 1994 to December 2003. Prior to joining the pharmaceutical industry, he was an Associate Professor of Medicine at Thomas Jefferson University, Division of Rheumatology. Dr. Fort received his M.D. from the University of Valencia Faculty of Medicine and is board certified in internal medicine with a subspecialty certification in rheumatology.

        Dennis L. McNamara has been Senior Vice President, Chief Business Operations Officer since June 2015. Previously, from January 2014 through May 2015, he was Senior Vice President and Chief Business Officer. Mr. McNamara joined Pozen in December 1998 as Vice President of Business Development. Prior to joining Pozen, Mr. McNamara held positions in business development with private and publicly-traded development stage biotechnology companies including AlphaVax, Sequana Therapeutics and Apex Bioscience, and in pharmaceutical sales with Abbott Laboratories. Before joining the pharmaceutical industry Mr. McNamara conducted receptor pharmacology research at the University of North Carolina. Mr. McNamara earned his M.B.A. from the University of Michigan and an A.B. degree from Duke University.

        Gilda M. Thomas joined Pozen in January 2007 as Senior Vice President and General Counsel. On December 23, 2015, Ms. Thomas resigned as Senior Vice President and General Counsel of Pozen, effective January 1, 2016. Prior to joining Pozen, Ms. Thomas was Vice President, General Counsel and company secretary at EMD Pharmaceuticals, Inc., an affiliate of Merck KGaA, Darmstadt, Germany from July 2001 to December 2006. Prior to joining EMD, she spent 14 years at Burroughs Wellcome Co., which merged into Glaxo Welcome, Inc. At Glaxo Wellcome Ms. Thomas was Associate General Counsel responsible for the 13 member corporate section of the legal department. Ms. Thomas received her J.D. from Harvard Law School, a M.S. from Simmons College and a B.A. degree from Wellesley College.

  Non-Employee Directors of Pozen

        Kenneth B. Lee, Jr. has been the lead independent director of Pozen since 2005. Independent consultant since June 2002 and general partner of Hatteras Venture Partners (formerly Hatteras BioCapital. LLC and BioVista Capital, LLC), the general partner of Hatteras BioCapital Fund, L.P., a venture capital fund focusing on life sciences companies, since 2003. President of A.M. Pappas & Associates, a venture capital firm, between January 2002 and June 2002. Partner of Ernst & Young LLP from 1982 through 2000. Partner of Ernst & Young Corporate Finance LLC from 2000 to 2001. Managing Director of Ernst & Young's Health Sciences Corporate Finance Group from 2000 to 2001. Mr. Lee serves on the board of Biocryst Pharmaceuticals, Inc., a public company, for which he serves as chairman of the audit committee and chairman of the finance committee. He is also a director of Clinverse, Inc. and Clinipace Worldwide, two privately held companies. Previously, he served on the boards of CV Therapeutics, Inc., for which he served as lead independent director and chair of the audit committee and a member of the compensation committee, Abgenix, Inc., for which he served on the audit committee, OSI Pharmaceuticals, for which he served as a member of the audit committee, Inspire Pharmaceuticals Inc., for which he served as chairman of the board of directors, chair of the audit committee and a member of the compensation committee and finance committee, and Maxygen, Inc., for which he served as chairman of the audit committee and a member of the nominating/ governance committee and the compensation committee. Mr. Lee served as a member of the executive committee of the Board of the North Carolina Biotechnology Industry Organization and as a member of the board of Ibiliti, a nonprofit organization dedicated to building and expanding networks of resources for advanced medical technology companies.

        Mr. Lee brings his extensive accounting and financial background to the Pozen Board, as well as expertise in the life sciences industry from his experience as a general partner of several venture capital funds specializing in life sciences. He has also served and is serving on the boards and audit committees of several public pharmaceutical companies similar in size to the Company, including serving as Chairman of the Board of Biocryst Pharmaceuticals, Inc. Mr. Lee is also a co-founder of the National Conference on Biotechnology Ventures.

        Arthur S. Kirsch has been Senior Advisor, GCA Savvian, LLC (formerly Perseus Group, LLC), an investment bank, since June 2005. Mr. Kirsch is a founding member and Managing Director of Vector Securities, LLC, an investment and merchant banking firm, from 2001 to May 2005. He was a Managing Director and Head of Healthcare Research and Capital Markets of Prudential Vector Healthcare Group, a unit of Prudential Securities, Inc., a full-service brokerage firm, from 1999 to 2001. Mr. Kirsch was the Director, Equity Research of Vector Securities International, Inc., an investment banking firm, from 1995 to 1999. He currently serves as a director of PhysioSonics, Inc., a privately held company developing noninvasive neurological products.

        Mr. Kirsch has over 25 years of experience working in the equity capital markets and has extensive knowledge of the healthcare and life sciences field. Mr. Kirsch, who has spent the majority of his career in investment banking with a focus on the healthcare industry, brings both financial and industry expertise to the Board.

        Seth A. Rudnick, M.D. has been venture partner and previously general partner at Canaan Partners, a venture capital firm, since 1998, from which he is now retired. Formerly, Dr. Rudnick was the Chief Executive Officer and Chairman of CytoTherapeutics Inc., a company developing stem cell-based therapies. He helped found and served as the Head of Research and Development for Ortho Biotech, a division of Johnson & Johnson focusing on cancer and chronic illnesses from 1991 to 1998. He currently serves on the boards of directors of the following privately held biotechnology companies: Chimerix, Inc., Meryx Pharmaceuticals, for which he serves as Chairman, Liquidia Technologies, Inc., for which he serves as Chairman, and G1 Therapeutics, for which he serves as Executive Chairman.

Dr. Rudnick also serves on the Board of Square 1, a public company. Currently he is a Clinical Adjunct Professor of Medicine at University of North Carolina, Chapel Hill.

        Dr. Rudnick brings deep operational experience in the pharmaceutical and biotechnology industries acquired through a variety of senior research and development positions in several large and mid-size pharmaceutical companies and as Chief Executive Officer, and Chairman of CytoTherapeutics, Inc., Chairman of Liquidia Technologies, Inc., Executive Chairman of GI Therapeutics, and Chairman of Meryx Pharmaceuticals. Dr. Rudnick retired from Canaan Partners, a global venture capital firm with significant investments in the healthcare sector, where he served as general and now a venture partner since 1998, which has provided him with significant experience in and insight into life sciences investments.

        Neal F. Fowler has been Chief Executive Officer of Liquidia Technologies, Inc., a privately held biotechnology company since 2008 and Chief Executive Officer of Envisia Technologies, a privately held biotechnology company, since 2013. Mr. Fowler was the President of Centocor, Inc., a subsidiary of Johnson & Johnson from 2006 to 2008. President of Ortho-McNeil Neurologics, Inc., a subsidiary of Johnson & Johnson from 2004 to 2006 and Franchise Vice President-CNS from 2001 to 2004. He held various positions at Eli Lilly and Company from 1988 to 2001, including Area Director, Primary Care Division, Director U.S. Cardiovascular Business Unit, Cardiovascular Product Manager, Operations Manager, Southwest Area, Manager Medical Device and Diagnostics, Associate, Marketing Plans, Endocrinology, Associate, Business Development/New Product Planning, Oncology, and Retail Sales Representative.

        Mr. Fowler brings his extensive background in the pharmaceutical industry acquired through a variety of marketing and general manager positions at several large pharmaceutical companies. He is currently chief executive officer at Liquidia Technologies, Inc. and Envisia Technologies, positions which have provided him with experience in running an emerging growth company.

        Our executive officers are elected by, and serve at the discretion of, our Board. There are no family relationships among any of our executive officers or directors.

Current Pozen Board Composition

        Pozen's Board currently consists of five members. Pozen's certificate of incorporation provides that Pozen's Board be divided into three classes serving staggered three-year terms, as follows:

  •
  Class I, which consists of Messrs. Fowler and Kirsch, and whose term will expire at our annual meeting of stockholders to be held in 2016;

  •
  Class II, which consists of Messrs. Lee and Adams, and whose term will expire at our annual meeting of stockholders to be held in 2017; and

  •
  Class III, which consists of Dr. Rudnick, and whose term will expire at our annual meeting of stockholders to be held in 2018.

Anticipated Aralez Board Composition

        Following consummation of the transactions, the Aralez Board is expected to be comprised of nine members, consisting of our Chief Executive Officer (Mr. Adams), five directors appointed by Pozen (Messrs. Kirsch, Lee, and Fowler, and Dr. Rudnick and one other director to be determined), two directors appointed by Tribute (Rob Harris, the current Chief Executive Officer of Tribute, and Martin Thrasher, a current director of Tribute), and one director appointed pursuant to the terms in the Amended and Restated Subscription Agreement (Jason M. Aryeh, the current Chairman of the Board of QLT). Aralez will not have a classified board of directors. The biographies of Messrs. Harris, Thrasher and Aryeh are below:

        Rob Harris is the President, Chief Executive Officer and a director of Tribute since December 1, 2011. Mr. Harris founded Tribute Pharma, which later became Tribute Pharma Canada Inc. and Tribute Pharmaceuticals Canada Ltd in November 2005. Tribute acquired both Tribute Pharma Canada Inc. and Tribute Pharmaceuticals Canada Ltd. on December 1, 2011. Mr. Harris was formerly the President and CEO of Legacy Pharmaceuticals Inc. from September 2004 to October 2005. As the VP of Business Development at Biovail Corporation from October 1997 to September 2004, Mr. Harris was involved in, led and successfully concluded numerous business development transactions, including the licensing of new chemical entities, the acquisition of mature products, the completion of co-promotion deals, distribution agreements, product development and reformulation transactions. Mr. Harris joined Biovail in 1997 as the GM of Biovail Pharmaceuticals Canada at a time when the company experienced rapid growth in the Canadian division. Before Biovail, Mr. Harris worked in various senior commercial management positions during his twenty-year tenure at Wyeth (Ayerst) from 1977 to 1997 and has been involved in numerous product launches during his career.

        F. Martin Thrasher has been a director of Tribute since April 22, 2009. Mr. Thrasher is a seasoned international executive. After graduating from the Richard Ivey School of Business in Toronto, Mr. Thrasher spent over 30 years working around the globe for companies such as General Foods from 1973 to 1977, McCormick & Co from 1977 to 1988, Campbell Soup Co. from 1988 to 2001 and ConAgra Foods Inc. from 2001 to 2004. Mr. Thrasher has lived and worked in Canada, Australia, Belgium and the U.S. His responsibilities with Campbell Soup Co. included positions as President, International Grocery and President, North America Grocery. At ConAgra Foods Inc., he was President of the Retail Products Co, a $9 billion business with over 30,000 employees. Mr. Thrasher has been President of FMT Consulting, a boutique advisory and consulting firm since August 2004.

        Jason M. Aryeh is the founder and managing general partner of JALAA Equities, LP, a private hedge fund focused on the biotechnology and specialty pharmaceutical sector, and has served in such capacity since 1997. Mr. Aryeh is the Chairman of the Board and a Director of QLT (since June 2012) and serves as the Chairman of both QLT's Corporate Governance and Nominating Committee and its Strategic Action Committee. Mr. Aryeh also serves on the Board of Directors of Ligand Paharmaceuticals (LGND), a public biotechnology company since (2006), CorMatrix Cardiovascular, a medical device company (since 2010), and the Cystic Fibrosis Foundation's Therapeutics Board (since 2011). Previously, Mr. Aryeh served as a Director of both Nabi Biopharmaceuticals, prior to its merger with Biota Pharmaceuticals, Inc. in November 2012, and of Myrexis, Inc. (until January 2013), both of which were public biotechnology companies.

Pozen Director Independence

        Our Board has determined that each of the members of the Board, with the exception of Mr. Adrian Adams, who serves as our Chief Executive Officer, is independent as that term is defined under the applicable independence listing standards of the NASDAQ Global Market.

Committees of the Board of Pozen

        Our Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. These committees, their principal functions and their respective memberships are described below.

Audit Committee

        The current members of the Audit Committee are Mr. Kirsch, who serves as Chairman, Mr. Lee and Dr. Rudnick. Each of the members of the Audit Committee is independent as defined by the applicable NASDAQ listing standards and the SEC, rules applicable to audit committee members. Our Board has determined that each also qualifies as an audit committee financial expert as defined by the SEC.

        The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee oversees our financial reporting process and system of internal control over financial reporting, and selects and oversees the performance of, and approves in advance the services provided by, our independent auditors. The Audit Committee provides an open avenue of communication among our independent auditors, financial and senior management and the Board. The Audit Committee meets regularly with our independent auditors without management present, and from time to time with management in separate private sessions, to discuss any matters that the Audit Committee or these individuals believe should be discussed privately with the Audit Committee, including any significant issues or disagreements that may arise concerning our accounting practices or financial statements. The Audit Committee also oversees our whistleblower policy for receiving and handling complaints or concerns regarding accounting, internal accounting controls or auditing matters. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding our risk and control environment.

        The Audit Committee held five meetings during the year ended December 31, 2015. A copy of the Audit Committee's charter is posted on our website at www.POZEN.com.

Nominating/Corporate Governance Committee

        The current members of the Nominating/Corporate Governance Committee are Dr. Rudnick, who serves as Chairman, Mr. Fowler, and Mr. Kirsch. Each of the members of the Nominating/Corporate Governance Committee is independent as defined by the applicable NASDAQ listing standards.

        The Nominating/Corporate Governance Committee assists the Board in fulfilling its responsibilities regarding the oversight of the composition of the Board and other corporate governance matters. Among its other duties, the Nominating/Corporate Governance Committee: (i) evaluates nominees and reviews the qualifications of individuals eligible to stand for election and reelection as directors and makes recommendations to the Board on this matter; (ii) oversees compliance with our Code of Business Conduct and Ethics; (iii) reviews and approves related party transactions; (iv) recommends and advises the Board on certain other corporate governance matters; and (v) oversees the Board's performance evaluation process. The Nominating/Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. However, our Nominating/Corporate Governance Committee values diversity on our Board and considers the diversity of the professional experience, education and skills, as well as diversity of origin, in identifying director nominees.

        The Nominating/Corporate Governance Committee held four meetings during the year ended December 31, 2015. A copy of the Nominating/Corporate Governance Committee's charter is posted on our website at www.POZEN.com.

Compensation Committee

        The current members of the Compensation Committee are Mr. Lee, Mr. Kirsch, Dr. Rudnick and Mr. Fowler. Mr. Lee serves as Chairman of the Compensation Committee. Each of the current members of the Compensation Committee is independent as defined by the applicable NASDAQ listing standards.

        Decisions regarding the compensation of our executive officers are made by the Compensation Committee. The Compensation Committee's principal responsibilities include reviewing POZEN's overall compensation philosophy and the adequacy and market competitiveness of our compensation plans and programs, evaluating the Company's compensation policies and practices to determine whether these policies and practices create incentives for a particular employee group to take actions which could put the Company at undue risk, evaluating the performance of and reviewing and approving compensation for our executive officers, evaluating and recommending director compensation, and reviewing and discussing with management the Compensation Discussion and Analysis included in the Form S-4. The Compensation Committee also administers our equity-based and other incentive plans, including assuming responsibility for granting, or delegating as appropriate the authority for granting, and making decisions with respect to, awards under our equity compensation and other incentive plans.

        To assist in its efforts to meet the objectives and responsibilities outlined above, the Compensation Committee has retained an executive compensation consultant. During 2014, the Compensation Committee retained Radford, an Aon Hewitt Company, or Radford, a nationally known executive compensation and benefits consulting firm, to advise it on various matters related to executive and director compensation and compensation programs. Radford may also from time to time advise management, with the Compensation Committee's consent. Radford was hired by and reports to the Compensation Committee. Pursuant to its charter, the Compensation Committee has the power to hire and fire such consultants and to engage other advisors. A human resources consultant retained by management also provides information and support to the Compensation Committee as requested.

        The Compensation Committee values the input of our stockholders regarding compensation decisions. In 2013, the Compensation Committee commissioned a third party to contact institutional stockholders that collectively owned greater than 50% of the non-affiliated shares in an effort to understand any concerns they had regarding our executive compensation program. In 2014, Mr. Lee, the Chairman of the Compensation Committee, also contacted certain institutional shareholders to continue this dialogue and sent a letter to the stockholders describing certain steps taken by the Board to address stockholder concerns, a copy of which was included in the Company's 2014 proxy statement. Mr. Lee also solicited feedback from stockholders during 2015. The Compensation Committee takes the input received from stockholders, along with other factors, into consideration when making compensation decisions.

        The Compensation Committee held 13 meetings during the year ended December 31, 2015. A copy of the Compensation Committee's charter is posted on our website at www.POZEN.com.

Pozen Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the Board or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. None of the members of our Compensation Committee has ever been our employee or one of our officers.

Pozen Code of Business Ethics and Conduct

        We have adopted a Code of Business Conduct and Ethics that applies to our employees (including our principal executive officer, chief financial officer and other members of our finance and administration department) and our directors. Our Code of Business Conduct and Ethics is posted on our website at www.POZEN.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of our Code of Business Conduct and Ethics.

Pozen Director Compensation

        Discussed in the following paragraphs and tables is the compensation paid to the non-employee directors who serve on the Pozen Board. Directors who are also Pozen employees do not receive any additional compensation for their service as directors of Pozen. Following the completion of the proposed transaction with Tribute, the Aralez board of directors will finalize and approve the Aralez director compensation program.

        Cash Compensation.    Pozen reimburses each non-employee director for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings and otherwise in connection with service as a director. Pozen also pays each non-employee director the following retainer fees:

  •
  an annual retainer of $40,000;

  •
  an annual retainer for Board committee Chairs, as follows: $12,000 for service as Chair of the Nominating/Corporate Governance Committee; $17,500 for service as Chair of the Compensation Committee; and $25,000 for service as Chair of the Audit Committee; and

  •
  an annual retainer for Board committee members (other than committee Chairs), as follows: $8,000 for service on the Nominating/Corporate Governance Committee; $10,000 for service on the Compensation Committee; and $12,500 for service on the Audit Committee.

        All retainers are payable quarterly and pro-rated for service of less than a full quarter; retainers may be reduced if a director fails to attend at least 75% of all required Board and committee meetings. No compensation is paid to directors for attendance at individual Board or Board committee meetings.

  Equity Compensation.

  •
  Upon his or her initial election to the Pozen Board, 14,000 RSUs relating to Pozen common stock. This initial grant vests one-third annually over three years, subject to continued service as a director.

  •
  On the date of each annual meeting of stockholders, an amount of RSUs relating to Pozen common stock with a market value as of the grant date equal to $80,000. The RSUs vest on the earlier of the one-year anniversary of the grant or the date of the next annual stockholder meeting, subject in either case to the director's continued service on the Board at that date.

        Equity grants awarded pursuant to this director compensation program are granted under and subject to the terms and conditions of the POZEN Inc. 2010 Equity Compensation Plan (the "2010 Plan"), including without limitation the terms providing for acceleration of vesting upon a change of control. All stock options are granted at an exercise price per share equal to the closing price of Pozen common stock, as reported on NASDAQ, on the date of grant, have a ten-year term and are exercisable for a period of up to three years following the date the director's service on the Board terminates, to the extent vested as of such date, but not beyond the expiration of the ten-year term.

        The Board has adopted a non-employee director stock ownership guideline of shares equal in value to three times the annual director retainer of $40,000, to be acquired over a five year period. Directors are strongly encouraged to hold their shares of Pozen stock while they serve on the Board.

  Consulting Fees

        During 2015, two of Pozen's non-employee directors, Mr. Kirsch and Mr. Lee, provided additional services to Pozen in connection with the proposed transaction with Tribute. Mr. Kirsch was paid $100,000 for his consulting services during 2015, and Mr. Lee was paid $75,000 for his consulting services. These consulting fees were paid for the valuable guidance that was provided by these directors and considerable time devoted to these additional services above their normal services as directors of Pozen. The consulting fees were approved by the other members of the Board. We do not anticipate that the consulting relationships will continue after the proposed transaction with Tribute is completed.

Anti-Hedging/Anti-Pledging Policy

        Pozen's directors are not permitted to hedge the economic risk of their ownership of Pozen stock, which includes entering into any derivative transaction in Pozen stock (e.g., any short-sale, forward, option, collar). Further, Pozen does not allow any director to pledge Pozen securities at any time, which includes having Pozen stock in a margin account or using Pozen stock as collateral for a loan.

Director Compensation Table

        The following table further summarizes the compensation paid by Pozen to the non-employee directors during the 2015 fiscal year. Except as noted below, all of the Pozen directors are paid at the same rate. The differences among directors in the table below are a function of additional compensation for chairing a committee and/or serving on one or more committees.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Neal F. Fowler	$58,000	$80,003	—	—	—	—	$138,003
Arthur S. Kirsch	$83,000	$80,003	—	—	—	$100,000	$263,003
Kenneth B. Lee, Jr.	$70,000	$80,003	—	—	—	$75,000	$225,003
Seth A. Rudnick, M.D.	$74,500	$80,003	—	—	—	—	$154,503

(1)
Consists of the following:

a.
Neal F. Fowler: four quarterly payments toward 2015 annual fees, including a 2015 annual retainer of $40,000 and $18,000 for service as a member of one or more Board Committees.

b.
Arthur S. Kirsch: four quarterly payments toward 2015 annual fees, including a 2015 annual retainer of $40,000, $25,000 for service as Chair of the Audit Committee and $18,000 for service as a member of one or more Board Committees.

c.
Kenneth B. Lee, Jr: four quarterly payments toward 2015 annual fees, including a 2015 annual retainer of $40,000, $17,500 for serving as Chairman of the Compensation Committee and $12,500 for service as a member of one or more Board Committees.

d.
Seth A. Rudnick: four quarterly payments toward 2015 annual fees, including a 2015 annual retainer of $40,000, $12,000 for serving as Chairman of the Governance Committee and $22,500 for service as a member of one or more Board Committees.

(2)
The amounts included in this column are the dollar amounts representing the full grant date fair value of each restricted stock unit award calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. At December 31, 2015, each director held awards of 9,390 RSUs, all of which had been granted on June 10, 2015 and vest on the earlier of the one-year anniversary of the grant or the date of the next annual stockholder meeting (the 2016 Annual Meeting). For information on the valuation assumptions used in calculating this amount, see Note 6 to Pozen's audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC.

(3)
The amounts represent consulting fees paid in 2015 for additional consulting services provided by Mr. Kirsch and Mr. Lee.

        The following table lists the number of outstanding options held by each of the directors as of December 31, 2015, each of which was granted at an exercise price equal to the closing price of Pozen's common stock as reported by NASDAQ on the respective date of grant.

Name	Options Outstanding as of December 31, 2015 (#)
Neal F. Fowler	0
Arthur S. Kirsch	54,965
Kenneth B. Lee, Jr.	6,107
Seth A. Rudnick, M.D.	0

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis, or CD&A, explains Pozen's compensation program for the 2015 fiscal year as it pertains to our named executive officers. Our named executive officers for the fiscal year that ended December 31, 2015 consist of the following:

  •
  Adrian Adams, Chief Executive Officer, who joined Pozen on May 31, 2015;

  •
  John R. Plachetka, former Chairman, President, and Chief Executive Officer, who retired on June 1, 2015;

  •
  William L. Hodges, former Senior Vice President and Chief Financial Officer, who resigned as an executive officer of Pozen effective January 1, 2016 and will remain with Pozen as Senior Vice President, Finance, through the first quarter of 2016;

  •
  Andrew I. Koven, President and Chief Business Officer, who joined Pozen on May 31, 2015;

  •
  Scott Charles, former Senior Vice President, Finance, who joined Pozen on July 27, 2015 and was appointed Chief Financial Officer effective January 1, 2016; and

  •
  Mark Glickman, Chief Commercial Officer, who joined Pozen on June 22, 2015.

        For purposes of this CD&A, we refer to these persons as our "named executive officers."

        The discussion below focuses on the historic compensation programs of Pozen and the compensation decisions made by the Pozen Compensation Committee during the 2015 fiscal year. We anticipate that the compensation program for 2016 and future years, as will be put in place by the Aralez Compensation Committee (assuming the completion of the transaction with Tribute), will have certain differences from the compensation programs described herein. However, as of the date of this filing, the Aralez compensation programs are still being developed and have not yet been finalized.

Overview of Significant Events in 2015

        On June 8, 2015, Pozen and Tribute entered into the transaction agreements described above in this prospectus. Upon completion of the proposed transaction, Aralez will become the successor to Pozen and the parent company of Pozen and Tribute. The Pozen Board determined that the proposed transaction will provide Pozen and Tribute and their stockholders with significant strategic and financial benefits, as the combined company will be a more diversified provider of specialty healthcare products with a focus on cardiovascular and pain indications and a multi-country footprint, and will be better positioned to meet the challenges of the expected future landscape in the pharmaceutical industry.

        During 2015, the main focuses of Pozen have been (i) the entry into the transaction agreements, (ii) preparation for the completion of the proposed transaction, pending stockholder approval, and (iii) the buildout of the commercial organization and preparation for the potential launch of YOSPRALA. These activities have shaped both Pozen's corporate goals for 2015 as well as the 2015 executive compensation program. The Pozen Board and Compensation Committee have been focused on attracting, rewarding and retaining the executive management team that is needed to ensure the success of Aralez following the completion of the proposed transaction.

  2015 Corporate Goals

        Pozen establishes corporate goals during every calendar year which are reviewed and approved by the Pozen Board. The goals are designed to drive long term value for Pozen stockholders, such as obtaining approval for product candidates, which can take many years, obtaining partners to commercialize approved products, and managing expenses. In 2015, the corporate goals focused on the anticipated approval and launch of YOSPRALA, the proposed combination transaction with Tribute, and the formation of Aralez. The 2015 corporate goals were determined by the Board in consultation with the new Pozen management team. At the end of each year, the Pozen Compensation Committee assesses Pozen's achievement against these goals to determine the funding for the annual cash and equity incentive pools.

        Pozen's corporate goals for 2015 were:

  •
  Complete the transaction with Tribute and the formation of Aralez (assuming stockholder approval);

  •
  Develop a commercialization strategy to launch YOSPRALA in 2016 and execute upon the 2015 related activities;

  •
  Complete all supply chain activities, including developing an alternate API supplier and regulatory filing, to obtain regulatory approval and allow a 2016 launch of YOSPRALA; and

  •
  Develop the Aralez Pharmaceuticals Strategic Plan and complete the 2015 activities.

        As of the date of this prospectus, the Pozen Compensation Committee has not made an official determination as to the level of achievement of the 2015 corporate goals.

  Retirement of Dr. Plachetka and Recruitment of New Management Team

        During 2015, we made significant changes to our executive management team. On June 1, 2015, our founder, Chairman, Chief Executive Officer and President, John R. Plachetka, retired. On May 31, 2015, Adrian Adams was appointed Pozen's Chief Executive Officer and member of the Board of Directors, and Andrew I. Koven was appointed Pozen's President and Chief Business Officer. Mr. Adams and Mr. Koven had both been consultants to Pozen since April 2, 2015. Following the appointment of Mr. Adams and Mr. Koven, they assembled a talented and experienced management team, which includes Mr. Charles (as Senior Vice President of Finance and, as of January 1, 2016, Chief Financial Officer) and Mr. Glickman (as Chief Commercial Officer). The engagement of our new executive management team is vital to the success of Aralez following the completion of the proposed combination transaction with Tribute.

Philosophy

        The Pozen Compensation Committee was responsible for our executive compensation program during 2015. The Pozen Compensation Committee reviewed and approved all compensation paid to our named executive officers and was responsible for determining the most appropriate total executive compensation principles that govern such compensation. Pozen's executive compensation principles for 2015 were based on the Pozen business strategy and business model and were designed to be competitive with Pozen's peer group of companies and consistent with stockholder interests without encouraging unnecessary or excessive short-term risk. In 2015, the Pozen Compensation Committee focused the executive compensation program on (i) attracting the highly experienced management team that would be necessary to lead Pozen following the retirement of our founder and in connection with the complex and transformative combination with Tribute; (ii) retaining the personnel who would be vital to the successful completion of the proposed transaction with Tribute and potential launch of YOSPRALA; and (iii) aligning the interests of the new management team with the interests of Pozen's stockholders.

        In 2016 and future years, the Aralez Compensation Committee will be responsible for the Aralez executive compensation program. The Aralez Compensation Committee will assess the appropriate compensation philosophy for the combined entity following the completion of the proposed transaction.

  Objectives of Pozen's Executive Compensation Program

        Historically, the Pozen executive compensation program was designed to reward achievement of annual and long-term corporate goals, as well as individual goals that are supportive of Pozen's corporate goals and strategic objectives. The named executive officers established and submitted annual corporate goals for the year to the Pozen Board for approval. These Board-approved annual business goals are based on calendar year objectives that are specific and measurable, and align with Pozen's longer term strategic plan. The goals represent important corporate achievements and value drivers of Pozen, and generally involve progressing specific product candidates in the product development pipeline, achieving product regulatory milestones, achieving financial targets or progressing corporate strategic activities. The Pozen Compensation Committee would then evaluate the achievement of these goals, along with completion of other strategic activities and individual performance, and would use its discretion to determine annual adjustments to compensation and annual awards for our executive officers. The Pozen Compensation Committee recognizes that internal, external and other extraordinary factors may lead to adjustments of corporate efforts that may not be reflected in our annual Board-approved corporate goals; therefore, the Pozen Compensation Committee uses its judgment in completing a thorough review of annual corporate and personal performance before the annual awards are approved.

        The Pozen compensation program was designed to provide higher levels of pay when executive and organizational performance exceeded the performance standards. Likewise, individual and organizational performance that fell short of the approved standards resulted in payments and overall compensation that were at the lower end of competitive market targets. The Pozen compensation programs were designed not only to reward past performance, but to provide incentives for continued high levels of executive performance, particularly through the multi-year vesting of equity awards. The Pozen Compensation Committee also considered the use of special performance based programs for longer term, key objectives, such as the PA32540 equity program which was implemented in 2011 and the PA8140 equity program which was implemented in 2012. Individual executives were reviewed annually to assess performance against their goals. All compensation decisions were guided by the overarching principle that the highest comparative levels of compensation should be paid to our highest performing executives.

        The Pozen Compensation Committee's approach to goal setting assisted in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. The Pozen Compensation Committee allocated compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. In addition, under the 2010 Plan, the Pozen Compensation Committee was permitted to provide a mix of equity award instruments that included performance-based equity awards, full value awards, as well as the multi-year vesting of equity awards, which mitigates risk and properly accounts for the time horizon of risk. The Pozen Compensation Committee has determined that Pozen's policies, practices, and programs do not create risks that are likely to have a material adverse impact on Pozen.

        The Pozen Compensation Committee used a mix of salary and variable cash and equity-based incentives in its executive compensation program in order to motivate our executive officers to work to build long-term value for our stockholders. The Pozen Compensation Committee also believed that all employees should be owners of the Company, and all of our executive officers are stockholders or hold unvested equity-based incentive awards. As of December 9, 2015, Pozen's executive officers (not including Dr. Plachetka) beneficially owned 5.3% of the outstanding shares of Pozen (not including unvested restricted stock units), which creates alignment with the stockholders.

  Role of Pozen Compensation Committee and Compensation Consultant

        In accordance with its charter, the Pozen Compensation Committee's responsibilities include reviewing and approving Pozen overall compensation philosophy and the adequacy and market effectiveness of our compensation plans and programs; evaluating the performance of and reviewing and approving total compensation for our executive officers; and administering our equity-based and other incentive programs.

        The Pozen Compensation Committee reviews and determines its independence using factors set forth in applicable SEC and NASDAQ rules on an annual basis, and is comprised solely of independent directors and "outside directors" as determined under Section 162(m) of the Code and the applicable Treasury Regulations.

        The Pozen Compensation Committee receives staff support from members of our management. In addition, the Compensation Committee directly engages Radford, an Aon Hewitt Company, or Radford, a leading compensation consultant, to assist the Committee in the performance of its duties. Radford has served as an advisor to the Pozen Compensation Committee since 2008 in connection with the compensation decisions for the executive officers. As part of its 2015 review of Pozen's compensation programs, the Pozen Compensation Committee engaged Radford to assist with several compensation-related projects, including advice and peer data relating to the hiring of the new members of our management team, and an update of Pozen's peer group to be more closely aligned to the estimated valuation of the combined entity following the completion of the proposed transaction with Tribute. Other than services provided to the Pozen Compensation Committee, Radford did not perform any services for Pozen or any of its management in 2015.

  Role of Executive Officers in Determining Executive Compensation

        The Pozen Compensation Committee was responsible for making all compensation decisions for the named executive officers in 2015. In the beginning of 2015, Dr. Plachetka, our former CEO, reviewed the performance of each of our other named executive officers employed by Pozen at such time and made recommendations regarding their compensation to the Pozen Compensation Committee. The annual goal setting process used by the Pozen Compensation Committee for the named executive officers other than our CEO involved establishing performance criteria supportive of Pozen's annual corporate goals and included elements of participation and refinement by our named executive officers, with final agreement by our CEO. Each named executive officer's goals are designed to require significant effort, cooperation and effectiveness in business plan execution in order to achieve the performance standards. After his appointment, Mr. Adams made recommendations to the Pozen Compensation Committee with respect to the compensation of the new members of our management team, including Mr. Charles and Mr. Glickman.

        In evaluating our executive officers other than the CEO, the Pozen Compensation Committee relied in part on the input and recommendations of our CEO. In evaluating our former CEO's compensation, the Pozen Compensation Committee considered, among other factors, an annual self-assessment submitted by our CEO, as well as a thorough review of corporate performance. The Aralez Compensation Committee intends to take the same approach in evaluating the performance of our new CEO. Our CEO is not present during the Compensation Committee's deliberations or determinations of his compensation.

Peer Group and Benchmarking

        Pozen has relied on survey data and information on compensation paid by comparable companies gathered by its compensation consultant, Radford, to benchmark its executive compensation programs. Radford conducts an independent review of the peer group selection criteria and specific companies at the Pozen Compensation Committee's request. In selecting peer companies, the Pozen Compensation

Committee considered a number of factors, including whether a potential peer has products on the market, whether a potential peer has executive positions of similar scope of responsibility, as well as whether investors might consider such company as a peer when considering investments in the Company. The Compensation Committee also considered the peer group criteria used by groups such as Institutional Shareholder Services (ISS) and Glass Lewis for making comparisons. In selecting the peer companies, the Pozen Compensation Committee determined that Pozen's market cap and the fact that it has products on the market sold by licensees were the two most critical criteria for making pay comparisons. Because the institutional investor advisory firms select peer companies from broad industry categories and do not focus on companies with products on the market and with similar business models, we have found that there is only limited overlap between the Pozen peer group and those used by the institutional investor advisory firms.

        The companies below were identified by Radford in 2013 as the Pozen peer group for purposes of compensation benchmarking and remained unchanged until September 2015.

AMAG Pharmaceuticals	ImmunoGen
BioDelivery Sciences International	LifeVantage
Cempra	Momenta Pharmaceuticals
Cryolife	Repligen
Cumberland Pharmaceuticals	SciClone Pharmaceuticals
Dendreon	Spectrum Pharmaceuticals
Depomed	Sucampo Phama
DURECT	Zogenix
Dyax

        These companies were selected based on the following criteria:

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  Market Capitalization: range of 50% to 200% of the Company's then current valuation, approximately $100M to $500M.

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  Publicly traded biopharmaceuticals/biotherapeutics companies with a product on the market, with consideration for the therapeutic area.

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  Location: predominately east coast (as available).

  Changes to Peer Group in 2015

        In October 2015 and in preparation for the transaction with Tribute, the Pozen Compensation Committee engaged Radford to conduct an analysis of Pozen's peer group and suggest updates to the peer group based on the business model of Aralez and the anticipated valuation of Aralez following the proposed transaction with Tribute. A new peer group was selected based on the following criteria (reflecting projections as of October 2015):

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  Commercial biopharmaceutical/specialty pharmaceutical companies, with no preference for location.

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  Market Capitalization: range of 50% to 300% of the estimated post-deal market capitalization (estimated in October 2015 at $750 million).

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  Revenue: range of 50% to 300% of the estimated post-deal annual revenue (estimated in October 2015 at $75 million).

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  Preference for companies with fewer than 300 employees that meet the financial metrics set forth above.

        Using these criteria, the Pozen Compensation Committee approved the following peer group for purposes of compensation benchmarking following the completion of the proposed transaction with Tribute:

Aegerion Pharmaceuticals	Momenta Pharmaceuticals
ANI Pharmaceuticals	Osiris Therapeutics
Anika Therapeutics	Raptor Pharmaceutical Corp.
ARIAD Pharmaceuticals	Repligen
BioDelivery Sciences International	Retrophin
Eagle Pharmaceuticals	SciClone Pharmaceuticals
Enanta Pharmaceuticals	Spectrum Pharmaceuticals
ImmunoGen	Sucampo Pharmaceuticals
Intersect ENT	Supernus Pharmaceuticals
Ligand Pharmaceuticals	Vanda Pharmaceuticals

2015 Shareholder Say-on-Pay Vote

        Pozen provides stockholders the opportunity to cast an annual, nonbinding advisory vote on executive compensation (a "say-on-pay proposal"). At the Annual Meetings of Stockholders held on June 4, 2014 and June 10, 2015, approximately 77% and 53%, respectively, of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Pozen Compensation Committee considers the outcome of Pozen's say-on-pay votes when making future compensation decisions for the named executive officers. The Pozen Compensation Committee spent the portion of 2015 following the say-on-pay vote focusing on the executive compensation program as it related to the proposed transaction, and beginning to develop an executive compensation program for Aralez following the completion of the transaction, and soliciting specific feedback from stockholders. The input received from stockholders, as well as the say-on-pay vote results, will be considered by the Aralez Compensation Committee when it finalizes the executive compensation programs that will be adopted for the combined company.

Recruitment of New Management Team

        On May 31, 2015, we appointed Adrian Adams as our Chief Executive Officer and Andrew I. Koven as our President and Chief Business Officer. Between April 2 and the date of their appointment, Mr. Adams and Mr. Koven served as consultants to Pozen. Mr Adams and Mr. Koven have been instrumental in the planning and execution of the proposed transaction with Tribute and in the assessment of other potential strategic alternatives.

        Mr. Adams is a highly qualified pharmaceutical executive with over 30 years of experience in the industry and a reputation for growing organizations by excellence in commercialization and executing on business development opportunities that deliver compelling growth and value for stockholders. Mr. Adams and Mr. Koven have worked together for more than 12 years and are a proven and successful management team. Mr. Adams previously served as Chief Executive Officer and President of Auxilium Pharmaceuticals Inc., a specialty pharmaceutical company, where Mr. Koven served as Chief Administrative Officer and General Counsel, until its acquisition by Endo International plc in January 2015. Mr. Adams also previously served as Chief Executive Officer of Neurologix, Inc., Inspire Pharmaceuticals, Inc., Sepracor, Inc., and Kos Pharmaceuticals, Inc., with Mr. Koven serving as President and/or Chief Administrative Officer and General Counsel during Mr. Adams' tenure at each company.

        We believe that Mr. Adams and Mr. Koven have a track record of success and the unique experience required to best position Pozen, and ultimately Aralez, to succeed, and to bring the greatest value to our stockholders. Mr. Adams and Mr. Koven have successfully led four public companies in our industry, and bring extensive global experience launching and commercializing innovative pharmaceutical products. The recruitment of Mr. Adams and Mr. Koven was vital for the success of Pozen, and they have played a key role in facilitating the proposed transaction with Tribute.

        In making our offers to engage Mr. Adams and Mr. Koven, the Pozen Compensation Committee recognized the need to be competitive with other offers these executives could receive in the marketplace, and, to induce them to join Pozen, granted one-time sign-on restricted stock unit awards ("RSUs"). The Pozen Board and Compensation Committee consider these RSU awards as one-time costs which are an investment for the future of Pozen and Aralez. Due to the state of Pozen's business at the time, including the regulatory status of YOSPRALA and the need for commercial pharmaceutical experience, and the importance of securing the services of Mr. Adams and Mr. Koven, the Pozen Board determined the sign-on RSU grants based on a percentage of Pozen common stock outstanding rather than based on the grant date fair value. The Pozen Board granted RSUs equal to 5.4% of the equity of Pozen to Mr. Adams, and RSUs equal to 4.1% of the equity of Pozen to Mr. Koven. The RSUs will vest on an annual basis ratably over four years, subject to the continued service through the applicable vesting dates. The RSUs were made as "inducement grants" as permitted under the NASDAQ rules, and were not granted under the 2010 Plan.

        The overall size of the RSU grants was determined through negotiations with Mr. Adams and Mr. Koven, and is comparable to grants to other recent CEO and senior executive hires of comparable companies and with the equity ownership of a CEO of a comparable company. In addition, these grants were essential to recruiting Mr. Adams and Mr. Koven, who had at that time already been deeply involved in the planning of the transaction with Tribute and who the Pozen Board believes are uniquely qualified to lead Pozen and, ultimately, Aralez. The Pozen Board determined that the size of the sign-on RSUs was appropriate considering Mr. Adams' and Mr. Koven's proven track record of success, the complexity of Aralez following the proposed transaction with Tribute, and the special skills that are needed to lead a company with this level of complexity. These sign-on RSU awards also establish an immediate link between the executives and stockholder interest. Because a strategic plan had not yet been developed for the period after the proposed transaction with Tribute, and because Mr. Adams and Mr. Koven would be important to the development of such strategic plan, the Board believed that meaningful performance goals could not be put in place for the sign-on RSUs and granted the sign-on RSUs with time-based vesting.

        The sign-on RSUs will be subject to the 15% excise tax imposed by Section 4985 of the Code upon the completion of proposed transaction with Tribute. As described in further detail in the section beginning on page 177 of this prospectus entitled "Impact of the Proposed Transaction with Tribute and Formation of Aralez—Section 4985 Tax Equalization", the Pozen Board determined that Mr. Adams and Mr. Koven would receive an equalization payment to cover the amount of the excise tax and any additional taxes attributable to the equalization.

        Following the appointment of Mr. Adams and Mr. Koven and the subsequent entry into the transaction agreements by Pozen, one of their first objectives was assembling a strong and experienced leadership team to position Pozen to a successful combination with Tribute and to lead Aralez as the new combined entity. In June and July 2015, we entered into employment agreements with several new executives, including Mr. Charles and Mr. Glickman. Mr. Glickman was appointed Pozen's Chief Commercial Officer. Mr. Charles was appointed Pozen's Senior Vice President, Finance, with the intention of becoming the Chief Financial Officer of Aralez, and was subsequently appointed Chief Financial Officer effective January 1, 2016. These new executives also each received a sign-on grant of 29,137 RSUs upon their engagement by Pozen, which vest on an annual basis ratably over four years, subject to their continued service through the applicable vesting dates, and a cash sign-on grant equal to $400,000 and $200,000 for Mr. Charles and Mr. Glickman, respectively. The sign-on RSUs granted to Mr. Charles and Mr. Glickman were granted under the 2010 Plan.

        The size of the cash sign-on grant and the sign-on RSU grant were determined through negotiation with the executives. During the negotiations with Mr. Charles and Mr. Glickman, the Pozen Compensation Committee recognized that any equity-based awards granted to the executives prior to the transaction with Tribute would be subject to the 15% excise tax imposed by Section 4985 of the Code. The Pozen Compensation Committee agreed to provide a tax equalization payment to Mr. Charles and Mr. Glickman, as described above.

        The terms of the employment agreements entered into with Messrs. Adams, Koven, Charles and Glickman are included in the narrative accompanying the Summary Compensation Table and Grants of Plan-Based Awards Table and the section beginning on page 188 of this prospectus entitled "Potential Payments on Termination and Change of Control".

Departure of Dr. Plachetka

        John R. Plachetka, Pozen's founder, retired as Chairman, President, and Chief Executive Officer, and resigned as a director, effective June 1, 2015. In connection with Dr. Plachetka's retirement from Pozen, Dr. Plachetka and the Pozen Board entered into a separation agreement and release detailing the severance payments and benefits that Dr. Plachetka would receive following his retirement.

        The separation agreement also provides for a special performance-based stock option award to be granted to Dr. Plachetka in recognition of his efforts to secure approval of YOSPRALA by the FDA. Dr. Plachetka was granted stock options with a grant date fair value of $1 million. These options have a term of 10 years and may vest upon the achievement of certain milestones relating to the timing of the approval of YOSPRALA, as set forth in the separation agreement. Dr. Plachetka is also eligible to receive a cash bonus of up to $708,334 if YOSPRALA approval is obtained from the FDA within certain time frames set forth in the separation agreement, in lieu of certain forfeited long-term incentive plan awards. The Pozen Board determined that the performance-based stock options and cash bonus were appropriate to reward Dr. Plachetka for his efforts to secure FDA approval for YOSPRALA, even though the approval had not been obtained as of the date of his retirement. YOSPRALA has not yet been approved as of the date of this prospectus, and as a result, 25% of the stock option award and 25% of the cash bonus cannot be earned. Details regarding the separation agreement including the terms of the performance-based stock option and cash bonus, are set forth in the narrative accompanying the Summary Compensation Table and Grants of Plan-Based Awards Table and the section beginning on page 188 of this prospectus entitled "Potential Payments on Termination and Change of Control".

Elements of Compensation

        The primary components of the Pozen executive compensation program are:

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  base salary;

  •
  annual cash incentives;

  •
  long-term incentives; and

  •
  benefits.

        In addition, employment agreements with each of our named executive officers provide for potential payments upon certain terminations of employment and upon a change of control of our company. Each of the four principal elements of the Pozen executive compensation program is discussed in the following paragraphs. The employment agreements are described in the narrative accompanying the Summary Compensation Table and Grants of Plan-Based Awards Table and the section of this prospectus beginning on page 188 entitled "Potential Payments on Termination and

Change of Control". The Pozen Compensation Committee believes that each of these compensation elements complements the others and that together they serve to achieve our compensation objectives.

        In compensating our CEO and our other named executive officers, the Pozen Compensation Committee has historically sought to ensure stockholder alignment by providing competitive base salaries; annual performance-based cash incentives; and longer-term awards under our equity-based incentive programs that are all targeted at the median of the peer group. The Pozen Compensation Committee, in conjunction with management, continues to review the level of current equity compensation and alternative equity compensation strategies to determine if changes or alternatives will be more appropriate given Aralez's size and complexity, stage of development and changes to the competitive landscape. The Aralez Compensation Committee will consider the most appropriate employee retention vehicles, including making a portion of the annual equity grants awarded to employees and executive officers performance-based.

        Although all of our full time, regular salaried employees are eligible to receive cash bonuses and equity-based compensation, the Pozen Compensation Committee has historically placed a higher percentage of our CEO's and other named executive officers' total compensation "at risk", as they have greater responsibility for, and a more direct impact on, overall corporate results. Since our new executive management team was only recently engaged, and the compensation programs for Aralez have not yet been finalized, we have not yet determined what precise portion of our CEO or other named executive officers' total compensation will be "fixed" and what portion will be "at risk".

Base salary

        The base salary of our CEO and other named executive officers is intended to provide a level of assured cash compensation that is commensurate with their senior professional status and career accomplishments. Accordingly, their base salaries are designed to be competitive with similar positions within the biopharmaceutical industry. In addition to the peer group analyses undertaken by the Pozen Compensation Committee as described above, we have participated in prior years in and have subscribed to the Radford Global Life Sciences Survey, which includes data from nearly 800 participating companies. The Pozen Compensation Committee relies on these tools as well as the advice of Radford to set base salaries for our named executive officers that are benchmarked to similar roles in the peer group.

        The base salaries of Messrs. Adams, Koven, Charles and Glickman were negotiated at arms' length in connection with their hiring. The Pozen Compensation Committee considered peer data during these negotiations, as well as the complexities of the proposed transaction, the potential size of Aralez following the transaction, and the extensive experience and successes of this management team. The initial base salary for Messrs. Adams, Koven, Charles and Glickman are $700,000, $450,000, $400,000 and $385,000, respectively.

        Base salary adjustments include a combination of cost-of-living and merit increases, based on the executive's performance of his or her key responsibilities and duties, and have historically been approved, communicated, and implemented in March of each year to allow for evaluation of the entire year, including Pozen's financial performance. The Pozen Compensation Committee considers each executive officer's self-assessment of annual performance in its base salary review process and takes into account the CEO's assessment of and recommendations with respect to each of the other executive officers. In addition, the Pozen Compensation Committee considers the market pay practices for the individual jobs.

        In March 2015, the Pozen Compensation Committee evaluated Pozen's performance and the individual performance of each executive officer. The Pozen Compensation Committee awarded Dr. Plachetka and Mr. Hodges an increase in their base salaries of approximately 3.0% over their base salaries in 2014. The 3.0% range used for salary adjustments is in line with the survey data to which we subscribe. These increases were in line with the increases provided to the broader employee population.

Annual cash incentives

        In 2015 and prior years, the Pozen Compensation Committee's practice has been to award annual cash incentives to our CEO and our other named executive officers on a discretionary basis based on a review of corporate and individual performance objectives. Our named executive officers have the opportunity to earn an annual cash incentive that is calculated as a percentage of the executive's annual base salary. The target annual cash incentive level for each of our named executive officers for 2015 was as follows:

Adrian Adams	100%
John R. Plachetka	65%
William L. Hodges	40%
Andrew I. Koven	75%
Scott Charles	45%
Mark Glickman	45%

        The target annual cash incentive level for each named executive officer is specified in his employment agreement. Annual cash incentive targets were set based upon advice from the Pozen Compensation Committee's independent consultants and through negotiations with our executives when they were hired. Annual cash incentives are approved, communicated and paid by March 15 of each year in recognition of the achievement of goals and other contributions during the previous year to allow for evaluation of the entire year, including Pozen's financial performance. If warranted in special circumstances, individual one-time discretionary bonuses may also be awarded during the course of the year.

        In considering annual cash incentives, the Pozen Compensation Committee evaluates the annual performance of the CEO and each of the other named executive officers, focusing on the executive's performance in his area or areas of functional responsibility as well as the achievement of our annual corporate goals and other significant corporate accomplishments. The annual cash incentive is also based on achievement of the executive's individual goals for the year, which may include individual development goals designed to facilitate professional growth and succession planning. Due to the focus on the proposed transaction with Tribute during 2015, both the CEO and the other executives' individual goals for 2015 are identical to Pozen's overall corporate goals set forth below:

  •
  Complete the proposed transaction with Tribute (assuming stockholder approval);

  •
  Develop a commercialization strategy to launch YOSPRALA in 2016 and execute the related 2015 activities;

  •
  Complete all supply chain activities, including developing an alternate API supplier and regulatory filing, to obtain regulatory approval and allow a 2016 launch of YOSPRALA; and

  •
  Develop the Aralez Pharmaceuticals Strategic Plan and complete the 2015 activities.

        These corporate goals are not assigned specific weightings. The Pozen Compensation Committee also takes into account the recommendations of the CEO in determining the annual cash incentives for our other named executive officers. Annual cash incentives are utilized to drive annual performance based upon the establishment and agreement of annual goals. The level of the annual cash incentive may also be impacted by other accomplishments during the year.

        As of the time of this filing, the Pozen Compensation Committee has not made final determinations with respect to the 2015 annual cash incentive awards for our CEO or the executive officers. We expect that the Aralez Compensation Committee will make the final determination and will consider the accomplishment of the corporate goals, as well as the individual's contributions to these corporate goals during 2015. Each of our newly hired executives, including our CEO, negotiated a guaranteed minimum bonus for 2015 equal to the individual's target annual cash incentive, pro-rated for the portion of 2015 in which he was performing services. For Messrs. Adams, Koven, Charles, and Glickman, the guaranteed minimum bonus is $408,333, $196,875, $77,500 and $90,956, respectively, which reflects the target bonus, pro-rated for the portion of 2015 in which he was performing services. We will make additional disclosure stating the actual annual cash incentive bonuses paid to our named executive officers when they have been determined and approved by the Aralez Compensation Committee, which we expect to take place in March 2016.

Equity and other long-term incentive compensation

        Stock-based incentives are a key component of the Pozen executive compensation program and have historically been provided to all of Pozen's full-time employees. In 2015 and prior years, it was Pozen's practice to grant equity awards annually after careful review of corporate and individual performance. If the corporate goals were achieved, the equity pool was funded at the target level for all employees. The Pozen Compensation Committee also evaluated the corporate and individual performance of the CEO and other named executive officers and awarded annual equity grants based upon performance and evaluation of market practices of the peer companies. Pozen traditionally vested these awards over four years to include a retention element to the awards. As discussed above, the Aralez Compensation Committee will evaluate future equity awards and retention as part of its overall review of compensation, given Aralez's strategic direction.

        Stock options and other long-term equity incentive awards have been made under the 2010 Plan. Stock options generally have a ten-year term and vest over a number of years based on continued employment. Vesting for service based stock options awarded to our executive officers has typically been 25% annually over four years from the date of grant. Stock options are granted at an exercise price equal to the closing price of Pozen common stock on the date of grant. Accordingly, the actual value an executive will realize is tied to future stock appreciation and is therefore aligned with corporate performance and stockholder returns. Pozen has more recently used restricted stock units for annual and performance-based awards to ensure all employees, including our named executive officers, are true owners of the Company.

        Each year prior to 2015, the Pozen Compensation Committee determined the level of long-term incentive award opportunity to be provided to our executive officers. In determining the target opportunity and amount of the awards, the Pozen Compensation Committee evaluated factors that contribute to overall corporate growth and development and to increasing long-term stockholder value, such as progression of our drug development pipeline, licensing deals, regulatory approval, stock price movement relative to our peers, execution of and/or progress toward fulfilling our long-term strategic plan, as well as the executive's performance and contribution to our annual and long-term strategic goals, and each executive officer's achievement of his or her individual goals and objectives, which are the same goals and objectives which serve as the basis for the award of annual cash incentives described above. The Pozen Compensation Committee may, at its discretion, consider both the achievement of the annual Board-approved corporate goals and other significant corporate accomplishments during the year. For the named executive officers other than the CEO, the Pozen Compensation Committee also takes into account the recommendations of the CEO in determining the amount of the grant to each executive officer.

        Until 2014, these long-term incentives were evaluated and granted in March of the year following the performance for the last completed fiscal year. In 2014, the Pozen Compensation Committee decided to return to a schedule in which long-term incentives are granted at the end of December after evaluation of performance for the calendar year. In accordance with this practice, on December 31,

2014, certain executive officers were granted restricted stock units, and Dr. Plachetka was granted a long-term incentive award consisting of a mix of cash and restricted stock units. No grants of equity compensation were made to our named executive officers in 2015, except for the sign-on restricted stock units described below and the performance-based stock options granted to Dr. Plachetka in connection with his retirement.

        The employment agreements with the new executive management team, including Messrs. Adams, Koven, Charles and Glickman, provide that 50% of the annual equity award will become vested on an annual basis ratably over four years and 50% will vest based on performance criteria. The Aralez Compensation Committee will evaluate the forms of equity compensation to include as part of the equity compensation program following the completion of the proposed transaction with Tribute, and may elect to use a combination of several different types of equity compensation.

  Sign-On Restricted Stock Units.

        Pozen also grants equity awards in connection with the hiring of certain executives, in order to recruit the executives and to give the new executives an ownership stake upon their hire. The Pozen Compensation Committee does not have a policy as to the size or the terms of sign-on equity grants, and sign-on grants have historically been made on a case-by-case basis, and through negotiation with the executives. In connection with the hiring of Pozen's new management team, the Pozen Board and Compensation Committee granted certain sign-on RSU awards to Messrs. Adams, Koven, Charles and Glickman, which are described above in the section beginning on page 169 of this prospectus entitled "Recruitment of New Management Team" and also in the narrative accompanying the Summary Compensation Table and Grants of Plan-Based Awards Table.

  Procedures and Policies for Granting Equity-based Awards

        As described above, the Pozen Compensation Committee approves the grant of all stock options and other awards to our CEO and other executive officers, as well as to the non-employee members of the Pozen Board. New-hire grants for our executive officers are approved by the Pozen Compensation Committee prior to employment and are granted on the date of hire. Annual equity awards to our named executive officers, as well as to all employees, have historically been granted in December of the year under review after an evaluation of performance for the year. No equity awards were awarded to our named executive officers in December 2015. In cases where equity awards are granted as a result of certain material achievements, such grants are issued no earlier than two days after the public announcement of the material information. In all cases, stock options are granted at exercise prices equal to the closing price of our stock as reported on NASDAQ on the date of grant.

        Under the 2010 Plan, the Pozen Compensation Committee may determine that an equity award is considered "qualified performance compensation" under Section 162(m) of the Code if certain criteria set forth in the 2010 Plan are met. As permitted under the 2010 Plan, the Pozen Compensation Committee has delegated to the CEO the authority to grant up to a specified aggregate number of stock options and RSUs to new non-executive officer employees upon commencement of employment in accordance with a specified schedule of numbers of stock options or RSUs per grant, based on hiring position.

        These stock options are granted at an exercise price equal to the closing price of Pozen common stock on the grant date and the stock options or RSUs are granted with vesting and other terms consistent with standard forms of option or RSU agreement approved for use under the 2010 Plan. Any grants at levels above the schedule or otherwise not on such authorized terms must be approved by the Compensation Committee.

Benefits; Perquisites

        Benefits offered to our named executive officers serve as a safety net of protection against financial catastrophes that can result from illness, disability or death. Benefits offered to our named executive officers are substantially the same as those offered to all of our regular full-time employees.

        Pozen maintains a 401(k) plan for its employees, including our named executive officers, to encourage our employees to save some portion of their cash compensation for their eventual retirement. Pursuant to a discretionary employer match, in 2015 Pozen matched all employee contributions at 50% up to the IRS imposed limit. The IRS maximum allowable contribution in 2015 was $18,000 with an additional $6,000 allowed for employees who are 50 years old or older. Pozen also increases its employees' base salary, including our named executive officers', for the cost of group long-term disability insurance coverage to allow the premium to be employee paid, and provide a group life insurance benefit in a coverage amount equal to two times the employee's annual base salary, to a maximum of $750,000. Our named executive officers participate in these programs on the same terms and conditions as our other employees.

  Perquisites

        Pozen provided certain additional perquisites to its former CEO which were negotiated at the time Dr. Plachetka became CEO. These perks included the payment of life and disability insurance premiums above the level provided to our other employees, and reimbursement of certain expenses associated with its former CEO's tax and estate planning. Mr. Adams and Mr. Koven also negotiated for payment of their legal fees in connection with their engagement by Pozen. The aggregate compensation value of these benefits is shown in the "All Other Compensation" column in the Summary Compensation Table included in this prospectus.

Post-employment Benefits

        Pozen does not offer post-employment health or life insurance to our named executive officers other than to the extent such benefits are payable pursuant to their employment agreements as described below under "Severance and Change of Control Benefits".

  Severance and Change of Control Benefits

        Providing reasonable severance benefits to our named executive officers in the context of termination by us without cause or by the executive for good reason (as defined in their employment agreements), either in connection with a change of control or otherwise, is an important part of maintaining a competitive executive compensation program and contributes to our ability to attract and retain high quality executives. In part, this reflects a recognition that it may be difficult for a senior executive to find a comparable position in a relatively short period of time following termination of employment. Providing reasonable protections to our named executive officers in the event of a change of control is helpful in aligning our executives' interests with those of our stockholders in the event a potential change of control situation should occur.

        Pozen has entered into employment agreements with our named executive officers and maintains a severance plan for employees hired prior to March 31, 2015. These agreements and the plan require that we provide severance and related benefits in the event of a termination of employment or a change of control. In connection with negotiating these provisions in our executives' employment agreements, the Pozen Compensation Committee received advice from its consultants as to practices and levels of such benefits among comparable companies. These provisions and benefits, as well as an estimate of the dollar value of these benefits that would be payable to our executive officers under specified assumed conditions and the dollar value of the benefits provided to Dr. Plachetka upon his retirement, are described in the section of this prospectus beginning on page 188 entitled "Potential Payments on Termination and Change of Control."

        In addition, in connection with the entry into the transaction agreements, the Pozen Board adopted the POZEN Inc. Employee Severance Plan and Summary Plan Description (the "Severance Plan") to provide severance benefits to eligible employees of Pozen whose employment is terminated involuntarily under certain circumstances. All employees employed by Pozen as of March 31, 2015 are covered by the Severance Plan, including Mr. Hodges. The benefits provided under the Severance Plan are in lieu of, and not in addition to, any severance pay or benefits Mr. Hodges would be entitled to under his employment agreement. Our other executive officers are not covered by the Severance Plan. A description of the payments and benefits under the Severance Plan, including an estimate of the dollar value of these benefits that would be payable to Mr. Hodges upon an involuntary termination by Pozen, are described in the section of this prospectus beginning on page 188 entitled "Potential Payments on Termination and Change of Control."

Impact of the Proposed Transaction with Tribute and Formation of Aralez

        During 2015, the Pozen Board and Compensation Committee paid close attention to the executive compensation matters that arose as a result of the proposed transaction with Tribute. Retaining critical members of our management team through the closing of the proposed transaction is key to the success of the transaction and of Aralez. Pozen's Board and Compensation Committee have taken steps to encourage the retention of these individuals, and considered the increased tax burden on our named executive officers relative to the other stockholders due to the structure of the proposed transaction with Tribute.

  Section 4985 Tax Equalization

        Section 4985 of the Code imposes a 15% excise tax on the value of certain equity compensation held during the period commencing six months before and ending six months after the closing of the transaction with Tribute by individuals who are and/or were directors and executive officers of Pozen and are or were subject to the reporting requirements of Section 16(a) of the Exchange Act during the same period. This excise tax applies to all compensation (or rights to compensation) granted to such persons by Pozen if the value of such compensation or right is based on (or determined by reference to) the value of stock in Pozen or its affiliates (but excluding statutory incentive stock options and holdings in tax-qualified plans). This includes: (i) unexercised vested or unvested time-based and performance-based nonqualified stock options; (ii) unvested restricted stock; (iii) unvested RSUs; and (iv) other stock-based compensation held by such persons during this 12-month period. The excise tax, however, will not apply to any stock option that is exercised on or prior to the closing date of the proposed transaction with Tribute or any other stock compensation that is distributed, cashed-out, or otherwise paid in a manner resulting in income inclusion (for U.S. purposes) prior to the closing of the transaction.

        The Pozen Board carefully considered the potential impact of the excise tax on Pozen's executive officers and directors at the time it approved the proposed transaction with Tribute and reviewed the approach taken by other issuers in similar transactions, including in transactions where executive officers and directors were reimbursed for excise tax applicable as a result of the transaction. The financial analysis considered by the Pozen board of directors at the time the proposed transaction with Tribute was approved included an estimate of potential excise tax equalization payments.

        The Pozen Compensation Committee held several meetings to consider the excise tax matter. Under the current understanding of Section 4985 of the Code, the Pozen Compensation Committee

determined that there were four viable alternatives with respect to the treatment of the excise tax payable by the executive officers and directors:

  •
  Provide an equalization payment to the Pozen executive officers and directors for the amount of the excise tax and for any additional taxes attributable to equalization.  We refer to these payments as tax equalization payments. Providing the Pozen executives and directors with a tax equalization payment would have the highest cost to Pozen but would ensure that all of the incentive and retention aspects of the equity awards remain in place.

  •
  Accelerate the vesting for some or all of the outstanding awards.  Accelerating the vesting of some or all of the Pozen stock options and RSUs would reduce the value of the equity compensation subject to the excise tax. Pozen could then reimburse the excise tax and additional taxes attributable to equalization for only awards that are not accelerated. This alternative would reduce the tax equalization payments and lower the cost to Pozen, but would also reduce the incentive and retention value of the awards.

  •
  Convert outstanding awards into cash-based awards not tied to the performance of Pozen stock.  This alternative would eliminate those new awards from the applicability of the excise tax, but only if the proposed transaction with Tributer closed more than six months after the conversion of the awards and Pozen would still be required to make significant cash payments at the time of vesting.

  •
  Take no action at all.  While there would be no cash cost to Pozen, this alternative would result in the Pozen executive officers and directors being subject to the 15% excise tax, and not receiving the intended benefits of the awards, and indeed being unfairly penalized financially, as a result of the imposition of an excise tax that was not contemplated when many of the awards were issued.

        Based upon the advice of its independent advisers, as well as reports from management of Pozen, including an examination on the potential impact of the excise tax on Pozen's executive officers and directors, the Pozen Compensation Committee determined to take the following actions: (i) accelerate the vesting of the outstanding equity awards for the legacy Pozen employees (including Mr. Hodges); (ii) provide a tax equalization payment for the new management team officers (including Messrs. Adams, Koven, Charles and Glickman); (iii) provide a tax equalization payment to executive officers and directors for any vested stock options that are "underwater" at the completion of the proposed transaction with Tribute (i.e., the strike price is above the stock price on the day of the transaction); and (iv) provide a tax equalization payment to the directors for outstanding unvested RSUs that are being assumed and converted. The Pozen Compensation Committee determined this would be appropriate for the following reasons:

  •
  There should be no financial penalty to the executive officers and directors.  Since the proposed transaction with Tribute is being pursued for the benefit of all of Pozen's stockholders, the Pozen Compensation Committee determined that the executive officers should not be financially penalized, relative to Pozen's stockholders in general, for either their efforts to complete the proposed transaction with Tribute or their mere status as individuals covered by Section 4985 of the Code. The Pozen executive officers and directors are responsible for consummating the proposed transaction with Tribute, which will benefit Pozen's stockholders, and should not be penalized for creating these benefits. The tax equalization payment will put the Pozen executive officers and directors in the same net after tax position they would have been in if no such excise tax had been applied. All Pozen executive officers and directors will still be subject to applicable income and capital gains taxes on these equity awards when due.

  •
  The awards held by the recently hired executive officers were meant to retain their services.  Acceleration of these awards could avoid any potential excise tax, but would not serve to retain these executives. It is vital for Pozen and Aralez to retain the services of these highly skilled executives in order to realize the strategic benefits of the proposed transaction with Tribute. If these executives are forced to pay the excise tax on their recently granted equity awards, Pozen and Aralez would need to offer additional incentives to make up for the loss of compensation, or else risk losing these talented executives during a key time for the company.

  •
  Converting the awards into cash-based awards was not appropriate.  This would require a large outlay of cash by Pozen at the time of the ultimate payment of the awards and would not provide the intended benefit if the proposed transaction with Tribute closed prior to the end of 2015 as currently anticipated (in which event the excise tax still would be payable, notwithstanding the conversion of the awards).

  •
  Acceleration for legacy officers would reduce the potential tax equalization payments.  This split approach, acceleration of some awards and tax equalization payments for other awards, provides a good balance between reducing the cash costs payable by Pozen and maintaining a significant portion of the outstanding equity awards for both long-term incentive and retention purposes. The acceleration of the awards held by legacy officers would reduce the aggregate tax equalization payments by approximately $0.6 million.

        For all new executive officers and directors, the Pozen Compensation Committee and Board approved the payment by Pozen of a tax equalization payment in the amount of the excise tax payable with respect to the equity compensation that remained unvested as of the closing of the proposed transaction with Tribute and any additional taxes payable by the current executive officers as a result of equalization. The Pozen Compensation Committee and Board also approved the payment of tax equalization payments to the legacy executive officers and directors for the excise tax and the attendant related taxes for any vested stock options that were underwater at the time of the completion of the proposed transaction with Tribute.

  Retention Program

        On June 19, 2015, the Pozen Board approved a retention program designed to retain certain Pozen employees so they can complete critical activities and transition their duties to new Aralez employees after the completion of the pending transaction between Pozen and Tribute. The retention program ensures that the Pozen legacy management team will remain committed during the difficult and uncertain period of transition.

        Mr. Hodges participates in the retention program, and entered into a retention agreement on June 19, 2015. Pursuant to the retention agreement Mr. Hodges received an upfront payment of $240,000 as an incentive to remain with Pozen through the completion of the proposed transaction with Tribute. He is eligible to receive an additional payment of $240,000 on or before April 1, 2016,provided that he is employed on such date and that he has achieved certain pre-determined performance conditions. For Mr. Hodges, these performance conditions consist of assisting in the financial and accounting activities related to the proposed transaction with Tribute, and leading Pozen's U.S. finance and accounting operations through the end of the 2015 fiscal year, and completing the 2015 audit. In addition, Mr. Hodges is expected to assist in developing new accounting and compliance systems for Aralez and transition of his duties to Mr. Charles no later than April 1, 2016.

Stock Ownership Guidelines

        Employee ownership is a core value of our operating culture, and we and the Pozen Compensation Committee believe that stock ownership encourages our executives to create value for our stockholders over the long term, and promotes retention and affiliation with the Company by allowing our employees to share in our long-term success while aligning employee and executive interests with those of our stockholders. To reflect our commitment to employee ownership, the Pozen Board adopted stock ownership guidelines for the CEO of six times base salary, as well as a stock retention policy for all named executive officers requiring such officers to retain at least 50% of the total equity credited from grants of equity awards (net of amounts required to pay taxes and exercise prices) while such individual remains a named executive officer. As of December 9, 2015, Mr. Adams owned shares of Pozen with a value greater than eight times his 2015 base salary. We expect that the newly hired members of our management team will comply with the stock retention policy when their equity awards vest.

Anti-Hedging/Anti-Pledging Policy

        Certain short-term or speculative transactions in Pozen's securities by directors or executive officers create the potential for heightened legal risk and/or appearance of improper or inappropriate conduct involving Pozen's securities. As a result, Pozen does not allow any director or executive officer to hedge the economic risk of his or her ownership of Pozen stock, which includes entering into any derivative transaction on Pozen stock (e.g., any short-sale, forward, option, collar). Further, Pozen does not allow any director or executive officer to pledge Pozen securities at any time, which includes having Pozen stock in a margin account or using Pozen stock as collateral for a loan.

Clawback of Incentive Compensation

        The Pozen Board has adopted an incentive-based compensation recovery policy that applies to all executives, including the named executive officers. The policy relates to the recoupment of incentive compensation awarded to these executives if there is a restatement of published financials.

Tax and Accounting Implications

        In setting elements of compensation, the Pozen Compensation Committee considered the impact of the following tax and accounting provisions:

  •
  Section 162(m).  In making compensation decisions, the Pozen Compensation Committee has been mindful of the potential impact of Section 162(m) of the Code, which generally disallows a tax deduction to public companies for certain compensation over $1 million paid in any year to its chief executive officer and its three most highly compensated executive officers (other than its chief executive officer and chief financial officer). Qualifying performance-based compensation is not subject to this deduction limit if certain requirements are met. The Pozen Compensation Committee has generally sought, where feasible, to structure the incentive compensation granted to our named executive officers in a manner that is intended to minimize or eliminate the impact of Section 162(m) of the Code. However, the Pozen Compensation Committee may elect to make awards that are subject to the Section 162(m) deduction limit, such as time-based restricted stock units or cash awards, when it believes that such awards are appropriate to attract and retain top-quality executives or otherwise achieve our compensation objectives.

  Also, under Section 162(m)(4)(G) of the Code, the $1 million compensation deduction limitation referenced above is reduced (but not below zero) by the amount of any payment made directly or indirectly by Pozen of the excise tax imposed on those employees under Section 4985 of the Code. As discussed above in the section of this prospectus beginning on page 180 entitled "Impact of the Proposed Transaction with Tribute and Formation of Aralez—Section 4985 Tax Equalization," our named executive officers are eligible to receive a payment from Pozen following the completion of the proposed transaction. The Pozen Compensation Committee considered the impact of the tax equalization payments on the deduction limitation under Section 162(m) of the Code, but determined that the tax equalization payments are appropriate.

  •
  Section 409A.  Section 409A of the Code, which governs the form and timing of payment of deferred compensation, generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. It also expands the types of compensation that are considered deferred compensation subject to these regulations. Section 409A imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Pozen Compensation Committee has taken into account the potential implications of Section 409A of the Code in determining the form and timing of compensation awarded to our executives.

  •
  Sections 280G and 4999.  Pre-2009 employment agreements, including the employment agreements with Dr. Plachetka and Mr. Hodges, provide for tax protection in the form of a gross-up payment to reimburse the executive for certain excise taxes imposed under Section 4999 of the Code as well as additional taxes resulting from such reimbursement. Section 4999 of the Code imposes a 20% excise tax on each executive who receives "excess parachute payments" in connection with a change of control, and Section 280G disallows the tax deduction to the company of any amount of an excess parachute payment that is contingent on a change of control. Payments as a result of a change of control that exceed three times the executive's base amount (the average annualized taxable compensation for the five preceding years) may be considered excess parachute payments, and the excise tax is imposed on the parachute payments that exceed the executive's base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to our executives whose employment terminates in connection with a change of control. The Pozen Compensation Committee considered the adverse tax liabilities imposed by Sections 280G and 4999, as well as other competitive factors, when it structured pre-2009 post-termination benefits for our executive officers. In any agreements executed after January 1, 2009, the gross-up payment has been eliminated, and there is no gross-up payment provision in the employment agreements with Messrs. Adams, Koven, Charles or Glickman.

  •
  Accounting Rules.  Various rules under generally accepted accounting principles determine the manner in which grants for equity-based and other compensation are accounted for in our financial statements. Pozen records compensation expenses with respect to equity awards in accordance with FASB ASC Topic 718. Among the factors it has considered when making compensation decisions for our named executive officers, the Pozen Compensation Committee has taken into account the accounting treatment under FASB ASC Topic 718 of equity-based and alternative forms of compensation.

Summary Compensation Table

        The following table summarizes the total compensation paid to or earned by, or with regard to stock awards and options, the grant date fair value of such awards granted during the fiscal years ended December 31, 2015, 2014 and 2013 to our named executive officers.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation(4)		All Other Compensation ($)		Total ($)
Adrian Adams	2015	$410,217	—	$14,858,944	—	—		$197,882	(5)	$15,467,043
Chief Executive Officer
John R. Plachetka, Pharm D.	2015	$416,522	—	—	$1,000,000	—		$3,540,988	(7)	$4,957,510
Former Chairman,	2014	$609,620	—	$1,433,212	—	$1,783,150	(6)	$68,252	(7)	$3,894,234
President, and Chief	2013	$591,877	—	$424,997	—	$1,657,700	(6)	$51,990	(7)	$2,726,564
Executive Officer
William L. Hodges	2015	$376,698	—	—	—	$240,000	(8)	$12,000	(9)	$628,698
Former Chief Financial	2014	$363,602	—	$402,000	—	$108,225	(8)	$11,500	(9)	$885,327
Officer; Senior Vice	2013	$353,065	—	$121,400	—	$140,100	(8)	$11,500	(9)	$626,065
President, Finance
Andrew I. Koven	2015	$264,383	—	$11,281,789	—	—		$221,919	(10)	$11,768,091
President and Chief
Business Officer
Scott Charles	2015	$175,572$	400,000	$355,471	—	—		—		$931,043
Senior Vice President,
Finance
Mark Glickman	2015	$204,321$	200,000	$362,464	—	—		$9,660	(9)	$776,445
Chief Commercial Officer

(1)
Mr. Adams and Mr. Koven joined Pozen on May 31, 2015. Mr. Charles joined Pozen on July 27, 2015 as Senior Vice President, Finance. Mr. Glickman joined Pozen on June 22, 2015. Dr. Plachetka retired from Pozen on June 1, 2015. Mr. Hodges resigned as Chief Financial Officer of Pozen effective January 1, 2016, but remains employed as Pozen's Senior Vice President, Finance. Mr. Charles was appointed Chief Financial Officer of Pozen effective January 1, 2016.

(2)
The amounts included in this column are the sign-on awards paid to Mr. Charles and Mr. Glickman at the time of hire.

(3)
The amounts included in this column are the dollar amounts representing the full grant date fair value of each stock option or RSU award, as applicable, calculated in accordance with FASB ASC Topic 718 and do not represent the actual value that may be recognized by the named executive officers upon option exercise or settlement of the RSU award. For information on the valuation assumptions used in calculating this amount, see Note 6 to Pozen's audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC.

(4)
The 2015 annual cash incentive award for Messrs. Adams, Hodges, Koven, Charles and Glickman will not be determined until later in the first quarter of 2016. The awards for Messrs. Adams, Koven, Charles and Glickman are guaranteed at the target level, pro-rated for the portion of 2015 in which they were employed by Pozen. Dr. Plachetka will not be eligible to receive a 2015 annual cash incentive award.

(5)
This amount includes $8,405 in employer matching contributions to 401(k) plan and $98,907 for reimbursement of legal fees, and $90,570 for the related tax gross-up.

(6)
This includes annual cash incentive awards earned in 2014 and 2013 and amounts earned as long-term cash incentive awards ("LTIA") granted for 2014 and 2013. Included in 2014, the cash performance award was $295,650 and the LTIAs were $850,000 on March 15th and $637,500 on December 31st. For 2013, the cash performance award was $382,700 and the LTIA was $1,275,000. Each individual LTIA grant has a payout over a three-year time-based vesting schedule. The 2014 LTIAs vests one-third per year beginning on the first anniversary of one award's March 15, 2014 grant date and one-third per year beginning on the first anniversary of one award's December 31, 2014 grant date. The 2013 LTIA vests one-third per year beginning on the first anniversary of the award's March 15, 2013 grant date. For 2014 and 2013, the full value of the LTIA is included in the year of grant even though the payment is not made until a later year. Dr. Plachetka forfeited a portion of the LTIAs granted in 2014 with a value of $708,334 upon his resignation.

(7)
This amount includes the following:

•
2015: $12,000 in employer matching contributions to 401(k) plan; $19,168 for payment of supplemental life and disability insurance premiums; $30,000 for reimbursement of certain expenses associated with Pozen's former CEO's tax and estate planning; and $44,664 for the related tax gross-up. Also includes cash severance accrued upon resignation with a value of $3,435,156.

•
2014: $11,500 in employer matching contribution to 401(k) plan; $17,763 for payment of supplemental life and disability insurance premiums; $11,946 for reimbursement of employment agreement related legal fees and expenses for tax, estate and financial planning services, and $27,043 for the related tax gross-up.

•
2013: $11,500 in employer matching contribution to 401(k) plan; $16,353 for payment of supplemental life and disability insurance premiums; $6,584 for reimbursement of employment agreement related legal fees and expenses for tax, estate and financial planning services, and $17,553 for the related tax gross-up.

(8)
The amount shown in this column reflects the portion of the retention award that vested and was paid in 2015. For 2014 and 2013, this amount represents the annual cash incentive award that was earned based on performance objectives identified at the beginning of the performance period in 2014 and 2013.

(9)
The amounts shown in this column reflect an employer matching contribution to 401(k) plan.

(10)
This amount includes $3,822 in employer matching contributions to 401(k) plan and $98,907 for reimbursement of legal fees, and $119,190 for the related tax gross-up.

Grants of Plan-Based Awards in 2015

        The following table provides additional information about awards granted to our named executive officers in 2015.

Name	Award Type(1)	Grant Date	Date of Board/ Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target ($)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards: Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Adrian Adams	AIC	—	—	$408,333	—	—	—	—	—
	RSU	5/31/2015	5/31/2015	—	—	1,944,888	—	—	$14,858,944
John R. Plachetka, Pharm D.	AIC			$408,462	—	—
	OPT	8/27/2015	5/31/2015	—	—	—	154,486	$8.83	$1,000,000
	LTI	—	—	$708,334	—	—	—	—	—
William L. Hodges	AIC	—	—	$149,515	—	—	—	—	—
	RET	—	6/19/2015	$480,000	—	—	—	—	—
Andrew I. Koven	AIC	—	—	$196,875	—	—	—	—	—
	RSU	5/31/2015	5/31/2015	—	—	1,476,674	—	—	$11,281,789
Scott Charles	AIC	—	—	$77,500	—	—	—	—	—
	RSU	7/27/2015	6/19/2015	—	—	29,137	—	—	$355,471
Mark Glickman	AIC	—	—	$90,956	—	—	—	—	—
	RSU	6/22/2015	6/19/2015	—	—	29,137	—		$362,464

(1)
Award types are as follows: AIC is an annual incentive cash award, LTI is a long-term incentive cash award, OPT is a stock option, RSU is a restricted stock unit, and RET is a cash retention award.

(2)
Each annual cash incentive award amount represents the individual's current salary multiplied by their target bonus opportunity. For each of Messrs. Adams, Koven, Charles and Glickman, the amount reflects his guaranteed minimum annual cash incentive award for 2015 equal to the target bonus opportunity pro-rated for the portion of 2015 in which he was performing services. Dr. Plachetka forfeited his right to an annual cash incentive award upon his retirement. The long-term incentive cash award represents the maximum amount that Dr. Plachetka will be entitled to receive under his separation agreement if YOSPRALA approval is obtained from the FDA within certain time frames: 100% vesting if YOSPRALA is approved by December 31, 2015; 75% if YOSPRALA approval is obtained between January 1, 2016 and March 31, 2016; and 50% if YOSPRALA approval is obtained between April 1, 2016 and June 30, 2016. The long-term incentive cash award is forfeited if YOSPRALA approval is not obtained by June 30, 2016. As of the date of this prospectus, YOSPRALA has not been approved by the FDA, so 25% of the long-term incentive cash award has been forfeited. The cash retention award represents the total amount Mr. Hodges is eligible to receive under his retention agreement: $240,000 was paid on the date of the retention agreement, and the remaining $240,000 is payable on or before April 1, 2016 provided that he has completed certain pre-determined performance conditions.

(3)
The RSU awards for Mr. Adams and Mr. Koven were made as "inducement grants" under the NASDAQ rules. The RSU awards for Mr. Charles and Mr. Glickman were granted under the 2010 Plan. The RSU awards vest in four equal annual installments, on the first, second, third, and fourth anniversary of the date of grant.

(4)
The stock option award becomes exercisable upon the achievement of certain milestones relating to the timing of the approval of YOSPRALA: 100% become exercisable if YOSPRALA is approved by December 31, 2015; 75% if YOSPRALA approval is obtained between January 1, 2016 and March 31, 2016; and 50% if YOSPRALA approval is obtained between April 1, 2016 and June 30, 2016. The stock option award is forfeited if YOSPRALA approval is not obtained by June 30, 2016. As of the date of this prospectus, YOSPRALA has not been approved by the FDA, so 25% of the stock options will not become exercisable.

(5)
The amounts included in this column are the dollar amounts representing the full grant date fair value of each option or RSU, as applicable, calculated in accordance with FASB ASC TOPIC 718, and do not represent the actual value that may be recognized by the named executive officers upon option exercise or vesting of RSUs. For information on the valuation assumptions used in calculating this amount, see Note 6 to Pozen's audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC.

Employment and other Agreements

        During 2015, each of our named executive officers was employed pursuant to employment agreements with us. New agreements were entered into with Messrs. Adams, Koven, Charles and Glickman. Each employment agreement specifies, among other things, the named executive officer's initial base salary, bonus opportunity, entitlement to participate in the company's benefits plans and post-termination benefits and obligations. The post-employment benefits are described in the section entitled "Potential Payments on Termination and Change of Control" beginning on page 188.

Dr. Plachetka retired during 2015, and was provided severance benefits pursuant to his separation agreement. Mr. Hodges, in addition to his employment agreement, participated in the Severance Plan, and was awarded a special one-time retention award (payable in two equal installments), described below. Since the annual cash incentive award has not been determined as of the date of this prospectus, and will not be determined until later in the first quarter of 2016, the discussion below does not include a discussion of the annual cash incentive award.

Employment Agreement with Adrian Adams

        Adrian Adams was appointed Pozen's Chief Executive Officer on May 31, 2015. Under the terms of Mr. Adams' employment agreement, which has an initial term of three years, he is entitled to (i) a base salary of $700,000, with annual increases, if any, to be made based on performance and in the sole discretion of the Board; (ii) an annual cash bonus, based on performance, payable in the discretion of the Compensation Committee, with a targeted amount of 100% of base salary; (iii) annual equity awards under the company's equity compensation plan with a target value of not less than 225% of his base salary (50% of which will vest on an annual basis ratably over four years and 50% of which will vest based on the achievement of performance criteria); (iv) a one-time sign-on equity award in the form of 1,944,888 RSUs, which vest in equal annual installments on the first four anniversaries of the date of grant; and (v) reimbursement of up to $100,000 for reasonable legal fees associated with negotiating his employment agreement. He will also receive a tax equalization payment for any taxes imposed by Section 4985 of the Code. Mr. Adams' employment agreement provides that his 2015 annual cash bonus is guaranteed at no less than $408,333, which reflects the target annual cash bonus prorated for the portion of 2015 during which he is employed by Pozen. In addition, Mr. Adams' employment agreement provides for benefits if his employment is terminated under certain circumstances which are described in the section entitled "Potential Payments on Termination and Change of Control" beginning on page 188.

Employment Agreement with Andrew I. Koven

        Andrew I. Koven was appointed Pozen's President and Chief Business Officer on May 31, 2015. Under the terms of Mr. Koven's employment agreement, which has an initial term of three years, Mr. Koven will receive (i) an annual base salary of $450,000, with annual increases, if any, to be made based on performance and in the sole discretion of the Board; (ii) an annual cash bonus, based on performance, payable in the discretion of the Compensation Committee, with a targeted amount of 75% of base salary; (iii) annual equity awards under the company's equity compensation plan with a target value of not less than 175% of Mr. Koven's base salary (50% of which will vest on an annual basis ratably over four years and 50% of which will vest based on the achievement of performance criteria); (iv) a one-time sign-on equity award in the form of 1,476,674 RSUs, which vest in equal annual installments on the first four anniversaries of the date of grant; (v) a tax equalization payment for any taxes imposed by Section 4985 of the Code; and (vi) reimbursement up to $100,000 for reasonable legal fees associated with negotiating his employment agreement. Mr. Koven's employment agreement provides that his 2015 annual cash bonus is guaranteed at no less than $196,875, which reflects the target annual cash bonus prorated for the portion of 2015 during which Mr. Koven is employed by Pozen. In addition, Mr. Koven's employment agreement provides for benefits if his employment is terminated under certain circumstances which are described in the section entitled "Potential Payments on Termination and Change of Control" beginning on page 188.

Employment Agreement with Scott Charles

        Scott Charles was appointed Pozen's Senior Vice President, Finance on July 27, 2015, and has been appointed Pozen's Chief Financial Officer effective January 1, 2016. Under the terms of Mr. Charles' employment agreement, which was effective as of July 27, 2015 and has an initial term of three years, Mr. Charles will receive (i) an annual base salary of $400,000, with annual increases, if any, to be made based on performance and in the sole discretion of the Compensation Committee; (ii) an annual cash bonus, based on performance, payable in the discretion of the Compensation Committee, with a targeted payout amount of 45% of Mr. Charles' base salary; (iii) annual equity awards under the Company's annual equity awards under the company's equity compensation plan with a target value of not less than 150% of Mr. Charles' base salary; (iv) a one-time sign-on equity award in the form of 29,137 RSUs; (v) a signing bonus of $400,000; and (vi) a tax equalization payment for any taxes imposed by Section 4985 of the Code. Mr. Charles' employment agreement provides that his 2015 annual cash bonus is guaranteed at no less than $77,500, which reflects the target annual cash bonus prorated for the portion of 2015 during which Mr. Charles is employed by Pozen. In addition, Mr. Charles' employment agreement provides for benefits if Mr. Charles' employment is terminated under certain circumstances which are described in the section entitled "Potential Payments on Termination and Change of Control" beginning on page 188.

Employment Agreement with Mark A. Glickman

        Mark A. Glickman was appointed Pozen's Chief Commercial Officer on June 19, 2015. Under the terms of Mr. Glickman's employment agreement, which was effective as of June 22, 2015 and has an initial term of three years, Mr. Glickman will receive (i) an annual base salary of $385,000, with annual increases, if any, to be made based on performance and in the sole discretion of the Compensation Committee; (ii) an annual cash bonus, based on performance, payable in the discretion of the Compensation Committee, with a targeted payout amount of 45% of Mr. Glickman's base salary; (iii) annual equity awards under the Company's annual equity awards under the company's equity compensation plan with a target value of not less than 150% of Mr. Glickman's base salary; (iv) a one-time sign-on equity award in the form of 29,137 RSUs; (v) a signing bonus of $200,000; and (vi) a tax equalization payment for any taxes imposed by Section 4985 of the Code. Mr. Glickman's employment agreement provides that his 2015 annual cash bonus is guaranteed at no less than $90,956, which reflects the target annual cash bonus prorated for the portion of 2015 during which Mr. Glickman is employed by Pozen. In addition, Mr. Glickman's employment agreement provides for benefits if Mr. Glickman's employment is terminated under certain circumstances which are described in the section entitled "Potential Payments on Termination and Change of Control" beginning on page 188.

Employment Agreement and Separation Agreement with John Plachetka

        Dr. Plachetka's employment agreement, which became effective on March 14, 2006, had an initial term of three years and automatically renewed for successive one-year periods thereafter unless either party provided at least six months' notice of its intention not to renew the agreement. Under the agreement, Dr. Plachetka was entitled to an annual base salary of at least $462,000 effective as of January 1, 2006. Annual increases, if any, were to be made based on performance and in the sole discretion of Pozen's Board or the Compensation Committee. Under the terms of the agreement, Dr. Plachetka was eligible to receive an annual cash incentive bonus, based on performance, payable in the discretion of the Compensation Committee, with a targeted amount of 65% of Dr. Plachetka's annual base salary. Dr. Plachetka was also eligible to receive annual awards under a long-term incentive program with a target value of $1,700,000 for the first year of the agreement, subject to annual review by the Compensation Committee. Awards under the long-term incentive program were based on performance and made in the discretion of the Compensation Committee. The agreement also provided for the payment by the Company of certain life and disability insurance premiums and the reimbursement of certain estate, tax and legal expenses relating to the agreement, and expenses relating to the establishment and administration of a Rule 10b5-1 securities selling program, incurred by Dr. Plachetka.

        Dr. Plachetka retired as Chairman, President and Chief Executive Officer and resigned as a director, effective June 1, 2015. Dr. Plachetka continued to receive his full compensation and benefits from the Company for 90 days following May 29, 2015 (the "Signature Date"). Dr. Plachetka received certain benefits in connection with his retirement under the terms of a Separation and General Release Agreement (the "Separation Agreement"), beginning on the 90th day following the Signature Date (the "Separation Date"). Dr. Plachetka received certain severance benefits, including the continuation of his base salary at the current rate for a period of 24 months and a lump sum payment of two times the average annual bonus actually awarded to him over the prior two years. He will also receive reimbursement of the actual cost of continuing his health and dental benefits under COBRA for the 18 months following the Separation Date. Dr. Plachetka also received payment of an amount equal to the portion of his long term cash incentive awards that would have become vested on the next vesting date if he had not retired. Subject to certain conditions, all equity awards previously granted to Dr. Plachetka under the Company's 2000 Equity Compensation Plan and the 2010 Plan, that were unvested at the Separation Date were deemed fully vested at the Separation Date. The Separation Agreement also requires the exercise period for all outstanding options held by Dr. Plachetka to be extended so that they terminate on the date that is the earlier of the second anniversary of the Separation Date or the date on which such options otherwise expire. Dr. Plachetka also received additional payments totaling up to $1.5 million. Dr. Plachetka's severance benefits were contingent on a general release in favor of Pozen becoming effective and Dr. Plachetka's execution of a voting agreement which grants Pozen an irrevocable proxy with respect to all shares held directly or indirectly by Dr. Plachetka for a term of three years.

        The Separation Agreement also provides for special performance-based compensation to Dr. Plachetka in recognition of his efforts to secure approval of YOSPRALA by the FDA. As of the Separation Date, Dr. Plachetka was granted nonqualified stock options with a grant date fair value of $1 million and a cash bonus of up to $708,334, each subject to performance-based vesting: 100% of the options become exercisable and 100% of the cash bonus is paid if YOSPRALA is approved by December 31, 2015; 75% of the stock options become exercisable and 75% of the cash bonus is paid if YOSPRALA is approved between January 1, 2016 and March 31, 2016; and 50% of the stock options become exercisable and 50% of the cash bonus is paid if YOSPRALA is approved between April 1, 2016 and June 30, 2016. The stock options and cash bonus are forfeited if YOSPRALA is not approved by June 30, 2016.

Agreements with William Hodges

        Pozen entered into an employment agreement with Mr. Hodges on August 3, 2004 (which was amended on September 28, 2007). Pozen's employment agreement with Mr. Hodges had an initial term of one year and automatically renews for successive one-year terms after the expiration of the initial term, unless either party to the agreement terminates the agreement. The agreement specifies an initial annual base salary that is subject in each case to performance and merit-based increases, as determined by the Compensation Committee. Mr. Hodges' current base salary is $373,787. Mr. Hodges is eligible to receive an annual bonus of up to 40% of base salary, to be awarded as determined by and in the discretion of the Compensation Committee. On December 23, 2015, Mr. Hodges resigned as Chief Financial Officer of Pozen, effective January 1, 2016. Mr. Hodges will remain with Pozen as Senior Vice President, Finance through the end of the first quarter of 2016. Upon effectiveness of his resignation, Mr. Hodges will receive enhanced severance benefits pursuant to Pozen's recently adopted Severance Plan, which is detailed in the section entitled "Potential Payments on Termination and Change of Control" beginning on page 188 of this prospectus.

        Mr. Hodges also entered into a retention agreement with Pozen on June 19, 2015. Pursuant to the retention agreement Mr. Hodges received an upfront payment of $240,000 as an incentive to remain with Pozen through the completion of the proposed transaction with Tribute. He is eligible to receive an additional payment of $240,000 on or before April 1, 2016, provided that he has achieved certain pre-determined performance conditions. For Mr. Hodges, these performance conditions consist of assisting in the financial and accounting activities related to the proposed transaction with Tribute, and leading Pozen's U.S. finance and accounting operations through the end of the 2015 fiscal year, and completing the 2015 audit. In addition, Mr. Hodges is expected to assist in developing new accounting and compliance systems for Aralez and transition of his duties to Mr. Charles no later than April 1, 2016.

Outstanding Equity Awards at December 31, 2015

        The following table summarizes the equity awards Pozen has made to our named executive officers that had not been exercised and remained outstanding as of December 31, 2015.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (2)
Adrian Adams	—	—		—		—	—	1,944,888	(3)	$13,283,585	—		—
John R. Plachetka, Pharm D.	206,131	—		—		$8.62	1/3/2016	—		—	—		—
	35,271	—		—		$13.83	2/14/2017	—		—	—		—
	107,040	—		—		$8.36	8/27/2017	—		—	—		—
	62,053	—		—		$11.83	8/27/2017	—		—	—		—
	49,151	—		—		$4.64	8/27/2017	—		—	—		—
	165,198	—		—		$5.33	8/27/2017	—		—	—		—
	52,439	—		—		$3.77	8/27/2017	—		—	—		—
	15,268	—		—		$1.98	8/27/2017	—		—	—		—
	229,964	—		—		$3.87	8/27/2017	—		—	—		—
	—	154,486	(4)	—		$8.83	8/27/2025	—		—	—		—
William L. Hodges	50	—		—		$8.62	1/3/2016	11,814	(7)	$80,690	2,755	(10)	$18,817
	109,936	—		—		$13.84	1/3/2017	15,000	(8)	$102,450	12,404	(11)	$84,719
	20,277	—		—		$11.83	5/6/2018	22,500	(9)	$153,675	—		—
	611	—		—		$5.33	3/15/2020	—		—	—		—
	13,743	—		—		$3.77	3/15/2021	—		—	—		—
	—			5,089	(5)	$1.98	10/3/2021	—		—	—		—
	15,268	15,269	(6)	—		$3.87	3/15/2022	—		—	—		—
Andrew Koven	—	—		—		—	—	1,476,674	(3)	$10,085,683	—		—
Scott Charles	—	—		—		—	—	29,137	(3)	$199,006	—		—
Mark Glickman	—	—		—		—	—	29,137	(3)	$199,006	—		—

(1)
The exercise price of each of the options included in this table is equal to the closing price of Pozen's common stock as reported by NASDAQ on the respective date of grant.

(2)
Calculated by multiplying the closing market price of Pozen's common stock on December 31, 2015 ($6.83) by the unvested number of RSUs.

(3)
The RSUs vest in equal installments on the first, second, third and fourth anniversary of the date of grant (June 2, 2015 for Mr. Adams and Mr. Koven; July 27, 2015 for Mr. Charles; and June 22, 2015 for Mr. Glickman).

(4)
The options become exercisable as follows: 100% become exercisable if YOSPRALA is approved by the FDA by December 31, 2015; 75% become exercisable if YOSPRALA is approved by the FDA between January 1, 2016 and March 31, 2016; and 50% become exercisable if YOSPRALA is approved by the FDA Between April 1, 2016 and June 30, 2016. The options are forfeited if YOSPRALA is not approved by the FDA by June 30, 2016.

(5)
The options vest in accordance with the following schedule: (a) one-half (1/2) upon first cycle NDA approval of PA32540 (otherwise 25% upon NDA approval after first cycle), and (b) one-half (1/2) upon execution of a significant partnering transaction for PA32540 in a major territory (this performance condition was achieved in September 2013 with the execution of the Sanofi US agreement), subject in each case to continued employment or service to the Company.

(6)
The options vests 50% per year beginning on the third anniversary of the option's 3/15/2012 grant date.

(7)
The RSU award vests 25% per year beginning on the first anniversary of the option's 3/15/2013 grant date.

(8)
The RSU award vests 25% per year beginning on the first anniversary of the option's 3/15/2014 grant date.

(9)
The RSU award vests 25% per year beginning on the first anniversary of the option's 12/31/14 grant date.

(10)
The RSUs vest in accordance with the following schedule: (a) one-half (1/2) upon first cycle NDA approval of PA32540 (otherwise 25% upon NDA approval after first cycle), and (b) one-half (1/2) upon execution of a significant partnering transaction for PA32540 in a major territory (this performance condition was achieved in September 2013 with the execution of the Sanofi US agreement), subject in each case to continued employment or service to the Company.

(11)
The RSUs vest in accordance with the following schedule: (a) 1/2 upon the acceptance by the FDA of the filing of a NDA for a low dose PA product, currently PA8140 and (b) 1/2 upon approval by the FDA of an NDA for a low dose PA product, currently PA8140.

Option Exercises and Stock Vested in 2015 Fiscal Year

        The following table provides information regarding our named executive officers' exercise of stock options and vesting of restricted stock awards during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Adrian Adams	—	—	—	—
John R. Plachetka, Pharm.D.	—	—	287,864	$2,442,086]
William L. Hodges	122,364	$694,210	18,406	$132,802
Andrew I. Koven	—	—	—	—
Scott Charles	—	—	—	—
Mark Glickman	—	—	—	—

(1)
Calculated based upon the closing market price or sale price of Pozen's common stock on the respective date of exercise less the exercise price of each share.

(2)
Represents the value of RSUs that vested during 2015. Calculated by multiplying the number of shares represented by the RSUs by the closing market price of Pozen's common stock on the vesting date.

Pension Benefits for 2015 Fiscal Year

        The table disclosing the value of accumulated benefits under and other information concerning defined benefit plans during the year is omitted because Pozen does not have a defined benefit plan for our named executive officers or other employees. The only retirement plan available to our named executive officers in 2015 was Pozen's 401(k) plan which is available to all employees.

Nonqualified Deferred Compensation for 2015 Fiscal Year

        The table disclosing contributions to and aggregate earnings under or distributions from nonqualified defined contribution or other deferred compensation plans is omitted because Pozen does not maintain any such nonqualified deferred compensation plans.

Potential Payments on Termination and Change of Control

        Upon termination of employment or a change of control, our named executive officers are entitled to certain compensation and benefits under the terms of their employment agreements, as well as other plans and arrangements provided by us. The terms of the employment agreements for Dr. Plachetka and Mr. Hodges contain a provision providing for a tax gross up in the event that any severance payment or benefit would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code. Executive employment agreements executed after January 1, 2009, including those executed by Messrs. Adams, Koven, Charles and Glickman, do not contain this provision. The tables below list the potential compensation payable to our named executive officers under various hypothetical termination scenarios. With the execption of Dr. Plachetka, the discussion and the amounts shown in the tables assume that the termination or change of control took place on December 31, 2015 (and thus include amounts earned through such time), and assume that the price per share of Pozen's stock was the closing market price on December 31, 2015 ($6.83 per share). The amounts shown are estimates of the amounts that would be paid out to the named executive officers. The amounts that the named executive officers would receive in an actual termination or change of control can only be determined at the time the event occurs. However, for

Dr. Plachetka, the amounts shown are the actual amounts that he received upon his retirement on June 1, 2015.

Mr. Adams and Mr. Koven

        Pozen entered into employment agreements with Mr. Adams, Pozen's new CEO, and Mr. Koven, Pozen's new President and Chief Business Officer, in 2015 that provide certain payments and benefits upon termination of employment under certain circumstances.

        In the event the employment of Mr. Adams or Mr. Koven is terminated without cause, if he voluntarily terminates his employment for good reason, in the event of his death, or if he is terminated due to disability, Mr. Adams or Mr. Koven, as applicable, will receive: (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum payment equal to 24 months of base salary; (iii) a lump sum payment equal to two times the greater of (x) the average annual bonus paid over the previous two years or (y) the annual bonus paid the year preceding the year in which his termination of employment occurs, provided that if Mr. Adams or Mr. Koven, as applicable, is not employed for a sufficient time to have received an annual cash bonus, such calculation will assume that a target annual cash bonus was paid; (iv) continuation of medical benefits for a period of 24 months following the date of termination (subject to his payment of active employee rates), or, if such benefits cannot be provided, a cash payment payable within 60 days in an amount equal to the fair market value of the benefits which were to be provided; and (v) acceleration of the vesting of all equity and equity-based awards that would otherwise vest in the next 24 month period.

        In the event that, within 12 months of a change of control of Pozen (or Aralez, as applicable), the employment of Mr. Adams or Mr. Koven is terminated without cause or if he voluntarily terminates his employment for good reason, Mr. Adams or Mr. Koven, as applicable, will receive: (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum payment equal to 36 months of base salary; (iii) a lump sum payment equal to three times the greater of (x) the average annual bonus paid over the previous two years or (y) the annual bonus paid the year preceding the year in which his termination of employment occurs, provided that if Mr. Adams or Mr. Koven, as applicable, is not employed for a sufficient time to have received an annual cash bonus, such calculation will assume that a target annual cash bonus was paid; (iv) continuation of medical benefits for a period of 36 months following the date of termination (subject to his payment of active employee rates), or, if such benefits cannot be provided, a cash payment payable within 60 days in an amount equal to the fair market value of the benefits which were to be provided; and (v) immediate and full vesting of all outstanding unvested equity awards. In the event of a change of control, Mr. Adams and Mr. Koven will not be entitled to a tax gross-up with respect to excise taxes under Section 4999 of the Code. Instead, any payments to Mr. Adams or Mr. Koven that would be subject to the excise tax will be reduced to the level at which the excise tax will not be applied unless Mr. Adams or Mr. Koven would be in a better net after-tax position by receiving the full payments and paying the excise tax.

        The payment of all severance benefits is contingent on Mr. Adams or Mr. Koven, as applicable, executing a general release of claims in favor of Pozen (or, following the completion of the proposed transactions, Aralez) and not revoking such release. Mr. Adams and Mr. Koven are subject to non-competition, non-solicitation and non-interference covenants for one year following termination of employment for any reason.

Messrs. Charles and Glickman

        Pozen entered into employment agreements with Mr. Charles, Pozen's Senior Vice President, Finance, who was appointed our Chief Financial Officer effective January 1, 2016, and Mr. Glickman, Pozen's new Chief Commercial Officer, in 2015 that provide certain payments and benefits upon termination of employment under certain circumstances.

        In the event the employment of Mr. Charles or Mr. Glickman is terminated without cause or if he voluntarily terminates his employment for good reason, Mr. Charles or Mr. Glickman, as applicable, will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) an amount, payable in 12 equal monthly installments, equal to the sum of (x) one times his base salary in effect immediately prior to the date of termination, and (y) one times the average annual cash bonus paid over the previous two years, provided that if Mr. Charles or Mr. Glickman, as applicable, is not employed for a sufficient time to have received an annual cash bonus, such calculation will assume that a target annual cash bonus was paid; (iii) continuation of medical benefits for a period of 12 months following the date of termination (subject to his payment of active employee rates), or, if such benefits cannot be provided, a cash payment payable within 60 days in an amount equal to the fair market value of the benefits which were to be provided; and (iv) acceleration of the vesting of all equity and equity-based awards that would otherwise vest in the 12 month period following the date of termination.

        In the event that, within 12 months of a change of control of Pozen (or Aralez, as applicable), the employment of Mr. Charles or Mr. Glickman is terminated without cause or if he voluntarily terminates his employment for good reason, Mr. Charles or Mr. Glickman, as applicable, will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum cash amount, payable on the 60th day following the date of termination, equal to two times his base salary in effect immediately prior to date of termination; (iii) a lump sum cash amount, payable on the 60th day following date of termination, equal to two times the greater of (x) the average annual cash bonus received for each of the preceding two years and (y) the annual cash bonus received during the preceding year, provided that if Mr. Charles or Mr. Glickman, as applicable, is not employed for a sufficient time to have received an annual cash bonus, such calculation will assume that a target annual cash bonus was paid; (iv) continuation of medical benefits for a period of 24 months following the date of termination (subject to his payment of active employee rates), or, if such benefits cannot be provided, a cash payment payable within 60 days in an amount equal to the fair market value of the benefits which were to be provided; and (v) immediate and full vesting of all outstanding equity or equity-based awards. In the event of a change of control, Mr. Charles and Mr. Glickman will not be entitled to a tax gross-up with respect to excise taxes under Section 4999 of the Code. Instead, any payments to Mr. Charles or Mr. Glickman that would be subject to the excise tax will be reduced to the level at which the excise tax will not be applied unless Mr. Charles or Mr. Glickman would be in a better net after-tax position by receiving the full payments and paying the excise tax.

        The payment of all severance benefits is contingent on Mr. Charles or Mr. Glickman, as applicable, executing a general release of claims in favor of Pozen (or, following the completion of the proposed transactions, Aralez) and not revoking such release. Mr. Charles and Mr. Glickman are subject to non-competition, non-solicitation and non-interference covenants for one year following termination of employment for any reason.

Mr. Hodges

        Pursuant to his employment agreement with Pozen, in the event Mr. Hodges is terminated without cause or voluntarily terminates his employment for good reason, whether or not in connection with a change of control, he is entitled to a severance payment equal to one year's base salary plus the average annual cash incentives paid to him over the preceding two years. In June 2015, Pozen adopted a new severance plan, which applies to all employees who were employees of Pozen as of March 31,

2015 and who are terminated without cause. Mr. Hodges is eligible to participate in this severance plan, and the benefits he receives under this severance plan are in lieu of any severance benefits he would be entitled to under his employment agreement.

        Under the terms of the severance plan, Mr. Hodges will be eligible to receive the following severance benefits if his employment is terminated without cause: (i) severance payments equal to 12 months of base salary, payable in equal monthly installments; (ii) 100% of his target bonus for the year in which the involuntary termination takes place; (iii) reimbursement of the premiums for continuation of group health insurance coverage for a period of 18 months following termination, less the amount he was paying for such benefits prior to termination; (iv) an extension of the period during which he may exercise his vested stock options to the earlier of two years following the date of termination or the expiration of the term of the stock option.

        The payment of all severance benefits is contingent on Mr. Hodges executing a general release of claims in favor of Pozen (or, following the completion of the proposed transactions, Aralez) and not revoking such release. Mr. Hodges is subject to certain restrictive covenants for two years following termination of employment for any reason.

        Mr. Hodges resigned as Pozen's Chief Financial Officer effective January 1, 2016, and will remain as Senior Vice President, Finance through the end of the first quarter of 2016. Upon his termination of employment, he will enter into a separation agreement and will receive the severance benefits set forth above.

        Upon a change of control of Pozen, Mr. Hodges may be subject to certain excise taxes pursuant to Section 280G of the Code. He is entitled to a full reimbursement by Pozen of any excise taxes that are imposed upon them as a result of the change of control, any income and excise taxes imposed on them as a result of Pozen's reimbursement of the excise tax amount and any additional income and excise taxes that are imposed on them as a result of this reimbursement for excise or income taxes. For purposes of the 280G calculation reflected in the table below, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to Mr. Hodges executing a noncompetition agreement. The payment of the 280G tax gross-up will be payable to him for any excise tax incurred regardless of whether his employment is terminated. The proposed transaction with Tribute will not constitute a change of control of Pozen, so this provision of Mr. Hodges' employment agreement will not be applicable.

Dr. Plachetka

        Dr. Plachetka retired as Pozen's Chairman, President and CEO on June 1, 2015. At the time of his retirement, Pozen entered into a separation agreement and release. The separation agreement provides Dr. Plachetka with the severance benefits he would be entitled to pursuant to his employment agreement, and certain additional performance-based awards in recognition of his efforts to secure approval of YOSPRALA by the FDA and payments in consideration of a release of claims and a voting agreement which grants Pozen an irrevocable proxy with respect to all shares held directly or indirectly by Dr. Plachetka for a term of three years.

        Pursuant to his separation agreement, Dr. Plachetka continued to receive his salary and benefits until August 28, 2015. Dr. Plachetka also received the following severance benefits (i) the continuation of his base salary at the current rate for a period of 24 months, paid in equal monthly installments; (ii) a lump sum payment of two times the average annual bonus actually awarded to him over the prior two years; (iii) reimbursement of the actual cost of continuing his health and dental benefits under COBRA for the 18 months following the Separation Date; (iv) an amount equal to the portion of his long term cash incentive awards that would have become vested on the next vesting date if he had not retired; (v) acceleration of vesting of all outstanding stock options and RSU awards; (vi) an extension of the period during which he may exercise his vested stock options to the earlier of two years following the date of termination or the expiration of the term of the stock option; (vii) additional cash payments totaling $1,500,000 in consideration of the execution of a general release of claims in favor of Pozen.

        Dr. Plachetka was also granted a performance-based stock option at the time of his separation, and a long-term cash incentive award, with both awards vesting based on the timing of an approval of YOSPRALA by the FDA, described in detail above in the narrative to the Summary Compensation Table.

Applicable Definitions in Employment Agreements and Severance Plan

        Cause:    In the employment agreements with Messrs. Adams, Koven, Charles, and Glickman, "cause" means:

  •
  the executive is convicted of, or pleads guilty or nolo contendere to, a felony or a crime involving moral turpitude;

  •
  in carrying out his duties, the executive engages in conduct that constitutes willful gross misconduct, or willful gross neglect and that, in either case, results in material economic or reputational harm to the company, which executive fails to cure after 30 days' written notice; or

  •
  the executive refuses to perform, or repeatedly fails to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to him, which has continued for 30 days following written notice of such non-performance.

        Under the Severance Plan, "cause" means that the employee is terminated due to misconduct or unsatisfactory performance, including, but not limited to, the following:

  •
  the employee is convicted of, or pleads guilty or nolo contendere to, a felony, or is convicted of a misdemeanor that involves moral turpitude;

  •
  the employee commits any act that involves moral turpitude, dishonesty, theft, destruction of property, fraud, embezzlement or unethical business conduct, or that is otherwise injurious to the company, whether financially, reputationally, or otherwise;

  •
  the employee violates any rule or policy of Pozen (or, after the proposed transactions, Aralez) that is injurious or reasonably likely to be injurious to Pozen (or Aralez), whether financially, reputationally, or otherwise;

  •
  the employee's misconduct relating to his or her employment;

  •
  the employee's failure or refusal to perform his or her job duties to the satisfaction of Pozen (or, after the proposed transactions, Aralez), other than as a result of the employee's incapacity due to physical or mental injury or illness;

  •
  any violation by the employee of any material provision of any other contract or agreement between the employee and the company, including any agreements regarding confidentiality; or

  •
  the employee's failure to abide by any directive of Pozen (or, after the proposed transactions, Aralez), its board of directors, or an office or manager to whom the employee reports

        Good Reason:    In the employment agreements with Messrs. Adams, Koven, Charles, and Glickman, "good reason" means the occurrence, without the executive's written consent, of any of the following:

  •
  a change in authority, duties, responsibilities or reporting lines (including, for Mr. Koven, no longer reporting to Mr. Adams);

  •
  a reduction in base salary;

  •
  any relocation of principal office or principal place of employment to a location more than 50 miles from Philadelphia, Pennsylvania or such other corporate headquarters as is approved by the CEO;

  •
  a material breach of the agreement by Pozen (or, after the proposed transactions, Aralez); or

  •
  Pozen (or after the proposed transactions, Aralez) fails to extend the term of the employment agreement.

        For Mr. Adams and Mr. Koven, "good reason" also occurs if Pozen (or, after the proposed transactions, Aralez) ceases to have any class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. For Mr. Adams, "good reason" also occurs if Pozen (or after the proposed transactions, Aralez) fails to appoint him to, or removes him from, the Board.

        Change of control:    In the employment agreements with Messrs. Adams, Koven, Charles and Glickman, "change of control" means the first to occur of any of the following:

  •
  a person or affiliated group acquires more than 50% of Pozen's (or, after the completion of the proposed transactions, Aralez's) then outstanding voting securities;

  •
  the stockholders of Pozen (or, after the proposed transactions, Aralez) approve a plan of complete liquidation;

  •
  the sale or disposition of all or substantially all of Pozen's assets (or, after the proposed transactions, Aralez's assets);

  •
  a merger, consolidation or reorganization of Pozen (or, after the proposed transactions, Aralez) with or involving another entity unless the holders of Pozen (or, after the proposed transactions, Aralez) voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

  •
  a majority of the Board of Pozen (or, after the proposed transactions, Aralez) are replaced during any 12-month period by directors whose appointment or election are not endorsed by a majority of the members of the Board before the date of appointment or election.

Accelerated Vesting of Options and Other Stock-Based Awards

  2010 Plan

        Under the change of control provisions of the 2010 Plan, unless the Compensation Committee determines otherwise, all outstanding options and stock appreciation rights, including those held by our named executive officers, will automatically accelerate and become fully exercisable, the restrictions and conditions on all outstanding stock awards will immediately lapse, and all stock units, dividend equivalents and other stock-based awards will become fully vested and will be paid at their target value or in such greater amounts as the Compensation Committee may determine. The Compensation Committee may also take certain other actions as provided in the 2010 Plan, including determining that outstanding options and stock appreciation rights that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation or a parent or subsidiary of the surviving corporation). Dr. Plachetka and Messrs. Hodges, Charles and Glickman currently hold awards under the 2010 Plan. Following the completion of the proposed transaction with Tribute, no new awards will be granted under the 2010 Plan.

        For purposes of the 2010 Plan, a change of control is generally defined to include any of the following:

  •
  a person, entity or affiliated group (with certain exceptions) acquires more than 50% of Pozen's then outstanding voting securities;

  •
  Pozen merges into another entity unless the holders of Pozen's voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

  •
  Pozen sells or dispose of all or substantially all of its assets;

  •
  Pozen is liquidated or dissolved; or

  •
  a majority of the Pozen Board have been members of the Board for less than one year, unless the election or nomination for election of each new Director who was not a director at the beginning of such one year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

  Inducement Grants

        Mr. Adams and Mr. Koven each hold RSUs that were made as "inducement grants" under the NASDAQ rules, and were not granted under the 2010 Plan. The RSUs subject to the inducement grants will become fully vested and will be paid upon a change of control. For purposes of the inducement grants, "change of control" has the same meaning as the term has in the 2010 Plan.

Estimated Payments Upon Termination or Change of Control

        The following table illustrates the value of the payments and benefits our named executive officers (other than Dr.Plachetka) would be entitled to receive upon a termination of employment or upon a change on control of Pozen, in either case as of December 31, 2015.

Executive Benefits and Payments Upon Termination	Termination For Cause or Voluntary Termination Without Good Reason	Termination Without Cause or Voluntary Termination for Good Reason (Other than in connection with a Change of Control)	Death or Disability	Change of Control (Termination Without Cause or Voluntary Termination for Good Reason)	Change of Control (No Termination)
Adrian Adams
Cash Severance—Salary	$—	$1,400,000	$1,400,000	$2,100,000	$—
Cash Severance—Bonus(1)	$—	$1,400,000	$1,400,000	$2,100,000	$—
Stock Options—Accelerated	$—	$—	$—	$—	$—
Restricted Stock Units—Accelerated(2)	$—	$6,641,793	$6,641,793	$13,283,585	$13,283,585
Health Care Continuation(3)	$—	$59,252	$59,252	$88,878	$—
280G Tax Gross Up(4)				N/A	N/A
William Hodges
Cash Severance—Salary	$—	$373,787	$—	$373,787	$—
Cash Severance—Bonus	$—	$149,515	$—	$149,515	$—
Stock Options—Accelerated(2)	$—	$—	$—	$69,878	$69,878
Restricted Stock Units—Accelerated(2)	$—	$—	$—	$440,351	$440,351
Health Care Continuation(3)	$—	$33,884	$—	$33,884	$—
280G Tax Gross Up(4)				$—	$—
Andrew Koven
Cash Severance—Salary	$—	$900,000	$900,000	$1,350,000	$—
Cash Severance—Bonus(1)	$—	$675,000	$675,000	$1,012,500	$—
Stock Options—Accelerated	$—	$—	$—	$—	$—
Restricted Stock Units—Accelerated(2)	$—	$5,042,842	$5,042,842	$10,085,683	$10,085,683
Health Care Continuation(3)	$—	$59,252	$59,252	$88,878	$—
280G Tax Gross Up(4)				N/A	N/A
Scott Charles
Cash Severance—Salary	$—	$400,000	$—	$800,000	$—
Cash Severance—Bonus(1)	$—	$180,000	$—	$360,000	$—
Stock Options—Accelerated	$—	$—	$—	$—	$—
Restricted Stock Units—Accelerated(2)	$—	$49,751	$—	$199,006	$199,006
Health Care Continuation(3)	$—	$29,626	$—	$59,252	$—
280G Tax Gross Up(4)				N/A	N/A
Mark Glickman
Cash Severance—Salary	$—	$385,000	$—	$770,000	$—
Cash Severance—Bonus(1)	$—	$173,250	$—	$346,500	$—
Stock Options—Accelerated	$—	$—	$—	$—	$—
Restricted Stock Units—Accelerated(2)	$—	$49,751	$—	$199,006	$199,006
Health Care Continuation(3)	$—	$29,626	$—	$59,252	$—
280G Tax Gross Up(4)				N/A	N/A

(1)
Messrs. Adams, Koven, Charles and Glickman have not yet received any annual cash incentive bonus. Pursuant to the terms of the employment agreements, the amount used as a basis for the cash severance—bonus calculation is the target bonus.

(2)
Calculated by multiplying the closing market price of Pozen's common stock on December 31, 2015 ($6.83) by the accelerated number of RSUs. For stock options, the aggregate value is based on the spread between the closing market price of Pozen's common stock on December 31, 2015 ($6.83) and the exercise price of the options.

(3)
Health care continuation is an estimate based on Pozen's rates for coverage during the 2016 plan year, assuming that each executive elected to participate in COBRA at the same level as the executive currently participates.

(4)
Based on such closing stock price on December 31, 2015 and the terms and conditions of Mr. Hodges' employment agreement and the Pozen severance plan, the calculated 280G payment is zero. For Messrs. Adams, Koven, Charles and Glickman, the 280G tax gross-up is N/A, because these executives are not entitled to a tax gross-up with respect to Section 280G of the Code.

Payments to Dr. Plachetka

        The following table sets forth the payments received by Pozen's former Chairman, President and CEO upon his retirement on June 1, 2015.

Benefits and Payments Upon Termination	Amount Received
Salary Continuation	$1,256,806
Bonus	$678,350
Stock Options—Accelerated(1)	$605,170
Restricted Stock Units—Accelerated(1)	$1,853,706
LTIP	$920,833
Release Payment	$1,500,000
Health Care Continuation(2)	$31,900

(1)
Calculated by multiplying the closing market price of Pozen's common stock on August 27, 2015 ($8.83) by the accelerated number of RSUs. For stock options, the aggregate value is based on the spread between the closing market price of Pozen's common stock on August 27, 2015 ($8.83) and the exercise price of the options.

(2)
Health care continuation represents the cost of the continuation of health care benefits following termination, as reported in Pozen's financial statements.

Employment Agreements with New Officers

        The employment agreements between Pozen and each of the new executive officers (other than our named executive officers) are summarized below. Upon consummation of the business combination with Tribute, it is expected that each of the new executive officers will serve in the same capacities with Aralez.

Employment Agreement with Eric L. Trachtenberg

        Eric L. Trachtenberg was appointed Deputy General Counsel of Pozen on June 19, 2015, and was appointed Pozen's General Counsel, Chief Compliance Officer and Corporate Secretary effective January 1, 2016. Under the terms of Mr. Trachtenberg's employment agreement, which was effective as of June 22, 2015 and has an initial term of three years, Mr. Trachtenberg will receive (i) an annual base salary of $350,000, with annual increases, if any, to be made based on performance and in the sole discretion of the Compensation Committee; (ii) an annual cash bonus, based on performance, payable in the discretion of the Compensation Committee, with a targeted payout amount of 40% of Mr. Trachtenberg's base salary; (iii) annual equity awards under the company's annual equity awards under the company's equity compensation plan with a target value of not less than 125% of Mr. Trachtenberg's base salary; (iv) a one-time sign-on equity award in the form of 25,000 RSUs; and (v) a signing bonus of $150,000. Mr. Trachtenberg's employment agreement provides that his 2015 annual cash bonus is guaranteed at no less than $73,500, which reflects the target annual cash bonus prorated for the portion of 2015 during which Mr. Trachtenberg is employed by Pozen.

        In addition, Mr. Trachtenberg's employment agreement provides for benefits if Mr. Trachtenberg's employment is terminated under certain circumstances. In the event Mr. Trachtenberg's employment is terminated without cause or if he voluntarily terminates his employment for good reason, Mr. Trachtenberg will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) an amount, payable in 12 equal monthly installments, equal to the sum of (x) one times his base salary in effect immediately prior to the date of termination, and (y) one times the average annual cash bonus paid over the previous two years, provided that if Mr. Trachtenberg is not employed for a sufficient time to have received an annual cash bonus, such calculation will assume that a target annual cash bonus was paid; (iii) continuation of medical benefits for a period of 12 months following the date of termination (subject to his payment of active employee rates), or, if such benefits cannot be provided, a cash payment payable within 60 days in an amount equal to the fair market value of the benefits which were to be provided; and (iv) acceleration of the vesting of all equity and equity-based awards that would otherwise vest in the 12 month period following the date of termination.

        In the event that, within 12 months of a change of control, Mr. Trachtenberg terminates his employment for good reason or Mr. Trachtenberg is terminated without cause, Mr. Trachtenberg will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum cash amount, payable on the 60th day following the date of termination, equal to two times his base salary in effect immediately prior to date of termination; (iii) a lump sum cash amount, payable on the 60th day following date of termination, equal to two times the greater of (x) the average annual cash bonus received for each of the preceding two years and (y) the annual cash bonus received during the preceding year, provided that if Mr. Trachtenberg is not employed for a sufficient time to have received an annual cash bonus, such calculation will assume that a target annual cash bonus was paid; (iv) continuation of medical benefits for a period of 24 months following the date of termination (subject to his payment of active employee rates), or, if such benefits cannot be provided, a cash payment payable within 60 days in an amount equal to the fair market value of the benefits which were to be provided; and (v) immediate and full vesting of all outstanding equity or equity-based awards.

Employment Agreement with Jennifer L. Armstrong

        Jennifer L. Armstrong was appointed Pozen's Executive Vice President, Human Resources and Administration on June 19, 2015. Under the terms of Ms. Armstrong's employment agreement, which was effective as of June 22, 2015 and has an initial term of three years, Ms. Armstrong will receive (i) an annual base salary of $300,000, with annual increases, if any, to be made based on performance and in the sole discretion of the Compensation Committee; (ii) an annual cash bonus, based on performance, payable in the discretion of the Compensation Committee, with a targeted payout amount of 40% of Ms. Armstrong's base salary; (iii) annual equity awards under the Company's annual equity awards under the company's equity compensation plan with a target value of not less than 100% of Ms. Armstrong's base salary; (iv) a one-time sign-on equity award in the form of 21,853 RSUs; and (v) a signing bonus of $100,000. Ms. Armstrong's employment agreement provides that her 2015 annual cash bonus is guaranteed at no less than $63,000, which reflects the target annual cash bonus prorated for the portion of 2015 during which Ms. Armstrong is employed by us.

        In addition, Ms. Armstrong's employment agreement provides for benefits if Ms. Armstrong's employment is terminated under certain circumstances. In the event Ms. Armstrong is terminated without cause or if she voluntarily terminates her employment for good reason, Ms. Armstrong will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) an amount, payable in 12 equal monthly installments, equal to the sum of (x) one times her base salary in effect immediately prior to the date of termination, and (y) one times the average annual cash bonus paid over the previous two years, provided that if Ms. Armstrong is not employed for a sufficient time to have received an annual cash bonus, such calculation will assume that a target annual cash bonus was paid; (iii) continuation of medical benefits for a period of 12 months following the date of termination (subject to her payment of active employee rates), or, if such benefits cannot be provided, a cash payment payable within 60 days in an amount equal to the fair market value of the benefits which were to be provided; and (iv) acceleration of the vesting of all equity and equity-based awards that would otherwise vest in the 12 month period following the date of termination.

        In the event that, within 12 months of a change of control, Ms. Armstrong terminates her employment for good reason or Ms. Armstrong is terminated without cause, Ms. Armstrong will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum cash amount, payable on the 60th day following the date of termination, equal to two times her base salary in effect immediately prior to date of termination; (iii) a lump sum cash amount, payable on the 60th day following date of termination, equal to two times the greater of (x) the average annual cash bonus received for each of the preceding two years and (y) the annual cash bonus received during the preceding year, provided that if Ms. Armstrong is not employed for a sufficient time to have received an annual cash bonus, such calculation will assume that a target annual cash bonus was paid; (iv) continuation of medical benefits for a period of 24 months following the date of termination (subject to her payment of active employee rates), or, if such benefits cannot be provided, a cash payment payable within 60 days in an amount equal to the fair market value of the benefits which were to be provided; and (v) immediate and full vesting of all outstanding equity or equity-based awards.

Employment Agreement with James P. Tursi, M.D.

        James P. Tursi, M.D. was appointed Pozen's Chief Medical Officer on October 1, 2015. Under the terms of Dr. Tursi's employment agreement, which has an initial term of three years, he is entitled to (i) a base salary of $400,000, with annual increases, if any, to be made based on performance and in the sole discretion of the Board, (ii) an annual cash bonus, based on performance, payable in the discretion of the Compensation Committee, with a targeted amount of 45% of base salary, (iii) annual equity awards under the company's equity compensation plan with a target value of not less than 150% of his base salary, and (iv) a one-time sign-on equity award in the form of 29,137 RSUs. Dr. Tursi's employment agreement provides that his 2015 annual cash bonus is guaranteed at no less than $120,000.

        In addition, Dr. Tursi's employment agreement provides for benefits if Dr. Tursi's employment is terminated under certain circumstances. In the event Dr. Tursi is terminated without cause or if he voluntarily terminates his employment for good reason, Dr. Tursi will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) an amount, payable in 12 equal monthly installments, equal to the sum of (x) one times his base salary in effect immediately prior to the date of termination, and (y) one times the average annual cash bonus paid over the previous two years, provided that if Dr. Tursi is not employed for a sufficient time to have received an annual cash bonus, such calculation will assume that a target annual cash bonus was paid; (iii) continuation of medical benefits for a period of 12 months following the date of termination (subject to his payment of active employee rates), or, if such benefits cannot be provided, a cash payment payable within 60 days in an amount equal to the fair market value of the benefits which were to be provided; and (iv) acceleration of the vesting of all equity and equity-based awards that would otherwise vest in the 12 month period following the date of termination.

        In the event that, within 12 months of a change of control, Dr. Tursi terminates his employment for good reason or Dr. Tursi is terminated without cause, Dr. Tursi will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum cash amount, payable on the 60th day following the date of termination, equal to two times his base salary in effect immediately prior to date of termination; (iii) a lump sum cash amount, payable on the 60th day following date of termination, equal to two times the greater of (x) the average annual cash bonus received for each of the preceding two years and (y) the annual cash bonus received during the preceding year, provided that if Dr. Tursi is not employed for a sufficient time to have received an annual cash bonus, such calculation will assume that a target annual cash bonus was paid; (iv) continuation of medical benefits for a period of 24 months following the date of termination (subject to his payment of active employee rates), or, if such benefits cannot be provided, a cash payment payable within 60 days in an amount equal to the fair market value of the benefits which were to be provided; and (v) immediate and full vesting of all outstanding equity or equity-based awards.

Tribute Employment Agreements

        Tribute has written employment agreements with certain of its executive officers providing for certain payments in the event of the termination of the executive's employment by Tribute (except for cause or voluntary resignation or retirement) or in the event of a change of control of Tribute.

        The transactions contemplated by the Arrangement will constitute a change of control of Tribute entitling certain officers of Tribute to "change of control payments" for the purposes of the employment agreements, in certain cases whether or not they continue to be employed by Tribute.

        The following is a description of the termination and change of control provisions in the employment agreements for certain senior officers of Tribute.

Employment Agreement with Robert Harris, President and Chief Executive Officer

        If Mr. Harris' employment is terminated (a) by Tribute for any reason other than for Just Cause or Disability (as such terms are defined in Mr. Harris' employment agreement) or death, or (b) by Mr. Harris for Good Reason (as such term is defined in the employment agreement), Mr. Harris shall be entitled to an amount equal to (i) twice his annual salary at the time of termination and a cash award based on achieving 100 to 105% of the applicable EBITDA and Gross Revenue Budgets (as such terms are defined in the employment agreement) and (ii) the pro-rated cash award for the year in which termination occurs that would be payable based on the actual year to date Gross Revenue and EBITDA performance compared to the year to date agreed upon Gross Revenue and EBITDA Budgets up to an including the last full calendar month prior to the termination, and all outstanding and accrued regular and vacation pay and expenses to the date of termination. Upon a Control Change (as defined in the employment agreement), Mr. Harris shall automatically be entitled to an amount equal to (i) twice his annual salary at the time of the Control Change and the cash award based on achieving 100 to 105% of the applicable EBITDA and Gross Revenue Budgets, and (ii) the pro-rated cash award for the year in which the Control Change occurs that would be payable based on the actual year to date Gross Revenue and EBITDA performance compared to the year to date agreed upon Gross Revenue and EBITDA Budgets up to an including the last full calendar month prior to the Control Change, and (iii) all outstanding and accrued regular and vacation pay and expenses to the date of termination. Furthermore, if Mr. Harris holds any options, rights, warrants or other entitlements for the purchase or acquisition of shares in the capital of Tribute, all such rights shall vest immediately and continue to be available for exercise for a period of up to 60 days following the date of termination, after which any such rights shall be void and of no further force and effect. The value of the foregoing payments of (i) and (ii) is estimated to be C$1,138,000 assuming termination occurred on December 31, 2015 and that the prorated value of (ii) is calculated based on achieving 100 to 105% of the performance criteria.

Employment Agreement with Scott Langille, Chief Financial Officer

        If Mr. Langille's employment is terminated (a) by Tribute for any reason other than for Just Cause or Disability (as such terms are defined in Mr. Langille's employment agreement) or death, or (b) by Mr. Langille for Good Reason (as such term is defined in Mr. Langille's employment agreement), Mr. Langille shall be entitled to an amount equal to (i) twice his annual salary at the time of termination and a cash award based on achieving 100 to 105% of the applicable EBITDA and Gross Revenue Budgets and (ii) the pro-rated cash award for the year in which termination occurs that would be payable based on the actual year to date Gross Revenue and EBITDA performance compared to the year to date agreed upon Gross Revenue and EBITDA Budgets up to an including the last full calendar month prior to the termination, and all outstanding and accrued regular and vacation pay and expenses to the date of termination. Upon a Control Change, Mr. Langille shall automatically be entitled to an amount equal to (i) twice his annual salary at the time of the Control Change and a cash award based on achieving 100 to 105% of the applicable EBITDA and Gross Revenue Budgets and (ii) the pro-rated cash award for the year in which the Control Change occurs that would be payable based on the actual year to date Gross Revenue and EBITDA performance compared to the year to date agreed upon Gross Revenue and EBITDA Budgets up to an including the last full calendar month prior to the Control Change, and (iii) all outstanding and accrued regular and vacation pay and expenses to the date of termination. Furthermore, if Mr. Langille holds any options, rights, warrants or other entitlements for the purchase or acquisition of shares in the capital of Tribute, all such rights shall vest immediately and continue to be available for exercise for a period of up to 60 days following the date of termination, after which any such rights shall be void and of no further force and effect. The value of the foregoing payments of (i) and (ii) is estimated to be C$800,000 assuming termination occurred December 31, 2015 and that the prorated value of (ii) is calculated based on achieving 100 to 105% of the performance criteria.

Employment Agreement with Janice Clarke, VP Finance and Administration

        If Ms. Clarke's employment is terminated by Tribute for any other reason other than for Just Cause, Disability (as such terms are defined in Ms. Clarke's employment agreement) or death, by Ms. Clarke for Good Reason (as such term is defined in Ms. Clarke's employment agreement), or by Ms. Clarke with or without reason during the six month period immediately following a Control Change (as defined in the employment agreement), Ms. Clarke shall be entitled to an amount equal to twenty-four months of annual salary at the time of termination, and all outstanding and accrued regular and vacation pay and expenses to the date of termination. Furthermore, if Ms. Clarke holds any options, rights, warrants or other entitlements for the purchase or acquisition of shares in the capital of Tribute, all such rights shall vest immediately and continue to be available for exercise for a period of 30 days following the date of termination, after which any such rights shall be void and of no further force and effect. The value of the foregoing payments is estimated to be C$558,000 assuming termination occurred on December 31, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF POZEN COMMON STOCK

        The following table sets forth information known to Pozen concerning the beneficial ownership of Pozen common stock as of December 9, 2015 for:

  •
  each person known by Pozen to beneficially own 5% or more of the outstanding shares of Pozen common stock;

  •
  each of Pozen's directors;

  •
  each of Pozen's named executive officers; and

  •
  all of Pozen's directors and current executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares of Pozen common stock beneficially owned by a person and the percentage ownership of that person, shares of Pozen common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable at December 9, 2015 are considered outstanding. These shares, however, are not considered outstanding as of December 9, 2015 when computing the percentage ownership of each other person.

        Except as indicated in the footnotes to this table and pursuant to state community property laws, each Pozen stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 33,237,772 shares of Pozen common stock outstanding on December 9, 2015.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned
John R. Plachetka, Pharm.D. POZEN Inc. 1414 Raleigh Road, Suite 400 Chapel Hill, NC 27517	4,061,286	(1)	11.9%
PAR Investment Partners, L.P. One International Place, Suite 2401 Boston, MA 02110	3,863,699	(2)	11.6%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,601,301	(3)	7.8%

(1)
This amount reflects ownership by Silver Hill Investments, LLC, John R. Plachetka and Clare A. Plachetka and certain affiliated entities, and consists of (i) 1,157,808 shares owned by Silver Hill Investments, LLC, which is 50% owned by the Family Trust under the John R. Plachetka Irrevocable Trust (the "JRP Family Trust"), 40% owned by John R. Plachetka through his assignee, the Revocable Declaration of Trust, John R. Plachetka, Trustee (the "JRP Revocable Trust"), and 10% owned by his wife, Clare A. Plachetka, through her assignee, the Clare A. Plachetka Revocable Declaration of Trust, Clare A. Plachetka, Trustee (the "CAP Revocable Trust"); (ii) 1,232,623 shares owned by the JRP Revocable Trust; (iii) 218,910 shares owned by the CAP Revocable Trust; (iv) 22,631 shares owned by the JRP Family Trust; (v) 506,799 shares held by John R. Plachetka; and (vi) 922,515 shares of common stock issuable pursuant to options granted to John R. Plachetka exercisable currently.

(2)
Based on information disclosed on a report on Schedule 13G/A filed with the SEC on December 11, 2014 with respect to ownership as of December 1, 2014 by PAR Investment Partners, L.P., PAR Group, L.P. and PAR Capital Management, Inc., each of PAR Group, L.P. and PAR Capital Management, Inc. are general partners of PAR Investment Partners, L.P.

(3)
Based on information disclosed on a report on Schedule 13G/A filed with the SEC on January 23, 2015 with respect to ownership as of December 31, 2014 by BlackRock, Inc. as parent company of BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC and BlackRock Investment Management, LLC.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percentage Beneficially Owned
Adrian Adams	1,000,000	(2)	3.0%
Jennifer Armstrong	—	(3)	*
Scott Charles	—	(4)	*
John G. Fort, M.D.	125,963	(5)	*
Neal F. Fowler	50,746	(6)	*
Mark Glickman	—	(7)	*
William L. Hodges	269,255	(8)	*
Arthur S. Kirsch	107,470	(9)	*
Andrew I. Koven	—	(10)	*
Kenneth B. Lee, Jr.	79,073	(11)	*
Dennis L. McNamara	195,306	(12)	*
Seth A. Rudnick, M.D.	47,501	(13)	*
Gilda M. Thomas	157,624	(14)	*
Eric L. Trachtenberg	—	(15)	*
James Tursi	—	(16)	*
All current directors, director nominees and executive officers as a group (15 persons)	2,032,938	(16)	6.1%

*
Less than 1%

(1)
Unless otherwise set forth herein, the street address of the named beneficial owners is c/o POZEN Inc., Suite 400, 1414 Raleigh Road, Chapel Hill, North Carolina 27517.

(2)
Does not include 1,944,888 shares issuable pursuant to RSUs previously granted. Includes 1,000,000 shares acquired on the open market on November 11, 2015 and November 12, 2015.

(3)
Does not include 21,853 shares issuable pursuant to RSUs previously granted.

(4)
Does not include 29,137 shares issuable pursuant to RSUs previously granted.

(5)
Includes 82,756 shares of common stock issuable pursuant to options exercisable currently, but does not include 71,973 shares issuable pursuant to RSUs previously granted.

(6)
Does not include 9,390 shares issuable pursuant to RSUs previously granted.

(7)
Does not include 29,137 shares issuable pursuant to RSUs previously granted.

(8)
Includes 159,885 shares of common stock issuable pursuant to options exercisable currently, but does not include 71,973 shares issuable pursuant to RSUs previously granted.

(9)
Includes 54,965 shares of common stock issuable pursuant to options exercisable currently, but does not include 9,390 shares issuable pursuant to RSUs previously granted.

10)
Does not include 1,476,674 shares issuable pursuant to RSUs previously granted.

(11)
Includes 6,107 shares of common stock issuable pursuant to options exercisable currently, but does not include 9,390 shares issuable pursuant to RSUs previously granted.

(12)
Includes 101,993 shares of common stock issuable pursuant to options exercisable currently, but does not include 49,675 shares issuable pursuant to RSUs previously granted.

(13)
Does not include 9,390 shares issuable pursuant to RSUs previously granted.

(14)
Includes 94,953 shares of common stock issuable pursuant to options exercisable currently, but does not include 71,973 shares issuable pursuant to RSUs previously granted.

(15)
Does not include 25,000 shares issuable pursuant to RSUs previously granted.

(16)
Does not include 29,137 shares issuable pursuant to RSUs previously granted.

(17)
Includes 500,659 shares of common stock issuable pursuant to options exercisable currently, but does not include 3,858,980 shares issuable pursuant to RSUs previously granted.

SELLING SHAREHOLDERS

        This prospectus covers the public resale of the Shares to be issued to the Selling Shareholders named below. Such Selling Shareholders may from time to time offer and sell pursuant to this prospectus any or all of the Shares owned by them. The Selling Shareholders, however, make no representations that the shares will be offered for sale. The table below presents information regarding the Selling Shareholders and the Shares that each such Selling Shareholder may offer and sell from time to time under this prospectus.

        The following table sets forth:

  •
  the name of each Selling Shareholder;

  •
  the number of Parent Shares beneficially owned by each Selling Shareholder prior to the sale of the Shares covered by this prospectus;

  •
  the number of Parent Shares that may be offered by each Selling Shareholder pursuant to this prospectus;

  •
  the number of Parent Shares to be beneficially owned by each Selling Shareholder following the sale of any Shares covered by this prospectus; and

  •
  the percentage of issued and outstanding Parent Shares to be owned by each Selling Shareholder following the sale of any Shares covered by this prospectus (based on Parent Shares estimated as of December 23, 2015 to be issued and outstanding immediately following the merger, arrangement and contemplated Equity Financing and Debt Financing).

        All information with respect to ownership of Parent Shares by the Selling Shareholders has been furnished by or on behalf of the Selling Shareholders, is as of December 23, 2015, and assumes effectiveness of the merger and arrangement and closing of the Equity Financing and Debt Financing.

        Because the Selling Shareholders identified in the table may sell some or all of the Parent Shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares available for resale hereby that will be held by the Selling Shareholders upon termination of this offering. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Parent Shares they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they acquire the Shares pursuant to the Amended and Restated Subscription Agreement. We have, therefore, assumed for the purposes of the following table, that the Selling Shareholders will sell all of the Shares which will be issued to each of them pursuant to the Amended and Restated Subscription Agreement and which are covered by this prospectus.

	Minimum					Maximum
Selling Shareholder	Parent Shares beneficially owned prior to offering(1)		Number of Parent Shares offered hereby(1)	Number of Parent Shares beneficially owned after the offering	% of class beneficially owned after the offering	Parent Shares beneficially owned prior to offering(10)		Number of Parent Shares offered hereby(10)	Number of Parent Shares beneficially owned after the offering	% of class beneficially owned after the offering
Deerfield Private Design Fund III, L.P.	4,625,262	(2)(5)(6)	694,444	3,930,818	5.96%	5,328,985	(5)(11)(14)	800,000	4,528,985	6.65%
Deerfield International Master Fund, L.P.	2,615,113	(3)(5)(6)	388,889	2,226,224	3.47%	3,009,198	(5)(12)(14)	448,000	2,561,198	3.87%
Deerfield Partners, L.P.	2,054,733	(4)(5)(6)	305,556	1,749,177	2.74%	2,364,371	(5)(13)(14)	352,000	2,012,371	3.07%
Broadfin Healthcare Master Fund, Ltd	1,736,111		1,736,111	—	—	2,000,000		2,000,000	—	—
JW Partners, LP(7)	1,429,293	(8)	812,500	616,793	*	1,552,793	(15)	936,000	616,793	*
JW Opportunities Fund, LLC(7)	403,134	(9)	229,167	173,967	*	437,967	(16)	264,000	173,967	*

*
Less than 1%

(1)
Assumes the minimum number of Parent Shares issued pursuant to the Amended and Restated Subscription Agreement.

(2)
Comprised of 3,930,818 Parent Shares issuable upon conversion of the Parent Convertible Notes and 694,444 Parent Shares received upon conversion, pursuant to the merger agreement, of 4,772,814 shares of Tribute acquired under the Amended and Restated Subscription Agreement at a ratio of 0.1455. The provisions of the Parent Convertible Notes restrict the conversion of such securities to the extent that, upon such conversion, the number of Parent Shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a

  Section 13(d) "group" would exceed 9.985% of the total number of Parent Shares then outstanding (the "Ownership Cap"). Accordingly, notwithstanding the number and percentage of Parent Shares reported, Deerfield Private Design Fund, III, L.P., Deerfield International Master Fund, L.P. and Deerfield Partners, L.P. (collectively the "Deerfield Funds") disclaim beneficial ownership of the Parent Shares underlying such Parent Convertible Notes to the extent beneficial ownership of such Parent Shares would cause the Deerfield Funds, in the aggregate, to exceed the Ownership Cap.

(3)
Comprised of 2,201,258 Parent Shares issuable upon conversion of the Parent Convertible Notes, 388,889 Parent Shares received upon conversion, pursuant to the merger agreement, of 2,672,776 shares of Tribute acquired under the Amended and Restated Subscription Agreement at a ratio of 0.1455, and 24,966 Parent Shares received upon conversion pursuant to the merger agreement of an equal number of Pozen shares. The provisions of the Parent Convertible Notes restrict the conversion of such securities to the extent that, upon such conversion, the number of Parent Shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) "group" would exceed 9.985% of Ownership Cap. Accordingly, notwithstanding the number and percentage of Parent Shares reported, the Deerfield Funds disclaim beneficial ownership of the Parent Shares underlying such Parent Convertible Notes to the extent beneficial ownership of such Parent Shares would cause the Deerfield Funds, in the aggregate, to exceed the Ownership Cap.

(4)
Comprised of 1,729,560 Parent Shares issuable upon conversion of the Parent Convertible Notes, 305,556 Parent Shares received upon conversion pursuant to the merger agreement of 2,100,038 shares of Tribute acquired under the Amended and Restated Subscription Agreement at a ratio of 0.1455, and 19,617 Parent Shares received upon conversion pursuant to the merger agreement of an equal number of Pozen shares. The provisions of the Parent Convertible Notes restrict the conversion of such securities to the extent that, upon such conversion, the number of Parent Shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) "group" would exceed 9.985% of the Ownership Cap. Accordingly, notwithstanding the number and percentage of Parent Shares reported, the Deerfield Funds disclaim beneficial ownership of the Parent Shares underlying such Parent Convertible Notes to the extent beneficial ownership of such Parent Shares would cause the Deerfield Funds, in the aggregate, to exceed the Ownership Cap.

(5)
The Parent Shares directly held by Deerfield International Master Fund, L.P. and Deerfield Partners, L.P. are indirectly beneficially owned by Deerfield Mgmt, L.P., the general partner of such entities and by Deerfield Management Company, L.P., the investment manager of such entities. The Parent Shares directly held by Deerfield Private Design Fund III, L.P. are indirectly beneficially owned by Deerfield Mgmt III, L.P., its general partner and by Deerfield Management Company, L.P., its investment manager. As the sole member of the respective general partners of Deerfield Mgmt, L.P., Deerfield Mgmt III, L.P. and Deerfield Management Company, L.P. James E. Flynn, with an address at 780 Third Avenue, 37 Floor, New York, New York 10017 has voting and disposition power over these securities.

(6)
Assumes the minimum number of Parent Shares issued upon conversion of the Parent Convertible Notes following the exchange of the Convertible Notes, sold to the Selling Shareholders by Tribute on the date of the closing of the transactions, for Parent Convertible Notes.

(7)
Jason Wild, with an address at 515 Madison Avenue, Suite 14b, New York, New York 10022, is the managing member of JW Asset Management, LLC, the advisor to JW Partners, LP and JW Opportunities Fund, LLC, and has voting and disposition power over these securities.

(8)
Comprised of 812,500 Parent Shares received upon conversion, pursuant to the merger agreement, of 5,584,192 shares of Tribute acquired under the Amended and Restated Subscription Agreement at a ratio of 0.1455, and 4,239,130 shares of Tribute, converted to 616,793 Parent Shares at a ratio of 0.1455, pursuant to the transactions, and excludes the shares owned by JW Opportunities Fund, LLC.

(9)
Comprised of 229,167 Parent Shares received upon conversion, pursuant to the merger agreement, of 1,575,029 shares of Tribute acquired under the Amended and Restated Subscription Agreement at a ratio of 0.1455, and 1,195,652 shares of Tribute, converted to 173,967 Parent Shares at a ratio of 0.1455, pursuant to the transactions, and excludes the shares owned by JW Partners, LP.

(10)
Assumes the maximum number of Parent Shares issued pursuant to the Amended and Restated Subscription Agreement.

(11)
Comprised of 4,528,985 Parent Shares issuable upon conversion of the Parent Convertible Notes, 800,000 common shares received upon conversion, pursuant to the merger agreement, of 5,498,282 shares of Tribute acquired under the Amended and Restated Subscription Agreement at a ratio of 0.1455. The provisions of the Parent Convertible Notes restrict the conversion of such securities to the extent that, upon such conversion, the number of Parent Shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) "group" would exceed 9.985% of Ownership Cap. Accordingly, notwithstanding the number and percentage of Parent Shares reported, the Deerfield Funds disclaim beneficial ownership of the Parent Shares underlying such Parent Convertible Notes to the extent beneficial ownership of such Parent Shares would cause the Deerfield Funds, in the aggregate, to exceed the Ownership Cap.

(12)
Comprised of 2,536,232 Parent Shares issuable upon conversion of the Parent Convertible Notes, 448,000 common shares received upon conversion, pursuant to the merger agreement, of 3,079,038 shares of Tribute acquired under the Amended and Restated Subscription Agreement at a ratio of 0.1455 and 24,966 Parent Shares received upon conversion pursuant to the merger agreement of an equal number of Pozen shares. The provisions of the Parent Convertible Notes restrict the conversion of such securities to the extent that, upon such conversion, the number of Parent Shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) "group" would exceed 9.985% of Ownership Cap. Accordingly, notwithstanding the number and percentage of Parent Shares reported, the Deerfield Funds disclaim beneficial ownership of the Parent Shares underlying such Parent Convertible Notes to the extent beneficial ownership of such Parent Shares would cause the Deerfield Funds, in the aggregate, to exceed the Ownership Cap.

(13)
Comprised of 1,992,754 Parent Shares issuable upon conversion of the Parent Convertible Notes, 352,000 common shares received upon conversion pursuant to the merger agreement of 2,419,244 shares of Tribute acquired under the Amended and Restated Subscription Agreement at a ratio of 0.1455 and 19,617 Parent Shares received upon conversion pursuant to the merger agreement of an equal number of Pozen shares. The provisions of the Parent Convertible Notes restrict the conversion of such securities to the extent that, upon such conversion, the number of Parent Shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) "group" would exceed 9.985% of the Ownership Cap. Accordingly, notwithstanding the number and percentage of Parent Shares reported, the Deerfield Funds disclaim beneficial ownership of the Parent Shares underlying such Parent Convertible Notes to the extent beneficial ownership of such Parent Shares would cause the Deerfield Funds, in the aggregate, to exceed the Ownership Cap.

(14)
Assumes the maximum number of Parent Shares issued upon conversion of the Parent Convertible Notes following the exchange of the Convertible Notes, sold to the Selling Shareholders by Tribute on the date of the closing of the transactions, for Parent Convertible Notes.

(15)
Comprised of 936,000 Parent Shares received upon conversion, pursuant to the merger agreement, of 6,432,990 shares of Tribute acquired under the Amended and Restated Subscription Agreement at a ratio of 0.1455, and 4,239,130 shares of Tribute, converted to 616,793 Parent Shares at a ratio of 0.1455, pursuant to the transactions, and excludes the shares owned by JW Opportunities Fund, LLC.

(16)
Comprised of 264,000 Parent Shares received upon conversion, pursuant to the merger agreement, of 1,814,433 shares of Tribute acquired under the Amended and Restated Subscription Agreement at a ratio of 0.1455, and 1,195,652 shares of Tribute, converted to 173,967 Parent Shares at a ratio of 0.1455, pursuant to the transactions, and excludes the shares owned by JW Partners, LP.

 PLAN OF DISTRIBUTION

        The Selling Shareholders identified in this prospectus under "Selling Shareholders", which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares or interests in shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may offer and sell from time to time the Shares covered by this prospectus. We will not receive any of the proceeds from the offering of the Shares by the Selling Shareholders. In connection with the Second Amended and Restated Registration Rights Agreement entered into in connection with the Second Amended and Restated Facility Agreement, we agreed to register the Shares covered by this prospectus.

        We are registering the Shares covered by this prospectus to permit holders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We have agreed, among other things, to bear all reasonable expenses, other than underwriting discounts and commissions, incurred in connection with the registrations, filings or qualifications of the Shares covered by this prospectus, including, without limitation, all registration, listing and qualification fees, printers and accounting fees, and the fees and disbursements of counsel for the Company.

        The Selling Shareholders may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time:

  •
  directly;

  •
  through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the Selling Shareholders and/or from the purchasers of the Shares for whom they may act as agent;

  •
  in ordinary brokerage transactions and transactions in which the broker-dealer solicits

  •
  purchasers;

  •
  in block trades in which the broker-dealer will attempt to sell the securities as agent but may

  •
  position and resell a portion of the block as principal to facilitate the transaction;

  •
  in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  in an exchange distribution in accordance with the rules of the applicable exchange;

  •
  in privately negotiated transactions;

  •
  through short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

  •
  through the writing or settlement of options or other hedging transactions, whether through

  •
  an options exchange or otherwise;

  •
  through broker-dealers that agree with the selling shareholders to sell a specified number of

  •
  such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        The Shares may be sold from time to time in one or more transactions at:

  •
  fixed prices, which may be changed;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the Selling Shareholders from the sale of the Shares offered by them hereby will be the purchase price of the Shares less discounts and commissions, if any. The sales described above may be effected in transactions on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the Shares under this prospectus, the Selling Shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Parent Shares, short and deliver the Shares to close out such short positions, or loan or pledge the Shares to broker-dealers that may in turn sell such Shares. The Selling Shareholders may also sell shares short and deliver these securities to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities.

        The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The Selling Shareholders may pledge or grant a security interest in all or a portion of the Shares that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus. The Selling Shareholders may also transfer and donate Shares in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be Selling Shareholders for the purposes of this prospectus.

        The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profits on any resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any Selling Shareholder can presently estimate the amount of any such compensation. Selling Shareholders who are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        It is expected that our outstanding Parent Shares will be listed and traded on NASDAQ under the symbol "ARLZ" and application has been made to list the Parent Shares on the TSX under the symbol "ARZ". We cannot guarantee that any trading market will develop for the Parent Shares. Even if a market does develop for the Parent Shares, the market may not be maintained.

        The Shares offered under this prospectus may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        To our knowledge, there are currently no plans, arrangements or understandings between any Selling Shareholders and any underwriter, broker-dealer or agent regarding the sale of the Shares by the Selling Shareholders. Selling Shareholders may choose not to sell any, or less than all, of the Shares offered pursuant to this prospectus. In addition, we cannot assure you that a Selling Shareholder will not transfer, devise or gift the Shares by means other than as described in this prospectus. In addition, any Shares covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

        Upon notification to us by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating brokers-dealer(s), (ii) the amount of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers-dealer(s), where applicable, (v) that such brokers-dealer(s) did not conduct any investigation to verify the information set out in this prospectus and (vi) other facts material to the transaction.

        The Shares will be issued to the Selling Shareholders upon completion of the transactions contemplated by the merger agreement on or prior to April 30, 2016 or such later date as may be agreed to in writing by the parties, in a transaction exempt from the registration requirements of Section 5 of the Securities Act.

        The Selling Shareholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the Shares by the Selling Shareholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

        We will pay all expenses of the registration statement. Each Selling Shareholder will be required to bear the expenses of any broker's commission, agency fee or underwriter's discount or commission.

 RELATED PARTY TRANSACTIONS

        Other than the executive and director compensation arrangements, including the employment, termination of employment and change in control arrangements, discussed above under "Executive Compensation," the indemnification arrangements with our executive officers and directors discussed above under "Executive Compensation," and the registration rights described below under "Description of Capital Stock," we have not entered into any transactions to which we have been or are a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties

        As provided in the audit committee charter, the audit committee of our board of directors must review and approve in advance any related party transaction. We intend to adopt a related party transaction policy in the future.

        It is our intention to ensure that all transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the audit committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

 DESCRIPTION OF SHARE CAPITAL

        Immediately following the closing of the transactions, the authorized share capital of Aralez will consist of:

  •
  an unlimited number of common shares without par value; and

  •
  an unlimited number of preferred shares issuable in series without par value.

        Our board of directors is authorized, without shareholder approval, to issue additional shares of our capital by our Notice of Articles and Articles. Our Notice of Articles and Articles authorize our board of directors to issue preferred shares without shareholder approval.

        The following description summarizes certain important terms of our share capital. Because it is only a summary, it does not contain all the information that may be important to you. For complete information, please see our Notice of Articles and Articles that will be in effect upon the completion of this offering, which are filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the laws of British Columbia and the laws of Canada applicable therein.

        The discussion in this section does not include a description of rights or obligations under the U.S. federal or Canadian securities laws or NASDAQ or TSX requirements, many of which are similar to, or have an effect on, matters described herein. Such rights or obligations generally apply equally to Pozen common stock and Parent Shares.

        The rights of Parent shareholders and the relative powers of Parent's board of directors are governed by the applicable laws of the Province of British Columbia, Canada, including the Business Corporations Act (British Columbia) (the "BCBCA") and by Parent's Notice of Articles and Parent's Articles. The rights of Pozen stockholders and the relative powers of the Pozen board of directors are governed by the laws of the State of Delaware, including the DGCL, and the Pozen charter and the Pozen bylaws. As a result of the merger and arrangement, Pozen stockholders and Tribute shareholders who receive Parent Shares will become Parent shareholders. Thus, following the merger and arrangement, the rights of Pozen stockholders and Tribute shareholders who become Parent shareholders in the merger and arrangement will be governed by the BCBCA, Parent's Notice of Articles and Parent's Articles.

        The following is a summary comparison of the material differences between the rights of Pozen stockholders under the DGCL and the Pozen charter and Pozen bylaws, and the rights Pozen stockholders will have as shareholders of Parent under the BCBCA and Parent's Notice of Articles and Parent's Articles following the merger. The discussion in this section does not include a description of rights or obligations under the U.S. federal or Canadian securities laws or NASDAQ or TSX requirements, many of which are similar to, or have an effect on, matters described herein under Delaware or British Columbia law. Such rights or obligations generally apply equally to Pozen common stock and Parent Shares.

        This summary is not intended to be complete and is qualified in its entirety by reference to, and is subject to, the detailed provisions of the DGCL, the BCBCA, the Pozen charter and Pozen bylaws and Parent's Notice of Articles and Parent's Articles.

	Parent	Pozen
Authorized Capital Stock

The authorized share capital of Parent consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value.

Under Parent's Articles, the common shares are entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each common share entitles its holder to one vote.

Under Parent's Articles, the Parent board of directors has the authority to issue one or more series of preferred shares, with such special conditions to be created, defined and attached to such series by the directors of Parent. The preferred shares of

The authorized capital stock of Pozen consists of (i) 90,000,000 shares of common stock, $0.001 par value and (ii) 10,000,000 shares of preferred stock, $0.001 par value of which 90,000 shares are designated as series A junior participating preferred stock, $0.001 par value.

Under Delaware law, the board of directors without stockholder approval may approve the issuance of authorized but unissued shares of common stock that are not otherwise committed for issuance.

Under the Pozen charter, the Pozen board of directors has the authority to issue one or more series of preferred stock with designations, voting powers, preferences and rights, and any qualifications, restrictions or

	Parent	Pozen
	each series shall, with respect to dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of Parent, whether voluntary or involuntary, be entitled to preference over common shares and over any other shares of Parent ranking junior.	limitations thereof including, without limitation, dividend rights, voting rights and liquidation preferences, as the Pozen board of directors may determine. The Pozen charter authorizes preferred stock, which stock is entitled to quarterly dividends, voting rights superior to the common stock and a liquidation preference. No series of preferred stock have been designated and no shares of preferred stock are outstanding.
Reduction of Capital

Parent may reduce its capital if it is authorized to do so (a) by a court order, or (b) by a special resolution if there are reasonable grounds for believing that the realizable value of the company's assets would, after the reduction, be less than the aggregate of its liabilities.

Under the Pozen charter, the number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, irrespective of the provisions of DGCL section 242(b)(2). The number of authorized shares of preferred stock may be increased but not decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote, voting together as a single class, without a separate vote of the holders of preferred stock, unless a vote of such holders is required pursuant to any certificate of designation for such series, irrespective of the provisions of DGCL section 242(b)(2).
Consideration for Shares	Under the BCBCA, a share must not be issued until it is	Under Delaware law, capital stock issued by Pozen may be

	Parent	Pozen

fully paid, and is fully paid when consideration is provided to Parent by one or more of past services performed for Parent, property or money and the value of the consideration received by Parent equals or exceeds the issue price for the share. For the purposes of the issuance of shares, "property" does not include a record of indebtedness of the person to whom shares are to be issued. The directors must satisfy themselves that the aggregate value of the past services, property and money received equals or exceeds the issue price set for the shares.

paid in such form and manner as the Pozen board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to the corporation.

The Pozen bylaws provide that, unless otherwise voted by the stockholders and subject to the provisions of the Pozen charter, the whole or any part of any unissued balance of the authorized capital stock of Pozen or the whole or any part of any shares of the authorized capital stock of Pozen held in Pozen's treasury may be issued, sold, transferred to or otherwise disposed of by vote of the Pozen board of directors in such manner, for such lawful consideration and on such terms as the Pozen board of directors may determine.

Dividends, Distributions, Repurchases and Redemptions

Dividends and Distributions by Parent

Under the BCBCA, a corporation may pay a dividend out of profits, capital or otherwise, (1) by issuing shares or warrants by way of dividend or (2) in property, including money. Further, under the BCBCA, a corporation cannot declare or pay a dividend if there are reasonable grounds for believing that the corporation is insolvent or payment of the dividend would render the corporation insolvent.

The Parent Articles provide that the directors may from time to time declare and authorize payment of such dividends as the directors may consider appropriate, subject to the rights, if any, of shareholders

Dividends and Distributions by Pozen

Delaware law generally provides that, subject to certain restrictions, the directors of every corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Under the Pozen charter, dividends may be declared and paid on the common stock from funds lawfully available therefor as and when determined by the Pozen board of directors and subject to any preferential dividend rights of any then outstanding preferred stock.

Parent	Pozen

holding shares with special rights to dividends. Under Parent's Articles, a resolution declaring a dividend may direct payment of the dividend wholly or partly in money, or by the distribution of specific assets or of fully paid up shares or fractional shares, bonds, debentures or other debt obligations of Parent or any other corporation, or in any one or more of those ways, and if any difficulty arises in regard to the distribution, the directors may settle the difficulty as they think expedient, and, in particular, may set the value for distribution of specific assets.

Subject to the special rights and restrictions attached to any other class of shares of Parent, the holders of common shares shall receive the remaining property of Parent upon dissolution in equal rank with the holders of all other Parent Shares.

Share Repurchases and Redemptions by Parent

The Parent Articles provide that subject to the provisions of the BCBCA and the Parent's Articles, Parent may, with the consent of the holder, purchase or otherwise acquire any share issued by it, at such times, in such manner and for such consideration as the directors of Parent may determine in their discretion, provided that Parent may not purchase or otherwise acquire any redeemable shares for an amount greater than the redemption amount thereof.

Share Repurchases and Redemptions by Pozen

Under applicable Delaware law, Pozen may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase. If Pozen were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Shares that have been repurchased but have not been retired may be resold by a corporation.

Purchases by Subsidiaries of Pozen

Under Delaware law, shares of Pozen capital stock may be acquired by subsidiaries of Pozen without stockholder approval. Shares of such capital stock owned by a majority-owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

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Purchases by Subsidiaries of Parent

Under the BCBCA, a subsidiary may purchase or otherwise acquire shares of a corporation of which it is a subsidiary, provided that a subsidiary must not purchase any of the shares of its parent corporation if there are reasonable grounds for believing that (a) the subsidiary is insolvent, or (b) the purchase would render the subsidiary insolvent.

Lien on Shares and Calls on Shares	Not applicable. See "Consideration for Shares" above.
Under Delaware law, a corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of a corporation has not been paid in full, and the assets of the corporation shall be insufficient to satisfy the claims of creditors, each holder of shares not paid in full shall be bound to pay the unpaid balance due for such shares.
Election of Directors
The BCBCA requires that public companies have a minimum of three directors.

The Parent Articles provide that the number of directors shall be set by the board of directors.

Pursuant to the rules of the TSX, Parent is required to hold annual elections for all directors. The Parent Articles provide that directors are to be elected by the shareholders entitled to vote at the annual general meeting for the election of directors.

Delaware law provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation's certificate of incorporation or bylaws.

The Pozen board of directors currently has five members.

The Pozen charter provides that the number of directors shall be not less than three nor more than 15, and shall be fixed in the manner set forth in the Pozen bylaws. The Pozen bylaws provide that the number of directors on the Pozen board of

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At any general meeting at which directors are to be elected, a separate vote of shareholders shall be taken with respect to each candidate nominated for director.

Each director shall hold office until the next annual general meeting and until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal from office.

directors shall be fixed by one or more resolutions adopted by the majority of the Pozen board of directors, but in no event shall be less than three nor more than 15.

Directors need not be Pozen stockholders.

The Pozen charter and Pozen bylaws divide the Pozen board of directors into three different classes.

The Pozen bylaws provide that each director will be elected at each annual meeting of stockholders for a term of three years; provided that the term of each director will continue until the election and qualification of a successor and be subject to such director's earlier death, resignation or removal.

Delaware law provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.

The Pozen bylaws provide that, when a quorum is present at any meeting, each director will be elected by the vote of the plurality of votes cast by stockholders entitled to vote on the election.

Removal of Directors; Vacancies

Pursuant to Parent's Articles, any casual vacancy occuring in the board of directors may be filled by the directors or director. If Parent has no directors or fewer directors in office than the number set by the Articles, as the necessary quorum for the directors, the

Under the Pozen charter and Pozen bylaws, Pozen stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least 75% of all eligible votes present in person or by proxy at a meeting of

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shareholders may, by ordinary resolution, elect or appoint directors to fill the vacancies of the board.

The remaining directors may act notwithstanding any vacancy in the board, but if and so long as the number is reduced below the number fixed pursuant to the Articles as the necessary quorum of directors, the remaining directors may act for the purpose of increasing the number of directors to that number, or of summoning a general meeting of the Parent, but for no other purpose.

Pursuant to Parent's Articles, the Parent may remove any director before the expiration of his or her term of office by special resolution, provided that to pass such special resolution shall require a special majority requirement of 3/4 of the votes cast in favour of the resolution. In that event, the shareholders and Parent may appoint another individual as director by ordinary resolution to fill the resulting vacancy. If the shareholders and Parent do not appoint a director to fill the vacancy thereby created at the meeting at which, or in the consent resolution by which, the director was removed, then either the directors or the shareholders by ordinary resolution may appoint an additional director to fill that vacancy. The directors of the Parent may remove a director before the expiration of his or her period of office if the director is convicted of an indictable offence or otherwise ceases to qualify as a director and the directors may appoint another person in his or her stead.

stockholders at which a quorum is present. If a director is elected by a separate voting group, only the members of that voting group may participate in the vote to remove such director.

Under Delaware law, a majority of the directors in office can fill any vacancy or newly created directorship. The Pozen charter and Pozen bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies occurring on the Pozen board of directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum, or by a sole remaining director. Each director so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires, or in the case of newly created directorships, will hold office until such time as determined by the directors electing such new director.

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Quorum of the Board

Parent's Articles provide that the quorum necessary for transaction of business by Parent's board of directors is a majority of the directors.

A director who has a disclosable interest in a contract or transaction and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

The Pozen charter and Pozen bylaws provides that the a majority of the total number of the whole Pozen board of directors shall constitute a quorum. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

Duties of Directors

The BCBCA requires that directors and officers (1) act honestly and in good faith with a view to the best interests of Parent, (2) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances, (3) act in accordance with the BCBCA and its related regulations, and (4) subject to the above, act in accordance with the articles of Parent.

All of the directors have equal and overall responsibility for the management of Parent (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The

Under Delaware law, a corporation's directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to

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	principal directors' duties include the statutory duties of good faith, acting honestly and responsibly, acting in accordance with Parent's Articles, not agreeing to restrict his or her power to exercise independent judgment, avoiding conflicts of interest, exercising due care, skill and diligence and having regard to the interests of Parent's shareholders.	directors by the "business judgment rule". If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors' conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.
Conflicts of Interest of Directors

Parent's Articles provide that a director who holds a disclosable interest in a contract or transaction into which Parent has entered or proposes to enter is not entitled to vote on any directors' resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual's duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the BCBCA.

The Articles further provide that a director may hold any office with Parent, other than the office of auditor of Parent, in addition to his or her office of director for the period and on the terms (as to remuneration

Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director's relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts with respect to such interested director's relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in

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or otherwise) that the directors may determine.

No director or intended director is disqualified by his or her office from contracting with Parent either with regard to the holding of any office the director holds with Parent or as seller, buyer or otherwise, and no contract or transaction entered into by or on behalf of Parent in which a director is in any way interested is liable to be voided for that reason.

determining the presence of quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.
Indemnification of Officers and Directors

Under the BCBCA, a company may indemnify a director or officer, a former director or officer, or a person who acts or acted at the company's request as a director or officer, or an individual acting in a similar capacity, of another entity, which we refer to as an eligible party, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if: (1) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (2) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual's conduct was lawful. A company cannot indemnify an eligible party if it is prohibited from doing so under its articles, even if it had

Delaware law provides that, subject to certain limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding (other than an action by or in the right of the corporation) on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if the person (i) acted in good faith and in a manner reasonably believed to be in the best interests of the corporation (or in some circumstances, at least not opposed to its best interests), and (ii) in a criminal action or

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agreed to do so by an indemnification agreement (provided that the articles prohibited indemnification when the indemnification agreement was made). A company may advance the expenses of an eligible party as they are incurred in an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the eligible party will repay any amounts advanced. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

Parent's Articles require Parent to indemnify a director or former director of Parent and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and Parent must after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with Parent on the terms of the indemnity contained in the Articles.

Subject to the BCBCA, Parent may also indemnify any other person.

proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware law also permits a corporation to indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation, unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent that a current or former director or officer is successful on the merits or otherwise in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for expenses actually and reasonably incurred thereby.

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In addition, Parent's Articles specify that failure of a director or officer of Parent to comply with the provisions of the BCBCA, Notice of Articles or Parent's Articles, or if applicable, any former legislation or articles, will not invalidate any indemnity to which he or she is entitled. Parent's Articles also allow for Parent to purchase and maintain insurance for the benefit of specified eligible parties.

Limitation on Director Liability

Under the BCBCA, no provision in a contract or the articles may relieve a director or officer from (1) the duty to act in accordance with the BCBCA and its related regulations, or (2) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to a company.

A director is not liable under the BCBCA for certain acts if the director relied, in good faith, on (1) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (2) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (3) a statement of fact represented to the director by

The Pozen charter provides that no director of Pozen will be personally liable to Pozen or any of its stockholders for monetary damages for breach of fiduciary duty as a director of Pozen. However, personal liability of a director will not be eliminated or limited (i) for any breach of a director's duty of loyalty to Pozen or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividend or unlawful stock purchases or redemptions or (iv) for any transactions from which such director derived an improper personal benefit.

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an officer of the company to be correct, or (4) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate. Further, a director is not liable for certain acts if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

Annual Meetings

Parent's Articles provide that, unless an annual general meeting is deferred or waived in accordance with the BCBCA, Parent must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

Under Delaware law, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. Under the Pozen bylaws, an annual meeting of stockholders shall be held at a place and time designated by the Pozen board of directors or the President (which date may not be a legal holiday in the place where the meeting is held). If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting will have the same effect as if it had been taken at the annual meeting.

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Special/Extraordinary General Meetings

Parent's Articles provide that general meetings of the shareholders may be called by the board of directors at any time.

In addition, under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a general meeting may requisition that the directors call a general meeting of shareholders for such purposes as stated in the requisition. Upon meeting the technical requirements set out in the BCBCA, the directors must call a meeting of shareholders to be held not more than four months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate more than 2.5% of the issued shares of the company that carry the right to vote at general meetings may send notice of a general meeting to be held to transact the business stated in the requisition.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation's certificate of incorporation or bylaws.

The Pozen bylaws provide that special meetings of stockholders may be called at any time only by the chairman of the board, chief executive officer (or, if there is no chief executive officer, the president), or the board of directors.

Business transacted at any special meeting of stockholders will be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Record Date; Notice Provisions

Pursuant to Parent's Articles, Parent must send notice of the date, time and location of any meeting of shareholders (including, without limitation, any notice specifying the intention to propose a resolution as an exceptional resolution, a special resolution or a special separate resolution), in the manner provided in Parent's Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has

The Pozen board of directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date may not be more than 60 nor less than ten days before the

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been given or not), to each shareholder entitled to attend the meeting, and to each director and to the auditor of Parent, unless Parent's Articles otherwise provide, at least the following number of days before the meeting: (a) if and for so long as Parent is a public company, 21 days; or (b) otherwise, 10 days.

Additionally, the directors may set a date as the record date for the purpose of determining shareholders entitled to notice of, or to vote at, any meeting of shareholders, and the record date must not precede the date on which the meeting is to be held by more than two months (or four months if the meeting is requisitioned), or by fewer than: (a) if and for so long as Parent is a public company, 21 days; or (b) otherwise, 10 days. If no record date is set, the record date is 5 p.m. (Vancouver time) on the day immediately preceding the first date on which the notice is sent

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the BCBCA, by more than four months. If no record date is set, the record date is 5 p.m. (Vancouver time) on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

date of such meeting, nor more than sixty 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose will be at the close of business on the day on which the Pozen board of directors adopts the resolution relating to such purpose.

Under Delaware law, written notice of general and special meetings of Pozen stockholders must be given not less than ten nor more than 60 days before the date of the meeting.

The Pozen bylaws provide that, except as otherwise provided by law, written notice of every meeting of stockholders must be given to each stockholder of record not less than ten nor more than 60 days before the date of the meeting.

The notices of all meetings must state the place, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. The notice of a special meeting must also state the purpose or purposes for which the meeting is called.

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or, if no notice is sent, the beginning of the meeting.

The notice of meeting for a meeting of shareholders to consider special business must (a) state the general nature of the special business, and (b) if the special business includes approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders: (i) at the Parent's records office, or at such other reasonably accessible location in British Columbia or by electronic access as is specified in the notice; and (ii) during statutory business hours on any one or more specified days before the day set for holding the meeting.

Advance Notice of Director Nominations and Other Proposals

Director Nominations

Only persons who are nominated in accordance with Parent's Articles are elgibile for election as directors of Parent.

In addition to any other applicable requirements, for a nomination to be made, timely notice thereof must be given in proper written form. To be timely, in the case of an annual general meeting of shareholders, such notice must be given not less than 30 days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual general meeting of shareholders is called for at a date that is less than 50 days after the date on which the first public announcement of the date of the annual general

The Pozen bylaws generally permit stockholders to nominate director candidates at annual and special meetings of stockholders if the stockholder intending to make such nomination gives timely notice thereof in writing in proper form. To be timely, the Pozen bylaws require, subject to certain limited exceptions, that written notice of an intention to nominate a director candidate at an annual meeting be received by the corporate secretary of Pozen, not less than ninety days prior to such meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business

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meeting was made (the "Notice Date") the notice must be given not later than the close of business on the tenth day following the Notice Date.

To be in proper written form, the notice must set forth:

(i) as to each person proposed to be nominated for election as a director: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) whether the person is a resident Canadian within the meaning of the BCBCA, (d) the class or series and number of shares in the capital of Parent which are controlled or which are owned beneficially or of record by the person; (I) as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred), and (II) as of the date of such Notice, and (e) any other information relating to the person that would be required to be disclosed in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the BCBCA and applicable securities legislation; and

(ii) as to the person making the nomination, any proxy, contract, arrangement, understanding, relationship or any other information relating to such person making the nomination that would be required to be disclosed in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to meeting was mailed or such public disclosure was made, whichever occurs first.

To be in proper form, the Pozen bylaws require that the notice include, among other things, certain disclosures about (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the corporation which are beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to such nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including such person's written consent to be named as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the corporation's books, of such stockholder and (ii) the class and number of the shares of the corporation which are beneficially owned by such stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation.

The Pozen bylaws allow for business to be properly brought before an annual meeting of stockholders, if the stockholder intending to propose the business gives timely notice in

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the BCBCA and applicable securities legislation.

Shareholder Proposals

The BCBCA provides that persons may submit business to Parent for consideration at the next annual general meeting of Parent.

(1) A proposal is valid if:

(a) the proposal is signed by the submitter, (b) the proposal is signed by qualified shareholders who, together with the submitter, are, at the time of signing, registered owners or beneficial owners of shares that, in the aggregate, (i) constitute at least 1/100 of the issued shares of the company that carry the right to vote at general meetings, or (ii) have a fair market value in excess of the prescribed amount, (c) the proposal, and the declarations referred to in paragraph (d), are received at the registered office of Parent at least three months before the anniversary of the previous year's annual reference date, and (d) the proposal is accompanied by a declaration from the submitter and each supporter, signed by the submitter or supporter, as the case may be, or, in the case of a submitter or supporter that is a corporation, by a director or senior officer of the signatory, (i) providing the name of and a mailing address for that signatory, (ii) declaring the number and class or series of shares carrying the right to vote at general meetings that are owned by that signatory as a registered owner or beneficial owner, and (iii) unless the name of the registered owner has already been provided under writing in proper form to the corporate secretary of Pozen. To be timely, a stockholder's notice must be received by the corporate secretary, subject to certain limited exceptions, not less than 60 days nor more than 90 days in advance of the scheduled date of the annual meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

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subparagraph (i), providing the name of the registered owner of those shares.

(2) A proposal may be accompanied by one written statement in support of the proposal.

(3) A proposal, or, if a statement is provided pursuant to the preceding paragraph, the statement and proposal together, must not exceed 1,000 words in length.

Quorum at Shareholder Meetings

Parent's Articles provide that two persons who are, or represent by proxy, shareholders holding, in the aggregate, at least 50% of the issued shares entitled to be voted at the meeting, constitute a quorum at any annual or special meeting of the shareholders.

The Pozen bylaws provide that the holders of the majority of the shares of the capital stock of Pozen issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum.

Voting Rights

Under the BCBCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the BCBCA, may be taken or authorized by an "ordinary resolution," which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings.

Parent's Articles provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a poll is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy.

Votes by a show of hands or functional equivalent result in

Each holder of Pozen common stock is entitled to one vote per share of Pozen common stock on all matters to be voted on by stockholders. There is no cumulative voting.

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each person having one vote (regardless of the number of shares such person is entitled to vote). If voting is conducted by poll, each person is entitled to one vote for each share such person is entitled to vote.

Action by Written Consent

Under the BCBCA, shareholder action without a meeting may be taken by a "consent resolution" of shareholders, which requires that, after being submitted to all shareholders entitled to vote at a general meeting, the resolution is consented to in writing by: (1) in the case of a matter that would normally require an ordinary resolution, shareholders who, in the aggregate, hold shares carrying at least 66 2/3% of the votes entitled to be cast on such consent resolution, or (2) in the case of any other resolution of the shareholders, unanimous consent of the votes entitled to be cast on such consent resolution. A consent resolution of shareholders is deemed to be a proceeding at a meeting of those shareholders and to be as valid and effective as if it had been passed at a meeting of shareholders that satisfies all the requirements of the BCBCA and its related regulations, and all the requirements of Parent's Articles, relating to meetings of shareholders.

Delaware law provides that, except as otherwise stated in the certificate of incorporation, stockholders may act by written consent without a meeting. The Pozen charter and Pozen bylaws provide that no action required to be taken or that may be taken at any annual or special meeting of the stockholders of Pozen may be taken without a meeting, and the power of the Pozen stockholders to consent in writing to the taking of any action by written consent without a meeting is specifically denied.

Derivative or Other Suits

Under the BCBCA, a complainant (a director or shareholder of a company, which includes a beneficial shareholder, and any other person that a court considers to be an appropriate person to make such an application) of Parent may apply to the court for leave to bring an action in

Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of

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the name and on behalf of Parent, or to intervene in an existing action to which Parent is a party, for the purpose of prosecuting or defending an action on behalf of Parent.

The court may grant leave if: (1) the complainant has made reasonable efforts to cause the directors of Parent to prosecute or defend the action; (2) notice of the application for leave has been given to the company and any other person that the court may order; (3) the complainant is acting in good faith; and (4) it appears to the court to be in the best interests of Parent for the action to be brought, prosecuted or defended.

Under the BCBCA, the court in a derivative action may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a company or its subsidiary to pay the shareholder's interim costs, including legal fees and disbursements. However, the shareholder may be held accountable for the costs on final disposition of the action.

the suit or his or her shares thereafter devolved upon him or her by operation of law. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Inspection of Books and Records

Parent must keep at its records office, or at such other place as the BCBCA may permit, the documents, copies, registers, minutes and other records which Parent is required by the BCBCA to keep at such places. Parent must keep or cause to be kept proper books of account and accounting records in respect of all financial and other transactions of Parent and in compliance with the provisions of the BCBCA.

Under Delaware law, any stockholder may inspect Pozen's stock ledger, a list of its stockholders, and its other books and records for a proper purpose during usual business hours. Moreover, under Delaware law and the Pozen bylaws, Pozen must make available, before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, showing the address of each stockholder and the number of registered shares

	Parent	Pozen

Under the BCBCA, any director or shareholder may, without charge, inspect certain of the company's records at the company's records office or such other place where such records are kept during the corporation's statutory business hours. Former shareholders and directors may also inspect certain records, free of charge, but only those records pertaining to the times that they were shareholders or directors. Further, public companies must allow all persons to inspect certain records of the companies free of charge.

As permitted by the BCBCA, Parent's Articles prohibit shareholders from inspecting any accounting records of Parent, unless the directors determine otherwise or unless otherwise determined by an ordinary resolution.

in the name of each stockholder. The list must be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours, for a period of at least 10 days prior to the meeting at a place within the city where the meeting is to be held. The list must also be produced at the time and place of the meeting during the whole time thereof.

Business Combinations

Under the BCBCA, Parent must not sell, lease or otherwise dispose of all or substantially all of its undertaking unless (a) it does so in the ordinary course of its business, or (b) it has been authorized to do so by a special resolution of the Parent shareholders.

The BCBCA also permits a corporate group to implement horizontal short-form amalgamations even though all the shares of the amalgamating companies are not held by the same company within the group and permits a company to amalgamate with a foreign corporation to form a British Columbia company, if permitted by the foreign jurisdiction.

Under Delaware law, the approval of the board of directors and the holders of a majority of the shares entitled to vote is required for a merger, consolidation or sale of all of substantially all of a corporation's assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•

the merger agreement does not amend the constituent corporation's certificate of incorporation;

•

each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

	Parent	Pozen

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed twenty percent (20%) of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Appraisal or Dissenters' Rights

Under the BCBCA, shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves such matters as to: (1) alter its articles or alter the restrictions on the powers of the company or on the business it is permitted to carry on; (2) approve certain mergers; (3) approve a statutory arrangement, where the terms of the arrangement permit dissent; (4) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (5) continue the company into another jurisdiction.

Under Delaware law, holders of shares of any class or series of stock of a constituent corporation in a merger or consolidation have the right, in certain circumstances, to dissent from such merger or consolidation by demanding payment in cash for their shares equal to the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, as determined by a court in an action timely brought by the surviving or resulting corporation or the dissenters. Delaware law grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase

	Parent	Pozen

The BCBCA provides that beneficial owners of shares who wish to exercise their dissent rights with respect to their shares must dissent with respect to all of the shares beneficially owned by them, whether or not they are registered in their name.

of assets for stock, regardless of the number of shares being issued. No appraisal rights are available for shares of any class or series of stock that are listed on a national securities exchange or held of record by more than 2,000 holders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than: shares of stock of the surviving corporation; shares of stock of another corporation, which shares of stock are either listed on a national securities exchange or held of record by more than 2,000 holders; cash in lieu of fractional shares of the stock described in the first two (2) points above; or some combination of the above.

In addition, appraisal rights are not available for shareholders of a surviving corporation in a merger if the merger did not require the vote of the shareholders of the surviving corporation.

Oppression Remedy

The BCBCA's oppression remedy enables a court to make almost any order to rectify the matters complained of if the court is satisfied upon application by a shareholder (including a beneficial shareholder and any other person that the court considers to be an appropriate person to make such an application) that the affairs of the company are being conducted in a manner that is oppressive to one or more shareholders, or that some action has been or may be taken that is unfairly prejudicial to one or more shareholders. The applicant must be one of the

Delaware law does not provide for a similar remedy to the oppression remedy under the BCBCA; however, stockholders are entitled to remedies for a violation of a director's fiduciary duties under Delaware common law.

	Parent	Pozen

persons being oppressed or prejudiced and the application must be brought in a timely manner.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court's jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.

Anti-Takeover Measures

The BCBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations or takeover regulation.

Parent's Articles provide for some general safeguards against take-over transactions, including the absence of cumulative voting rights, which allows for the holders of a majority of the common shares to elect all of the directors standing for election, and the establishment of advance notice requirements for nominations for election to the Parent board of directors or for proposing matters that can be acted upon at shareholder meetings.

However, Multilateral Instrument 62-104—Take-Over Bids and Issuer Bids is applicable to Parent and provides that a take-over bid is triggered when "a person makes an offer to acquire voting securities or equity securities of a class made to one or more persons where

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an "interested stockholder" for three years following the time that person becomes an interested stockholder, unless, among other exceptions, prior to such date the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Pozen is governed by Section 203 of the DGCL. In addition, under the Pozen charter and Pozen bylaws and the Pozen certificate of designations, certain provisions may make it difficult for a third

Parent	Pozen

the securities subject to the offer to acquire, together with the offeror's securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire." When a take-over bid is triggered, an offeror must comply with certain requirements. These include making the offer of identical consideration to all holders of the class of security that is the subject of the bid; making a public announcement of the bid in a newspaper; and sending out a bid circular to security holders which explains the terms and conditions of the bid. Directors of an issuer whose securities are the subject of a take-over bid are required to evaluate the proposed bid and circulate a directors' circular indicating whether they recommend to accept or reject the bid or are not unable or are not making a recommendation regarding the bid. Strict timelines must be adhered to.

The take-over bid rules also require that whenever a person acquires beneficial ownership of, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into voting or equity securities of any class of a reporting issuer that, together with the person's securities of that class, would constitute 10% or more of the outstanding securities of that class, the person must file a press release announcing that fact and file an "early warning report" with applicable party to acquire Pozen, or for a change in the composition of the Pozen board of directors or management to occur, including the authorization of "blank check" preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; the absence of cumulative voting rights, which allows the holders of a majority of the shares of common stock to elect all of the directors standing for election; and the establishment of advance notice requirements for nominations for election to the Pozen board of directors or for proposing matters that can be acted upon at stockholder meetings.

Parent	Pozen

Canadian securities regulators. An additional news release and report must be filed at each instance the person acquires an additional 2% or more of the outstanding securities or securities convertible into 2% or more of the outstanding securities.

An "issuer bid" is defined in Multilateral Instrument 62-104 to be "an offer to acquire or redeem securities of an issuer made by the issuer to one or more persons." Similar requirements to a takeover bid exist for issuer bids. Multilateral Instrument 62-104 also contains a number of exemptions to the take-over bid and issuer bid requirements.

In addition, Multilateral Instrument 61-101 Protection of Minority Securityholders in Special Transactions which governs disclosure, minority shareholder approval and valuation requirements in respect of exceptional transactions, contains detailed requirements in connection with "related party transactions."

Compulsory Acquisitions
(1) The BCBCA provides for a compulsory acquisition procedure where an offer made by an acquiring person to acquire shares, or any class of shares, of Parent (an "acquisition offer") is accepted.

(2) For the purposes of those provisions of the BCBCA, (a) every acquisition offer for shares of more than one class of shares is deemed to be a separate acquisition offer for shares of each class of shares,

Parent	Pozen

and (b) each acquisition offer is accepted if, within four months after the making of the offer, the offer is accepted regarding the shares, or regarding each class of shares involved, by shareholders who, in the aggregate, hold at least 9/10 of those shares or of the shares of that class of shares, other than shares already held at the date of the offer by, or by a nominee for, the acquiring person or its affiliate.

(3) If an acquisition offer is accepted within the meaning of subsection (2) (b), the acquiring person may, within five months after making the offer, send written notice to any offeree who did not accept the offer, that the acquiring person wants to acquire the shares of that offeree that were involved in the offer.

(4) If a notice is sent to an offeree under subsection (3), the acquiring person is entitled and bound to acquire all of the shares of that offeree that were involved in the offer for the same price and on the same terms contained in the acquisition offer unless the court orders otherwise on an application made by that offeree within two months after the date of the notice.

(5) On the application of an offeree under subsection (4), the court may set the price and terms of payment, and make consequential orders and give directions the court considers appropriate.

	Parent	Pozen
Rights Agreement

Parent has not adopted a shareholders rights plan. The board of directors of Parent may adopt a shareholder rights plan at the discretion of the board, subject to applicable securities laws and stock exchange regulation.

Pozen entered into a Rights Agreement, dated January 12, 2005, between Pozen and Stocktrans, Inc., as rights agent (the "Rights Agreement"). The Rights Agreement expired in January 2015.
Variation of Rights Attaching to a Class or Series of Shares

Under Parent's Articles, the Parent board of directors may designate a new series of preferred shares, which may have terms different than outstanding shares, without shareholder approval. Such designation would specify the number of shares of such series and determine the voting rights, preferences, limitations and special rights, if any, of the shares of such series.

Under the Pozen charter, the Pozen board of directors may designate a new series of preferred stock, which may have terms different than outstanding shares, without shareholder approval. Such designation would specify the number of shares of any class or series and determine the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series.

Amendments of Constituent Documents

Under the BCBCA, a company may amend its articles or notice of articles by (1) the type of resolution specified in the BCBCA, (2) if the BCBCA does not specify a type of resolution, then by the type specified in the company's articles, or (3) if the company's articles do not specify a type of resolution, then by special resolution. The BCBCA permits many substantive changes to a company's articles (such as a change in the company's authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company's articles.

Parent's Articles provide that certain alterations to its authorized share structure require a special resolution. Parent's Articles also provide that a change in company name

Delaware law generally provides that amendments to the certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote. Under the Pozen charter, amendments to the Pozen charter generally may be made in accordance with the default positions of Delaware law. However, the Pozen charter requires the vote of 75% of the voting power of the shares entitled to vote in order to amend, modify or repeal certain designated provisions (including, without limitation, provisions relating to the ability of stockholders to call a special meeting or act by written consent in lieu of a meeting, notice of stockholder proposals and nominations of director

	Parent	Pozen

may be effected by a special resolution authorizing an alteration to its Notice of Articles, and that it may, by ordinary resolution or directors' resolution, adopt or change any translation of that name. Furthermore, Parent's Articles state that, if the BCBCA does not specify the type of resolution required for an alteration, and if Parent's Articles do not specify a type of resolution, Parent may resolve to alter Parent's Articles by special resolution.

candidates by stockholders, the number, election or term of Pozen directors, filling vacancies, and indemnifying directors).

Under Delaware law, stockholders of a corporation entitled to vote and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power, separately, to adopt, amend and repeal the bylaws of a corporation.

Dissolution

Under the BCBCA, a company may liquidate if it has been authorized to do so by a special resolution of its shareholders. Thereafter, a company may apply to be dissolved if it is authorized to do so by an ordinary resolution and it has no assets and either has no liabilities or has made adequate provision for the payment of each of its liabilities.

Subject to the special rights and restrictions attached to any other class of shares of a company, the holders of common shares shall receive the remaining property of the company upon dissolution in equal rank with the holders of all other common shares of the company.

The preferred shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, or any other return of capital or distribution of the

Under Delaware law, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by a simple majority of the corporation's stockholders.

Upon the dissolution or liquidation of Pozen, whether voluntary or involuntary, holders of Pozen common stock will be entitled to receive all assets of Pozen available for distribution to its stockholders, subject to any preferential rights of any then outstanding preferred stock.

	Parent	Pozen

assets of the company amongst its shareholders for the purpose of winding up its affairs, be entitled to preference over the common shares and over any other shares of the company ranking by their terms junior to the preferred shares of that series.

Enforcement of Judgment Rendered by U.S. Court	A judgment for the payment of money rendered by a court in the United States may not be enforceable in British Columbia or other jurisdictions in Canada.	A judgment for the payment of money rendered by a court in the U.S. based on civil liability generally would be enforceable elsewhere in the U.S.

Transfer Agent and Registrar

        The transfer agent and registrar for Aralez's common shares is Computershare Investor Services Inc., 510 Burrard Street, 2nd Floor, Vancouver, BC V6C 3B9.

Listing

        It is a condition of closing of the business combination transaction with Tribute and the contemplated financing transactions that the Parent Shares be approved for listing on the NASDAQ, subject to official notice of issuance, under the symbol "ARLZ" and conditionally approved for listing on the TSX under the symbol "ARZ", subject only to the satisfaction of the customary listing conditions of the TSX.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of the Shares that may be relevant to holders of such Shares. Except where noted, this discussion deals only with Shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). As used herein, the term "U.S. holder" means a beneficial owner of Shares that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

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  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if it (i) is subject to the primary supervision of a court within the United States and one or more "U.S. persons" (as defined in U.S. Treasury regulations) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        The term "non-U.S. holder" means a beneficial owner of Shares that is not a U.S. person for U.S. federal income tax purposes.

        This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular holder in light of that holder's particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws, including without limitation:

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  dealers in securities;

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  tax-exempt organizations;

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  life insurance companies;

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  holders who hold shares of Shares as part of a hedge, appreciated financial position, straddle, constructive sale, conversion transactions or other risk reduction transaction;

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  holders who purchase or sell securities as part of a wash sale for tax purposes;

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  holders who acquired Shares pursuant to the exercise of employee options or otherwise as compensation;

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  traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

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  holders liable for alternative minimum tax;

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  holders that actually or constructively own 10% or more of our voting stock; or

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  holders whose functional currency is not the U.S. dollar.

        The discussion below is based upon the provisions of the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect, as well as the current income tax treaty between Canada and the United States (the "Tax Treaty"). These laws are subject to change, possibly on a retroactive basis. No ruling is intended to be sought from the IRS with respect to the transactions described herein, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein.

        This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that Shares through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisors regarding the particular tax consequences of the transactions to you.

        Subject to the discussion below under "Passive Foreign Investment Company Rules," this discussion assumes that we are a foreign corporation that is not, and will not become, a passive foreign investment company, or PFIC, as described below.

        THIS DISCUSSION IS NOT A COMPLETE ANALYSIS OF ALL THE POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE OWNERSHIP AND DISPOSITION OF SHARES. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS ANY STATE, LOCAL OR FOREIGN CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF SHARES OR ANY U.S. FEDERAL TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF SHARES OTHER THAN U.S. FEDERAL INCOME TAX CONSEQUENCES, SUCH AS ESTATE AND GIFT TAX CONSEQUENCES. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF SHARES TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. IN PARTICULAR, YOU SHOULD CONFIRM YOUR STATUS AS A U.S. HOLDER ELIGIBLE FOR THE TAX TREATY WITH YOUR ADVISOR AND SHOULD DISCUSS ANY POSSIBLE CONSEQUENCES OF FAILING TO QUALIFY AS SUCH.

Taxation of Distributions

        U.S. Holders.    Subject to the PFIC rules discussed below, the gross amount of cash distributions on Shares (including any withheld Canadian taxes) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including any withheld Canadian taxes) will be includable in such holder's gross income as ordinary income on the day actually or constructively received by the holder. For U.S. corporate holders, such dividends generally will not be eligible for the dividends-received deduction, except for a portion of certain dividends received by a corporate U.S. holder that owns 10% of Shares (measured by both vote and value).

        With respect to non-corporate U.S. holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation ("qualified dividend income"). A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Tax Treaty meets these requirements. However, a foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the Shares, which as a condition of closing the transactions shall have been (i) approved for listing on NASDAQ, subject only to official notice of issuance, and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX, will be considered readily tradable on an established securities market in the United States, but there can be no assurance that the Shares will be considered readily tradable on an established securities market. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividend income regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

        Distributions in excess of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the U.S. holder's basis in the Shares, and thereafter as capital gain.

        Subject to certain limitations, any Canadian tax withheld on dividends paid with respect to Shares in accordance with the Tax Treaty and paid over to Canada will be eligible for credit or deduction against the U.S. holder's U.S. federal income tax liability, but special complex rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. U.S. holders are urged to consult their own tax advisors to determine eligibility. Subject to the discussion below regarding Section 904(h) of the Code, dividends generally will be foreign source income and will, depending on the U.S. holder's circumstances, be either "passive" or "general" income for purposes of computing the foreign tax credit allowable to such holder.

        Under Section 904(h) of the Code, dividends paid by a foreign corporation that is treated as 50% or more owned, by vote or value, by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes, to the extent the foreign corporation earns U.S. source income. In most circumstances, U.S. holders would be able to choose the benefits of Section 904(h)(10) of the Code and elect to treat dividends that would otherwise be U.S. source dividends as foreign source dividends, but in such a case, the foreign tax credit limitations would be separately determined with respect to such "resourced" income. In general, therefore, the application of Section 904(h) of the Code may adversely affect a U.S. holder's ability to use foreign tax credits. Since it is a condition of closing that the Shares shall have been (i) approved for listing on NASDAQ, subject only to official notice of issuance, and (ii) conditionally approved for listing on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX, the Parent Shares are expected to be listed on the NASDAQ and application has been made to list the Shares on the TSX, we may be treated as 50% or more owned by U.S. persons for purposes of Section 904(h) of the Code. U.S. holders are strongly urged to consult their own tax advisors regarding the possible impact if Section 904(h) of the Code should apply.

        Distributions of Shares to a U.S. holder with respect to Shares that are made as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

        Non-U.S. Holders.    Distributions paid to a non-U.S. holder in respect of Shares that are taxable as dividends will not be subject to U.S. federal income tax unless the dividends are effectively connected with such holder's conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that the holder maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to United States taxation on a net income basis. In such cases, the non-U.S. holder generally will be taxed in the same manner as a U.S. holder. For a corporate non-U.S. holder, effectively connected dividends may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale or Other Taxable Disposition of Shares

        U.S. Holders.    Subject to the PFIC rules discussed below, a U.S. holder that sells or otherwise disposes of Shares will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized and such holder's tax basis in the Shares. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

        If the consideration received for the Shares is paid in foreign currency, the amount realized will be the U.S. dollar value of the payment received translated at the spot rate of exchange on the date of disposition. A U.S. holder may realize additional gain or loss upon the subsequent sale or disposition of such currency, which will generally be treated as U.S. source ordinary income or loss. If the Shares are treated as traded on an established securities market and the relevant holder is either a cash basis taxpayer or an accrual basis taxpayer who has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), such holder will determine the U.S. dollar value of the amount realized in a foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the disposition. If the Shares are not treated as traded on an established securities market, or the relevant U.S. holder is an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, such U.S. holder will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of disposition (as determined above) and the U.S. dollar value of the currency received at the spot rate on the settlement date. Any such foreign currency gain or loss will generally be U.S. source ordinary income or loss.

        Non-U.S. Holders.    A non-U.S. holder will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of such holder's Shares unless:

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  the gain is effectively connected with such holder's conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that the holder maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting the holder to U.S. taxation on a net income basis; or

  •
  such holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

        A corporate non-U.S. holder that recognizes effectively connected gains may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Passive Foreign Investment Company Rules

        In general, we will be a PFIC with respect to a U.S. holder if, for any taxable year in which such holder held Shares:

  •
  at least 75% of our gross income for the taxable year is passive income; or

  •
  at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

        Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. Assets that produce or are held for the production of passive income may include cash, even if held as working capital or raised in a public offering, marketable securities and other assets that may produce passive income. The average value of a corporation's assets for this purpose, in the case of a corporation whose shares are publicly traded for the taxable year, generally is the average of their fair market value at the end of each quarter. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income.

        Based on the nature of our business, the projected composition of our income and the projected composition and estimated fair market values of our assets, we do not expect to be a PFIC in the 2016 taxable year. However, there can be no assurances in this regard, or that the IRS will agree with our conclusion. In addition, there can be no assurances regarding our PFIC status in one or more subsequent years to the extent that our activities change, and our United States counsel expresses no opinion with respect to our PFIC status in the 2016 taxable year, and also expresses no opinion with respect to our predictions or past determinations regarding our PFIC status in the past or in the future.

        If we are treated as a PFIC in any taxable year during which a U.S. holder owns Shares, such U.S. holder that does not make a mark-to-market election, as described below, will be subject to special rules with respect to:

  •
  any gain realized on the sale or other disposition of such holder's Shares; and

  •
  any excess distribution made to such holder (generally, any distributions during a single taxable year that are greater than 125% of the average annual distributions received in respect of Shares during the three preceding taxable years or, if shorter, the holder's holding period for the Shares).

        Under these rules:

  •
  the gain or excess distribution will be allocated ratably over such holder's holding period for the Shares;

  •
  the amount allocated to the taxable year in which such holder realized the gain or excess distribution will be taxed as ordinary income;

  •
  the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year; and

  •
  the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

        Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

        A U.S. holder who owns shares in a PFIC that are treated as marketable stock may make a mark-to-market election. If this election is made, the U.S. holder will not be subject to the PFIC rules described above. Instead, in general, the holder will include as ordinary income each year the excess, if any, of the fair market value of the shares at the end of the taxable year over such holder's adjusted basis in the shares. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. Such holder will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of the shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). A holder's basis in the shares will be adjusted to reflect any such income or loss amounts.

        A U.S. holder's Shares will be treated as stock in a PFIC if we are a PFIC at any time during such holder's holding period in the Shares, even if we are not currently a PFIC. For purposes of this rule, a U.S. holder that makes a mark-to-market election with respect to such holder's Shares will be treated as having a new holding period in such Shares beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies.

        In addition, notwithstanding any election made with regard to Shares, dividends that a U.S. holder receives from us will not constitute qualified dividend income if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that a U.S. holder receives that do not constitute qualified dividend income are not eligible for taxation at the preferential rates applicable to qualified dividend income. Instead, such holder must include the gross amount of any such dividend paid by us out of our accumulated earnings and profits (as determined for United States federal income tax purposes) in such holder's gross income, and it will be subject to tax at rates applicable to ordinary income.

        A U.S. holder that owns Shares during any year that we are a PFIC with respect to such holder may be required to file IRS Form 8621.

Medicare Tax

        A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual's circumstances). A U.S. holder's net investment income generally includes its dividend income and its net gains from the disposition of shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to income and gains in respect of an investment in Shares.

Information with Respect to Foreign Financial Assets

        Owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. Specified foreign financial assets may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. U.S. holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the shares.

Backup Withholding and Information Reporting

        For a noncorporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to:

  •
  dividend payments or other taxable distributions made to such holder within the United States; and

  •
  the payment of proceeds to such holder from the sale of Shares effected at a U.S. office of a broker.

        Additionally, backup withholding may apply to such payments to a noncorporate U.S. holder that:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that such holder has failed to report all interest and dividends required to be shown on the holder's federal income tax returns; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        A non-U.S. holder is generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments made outside the United States by us or another non-U.S. payor, and

  •
  other dividend payments and the payment of the proceeds from the sale of Shares effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that such holder is a U.S. person and the holder has furnished the payor or broker:

  •
  an IRS Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is a non-U.S. person,

  •
  other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

  •
  the holder otherwise establishes an exemption.

        Payment of the proceeds from the sale of Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by in the United States;

  •
  the payment of proceeds or the confirmation of the sale is mailed to a U.S. address; or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above are met or the holder otherwise establish an exemption.

        In addition, a sale of Shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a U.S. person;

  •
  a controlled foreign corporation for U.S. tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above are met or the holder otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a United States person.

        A holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder's income tax liability by filing a refund claim with the IRS.

CANADIAN TAX CONSIDERATIONS

Scope of Discussion

        The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") generally applicable to a holder (a "Holder") who receives consideration in the form of our common shares and who, for the purposes of the Tax Act, at all relevant times: (i) will hold our common shares as capital property; (ii) deals at arm's length with and is not affiliated with the us (iii) is not a "financial institution" for purposes of the mark-to-market property rules contained in the Tax Act or a "specified financial institution" as defined in the Tax Act; and (iv) has not made a functional currency reporting election under the Tax Act; (v) is not, or an interest in which would not be, a "tax shelter" or a "tax shelter investment," each as defined in the Tax Act; and (vi) has not entered into and will not enter into a "derivative forward agreement" or "synthetic disposition arrangement" as defined in the Tax Act.

        Generally, our common shares will be considered to be capital property to a Holder provided that the Holder does not hold such securities in the course of carrying on a business of trading or dealing in securities and has not acquired such securities in one or more transactions considered to be an adventure or concern in the nature of trade.

        This summary is based on the current provisions of the Tax Act and on the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA") as of the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals") and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations applicable to a Holder. Accordingly, prospective Holders are urged to consult their own tax advisors with respect to their particular circumstances.

Non-Residents of Canada

        The following section of this summary is generally applicable to Holders who, for the purposes of the Tax Act, and at all relevant times: (i) have not been and will not be deemed to be resident in Canada at any time while they hold our common shares; and (ii) do not use or hold our common shares in carrying on a business in Canada ("Non-Resident Holders"). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Resident Holders should consult their own tax advisors.

  Dividends

        Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder on our common shares will generally be subject to Canadian withholding tax at the rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention. In the case of a Non-Resident Holder who is a resident of the United States and entitled to benefits under the current provisions of the Canada-United States Income Tax Convention (1980), as amended, the rate of withholding tax on such dividends will generally be reduced to 15%. This rate is reduced to 5% in the case of a Non-Resident Holder that is the beneficial owner of the dividends and that is a corporation that owns beneficially at least 10% of our voting stock.

  Dispositions of Our Common Shares

        Generally, a Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of our common shares unless such securities constitute, or are deemed to constitute, "taxable Canadian property" of the Non-Resident Holder for the purposes of the Tax Act and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty.

        Provided that our common shares are listed on a "designated stock exchange" for the purposes of the Tax Act (which includes the NASDAQ and the TSX) at the time of disposition, our common shares will not constitute "taxable Canadian property" unless at any time during the 60 month period immediately preceding the disposition, the following two conditions have been met concurrently: (i) 25% or more of the issued shares of any class or series of our capital stock were owned by the Non-Resident Holder, by persons with whom the Non-Resident Holder did not deal at arm's length, a partnership in which the Non-Resident Holder or a non-arms length person holds a membership interest directly or indirectly through one or more partnerships or by the Non-Resident Holder together with such persons or partnership and (ii) more than 50% of the fair market value of our shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, "Canadian resource properties" (as defined in the Tax Act), "timber resource properties" (as defined in the Tax Act) or an option, an interest or right in such property, whether or not such property exists.

        A Non-Resident Holder's capital gain (or capital loss) in respect of our common shares that constitute or are deemed to constitute "taxable Canadian property" (and are not "treaty-protected property" as defined for purposes of the Tax Act) will generally be computed in the manner described above under the heading "Non-Residents of Canada—Dispositions of Our Common Shares".

        Non-Resident Holders whose common shares may be "taxable Canadian property" should consult their own tax advisors.

Residents of Canada

        The following section of this summary applies to Holders ("Canadian Holders") who, for the purposes of the Tax Act, are or are deemed to be resident in Canada at all relevant times. Certain of such persons whose common shares might not constitute capital property may make, in certain circumstances, an irrevocable election permitted by subsection 39(4) of the Tax Act to have our common shares, and all other "Canadian securities" as defined in the Tax Act, held by such Canadian Holders in the year of the election and in all subsequent taxation years deemed to be capital property. Canadian Holders should consult their own tax advisors regarding this election.

  Dividends

        Dividends received or deemed to be received by a Canadian Holder on our common shares will be included in computing the Canadian Holder's income for purposes of the Tax Act. The gross-up and dividend tax credit rules normally applicable to taxable dividends paid by "taxable Canadian corporations" (as defined in the Tax Act) will apply to dividends received by an individual (and certain trusts), including the enhanced dividend tax credit provisions in respect of "eligible dividends" (as defined in the Tax Act). Dividends received by a corporation on our common shares must be included in computing its income but will generally be deductible in computing its taxable income.

        "Private corporations" (as defined in the Tax Act) and certain other corporations controlled by or for the benefit of an individual (other than a trust) or related group of individuals (other than trusts)

generally will be liable to pay a refundable tax of 33 1/3% (or 38 1/3% if the Tax Proposals are enacted) on dividends received or deemed to be received on our common shares to the extent that such dividends are deductible in computing the corporation's taxable income. This refundable tax generally will be refunded to a corporate Canadian Holder at the rate of 33 1/3% (or 38 1/3% if the Tax Proposals are enacted) of taxable dividends paid while it is a private corporation.

  Dispositions of Our Common Shares

        A Canadian Holder who disposes of or is deemed to dispose of our common shares generally will realize a capital gain (or a capital loss) equal to the amount by which the Canadian Holder's proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of such securities to the Canadian Holder immediately before the disposition. The taxation of capital gains and losses is described below under the heading "Capital Gains and Capital Losses".

  Capital Gains and Capital Losses

        Generally, one-half of any capital gain (a "taxable capital gain") realized by a Canadian Holder must be included in income for the taxation year of disposition and one-half of any capital loss (an "allowable capital loss") realized may normally be deducted by the Canadian Holder against any taxable capital gains realized in the same taxation year. Any excess of allowable capital losses over taxable capital gains for the year of disposition is generally deductible against net taxable capital gains realized in any of the three prior taxation years or in any subsequent taxation year in the circumstances and to the extent described in the Tax Act.

        The amount of any capital loss realized on the disposition or deemed disposition of a common share by a Canadian Holder that is a corporation may be reduced by the amount of dividends received or deemed to be received by the Canadian Holder on such common share, or a share substituted for such share, in the circumstances and to the extent described in the Tax Act. Similar rules may apply where a corporation is, directly or through a trust or partnership, a member of a partnership or a beneficiary of a trust which owns our common shares.

        A Canadian Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Tax Act) may be subject to an additional refundable tax of 6 2/3% (or 10 2/3% if the Tax Proposals are enacted) in respect of its "aggregate investment income" (which is defined in the Tax Act to include an amount in respect of taxable capital gains). This refundable tax generally will be refunded to a corporate Canadian Holder at the rate of 33 1/3% (or 38 1/3% if the Tax Proposals are enacted) of taxable dividends paid while it is a "private corporation" (as defined in the Tax Act).

  Minimum Tax

        Capital gains realized and dividends received by a Canadian Holder that is an individual or a trust, other than certain specified trusts, may give rise to minimum tax under the Tax Act. Canadian holders should consult their own tax advisors with respect to the application of minimum tax.

        IN LIGHT OF THE FOREGOING, HOLDERS ARE URGED TO CONSULT AND MUST RELY ON THE ADVICE OF THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER AND ARRANGEMENT, INCLUDING APPLICABLE U.S. FEDERAL, PROVINCIAL, STATE, LOCAL, CANADIAN AND OTHER FOREIGN, AND OTHER TAX CONSEQUENCES.

 LEGAL MATTERS

        DLA Piper (Canada) LLP will provide an opinion regarding the validity of the Shares to be offered by this prospectus.

EXPERTS

        The financial statements of POZEN Inc. at December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, included in this Prospectus and Registration Statement, and the effectiveness of POZEN Inc.'s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Tribute appearing in Tribute's Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by McGovern, Hurley, Cunningham, LLP, an independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The audited historical statements of revenue and related expenses related to the rights to Fiorinal, Fiorinal C, Visken and Viskazide Products in Canada of Novartis Pharma AG and Novartis AG for the nine months ended September 30, 2014 and the year ended December 31, 2013 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers AG, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        Pozen files annual, quarterly and current reports, proxy statements and other information with the SEC. Tribute files annual, quarterly and current reports and other information with the SEC. You may read and copy any document that Parent, Pozen and Tribute file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Pozen, Tribute and Parent following the completion of the transactions. The SEC's Internet site can be found at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

POZEN INC.

POZEN INC.
Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of POZEN Inc.

        We have audited the accompanying balance sheets of POZEN Inc. as of December 31, 2014 and 2013, and the related statements of comprehensive income (loss), shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of POZEN Inc. at December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), POZEN Inc.'s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 11, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Raleigh, North Carolina
March 11, 2015

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of POZEN, Inc.

        We have audited POZEN Inc. internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). POZEN Inc.'s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. In our opinion, POZEN Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the COSO criteria.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets of POZEN Inc. as of December 31, 2014 and 2013 and the related statements of comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2014 and our report March 11, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Raleigh, North Carolina
March 11, 2015

POZEN Inc.

Balance Sheets

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$40,582,415	$32,827,732
Investments in warrants	2,678,773	—
Accounts receivable	5,629,209	1,673,000
Prepaid expenses and other current assets	583,061	794,665

Total current assets	49,473,458	35,295,397
Property and equipment, net of accumulated depreciation	27,382	38,979
Noncurrent deferred tax asset	952,900	—

Total assets	$50,453,740	$35,334,376

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$606,948	$1,500,671
Accrued compensation	1,899,456	3,132,468
Accrued expenses	253,624	1,655,212
Deferred revenue	—	11,257,300
Current deferred tax liability	952,900	—

Total current liabilities	3,712,928	17,545,651

Preferred stock, $0.001 par value; 10,000,000 shares authorized, issuable in series, of which 90,000 shares are designated Series A Junior Participating Preferred Stock, none outstanding	—	—
Common stock, $0.001 par value, 90,000,000 shares authorized; 32,221,397 and 30,677,437 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	32,221	30,677
Additional paid-in capital	143,613,024	134,337,213
Accumulated deficit	(96,904,433)	(116,579,165)

Total stockholders' equity	46,740,812	17,788,725

Total liabilities and stockholders' equity	$50,453,740	$35,334,376

See accompanying Notes to Financial Statements.

POZEN Inc.

Statements of Comprehensive Income (Loss)

	Year ended December 31,
	2014	2013	2012
Royalty and licensing revenue:	$32,394,232	$10,322,000	$5,349,000
Operating expenses:
Sales, general and administrative	10,078,771	17,160,810	19,024,164
Research and development	5,739,848	9,945,049	11,866,554

Total operating expenses	15,818,619	27,105,859	30,890,718
Interest and other income	3,099,119	75,560	258,697

Net income (loss) attributable to common stockholders	19,674,732	(16,708,299)	(25,283,021)
Change in unrealized gains/(loss) on marketable Securities	—	3,253	14,388

Comprehensive income (loss)	$19,674,732	$(16,705,046)	$(25,268,633)

Basic net income (loss) per common share	$0.63	$(0.55)	$(0.84)

Shares used in computing basic net income (loss) per common share	31,359,867	30,449,721	30,091,985

Diluted net income (loss) per common share	$0.60	$(0.55)	$(0.84)

Shares used in computing diluted net income (loss) per common share	32,810,587	30,449,721	30,091,985

See accompanying Notes to Financial Statements.

POZEN Inc.

Statements of Stockholders' Equity

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Equity
Balance at December 31, 2011	$29,975	$180,073,755	$(17,641)	$(74,587,845)	$105,498,244
Exercise of common stock options	253	1,306,106	—	—	1,306,359
Payments related to net settlement of stock awards	—	(188,528)	—	—	(188,528)
Issuance of common stock upon vesting of restricted stock	94	(94)	—	—	—
Stock-based compensation	—	2,729,920	—	—	2,729,920
Net loss	—	—	—	(25,283,021)	(25,283,021)
Other comprehensive income	—	—	14,388	—	14,388

Balance at December 31, 2012	30,322	183,921,159	(3,253)	(99,870,866)	84,077,362
Exercise of common stock options	151	661,823	—	—	661,974
Payments related to net settlement of stock awards	—	(522,439)	—	—	(522,439)
Issuance of common stock upon vesting of restricted stock	204	(204)	—	—	—
Distribution to shareholders	—	(53,685,512)	—	—	(53,685,512)
Stock-based compensation	—	3,962,386	—	—	3,962,386
Net loss	—	—	—	(16,708,299)	(16,708,299)
Other comprehensive income	—	—	3,253	—	3,253

Balance at December 31, 2013	30,677	134,337,213	—	(116,579,165)	17,788,725
Exercise of common stock options	1,484	7,587,445	—	—	7,588,929
Payments related to net settlement of stock awards	—	(192,536)	—	—	(192,536)
Issuance of common stock upon vesting of restricted stock	60	(60)	—	—	—
Stock-based compensation	—	1,880,962	—	—	1,880,962
Net income	—	—	—	19,674,732	19,674,732

Balance at December 31, 2014	$32,221	$143,613,024	$—	$(96,904,433)	$46,740,812

See accompanying Notes to Financial Statements.

POZEN Inc.

Statements of Cash Flows

	Year ended December 31,
	2014	2013	2012
Operating Activities
Net income (loss)	$19,674,732	$(16,708,299)	$(25,283,021)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	18,933	29,413	45,251
Loss on disposal of fixed assets	—	5,205	1,535
Bond amortization income	—	63,389	1,520,071
Gain on investments in warrants	(2,678,773)	—	—
Noncash compensation expense	1,880,962	3,962,386	2,729,920
Changes in operating assets and liabilities:
Accounts receivable	(3,956,209)	(321,000)	(222,000)
Prepaid expenses and other current assets	211,604	63,758	(158,097)
Accounts payable and other accrued expenses	(3,528,323)	1,026,201	(4,782,946)
Deferred revenue	(11,257,300)	11,000,000	—

Net cash provided by (used in) operating activities	365,626	(878,947)	(26,149,287)
Investing activities
Purchase of equipment	(7,336)	(1,652)	(15,821)
Purchase of investments	—	—	(35,922,138)
Sale and maturities of investments	—	18,838,000	24,395,000

Net cash (used in) provided by investing activities	(7,336)	18,836,348	(11,542,959)
Financing activities
Proceeds from issuance of common stock	7,588,929	661,974	1,306,359
Distribution to shareholders	—	(53,685,512)	—
Payments related to net settlement of stock-based awards	(192,536)	(522,439)	(188,528)

Net cash provided by (used in) financing activities	7,396,393	(53,545,977)	1,117,831

Net increase (decrease) in cash and cash equivalents	7,754,683	(35,588,576)	(36,574,415)
Cash and cash equivalents at beginning of year	32,827,732	68,416,308	104,990,723

Cash and cash equivalents at end of year	$40,582,415	$32,827,732	$68,416,308

See accompanying Notes to Financial Statements.

POZEN Inc.

Notes to Financial Statements

1. Significant Accounting Policies

General

        POZEN Inc. ("we" or "POZEN" or the "Company") was incorporated in the State of Delaware on September 25, 1996 and is operating in a single reportable segment. The Company has been a pharmaceutical company committed to transforming medicine that transforms lives. Since inception, the Company has focused its efforts on developing products which can provide improved efficacy, safety or patient convenience in the treatment of acute and chronic pain and pain related conditions and has developed a portfolio of integrated aspirin therapies. Historically, the Company has entered into collaboration agreements to commercialize its product candidates. The Company's licensing revenues include upfront payments, additional payments if and when certain milestones in the product's development or commercialization are reached, and the eventual royalty payments based on product sales.

        We decided to retain ownership of our PA product candidates which contain a combination of a proton pump inhibitor and enteric coated aspirin in a single tablet through the clinical development and pre-commercialization stage and our chief commercial officer was responsible for developing the commercialization strategy for these products and conducting all the required pre-commercialization activities. On September 3, 2013, we entered into an exclusive license agreement with sanofi-aventis U.S. LLC, or Sanofi US, for the commercialization of POZEN's proprietary, investigational, coordinated-delivery tablets combining immediate-release omeprazole, a proton pump inhibitor, or PPI, and enteric-coated, or EC, aspirin in a single tablet, now known as YOSPRALA 81/40 and 325/40 ("PA" or "YOSPRALA"), including PA8140 and PA32540. On November 29, 2014, we executed a termination agreement with Sanofi US terminating the license agreement for PA. As of the termination date, all licenses granted to Sanofi US were terminated and all rights to the products licensed to Sanofi US under the agreement reverted to us. The termination agreement further provides for the transfer of specified commercial know-how developed by Sanofi US relating to the PA products to us and allows us, and any future collaborators, to use this know-how to commercialize the products. We are currently evaluating all strategic options available to us now that we have full ownership of the PA products. In light of the warning letter sent to our active ingredient supplier and of the time requirements necessary to complete an assessment of its strategic options, and to properly prepare the market for the launch of our YOSPRALA product candidates, we believe the products will be available for commercialization in 2016.

        With respect to future products we may develop, we have decided that we will no longer commit substantial resources to further drug development without a partner who agrees to pay the full cost of that development. Consistent with this model, we have reduced our R&D staff and other costs and expenses as our PA development program activities wind down and intend to continue to reduce staff that is no longer required to support our then current business activities. Our board of directors and management team continue to explore potential ways to return value to our stockholders. On November 21, 2013, our Board of Directors declared a special cash distribution of $1.75 per share to all stockholders of record as of the close of business on December 11, 2013, with a payment date of December 30, 2013. This distribution represented a surplus of corporate cash and is accounted for as a return of capital to stockholders. We are committed to return as much cash to our stockholders as is prudent and may consider other cash distributions in the future.

POZEN Inc.

Notes to Financial Statements (Continued)

1. Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from the estimates and assumptions used.

Revenue Recognition

        Revenue for the fiscal years ended December 31, 2014, 2013 and 2012 consisted of the following royalty revenue and other licensing revenue:

	For the year ended December 31,
	2014	2013	2012
Royalty Revenue	$21,136,932	$6,322,000	$4,849,000
Other licensing revenue	11,257,300	4,000,000	500,000

Total licensing revenue	$32,394,232	$10,322,000	$5,349,000

        With regard to royalty revenues, the Company's licensing agreements have terms that include royalty payments based on the manufacture, sale or use of the Company's products or technology. VIMOVO® (naproxen and esomeprazole magnesium) delayed release tablets royalty revenue has been recognized when earned, as will any other future royalty revenues. For VIMOVO or those future arrangements where royalties are reasonably estimable, the Company recognizes revenue based on estimates of royalties earned during the applicable period and reflects in future revenue any differences between the estimated and actual royalties. These estimates are based upon information reported to the Company by its collaboration partners. During the fiscal years ended December 31, 2014, December 31, 2013, and December 31, 2012 the Company recognized $21.1 million, $6.3 million, and $4.8 million, respectively, for VIMOVO royalty revenue.

        Also, with regard to the licensing revenues, the Company's licensing agreements have had terms that include upfront payments upon contract signing and additional payments if and when certain milestones in the product's development or commercialization are reached. Historically, the non-refundable portion of upfront payments received under the Company's existing agreements is deferred by the Company upon receipt and recognized on a straight-line basis over periods ending on the anticipated date of regulatory approvals, as specified in the agreements relating to the product candidates, or the conclusion of any obligation on the part of the Company. If regulatory approvals or other events relating to our product candidates are accelerated, delayed or not ultimately obtained, then the amortization of revenues for these products is prospectively accelerated or reduced accordingly. Milestone payments along with the refundable portions of up-front payments are recognized as licensing revenue upon the achievement of specified milestones if (i) the milestone is substantive in nature and the achievement of the milestone was not reasonably assured at the inception of the agreement; and (ii) the fees are non-refundable. Any milestone payments received prior to satisfying these revenue recognition criteria are recorded as deferred revenue.

        In September 2013, the Company announced the signing of an exclusive license agreement its PA products, including, PA8140 and PA32540, in the United States. to commercialize all PA combinations that contain 325 mg or less of enteric-coated aspirin in the United States. On November 29, 2014, we

POZEN Inc.

Notes to Financial Statements (Continued)

1. Significant Accounting Policies (Continued)

executed a termination agreement with Sanofi US terminating the license. As of the termination date, all licenses granted to Sanofi US were terminated and all rights to the products licensed to Sanofi US under the agreement reverted to us. The Company received an upfront payment of $15.0 million which is included within the license revenue in the accompanying statements of comprehensive income (loss). The revenue for the fiscal years ended December 31, 2014 and December 31, 2013 was $11.0 million and $4.0 million, respectively.

        On March 21, 2011, the Company entered into a license agreement with Cilag GmbH International ("Cilag") a division of Johnson & Johnson, for the exclusive development and commercialization of MT 400 in Brazil, Colombia, Ecuador and Peru. Cilag's upfront payment of $257,300 was deferred until the licensing agreement's termination and is included in other licensing revenue for the fiscal year ended December 31, 2014.

Cash, Cash Equivalents, Investments and Concentration of Credit Risk

        Cash is invested in open-ended money market mutual funds, interest-bearing investment-grade debt securities and insured bank deposits. Cash is restricted to the extent of a $42,000 letter of credit in compliance with the terms of the Company's office lease. The Company considers all highly liquid investments with maturities of 90 days or less when purchased to be cash equivalents.

        The Company invests in high-credit quality investments in accordance with its investment policy, which attempts to minimize the possibility of loss. However, cash and cash equivalents include financial instruments that potentially subject the Company to a concentration of credit risk. Cash and cash equivalents are of a highly liquid nature and are held with high credit quality financial institutions and money market mutual fund managers. Cash held directly with financial institutions is insured up to $250,000 per account and any excess amounts are uninsured. Cash is also held in insured bank deposits through a cash management program that offers a bank network ensuring full FDIC insurance on all deposits. Approximately 55% of the Company's cash and cash equivalents are held in fully insured bank deposits and approximately 45% by money market mutual fund managers.

        In connection with its acquisition of all rights, title and interest to develop, commercialize and sell Treximet® (sumatriptan / naproxen sodium) from GlaxoSmithKline ("GSK"), Pernix Therapeutics Holdings, Inc. ("Pernix") issued the Company a warrant to purchase 500,000 shares of Pernix common stock at an exercise price of $4.28 (the closing price of Pernix common stock as listed on the NASDAQ Global Market on May 13, 2014). The common stock underlying the warrants will be registered by Pernix with the Securities and Exchange Commission and the warrant is exercisable from August 20, 2014, the closing date of the acquisition, until February 28, 2018. We are valuing the warrant using the Black-Sholes option valuation model.

        The warrant also provides for cashless exercise whereby the holder may elect to receive the number of shares of Pernix common stock equal to the number of shares being exercised multiplied by the fair market value of one share of Pernix common stock, less $4.28 (the exercise price) divided by the fair market value of one share of Pernix common stock. Assuming a cashless exercise at December 31, 2014, this would have resulted in 272,098 shares of Pernix common stock valued at $2.6 million. Because the warrant has not been registered by Pernix with the Securities and Exchange Commission, the Company cannot sell or transfer the warrant in reliance upon Rule 144 until after November 13, 2014 when the Company meets certain holding requirements. In November 2014 Pernix submitted a filing to register the underlying shares with the Securities and Exchange Commission but as

POZEN Inc.

Notes to Financial Statements (Continued)

1. Significant Accounting Policies (Continued)

of December 31, 2014 this had not been completed and, therefore, upon exercise of the warrant the Company is restricted from transferring or selling these shares until such time as such filing is declared effective or an exemption from registration is otherwise met.

        The following table sets forth our financial instruments carried at fair value as of December 31, 2014 and December 31, 2013:

	Financial Instruments Carried at Fair Value
	December 31, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$40,582,415	$32,827,732
Investments in Pernix warrants	2,678,773	—

Total cash and investments	$43,261,188	$32,827,732

Fair Value Measurements

        Financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable and accounts payable. The carrying values of these amounts, other than the investment in warrants, approximate the fair value due to their short-term nature.

        A part of its acquisition of Treximet® (sumatriptan / naproxen sodium) from GlaxoSmithKline (GSK), Pernix Therapeutics Holdings, Inc. (Pernix) granted POZEN a warrant to purchase 500,000 shares of Pernix common stock at an exercise price of $4.28. The common stock underlying the warrants was registered by Pernix with the Securities and Exchange Commission and is exercisable from August 20, 2014, the closing date of the acquisition, until February 28, 2018. The warrant is valued at $2,678,773 using Black-Sholes valuation model discounted for the warrant's lack of marketability and liquidity.

        Short-term investments gains consisted of the investment in warrants valuation of $2,740,800 on August 20, 2014, with a mark to market adjustment of ($62,027) at December 31, 2014 and a net December 31, 2014 short-term gain of $2,678,773.

        The Company defines fair value ("FV") as the price that would be received to sell an asset or paid to transfer a liability ("the exit price") in an orderly transaction between market participants at the measurement date. The FV hierarchy for inputs maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The Company uses the following hierarchy of inputs to measure FV:

  •
  Level 1—quoted prices in active markets for identical assets and liabilities.

  •
  Level 2—observable inputs other than quoted prices in active markets for identical assets and liabilities, including quoted prices in active markets for instruments that are similar or quoted prices in markets that are not active for identical or similar instruments and model-derived valuations in which all significant inputs and value drivers are observable in active markets.

  •
  Level 3—unobservable inputs that are significant to the overall valuation, for which there is little or no market data available and which require the Company to develop its own assumptions.

POZEN Inc.

Notes to Financial Statements (Continued)

1. Significant Accounting Policies (Continued)

        The Company values investments using the most observable inputs available that are current as of the measurement date and classifies them according to the lowest level of inputs used. Observable inputs are inputs that market participants would use in pricing the asset or liability developed from market data obtained from independent sources. Unobservable inputs are inputs that reflect the Company's judgment concerning the assumptions that market participants would use in pricing the asset or liability developed from the best information available under the circumstances.

        The financial assets for which we perform recurring measurements are cash equivalents and investments in warrants. As of December 31, 2014, financial assets utilizing Level 1 inputs included cash equivalents. Financial assets utilizing Level 2 inputs included investments in warrants.

        Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.

        Our Level 1 valuations are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges. Our Level 2 valuations may also use the market approach and are based on significant other observable inputs such as quoted prices for financial instruments not traded on a daily basis. We did not rely on Level 3 input for valuation of our securities at December 31, 2014.

        The following table sets forth our financial instruments carried at fair value within the fair value hierarchy and using the lowest level of input as of December 31, 2014:

	Financial Instruments Carried at Fair Value
	Quoted prices in active Markets for identical items (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Assets:
Cash and cash equivalents	$40,582,415	$—	$—	$40,582,415
Investment in warrants	—	2,678,773	—	2,678,773

Total cash and investments	$40,582,415	$2,678,773	$—	$43,261,188

        The following table sets forth our financial instruments carried at FV within the ASC 820 hierarchy and using the lowest level of input as of December 31, 2013:

	Financial Instruments Carried at Fair Value
	Quoted prices in active markets for identical items (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)	Total
Cash and cash equivalents	$32,827,732	$—	$—	$32,827,732
Short-term investments	—	—	—	—

Total	$32,827,732	$—	$—	$32,827,732

POZEN Inc.

Notes to Financial Statements (Continued)

1. Significant Accounting Policies (Continued)

        The Company targets investment principally in Level 1 and Level 2 cash equivalents and financial instruments and records them at FV. The Company expects that the carrying values of cash equivalents will approximate FV because of their short maturities.

Equipment

        Equipment consists primarily of computer hardware and software and furniture and fixtures and is recorded at cost. Depreciation is computed using an accelerated method over the estimated useful lives of the assets ranging from five to seven years. Accumulated depreciation at December 31, 2014 and 2013 totaled $0.7 million.

Research and Development Costs, Including Clinical Trial Expenses

        Research and development costs are charged to operations as incurred. The Company has included in research and development expenses the personnel costs associated with research and development activities and costs associated with pharmaceutical development, clinical trials, toxicology activities, and regulatory matters.

Interest and Other Income

        Interest and bond amortization income was $43,100 and $138,900 for the fiscal years ended December 31, 2014 and 2013, respectively. Other income also included short-term investments gains consisting of the investment in warrants with an initial valuation of $2,740, 800 on August 20, 2014, with a mark to market adjustment of ($62,027) at December 31, 2014 and a net of $377,269 related to the disgorgement of short-swing profits arising from trades by a POZEN stockholder under Section 16(b) of the Securities and Exchange Act of 1934.

Taxes

        Income taxes are computed using the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactment of changes in tax law or rates. If it is more likely than not that some or all of a deferred tax asset will not be realized, the Company records a valuation allowance.

Net Income (Loss) Per Share

        Basic and diluted net income or loss per common share amounts have been computed using the weighted-average number of shares of common stock outstanding for the fiscal year ended December 31, 2014 and 2013. During the fiscal years ended December 31, 2014 and 2013, the Company had potential common stock equivalents related to its outstanding stock options. These potential common stock equivalents were not included, if the effect would have been antidilutive. The Company has excluded the impact of any shares which might be issued under the Rights Plan, detailed below, from the earnings per share calculation because the Rights are not exercisable since the specified contingent future event has not occurred.

POZEN Inc.

Notes to Financial Statements (Continued)

1. Significant Accounting Policies (Continued)

        Reconciliation of denominators for basic and diluted earnings per share computations:

	Years ended December 31,
	2014	2013	2012
Basic weighted average shares outstanding	31,359,867	30,449,721	30,091,985
Effect of dilutive employee and director awards	1,450,720	—	—

Diluted weighted-average shares outstanding and assumed conversions	32,810,587	30,449,721	30,091,985

Patent Costs

        The Company expenses patent costs, including legal expenses, in the period in which they are incurred. Patent expenses are included in general and administrative expenses in the Company's Statements of Comprehensive Income (Loss).

Stock-Based Compensation

        Stock-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award. The fair value of restricted stock awards is determined by reference to the fair market value of our common stock on the date of grant. We use the Black-Scholes model to value service condition and performance condition option awards. For awards with only service conditions and graded-vesting features, we recognize compensation cost on a straight-line basis over the requisite service period. For awards with performance conditions granted we recognize compensation cost over the expected period to achieve the performance conditions, provided achievement of the performance conditions are deemed probable.

Contingencies

        We, AstraZeneca and Horizon are engaged in Paragraph IV litigation with several generic pharmaceutical companies with respect to patents listed in the Orange Book with respect to VIMOVO currently pending in the United States District Court for the District of New Jersey which is described in detail in the section entitled "Legal Proceedings" beginning on page 147 of this prospectus.

        On March 14, 2011, we and AstraZeneca received a Paragraph IV Notice Letter from Dr. Reddy's informing us that it had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent in 2023. The '907 patent is assigned to POZEN and listed with respect to VIMOVO in the Orange Book. On September 19, 2011, Dr. Reddy's amended its ANDA to include a Paragraph IV certification against the '504 patent, the '085 patent, the '872 patent, the '070 patent, and the '466 patent, which are assigned to AstraZeneca or its affiliates and listed in in the Orange Book, with respect to VIMOVO. The patents listed in the Orange Book which are owned by AstraZeneca or its affiliates expire at various times between 2014 and 2018. AstraZeneca has advised us that it has elected to exercise its first right to prosecute the infringement suit against Dr. Reddy's. Accordingly, we and AstraZeneca filed suit against Dr. Reddy's on April 21, 2011 in the United States District Court for the District of New Jersey, asserting only the '907 patent against Dr. Reddy's. An amended complaint was filed on October 28, 2011 to include the AstraZeneca patents.

POZEN Inc.

Notes to Financial Statements (Continued)

1. Significant Accounting Policies (Continued)

On December 19, 2012, the District Court conducted a pre-trial "Markman" hearing to determine claim construction. On May 1, 2012, the Court issued a Markman Order construing the claim terms disputed by the parties. On April 15, 2013 a Stipulation of Partial Dismissal was filed which sought dismissal of all infringement claims relating to the '504 patent, the '085 patent, the '872 patent, the '070 patent, and the '466 patent (which are each assigned to AstraZeneca), as well as Dr. Reddy's defenses and counterclaims relating to those patents. On April 18, 2013, the District Court issued a Stipulation and Order dismissing with prejudice those claims and defenses. The first Dr. Reddy's case is considered the lead case and has been consolidated with the actions described below for the purpose of pre-trial and discovery. A scheduling order for this case, and all of the consolidated cases, was issued by the Court on June 27, 2014. Fact discovery closed in the consolidated case on November 20, 2015. Expert discovery is ongoing and set to close May 21, 2015. In view of the upcoming retirement of presiding Judge Pisano, on February 9, 2015, the consolidated cases were reassigned to Judge Mary L. Cooper.

        On June 13, 2011, we and AstraZeneca received a Paragraph IV Notice Letter from Lupin informing us that Lupin had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, which is assigned to the POZEN and the '504 patent, the '085 patent, the '872 patent, the '070 patent, the '466 patent and, each of which are assigned to AstraZeneca or its affiliates. The patents are listed with respect to VIMOVO in the Orange Book and expire at various times between 2014 and 2023. Lupin's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. AstraZeneca has advised us that it has elected to exercise its first right to prosecute the infringement suit against Lupin and, accordingly, we and AstraZeneca filed suit against Lupin on July 25, 2011 in the United States District Court for the District of New Jersey. On November 19, 2014, an amended complaint was filed in which the 504 patent, the '085 patent, the '872 patent, the '070 patent, and the '466 patent, all assigned to AstraZeneca or its affiliates, were not asserted against Lupin. The case is currently consolidated for discovery and pretrial purposes with the first filed Dr. Reddy's case.

        On September 19, 2011, we and AstraZeneca AB received Paragraph IV Notice Letter from Anchen informing us that Anchen had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, the '085 patent, the '070 patent, and the '466 patent. The patents are among those listed with respect to VIMOVO in the Orange Book and expire at various times between 2018 and 2023. Anchen's Paragraph IV Notice Letter asserts that its generic product will not infringe those patents or that those patents are invalid or unenforceable. AstraZeneca has advised us that it has elected to exercise its first right to prosecute the infringement suit against Anchen and, accordingly, we and AstraZeneca filed suit against Anchen on October 28, 2011 in the United States District Court for the District of New Jersey. On October 4, 2013, Anchen filed an amendment to its ANDA seeking to change its Paragraph IV certification to a Paragraph III. It is unclear when or if the FDA will enter Anchen's amendment. On October 25, 2013, Anchen filed a Motion to Dismiss the case against it, based on its proposed re-certification. On November 18, 2013, we and AstraZeneca filed an Opposition to Anchen's Motion to Dismiss. On June 11, 2014, the Court granted Anchen's Motion and dismissed the case against them.

        On November 20, 2012 we and AstraZeneca AB received a Paragraph IV Notice Letter from Dr. Reddy's, informing us that Dr. Reddy's had filed a second ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, which is assigned to the POZEN and the 504 patent, the '085 patent, the '872 patent, the '070 patent, the '466

POZEN Inc.

Notes to Financial Statements (Continued)

1. Significant Accounting Policies (Continued)

patent and, each of which are assigned to AstraZeneca or its affiliates. The patents are listed with respect to VIMOVO in the Orange Book and expire at various times between 2014 and 2023. Dr. Reddy's second Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. AstraZeneca has advised us that it has elected to exercise its first right to prosecute the infringement suit against Dr. Reddy's on its second ANDA filing and, accordingly, we and AstraZeneca filed suit against Dr. Reddy's on January 4, 2013, in the United States District Court for the District of New Jersey. On April 15, 2013 a Stipulation of Partial Dismissal was filed which sought dismissal of all infringement claims relating to the '504 patent, the '085 patent, the '872 patent, the '070 patent, and the '466 patent (which are each assigned to AstraZeneca), as well as Dr. Reddy's defenses and counterclaims relating to those patents. On April 18, 2013, the District Court issued the Stipulation and Order dismissing with prejudice those claims and defenses. On June 28, 2013 we and AstraZeneca filed a Motion for Summary Judgment relating to the second ANDA filing asserting that U.S. Patent No. 6,926,907 is not invalid. On August 12, 2013, Dr. Reddy's filed an opposition to the Motion for Summary Judgment. On March 28, 2014, the District Court denied the Motion. On October 11, 2013, Dr. Reddy's filed a Motion for Summary Judgment asserting that the product which is the subject matter of its second ANDA does not infringe the '907 patent. On November 4, 2013, POZEN and AstraZeneca filed a Motion for an Order Denying Dr. Reddy's Motion for Summary Judgment Pursuant to Rule 56(d) and an Opposition to Dr. Reddy's Motion. On May 29, 2014, the Court issued an order denying Dr. Reddy's Motion. This case was consolidated with the originally filed Dr. Reddy's case and is currently consolidated for discovery and pretrial purposes with the first filed Dr. Reddy's case.

        On March 29, 2013, we and AstraZeneca received a Paragraph IV Notice Letter from Watson, now Actavis, informing us that it had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, which is assigned to the Company and the '504 patent, the '085 patent, the '424 patent, the '872 patent, the '070 patent, and the '466 patent, each of which assigned to AstraZeneca or its affiliates. The patents are listed with respect to VIMOVO in the Orange Book and expire at various times between 2014 and 2023. Watson's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. AstraZeneca has advised us that it has elected to exercise its first right to prosecute the infringement suit against Watson. On May 10, 2013, we and AstraZeneca filed a patent infringement lawsuit against Watson in the U.S. District Court of New Jersey. The case is currently consolidated for discovery and pretrial purposes with the first filed Dr. Reddy's case.

        On May 16, 2013, POZEN and AstraZeneca AB received a Paragraph IV Notice Letter from Mylan informing us that it had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, which is assigned to the Company and the '504 patent, the '085 patent, the '424 patent, the '872 patent, the '070 patent, and the '466 patent, each of which assigned to AstraZeneca or its affiliates. The patents are listed with respect to VIMOVO in the Orange Book and expire at various times between 2014 and 2023. Mylan's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. AstraZeneca has advised us that it has elected to exercise its first right to prosecute the infringement suit against Mylan. On June 28, 2013, we and AstraZeneca filed a patent infringement lawsuit against Mylan in the U.S. District Court of New Jersey. On February 13, 2015, the Court entered a joint stipulation of dismissal of counts related to

POZEN Inc.

Notes to Financial Statements (Continued)

1. Significant Accounting Policies (Continued)

certain patents, dismissing claims related to the '504 patent, the '085 patent, the '424 patent, the '872 patent, the '070 patent, and the '466 patent, each of which assigned to AstraZeneca or its affiliates. The case is currently consolidated for discovery and pretrial purposes with the first filed Dr. Reddy's case.

        On October 15, 2013, the United States Patent Office issued the '285 patent. The '285 patent, entitled "Pharmaceutical compositions for the coordinated delivery of NSAIDs" and assigned to POZEN, is related to the '907 patent. AstraZeneca has advised us that it has elected to exercise its first right to prosecute the infringement of the '285 patent and, accordingly, on October 23, 2013, we, and AstraZeneca filed patent infringement lawsuits against Dr. Reddy's, Lupin, Watson and Mylan in the U.S. District Court of New Jersey alleging that their ANDA products infringe the '285 patent. On November 8, 2013, we, and AstraZeneca filed a Motion to Amend the Complaint in the actions against Dr. Reddy's, Lupin, Watson and Mylan or, in the alternative, to consolidate the actions involving the '285 patent with the existing consolidated action. Dr. Reddy's, Lupin, Watson and Mylan have each filed answers to the respective amended complaints, thus adding claims relating to the '285 patent against each of the Defendants to the consolidated case.

        As part of Horizon's purchase of all of AstraZeneca's rights, title and interest to develop, commercialize and sell VIMOVO in the United States, Horizon has assumed AstraZeneca's right to lead the above-described Paragraph IV litigation relating to VIMIVO currently pending in the United States District Court for the District of New Jersey and has assumed patent-related defense costs relating to such litigation, including reimbursement up to specified amounts of the cost of any counsel retained by us. On December 12, 2013, Horizon filed Motions to Join under Fed.R.Civ.Proc. 25(c) as a co-plaintiff in each of the above referenced actions and the consolidated action. On January 31, 2014 and February 2, 2014, the Court granted Horizon's motions.

        As with any litigation proceeding, we cannot predict with certainty the patent infringement suit against Dr. Reddy's, Lupin, Mylan and Watson relating to a generic version of VIMOVO. We have incurred an aggregate of $17.5 million in legal fees through the fiscal year ended December 31, 2014. Furthermore, we will have to incur additional expenses in connection with the lawsuits relating to VIMOVO, which may be substantial. In the event of an adverse outcome or outcomes, our business could be materially harmed. Moreover, responding to and defending pending litigation will result in a significant diversion of management's attention and resources and an increase in professional fees.

New Accounting Pronouncements

Revenue from Contracts with Customers

        In May 2014, the FASB issued new accounting rules related to revenue recognition for contracts with customers requiring revenue recognition based on the transfer of promised goods or services to customers in an amount that reflects consideration the Company expects to be entitled to in exchange for goods or services. The new rules supersede prior revenue recognition requirements and most industry-specific accounting guidance. The new rules will be effective for the Company in the first quarter of 2017 with either full retrospective or modified retrospective application required. The Company does not expect the adoption of the new accounting rules to have a material impact on the Company's financial condition, results of operations or cash flows.

POZEN Inc.

Notes to Financial Statements (Continued)

2. License Agreements

        We have entered into and may continue to enter into collaborations with established pharmaceutical or pharmaceutical services companies to develop, commercialize and/or manufacture our product candidates. Our existing collaborations are described below.

GlaxoSmithKline (GSK)

        In June 2003, we signed an agreement with GSK for the development and commercialization of proprietary combinations of a triptan (5-HT1B/1D agonist) and a long-acting NSAID. The combinations covered by the agreement are among the combinations of MT 400. Under the terms of the agreement, GSK has exclusive rights in the U.S. to commercialize all combinations which combine GSK's triptans, including Imitrex® (sumatriptan succinate) or Amerge® (naratriptan hydrochloride), with a long-acting NSAID. We were responsible for development of the first combination product, while GSK provided formulation development and manufacturing. Pursuant to the terms of the agreement, we received $25.0 million in initial payments from GSK following termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") notification program and the issuance of a specified patent. In May 2004, we received a $15.0 million milestone payment as a result of our commencement of Phase 3 clinical trial activities. In October 2005, we received a $20.0 million milestone payment upon the FDA's acceptance for review of the NDA for Treximet, the trade name for the product. On April 26, 2008, we received, from GSK, $20.0 million in milestone payments which were associated with the approval of, and GSK's intent to commercialize, Treximet. In addition, GSK will pay us two sales performance milestones totaling $80.0 million if certain sales thresholds are achieved. Up to an additional $10.0 million per product is payable upon achievement of milestones relating to other products. GSK will pay us royalties on all net sales of marketed products until at least the expiration of the last to expire issued applicable patent (October 2, 2025) based upon the scheduled expiration of currently issued patents. GSK may reduce, but not eliminate, the royalty payable to us if generic competitors attain a pre-determined share of the market for the combination product, or if GSK owes a royalty to one or more third parties for rights it licenses from such third parties to commercialize the product. The agreement terminates on the date of expiration of all royalty obligations unless earlier terminated by either party for a material breach or by GSK at any time upon ninety (90) days' written notice to us for any reason or no reason. Among the contract breaches that would entitle us to terminate the agreement is GSK's determination not to further develop or to launch the combination product under certain circumstances. GSK has the right, but not the obligation, to bring, at its own expense, an action for infringement of certain patents by third parties. If GSK does not bring any such action within a certain time frame, we have the right, at our own expense, to bring the appropriate action. With regard to certain other patent infringements, we have the sole right to bring an action against the infringing third party. Each party generally has the duty to indemnify the other for damages arising from breaches of each party's representations, warranties and obligations under the agreement, as well as for gross negligence or intentional misconduct. We also have a duty to indemnify GSK for damages arising from our development and manufacture of MT 400 prior to the effective date of the agreement, and each party must indemnify the other for damages arising from the development and manufacture of any combination product after the effective date.

        On November 23, 2011, we entered into the Purchase Agreement, with CII, pursuant to which we sold, and CII purchased, our right to receive future royalty payments arising from U.S. sales of MT 400, including Treximet.

POZEN Inc.

Notes to Financial Statements (Continued)

2. License Agreements (Continued)

        On May 13, 2014, we, GSK, CII and Pernix, entered into certain agreements in connection with GSK's divestiture of all of its rights, title and interest to develop, commercialize and sell Treximet® in the U.S. to Pernix. Upon the closing of the divestiture on August 20, 2014, GSK assigned the Treximet Agreement to Pernix. Immediately following the closing of the divestiture, Amendment No. 1 between us and Pernix became effective. Amendment No. 1, among other things, amends the royalty provisions of the Agreement to provide for a guaranteed quarterly minimum royalty of $4 million for the calendar quarters commencing on January 1, 2015 and ending on March 31, 2018 and requires that Pernix continue certain of GSK's ongoing development activities and to undertake certain new activities, for which we will provide reasonable assistance. Amendment No. 1 also eliminates restrictions in the Agreement on our right to develop and commercialize certain dosage forms of sumatriptan/naproxen combinations outside of the United States and permits POZEN to seek approval for these combinations on the basis of the approved NDA for Treximet. Pernix has also granted us a warrant to purchase 500,000 shares of Pernix common stock at an exercise price equal to$4.28, the closing price of Pernix common stock as reported on the NASDAQ Global Market on May 13, 2014. The common stock underlying the warrants will be registered by Pernix with the Securities and Exchange Commission and will be exercisable from the August 20, 2014, the closing date of the divestiture until February 28, 2018. If the Divestiture is not consummated, the warrants will be null and void. Because the warrant has not been registered by Pernix with the Securities and Exchange Commission, the Company cannot sell or transfer the warrant in reliance upon Rule 144 until after November 13, 2014 when the Company meets certain holding requirements. Lastly, we, GSK, Pernix and CII executed a letter agreement whereby we expressly consented to the assignment by GSK and the assumption by Pernix of the Treximet Agreement. On July 30, the parties entered into Amendment No. 2 to the Treximet Agreement which will permit Pernix's Irish affiliate to which Pernix assigned its rights to further assign the Agreement without our prior written consent as collateral security for the benefit of the lenders which financed the acquisition. Amendment No. 2 became effective upon the closing of the divestiture on August 20, 2014.

AstraZeneca AB (AstraZeneca)

        In August 2006, we entered into a collaboration and license agreement dated as of August 1, 2006 and effective September 7, 2006 with AstraZeneca, a Swedish corporation, regarding the development and commercialization of proprietary fixed dose combinations of the PPI esomeprazole magnesium with the NSAID naproxen, in a single tablet for the management of pain and inflammation associated with conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID associated gastric ulcers, as amended, the "Original Agreement". Under the terms of the Original Agreement, we granted to AstraZeneca an exclusive, fee-bearing license, in all countries of the world except Japan, under our patents and know-how relating to combinations of gastroprotective agents and NSAIDs (other than aspirin and its derivatives). Pursuant to the terms of the agreement, we received an upfront license fee of $40.0 million from AstraZeneca following termination of the waiting period under the HSR Act notification program.

POZEN Inc.

Notes to Financial Statements (Continued)

2. License Agreements (Continued)

        We retained responsibility for the development and filing of the NDA for the product in the U.S. AstraZeneca is responsible for all development activities outside the U.S., as well as for all manufacturing, marketing, sales and distribution activities worldwide. We agreed to bear all expenses related to certain specified U.S. development activities. All other development expenses, including all manufacturing-related expenses, will be paid by AstraZeneca. The agreement established joint committees with representation of both us and AstraZeneca to manage the development and commercialization of the product. The committees operate by consensus, but if consensus cannot be reached, we generally will have the deciding vote with respect to development activities required for marketing approval of the product in the U.S. and AstraZeneca generally will have the deciding vote with respect to any other matters.

        In September 2007, we agreed with AstraZeneca to amend the Original Agreement effective as of September 6, 2007. Under the terms of the amendment, AstraZeneca has agreed to pay us up to $345.0 million, in the aggregate, in milestone payments upon the achievement of certain development, regulatory and sales events. In September 2007 we received a $10.0 million payment upon execution of the amendment and a $20.0 million payment in recognition of the achievement of the primary endpoints for the PN400-104 study, a study which compared acid suppression of different doses of VIMOVO (formerly PN 400), and achievement of the interim results of the PN200-301 study, a six month comparative trial of PN 200 as compared to EC naproxen in patients requiring chronic NSAID therapy, meeting mutually agreed success criteria. In May 2010, we received a $20.0 million payment for the NDA approval of VIMOVO. We also received an additional $25.0 million milestone in December 2010 when VIMOVO received approval (including pricing and reimbursement approval) in a major ex-U.S. market and up to $260.0 million will be paid as sales performance milestones if certain aggregate sales thresholds are achieved.

        The amendment also revised the royalty rates we were to have received under the Original Agreement. Prior to the effective date of the amendment, under the terms of the Original Agreement, we were to receive a royalty based on annual net sales by AstraZeneca, its affiliates or sublicensees during the royalty term. The royalty rate varied based on the level of annual net sales of products made by AstraZeneca, its affiliates and sublicensees, ranging from the mid-single digits to the mid-teens. Under the amendment, we receive a flat, low double digit royalty rate during the royalty term on annual net sales of products made by AstraZeneca, its affiliates and sublicensees, in the U.S. and royalties ranging from the mid-single digits to the high-teens on annual net sales of products made by AstraZeneca, its affiliates and sublicensees outside of the U.S. The amendment also revised the rate of reduction to the royalty rate based upon loss of market share due to generic competition inside and outside of the U.S. to account for the new royalty structure. Our right to receive royalties from AstraZeneca for the sale of such products under the collaboration and license agreement, as amended, expires on a country-by-country basis upon the later of (a) expiration of the last-to-expire of certain patent rights relating to such products in that country, and (b) ten years after the first commercial sale of such products in such country.

        We further amended the Original Agreement effective October 1, 2008 to shorten the timing of AstraZeneca's reimbursement obligation for certain development expenses incurred by us under the agreement and to update the description of the target product profile studies (as defined in the agreement) for VIMOVO.

POZEN Inc.

Notes to Financial Statements (Continued)

2. License Agreements (Continued)

        On December 31, 2014 we accrued $5.6 million of VIMOVO royalty revenue, $4.3 million related to U.S. sales and $1.3 million related to ROW sales. The agreement, unless earlier terminated, will expire upon the payment of all applicable royalties for the products commercialized under the agreement. Either party has the right to terminate the agreement by notice in writing to the other party upon or after any material breach of the agreement by the other party, if the other party has not cured the breach within 90 days after written notice to cure has been given, with certain exceptions. The parties also can terminate the agreement for cause under certain defined conditions. In addition, AstraZeneca can terminate the agreement, at any time, at will, for any reason or no reason, in its entirety or with respect to countries outside the U.S., upon 90 days' notice. If terminated at will, AstraZeneca will owe us a specified termination payment or, if termination occurs after the product is launched, AstraZeneca may, at its option, under and subject to the satisfaction of conditions specified in the agreement, elect to transfer the product and all rights to us.

        On May 3, 2013, AstraZeneca informed us that, after a strategic business review, it had decided to cease promotion and sampling of VIMOVO by the end of the third quarter of 2013 in certain countries, including the U.S. and all countries in Europe, other than Spain and Portugal, which have pre-existing contractual relationships with third parties. We understand that AstraZeneca will instead now focus on those countries where the product has shown growth and which AstraZeneca believes have the greatest potential for future growth.

        On September 16, 2013, we and AstraZeneca entered into another amendment to the Original Agreement which made clarifications to certain intellectual property provisions of the Original Agreement to clarify that AstraZeneca's rights under those provisions do not extend to products which contain acetyl salicylic acid. On September 16, 2013, we and AstraZeneca also executed a letter agreement whereby we agreed that in the event that AstraZeneca divested its rights and obligations to market VIMOVO in the United States to a third party, AstraZeneca would be relieved of its obligations under the Original Agreement with respect to the United States as of the effective date of such divestiture, including its obligation under the Original Agreement to guarantee the performance of such assignee and/or sublicensee.

        On November 18, 2013, AstraZeneca and Horizon entered into certain agreements in connection with AstraZeneca's divestiture of all of its rights, title and interest to develop, commercialize and sell VIMOVO in the United States to Horizon. In connection with this divestiture, on November 18, 2013 we and AstraZeneca entered into an Amended and Restated Collaboration and License Agreement for the United States, the "U.S. Agreement," and an Amended and Restated License and Collaboration Agreement for Outside the United States, the "ROW Agreement," which agreements collectively amend and restate the Original Agreement. AstraZeneca has assigned the U.S. Agreement to Horizon in connection with the Divestiture with our consent.

        We and Horizon also entered into Amendment No. 1 to the U.S. Agreement which, among other things, amends the royalty provisions of the U.S. Agreement to provide for a guaranteed annual minimum royalty amount of $5 million in calendar year 2014, and a guaranteed annual minimum royalty amount of $7.5 million each calendar year thereafter, provided that the patents owned by us which cover VIMOVO are in effect and no generic forms of VIMOVO are in the marketplace. Amendment No. 1 also provides that Horizon has assumed AstraZeneca's right to lead the on-going Paragraph IV litigation relating to VIMIVO currently pending in the United States District Court for the District of New Jersey and will assume all patent-related defense costs relating to such litigation,

POZEN Inc.

Notes to Financial Statements (Continued)

2. License Agreements (Continued)

including reimbursement up to specified amounts of the cost of any counsel retained by us, amends certain time periods for Horizon's delivery of quarterly sales reports to POZEN, and provides for quarterly update calls between the parties to discuss VIMOVO's performance and Horizon's commercialization efforts.

        Further, the Company, AstraZeneca and Horizon executed a letter agreement whereby POZEN expressly consented to the assignment by AstraZeneca and the assumption by Horizon of the U.S. Agreement. In addition, the letter agreement establishes a process for AstraZeneca and Horizon to determine if sales milestones set forth in the Original Agreement are achieved on a global basis and other clarifications and modifications required as a result of incorporating the provisions of the Original Agreement into the U.S. Agreement and the ROW Agreement or as otherwise agreed by the parties.

sanofi-aventis U.S. LLC

        On September 3, 2013, we entered into an exclusive license and collaboration agreement with Sanofi US for .the commercialization of products containing a combination of immediate release omeprazole and 325 mg or less of delayed release aspirin, including PA32540 and PA8140 in the United States. On November 29, 2014, we executed a termination agreement with Sanofi US terminating the license agreement for PA. As of the termination date, all licenses granted to Sanofi US were terminated and all rights to the products licensed to Sanofi US under the agreement reverted to us. The termination agreement further provides for the transfer of specified commercial know-how developed by Sanofi US relating to the PA products to us and allows us, and any future collaborators, to use this know-how to commercialize the products.

Cilag GmbH International (Cilag)

        On March 21, 2011, we entered into a license agreement with Cilag, a division of Johnson & Johnson, for the exclusive development and commercialization of MT 400 in Brazil, Colombia, Ecuador and Peru. In December 2014 we received an executed, mutual termination from Cilag. There was no dispute between the parties regarding the license agreement and, at our request, for a period of two years after termination, Cilag has agreed to negotiate in good faith commercially reasonable terms of a supply agreement whereby Cilag would supply us or our licensees, with MT400 for a period equal to the shorter of (i) two (2) years; or (ii) until we establish an alternative supplier. We recognized approximately $257,300 in licensing revenue in the fourth quarter of as a result of this termination that had previously been recorded as deferred revenue.

Patheon Pharmaceuticals Inc. (Patheon)

        On December 19, 2011, we entered into a Manufacturing Services Agreement, or the Supply Agreement, and a related Capital Expenditure and Equipment Agreement, or the Capital Agreement, relating to the manufacture of PA32450. Under the terms of the Supply Agreement, Patheon has agreed to manufacture, and we have agreed to purchase, a specified percentage of the Company's requirements of the PA32540 for sale in the United States. The term of the Supply Agreement extends until December 31st of the fourth year after the we notify Patheon to begin manufacturing services under the Supply Agreement, or the Initial Term, and will automatically renew thereafter for periods of two years, unless terminated by either party upon eighteen months' written notice prior to the

POZEN Inc.

Notes to Financial Statements (Continued)

2. License Agreements (Continued)

expiration of the Initial Term or twelve months' written notice prior to the expiration of any renewal term. In addition to usual and customary termination rights which allow each party to terminate the Supply Agreement for material, uncured breaches by the other party, we can terminate the Agreement upon thirty (30) days' prior written notice if a governmental or regulatory authority takes any action or raises any objection that prevents us from importing, exporting, purchasing or selling PA32540 or if it is determined that the formulation or sale of PA32540 infringes any patent rights or other intellectual property rights of a third party. We can also terminate the Supply Agreement upon twenty-four (24) months' prior written notice if we license, sell, assign or otherwise transfer any rights to commercialize PA32540 in the Territory to a third party. The Supply Agreement contains general and customary commercial supply terms and conditions, as well as establishing pricing for bulk product and different configurations of packaged product, which pricing will be adjusted annually as set forth in the Supply Agreement. Under the terms of the Capital Agreement, we will be responsible for the cost of purchasing certain equipment specific to the manufacture of PA32540, the cost of which, based on current volume projections, is expected to be less than $150,000. If additional equipment and facility modifications are required to meet our volume demands for PA32540, we may be required to contribute to the cost of such additional equipment and facility modifications, up to a maximum of approximately $2.5 million in the aggregate.

        The Supply Agreement and Capital Agreement were amended on July 10, 2013. The First Amendment to the Manufacturing and Services Agreement (the "Amendment to the Supply Agreement") expressly incorporates the Company's PA8140 product candidate into the Supply Agreement. The Amendment to the Supply Agreement also clarifies that the manufacturing services contemplated by the Supply Agreement include the manufacture of validation batches, but the placing of an order for such validation batches will not trigger the Commencement Date of the Initial Term (each as defined in the Supply Agreement), updates pricing for the Company's PA32540 product candidate and a incorporates a new pricing schedule for PA8140, as well as other conforming changes to the Supply Agreement. The First Amendment to the Capital Expenditure and Equipment Agreement (the "Amendment to the Capital Agreement"), replaces the existing Schedule A of the Capital Agreement, which lists dedicated and non-dedicated capital equipment and facility modifications to be funded in whole or in part by the Company, with a new updated schedule which reflects the parties' current assumptions regarding the need for and timing of capital equipment expenditures based upon Patheon's current and anticipated production capacity and current volume projections for the PA32540 and PA8140. Under the terms of the Capital Agreement, the Company was previously required to contribute to the cost of such additional capital equipment and facility modifications, up to a maximum of approximately $2.5 million in the aggregate. Pursuant to the terms of the Amendment to the Capital Agreement, the parties have agreed to reduce the amount of such maximum expenditure to approximately $1.2 million dollars in light of the revised capacity and volume assumptions.

3. Stockholders' Equity

Shares Reserved for Future Issuance

        In January 2005, the Company approved a stockholder rights plan (the "Rights Plan"), pursuant to which the Company entered into a Rights Agreement dated January 12, 2005 with StockTrans, Inc., as Rights Agent, and the Company declared a dividend of a right to acquire one preferred share purchase right (a "Right") for each outstanding share of the Company's Common Stock, $0.001 par value per

POZEN Inc.

Notes to Financial Statements (Continued)

3. Stockholders' Equity (Continued)

share, to stockholders of record at the close of business on January 28, 2005. Generally, the Rights only are triggered and become exercisable if a person or group acquires beneficial ownership of 15 percent or more of the Company's common stock or announces a tender offer for 15 percent or more of the Company's common stock. The Rights Plan is similar to plans adopted by many other publicly-traded companies. The effect of the Rights Plan is to discourage any potential acquirer from triggering the Rights without first convincing POZEN's Board of Directors that the proposed acquisition is fair to, and in the best interest of, the shareholders and the Company. The provisions of the Plan will substantially dilute the equity and voting interest of any potential acquirer unless the Board of Directors determines that the proposed acquisition is in the best interest of the shareholders. In connection with the Plan, the Company designated 90,000 shares of its authorized Preferred Stock as Series A Junior Participating Preferred Stock. Each Right, if and when exercisable, will entitle the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, $0.001 par value per share, at a purchase price of $80.00 for each one one-thousandth of a share, subject to adjustment. Each holder of a Right (except for the Acquiring Person (as defined in the Rights Plan), whose Rights will be null and void upon such event) shall thereafter have the right to receive, upon exercise, that number of shares of Common Stock of the Company (or, in certain circumstances, cash, property or other securities of the Company) which equals the exercise price of the Right divided by 50% of the current market price (as defined in the Rights Agreement) per share of Common Stock at the date of the occurrence of such event. The Rights can be terminated by POZEN's Board of Directors and are subject to optional redemption by the Company at $0.001 per Right. The Rights Plan has a 10-year term and contains provisions requiring a periodic review and evaluation by the Board of Directors.

        If there is any change in the number or kind of shares of company stock outstanding or if the value of outstanding shares of company stock is substantially reduced as a result of an extraordinary dividend or distribution, the Company's 2010 Stock Option Plan requires that an equitable adjustment be made to all outstanding grants to preclude dilution of rights and benefits under the plan. Therefore, as a result of the December 31, 2013 cash dividend distribution, a dividend equivalent was provided to all outstanding grants. The adjustments were in the form of additional RSUs to RSU holders or an adjustment to both the outstanding number of options and their strike price; all adjustments were made in compliance with Sections 409A and 424 of the Internal Revenue Code. In addition, the 2010 Stock Option Plan provides for an adjustment to the number of common shares available for grant under the stock option plan. Therefore, as a result of the December 31, 2013 cash dividend distribution, the number of common shares available for grant was adjusted by 416,971 shares and that increase is reflected in the table below.

        At December 31, 2014, shares of our common stock reserved for future issuance are as follows:

Common shares available for grant under stock option plans	2,474,430
Common shares issuable pursuant to options and restricted stock units granted under equity compensations plans	3,817,920
Rights Plan shares issuable as Series A Junior Participating Preferred Stock	90,000

Total Reserved	6,382,350

POZEN Inc.

Notes to Financial Statements (Continued)

4. Accrued Expenses

        Accrued expenses consist of the following at December 31:

	2014	2013
Research and development costs	$55,227	$1,025,995
Other	198,397	629,217

	$253,624	$1,655,212

5. Income Taxes

        The Company did not record a provision for income taxes during the years ended December 31, 2014, 2013 and 2012.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows at December 31:

($ in thousands)	2014	2013
Current
Deferred income tax assets
Other current assets	$662	$1,080
Less valuation allowance	(647)	(1,080)

Total net deferred income tax assets, current	$15	$—
Deferred income tax liabilities
Investment in warrants	(968)	—

Total net deferred income taxes, current	$(953)	$—
Non-current
Deferred income tax assets (liabilities)
Tax loss carryforwards	$20,840	$25,909
Research and development credits	13,987	13,992
Equity compensation and other	6,683	7,549

Total gross deferred income taxes, non-current	41,510	47,450
Less valuation allowance	(40,557)	(47,450)

Total net deferred income taxes, non-current	$953	$—

Total net deferred income taxes	$—	$—

        At December 31, 2014 and 2013, the Company had federal net operating loss carryforwards of approximately $53 million and $66.8 million respectively, state net economic loss carryforwards of approximately $78 million and $82.9 million respectively, and research and development credit carryforwards of approximately $14 million and $14 million, respectively. The federal and state net operating loss carryforwards begin to expire in 2028 and 2015, respectively, and the research and development credit carryforwards begin to expire in 2018. For financial reporting purposes, a valuation allowance has been recognized to offset the deferred tax assets related to the carryforwards, based on

POZEN Inc.

Notes to Financial Statements (Continued)

5. Income Taxes (Continued)

the Company's assessment regarding the realizability of these deferred tax assets in future periods. Of the total decrease in valuation allowance of $7.3 million, a decrease of $7.3 million was allocable to current operating activities. The utilization of the loss carryforwards to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the loss carryforwards. In addition, the maximum annual use of net operating loss and research credit carryforwards is limited in certain situations where changes occur in stock ownership. The recognized tax benefit related to net operating loss carryforwards was approximately $4.8M, $0, and $0 for the years ended December 31, 2014, 2013 and 2012, respectively.

        The research and development credit, which had previously expired on December 31, 2011, was reinstated as part of the American Taxpayer Relief Act of 2012 enacted on January 2, 2013. This legislation retroactively reinstated and extended the credit from the previous expiration date through December 31, 2013. As a result, the Company adjusted its deferred tax assets in 2013 for both the 2013 and 2012 research and development credits, which resulted in an increase to the deferred tax assets and a corresponding increase to the valuation allowance of $0.02 million and $0.11 million, respectively.

        On July 23, 2013, North Carolina enacted House Bill 998, which reduced the corporate income tax rate from 6.9% in 2013 to 6% in 2014 and to 5% in 2015. As a result of the new enacted tax rate, the Company adjusted its deferred tax assets in 2013 by applying the lower rate, which resulted in a decrease to the deferred tax assets and a corresponding decrease to the valuation allowance of approximately $0.03 million.

        The actual income tax benefit (expense) for the years ended December 31, 2014, 2013 and 2012, differed from the amounts computed by applying the U.S. federal tax rate of 35% to income (loss) before taxes as a result of the following:

($ in thousands)	2014	2013	2012
(Loss) income before income tax	$19,675	$(16,708)	$(25,283)
Federal tax rate	35%	35%	35%

Federal income tax provision at statutory rate	6,886	(5,848)	(8,849)
State tax provision	224	(215)	(343)

	7,110	(6,063)	(9,192)
Decrease (increase) in income tax benefit resulting from:
Research and development credits	4	66	—
Non-deductible expenses and other	177	302	409
Change in state tax rate	35	966	—
Change in valuation allowance	(7,326)	4,729	8,783

Income tax expense	$—	$—	$—

        The Company had gross unrecognized tax benefits of approximately $0.5 million as of January 1, 2014. As of December 31, 2014, the total gross unrecognized tax benefits were approximately $0.5 million and of this total, none would reduce the Company's effective tax rate if recognized. The Company does not anticipate a significant change in total unrecognized tax benefits or the Company's

POZEN Inc.

Notes to Financial Statements (Continued)

5. Income Taxes (Continued)

effective tax rate due to the settlement of audits or the expiration of statutes of limitations within the next 12 months.

        The Company's policy for recording interest and penalties associated with tax audits is to record them as a component of provision for income taxes. The Company has not recorded any interest or penalty since adoption of FASB ASC 740-10.

        The Company has analyzed its filing positions in all significant federal, state and foreign jurisdictions where it is required to file income tax returns, as well as open tax years in these jurisdictions. With few exceptions, the Company is no longer subject to U.S. Federal and state and local tax examinations by tax authorities for years before 2011, although carryforward attributes that were generated prior to 2011 may still be adjusted upon examination by the Internal Revenue Service (IRS) if they either have been or will be used in a future period. No income tax returns are currently under examination by taxing authorities.

        Rollforward of gross unrecognized tax positions:

($ in thousands)
Gross tax liability at January 1, 2014	$538
Additions/Decreases for tax positions of prior years	(1)
Additions/Decreases for tax positions of the current year	—

Gross tax liability at December 31, 2014	$537

6. Equity Compensation Plans

        In 1996, the Company established a Stock Option Plan (the "Option Plan") and authorized the issuance of options to attract and retain quality employees and to allow such employees to participate in the growth of the Company. In June 2000, the stockholders approved the POZEN Inc. 2000 Equity Compensation Plan (the "2000 Plan") and the 2000 Plan became effective upon the completion of the Company's initial public offering in October 2000, after which time no further grants were made under the Option Plan. In May 2004, the stockholders approved an amendment to and restatement of the 2000 Plan. The amendment to the 2000 Plan provided for an increase in the number of shares of common stock authorized for issuance under the 2000 Plan from 3,000,000 to 5,500,000 shares. In June 2007, the stockholders approved the amendment and restatement of the 2000 Plan to, among other things, increase the number of shares authorized for issuance under the 2000 Plan to 6,500,000 shares and continue the various performance criteria for use in establishing specific vesting targets for certain awards. In June 2010, stockholders approved the POZEN Inc. 2010 Equity Compensation Plan, ("the 2010 Plan"), a successor incentive compensation plan to the 2000 Plan which was merged with and into the 2010 Plan and all grants outstanding under the 2000 Plan were issued or transferred under the 2010 Plan.

        The 2010 Plan provides for grants of incentive stock options, nonqualified stock options, stock awards, and other stock-based awards, such as restricted stock units and stock appreciation rights ("SARs"), to employees, non-employee directors, and consultants and advisors who perform services for us and our subsidiaries. The 2010 Plan authorizes up to 7,452,327 shares of common stock for issuance, which includes 2,000,000 shares of our common stock which were in excess of the number of shares previously reserved under the 2000 Plan. The maximum number of shares for which any

POZEN Inc.

Notes to Financial Statements (Continued)

6. Equity Compensation Plans (Continued)

individual may receive grants in any calendar year is 1,000,000 shares. The Compensation Committee of the Board of Directors, which administers the 2010 Plan, will determine the terms and conditions of options, including when they become exercisable. Neither our Board nor the Committee can amend the 2010 Plan or options previously granted under the Plan to permit a repricing of options or SARs, without prior stockholder approval. If options granted under the 2010 Plan expire or are terminated for any reason without being exercised, or if stock awards, performance units, or other stock-based awards are forfeited or otherwise terminate, the shares of common stock underlying the grants will again be available for awards granted under the 2010 Plan.

        If there is any change in the number or kind of shares of company stock outstanding or if the value of outstanding shares of company stock is substantially reduced as a result of a spinoff or the Company's payment of an extraordinary dividend or distribution, the 2010 Plan requires that an equitable adjustment be made to all outstanding grants to preclude dilution of rights and benefits under the plan. Consequently, as a result of the December 31, 2013 cash dividend distribution, a dividend equivalent totaling 987,000 shares was provided to all outstanding grants. The adjustments were in the form of additional RSUs to RSU holders or an adjustment to both the outstanding number of options and their strike price, in compliance with Sections 409A and 424 of the Internal Revenue Code.

        Our Statements of Comprehensive Income (Loss) for the fiscal years ended December 31, 2014, 2013 and 2012 include the following stock-based compensation expense:

	Years ended December 31,
	2014	2013	2012
Research and development	$295,631	$765,526	$461,118
Sales, general and administrative	1,585,331	3,196,860	2,268,802

Total expense	$1,880,962	$3,962,386	$2,729,920

Unrecognized stock-based compensation expense, including time-based options, performance-based options and restricted stock awards, expected to be recognized over an estimated weighted-average amortization period of 2.0 years, was $4.1 million at December 31, 2014.

Time-Based Stock Awards

        No new time-based awards were granted during the year ended December 31, 2014. Previously, the fair value of each time-based award was estimated on the date of grant using the Black-Scholes option valuation model, which used the assumptions described below. Our weighted-average assumptions used in the Black-Scholes valuation model for equity awards with time-based vesting provisions granted for the years ended December 31, 2013 and 2012 are shown in the following table:

	2013	2012
Expected volatility	63.7%	68.0-72.3%
Expected dividends	0%	0%
Expected terms	6.0 Years	6.0 Years
Risk-free interest rate	1.25%	0.91-1.33%
Weighted average grant date fair value	$5.35	$4.87

POZEN Inc.

Notes to Financial Statements (Continued)

6. Equity Compensation Plans (Continued)

        For the years ended December 31, 2013 and 2012, the expected volatility rate was estimated based on an equal weighting of the historical volatility of POZEN common stock over approximately a six-year period. For the years ended December 31, 2013 and 2012, the expected term was based upon average historical terms to exercise. The risk-free interest rate was based on six-year U.S. Treasury securities. The pre-vesting forfeiture rates used of the years ended December 31, 2013 and 2012 were based on historical rates. We adjust the estimated forfeiture rate based upon actual experience.

        A summary of the time-based stock awards as of December 31, 2014, and changes during the year ended December 31, 2014, are as follows:

Time-Based Stock Awards	Underlying Shares (000s)	Weighted- Average Exercise Price	Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (000s)
Outstanding at December 31, 2013	4,315	$6.82	4.3	$8,553
Granted	—	—
Exercised	(1,479)	5.34
Forfeited or expired	(495)	8.52

Outstanding at December 31, 2014	2,341	7.39	4.1	$4,382

Exercisable at December 31, 2014	1,865	$8.29	3.4	$2,402

Vested or expected to vest at December 31, 2014	2,270	$7.39	4.1	$4,248

        The aggregate intrinsic value of options outstanding represents the pretax value (the period's closing market price, less the exercise price, times the number of in-the-money options) that would have been received by all option holders had they exercised their options at the end of the period. The exercise price of stock options granted during the years ended December 31, 2014, 2013 and 2012 was equal to the market price of the underlying common stock on the grant date. A total of 1,479,000 stock options were exercised during the year ended December 31, 2014 with an intrinsic value of $4.6 million, a total of 138,562 stock options were exercised during the year ended December 31, 2013 with an intrinsic value of $589,000 and a total of 252,398 stock options were exercised during the year ended December 31, 2012 with an intrinsic value of $304,000. The fair value of shares vested during the years ended December 31, 2014, 2013 and 2012 were $1.1 million, $0.6 million and $0.4 million, respectively.

        A summary of the time-based nonvested awards as of December 31, 2014, and changes during the year ended December 31, 2014, are as follows:

	Underlying Shares (000s)	Weighted- Average Exercise Price
Nonvested outstanding at December 31, 2013	760	$4.06
Granted	—	—
Forfeited or expired	(7)	3.87
Vested	(276)	4.47

Nonvested outstanding at December 31, 2014	477	$3.85

POZEN Inc.

Notes to Financial Statements (Continued)

6. Equity Compensation Plans (Continued)

Restricted Stock and Restricted Stock Units

        For the years ended December 31, 2014, 2013 and 2012, the Company recognized $1.0 million, $1.2 million and $1.0 million, respectively, in compensation expense related to restricted stock units.

        A summary of the restricted stock awards as of December 31, 2014, and changes during the year ended December 31, 2014, are as follows:

	Underlying Shares (000s)	Weighted- Average Exercise Price
Restricted stock outstanding at December 31, 2013	747	$6.22
Granted	450	8.32
Vested and released	(84)	5.32
Forfeited or expired	(4)	5.91

Restricted stock outstanding at December 31, 2014	1,109	$7.14

        As of December 31, 2014 there was an aggregate $3.8 million of unrecognized compensation expense related to unvested restricted stock units. There were 627,000 unvested restricted stock units outstanding at December 31, 2014, 523,000 unvested restricted stock units outstanding at December 31, 2013, and 430,000 unvested restricted stock units outstanding at December 31, 2012. The total fair value of restricted stock that vested during the years ended December 31, 2014, 2013 and 2012 was $726,000, $863,000 and $920,000, respectively.

Performance-Based Awards

        In May 2008, pursuant to an incentive program (the "PN incentive program") approved by the Compensation Committee of the Board of Directors of the Company, stock options were granted to all of the Company's employees, including its executive officers, to purchase an aggregate of 281,433 shares of common stock with an exercise price of $14.45 per share. In September 2008, additional stock options were granted under the PN incentive program, to purchase 11,700 shares of common stock at an exercise price of $10.82 per share. The stock options have a ten-year term and have an exercise price equal to the closing sale price of the Company's common stock, as reported on the NASDAQ Global Market, on the date immediately preceding the date of grant. Twenty-five percent (25%) of the PN incentive program options granted vested in 2009, upon completion of the performance goal and the remaining seventy-five percent (75%) of the options granted vested in 2010 upon the completion of the remaining performance goals. The fair value of the performance-based options granted under the PN incentive program was estimated as of the grant date using the Black-Scholes option valuation model without consideration of the performance measures. The options also include provisions that require satisfactory employee performance prior to vesting. Additionally, 20,000 options were granted to an executive officer in May 2008 under the PN incentive plan, with similar grant and exercise terms. The Company recognized compensation costs for these awards over the expected service period.

        In October 2011, pursuant to an incentive program (the "PA32540 incentive program") approved by the Compensation Committee of the Board of Directors of the Company, stock options were granted to all of the Company's employees, including its executive officers, to purchase an aggregate of 453,960 shares of common stock. The underlying stock options and RSUs were performance-based and

POZEN Inc.

Notes to Financial Statements (Continued)

6. Equity Compensation Plans (Continued)

focus on the successful completion of certain value-enhancing events for the Company's YOSPRALA product candidate. The stock options have a ten-year term and have an exercise price equal to the closing sale price of the Company's common stock, as reported on the NASDAQ Global Market, on the date immediately preceding the date of grant. The underlying stock options and RSUs vest in accordance with the following schedule: (a) one-third (1/3) upon the acceptance of the filing of a new drug application (the "NDA") for YOSPRALA, assuming the NDA filing is made prior to December 31, 2012, (b) one-third (1/3) upon first cycle NDA approval of YOSPRALA (otherwise 16.5% upon NDA approval after first cycle), and (c) one-third (1/3) upon execution of a significant partnering transaction for YOSPRALA in a major territory as determined by the Compensation Committee of the Company, in its sole discretion, at the time of such transaction, subject in each case to continued employment or service to the Company.

        During a pre-submission meeting with respect to its NDA for YOSPRALA in April 2012, the FDA suggested that the Company also seek approval for a lower dose formulation of the product containing 81 mg of enteric coated aspirin as part of its NDA for YOSPRALA. The Company decided to include data and information relating to a lower dose formulation in its NDA. Generation of additional data with respect to lower dose formulation of YOSPRALA and incorporation of data into the NDA for YOSPRALA would delay submission of the NDA from the original planned submission date.

        Therefore, in October 2012, the Compensation Committee granted performance-based incentive awards (the "PA8140 incentive program") both to compensate the employees for the expected loss of value under the PA32540 Incentive Program, as well as to provide additional incentive to employees to complete the value-added activities required for submission and approval of the lower dose product. The Compensation Committee granted an aggregate of 208,740 restricted stock units to various employees of the Company, including 105,000 restricted stock units granted to the Company's named executive officers. The restricted stock units were performance-based and vest in accordance with the following schedule: (a) one-half (1/2) upon the acceptance by the FDA of the filing of an NDA for a lower dose YOSPRALA product candidate, and (b) one-half (1/2) upon approval by the FDA of an NDA for a lower dose YOSPRALA product candidate. In 2012, 132,883 options were forfeited in acknowledgement that certain performance goals would not be met under the PA32540 incentive program.

        In April 2014, the Compensation Committee granted an aggregate of 73,000 restricted stock units to various employees of the Company, including 65,000 restricted stock units granted to the Company's named executive officers. The restricted stock units were performance-based and vest in accordance with the following schedule: (i) 50% upon receipt of the milestone payment by Sanofi US under the License and Collaboration Agreement, dated as of September 3, 2013 (the "Agreement") to be received upon approval by the U.S. Food and Drug Administration of the PA product candidates; and (ii) 50% upon receipt of the milestone payment by Sanofi US upon achievement of commercial readiness (as defined in the Agreement). The entire award was forfeited in 2014 upon the termination of the Sanofi US agreement. In 2014, a total of 177,818 options were forfeited in acknowledgement that certain performance goals would not be met under the PA32540 and PA8140 incentive programs.

        During the twelve months ended December 31, 2014, in acknowledgement that certain performance goals would not be met under the PA32540 and PA8140 incentive programs and as a result of the forfeitures and accompanying prior expense reversals, there was a net negative expense of $11,000 recorded related to the achievement of vesting criteria for performance-based awards under the

POZEN Inc.

Notes to Financial Statements (Continued)

6. Equity Compensation Plans (Continued)

PA32540 and PA8140 incentive programs. As of December 31, 2014, there was $6,000 in unrecognized compensation expense related to performance-based awards granted under the PA32540 and PA8140 incentive programs.

        A summary of the performance-based stock awards as of December 31, 2014, and changes during the fiscal year ended December 31, 2014, are as follows:

	Underlying Shares (000s)	Weighted- Average Exercise Price
Performance-based outstanding at December 31, 2013	540	$6.76
Granted	73	7.89
Exercised	(46)	1.99
Forfeited or expired	(199)	5.77

Performance-based outstanding at December 31, 2014	368	$8.12

        The December 31, 2014 amount is expected to be recognized at the time of the grant vesting over the period ending in second quarter 2015. Under the PA32540 and PA8140 incentive programs, there were 139,000 unvested performance-based options outstanding at December 31, 2014. No performance-based awards vested during the twelve months ended December 31, 2014 and December 31, 2012. A total of 231,000 performance-based awards vested during the twelve months ended December 31, 2013. There were 229,000 vested performance-based options outstanding at December 31, 2014. The total value of performance-based awards that vested during the year ended December 31, 2014, 2013 and 2012 was $0.0, $1.0 million and $0, respectively. There were 199,000 awards forfeited during the twelve months ended December 31, 2014, 37,000 awards forfeited during the twelve months ended December 31, 2013, and 204,123 awards forfeited during the year ended December 31, 2012. A total of 46,000 performance-based awards were exercised during the year ended December 31, 2014, 162,000 performance-based awards were exercised during the year ended December 31, 2013 and no performance-based awards were exercised during the years ended December 31, 2012. At December 31, 2014, the performance-based options had an intrinsic value of $1.3 million and a remaining weighted contractual life of 5.2 years.

7. Leases

        The Company leases its office space and certain equipment under cancellable and noncancellable operating lease agreements. Rent expense incurred by the Company was approximately $419,000, $419,000 and $419,000, for the fiscal years ended December 31, 2014, 2013 and 2012, respectively. At December 31, 2014 noncancellable future minimum lease payments for operating leases totaled $0.4 million, all relating to the 2015 lease agreement.

        On February 16, 2009, the Company modified certain terms to our existing lease agreement, dated November 21, 2001, relating to approximately 17,009 square feet of office space located at Exchange Office Building, Chapel Hill, North Carolina. Under the terms of the modification, the lease term was extended for an additional 5 years and 7 months, terminating on September 30, 2015. The modification also provides the Company with a reduced notice period of 7 months for renewals of the lease. The Company is also entitled to a 3-year lease extension option available at the end of the term and a first offer right on available space located within the Exchange Office Building property. As a result of

POZEN Inc.

Notes to Financial Statements (Continued)

7. Leases (Continued)

entering into the modification, the Company's noncancellable future minimum lease payments for operating leases increased by approximately $2.7 million over the lease term. The Company is recognizing rent expense on a straight-line basis over the term of the lease which resulted in a deferred rent balance of $62,600 at December 31, 2014.

8. Retirement Savings Plan

        The Company has adopted a defined contribution 401(k) plan (the "Plan") covering substantially all employees who are at least 21 years of age. Based upon management's discretion, the Company may elect to make contributions to the Plan. During the fiscal years ended December 31, 2014, 2013 and 2012, the Company made contributions of $141,887 and $191,582 and $224,420 respectively, to the Plan.

9. Summary of Operations by Quarters (Unaudited)

	2014
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue
Licensed revenue	$7,548,676	$7,419,306	$7,539,741	$9,886,509

Total revenue	7,548,676	7,419,306	7,539,741	9,886,509
Operating expenses	4,651,396	4,426,615	3,628,176	3,112,431
Income before income tax expense	2,904,691	2,999,457	6,752,169	7,018,415
Income tax expense	—	—	—	—
Net income attributable to common stockholders	$2,904,691	$2,999,457	$6,752,169	$7,018,415

Basic net income per common share	$0.09	$0.10	$0.21	$0.22

Diluted net income per common share	$0.09	$0.09	$0.20	$0.21

Shares used in computing basic net income per common share	30,743,966	31,022,557	31,589,192	32,083,752
Shares used in computing diluted net income per common share	32,489,969	32,604,123	32,949,779	33,353,631
Comprehensive income	$2,904,691	$2,999,457	$6,752,169	$7,018,415

POZEN Inc.

Notes to Financial Statements (Continued)

9. Summary of Operations by Quarters (Unaudited) (Continued)

	2013
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue
Licensed revenue	$1,415,000	$1,651,000	$2,583,000	$4,673,000

Total revenue	1,415,000	1,651,000	2,583,000	4,673,000
Operating expenses	7,217,983	5,654,378	7,364,190	6,869,308
Loss before income tax benefit	(5,777,932)	(3,987,996)	(4,767,193)	(2,175,178)
Income tax expense	—	—	—	—
Net loss attributable to common stockholders	$(5,777,932)	$(3,987,996)	$(4,767,193)	$(2,175,178)

Basic and diluted net loss per common share	$(0.19)	$(0.13)	$(0.16)	$(0.07)

Shares used in computing basic and diluted net loss per common share	30,336,398	30,403,670	30,476,562	30,353,631
Comprehensive Loss	$(5,774,679)	$(3,987,996)	$(4,767,193)	$(2,175,178)

        Because of the method used in calculating per share data, the quarterly per share data will not necessarily add to the per share data as computed for the year.

POZEN Inc.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$36,991,056	$40,582,415
Investments in warrants	—	2,678,773
Accounts receivable	5,820,184	5,629,209
Prepaid expenses and other current assets	396,860	583,061

Total current assets	43,208,100	49,473,458
Property and equipment, net of accumulated depreciation	22,115	27,382
Noncurrent deferred tax asset	—	952,900

Total assets	$43,230,215	$50,453,740

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,127,705	$606,948
Accrued compensation	6,727,299	1,899,456
Accrued expenses	5,197,830	253,624
Current deferred tax liability	—	952,900

Total current liabilities	13,052,834	3,712,928
Long-term liabilities:
Accrued compensation	1,131,017	—

Total liability	14,183,851	3,712,928
Preferred stock, $0.001 par value; 10,000,000 shares authorized, issuable in series, of which 90,000 shares are designated Series A Junior Participating Preferred Stock, none outstanding	—	—
Common stock, $0.001 par value, 90,000,000 shares authorized; 32,765,541 and 32,221,397 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	32,766	32,221
Additional paid-in capital	150,374,747	143,613,024
Accumulated deficit	(121,361,149)	(96,904,433)

Total stockholders' equity	29,046,364	46,740,812

Total liabilities and stockholders' equity	$43,230,215	$50,453,740

See accompanying Notes to Financial Statements.

POZEN Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue:
Licensing revenue	$5,820,184	$7,539,741	$15,425,499	$22,507,723
Operating expenses:
Selling, general and administrative	12,206,807	2,573,958	33,662,567	7,897,698
Research and development	1,806,649	1,054,218	5,092,080	4,808,488

Total operating expenses	14,013,456	3,628,176	38,754,647	12,706,186
Interest and other income (loss)	17,140	2,840,604	(153,568)	2,854,781

(Loss) income before income tax expense	(8,176,132)	6,752,169	(23,482,716)	12,656,318
Income tax expense	(27,000)	—	974,000	—

Net (loss) income attributable to common stockholders	$(8,149,132)	$6,752,169	$(24,456,716)	$12,656,318

Basic net (loss) income per common share	$(0.25)	$0.21	$(0.75)	$0.41

Shares used in computing basic net (loss) income per common share	32,732,686	31,589,192	32,476,358	31,118,572

Diluted net (loss) income per common share	$(0.25)	$0.20	$(0.75)	$0.39

Shares used in computing diluted net (loss) income per common share	32,732,686	32,949,779	32,476,358	32,614,051

Comprehensive (loss) income	$(8,149,132)	$6,752,169	$(24,456,716)	$12,656,318

See accompanying Notes to Financial Statements.

POZEN Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30,
	2015	2014
Operating activities
Net (loss) income	$(24,456,716)	$12,656,318
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,705	13,975
Loss on sale of warrants	199,373	—
Gain on investment in warrants	—	(2,449,021)
Noncash compensation expense	5,673,287	1,914,614
Changes in operating assets and liabilities:
Accounts receivable	(190,975)	(3,866,741)
Prepaid expenses and other current assets	186,201	(301,438)
Accounts payable and other accrued expenses	11,423,823	(3,281,199)
Deferred Revenue	—	(7,000,000)

Net cash provided by (used in) operating activities	(7,152,302)	(2,313,492)
Investing activities
Purchase of equipment	(7,438)	(4,426)
Proceeds from sale of warrants	2,479,400	—

Net cash provided by investing activities	2,471,962	(4,426)
Financing activities
Proceeds from issuance of common stock	1,684,341	5,622,871
Payments related to net settlement of stock-based awards	(595,360)	(192,488)

Net cash provided by financing activities	1,088,981	5,430,383

Net increase (decrease) in cash and cash equivalents	(3,591,359)	3,112,465
Cash and cash equivalents at beginning of period	40,582,415	32,827,732

Cash and cash equivalents at end of period	$36,991,056	$35,940,197

See accompanying Notes to Financial Statements.

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

1. Significant Accounting Policies

General

        POZEN Inc. ("we" or "POZEN" or the "Company") was incorporated in the State of Delaware on September 25, 1996 and is operating in a single reportable segment. The Company has been a pharmaceutical company committed to transforming medicine that transforms lives. Since inception, the Company has focused its efforts on developing products which can provide improved efficacy, safety or patient convenience in the treatment of acute and chronic pain and pain related conditions and has developed a portfolio of integrated aspirin therapies. Historically, the Company has entered into collaboration agreements to commercialize its product candidates. The Company's licensing revenues include upfront payments, additional payments if and when certain milestones in the product's development or commercialization are reached, and the eventual royalty payments based on product sales.

        We decided to retain ownership of our proprietary, investigational, coordinated-delivery tablets combining immediate-release omeprazole, a proton pump inhibitor, or PPI, and enteric-coated, or EC, aspirin in a single tablet, now known as YOSPRALA® 81/40 and 325/40 ("PA" or "YOSPRALA"), including PA8140 and PA32540, through the clinical development and pre-commercialization stage. We are in the process of developing the commercialization strategy for these products and conducting all the required pre-commercialization activities. On September 3, 2013, we entered into an exclusive license agreement with sanofi-aventis U.S. LLC, or Sanofi US, for the commercialization YOSPRALA. On November 29, 2014, we executed a termination agreement with Sanofi US terminating the license agreement for PA. As of the termination date, all licenses granted to Sanofi US were terminated and all rights to the products licensed to Sanofi US under the agreement reverted to us. The termination agreement further provides for the transfer of specified commercial know-how developed by Sanofi US relating to the PA products to us and allows us, and any future collaborators, to use this know-how to commercialize the products. In light of the current regulatory review of our active ingredient supplier and of the time requirements necessary to complete an assessment of its strategic options, and to properly prepare the market for the launch of our YOSPRALA product candidates, we believe the products will be available for commercialization in 2016.

Retirement of John R. Plachetka; Appointment of Adrian Adams as Chief Executive Officer and Andrew I. Koven as President and Chief Business Officer

        On June 1, 2015, we announced that John R. Plachetka, Pharm.D., our Chairman of the Board of Directors, Chief Executive Officer and President retired effective immediately. Dr. Plachetka also resigned from the Company's Board of Directors. On the same day, we announced that our Board appointed Adrian Adams as our new Chief Executive Officer and Andrew I. Koven as our new President and Chief Business Officer.

Proposed Business Combination with Tribute Pharmaceuticals Canada Inc.

        On June 8, 2015, we and Tribute Pharmaceuticals Canada Inc. ("Tribute") agreed to a business combination under the terms of the Agreement and Plan of Merger and Arrangement, among Tribute, Aguono Limited (which was renamed Aralez Pharmaceuticals Limited and which, prior to the merger effective time, as defined in the Merger Agreement, will re-register as a public limited company

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. Significant Accounting Policies (Continued)

incorporated in Ireland and be renamed as Aralez Pharmaceuticals plc) ("Parent"), Trafwell Limited (which was renamed Aralez Pharmaceutical Holdings Limited) ("Ltd2"), ARLZ US Acquisition Corp., ARLZ CA Acquisition Corp. ("Can Merger Sub") and POZEN, dated as of June 8, 2015, as amended (the "Merger Agreement"). On August 19, 2015, the parties amended the Merger Agreement pursuant to that certain Amendment No. 1 to the Merger Agreement, whereby ARLZ US Acquisition II Corp. ("US Merger Sub") replaced ARLZ US Acquisition Corp. as a party to the Merger Agreement in order to optimize the corporate structure of Aralez Ireland in the future.

        In order to effect the transactions contemplated by the Merger Agreement, US Merger Sub, an indirect subsidiary of Parent, will be merged with and into the Company (the "Merger"). We will be the surviving corporation and, through the Merger, will become an indirect wholly-owned subsidiary of Parent. The Merger of the Company into US Merger Sub will be effected under Delaware law so that we will be reorganized into a holding company structure. In accordance with the Merger Agreement, Can Merger Sub will offer to acquire, and will acquire, all of the outstanding Tribute common shares, no par value per share (the "Tribute Common Shares") pursuant to a court approved plan of arrangement in Canada in the manner provided for by the Merger Agreement (the "Arrangement"). The Parent Shares (as defined below) to be issued to Tribute shareholders in the Arrangement are not being registered pursuant to this registration statement. Upon completion of the Arrangement, Tribute will also become an indirect wholly-owned subsidiary of Parent. Upon completion, the Merger and the Arrangement do not constitute a change of control of the Company.

        As a result of the Merger, each share of the Company's common stock will be converted into the right to receive from Parent one ordinary share of Parent, $0.001 nominal value per share each (a "Parent Share" and collectively, the "Parent Shares") (the "Merger Consideration") for each share of the Company common stock that they own as of the record date (as defined below). Pursuant to the Arrangement, each outstanding Tribute Common Share will be exchanged for 0.1455 Parent Shares. Upon completion of the Merger and Arrangement, current stockholders of the Company will own approximately 66% of the outstanding Parent Shares, and current Tribute shareholders will own approximately 34% of the outstanding Parent Shares before giving effect to (i) any exercise of outstanding options and warrants or the vesting and delivery of shares underlying restricted stock units ("RSUs") of either company and (ii) the Parent Shares to be issued to new investors pursuant to the equity and debt financings described below. It is expected that Parent Shares will be listed and traded on the NASDAQ Stock Market LLC ("NASDAQ") under the symbol "ARLZ" and application has been made to list the Parent Shares on the Toronto Stock Exchange (the 'TSX") under the symbol "ARZ".

        In connection with the proposed Merger and Arrangement, Parent filed with the U.S. Securities and Exchange Commission ("SEC") a registration statement on Form S-4 on July 20, 2015, as amended by Amendment No. 1 to the Form S-4 filed on August 19, 2015 and by Amendment No. 2 to the Form S-4 filed on October 30, 2015, that includes the joint proxy statement/prospectus of Parent and the Company. Such registration statement was declared effective by the SEC on November 5, 2015. On November 6, 2015 we began mailing the joint proxy statement/prospectus to our stockholders in connection with the transaction.

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. Significant Accounting Policies (Continued)

        The completion of the Merger and Arrangement is subject to the approval of our stockholders and the shareholders of Tribute. In addition, the Merger and the Arrangement are subject to other customary closing conditions, including, among others, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, (ii) the approval of the listing on the NASDAQ Stock Market LLC and the Toronto Stock Exchange of the Parent Shares to be issued in connection with the Merger and Arrangement, and (iii) the conditions to closing the equity and debt financings described below having been met or waived.

        On June 8, 2015, we also executed a Share Subscription Agreement (the "Subscription Agreement") by and among QLT Inc., a specialty pharmaceutical corporation existing under the laws of the Province of British Columbia, Canada ("Purchaser"), Tribute, Parent, and the following investors: Deerfield Private Design; Deerfield International; Deerfield Partners; EoR1 Capital Fund, L.P.; EcoR1 Capital Fund Qualified, L.P.; Broadfin Healthcare Master Fund, Ltd; JW Partners, LP, and JW Opportunities Fund, LLC (each, an "Investor" and together, the "Investors"). Pursuant to the Subscription Agreement, subject to the closing of the Merger and the Arrangement and the approval of our stockholders with respect to Proposals 2 and 3 of the Form S-4, Parent will issue and sell to Purchaser and the Investors, concurrently with the closing of the transactions contemplated by the Merger Agreement, $75 million of the Parent Shares in a private placement at a purchase price of $7.20 per Parent Share. The Subscription Agreement provides that Parent will prepare and file two registration statements with the SEC to effect a registration of the Parent Shares issued under the Subscription Agreement within 60 days of the date of the signing of the Subscription Agreement and for certain other registration rights for each of Purchaser and the Investors under the Securities Act and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws. In satisfaction of the above condition, on August 7, 2015 Parent filed two registration statements on Form S-1, one of which registered the Parent Shares to be owned by the Investors and the other which registered the Parent Shares to be owned by Purchaser. The Subscription Agreement does not close until the closing of the Merger.

        On October 29, 2015 POZEN executed an Amended and Restated Facility Agreement (the "Facility Agreement") among the Parent, Stamridge Limited (the "Borrower"), Tribute, Deerfield Private Design Fund III, L.P. ("Deerfield Private Design"), Deerfield International Master Fund, L.P. ("Deerfield International"), and Deerfield Partners, L.P. ("Deerfield Partners"), and the other lender parties thereto (together with Deerfield Private Design, Deerfield International, and Deerfield Partners, the "Lenders"). Pursuant to the Facility Agreement, subject to the closing of the transactions contemplated by the Merger Agreement, the Borrower will borrow from the Lenders up to an aggregate principle amount of $275 million, of which (i) $75 million will be in the form of a 2.5% senior secured exchangeable promissory note due six years from issuance and exchangeable into Parent Shares at a conversion price of $9.54 per share (the "Exchange Notes"), issued and sold by Borrower at the merger effective time to Deerfield Private Design or its registered assigns, upon the terms and conditions of the Facility Agreement, and (ii) up to an aggregate principal amount of $200 million, which will be made available for Permitted Acquisitions (as defined in the Facility Agreement), and will be in the form of Secured Promissory Notes issued and sold by the Borrower to the Lenders (the "Acquisition Notes"), evidencing the Acquisition Loans, upon the terms and conditions and subject to

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. Significant Accounting Policies (Continued)

the limitations set forth in the Acquisition Notes, all subject to the terms and conditions of the Facility Agreement. The Facility Agreement amends and restates the original debt facility agreement executed by us on June 8, 2015 by substituting former "convertible" notes with the Exchange Notes, designating Stamridge Limited as the Borrower and issuer of the Exchange Notes and Acquisition Notes, and providing the Borrower with the option of settling the Exchange Notes for cash. This agreement does not close until the closing of the Merger.

        In connection with the Facility Agreement, on October 29, 2015 the Lenders and Parent also entered into an Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement"). The Registration Rights Agreement amends and restates the original registration rights agreement that the parties entered into on June 8, 2015 in order to provide for certain changes required as a result of the Facility Agreement, as discussed above. Pursuant to the Amended and Restated Registration Rights Agreement, Parent agreed to prepare and file with the SEC a registration statement to effect a registration of the Parent Shares issued or issuable upon exchange of or pursuant to the Exchange Notes (the "Registerable Securities"), covering the resale of the Registerable Securities and such indeterminate number of additional ordinary shares as may become issuable upon exchange of or otherwise pursuant to the Exchange Notes to prevent dilution resulting from certain corporate actions. Such registration statement must be filed within 45 calendar days following the date of issuance of the Exchange Notes, which deadline was satisfied by the filing of a registration statement on Form S-1 on August 7, 2015. In the event the SEC does not permit all of the Registerable Securities to be included in the Registration Statement or if the Registerable Securities are not otherwise included in a Registration Statement filed under the Registration Rights Agreement, Parent has agreed to file an additional registration statement by no later than the Additional Filing Deadline (as defined in the Registration Rights Agreement) covering the resale of all Registerable Securities not already covered by an existing and effective registration statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act. The Registration Rights Agreement also provides for piggy-back registration, subject to the terms and conditions of the Registration Rights Agreement.

        A description of the Merger Agreement, and the Subscription Agreement, as well as other agreements related to the Merger and financing transactions is set forth in a Form 8-K we filed with the SEC on June 8, 2015 and copies of these agreements are attached as exhibits to such Form 8-K. A description of the Facility Agreement and the Registration Rights Agreement is set forth in a Form 8-K we filed with the SEC on October 30, 2015 and copies of these agreements are attached as exhibits to such Form 8-K. The foregoing description of these agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements.

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, POZEN Limited, Aralez R&D and Aralez Pharmaceuticals US Inc. POZEN Limited was formed in May 2015 as an intellectual property development and product sales company. Aralez R&D Inc. was formed in September 2015 to perform research and development services as directed by Pozen Limited, including, but not limited to, research activities with respect to intellectual property owned or licensed by Pozen Limited. Aralez Pharmaceuticals US Inc. was formed in July 2015 as a non-exclusive distributor of product developed and manufactured by Pozen Limited. All intercompany transactions and balances have been eliminated.

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. Significant Accounting Policies (Continued)

        The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and the instructions to Form 10-Q and do not include all of the information and footnotes required for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results for the interim periods have been included. Operating results for the three and nine months ended September 30, 2015 are not necessarily indicative of the results for the year ending December 31, 2015 or future periods. The accompanying financial statements should be read in conjunction with the Company's audited financial statements and related notes included in the Company's Annual Report on Form 10-K filed on March 11, 2015 and available on the website of the SEC (www.sec.gov). The accompanying balance sheet as of December 31, 2014 has been derived from the audited balance sheet as of that date included in the Form 10-K.

2. Summary of Significant Accounting Policies

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from the estimates and assumptions used.

        Accrued expenses, including contracted costs—Significant management judgments and estimates must be made and used in connection with accrued expenses, including those related to contract costs, such as costs associated with clinical trials. Specifically, the Company must make estimates of costs incurred to date but not yet paid for or not yet invoiced in relation to contracted, external costs. The Company analyzes the progress of product development, clinical trial, operational activities and related activities, invoices received, amounts paid, and budgeted costs when evaluating the adequacy of the accrued liability for these related costs.

        The Company believes that its current assumptions and other considerations used to estimate accrued expenses for the period are appropriate. However, determining the date on which certain contract services commence, the extent of services performed on or before a given date and the cost of such, paid and unpaid, involves subjective judgments and estimates and often must be based upon information provided by third parties. In the event that management does not identify certain contract costs which have begun to be incurred or under- or over-estimates the extent of services performed or the costs of such services, management adjusts costs during the period in which the information becomes available.

        Accrued costs related to product development and operating activities, based upon the progress of these activities covered by the related contracts, invoices received and estimated costs totaled $5.2 million at September 30, 2015 and $0.3 million at December 31, 2014. The variance, at each of these ending periods, between the actual expenses incurred and the estimated expenses accrued was not material or significant.

        Accrued Employee Compensation—In May 2015, we entered into a separation agreement with the Company's former President and Chief Executive Officer. Under the agreement he will be paid specific

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

one-time payments totaling $2.0 million, which includes special and performance bonuses, and on-going payments totaling $3.1 million, including salary continuation. The first payment was made in July 2015 and payments will continue through September 2017. While the full amount of these payments were accrued and recorded as selling, general and administrative expense during the quarter ended June 30, 2015, the first cash payments, totaling $108,000, were incurred in the quarter ended September 30, 2015.

        In June 2015, we announced the adoption of an employee severance plan to provide severance benefits to eligible employees terminated involuntarily under certain circumstances. Under the plan these employees will be paid on-going payments of approximately $4.2 million. Employees are required to render service beyond a minimum period; therefore, such benefits are being accrued over the respective service period. The first payment will be made in November 2015 and payments will continue through September 2017. Through the quarter ended September 30, 2015, $470,000 was recorded as R&D expense and $1.2 million was recorded as selling, general and administrative expense. Since no cash payment were incurred through the quarter ended September 30, 2015, the 2015 expense was recorded as accrued compensation.

        Revenue Recognition—The Company records revenue under the following categories: sale of royalty rights and, licensing revenues consisting of royalty revenues and other licensing revenues.

        With regard to royalty revenues, the Company's licensing agreements have terms that include royalty payments based on the manufacture, sale or use of the Company's products or technology. VIMOVO® (naproxen and esomeprazole magnesium) delayed release tablets royalty revenue has been recognized when earned, as will any other future royalty revenues. For VIMOVO or those future arrangements where royalties are reasonably estimable, the Company recognizes revenue based on estimates of royalties earned during the applicable period and reflects in future revenue any differences between the estimated and actual royalties. These estimates are based upon information reported to the Company by its collaboration partners. During the three and nine months ended September 30, 2015 the Company recognized $5.8 million and $15.4 million, respectively, for VIMOVO royalty revenue. During the three and nine months ended September 30, 2014 the Company recognized $5.5 million and $15.5 million, respectively, for VIMOVO royalty revenue.

        Also, with regard to the licensing revenues, the Company's licensing agreements have had terms that include upfront payments upon contract signing and additional payments if and when certain milestones in the product's development or commercialization are reached. Historically, the non-refundable portion of upfront payments received under the Company's existing agreements is deferred by the Company upon receipt and recognized on a straight-line basis over periods ending on the anticipated date of regulatory approvals, as specified in the agreements relating to the product candidates, or the conclusion of any obligation on the part of the Company. If regulatory approvals or other events relating to our product candidates are accelerated, delayed or not ultimately obtained, then the amortization of revenues for these products is prospectively accelerated or reduced accordingly. Milestone payments along with the refundable portions of up-front payments are recognized as licensing revenue upon the achievement of specified milestones if (i) the milestone is substantive in nature and the achievement of the milestone was not reasonably assured at the inception

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

of the agreement; and (ii) the fees are non-refundable. Any milestone payments received prior to satisfying these revenue recognition criteria are recorded as deferred revenue.

        In September 2013, the Company announced the signing of an exclusive license agreement for its PA products with Sanofi US, including, PA8140 and PA32540, in the United States to commercialize all PA combinations that contain 325 mg or less of enteric-coated aspirin in the United States. On November 29, 2014, we executed a termination agreement with Sanofi US terminating the license. As of the termination date, all licenses granted to Sanofi US were terminated and all rights to the products licensed to Sanofi US under the agreement reverted to us. The Company received an upfront payment of $15.0 million which was included within the license revenue and was completely amortized by the end of the 2014 fiscal year. The licensing revenue for the three and nine months ended September 30, 2014 was $2.0 million and $7.0 million, respectively.

        On March 21, 2011, the Company entered into a license agreement with Cilag GmbH International ("Cilag") a division of Johnson & Johnson, for the exclusive development and commercialization of MT 400 in Brazil, Colombia, Ecuador and Peru. Cilag's upfront payment of $257,300 was deferred until the licensing agreement's termination on December 22, 2014 and was included in other licensing revenue for the fiscal year ended December 31, 2014.

        Income Taxes—Our effective tax rate for the nine month periods ended September 30, 2015 and 2014 was (4.15)% and 0.0%, respectively. Although we have significant loss carryforwards, we project that we will be subject to tax in 2015. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgments, including but not limited to the expected operating income (loss) for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent differences, and the likelihood of realizing deferred tax assets generated in both the current year and prior years. The effective rate for the quarter ended September 30, 2015, as well as the nine month period ending September 30, 2015 also considers the impact of jurisdictions where losses are generated for which no benefit is recorded due to the likelihood that the tax benefits in those jurisdictions will not be realized, based on all positive and negative evidence available at this time.

        The accounting estimates used to compute the interim provision for income taxes may change as new events occur, including the Tribute transaction, additional information is obtained, or the tax environment changes. Since our inception, we have incurred substantial cumulative losses and may incur recurring losses in future periods. The utilization of these loss carryforwards to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the loss carryforwards. In addition, the maximum annual use of net operating loss and research credit carryforwards is limited in certain situations where changes occur in stock ownership.

        We currently file income tax returns in the U.S. federal jurisdiction, and the state of North Carolina. We are no longer subject to federal or North Carolina income tax examinations by tax authorities for years before 2012. However, the loss carryforwards generated prior to 2012 may still be subject to change, if we subsequently begin utilizing these losses in a year that is open under statute and subject to federal or North Carolina income tax examinations by tax authorities.

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        On May 21, 2015, the Company formed Pozen Limited, which was organized under the laws of Ireland, for the purpose of acquiring the rights to commercialize YOSPRALA, Treximet and MT 400. On May 27, 2015, the Company and Pozen Limited entered into an intercompany license agreement whereby the Company granted Pozen Limited a non-exclusive right to exercise certain product technologies and related intangible rights with respect to YOSPRALA, Treximet and MT 400. In consideration of the grant of the non-exclusive license, Pozen Limited made a fixed royalty payment and will pay additional contingent royalty payments to the Company. As of September 30, 2015, no cash payment has been made relative to the intercompany license agreement. At the time cash payment is made, the Company may be subject to withholding taxes. No provision has been made for these future potential withholding tax obligations.

        At September 30, 2015, we had no unrecognized tax benefits that would reduce the Company's effective tax rate if recognized. We recognize any interest and penalties accrued related to unrecognized tax benefits as income tax expense. During the nine months ended September 30, 2015 and 2014, there were no such interest and penalties.

        Cash, Cash Equivalents, Investments and Concentration of Credit Risk—Cash is invested in open-ended money market mutual funds, interest-bearing investment-grade debt securities and insured bank deposits. The Company considers all highly liquid investments with maturities of 90 days or less when purchased to be cash equivalents.

        The Company invests in high-credit quality investments in accordance with its investment policy, which attempts to minimize the possibility of loss. However, cash and cash equivalents include financial instruments that potentially subject the Company to a concentration of credit risk. Cash and cash equivalents are of a highly liquid nature and are held with high credit quality financial institutions and money market mutual fund managers. Cash held directly with financial institutions is insured up to $250,000 per account and any excess amounts are uninsured. Cash is also held in insured bank deposits through a cash management program that offers a bank network ensuring full FDIC insurance on all deposits. The Company's cash and cash equivalents are held in fully insured bank deposits and approximately 5% by money market mutual fund managers.

        In connection with its acquisition of all rights, title and interest to develop, commercialize and sell Treximet® (sumatriptan / naproxen sodium) from GlaxoSmithKline ("GSK"), Pernix Therapeutics Holdings, Inc. ("Pernix") issued the Company a warrant to purchase 500,000 shares of Pernix common stock at an exercise price of $4.28 (the closing price of Pernix common stock as listed on the NASDAQ Global Market on May 13, 2014). The warrant was sold in the first quarter of 2015 and the Company received $2,479,400 from the sale. The Company recognized a loss of $199,373 in the September 30, 2015 financial statements.

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        The following table sets forth our financial instruments carried at fair value as of September 30, 2015 and December 31, 2014:

	Financial Instruments Carried at Fair Value
	September 30, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$36,991,056	$40,582,415
Investments in Pernix warrants	—	2,678,773

Total cash and investments	$36,991,056	$43,261,188

Fair Value of Financial Instruments

        Financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable and accounts payable. The carrying values of these amounts approximate the fair value due to their short-term nature.

Fair Value Measurement

        The Company defines fair value ("FV") as the price that would be received to sell an asset or paid to transfer a liability ("the exit price") in an orderly transaction between market participants at the measurement date. The FV hierarchy for inputs maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The Company uses the following hierarchy of inputs to measure FV:

  •
  Level 1—quoted prices in active markets for identical assets and liabilities.

  •
  Level 2—observable inputs other than quoted prices in active markets for identical assets and liabilities, including quoted prices in active markets for instruments that are similar or quoted prices in markets that are not active for identical or similar instruments and model-derived valuations in which all significant inputs and value drivers are observable in active markets.

  •
  Level 3—unobservable inputs that are significant to the overall valuation, for which there is little or no market data available and which require the Company to develop its own assumptions.

        The Company values investments using the most observable inputs available that are current as of the measurement date and classifies them according to the lowest level of inputs used. Observable inputs are inputs that market participants would use in pricing the asset or liability developed from market data obtained from independent sources. Unobservable inputs are inputs that reflect the Company's judgment concerning the assumptions that market participants would use in pricing the asset or liability developed from the best information available under the circumstances.

        The financial assets for which we perform recurring measurements are cash equivalents and investments in warrants. As of September 30, 2015, financial assets utilizing Level 1 inputs included cash equivalents. Financial assets utilizing Level 2 inputs included investments in warrants.

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.

        Our Level 1 valuations are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges. Our Level 2 valuations may also use the market approach and are based on significant other observable inputs such as quoted prices for financial instruments not traded on a daily basis. We did not rely on Level 3 input for valuation of our securities at September 30, 2015.

Stock Plans

        In 1996, the Company established a Stock Option Plan (the "Option Plan") and authorized the issuance of options to attract and retain quality employees and to allow such employees to participate in the growth of the Company. In June 2000, the stockholders approved the POZEN Inc. 2000 Equity Compensation Plan (the "2000 Plan") and the 2000 Plan became effective upon the completion of the Company's initial public offering in October 2000, after which time no further grants were made under the Option Plan. In May 2004, the stockholders approved an amendment to and restatement of the 2000 Plan. The amendment to the 2000 Plan provided for an increase in the number of shares of common stock authorized for issuance under the 2000 Plan from 3,000,000 to 5,500,000 shares. In June 2007, the stockholders approved the amendment and restatement of the 2000 Plan to, among other things, increase the number of shares authorized for issuance under the 2000 Plan to 6,500,000 shares and continue the various performance criteria for use in establishing specific vesting targets for certain awards. In June 2010, stockholders approved the POZEN Inc. 2010 Equity Compensation Plan ("the 2010 Plan"), a successor incentive compensation plan to the 2000 Plan which was merged with and into the 2010 Plan and all grants outstanding under the 2000 Plan were issued or transferred under the 2010 Plan.

        The 2010 Plan provides for grants of incentive stock options, nonqualified stock options, stock awards, and other stock-based awards, such as restricted stock units and stock appreciation rights ("SARs"), to employees, non-employee directors, and consultants and advisors who perform services for us and our subsidiaries. The 2010 Plan authorizes up to 7,452,327 shares of common stock for issuance, which includes 2,000,000 shares of our common stock which were in excess of the number of shares previously reserved under the 2000 Plan. The maximum number of shares for which any individual may receive grants in any calendar year is 1,000,000 shares. The Compensation Committee of the Board of Directors, which administers the 2010 Plan, will determine the terms and conditions of options, including when they become exercisable. Neither our Board nor the Committee can amend the 2010 Plan or options previously granted under the Plan to permit a repricing of options or SARs, without prior stockholder approval. If options granted under the 2010 Plan expire or are terminated for any reason without being exercised, or if stock awards, performance units, or other stock-based awards are forfeited or otherwise terminate, the shares of common stock underlying the grants will again be available for awards granted under the 2010 Plan.

        As a result of a December 31, 2013 cash dividend distribution, a dividend equivalent totaling 987,000 shares was provided to all outstanding grants. The adjustments were in the form of additional

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

RSUs to RSU holders or an adjustment to both the outstanding number of options and their strike price, in compliance with Sections 409A and 424 of the Internal Revenue Code.

        If the Merger becomes effective, the 2010 Plan will terminate with no further grants being made thereunder, and shares with respect to all grants outstanding under the 2010 Plan will be issued or transferred under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.

Time-Based Stock Awards

        For the nine months ended September 30, 2015 and 2014, the Company recognized $517,000 and $720,000, respectively, in compensation expense related to time-base stock awards.

        No new time-based awards were granted during the nine months ended September 30, 2015 and September 30, 2014. Previously, the fair value of each time-based award was estimated on the date of grant using the Black-Scholes option valuation model. Historically, the expected volatility rate was estimated based on an equal weighting of the historical volatility of POZEN common stock over approximately a six-year period, the expected term was based upon average historical terms to exercise and the risk-free interest rate was based on six-year U.S. Treasury securities. The pre-vesting forfeiture rates used were also based on historical rates. We adjust the estimated forfeiture rate based upon actual experience.

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        A summary of the time-based stock awards as of September 30, 2015, and changes during the nine months ended September 30, 2015, are as follows:

Time-Based Stock Awards	Underlying Shares (000s)	Weighted- Average Exercise Price	Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (000s)
Outstanding at December 31, 2014	2,341	$7.39	4.1	$4,382
Granted	—	—
Exercised	(65)	4.09
Forfeited or expired	—	—

Outstanding at March 31, 2015	2,277	7.48	3.8	$3,796

Exercisable at March 31, 2015	2,095	$7.79	3.5	$3,098

Vested or expected to vest at March 31, 2015	2,249	$7.48	3.8	$3,751
Granted	—	—
Exercised	(582)	5.84
Forfeited or expired	(33)	13.77
Outstanding at June 30, 2015	1,662	7.90	3.5	$5,467

Exercisable at June 30, 2015	1,480	$8.39	3.1	$4,300

Vested or expected to vest at June 30, 2015	1,634	$7.90	3.5	$5,377

Granted	—	—
Exercised	(68)	4.95
Forfeited or expired	(3)	3.87

Outstanding at September 30, 2015	1,591	8.03	3.2	$1,053

Exercisable at September 30, 2015	1,528	$8.20	3.0	$929

Vested or expected to vest at September 30, 2015	1,581	$8.03	3.2	$1,047

        The aggregate intrinsic value of options outstanding represents the pretax value (the period's closing market price, less the exercise price, times the number of in-the-money options) that would have been received by all option holders had they exercised their options at the end of the period. A total of 715,000 stock options were exercised during the nine months ended September 30, 2015 with an intrinsic value of $2.1 million, and a total of 994,000 stock options were exercised during the nine months ended September 30, 2014 with an intrinsic value of $2.7 million.

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        A summary of the time-based nonvested awards as of September 30, 2015, and changes during the nine months ended September 30, 2015, are as follows:

	Underlying Shares (000s)	Weighted-Average Exercise Price
Nonvested outstanding at December 31, 2014	477	$3.85
Granted	—	—
Forfeited or expired	—	—
Vested	(296)	4.47

Nonvested outstanding at March 31, 2015	181	$3.87

Granted	—	—
Forfeited or expired	—	—
Vested	—	—

Nonvested outstanding at June 30, 2015	181	$3.87

Granted	—	—
Forfeited or expired	(3)	3.87
Vested	(115)	3.87

Nonvested outstanding at September 30, 2015	63	$3.87

Restricted Stock and Restricted Stock Units

        For the nine months ended September 30, 2015 and 2014, the Company recognized $4.4 million and $770,000, respectively, in compensation expense related to restricted stock units.

        A summary of the restricted stock unit awards as of September 30, 2015, and changes during the nine months ended September 30, 2015, are as follows:

	Underlying Shares (000s)	Weighted-Average Exercise Price
Restricted stock outstanding at December 31, 2014	1,109	$7.14
Granted	—	—
Vested and released	(49)	7.17
Forfeited or expired	—	—

Restricted stock outstanding at March 31, 2015	1,060	$7.14

Granted	3,543	7.76
Vested and released	(37)	7.35
Forfeited or expired	—	—

Restricted stock outstanding at June 30, 2015	4,566	$7.62

Granted	113	11.18
Vested and released	—	—
Forfeited or expired	(5)	7.22

Restricted stock outstanding at September 30, 2015	4,674	$7.70

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        As of September 30, 2015 there was an aggregate $27.9 million of unrecognized compensation expense related to unvested restricted stock units. Of the aggregate amount, $24.0 million unrecognized compensation expense related to unvested restricted stock units under the June 2015 award of 3,421,562 restricted stock units with a grant-date per-share fair value of $7.64. There were 3.9 million unvested restricted stock units outstanding at September 30, 2015 and 401,000 unvested restricted stock units outstanding at September 30, 2014. The total fair value of restricted stock that vested during the nine months ended September 30, 2015 and 2014 was $636,000 and $726,000, respectively.

Performance-Based Awards

        In May 2008, pursuant to an incentive program (the "PN incentive program") approved by the Compensation Committee of the Board of Directors of the Company, stock options were granted to all of the Company's employees, including its executive officers, to purchase an aggregate of 281,433 shares of common stock with an exercise price of $14.45 per share. In September 2008, additional stock options were granted under the PN incentive program, to purchase 11,700 shares of common stock at an exercise price of $10.82 per share. The stock options have a ten-year term and have an exercise price equal to the closing sale price of the Company's common stock, as reported on the NASDAQ Global Market, on the date of grant. Twenty-five percent (25%) of the PN incentive program options granted vested in 2009, upon completion of the performance goal and the remaining seventy-five percent (75%) of the options granted vested in 2010 upon the completion of the remaining performance goals. The fair value of the performance-based options granted under the PN incentive program was estimated as of the grant date using the Black-Scholes option valuation model without consideration of the performance measures. The options also include provisions that require satisfactory employee performance prior to vesting. Additionally, 20,000 options were granted to an executive officer in May 2008 under the PN incentive plan, with similar grant and exercise terms. The Company recognized compensation costs for these awards over the expected service period.

        In October 2011, pursuant to an incentive program (the "PA32540 incentive program") approved by the Compensation Committee of the Board of Directors of the Company, stock options and RSUs were granted to all of the Company's employees, including its executive officers, to purchase an aggregate of 453,960 shares of common stock. The underlying stock options and RSUs were performance-based and focus on the successful completion of certain value-enhancing events for the Company's YOSPRALA product candidate. The stock options have a ten-year term and have an exercise price equal to the closing sale price of the Company's common stock, as reported on the NASDAQ Global Market, on the date of grant. The underlying stock options and RSUs vested or will vest in accordance with the following schedule: (a) one-third (1/3) upon the acceptance of the filing of a new drug application (the "NDA") for YOSPRALA, assuming the NDA filing is made prior to December 31, 2012, (b) one-third (1/3) upon first cycle NDA approval of YOSPRALA (otherwise 16.5% upon NDA approval after first cycle), and (c) one-third (1/3) upon execution of a significant partnering transaction for YOSPRALA in a major territory as determined by the Compensation Committee of the Company, in its sole discretion, at the time of such transaction, subject in each case to continued employment or service to the Company.

        During a pre-submission meeting with respect to its NDA for YOSPRALA in April 2012, the U.S. Food and Drug Administration, or FDA suggested that the Company also seek approval for a lower

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

dose formulation of the product containing 81 mg of enteric coated aspirin as part of its NDA for YOSPRALA. The Company decided to include data and information relating to a lower dose formulation in its NDA. Generation of additional data with respect to lower dose formulation of YOSPRALA and incorporation of data into the NDA for YOSPRALA would delay submission of the NDA from the original planned submission date.

        Therefore, in October 2012, the Compensation Committee granted performance-based incentive awards (the "PA8140 incentive program") both to compensate the employees for the expected loss of value under the PA32540 Incentive Program, as well as to provide additional incentive to employees to complete the value-added activities required for submission and approval of the lower dose product. The Compensation Committee granted an aggregate of 208,740 restricted stock units to various employees of the Company, including 105,000 restricted stock units granted to the Company's named executive officers. The restricted stock units were performance-based and vested in accordance with the following schedule: (a) one-half (1/2) upon the acceptance by the FDA of the filing of an NDA for a lower dose YOSPRALA product candidate, and (b) one-half (1/2) upon approval by the FDA of an NDA for a lower dose YOSPRALA product candidate. In 2012, 132,883 options were forfeited in acknowledgement that certain performance goals would not be met under the PA32540 incentive program.

        In April 2014, the Compensation Committee granted an aggregate of 73,000 restricted stock units to various employees of the Company, including 65,000 restricted stock units granted to the Company's named executive officers. The restricted stock units were performance-based and vested in accordance with the following schedule: (i) 50% upon receipt of the milestone payment by Sanofi US under the License and Collaboration Agreement, dated as of September 3, 2013 (the "Agreement") to be received upon approval by the U.S. Food and Drug Administration of the PA product candidates; and (ii) 50% upon receipt of the milestone payment by Sanofi US upon achievement of commercial readiness (as defined in the Agreement). The entire award was forfeited in 2014 upon the termination of the Sanofi US agreement. In 2014, a total of 177,818 options were forfeited in acknowledgement that certain performance goals would not be met under the PA32540 and PA8140 incentive programs.

        As of September 30, 2015, there was $2,000 in unrecognized compensation expense related to performance-based awards granted under the PA32540 and PA8140 incentive programs. During the nine months ended September 30, 2015, the Company recognized $784,000 in compensation expense related to performance-based awards, of which $779,000 was recognized related to the performance-based stock awards vesting acceleration, as defined under the separation agreement with the Company's former President and Chief Executive Officer. During the nine months ended September 30, 2014, there was expense of $425,000 recorded for performance-based awards.

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        A summary of the performance-based stock awards as of September 30, 2015, and changes during the nine months ended September 30, 2015, are as follows:

	Underlying Shares (000s)	Weighted-Average Exercise Price
Performance-based outstanding at December 31, 2014	368	$8.12
Granted	—	—
Exercised	(10)	1.98
Forfeited or expired	—	—

Performance-based outstanding at March 31, 2015	358	$8.29

Granted	—	—
Exercised	(15)	5.17
Forfeited or expired	(30)	9.15

Performance-based outstanding at June 30, 2015	313	$8.36

Granted	154	8.83
Exercised	(15)	5.56
Forfeited or expired	(8)	4.66
Performance-based outstanding at September 30, 2015	444	$8.69

        The September 30, 2015 remaining expense amount is expected to be recognized, at the time of the grant vesting, over the period ending in first quarter 2016. Under the PA32540 and PA8140 incentive programs, there were 122,000 unvested performance-based options outstanding at September 30, 2015. No performance-based awards vested during the nine months ended September 30, 2015 and September 30, 2014. There were 444,000 and 243,000 vested performance-based options outstanding at September 30, 2015 and September 30, 2014, respectively. There were 37,000 awards forfeited during the nine months ended September 30, 2015 and 88,000 awards forfeited during the nine months ended September 30, 2014. A total of 40,000 performance-based awards were exercised during the nine months ended September 30, 2015 and 32,000 performance-based awards were exercised during the nine months ended September 30, 2014. At September 30, 2015, the performance-based options had an intrinsic value of $1.5 million and a remaining weighted contractual life of 6.2 years.

        Net Income (Loss) Per Share—Basic and diluted net income or loss per common share amounts have been computed using the weighted-average number of shares of common stock outstanding for the three and nine months ended September 30, 2015 and 2014. During the three and nine months ended September 30, 2015 and 2014, the Company had potential common stock equivalents related to its outstanding stock options and restricted stock units. These outstanding stock options and restricted stock units were awarded under the Company's stock option plans and they have vested or may vest to the option holder upon the completion of predetermined service periods or performance criteria. Vested awards are eligible for conversion into common stock. These potential common stock equivalents, were not included in diluted net loss per common share amounts, during the three and nine months ended September 30, 2015, since the effect would have been antidilutive. The Company

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

has excluded the impact of any shares which might be issued under its Stockholders Rights Plan from the earnings per share calculation because the rights are not exercisable since the specified contingent future event has not occurred.

        Reconciliation of denominators for basic and diluted earnings per share computations:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Basic weighted average shares outstanding	32,732,686	31,589,192	32,476,358	31,118,572
Effect of dilutive employee and director awards	—	1,360,587	—	1,495,479

Diluted weighted-average shares outstanding and assumed conversions	32,732,686	32,949,779	32,476,358	32,614,051

        If there is any change in the number or kind of shares of company stock outstanding or if the value of outstanding shares of company stock is substantially reduced as a result of an extraordinary dividend or distribution, the 2010 Plan requires that an equitable adjustment be made to all outstanding grants to preclude dilution of rights and benefits under the plan. Therefore, as a result of the December 31, 2013 cash dividend distribution, a dividend equivalent was provided to all outstanding grants. The adjustments were in the form of additional RSUs to RSU holders or an adjustment to both the outstanding number of options and their strike price; all adjustments were made in compliance with Sections 409A and 424 of the Internal Revenue Code. In addition, the 2010 Plan provides for an adjustment to the number of common shares available for grant under the stock option plan. Therefore, as a result of the December 31, 2013 cash dividend distribution, the number of common shares available for grant was adjusted by 416,971 shares and that increase is reflected in the table below.

        At September 30, 2015, shares of our common stock reserved for future issuance are as follows:

Common shares available for grant under stock option plans	2,163,703
Common shares issuable pursuant to options and restricted stock units granted under equity compensations plans	6,709,036
Rights Plan shares issuable as Series A Junior Participating Preferred Stock	90,000

Total Reserved	8,962,739

        Leases—On February 16, 2009, the Company modified certain terms to our existing lease agreement, dated November 21, 2001, relating to approximately 17,009 square feet of office space located at Exchange Office Building, Chapel Hill, North Carolina. Under the terms of the modification, the lease term was extended for an additional 5 years and 7 months, terminating on September 30, 2015. The modification also provides the Company with a reduced notice period of 7 months for renewals of the lease. The Company is also entitled to a 3-year lease extension option available at the end of the term and a first offer right on available space located within the Exchange Office Building property. As a result of entering into the modification, the Company's noncancellable future minimum

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

lease payments for operating leases increased by approximately $2.7 million over the lease term. The Company is recognizing rent expense on a straight-line basis over the term of the lease which resulted in a negative deferred rent balance of $43,400 at September 30, 2015. On July 15, 2015, the Company signed a six-month extension to its lease, adding approximately $52,000 to its lease commitments.

        New Accounting Pronouncements—Revenue from Contracts with Customers: In May 2014, the FASB issued new accounting rules related to revenue recognition for contracts with customers requiring revenue recognition based on the transfer of promised goods or services to customers in an amount that reflects consideration the Company expects to be entitled to in exchange for goods or services. The new rules supersede prior revenue recognition requirements and most industry-specific accounting guidance. The new rules will be effective for the Company in the fourth quarter of 2017 with either full retrospective or modified retrospective application required. The Company does not expect the adoption of the new accounting rules to have a material impact on the Company's financial condition, results of operations or cash flows.

        Contingencies—On March 14, 2011, we and AstraZeneca received a Paragraph IV Notice Letter from Dr. Reddy's Laboratories, Ltd and Dr. Reddy's Laboratories, Inc., collectively, Dr. Reddy's informing us that it had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of U.S. Patent No. 6,926,907 (the "'907 patent") in 2023. The '907 patent is assigned to POZEN and listed with respect to VIMOVO in the Orange Book. On September 19, 2011, Dr. Reddy's amended its ANDA to include a Paragraph IV certification against U.S. Patent No. 5,714,504 (the "'504 patent"), U.S. Patent No. 6,369,085 (the "'085 patent"), U.S. Patent No. 6,875,872 (the "'872 patent"), U.S. Patent No. 7,411,070 (the "'070 patent"), and U.S. Patent No. 7,745,466 (the "'466 patent"), which are assigned to AstraZeneca or its affiliates and listed in the Orange Book, with respect to VIMOVO. The patents listed in the Orange Book which are owned by AstraZeneca or its affiliates expire at various times between 2014 and 2018. AstraZeneca advised us that it has elected to exercise its first right to prosecute the infringement suit against Dr. Reddy's. Accordingly, we and AstraZeneca filed suit against Dr. Reddy's on April 21, 2011 in the United States District Court for the District of New Jersey, asserting only the '907 patent against Dr. Reddy's. An amended complaint was filed on October 28, 2011 to include the AstraZeneca patents. On December 19, 2012, the District Court conducted a pre-trial "Markman" hearing to determine claim construction. On May 1, 2013, the Court issued a Markman Order construing the claim terms disputed by the parties. On April 15, 2013 a Stipulation of Partial Dismissal was filed which sought dismissal of all infringement claims relating to the '504 patent, the '085 patent, the '872 patent, the '070 patent, and the '466 patent (which are each assigned to AstraZeneca), as well as Dr. Reddy's defenses and counterclaims relating to those patents. On April 18, 2013, the District Court issued a Stipulation and Order dismissing with prejudice those claims and defenses. The first Dr. Reddy's case is considered the lead case and has been consolidated with the other actions as described below for the purpose of pre-trial and discovery. A scheduling order for this case, and all of the consolidated cases, was issued by the Court on June 27, 2014. Fact discovery closed in the consolidated case on November 20, 2014 and expert discovery closed on June 25, 2015. In view of the retirement of presiding Judge Pisano, on February 9, 2015, the consolidated cases were reassigned to Judge Mary L. Cooper.

        On June 13, 2011, we and AstraZeneca received a Paragraph IV Notice Letter from Lupin Ltd., or Lupin, informing us that Lupin had filed an ANDA with the FDA seeking regulatory approval to

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

market a generic version of VIMOVO before the expiration of the '907 patent, which is assigned to POZEN and the '504 patent, the '085 patent, the '872 patent, the '070 patent, and the '466 patent, each of which is assigned to AstraZeneca or its affiliates. The patents are listed with respect to VIMOVO in the Orange Book and expire at various times between 2014 and 2023. Lupin's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. AstraZeneca has advised us that it has elected to exercise its first right to prosecute the infringement suit against Lupin and, accordingly, we and AstraZeneca filed suit against Lupin on July 25, 2011 in the United States District Court for the District of New Jersey. On November 19, 2014, an amended complaint was filed in which the '085 patent, the '872 patent, the '070 patent, and the '466 patent, all assigned to AstraZeneca or its affiliates, were not asserted against Lupin. On December 3, 2014, another amended complaint was filed in which the '504 patent, assigned to AstraZeneca or its affiliates, was not asserted against Lupin. The case is currently consolidated for discovery and pretrial purposes with the first filed Dr. Reddy's case.

        On September 19, 2011, we and AstraZeneca received Paragraph IV Notice Letter from Anchen Pharmaceuticals, Inc., or Anchen, informing us that Anchen had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, the '085 patent, the '070 patent, and the '466 patent. The patents are among those listed with respect to VIMOVO in the Orange Book and expire at various times between 2018 and 2023. Anchen's Paragraph IV Notice Letter asserts that its generic product will not infringe those patents or that those patents are invalid or unenforceable. AstraZeneca has advised us that it has elected to exercise its first right to prosecute the infringement suit against Anchen and, accordingly, we and AstraZeneca filed suit against Anchen on October 28, 2011 in the United States District Court for the District of New Jersey. On October 4, 2013, Anchen filed an amendment to its ANDA seeking to change its Paragraph IV certification to a Paragraph III. It is not known to the Company when or if the FDA will enter Anchen's amendment. On October 25, 2013, Anchen filed a Motion to Dismiss the case against it, based on its proposed re-certification. On November 18, 2013, we and AstraZeneca filed an Opposition to Anchen's Motion to Dismiss. On June 11, 2014, the Court granted Anchen's Motion and dismissed the case against them.

        On November 20, 2012 we and AstraZeneca received a Paragraph IV Notice Letter from Dr. Reddy's, informing us that Dr. Reddy's had filed a second ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, which is assigned to POZEN and the '504 patent, the '085 patent, the '070 patent, the '466 patent and, each of which is assigned to AstraZeneca or its affiliates. The patents are listed with respect to VIMOVO in the Orange Book and expire at various times between 2014 and 2023. Dr. Reddy's second Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. AstraZeneca has advised us that it has elected to exercise its first right to prosecute the infringement suit against Dr. Reddy's on its second ANDA filing and, accordingly, we and AstraZeneca filed suit against Dr. Reddy's on January 4, 2013, in the United States District Court for the District of New Jersey. On April 15, 2013 a Stipulation of Partial Dismissal was filed which sought dismissal of all infringement claims relating to the '504 patent, the '085 patent, the '872 patent, the '070 patent, and the '466 patent (which are each assigned to AstraZeneca), as well as Dr. Reddy's defenses and counterclaims relating to those patents. On April 18, 2013, the District Court issued the Stipulation and Order dismissing with prejudice those claims and defenses. On

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

June 28, 2013, we and AstraZeneca filed a Motion for Summary Judgment relating to the second ANDA filing asserting that the '907 is not invalid. On August 12, 2013, Dr. Reddy's filed an opposition to the Motion for Summary Judgment. On March 28, 2014, the District Court denied the Motion. On October 11, 2013, Dr. Reddy's filed a Motion for Summary Judgment asserting that the product which is the subject matter of its second ANDA does not infringe the '907 patent. On November 4, 2013, we and AstraZeneca filed a Motion for an Order Denying Dr. Reddy's Motion for Summary Judgment Pursuant to Rule 56(d) and an Opposition to Dr. Reddy's Motion. On May 29, 2014, the Court issued an order denying Dr. Reddy's Motion. On July 9, 2015, Dr. Reddy's renewed its Motion for Summary Judgment that the product which is the subject matter of its second ANDA does not infringe the '907 patent. On August 13, 2015, we and Horizon Pharma USA Inc., or Horizon, assignee of AstraZeneca, filed an Opposition to Dr. Reddy's Motion. This case was consolidated with the originally filed Dr. Reddy's case and is currently consolidated for discovery and pretrial purposes with the first filed Dr. Reddy's case.

        On March 29, 2013, we and AstraZeneca received a Paragraph IV Notice Letter from Watson Laboratories, Inc.—Florida, or Watson, now Actavis, informing us that it had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, which is assigned to the Company, and the '504 patent, the '085 patent, the '872 patent, the '070 patent, and the '466 patent, each of which is assigned to AstraZeneca or its affiliates. The patents are listed with respect to VIMOVO in the Orange Book and expire at various times between 2014 and 2023. Watson's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. AstraZeneca has advised us that it has elected to exercise its first right to prosecute the infringement suit against Watson. On May 10, 2013, we and AstraZeneca filed a patent infringement lawsuit against Watson in the U.S. District Court of New Jersey. On March 11, 2015, a Stipulation of Counts Related to Certain Patents was filed which sought dismissal of all infringement claims relating to the '504 patent, the '085 patent, the '872 patent, the '070 patent, and the '466 patent (which are each assigned to AstraZeneca), as well as Actavis's defenses and counterclaims relating to those patents and the '424 patent. On April 9, 2015, the District Court issued a Stipulation and Order dismissing with prejudice those claims and defenses. The case is currently consolidated for discovery and pretrial purposes with the first filed Dr. Reddy's case.

        On May 16, 2013, we and AstraZeneca received a Paragraph IV Notice Letter from Mylan Pharmaceuticals Inc., or Mylan informing us that it had filed an ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO before the expiration of the '907 patent, which is assigned to the Company and the '504 patent, the '085 patent, the '424 patent, the '872 patent, the '070 patent, and the '466 patent, each of which is assigned to AstraZeneca or its affiliates. The patents are listed with respect to VIMOVO in the Orange Book and expire at various times between 2014 and 2023. Mylan's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. AstraZeneca advised us that it had elected to exercise its first right to prosecute the infringement suit against Mylan. On June 28, 2013, we and AstraZeneca filed a patent infringement lawsuit against Mylan in the U.S. District Court of New Jersey. On February 13, 2015, the Court entered a Joint Stipulation of Dismissal of Counts Related to Certain Patents, dismissing claims related to the '504 patent, the '085 patent, the '424 patent, the '872 patent, the '070 patent, and the '466 patent, each of which is assigned to AstraZeneca or its affiliates.

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

The case is currently consolidated for discovery and pretrial purposes with the first filed Dr. Reddy's case.

        On October 15, 2013, the United States Patent Office issued U.S. Patent No. 8,555,285 (the "'285 patent"). The '285 patent, entitled "Pharmaceutical compositions for the coordinated delivery of NSAIDs" and assigned to POZEN, is related to the '907 patent. AstraZeneca advised us that it elected to exercise its first right to prosecute the infringement of the '285 patent and, accordingly, on October 23, 2013, we, and AstraZeneca filed patent infringement lawsuits against Dr. Reddy's, Lupin, Watson and Mylan in the U.S. District Court of New Jersey alleging that their ANDA products infringe the '285 patent. On November 8, 2013, we, and AstraZeneca filed a Motion to Amend the Complaint in the actions against Dr. Reddy's, Lupin, Watson and Mylan or, in the alternative, to consolidate the actions involving the '285 patent with the existing consolidated action. Dr. Reddy's, Lupin, Watson and Mylan have each filed answers to the respective amended complaints, thus adding claims relating to the '285 patent against each of the Defendants to the consolidated case.

        As part of the purchase of all of AstraZeneca's rights, title and interest to develop, commercialize and sell VIMOVO in the United States, Horizon has assumed AstraZeneca's right to lead the above-described Paragraph IV litigation relating to VIMOVO currently pending in the United States District Court for the District of New Jersey and has assumed patent-related defense costs relating to such litigation, including reimbursement up to specified amounts of the cost of any counsel retained by us. On December 12, 2013, Horizon filed Motions to Join under Fed.R.Civ.Proc. 25(c) as a co-plaintiff in each of the above referenced actions and the consolidated action. On January 31, 2014, February 2, 2014, and February 20, 2014, the Court granted Horizon's motions.

        On October 7, 2014, the United States Patent Office issued United States Patent No. 8,852,636 ("the '636 patent"). The '636 patent, entitled "Pharmaceutical compositions for the coordinated delivery of NSAIDs" and assigned to POZEN, is related to the '907 and '285 patents. On October 14, 2014, the United States Patent Office issued United States Patent No. 8,858,996 ("the '996 patent"). The '996 patent, entitled "Pharmaceutical compositions for the coordinated delivery of NSAIDs" and assigned to POZEN, is also related to the '907 and '285 patents. On October 21, 2014, the United States Patent Office issued United States Patent No. 8,865,190 ("the '190 patent"). The '190 patent, entitled "Pharmaceutical compositions for the coordinated delivery of NSAIDs" and assigned to POZEN, is related to the '907 and '285 patents. Horizon has advised us that it has elected to exercise its first right to prosecute the infringement of the '636, '996 and '190 patents and, accordingly, on May 13, 2015, we, and Horizon filed patent infringement lawsuits against Dr. Reddy's, Lupin, Actavis and Mylan in the U.S. District Court of New Jersey alleging that their ANDA products infringe the '636 and '996 patents. On June 18, 2013, we, and Horizon filed an Amended Complaint in the actions against Dr. Reddy's, Lupin, Watson and Mylan, adding the '190 patent to the case. The cases are in the initial phase.

        On February 24, 2015, Dr. Reddy's filed a Petition for Inter Partes Review ("IPR") of the '285 patent with the Patent Trials and Appeals Board ("PTAB") of the U.S. Patent and Trademark Office. We and Horizon filed a Preliminary Response on July 13, 2015. On October 9, 2015, the PTAB denied Dr. Reddy's Petition.

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        On May 21, 2015, the Coalition for Affordable Drugs VII L.L.C., or CFAD, filed a Petition for IPR of the '907 patent with the PTAB of the U.S. Patent and Trademark Office. On September 18, 2015, we and Horizon filed a Preliminary Response. The PTAB has three months from the date of the Preliminary Response in which to institute or deny the IPR proceeding. If the PTAB decides to institute the IPR proceeding, CFAD will have the opportunity to challenge the validity of the '907 patent in whole or in part before the PTAB via a patent validity trial. We and Horizon intend to defend the validity of the '907 patent in both the IPR and district court settings.

        On June 5, 2015, CFAD filed a Petition for IPR of the'966 patent with the PTAB of the U.S. Patent and Trademark Office. On September 18, 2015, we and Horizon filed a Preliminary Response. Upon receipt of such a Preliminary Response, the PTAB has three months from the date of the Preliminary Response in which to institute or deny the IPR proceeding. If the PTAB decides to institute the IPR proceeding, CFAD will have the opportunity to challenge the validity of the '966 patent in whole or in part before the PTAB via a patent validity trial. We and Horizon intend to defend the validity of the '966 patent in both the IPR and district court settings.

        On August 7, 2015, CFAD filed a Petition for IPR of the '636 patent with the PTAB of the U.S. Patent and Trademark Office. We and Horizon may file an optional Preliminary Response by November 17, 2015. Upon receipt of such a Preliminary Response, the PTAB has three months in which to institute or deny the IPR proceeding. If the PTAB decides to institute the IPR proceeding, CFAD will have the opportunity to challenge the validity of the '636 patent in whole or in part before the PTAB via a patent validity trial. We and Horizon intend to defend the validity of the '636 patent in both the IPR and district court settings.

        On August 12, 2015, CFAD filed a Petition for IPR of the '621 patent with the PTAB of the U.S. Patent and Trademark Office. We and Horizon may file an optional Preliminary Response by November 24, 2015. Upon receipt of such a Preliminary Response, the PTAB has three months in which to institute or deny the IPR proceeding. If the PTAB decides to institute the IPR proceeding, CFAD will have the opportunity to challenge the validity of the '621 patent in whole or in part before the PTAB via a patent validity trial. We and Horizon intend to defend the validity of the '621 patent in both the IPR and district court settings.

        On August 19, 2015, Lupin filed three Petitions for IPR, seeking review of the '996, '636 and '190 patents with the PTAB of the U.S. Patent and Trademark Office. We and Horizon may file an optional Preliminary Responses by November 28, 2015. Upon receipt of each Preliminary Response, the PTAB has three months in which to institute or deny the respective IPR proceeding. If the PTAB decides to institute the IPR proceeding, Lupin will have the opportunity to challenge the validity of the respective patents in whole or in part before the PTAB via a patent validity trial. We and Horizon intend to defend the validity of the '996, '636 and '190 patents in both the IPR and district court settings.

        In Canada, on January 20, 2015, AstraZeneca Canada Inc., or AstraZeneca Canada, received a Notice of Allegation from Mylan Pharmaceuticals ULC, or Mylan Canada, informing us that Mylan Canada has filed an Abbreviated New Drug Submission or, ANDS, in Canada for approval of its naproxen/esomeprazole magnesium tablets and alleging non-infringement of some of the claims and invalidity of POZEN's Canadian Patent No. 2,449,098 (the "'098 patent"). AstraZeneca Canada is the licensee pursuant to a Collaboration Agreement with us, and the '098 patent is listed in respect of

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

AstraZeneca Canada's VIMOVO products. A Notice of Allegation in Canada is similar to a Paragraph IV Notice Letter in the United States, and in response, we and AstraZeneca Canada, as the patentee, commenced a proceeding in the Federal Court of Canada in relation to the '098 patent on March 5, 2015. The Canadian proceeding is summary in nature and expected to be completed before March 5, 2017. The current schedule as approved by the Court provides for the service of affidavit evidence of AstraZeneca Canada and POZEN by September 11, 2015 and affidavit evidence of Mylan Canada by January, 8, 2016. The parties are to complete cross-examinations on the affidavit evidence by April 29, 2016. The Written Records for the hearing are to be served by AstraZeneca and POZEN by July 4, 2016 and by Mylan Canada by September 2, 2016. A three day hearing of the matter has been scheduled to begin on November 21, 2016. The proceeding will decide whether approval for Mylan Canada's naproxen/esomeprazole magnesium tablets will be prohibited until the expiry of the '098 patent because none of Mylan Canada's allegations in respect of the '098 patent are justified; the proceeding will not finally decide '098 patent validity or infringement. The '098 patent expires on May 31, 2022.

        On April 24, 2015, we and Horizon received a third Paragraph IV Notice Letter from Dr. Reddy's informing us that it had amended its Paragraph IV certifications made with respect to its second ANDA with the FDA seeking regulatory approval to market a generic version of VIMOVO. Dr. Reddy's amended certifications relate to the '285 patent, the '636 patent and the '996 patent which are all assigned to the Company. The patents are listed with respect to VIMOVO in the Orange Book and expire in 2022. Dr. Reddy's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. As explained above, we and Horizon have filed patent infringement lawsuits against Dr. Reddy's in the U.S. District Court of New Jersey alleging that its ANDA products infringe the '285, '636 and '996 patents.

        On June 1, 2015, we and Horizon received a second Paragraph IV Notice Letter from Actavis informing us that it had amended its Paragraph IV certifications made in its ANDA seeking regulatory approval to market a generic version of the 500 mg strength of VIMOVO. Actavis' amended certifications relate to the '636 and '996 patents and United States Patent Nos. 8,945,621 ("the '621 patent"), which are all assigned to the Company. The patents are listed with respect to VIMOVO in the Orange Book and expire in 2022 or 2031. Actavis's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. As explained above, we and Horizon have filed patent infringement lawsuits against Actavis in the U.S. District Court of New Jersey alleging that its ANDA products infringe the '636 and '996 patents.

        On July 17, 2015, we and Horizon received a second Paragraph IV Notice Letter from Lupin informing us that it had amended its Paragraph IV certifications made in its ANDA seeking regulatory approval to market a generic version of VIMOVO. Lupin's amended certifications relate to the '636 and '996 patents which are each assigned to the Company. The patents are listed with respect to VIMOVO in the Orange Book and expire in 2022 or 2031. Lupin's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable. As explained above, we and Horizon have filed patent infringement lawsuits against Lupin in the U.S. District Court of New Jersey alleging that its ANDA products infringe the '636 and '996 patents.

POZEN Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        On October 12, 2015, we and Horizon received a third Paragraph IV Notice Letter from Actavis informing us that it had amended its Paragraph IV certifications made in its ANDA seeking regulatory approval to market a generic version of the 375 mg strength of VIMOVO. Actavis' amended certifications relate to the '907, '285, '636, '996 and '621 patents, which are all assigned to the Company. The patents are listed with respect to VIMOVO in the Orange Book and expire between 2022 and 2031. Actavis's Paragraph IV Notice Letter asserts that its generic product will not infringe the listed patents or that the listed patents are invalid or unenforceable.

        As with any litigation proceeding, we cannot predict with certainty the patent infringement suit against Dr. Reddy's, Lupin, Mylan and Watson relating to a generic version of VIMOVO. We have incurred an aggregate of $18.2 million in legal fees through September 30, 2015 related to our intellectual property litigation. Furthermore, we will have to incur additional expenses in connection with the lawsuits relating to VIMOVO, which may be substantial. In the event of an adverse outcome or outcomes, our business could be materially harmed. Moreover, responding to and defending pending litigation will result in a significant diversion of management's attention and resources and an increase in professional fees.

AUDITOR REPORT

McGovern, Hurley, Cunningham, LLP
Chartered Accountants

2005 Sheppard Avenue East, Suite 300 Toronto, Ontario M2J 5B4, Canada
Phone	416-496-1234
Fax	416-496-0125
Web	www.mhc-ca.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Tribute Pharmaceuticals Canada Inc.

        We have audited the accompanying balance sheets of Tribute Pharmaceuticals Canada Inc. (the "Company") as of December 31, 2014 and 2013, and the related statements of changes in shareholders' equity, operations and comprehensive (loss), and cash flows for each of the years in the two-year period ended December 31, 2014. Tribute Pharmaceuticals Canada Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tribute Pharmaceuticals Canada Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

McGOVERN, HURLEY, CUNNINGHAM, LLP
/s/ McGovern, Hurley, Cunningham, LLP
Chartered Accountants
Licensed Public Accountants

TORONTO, Canada

February 27, 2015

A member of UHY International, a network of Independent accounting and consulting firms

TRIBUTE PHARMACEUTICALS CANADA INC.

BALANCE SHEETS

(Expressed in Canadian dollars)

	As at December 31, 2014	As at December 31, 2013
ASSETS
Current
Cash and cash equivalents	$3,505,791	$2,813,472
Accounts receivable, net of allowance of $nil (2013—$nil) (Note 19d)	2,145,319	591,766
Inventories (Note 4)	1,037,387	1,044,831
Taxes recoverable	130,623	651,791
Loan receivable	15,814	15,814
Prepaid expenses and other receivables (Note 5)	187,279	165,886
Current portion of debt issuance costs, net (Note 9)	128,134	91,100

Total current assets	7,150,347	5,374,660
Property, plant and equipment, net (Note 6)	1,012,285	1,089,919
Intangible assets, net (Note 7)	40,958,870	9,717,173
Goodwill (Note 8)	3,599,077	3,599,077
Debt issuance costs, net (Note 9)	359,161	253,712

Total assets	$53,079,740	$20,034,541

LIABILITIES
Current
Accounts payable and accrued liabilities	$4,344,606	$3,284,756
Current portion of long term debt (Note 9)	1,319,030	204,700
Warrant liability (Note 10c)	3,107,880	2,966,714
Other current liability (Note 20)	—	38,156

Total current liabilities	8,771,516	6,494,326
Long term debt (Note 9)	13,967,493	5,640,102

Total liabilities	22,739,009	12,134,428

Contingencies and commitments (Notes 9 and 13)
SHAREHOLDERS' EQUITY
Capital Stock
AUTHORIZED
Unlimited Non-voting, convertible redeemable and retractable preferred shares with no par value
Unlimited Common shares with no par value
ISSUED (Note 10a)
Common shares 94,476,238 (2013—51,081,238)	41,182,630	19,947,290
Additional paid-in capital options (Note 10b)	2,713,605	2,286,890
Warrants (Note 10c)	6,347,349	—
Accumulated other comprehensive loss	—	(38,156)
Deficit	(19,902,853)	(14,295,911)

Total shareholders' equity	30,340,731	7,900,113

Total liabilities and shareholders' equity	53,079,740	$20,034,541

See accompanying notes to the financial statements.

TRIBUTE PHARMACEUTICALS CANADA INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Expressed in Canadian dollars)

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	Number of Common Shares #	Common Shares $	Warrants $	Additional Paid-in Capital Options $	Accumulated Other Comprehensive Income $	Deficit $
BALANCE, January 1, 2013	39,610,042	17,589,957	—	1,867,723	—	(7,723,556)

Units issued (Note 10a)	11,471,196	4,713,787	—	—	—	—
Options issued to employees and directors (Note 10b)	—	—	—	419,167	—	—
Broker warrants—valuation allocation (Note 10a)	—	(172,986)	—	—	—	—
Common share purchase warrants—valuation (Note 10c)	—	(1,746,503)	—	—	—	—
Share issuance costs (Note 10a)	—	(436,965)	—	—	—	—
Unrealized loss on derivative instrument	—	—	—	—	(38,156)	—
Net loss for the year	—	—	—	—	—	(6,572,355)

December 31, 2013	51,081,238	19,947,290	—	2,286,890	(38,156)	(14,295,911)
Units issued (Note 10a)	42,895,000	30,026,500	—	—	—	—
Common shares issued for services (Note 10a)	500,000	211,812	—	426,715	—	—
Options issued to employees and directors (Note 10b)	—	—	—	—	—	—
Broker warrants—valuation allocation (Note 10a)	—	(1,177,468)	1,177,468	—	—	—
Common share purchase warrants—valuation (Note 10c)	—	(5,169,881)	5,169,881	—	—	—
Share issuance costs (Note 10a)	—	(2,655,623)	—	—	—	—
Unrealized gain on derivative instrument (Note 20)	—	—	—	—	38,156	—
Net loss for the year	—	—	—	—	—	(5,606,942)

December 31, 2014	94,476,238	41,182,630	6,347,349	2,713,605	—	(19,902,853)

See accompanying notes to financial statements.

TRIBUTE PHARMACEUTICALS CANADA INC.

STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(Expressed in Canadian dollars)

For the Years Ended December 31,

	2014	2013
Revenues
Licensed domestic product net sales	$9,106,038	$8,598,385
Other domestic product sales	6,127,968	3,366,374
International product sales	1,619,372	1,277,678
Royalty and licensing revenues	18,414	197,924

Total revenues (Notes 14 and 17)	16,871,792	13,440,361

Cost of sales
Licensor sales and distribution fees	5,902,034	5,844,494
Cost of products sold	1,787,584	1,541,662
Write down of inventories	53,099	56,935

Total cost of sales	7,742,717	7,443,091

Gross Profit	9,129,075	5,997,270

Expenses
Selling, general and administrative (Notes 10b, 13c, 13e, 15 and 18)	10,149,854	9,489,579
Amortization	1,511,021	1,245,846

Total operating expenses	11,660,875	10,735,425

(Loss) from operations	(2,531,800)	(4,738,155)
Non-operating income (expenses)
Change in warrant liability (Note 10c)	283,305	(399,217)
Loss on disposal of intangible asset (Note 7)	—	(161,200)
Loss on extinguishment of loan (Note 9)	—	(620,835)
Unrealized foreign currency exchange on debt (Note 18)	(1,641,238)	(340,553)
Loss on derivative instrument (Note 20)	(167,511)	—
Accretion expense (Note 9)	(167,555)	(103,775)
Interest expense	(1,441,729)	(527,079)
Interest income	59,586	3,559

Loss and comprehensive loss before tax	(5,606,942)	(6,887,255)
Deferred income tax recovery (Note 16)	—	314,900

Net (loss) for the year	(5,606,942)	(6,572,355)

Unrealized loss on derivative instrument, net of tax (Note 20)	—	(38,156)

Total comprehensive loss	$(5,606,942)	$(6,610,511)

Loss Per Share (Note 11)
—Basic	$(0.08)	$(0.13)

—Diluted	$(0.08)	$(0.13)

Weighted Average Number of Common Shares Outstanding
—Basic	71,940,005	49,169,414

—Diluted	71,940,005	49,169,414

See accompanying notes to the financial statements.

TRIBUTE PHARMACEUTICALS CANADA INC.

STATEMENTS OF CASH FLOWS

(Expressed in Canadian dollars)

For the Years Ended December 31,

	2014	2013
Cash flows from (used in) operating activities
Net (loss)	$(5,606,942)	$(6,572,355)
Items not affecting cash:
Deferred income tax recovery	—	(314,900)
Amortization	1,541,326	1,288,509
Change in warrant liability (Note 10c)	(283,305)	399,217
Stock-based compensation (Note 10b)	426,715	419,167
Unrealized foreign currency loss	1,641,238	340,553
Paid in common shares for services (Note 10a)	211,812	—
Accretion expense	167,555	103,775
Loss on disposal of intangible asset (Note 7)	—	161,200
Loss of extinguishment of loan (Note 9)	—	620,835
Change in non-cash operating assets and liabilities (Note 12)	13,516	(1,643,044)

Cash flows (used in) operating activities	(1,888,085)	(5,197,043)

Cash flows (used in) investing activities
Additions to property, plant and equipment	(12,759)	(26,795)
Cash paid for intangible assets	(32,573,815)	(33,345)

Cash flows (used in) investing activities	(32,586,574)	(60,140)

Cash flows from (used in) financing activities
Financing costs deferred	(225,684)	(305,227)
Long term debt repayment (Note 9)	—	(3,386,630)
Long term debt issued (Note 9)	8,801,241	6,084,437
Payment of contingent liabilities	—	(460,000)
Units issued (Note 10a)	30,026,500	4,713,787
Debt extinguishment costs (Note 9)	—	(348,420)
Share issuance costs (Note 10a)	(2,655,623)	(436,966)

Cash flows from financing activities	35,946,434	5,860,981

Changes in cash and cash equivalents	1,471,775	603,798
Change in cash due to changes in foreign exchange	(779,456)	(74,194)
Cash and cash equivalents, beginning of year	2,813,472	2,283,868

Cash and cash equivalents, end of year	$3,505,791	$2,813,472

See accompanying notes to the financial statements.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

1. DESCRIPTION OF BUSINESS

        Tribute Pharmaceuticals Canada Inc. ("Tribute Pharmaceuticals" or the "Company") is an emerging Canadian specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada. The Company targets several therapeutic areas in Canada with a particular interest in products for the treatment of neurology, pain, urology, dermatology and endocrinology/cardiology. In addition to developing and selling healthcare products in Canada, Tribute also sells products globally through a number of international partners.

        Tribute Pharmaceuticals current portfolio consists of ten marketed products in Canada, including: NeoVisc® (Triple and Single Dose), Uracyst®, Bezalip® SR, Soriatane®, Cambia®, Fiorinal®, Fiorinal® C, Visken®, Viskazide® and Collatamp® G. NeoVisc® and Uracyst® are also sold in several countries globally through strategic partners of the Company. Tribute also has an exclusive license for the development and commercialization of Bezalip® SR (bezafibrate) for the U.S. market and an exclusive license for the development and commercialization of bilastine in Canada.

2. ACQUISITIONS AND GOODWILL

Asset Purchase Agreement

        On October 2, 2014, the Company entered into an asset purchase agreement (the "Asset Purchase Agreement") with Novartis AG and Novartis Pharma AG (collectively, "Novartis," and together with the Company, the "Parties") pursuant to which the Company acquired from Novartis the Canadian rights to manufacture, market, promote, distribute and sell Fiorinal®, Fiorinal® C, Visken® and Viskazide® for the relief of pain from headache and for the treatment of cardiovascular conditions (the "Products"), as well as certain other assets relating to the Products, including certain intellectual property, marketing authorizations and related data, medical, commercial and technical information, and the partial assignment of certain manufacturing and supply agreements and tenders with third parties (the "Acquired Assets"). The Company also assumed certain liabilities arising out of the Acquired Assets and the Licensed Assets (as described below) after the acquisition, including product liability claims or intellectual property infringement claims by third parties relating to the sale of the Products by the Company in Canada. In connection with the acquisition of the Acquired Assets, and pursuant to the terms of the Asset Purchase Agreement, the Company concurrently entered into a license agreement with Novartis AG, Novartis Pharma AG and Novartis Pharmaceuticals Canada Inc. (the "License Agreement", and, together with the Asset Purchase Agreement, the "Agreements"). Pursuant to the terms of the License Agreement, the Novartis entities agreed to license to the Company certain assets relating to the Products, including certain intellectual property, marketing authorizations and related data, and medical, commercial and technical information (the "Licensed Assets"). The Company concurrently entered into a supply agreement with Novartis Pharma AG (the "Supply Agreement"), pursuant to which Novartis Pharma AG agreed to supply the Company with the requirements of Products for sale for a transition period until the Company is able to transfer the marketing authorizations to the Company. The consideration paid for the Acquired Assets and the Licensed Assets was $32,000,000 in cash.

        The transaction was accounted for as an asset acquisition. Costs incurred to complete the acquisition were $117,521, which were capitalized to the cost of the assets acquired. The fair value of the acquired identifiable net assets was $32,117,521, which was allocated between the product rights

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

2. ACQUISITIONS AND GOODWILL (Continued)

acquired (Visken® and Fiorinal®). The fair value of the acquired identifiable net assets was allocated as follows:

Fiorinal® Product Line	$29,922,888
Visken® Product Line	2,194,633

$32,117,521

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a basis consistent with that of the prior year.

a)    CASH AND CASH EQUIVALENTS

        Cash and cash equivalents include cash and all highly liquid investments purchased with an original maturity of three months or less at the date of purchase. Cash and cash equivalents are held with three major financial institutions in Canada. As at December 31, 2013 and 2014, the Company did not have any cash equivalents.

b)    ACCOUNTS RECEIVABLE

        The Company routinely assesses the recoverability of all material trade and other receivables to determine their collectability by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer's ability to pay.

c)     REVENUE RECOGNITION

        The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. License fees which are comprised of initial fees and milestone payments are recognized upon achievement of the milestones, provided the milestone is meaningful, and provided that collectability is reasonably assured and other revenue recognition criteria are met. Milestone payments are recognized into income upon the achievement of the specified milestones when the Company has no further involvement or obligation to perform services, as related to that specific element of the arrangement. Up-front fees and other amounts received in excess of revenue recognized are recorded as deferred revenues.

        Revenues from the sale of products, net of trade discounts, returns and allowances, are recognized when legal title to the goods has been passed to the customer and collectability is reasonably assured. Revenues associated with multiple-element arrangements are attributed to the various elements, if certain criteria are met, including whether the delivered element has standalone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered elements. Non-refundable up-front fees for the transfer of methods and technical know-how, not requiring the

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company to perform additional research or development activities or other significant future performance obligations, are recognized upon delivery of the methods and technical know-how.

        Royalty revenue is recognized when the Company has fulfilled the terms in accordance with the contractual agreement and has no material future obligation, other than inconsequential and perfunctory support, as would be expected under such agreements and the amount of the royalty fee is determinable and collection is reasonably assured.

        A customer is obligated to pay for products sold to it within a specified number of days from the date that title to the products is transferred to the customer. The Company's standard terms typically range from 0.5% to 2% discount, 15 to 20 days net 30 from the date of invoice.

        The Company has a product returns policy on some of its products, which allows the customer to return pharmaceutical products that have expired, for full credit, provided the expired products are returned within twelve months from the expiration date.

        Transfer of title occurs and risk of ownership passes to a customer at the time of shipment or delivery, depending on the terms of the agreement with a particular customer. The sale price of the Company's products is substantially fixed or determinable at the date of sale based on purchase orders generated by a customer and accepted by the Company. A customer's obligation to pay the Company for products sold to it is not contingent upon the resale of those products. The Company recognizes revenues for the sale of products from the date the title to the products is transferred to the customer.

        In connection with the Asset Purchase Agreement (Note 2), the Company entered into a transition services and supply agreement with Novartis to facilitate the seamless and efficient transfer of products to the Company. The agreement required that Novartis continue to manufacture and distribute products until the Company obtained the necessary marketing authorizations to allow it to take over these functions as principal. Novartis provided the Company with a monthly reconciliation of revenues, cost of goods, and marketing and selling expenses for which the Company then billed Novartis for the net amount receivable. The Company relied on the financial information provided by Novartis to estimate the amounts due under this agreement. Based on the terms of this arrangement and the guidance per ASC 605-45 regarding agency relationships, for the period of this arrangement the Company recorded revenues relating to the Asset Purchase Agreement on a net basis in the statement of operations, net of cost of goods and marketing and selling expenses.

d)    INVENTORIES

        Inventories are valued at the lower of cost and net realizable value with cost being determined on a first-in, first-out basis. Cost is determined to be purchase cost for raw materials and the production cost (materials, labor and indirect manufacturing cost) for work-in-process and finished goods. Throughout the manufacturing process, the related production costs are recorded within inventory.

e)     PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment are stated at cost. The Company periodically evaluates whether current facts or circumstances indicate that the carrying value of such assets to be held and used may

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

not be recoverable. The Company reviews its long-term assets, such as fixed assets to be held and used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying amount of the asset exceeds its fair value. The basis of amortization and estimated useful lives of these assets are provided for as follows:

Asset Classification	Amortization Method	Useful Life
Building	Straight-line	20 years
Computer and office equipment	Straight-line	5 years
Leasehold improvements	Straight-line over the lease term	5 years
Manufacturing equipment	Straight-line & activity based	5 to 10 years
Warehouse equipment	Straight-line	5 to 10 years
Packaging equipment	Activity based	5 to 10 years

        Activity based amortization is based on the number of uses for each asset in that category.

f)     GOODWILL AND INTANGIBLE ASSETS

        Goodwill represents the excess of acquisition cost over the fair value of the net assets of the acquired businesses. Goodwill has an indefinite useful life and is not amortized, but instead tested for impairment annually. Intangible assets include patents, product rights, a licensing asset and licensing agreements.

        Patents represent capitalized legal costs incurred in connection with applications for patents. In-process patents pending are not amortized. All patents subject to amortization are amortized on a straight line basis over an estimated useful life of up to 17 years. The Company regularly evaluates patents and applications for impairment or abandonment, at which point the Company charges the remaining net book value to expenses. The licensing asset represents amounts paid for exclusive Canadian licensing rights to develop, register, promote, manufacture, use, market, distribute and sell pharmaceutical products. The licensing agreements represent the fair value assigned to licensing agreements acquired. The licensing asset and licensing agreement are amortized over the remaining life of the agreement, upon product approval or over their estimated useful lives ranging from 4 years to 25 years. See Note 7.

        The Company evaluates the recoverability of amortizable intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. The Company has not recorded any impairment charge during the years presented.

        When assessing goodwill impairment, the Company assesses qualitative factors first to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If, after assessing the totality of

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

events or circumstances, the Company determines it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then the two-step impairment test is not performed. In the event that there are qualitative factors which indicate that the carrying amount is greater than the fair value of the reporting unit, then the two step impairment approach is performed.

        The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step would need to be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the applied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value. As of December 31, 2014 and 2013, no impairment of goodwill has been identified.

g)     USE OF ESTIMATES

        The preparation of these financial statements has required management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent liabilities and the revenue and expenses recorded. On an ongoing basis, the Company evaluates its estimates, including those related to provision for doubtful accounts, inventories, accrued liabilities, accrued returns, discounts and rebates, derivative instruments, income taxes, stock based compensation, revenue recognition, goodwill, intangible assets, contingent consideration and the estimated useful lives of property, plant and equipment and intangible assets. The Company bases its estimates on historical experiences and on various other assumptions believed to be reasonable under the circumstances.

        Actual results could differ from those estimates. As adjustments become necessary, they are recorded in the statement of operations and comprehensive loss in the period in which they become known. Such adjustments could be material.

h)    DEFERRED INCOME TAXES

        The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.

        Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax results in deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company records net deferred tax assets to the extent management believe these assets will more likely than not be realized. In making such determination, all available positive and negative evidence is utilized, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event a determination is made that the Company would be able to realize deferred income tax assets in the future in excess of the net recorded amount, an adjustment to the valuation allowance would be made, which would reduce the provision for income taxes.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Tax benefits from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. This interpretation also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

i)     STOCK-BASED CONSIDERATION

        The Company uses the fair value based method of accounting for all its stock-based compensation in accordance with FASB Accounting Standards Codification ("ASC") ASC 718 "Compensation—Stock Compensation". The estimated fair value of the options that are ultimately expected to vest based on performance related conditions, as well as the options that are expected to vest based on future service, is recorded over the option's requisite service period and charged to stock-based compensation. In determining the amount of options that are expected to vest, the Company takes into account, voluntary termination behavior as well as trends of actual option forfeitures.

        Stock options and warrants which are indexed to a factor which is not a market, performance or service condition, in addition to the Company's share price, are classified as liabilities and re-measured at each reporting date based on the Black-Scholes option pricing model with a charge to operations, until the date of settlement. Some warrants have been reflected as a liability as they are indexed to a factor which is not a market performance or service condition.

j)     FOREIGN CURRENCY TRANSACTIONS AND TRANSLATION

        Monetary assets and liabilities are translated into Canadian dollars, which is the functional currency of the Company, at the year-end exchange rate, while foreign currency revenues and expenses are translated at the exchange rate in effect on the date of the transaction. The resultant gains or losses are included in the statement of operations and comprehensive loss. Non-monetary items are translated at historical rates.

k)    RESEARCH AND DEVELOPMENT

        Research and development costs are expensed as incurred. The approved refundable portion of the tax credits are netted against the related expenses. Non-refundable investment tax credits are recorded in the period when reasonable assurance exists that the Company has complied with the terms and conditions required for approval of the tax credit and it is more likely than not that the Company will realize the benefits of these tax credits against the deferred taxes. Refundable investment tax credits are recorded in the period when reasonable assurance exists that the Company has complied with the terms and conditions required for approval of the tax credit and it is more likely than not that the Company will collect it. At December 31, 2014, the Company had no outstanding refundable tax credits (2013—nil).

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

l)     COMPREHENSIVE INCOME

        Comprehensive income is defined as the change in equity during a period related to transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

m)   EARNINGS (LOSS) PER SHARE

        FASB ASC Section 260, "Earnings (Loss) Per Share", requires presentation of both basic and diluted earnings (loss) per share (EPS) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue shares were exercised or converted into shares that would then share in the earnings.

        Basic earnings (loss) per share are computed based on the weighted average number of common shares outstanding each year. The diluted loss per share is not presented when the effect is anti-dilutive.

n)    ACQUISITIONS

        The accounting for acquisitions requires extensive use of estimates and judgments to measure the fair value of the identifiable tangible and intangible assets acquired, including license agreement assets and liabilities assumed. Additionally, the Company must determine whether an acquired entity is considered to be a business or a set of net assets, because the excess of the purchase price over the fair value of net assets acquired can only be recognized as goodwill in a business combination.

o)    CONTINGENT CONSIDERATION

        Contingent consideration liabilities represent future amounts the Company may be required to pay in conjunction with various business combinations. The ultimate amount of future payments is based on specified future criteria, such as sales performance and the achievement of certain future development, regulatory and sales milestones. The Company estimates the fair value of the contingent consideration liabilities related to sales performance using the income approach, which involves forecasting estimated future net cash flows and discounting the net cash flows to their present value using a risk-adjusted rate of return. The Company estimates the fair value of the contingent consideration liabilities related to the achievement of future development and regulatory milestones by assigning an achievement probability to each potential milestone and discounting the associated cash payment to its present value using a risk-adjusted rate of return. The Company evaluates its estimates of the fair value of contingent consideration liabilities on a periodic basis. Any changes in the fair value of contingent consideration liabilities are included in the Company's statements of operations.

p)    FAIR VALUE MEASUREMENTS

        The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

asset or paid to transfer a liability in orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1	—	Quoted prices in active markets for identical assets or liabilities.
Level 2	—
Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	—	Inputs that are generally unobservable and typically reflect management's estimate of assumptions that market participants would use in pricing the asset or liability.

        The Company's valuation techniques used to measure the fair value of money market funds and certain marketable equity securities were derived from quoted prices in active markets for identical assets or liabilities. The valuation techniques used to measure the fair value of all other financial instruments, all of which have counterparties with high credit ratings, were valued based on quoted market prices or model driven valuations using significant inputs derived from or corroborated by observable market data.

        In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

        The carrying amounts of the Company's financial assets and liabilities including cash and cash equivalents, accounts receivable, loan receivable, accounts payable and accrued liabilities are approximate of their fair values due to the short maturity of these instruments. The fair value of the long term debt is estimated based on quoted market prices and interest rates.

        The Company's equity-linked financial instruments reflected as warrant liability on the balance sheet represent financial liabilities classified as Level 2 as per ASU 2009-05. As required by the guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The fair value of the warrant liability which is not traded in an active market has been determined using the Black-Scholes option pricing model based on assumptions that are supported by observable market conditions. The estimated fair value of the contingent non-cash consideration was based on the Company's stock price.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

q)    ACCOUNTING STANDARDS NOT YET ADOPTED

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606): Revenue from Contracts with Customers, which guidance in this update will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance when it becomes effective. ASU No. 2014-09 affects any entity that enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The core principal of ASU No. 2014-09 is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, which will be the Company's fiscal year 2017 (or January 1, 2017), and entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Early adoption is prohibited. The Company is currently in the process of evaluating the impact of adoption of ASU No. 2014-09 on its consolidated financial statements and related disclosures.

4. Inventories

	December 31, 2014	December 31, 2013
Raw materials	$290,197	$236,444
Finished goods	399,830	418,635
Packaging materials	70,870	56,007
Work in process	276,490	333,745

	$1,037,387	$1,044,831

        During the year ended December 31, 2014, the Company assessed its inventory and determined that $53,099 of its on-hand inventory would not be used prior to its potential useful life (2013—$56,935). Therefore, $26,241 (2013—$1,710) of finished goods, $21,581 (2013—$34,972) of raw materials and $5,277 (2013—$20,253) of packaging materials were written off during the year.

5. Prepaid Expenses and Other Receivables

	December 31, 2014	December 31, 2013
Prepaid operating expenses and other receivables	$180,304	$140,986
Manufacturing deposits	—	18,825
Interest receivable on loan receivables	6,975	6,075

	$187,279	$165,886

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

6. Property, Plant and Equipment

	December 31, 2014
	Cost	Accumulated Amortization	Net Carrying Amount
Land	$90,000	$—	$90,000
Building	618,254	300,798	317,456
Leasehold improvements	10,359	4,662	5,697
Office equipment	61,308	52,124	9,184
Manufacturing equipment	1,103,525	602,667	500,858
Warehouse equipment	17,085	17,085	—
Packaging equipment	111,270	62,744	48,526
Computer equipment	142,873	102,309	40,564

	$2,154,674	$1,142,389	$1,012,285

	December 31, 2013
	Cost	Accumulated Amortization	Net Carrying Amount
Land	$90,000	$—	$90,000
Building	618,254	269,886	348,368
Leasehold improvements	10,359	2,590	7,769
Office equipment	61,308	48,299	13,009
Manufacturing equipment	1,103,525	576,862	526,663
Warehouse equipment	17,085	16,737	348
Packaging equipment	111,270	51,700	59,570
Computer equipment	130,114	85,922	44,192

	$2,141,915	$1,051,996	$1,089,919

        During the year ended December 31, 2014, the Company disposed of $nil (2013—$nil) in property, plant and equipment.

        During the year ended December 31, 2014, the Company recorded total amortization of tangible assets of $90,391 (2013—$96,252), which was recorded as $15,728 (2013—$19,842) to cost of goods sold, $14,576 (2013—$22,812) to inventory and the remaining $60,087 (2013—$53,598) was recorded to amortization expense on the statements of operations and comprehensive loss.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

7. Intangible Assets

	December 31, 2014
	Cost	Accumulated Amortization	Net Carrying Amount
Patents	$351,754	$53,242	$298,512
Licensing asset	1,005,820	174,084	831,736
Licensing agreements	10,377,325	2,345,049	8,032,276
Product rights	32,117,521	321,175	31,796,346

	$43,852,420	$2,893,550	$40,958,870

	December 31, 2013
	Cost	Accumulated Amortization	Net Carrying Amount
Patents	$268,786	$39,562	$229,224
Licensing asset	1,005,820	96,713	909,107
Licensing agreements	10,004,000	1,425,158	8,578,842

	$11,278,606	$1,561,433	$9,717,173

        The Company recorded a loss of $161,200 on intangible assets during the year ended December 31, 2013 due to the termination of a promotion and marketing agreement, which was acquired as part of a business combination in 2012.

        Amortization expense of intangible assets for the years ended December 31, 2014 and 2013 were $1,332,118 and $1,038,152, respectively.

        The Company has patents pending of $45,392 and licensing agreements of $373,325 at December 31, 2014 (2013—$112,902 and $nil, respectively) not currently being amortized.

        The licensing asset consists of capitalized payments to third party licensors related to the achievement of regulatory approvals to commercialize products in specified markets and up-front payments associated with royalty obligations for products.

        The Company tests for impairment of definite-lived intangible assets when events or circumstances indicate that the carrying value of the assets may not be recoverable. No such triggering events were identified in 2014 and 2013, and therefore no impairment loss was recognized during those periods.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

7. Intangible Assets (Continued)

        Estimated future amortization expense of intangible assets at December 31, 2014 is as follows:

Amount
2015	$2,630,448
2016	2,630,503
2017	2,630,309
2018	2,630,272
2019	2,299,919
Thereafter	27,718,699

$40,540,150

8. Goodwill

        The goodwill relates to the Company's acquisition of Tribute Pharmaceuticals Canada Ltd and Tribute Pharma Canada Inc. and an agreement with Theramed Corporation. The Company has evaluated the goodwill during the fourth quarter and has determined that there is no impairment of the values at December 31, 2014 and 2013. The Company has completed a quantitative goodwill assessment and concluded that there were no indications of impairment.

9. Long Term Debt and Debt Issuance Costs

        On May 11, 2012, the Company entered into a loan and security agreement (the "MidCap Loan Agreement") with MidCap Funding III, LLC (the "Lender" or "MidCap") for a 36 month term loan that was due May 11, 2015. The term loan allowed for a total advancement of US$6,000,000 ($6,381,600). An amount of US$3,500,000 ($3,482,150) was drawn on execution of the MidCap Loan Agreement and the remainder was available to be advanced if the Company raised an amount of not less than US$6,000,000 ($6,381,600) from any combination of: an equity issuance; upfront payments associated with a pharmaceutical partnership; or upfront payments in conjunction with the acquisition or in-licensing of pharmaceutical products. The availability of advancements of the remainder of the loan expired on March 31, 2013. The MidCap Loan Agreement was secured by all assets of the Company and contained customary covenants that, among other things, generally restricted the Company's ability to incur additional indebtedness. The Loan Agreement included a financial covenant to raise not less than US$3,000,000 ($3,190,800) by March 31, 2013 in the form of an equity raise or cash from an upfront payment associated with a pharmaceutical partnership, which was completed prior to March 31, 2013 (Note 10 a). The first six (6) payments were interest-only, with principal and interest payments due monthly thereafter. Interest was calculated at the higher of 4% or the thirty (30) day London Inter Bank Offered Rate ("LIBOR") plus 7%. Pursuant to the below Credit Agreement, the MidCap Loan Agreement was repaid in full.

        On August 8, 2013, SWK Funding LLC ("SWK"), a wholly-owned subsidiary of SWK Holdings Corporation, entered into a credit agreement (the "Credit Agreement") with the Company pursuant to which SWK provided to the Company a term loan in the principal amount of US$6,000,000 ($6,381,600) (the "Loan") which was increased, as per the terms of the Credit Agreement, by an

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

9. Long Term Debt and Debt Issuance Costs (Continued)

additional US$2,000,000 ($2,211,000) at the Company's request on February 4, 2014. SWK served as the agent under the Credit Agreement.

        On October 1, 2014 (the "Amendment Closing Date"), the Company entered into the First Amendment to the Credit Agreement and Guarantee (the "First Amendment", and, together with the Credit Agreement, the "Amended Credit Agreement") with SWK. The Amended Credit Agreement provides for a multi-draw term loan to the Company for up to a maximum amount of US$17,000,000 ($19,721,700) (the "Loan Commitment Amount"). On the Amendment Closing Date, SWK advanced the Company an additional amount equal to US$6,000,000 ($6,724,800) pursuant to the terms of a promissory note executed on the Amendment Closing Date (the "October 2014 Note"). The October 2014 Note is for a total principal amount of US$14,000,000 ($16,241,400) (comprised of US$8,000,000 ($8,592,600) advanced under the Credit Agreement and the additional US$6,000,000 ($6,724,800) advanced on October 1, 2014) due and payable on December 31, 2018 (the "Term Loan Maturity Date"). In addition, an origination fee of US$120,000 ($124,172) was paid to SWK and treated as a discount to the carrying value of the Loan.

        Interest and principal under the Loan will be paid by a revenue based payment ("Revenue Based Payment") that is charged on quarterly revenues of the Company, applied in the following priority (i) first, to the payment of all fees, costs, expenses and indemnities due and owing to SWK under the Amended Credit Amended Agreement, (ii) second, to the payment of all fees, costs, expenses and indemnities due and owing to the lenders under the Credit Agreement, (iii) third, to the payment of all accrued but unpaid interest until paid in full; and (iv) fourth, for each payment date on or after payment date in April 2015, to the payment of all principal under the Loan up to a maximum of US$1,000,000 ($1,116,100) in respect of any fiscal quarter. All amounts applied under the Revenue Based Payment will be made to each lender according to its pro-rata share of the Loan. The lenders will be entitled to certain additional payments in connection with repayments of the Loan, both on maturity and in connection with a prepayment or partial prepayment. Pursuant to the terms of the Amended Credit Agreement, the Company entered into a Guaranty and Collateral Agreement granting the lenders a security interest in substantially all of the Company's assets (the "Collateral"). The Amended Credit Agreement contains customary affirmative and negative covenants for credit facilities of its type, including but not limited to, limiting the Company's ability to pay dividends or make any distributions, incur additional indebtedness, grant additional liens, engage in any other line of business, make investments, merge, consolidate or sell all or substantially all of its assets and enter into transactions with related parties. The Amended Credit Agreement also contains certain financial covenants, including, but not limited to, certain minimum net sales requirements and a requirement to maintain at least $1,000,000 of unencumbered liquid assets at the end of each fiscal quarter. The Amended Credit Agreement includes customary events of default, including but not limited to, failure to pay principal, interest or fees when due, failure to comply with covenants, default under certain other indebtedness, certain insolvency or bankruptcy events, the occurrence of certain material judgments, the institution of any proceeding by a government agency or a change of control of the Company. The obligations under the Amended Credit Agreement to repay the Loan may be accelerated upon the occurrence of an event of default under the Amended Credit Agreement. A 4% agent fee on the above mentioned transaction was paid on the amounts borrowed above US$3,500,000 ($4,060,350) up to US$8,000,000 ($9,280,800).

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

9. Long Term Debt and Debt Issuance Costs (Continued)

        The Loan accrues interest at an annual rate of 11.5% plus LIBOR Rate (as defined in the Amended Credit Agreement), with LIBOR Rate being subject to a minimum floor of 2%, such that the minimum interest rate is 13.5%. In the event of a change of control, a merger or a sale of all or substantially all of the Company's assets, the Loan shall be due and payable.

        In connection with the Loan the Company issued to SWK 755,794 common share purchase warrants with each warrant entitling SWK to acquire one common share in the capital of the Company at an exercise price of US$0.5954 ($0.6907), at any time prior to August 8, 2020. The grant date fair value of the warrants was $445,794, which was recorded as warrant liability, with an equal amount recorded as a discount to the carrying value of the Loan. In addition, an origination fee of US$120,000 ($124,172) was paid to SWK and treated as a discount to the carrying value of the loan.

        Upon receipt of the additional US$2,000,000 ($2,211,000) of the Loan, the Company issued to SWK 347,222 common share purchase warrants with a grant date fair value of the warrants of $120,914. Each warrant entitles SWK to acquire one common share in the capital of the Company at an exercise price of US$0.432 ($0.501), at any time on or prior to February 4, 2021.

        Upon receipt of the additional US$6,000,000 ($6,724,800) of the Loan, the Company issued to SWK 740,000 common share purchase warrants with a grant date fair value of the warrants of $303,557. Each warrant entitles SWK to acquire one common share in the capital of the Company at an exercise price of US$0.70 ($0.8121), at any time on or prior to October 1, 2019. In addition, an origination fee of US$90,000 ($100,872) was paid to SWK and treated as a discount to the carrying value of the loan.

        The discount to the carrying value of the Loan is being amortized as a non-cash interest expense over the term of the Loan using the effective interest rate method. The grant date fair value of the warrants issued to SWK was determined using the Black-Scholes model with the following weighted average assumptions: expected volatility of 123%, a risk-free interest rate of 1.90%, an expected life of 6.2 years, and no expected dividend yield.

        During the year ended December 31, 2014, the Company accreted $167,555 (2013—$103,755) in non-cash accretion expense in connection with the long term loans, which is included in accretion expense on the statements of operations and comprehensive loss.

        Upon repayment of the MidCap loan all financing fees and legal costs associated with the MidCap loan not yet amortized were expensed to loss on extinguishment of loan on the statements of operations and comprehensive loss. These costs, including an exit fee of US$240,000, amount to $620,835.

        During 2014, the Company incurred US$203,389 ($225,858) (2013—US$294,971 ($303,374)) in financing fees and legal costs related to closing the Credit Agreement and recorded US$80,000 ($92,808) (2013—US$60,000 ($63,816)) related to an exit fee payable to SWK upon the retirement of the Loan. These fees and costs were classified as debt issuance costs on the balance sheets. These assets are being amortized as a non-cash interest expense over the term of the outstanding Loan using the effective interest rate method. During the year ended December 31, 2014, the Company amortized $118,814 (2013—$154,097) in non-cash interest expense, which is included in amortization expense on the statements of operations and comprehensive loss.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

9. Long Term Debt and Debt Issuance Costs (Continued)

        During the year ended December 31, 2014, the Company made no principal payments (2013—US$3,281,250 ($3,386,630)) and interest payments of US$1,090,500 ($1,207,262) (2013—US$409,653 ($422,341)) under the MidCap Financial LLC loan agreement (now repaid) and SWK Credit Agreement and Amended Credit Agreement. The Company has estimated the following revenue-based principal and interest payments over the next four years ended December 31 based on the assumption that only the minimum revenue requirements will be met under the Amended Credit Agreement:

	Principal Payments	Interest Payments
2015	$US1,136,997 ($1,319,030)	$US1,847,086 ($2,142,804)
2016	$US1,454,476 ($1,687,338)	$US1,670,898 ($1,938,409)
2017	$US1,666,664 ($1,933,497)	$US1,451,475 ($1,683,856)
2018	$US9,741,863 ($11,301,535)	$US1,206,058 ($1,399,148)

10. Capital Stock

a)    Common Shares

        During the year ended December 31, 2013, the Company completed two private placement offerings in which 11,471,196 units were issued for gross proceeds of US$4,595,000 ($4,713,787). As a part of the private placements, the Company issued 11,362,500 units at a price of US$0.40 ($0.46) per unit and granted 11,362,500 common share purchase warrants to the participants. Each unit consisted of one common share of the Company's stock and one-half of one Series A common share purchase warrant (a "Series A Warrant") and one-half of one Series B common share purchase warrant (a "Series B Warrant"). Each whole Series A Warrant entitles the holder thereof to acquire one common share of the Company at any time during the period ending 24 months after the date of issuance at a price of US$0.50 ($0.58) per common share. Each whole Series B Warrant entitles the holder thereof to acquire one common share of the Company at a price of US$0.60 ($0.70) per share at any time during the period ending 60 months after the date of issuance. The terms of the Series B Warrants provide the Company with a right to call the Series B Warrants at a price of US$0.001 per warrant if certain conditions are met including the common shares trading at a volume weighted average price for 20 out of 30 consecutive trading days at a price which exceeds US$1.20 (subject to adjustment for stock splits, recapitalizations and other corporate transactions) with average daily volume during such period of at least US$30,000. The remaining 108,696 units were issued at a price of US$0.46 ($0.53) per unit. Each unit consists of one common share of the Company's stock and one warrant exercisable at any time during the period ending 60 months after the date of the issuance at a price of US$0.55 ($0.64).

        Directors, officers and individuals related to directors purchased 6,046,196 units for gross proceeds of US$2,425,000 ($2,485,625) pursuant to this private placement.

        In connection with the private placement, the Company paid cash commissions of US$248,219 ($252,101) and issued 345,188 Series A broker warrants and 345,187 Series B broker warrants valued at US$168,491 ($172,986). Each Series A broker warrant entitles the holder to purchase one common share at an exercise price of US$0.50 ($0.58) for a period of twenty four months. Each Series B broker warrant entitles the holder to purchase one common share at an exercise price of $0.60 ($0.70) for a period of 60 months after the date of issuance. Total other issuance costs associated with the private

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

10. Capital Stock (Continued)

placements were $184,856. The Series B broker warrants also contain a call right similar to the Series B Warrant described above.

        During the year ended December 31, 2014, the Company completed a public offering in which 42,895,000 units ("Units") were issued at a price of $0.70 per Unit for gross proceeds of $30,026,500. Each Unit consisted of one common share of the Company's stock and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share of the Company at a price per share of $0.90 at any time on or before July 15, 2016. As part of the public offering, the Company issued 21,447,500 common share purchase warrants to the purchasers.

        In connection with the public offering, the Company paid cash commissions to the syndicate of underwriters of $2,251,988 and issued an aggregate of 3,217,125 non-transferable broker warrants valued at $1,177,468. See Note 10 (c). Each broker warrant entitles the holder to purchase one Unit at an exercise price of $0.70 at any time on or before July 15, 2016. Total other issuance costs associated with the public offering were $403,636.

        During the year ended December 31, 2014, the Company issued 500,000 common shares to a consultant for services and recorded $211,812 as paid-in common shares based on the fair market value of the common shares at the date of issuance.

b)    Stock Based Compensation

        The Company's stock-based compensation program ("Plan") includes stock options in which some options vest based on continuous service, while others vest based on performance conditions such as profitability and sales goals. For those equity awards that vest based on continuous service, compensation expense is recorded over the service period from the date of grant. For performance-based awards, compensation expense is recorded over the remaining service period when the Company determines that achievement is probable.

        During the year ended December 31, 2014, there were 1,827,985 options granted to officers, employees and consultants of the Company (2013—1,173,250). The exercise price of 1,107,985 of these options is $0.40, with one-eighth vesting quarterly over two years on each of March 31, June 30, September 30 and December 31, in 2015 and 2016, upon achieving certain financial objectives. Since stock-based compensation is recognized only for those awards that are ultimately expected to vest, the Company has applied an estimated forfeiture rate (based on historical experience and projected employee turnover) to unvested awards for the purpose of calculating compensation expense. The grant date fair value of these options was estimated as $0.33 using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 123%; expected risk free interest rate of 1.61%; and expected term of 5 years.

        In addition, during the year ended December 31, 2014, 200,000 options were granted (2013—nil) with an exercise price of $0.42 and fully vested on January 3, 2015 (Note 15). The grant date fair value of these options was estimated as $0.39 using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 123%; expected risk free interest rate of 1.69%; and expected term of 5 years.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

10. Capital Stock (Continued)

        In addition, during the year ended December 31, 2014, 20,000 options were granted with an exercise price of $0.61, with 10,000 vesting on November 30, 2014 and the remaining 10,000 vesting over two years on each of March 31, June 30, September 30 and December 31, in 2015 and 2016. The grant date fair value of these options was estimated as $0.52 using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 123%; expected risk free interest rate of 1.50%; and expected term of 5 years.

        During the year ended December 31, 2014, 500,000 options were granted to a consultant for services (2013—nil) with an exercise price of $0.57. Of these options, 25% vested on February 15, 2015, 25% will vest on August 15, 2015, the remaining 50% vest one-eighth quarterly over two years, starting in the first quarter following the achievement of certain financial objectives. The fair value of these options was estimated as $0.42 using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 123%; expected risk free interest rate of 1.66%; and expected term of 4.62 years.

        For the year ended December 31, 2014, the Company recorded $426,714 (2013—$419,168) as additional paid in capital for options issued to directors, officers, employees and consultants based on continuous service. Included in this amount is $153,334 for options issued to consultants for services (Note 15). This expense was recorded as selling, general and administrative expense on the statements of operations and comprehensive loss. Due to termination of employment and non-achievement of performance-based awards, 817,830 options were removed from the number of options issued during the year ended December 31, 2014 (year ended December 31, 2013—560,917).

        The Company uses the Black-Scholes option-pricing model to estimate the grant date fair value of stock options with the following weighted average assumptions:

	2014	2013
Risk-free interest rate	1.60%	1.76%
Expected life	5 years	5 years
Expected volatility	123%	123%
Expected dividend yield	0%	0%

        The Company's computation of expected volatility for the years ended December 31, 2014 and 2013 is based on the Company's market close price over the period equal to the expected life of the options. The Company's computation of expected life reflects actual historical exercise activity and assumptions regarding future exercise activity of unexercised, outstanding options.

        The Company's expected dividend yield is 0%, since there is no history of paying dividends and there are no plans to pay dividends. The Company's risk-free interest rate is the Canadian Treasury Bond rate for the period equal to the expected term.

        The maximum number of options that may be issued under the Plan is floating at an amount equivalent to 10% of the issued and outstanding common shares, or 9,447,624 as at December 31, 2014 (2013—5,108,124). The total remaining options available for granting under the plan at December 31, 2014 was 4,612,634 (2013—1,283,289).

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

10. Capital Stock (Continued)

        The total number of options outstanding as at December 31, 2014 was 4,834,991 (2013—3,824,835). The weighted average grant date fair value of the options granted during the year ended December 31, 2014, was $0.38 (2013—$0.35).

        The activities in options outstanding are as noted below:

	Number of Options	Weighted Average Exercise Price
Balance, December 31, 2012	3,212,502	0.65
Granted	1,173,250	0.43
Forfeited	(560,917)	0.50
Balance, December 31, 2013	3,824,835	$0.60
Granted	1,827,986	0.45
Forfeited	(817,830)	0.55

Balance, December 31, 2014	4,834,991	$0.55

        When employees or non-employees exercise their stock options, the capital stock is credited by the sum of the consideration paid together with the related portion previously credited to additional paid-in capital when stock-based compensation costs were recorded.

        As at December 31, 2014, the Company had 2,713,921 (2013—2,260,253) vested options. As at December 31, 2014, the number of unvested options expected to vest (including the impact of expected forfeitures) had been estimated at 2,121,070 (2013—1,564,582) with a weighted average contractual life of 3.7 years (2013—3.8 years) and exercise price of $0.486 (2013—$0.497). As at December 31, 2014, the total fair value of future expense to be recorded in subsequent periods (assuming no forfeiture occurs) is $339,314 (2013—$296,186). The weighted average time remaining for these options to vest is 1.71 years (2013—1.5 years).

        As at December 31, 2014, the aggregate intrinsic value of outstanding options was $209,700 (2013—$nil) and the aggregate intrinsic value of exercisable options was $80,848 (2013—$nil) based on the Company's closing common share price on the OTCQX under the trading symbol TBUFF of US$0.46 ($0.53) (2013—US$0.36 ($0.38).

        The Company recognizes compensation expense for the fair values of stock options using the graded vesting method over the requisite service period for the entire award.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

10. Capital Stock (Continued)

        The following table presents information relating to stock options outstanding and exercisable at December 31, 2014.

		Options Outstanding			Options Exercisable
Range of Exercise Price	Number of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$0.30 to $0.49	1,788,242	3.42	$0.40	714,000	$0.42	2.94
$0.50 to $0.69	2,513,749	2.59	0.57	1,489,921	0.58	1.95
$0.90 to $1.09	510,000	0.50	0.95	510,000	0.95	0.50

	4,834,991	2.68	$0.55	2,713,921	$0.60	1.94

c)     Warrants

        As at December 31, 2014, the following compensation warrants were outstanding:

Warrant Liability

Expiration Date	Warrants	Weighted Average Exercise Price	Fair Value at December 31, 2014	Fair Value at December 31, 2013
May 11, 2017	750,000	US$0.43 ($0.50)	$227,090	$223,356
February 27, 2015	4,429,688	US$0.50 ($0.58)	$184,999	$518,256
February 27, 2018	4,429,687	US$0.60 ($0.70)	$1,310,414	$1,286,216
March 5, 2015	1,253,000	US$0.50 ($0.58)	$56,691	$146,596
March 5, 2018	1,253,000	US$0.60 ($0.70)	$372,123	$363,825
March 11, 2015	343,750	US$0.50 ($0.58)	$17,547	$49,723
March 11, 2018	343,750	US$0.60 ($0.70)	$102,089	$99,812
August 8, 2018	755,794	US$0.5954 ($0.6907)	$334,060	$245,982
September 20, 2018	108,696	US$0.55 ($0.64)	$36,442	$32,948
February 4, 2021	347,222	US$0.4320 ($0.5012)	$160,319	$—
October 1, 2021	740,000	US$0.70 ($0.81)	$306,106	$—

	14,754,587	US$0.55 ($0.64)	$3,107,880	$2,966,714

        On May 11, 2012, the Company granted 750,000 warrants in connection with a loan agreement with MidCap Financial LLC, at an exercise price of US$0.56 ($0.65). Subsequently, the pro rata exercise price of the 750,000 warrants described above was adjusted due to the exercise rate of the 755,794 common share purchase warrants being issued to SWK during 2013. The effect of this pro rata change was a new warrant exercise price of US$0.43 ($0.50). The fair value of these warrants fluctuates based on the current stock price, volatility, the risk free interest rate, time remaining until expiry and changes in the exchange rate between the U.S. and Canadian dollar. The fair value of the warrant liability at the date of grant of the 750,000 warrants was $312,000 and was estimated using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 124%; risk free interest rate of 1.48%; and expected term of 5 years.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

10. Capital Stock (Continued)

        In connection with the SWK Credit Agreement the Company issued to SWK 755,794 common share purchase warrants with each warrant entitling SWK to acquire one common share in the capital of the Company at an exercise price of US$0.5954 ($0.6907), at any time prior to August 8, 2020. The fair value of the warrant liability at the date of grant was $445,012 and was estimated using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 128%; risk free interest rate of 2.14%; and expected term of 7 years.

        In connection with the private placement offerings completed during the year ended December 31, 2013, the Company granted an aggregate of 12,161,571 share purchase warrants to the participants each exercisable into one common share as follows: 6,026,438 at US$0.50 ($0.58) exercisable on or before March 11, 2015 and 6,026,437 at US$0.60 ($0.70) exercisable on or before March 11, 2018. The exercise price of the 12,052,875 warrants is denominated in U.S. dollars while the Company's functional and reporting currency is the Canadian dollar. As a result, the fair value of the warrants fluctuates based on the current stock price, volatility, the risk free interest rate, time remaining until expiry and changes in the exchange rate between the U.S. and Canadian dollar. The fair value of the warrant liability at the date of grant for these warrants was $1,896,679 and was estimated using the Black-Scholes option pricing model, based on the following weighted average assumptions: expected dividend yield of 0%; expected volatility of 117.4%; risk free interest rate of 1.16%; and expected term of 3.5 years. The remaining 108,696 share purchase warrants are exercisable on or before September 20, 2018 at US$0.55 ($0.64). The fair value of the warrant liability at the date of grant for these warrants was $22,810 and was estimated using the Black-Scholes option pricing model, based on the following weighted average assumptions: expected dividend yield of 0%; expected volatility of 130.0%; risk free interest rate of 1.89%; and expected term of 5 years.

        In connection with the additional US$2,000,000 ($2,211,000) loan from SWK described in Note 9, the Company issued SWK 347,222 common share purchase warrants with each warrant entitling SWK to acquire one common share in the capital of the Company at an exercise price of US$0.432 ($0.5012), at any time on or prior to February 4, 2021. The fair value of the warrant liability at the date of grant was $120,914 and was estimated using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 117%; risk free interest rate of 1.85%; and expected term of 7 years.

        In connection with the additional US$6,000,000 ($6,724,800) loan described in Note 9, the Company issued SWK 740,000 common share purchase warrants with each warrant entitling SWK to acquire one common share in the capital of the Company at an exercise price of US$0.70 ($0.8121), at any time on or prior to October 1, 2019. The fair value of the warrant liability at the date of grant was $303,557 and was estimated using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 122%; risk free interest rate of 1.56%; and expected term of 5 years.

        ASC 815 "Derivatives and Hedging" indicates that warrants with exercise prices denominated in a different currency other than an entity's functional currency should not be classified as equity. As a result, these warrants have been treated as derivatives and recorded as liabilities carried at their fair value, with period-to-period changes in the fair value recorded as a gain or loss in the statements of

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

10. Capital Stock (Continued)

operations and comprehensive loss. The Company treated the compensation warrants as a liability upon their issuance.

        As at December 31, 2014, the fair value of the warrant liability of $3,107,880 (2013—$2,966,714) was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: expected dividend yield of 0% (2013—0%) expected volatility of 88% (2013—114%) risk-free interest rate of 1.22% (2013—1.58%) and expected term of 2.18 years (2013—2.94 years).

        This model requires management to make estimates of the expected volatility of its common shares, the expected term of the warrants and interest rates. The risk free interest rate is based on the Canadian Treasury Bond rate. The Company has not paid dividends and does not expect to pay dividends in the foreseeable future. The expected term of the warrants is the contractual term of the warrants upon initial recognition.

        For the year ended December 31, 2014, the Company recorded a gain of $283,305 (2013—a loss of $399,217) as change in warrant liability on the statement of operations and comprehensive loss.

Warrants—Equity

Expiration Date	Number of Warrants	Weighted Average Exercise Price	Grant Date Fair Value at December 31, 2014
July 15, 2016	21,447,500	$0.90	$5,169,881
July 15, 2016	3,217,125	$0.70	$1,177,468

	24,664,625	$0.87	$6,347,349

        In connection with the public offering completed during the year ended December 31, 2014, the Company issued 21,447,500 share purchase warrants to the purchasers, each exercisable into one common share of the Company at $0.90, exercisable at any time on or prior to July 15, 2016. In addition, the Company granted 3,217,125 non-transferable broker warrants, each exercisable into a Unit of the Company, at an exercise price of $0.70 exercisable at any time on or prior to July 15, 2016. Each Unit consists of one common share of the Company and one-half of one common share purchase warrant with each whole warrant entitling the holder to acquire one common share of the Company at a price of $0.90. The fair value of the warrants and broker warrants at the date of grant was $6,347,349 and was estimated using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 99%; risk free interest rate of 1.12%; and expected term of 2 years.

11. Loss Per Share

        The treasury stock method assumes that proceeds received upon the exercise of all warrants and options outstanding in the period is used to repurchase the Company's shares at the average share price during the period. The diluted loss per share is not computed when the effect of such calculation

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

11. Loss Per Share (Continued)

is anti-dilutive. In years when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. Potentially dilutive securities, which were not included in diluted weighted average shares for the years ended December 31, 2014 and 2013 consist of outstanding stock options (4,834,991 and 3,824,835, respectively) and outstanding warrants (39,419,212 at December 31, 2014 and 13,667,365 at December 31, 2013).

        The following table sets forth the computation of loss per share:

	December 31
	2014	2013
Numerator:
Net loss available to common shareholders	$(5,606,942)	$(6,572,355)

Denominator:
Weighted average number of common shares outstanding	71,940,005	49,169,414
Effect of dilutive common shares	—	—

Diluted weighted average number of common shares outstanding	71,940,005	49,169,414

Loss per share—basic and diluted	$(0.08)	$(0.13)

12. Changes in Non-Cash Operating Assets and Liabilities

        Changes in non-cash balances related to operations are as follows:

	December 31
	2014	2013
Accounts receivable	$(1,553,553)	$613,321
Inventories	7,444	(44,274)
Prepaid expenses and other receivables	(21,393)	(46,976)
Taxes recoverable	521,168	(390,391)
Accounts payable and accrued liabilities	1,059,850	(1,774,724)

	$13,516	$(1,643,044)

        Included in accounts payable and accrued liabilities at the year ended December 31, 2014, is an amount related to patents and licenses of $31,655 (2013—$14,365).

        During the year ended December 31, 2014, there was $1,207,262 (2013—$422,341) in interest paid and $nil in taxes paid (2013—$nil).

        During the year ended December 31, 2014, there was $118,815 (2013—$63,816) of non-cash debt issuance costs (see Note 9) expensed as amortization of assets.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

12. Changes in Non-Cash Operating Assets and Liabilities (Continued)

        During the year ended December 31, 2014, 1,087,222 warrants (2013—755,794) were issued and valued at $424,471 (2013—$445,794) in regards to the additional USD$8,000,000 ($8,935,800) advanced under the Credit Agreement and the Amended Credit Agreement (see Note 9).

        During the year ended December 31, 2014, broker warrants were issued and valued at $1,177,468 in regards to the public offering that was completed (Note 10a) (2013—$172,986).

13. Contingencies and Commitments

a)    License Agreements

        On December 1, 2011, the Company acquired 100% of the outstanding shares of Tribute Pharmaceuticals Canada Ltd. and Tribute Pharma Canada Inc. ("Tribute"). Included in this transaction were the following license agreements:

        On June 30, 2008, Tribute signed a Sales, Marketing and Distribution Agreement with Actavis Group PTC ehf ("Actavis") to perform certain sales, marketing, distribution, finance and other general management services in Canada in connection with the importation, marketing, sales and distribution of Bezalip® SR and Soriatane® (the "Actavis Products"). On January 1, 2010, a first amendment was signed with Actavis to grant the Company the right and obligation to more actively market and promote the Actavis Products in Canada. On March 31, 2011, a second amendment was signed with Actavis that extended the term of the agreement, modified the terms of the agreement and increased the Company's responsibilities to include the day-to-day management of regulatory affairs, pharmacovigilance and medical information relating to the Actavis Products. The Company pays Actavis a sales and distribution fee up to an annual base-line net sales forecast plus an incremental fee for incremental net sales above the base-line. On May 4, 2011, the Company signed a Product Development and Profit Share Agreement with Actavis to develop, obtain regulatory approval of and market Bezalip SR in the U.S. The Company is required to pay US$5,000,000 ($5,800,500) to Actavis within 30 days of receipt of the regulatory approval to market Bezalip SR in the U.S.

        On November 9, 2010, the Company signed a license agreement with Nautilus Neurosciences, Inc. ("Nautilus") for the exclusive rights to develop, register, promote, manufacture, use, market, distribute and sell Cambia® in Canada. On August 11, 2011, the Company and Nautilus executed the first amendment to the license agreement and on September 30, 2012 executed the second amendment to the license agreement. Aggregate payments of US$1,000,000 ($1,005,820) were issued under this agreement, which included an upfront payment to Nautilus upon the execution of the agreement and an amount payable upon the first commercial sale of the product. These payments have been included in intangible assets and will be amortized over the life of the license agreement, as amended. Up to US$6,000,000 ($6,960,600) in additional one-time performance based sales milestones, based on a maximum of six different sales tiers, are payable over time, due upon achieving annual net sales ranging from US$2,500,000 ($2,900,250) to US$20,000,000 ($23,202,000) in the first year of the achievement of the applicable milestone. Royalty rates are tiered and payable at rates ranging from 22.5% to 27.5% of net sales.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

13. Contingencies and Commitments (Continued)

        On December 30, 2011, the Company signed a license agreement to commercialize MycoVa in Canada. As of September 30, 2014, this product has not been filed with Health Canada and to-date no upfront payments have been paid. Within 10 days of execution of a manufacturing agreement, the Company shall pay an up-front license fee of $200,000. Upon Health Canada approval of MycoVa, the Company shall pay $400,000. Sales milestones payments of $250,000 each are based on the achievement of aggregate net sales in increments of $5,000,000. Royalties are payable at rates ranging from 20% to 25% of net sales.

        On May 13, 2014, the Company entered into an exclusive license and supply agreement with Faes Farma, S.A. ("Faes"), a Spanish pharmaceutical company, for the exclusive right to sell bilastine, a product for the treatment of allergic rhinitis and chronic idiopathic urticaria (hives) in Canada. The exclusive license is inclusive of prescription and non-prescription rights for bilastine, as well as adult and paediatric presentations in Canada. Sales of bilastine are subject to receiving regulatory approval from Health Canada. Payment for the licensing rights is based on an initial fee of €250,000 ($368,337), these payments have been included in intangible assets and will be amortized over the life of the license agreement. Any remaining milestone payments based on the achievement of specific events, including regulatory and sales milestones of up to $3,558,813 (€1,466,600 ($2,058,813) and $1,500,000) are payable over time, beginning with an approval for bilastine from Health Canada. Milestones are payable upon attainment of cumulative net sales targets, up to net sales of $60,000,000. The license agreement is also subject to certain minimum purchase obligations upon regulatory approval and commercial sale of the product.

b)    Executive Termination Agreements

        The Company currently has employment agreements with the provision of termination and change of control benefits with officers and executives of the Company. The agreements for the officers and executives provide that in the event that any of their employment is terminated during the initial term (i) by the Company for any reason other than just cause or death; (ii) by the Company because of disability; (iii) by the officer or executive for good reason; or (iv) following a change of control, the officers and executives shall be entitled to the balance of the remuneration owing for the remainder of the initial term of up to an aggregate amount of $247,200 as of December 31, 2014 (2013—$792,200) or if a change of control occurs subsequent to the initial term, while the officers or executives are employed on an indefinite basis, a lump sum payment of up to an aggregate amount of $2,072,200 (based on current base salaries). See Note 21b.

c)     Consultant Royalty Agreements

        The Company has consultant royalty agreements in place for several of its international license agreements. These agreements involve royalty payments to be issued to the consultants who assisted in locating the licensee who signed the license agreements with the Company.

        The royalty payments issued to consultants include 10% of the upfront fees received from the licensee and 10% of any future milestone payments received. No royalties on license fees were paid for the year ended December 31, 2014 (2013—$nil). In addition, royalty payments on product sales are

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

13. Contingencies and Commitments (Continued)

also based on 4% to 5% of the total sales of Uracyst® at a declining rate of 1% per year over a three to five year period, declining to a 1% rate effective in the final year. The expenses recorded in regards to royalty fees on product sales for the year ended December 31, 2014 were $5,084 (2013—$1,593). These amounts have been recorded as royalty expense in selling, general and administrative expenses on the statements of operations and comprehensive (loss).

d)    Manufacturing Agreements

        During 2014 and 2013, the Company's NeoVisc® product was manufactured at Therapure Biopharma Inc. in Mississauga, Ontario, Canada and Uracyst® was manufactured by Jubilant HollisterStier, Inc. in Kirkland, Quebec, Canada. Under the terms of these agreements the Company is obligated to make payments for batches to be manufactured within the one year termination notification period.

e)     Lease Obligations

        The Company presently leases office and warehouse equipment under operating leases. For the year ended December 31, 2014, expenses related to these leases were $2,213 (2013—$2,213). These amounts have been recorded as rent expense in selling, general and administrative expenses on the statements of operations and comprehensive (loss).

        On September 1, 2012, the Company entered into a five year operating lease for its head office. For the year ended December 31, 2014, expenses related to this lease were $98,667 (2013—$96,000).

        As at December 31, 2014, minimum operating lease payments under these leases are as follows:

	Total	2015	2016	2017
Operating lease obligations	$279,343	$105,468	$104,542	$69,333

14. Significant Customers

        During the year ended December 31, 2014, the Company had three significant pharmaceutical wholesale customers (2013—two) that represented 60.1% (2013—58.2%) of product sales.

        The Company believes that its relationships with these customers are satisfactory.

15. Related Party Transactions

        During the years ended December 31, 2014 and 2013, the Company granted 200,000 and nil, respectively, options to purchase common shares of the Company, to LMT Financial Inc. ("LMT"), a company beneficially owned by a director and former interim officer of the Company, and his spouse for consulting services. For the year ended December 31, 2014, the Company recorded $77,333 as a non-cash expense. During the year ended December 31, 2013, the Company recorded and paid to LMT an aggregate of $60,000. These amounts have been recorded as selling, general and administrative expense in the statements of operations and comprehensive loss.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

15. Related Party Transactions (Continued)

        See Notes 10b and 13b.

16. Income Taxes

        Rate reconciliation: A reconciliation of income tax (benefit) expense computed at the statutory income tax rate included in the statements of operations and comprehensive loss follows:

        Income tax expense (benefit) is comprised of:

	2014	2013
Income tax expense (benefit) at statutory rate at 26.5% (2013—26.5%)	$(1,485,800)	$(1,825,100)
Adjusted for:
Impact on legislated changes in tax rates	—	28,400
Change in valuation allowance	2,045,100	1,611,100
Share issue costs	(1,070,400)	(409,200)
Non-deductible expenses	241,500	484,900
Other	269,600	109,900

Deferred income tax (recovery)	$—	$—

        Deferred tax assets and liabilities reflect losses carry-forward, the cumulative carry-forward pool of scientific research and experimental development ("SR&ED") expenditures and the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their corresponding tax basis. Significant components of net deferred tax assets are listed below:

        Components of deferred income tax assets and liabilities:

	2014	2013
Benefit of net operating losses carry-forward	$3,438,300	$2,796,800
Book values of property, plant and equipment and intangible assets in excess of tax bases	192,100	58,900
Benefit of SR&ED expenditures	476,600	476,600
Share issue costs	985,700	345,200
Non-refundable tax credits	341,300	341,300
License agreements	(2,030,000)	(2,273,000)
Long-term debt	290,700	—
Valuation allowance	(3,694,700)	(1,745,800)

	$—	$—

        A valuation allowance was provided against certain deferred tax assets at December 31, 2014 and 2013, because the realization of the asset remains not determinable.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

16. Income Taxes (Continued)

        At December 31, 2013, the Company had non-capital losses carry-forward for income tax purposes in the amount of $10,553,600. At December 31, 2014, $1,013,100 of the non-capital losses carry-forward expired. The remaining losses, which may be applied against future years' taxable income, expire as follows.

2026	$231,900
2027	85,400
2028	53,700
2030	755,300
2031	1,994,900
2032	2,071,000
2033	4,348,300
2034	3,434,400
$12,974,900

        Tax years 2008 through 2014 remain open to examination by the taxing jurisdictions to which the Company is subject. The Company has not been notified by any taxing jurisdictions of any proposed or planned examination.

        The Company has non-refundable tax credits as at December 31, 2014 of $341,300 (2013—$341,300).

        The cumulative carry-forward pool of scientific research and experimental development (SR&ED) expenditures as at December 31, 2014 applicable to future years, with no expiry date, is $1,798,300 (2013—$1,798,300). The tax credits have a full valuation allowance on them as they do not meet the more-likely-than-not test.

17. Segmented Information

        The Company is a specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada. The Company targets several therapeutic areas in Canada, but has a particular interest in products for the treatment of pain, dermatology and endocrinology/cardiology. The Company also sells Uracyst® and NeoVisc® internationally through a number of strategic partnerships. Currently, all of the Company's manufacturing assets are located in Canada. All direct sales take place in Canada. Licensing arrangements have been obtained to distribute and sell the Company's products in various countries around the world.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

17. Segmented Information (Continued)

        Revenue for the years ended December 31, 2014 and 2013 includes products sold in Canada and international sales of products through licensing agreements. Revenue earned is as follows:

	December 31
	2014	2013
Product sales:
Canadian sales	$15,193,221	$11,918,105
International sales	1,619,372	1,277,678
Other revenue	40,785	46,654

Total	$16,853,378	$13,242,437

Royalty revenues	18,414	197,924

Total revenues	$16,871,792	$13,440,361

        The Company currently sells its own products and is in-licensing other products in Canada. In addition, revenues include products which the Company out-licenses throughout most countries in Europe, the Caribbean, Austria, Germany, Italy, Lebanon, Kuwait, Malaysia, Portugal, Romania, Spain, South Korea, Turkey, Egypt, Hong Kong and the United Arab Emirates. The operations reflected in the statements of operations and comprehensive (loss) includes the Company's activity in these markets.

18. Foreign Currency Gain (Loss)

        The Company enters into foreign currency transactions in the normal course of business. Expenses incurred in currencies other than Canadian dollars are therefore subject to gains or losses due to fluctuations in these currencies. As at December 31, 2014, the Company held cash of $1,319,013 (US$1,135,304 and €1,387) in denominations other than in Canadian dollars (2013—$1,211,602 (US$1,134,686 and €747)); had accounts receivables of $319,764 (US$67,125 and €172,313) denominated in foreign currencies (2013—$258,027 (US$51,395 and €138,964); had accounts payable and accrued liabilities of $32,857 (US$26,125 and €1,816) denominated in foreign currencies (2013—$115,373 (US$72,693 and €25,969)); warrant liability of $3,107,880 (US$2,682,994) (2013—$2,966,714 (US$2,789,315)); and long term debt of $16,2541,400 (US$14,000,000) (2013—$6,381,600 (US$6,000,000)). For the year ended December 31, 2014, the Company had a foreign currency loss of $762,801, (2013—gain of $227,227). These amounts have been included in selling, general and administrative expenses in the statements of operations and comprehensive loss.

19. Financial Instruments

(a)   Financial assets and liabilities—fair values

        The carrying amounts of cash and cash equivalents, accounts receivable, certain other current assets, accounts payables and accrued liabilities are a reasonable estimate of their fair values because of the short maturity of these instruments.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

19. Financial Instruments (Continued)

        Warrant liability and other current liability are financial liability where fluctuations in market rates will affect the fair value of these financial instruments.

        Cash equivalents and other current liability are classified as Level 2 financial instruments within the fair value hierarchy.

(b)   Derivative liability—warrant liability

        In connection with various financing arrangements, the Company has granted warrants to purchase up to 14,754,587 common shares of the Company as disclosed in Note 10c. The warrants have a weighted average exercise price of US$0.55 ($0.64). The warrants expire at dates ranging from February 27, 2015 to February 4, 2021. The warrants are accounted for as derivative liabilities because the exercise price is denominated in a currency other than the Company's functional currency.

        The table below summarizes the fair value of the Company's financial liabilities measured at fair value:

		Fair Value Measurement Using
	Fair Value at December 31, 2014
		Level 1	Level 2	Level 3
Derivative liability—Warrants	$3,107,880	$—	$—	$3,107,880

		Fair Value Measurement Using
	Fair Value at December 31, 2013
		Level 1	Level 2	Level 3
Derivative liability—Warrants	$2,966,714	$—	$—	$2,966,714

        The table below sets forth a summary of changes in the fair value of the Company's Level 3 financial liabilities (warrant derivative liability) for the years ended December 31, 2014 and December 31, 2013:

	December 31, 2014	December 31, 2013
Balance at beginning of year	$2,966,714	$202,213
Additions to derivative instruments, recognized as a discount to the carrying value of long term debt on the balance sheet	424,471	445,794
Additions to derivative instruments, recognized as a reallocation from common shares	—	1,919,490
Change in fair value, recognized in earnings as Change in warrant liability	(283,305)	399,217

Balance at the end of the year	$3,107,880	$2,966,714

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

19. Financial Instruments (Continued)

        The following is quantitative information about significant unobservable inputs (level 3) for the Company as of December 31, 2014.

Liability Category	Fair Value	Valuation Technique	Unobservable Input	Input Value
Warrant Liability	$3,107,880	Black-Scholes valuation model	Volatility	88%

        The following represents the impact on fair value measurements to changes in unobservable inputs:

Unobservable Inputs	Increase in Inputs Increase in Valuation	Decreases in Inputs Increase in Valuation
Volatility	Increase	Decrease

        These instruments were valued using pricing models that incorporate the price of a common share (as quoted on the relevant over-the-counter trading market in the U.S.), volatility, risk free rate, dividend rate and estimated life. The Company computed the value of the warrants using the Black-Scholes model. There were no transfers of assets or liabilities between Level 1, Level 2, or Level 3 during the years ended December 31, 2014 and December 31, 2013.

        The following are the key weighted average assumptions used in connection with this computation:

	December 31, 2014		December 31, 2013
Number of shares underlying the warrants		14,754,587		13,667,365
Fair market value of the warrant	$	US0.18 ($0.21)	$	US0.20 ($0.22)
Exercise price	$	US0.55 ($0.64)	$	US0.55 ($0.58)
Expected volatility		88%		114%
Risk-free interest rate		1.22%		1.58%
Expected dividend yield		0%		0%
Expected warrant life (years)		2.18		2.94
(c)   Liquidity risk

        The Company generates sufficient cash from operating and financing activities to fund its operations and fulfill its obligations as they become due. The Company has sufficient funds available through its cash, cash equivalents, and financing arrangements, should its cash requirements exceed cash generated from operations to cover financial liability obligations. The Company's investment policy is to invest excess cash resources into highly liquid short-term investments purchased with an original maturity of three months or less with tier one financial institutions. As at December 31, 2014, there were no restrictions on the flow of these funds nor have any of these funds been committed in any way, except as outlined in the detailed notes.

        In the normal course of business, management considers various alternatives to ensure that the Company can meet some of its operating cash flow requirements through financing activities, such as private placements of the Company's common shares, preferred stock offerings and offerings of debt and convertible debt instruments as well as through merger or acquisition opportunities. Management

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

19. Financial Instruments (Continued)

may also consider strategic alternatives, including strategic investments and divestitures. As future operations may be financed out of funds generated from financing activities, the Company's ability to do so is dependent on, among other factors, the overall state of capital markets and investor appetite for investments in the pharmaceutical industry and the Company's securities in particular. Should the Company elect to satisfy its cash commitments through the issuance of securities, by way of either private placement or public offering or otherwise, there can be no assurance that its efforts to obtain such additional funding will be successful, or achieved on terms favorable to the Company or its existing shareholders. If adequate funds are not available on terms favorable to the Company, it may have to reduce substantially or eliminate expenditures such as promotion, marketing or production of its current or proposed products, or obtain funds through other sources such as divestiture or monetization of certain assets or sublicensing (where permitted) of certain rights to certain of its technologies or products.

(d)   Concentration of credit risk and major customers

        The Company considers its maximum credit risk to be $2,161,133 (2013—$607,580). This amount is the total of the following financial assets: accounts receivable and loan receivable. The Company's cash and cash equivalents are held through various high grade financial institutions.

        The Company is exposed to credit risk from its customers and continually monitors its customers' credit. It establishes the provision for doubtful accounts based upon the credit risk applicable to each customer. In line with other pharmaceutical companies, the Company sells its products through a small number of wholesalers and retail pharmacy chains in addition to hospitals, pharmacies, physicians and other groups. Note 14 discloses the significant customer details and the Company believes that the concentrations on the Company's customers are considered normal for the Company and its industry.

        As at December 31, 2014, the Company had two customers which made up 65.7% of the outstanding accounts receivable in comparison to three customers which made up 38.4% at December 31, 2013. As at December 31, 2014, 12.2% of the outstanding accounts receivable was related to product sales related to one wholesale account and 53.5% was related to an amount owing related to the product sales associated with the Novartis transition period (Note 2). As at December 31, 2013 all outstanding accounts receivables were related to product sales, of which $63,722 or 10.8% was related to one wholesale account and $163,220 or 27.6% was related to two international customers.

(e)   Foreign exchange risk

        The Company principally operates within Canada; however, a portion of the Company's revenues, expenses, and current assets and liabilities, are denominated in United States dollars and the EURO. The Company's long term debt is repayable in U.S. dollars, which exposes the Company to foreign exchange risk due to changes in the value of the Canadian dollar. As at December 31, 2014, a 5% change in the foreign exchange rate would increase/decrease the long term debt balance by $700,000 and would increase/decrease both interest expense and net loss by approximately $72,100 for the year ended December 31, 2014. As at December 31, 2014, a 5% change in the foreign exchange rate would

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

19. Financial Instruments (Continued)

increase/decrease the warrant liability balance by $155,400 and would increase/decrease both changes in warrant liability and net loss by $155,400 for the twelve month period ended December 31, 2014.

(f)    Interest rate risk

        The Company is exposed to interest rate fluctuations on its cash and cash equivalents as well as its long term debt. At December 31, 2014, the Company had an outstanding long term debt balance of US$14,000,000 ($16,241,400), which bears interest annually at a rate of 11.5% plus the LIBOR Rate with the LIBOR Rate being subject to a minimum floor of 2%, such that that minimum interest rate is 13.5%, which may expose the Company to market risk due to changes in interest rates. For the year ended December 31, 2014, a 1% increase in interest rates would increase interest expense and net loss by approximately $162,414. However, based on current LIBOR interest rates, which are currently under the minimum floor set at 2% and based on historical movements in LIBOR rates, the Company believes a near-term change in interest rates would not have a material adverse effect on the financial position or results of operations.

20. Derivative Financial Instruments

        The Company enters into foreign currency contracts with financial institutions to reduce the risk that its cash flows and earnings will be adversely affected by foreign currency exchange rate fluctuations. In accordance with the Company's current foreign exchange rate risk management policy, this program is not designated for trading or speculative purposes. The Company had no foreign currency contracts in place at December 31, 2014 (2013—$5,000,000 notional principal with a fair value of ($38,156)). The Company has determined foreign currency call options to be Level 2 within the fair value hierarchy.

        The Company recognizes derivative instruments as either assets or liabilities in the accompanying balance sheets at fair value.

        The Company initially reports any gain or loss on the effective portion of the cash flow hedge as a component of other comprehensive income and subsequently reclassifies to the statements of operations when the hedged transaction occurs. Valuation techniques used to measure fair value are intended to maximize the use of observable inputs and minimize the use of unobservable inputs.

        The notional principal amounts provide one measure of the transaction volume outstanding as of December 31, 2014 and 2013, and do not represent the amount of the Company's exposure to market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of December 31, 2014 and 2013. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

21. Comparative Figures

        Certain comparative figures in 2013 have been reclassified to conform to the current year's presentation. The reclassified information is as follows:

        Reclassification of Operating and Non-operating income (expenses)

	As previously filed	Reclassified Adjustments	Adjusted Values
Expenses
Selling, general and administrative	$9,830,132	$(340,553)	$9,489,579
Amortization	1,245,846	—	1,245,846

Total operating expenses	11,075,978	(340,553)	10,735,425

	(5,078,708)	(340,553)	(4,738,155)
Non-operating income (expenses)
Change in warrant liability	(399,217)	—	(399,217)
Loss on disposal of intangible asset	(161,200)	—	(161,200)
Loss on extinguishment of loan	(620,835)	—	(620,835)
Unrealized foreign currency exchange on debt	—	(340,553)	(340,553)
Accretion expense	(103,775)	—	(103,755)
Interest expense	(527,079)	—	(527,079)
Interest income	3,559	—	3,559

Loss and comprehensive loss before tax	(6,887,255)	—	(6,887,255)
Deferred income tax recovery	314,900	—	314,900

Net (loss) for the year	$(6,572,355)	$—	$(6,572,355)

22. Subsequent Events

a)
Employee Stock Options

        On January 29, 2015, the Company granted 3,158,903 options to directors, officers, employees and consultants of the Company. The weighted average exercise price of these options is $0.62. Of these options 2,908,903 were granted to directors, officers and employee's as performance based options and will vest one eighth at the end of each fiscal quarter following the date of grant, commencing on March 31, 2016, upon achieving certain financial objectives. In addition, 200,000 options were issued to a consultant and will vest on January 4, 2016. The remaining 50,000 options will vest equally over four quarters commencing on April 30, 2015. The options have a term of five years.

b)
Executive Termination Agreements

        The Company entered into new employment agreements with its officers and executives which became effective January 1, 2015 and include provisions of termination and change of control benefits. The agreements for the officers and executives provide that in the event that any of their employment

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

DECEMBER 31, 2014 AND 2013

22. Subsequent Events (Continued)

is terminated during the term of the agreement (i) by the Company for any reason other than just cause or death; (ii) by the Company because of disability; (iii) by the officer or executive for good reason; or (iv) following a change of control, the officers and executives shall be entitled to remuneration of a lump sum payment of up to an aggregate amount of $1,510,480 (based on current base salaries).

c)
Warrants Exercised

        As at February 25, 2015, the Company issued 4,612,500 common shares of the Company, for warrants exercised at an exercise price of US$0.50 per common share, for aggregate proceeds of US$2,306,250 ($2,833,644) (Note 10a and 10c). Of these, 2,656,250 common shares were issued to directors of the Company.

TRIBUTE PHARMACEUTICALS CANADA INC.

CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

(Expressed in Canadian dollars)

(Unaudited)

	As at September 30, 2015	As at December 31, 2014
ASSETS
Current
Cash and cash equivalents	$13,228,708	$3,505,791
Accounts receivable, net of allowance of $nil (December 31, 2014—$nil) (Note 17(d))	7,028,390	2,145,319
Inventories (Note 3)	3,235,531	1,037,387
Taxes recoverable	331,143	130,623
Loan receivable	15,814	15,814
Prepaid expenses and other receivables (Note 4)	316,483	187,279
Other current asset (Note 18)	19,400	—
Current portion of debt issuance costs, net (Note 7)	957,963	128,134

Total current assets	25,133,432	7,150,347
Property, plant and equipment, net (Note 5)	1,275,410	1,012,285
Intangible assets, net (Note 6)	79,108,376	40,958,870
Goodwill (Note 6)	6,802,603	3,599,077
Debt issuance costs, net (Note 7)	312,633	359,161

Total assets	$112,632,454	$53,079,740

LIABILITIES
Current
Accounts payable and accrued liabilities	$8,290,982	$4,344,606
Amounts payable and contingent consideration (Note 2)	9,528,525	—
Current portion of long term debt (Note 7)	1,853,179	1,319,030
Promissory convertible note (Note 2)	5,000,000	—
Debentures (Note 7)	12,500,000	—
Warrant liability (Note 8(c))	4,644,532	3,107,880

Total current liabilities	41,817,218	8,771,516
Deferred tax liability	6,931,475	—
Long term debt (Note 7)	15,067,972	13,967,493

Total liabilities	63,816,665	22,739,009

Contingencies and commitments (Notes 2, 7 and 11)
SHAREHOLDERS' EQUITY
Capital Stock
AUTHORIZED
Unlimited Non-voting, convertible redeemable and retractable preferred shares with no par value
Unlimited common shares with no par value
ISSUED (Note 8(a))
Common shares 126,240,542 (December 31, 2014—94,476,238)	72,442,707	41,182,630
Additional paid-in capital options (Note 8(b))	3,941,669	2,713,605
Warrants (Note 8(c))	4,741,815	6,347,349
Accumulated other comprehensive income (Note 18)	19,400	—
Deficit	(32,329,802)	(19,902,853)

Total shareholders' equity	48,815,789	30,340,731

Total liabilities and shareholders' equity	$112,632,454	$53,079,740

See accompanying notes to the condensed interim financial statements.

TRIBUTE PHARMACEUTICALS CANADA INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS,
COMPREHENSIVE LOSS AND DEFICIT

(Expressed in Canadian dollars)

(Unaudited)

	For the Three Month Periods Ended September 30		For the Nine Month Periods Ended September 30
	2015	2014	2015	2014
Revenues
Licensed domestic product net sales	$2,379,932	2,381,710	6,968,164	7,121,403
Other domestic product sales	5,363,437	991,053	11,355,924	2,945,936
International product sales	1,264,481	496,153	2,705,543	1,318,002
Royalty and licensing revenues	—	—	—	18,414

Total revenues (Notes 12 and 15)	9,007,850	3,868,916	21,029,631	11,403,755

Cost of Sales
Licensor sales and distribution fees	1,705,353	1,525,103	4,700,228	4,457,240
Cost of products sold	1,643,274	438,104	2,998,366	1,252,370
Expired products	4,920	25,228	7,793	38,584

Total Cost of Sales	3,353,547	1,988,435	7,706,387	5,748,194

Gross Profit	5,654,303	1,880,481	13,323,244	5,655,561

Expenses
Selling, general and administrative (Notes 8(b), 13 and 16)	4,479,322	2,529,534	11,941,496	8,161,873
Amortization of assets	1,931,603	296,723	3,441,839	883,649

Total operating expenses	6,410,925	2,826,257	15,383,335	9,045,522

Loss from operations	(756,622)	(945,776)	(2,060,091)	(3,389,961)
Non-operating income (expenses)
(Loss) gain on derivative instrument (Note 18)	136,150	(184,113)	136,150	(180,913)
Change in warrant liability (Note 8(c))	4,882,781	4,454,565	(3,994,708)	(163,184)
Unrealized foreign currency exchange (loss) on debt	(1,084,417)	—	(2,180,600)	—
Accretion expense (Note 7)	(75,521)	(36,738)	(222,983)	(102,264)
Restructuring costs (Note 2)	(23,711)	—	(1,156,109)	—
Transaction costs	(952,855)	—	(1,206,899)	—
Interest income	9,268	57,550	10,195	58,088
Interest expense	(798,417)	(303,613)	(1,989,392)	(868,911)

Income (loss) before tax	1,336,656	3,041,875	(12,664,437)	(4,647,145)
Deferred income tax (recovery) (Note 14)	(242,716)	—	(237,488)	—

Net income (loss) for the period	$1,579,372	$3,041,875	$(12,426,949)	$(4,647,145)

Unrealized gain on derivative instrument, net of tax (Note 18)	19,400	13,158	37,950	13,158
Net income (loss) and comprehensive income (loss) for the period	1,598,772	3,055,033	(12,388,999)	(4,633,987)

Deficit, beginning of period	(33,909,174)	(21,984,931)	(19,902,853)	(14,295,911)

Deficit, end of period	$(32,329,802)	$(18,943,056)	$(32,329,802)	$(18,943,056)

Earnings (loss) per share (Note 9)—Basic and diluted	$0.01	$0.03	$(0.11)	$(0.07)

Weighted Average Number of Common Shares—Basic	109,576,434	87,948,738	108,713,903	64,283,839

Weighted Average Number of Common Shares—Diluted	124,887,901	88,392,327	108,713,903	64,283,839

See accompanying notes to the condensed interim consolidated financial statements.

TRIBUTE PHARMACEUTICALS CANADA INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Canadian dollars)

(Unaudited)

For the Periods Ended September 30,

	For Nine Month Periods Ended
	2015	2014
Cash flows from (used in) operating activities
Net loss	$(12,426,949)	$(4,647,145)
Items not affecting cash:
Amortization	3,477,369	909,311
Changes in warrant liability (Note 8(c))	3,994,708	163,183
Share-based compensation (Note 8(b))	1,244,987	359,992
Unrealized foreign currency exchange loss	2,751,492	—
Accretion expense	222,983	102,264
Transaction costs	112,820	—
Paid-in common shares for services	—	211,812
Deferred tax recovery	(242,716)	—
Change in non-cash operating assets and liabilities (Note 10)	(3,867,230)	(736,585)

Cash flows (used in) operating activities	(4,732,536)	(3,637,168)

Cash flows from (used in) investing activities
Acquisition, net of cash acquired	(11,757,149)	—
Additions to property, plant and equipment	(16,063)	(6,525)
Increase in intangible assets	(6,495,802)	(231,620)

Cash flows (used in) investing activities	(18,269,014)	(238,145)

Cash flows from (used in) financing activities
Debt issuance costs (Note 7)	(1,125,756)	(128,181)
Options exercised	23,940	—
Debentures (Note 7)	12,500,000	—
(Repayment) advances of long term debt (Note 7)	(912,899)	2,211,000
Common shares issued (Note 8(a))	12,000,199	30,026,500
Share issuance costs (Note 8(a))	(1,092,847)	(2,648,813)
Warrants exercised	11,248,272	—

Cash flows from financing activities	32,640,909	29,460,506

Changes in cash and cash equivalents	9,639,359	25,585,193
Change in cash and cash equivalents due to changes in foreign exchange	83,558	327,184
Cash and cash equivalents, beginning of period	3,505,791	2,813,472

Cash and cash equivalents, end of period	$13,228,708	$28,725,849

See accompanying notes to the condensed interim consolidated financial statements.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

(Unaudited)

1. Basis of Presentation

        These unaudited condensed interim consolidated financial statements should be read in conjunction with the annual financial statements for Tribute Pharmaceuticals Canada Inc.'s ("Tribute" or the "Company") most recently completed fiscal year ended December 31, 2014. These unaudited condensed interim consolidated financial statements do not include all disclosures required in annual financial statements, but rather are prepared in accordance with recommendations for interim financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). These unaudited condensed interim consolidated financial statements have been prepared using the same accounting policies and methods as those used by the Company in the annual audited financial statements for the year ended December 31, 2014, except when disclosed below.

        The accompanying consolidated financial statements include the accounts of Tribute and its wholly-owned subsidiaries, Tribute Pharmaceuticals International Inc., Tribute Pharmaceuticals US, Inc. and Medical Futures Inc. (See Note 2). All intercompany balances and transactions have been eliminated upon consolidation.

        The unaudited condensed interim consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the financial position of the Company as at September 30, 2015, and the results of its operations for the three and nine month periods ended September 30, 2015 and 2014 and its cash flows for the nine month periods ended September 30, 2015 and 2014. Note disclosures have been presented for material updates to the information previously reported in the annual audited financial statements.

a)
Estimates

        The preparation of these consolidated financial statements has required management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of the revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to provision for doubtful accounts, accrued liabilities, income taxes, share based compensation, revenue recognition, intangible assets, goodwill and derivative financial instruments. The Company bases its estimates on historical experiences and on various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates. As adjustments become necessary, they are reported in earnings in the period in which they become known.

Proposed Merger Transaction

        On June 8, 2015, Tribute entered into an Agreement and Plan of Merger and Arrangement (the "Transaction Agreement") with Pozen, Inc. ("Pozen"), which was subsequently amended on December 7, 2015. Upon the completion of the transactions contemplated thereby, which is expected to occur in the first quarter of 2016, subject to satisfaction of various conditions, the combined company will be named Aralez Pharmaceuticals Inc. ("Aralez"), a corporation organized under the laws of British Columbia. At closing, each common share of Tribute will be exchanged for 0.1455 Aralez common shares. This transaction is subject to shareholder approval, as well as various regulatory approvals.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

2. Acquisitions

Fibricor Acquisition

        On May 21, 2015, Tribute Pharmaceuticals International Inc., a Barbados corporation and a wholly owned subsidiary of Tribute, acquired the U.S. rights to Fibricor® and its related authorized generic (the "Product") from a wholly owned step-down subsidiary of Sun Pharmaceutical Industries Ltd. ("Sun Pharma"). Financial terms of the deal include the payment of US$10,000,000 as follows: US$5,000,000 ($6,100,500) paid on closing; US$2,000,000 ($2,678,800) payable 180 days from closing; and, US$3,000,000 ($4,018,200) payable 365 days from closing. As at September 30, 2015, US$5,000,000 ($6,697,000) has been accrued and included in amounts payable and contingent consideration on the condensed interim consolidated balance sheet.

MFI Acquisition

        On June 16, 2015, Tribute entered into a share purchase agreement (the "Share Purchase Agreement") with the shareholders of Medical Futures Inc. ("MFI") pursuant to which Tribute acquired on such date (the "MFI Acquisition") all of the outstanding shares of MFI (the "MFI Shares"). The consideration paid for the MFI Shares was comprised of (1) $8,492,868 in cash on closing, (2) $5,000,000 through the issuance of 3,723,008 Tribute common shares, (3) $5,000,000 in the form of a one-year term promissory note (the "Note") bearing interest at 8% annually convertible in whole or in part at the holder's option at any time during the term into 2,813,778 Tribute common shares at a conversion rate of $1.77 per Tribute common share (subject to adjustment in certain events), with a maturity date of June 16, 2016, (4) retention payments of $507,132, reported as amounts payable and contingent consideration on the condensed interim consolidated balance sheet, and (5) future contingent cash milestone payments totaling $5,695,000 that will be paid only upon obtaining certain consents. In addition, on the receipt of each regulatory approval for MFI's two pipeline products described below (or upon the occurrence of a change of control of Tribute), the vendors will receive a payment of $1,250,000 per product. The Company estimated the fair value of the contingent consideration by assigning an achievement probability to each potential milestone and discounting the associated cash payment to its present value using a risk adjusted rate of return. The Company evaluates its estimates of fair value of contingent consideration liabilities at the end of each reporting period until the liability is settled. Any changes in the fair value of contingent consideration liabilities are included in change in fair value of contingent consideration on the statements of operations and comprehensive loss. The liability for these amounts payable, are reported together as "amounts payable and contingent consideration" on the balance sheet. The Company accrued $5,695,000 related to obtaining certain consents as an achievement probability of 100% was assigned to those contingent milestone payments. During the three months and nine months ended September 30, 2015, one consent was received and a payment issued of $3,345,000. The contingent payments related to the two pipeline products are reliant on regulatory approval. As the achievement of regulatory approval cannot be reliably estimated by the Company, an achievement probability of 0% was assigned and therefore no accrual recorded on the Balance Sheet.

        The MFI Acquisition diversifies Tribute's product portfolio in Canada through the addition of twelve marketed products (Durela®, Proferrin®, Iberogast®, MoviPrep®, Normacol®, Resultz®, Pegalax®, BalanseTM, BalanseTM Kids, DiaflorTM, Mutaflor® and Purfem®, one product recently approved by

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

2. Acquisitions (Continued)

Health Canada but has not launched (ibSiumTM) and two pipeline products, OctasaTM and BedBugzTM, both of which are pending submission to Health Canada.

        The Company recorded an accrual of $1,156,109 in acquisition and restructuring costs during the nine month period ended September 30, 2015, on the condensed interim consolidated statement of operations and comprehensive loss.

        In connection with the MFI Acquisition, the Company acquired assets with a fair value of $36,677,236. Assets consisted of cash of $81,223, receivables of $1,757,912, inventory of $1,559,353, prepaids of $263,660, property, plant and equipment of $334,764, intangible assets of $28,652,850 and taxes recoverable of $94,286 and goodwill of $3,203,526. Liabilities were also assumed of $11,982,236 consisting of bank indebtedness of $1,937,475, accounts payable and accrued liabilities of $2,450,391 and a deferred tax liability of $7,174,191. The estimated fair value of the intangible assets was determined based on the use of the discounted cash flow models using an income approach for the acquired licenses. Estimated revenues were probability adjusted to take into account the stage of completion and the risks surrounding successful development and commercialization. The license agreement assets are classified as indefinite-lived intangible assets until the successful completion and commercialization or abandonment of the associated marketing and development efforts. The licensing asset and licensing agreements relate to product license agreements having estimated useful lives of 4 to 22 years. The Company believes that the fair values assigned to the assets acquired, the liabilities assumed and the contingent consideration liabilities were based on reasonable assumptions.

        Pro Forma Results:    The following unaudited pro forma condensed combined financial information summarizes the results of operations for the periods indicated as if the Novartis and MFI Acquisition had been completed as of January 1, 2014 after giving effect to certain adjustments. The unaudited pro forma information is provided for illustrative purposes only and is not indicative of the results of operations or financial condition that would have been achieved if the Novartis and MFI Acquisition would have taken place as of January 1, 2014 and should not be taken as indicative of future results of operations or financial condition. Pro forma adjustments are tax-effected at the effective tax rate.

	For the Three Month Period Ended September 30		For the Nine Month Period Ended September 30
	2015	2014	2015	2014
Net revenues	$9,007,850	$8,358,002	$25,302,649	$24,309,618
Net income (loss)	$1,579,372	$4,869,262	$(12,294,605)	$327,042
Earnings (loss) per share—Basic and diluted	$0.01	$0.06	$(0.11)	$0.01

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

3. Inventories

	September 30, 2015	December 31, 2014
Raw materials	$664,673	$290,197
Finished goods	1,922,009	399,830
Packaging materials	114,617	70,870
Work in process	534,232	276,490

	$3,235,531	$1,037,387

4. Prepaid Expenses and Other Receivables

	September 30, 2015	December 31, 2014
Prepaid operating expenses	$299,334	$180,304
Deposits	10,174	—
Interest receivable on loan receivables	6,975	6,975

	$316,483	$187,279

5. Property, Plant and Equipment

	September 30, 2015
	Cost	Accumulated Amortization	Net Carrying Amount
Land	$90,000	$—	$90,000
Building	618,254	323,982	294,272
Leasehold improvements	303,703	6,216	297,487
Office equipment	97,848	55,658	42,190
Manufacturing equipment	1,103,525	635,646	467,879
Warehouse equipment	17,085	17,085	—
Packaging equipment	111,270	71,590	39,680
Computer equipment	159,180	115,278	43,902

	$2,500,865	$1,225,455	$1,275,410

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

5. Property, Plant and Equipment (Continued)

	December 31, 2014
	Cost	Accumulated Amortization	Net Carrying Amount
Land	$90,000	$—	$90,000
Building	618,254	300,798	317,456
Leasehold improvements	10,359	4,662	5,697
Office equipment	61,308	52,124	9,184
Manufacturing equipment	1,103,525	602,667	500,858
Warehouse equipment	17,085	17,085	—
Packaging equipment	111,270	62,744	48,526
Computer equipment	142,873	102,309	40,564

	$2,154,674	$1,142,389	$1,012,285

6. Intangible Assets and Goodwill

	September 30, 2015
	Cost	Accumulated Amortization	Net Carrying Amount
Patents	$447,952	$80,686	$367,266
Licensing asset	1,005,820	232,112	773,708
Licensing agreements	51,535,428	4,288,026	47,247,402
Product rights	32,000,000	1,280,000	30,720,000

	$84,989,200	$5,880,824	$79,108,376

	December 31, 2014
	Cost	Accumulated Amortization	Net Carrying Amount
Patents	$351,754	$53,242	$298,512
Licensing asset	1,005,820	174,084	831,736
Licensing agreements	10,377,325	2,345,049	8,032,276
Product rights	32,117,521	321,175	31,796,346

	$43,852,420	$2,893,550	$40,958,870

        Amortization expense of intangible assets for the three and nine month periods ended September 30, 2015 was $1,614,121 and $2,987,274, respectively (2014—$252,203 and $756,574, respectively).

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

6. Intangible Assets and Goodwill (Continued)

        The Company has patents pending of $56,681 at September 30, 2015 (December 31, 2014—$45,392) and licensing agreements of $558,703 (December 31, 2014—$373,325) not currently being amortized.

Goodwill

Amount
Balance at December 31, 2014	$3,599,077
MFI acquisition (Note 2)	3,203,526

Balance at September 30, 2015	$6,802,603

7. Long Term Debt and Debt Issuance Costs

        On August 8, 2013, SWK Funding LLC ("SWK"), a wholly-owned subsidiary of SWK Holdings Corporation, entered into a credit agreement (the "Credit Agreement") with the Company and pursuant thereto, SWK provided to the Company a term loan in the principal amount of US$6,000,000 ($6,381,600) which was increased, as per the terms of the Credit Agreement, by an additional US$2,000,000 ($2,211,000) at the Company's request on February 4, 2014. SWK served as the agent under the Credit Agreement.

        On October 1, 2014 (the "Amendment Closing Date"), the Company entered into the First Amendment to the Credit Agreement and Guarantee (the "First Amendment," and together with the Credit Agreement, the "Amended Credit Agreement") with SWK. The Amended Credit Agreement provides for a multi-draw term loan to the Company for up to a maximum amount of US$17,000,000 ($22,769,800) (the "Loan Commitment Amount"). On the Amendment Closing Date, SWK advanced the Company an additional amount equal to US$6,000,000 ($6,724,800) pursuant to the terms of a promissory note executed on the Amendment Closing Date (the "October 2014 Note"). The October 2014 Note is for a total principal amount of US$14,000,000 ($18,751,600) (the "Loan") (comprised of US$8,000,000 ($8,592,600) advanced under the Credit Agreement and the additional US$6,000,000 ($6,724,800) advanced on October 1, 2014) due and payable on December 31, 2018.

        The Loan accrues interest at an annual rate of 11.5% plus the LIBOR Rate (as defined in the Amended Credit Agreement), with the LIBOR Rate being subject to a minimum floor of 2%, such that the minimum interest rate is 13.5%. In the event of a change of control, a merger or a sale of all or substantially all of the Company's assets, the Loan shall be due and payable.

        The discount to the carrying value of the Loan is being amortized as a non-cash interest expense over the term of the Loan using the effective interest rate method.

        During the three and nine month periods ended September 30, 2015, the Company accreted $75,521, and $222,983, respectively (2014—$36,738 and $102,264, respectively) in non-cash accretion expense in connection with the long term loan, which is included in accretion expense on the condensed interim consolidated statements of operations, comprehensive loss and deficit.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

7. Long Term Debt and Debt Issuance Costs (Continued)

        Legal fees and costs associated with the Loan Commitment Amount were classified as debt issuance costs on the balance sheet. These assets are being amortized as a non-cash interest expense over the term of the outstanding Loan using the effective interest rate method. During the three and nine month periods ended September 30, 2015, the Company amortized $35,935 and $96,334, respectively (2014—$29,682 and $82,301, respectively) in non-cash interest expense, which is included in amortization expense on the condensed interim consolidated statements of operations, comprehensive loss and deficit.

        During the three and nine month periods ended September 30, 2015, the Company paid US$379,609 ($501,957) and US$718,698 ($912,899), respectively in principal payments (year ended December 31, 2014—$nil) and interest payments of US$1,421,551 ($1,787,321) (year ended December 31, 2014—US$1,090,500 ($1,207,262)) under the Credit Agreement and Amended Credit Agreement. The Company has estimated the following revenue-based principal and interest payments over the next four years ending December 31 based on the assumption that only the minimum revenue requirements will be met under the Amended Credit Agreement:

	Principal Payments	Interest Payments
2015	US$237,382 ($317,950)	US$458,205 ($613,720)
2016	US$1,428,619 ($1,913,492)	US$1,730,297 ($2,317,560)
2017	US$1,637,221 ($2,192,894)	US$1,519,374 ($2,035,050)
2018	US$9,978,081 ($13,364,641)	US$1,469,090 ($1,967,699)

Debenture Financing

        In connection with the completion of the acquisition of MFI, Tribute also completed a private placement of $12,500,000 principal amount of secured subordinated debentures (the "Debentures"). The Debentures are secured by a general security agreement from the Company constituting a lien on all the present and future property of the Company. The Debentures bear interest at a rate of 6.0% per annum payable quarterly in arrears and mature on June 16, 2016 (the "Maturity Date"). The Debentures can be redeemed, in full, at any time following the closing date and prior to the Maturity Date, by Tribute paying the principal amount plus any accrued and unpaid interest. Tribute will also pay a customary redemption fee upon a change of control and an exit fee upon repayment of the Debentures.

        In connection with the Debentures, the Company paid commissions to a syndicate of underwriters of $750,000. The Company also recorded $88,945 in debt issuance costs associated with syndicate fees, $250,000 in debt issuance costs and as an exit fee and $36,811 in debt issuance costs associated with legal fees. Total issuance costs associated with the Debentures were $1,125,756. During the three and nine month periods ended September 30, 2015, the Company accreted $265,505, and $305,507, respectively (2014—$nil and $nil, respectively) in non-cash accretion expense in connection with the Debenture financing, which is included in amortization of assets on the condensed interim consolidated statements of operations, comprehensive loss and deficit.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

7. Long Term Debt and Debt Issuance Costs (Continued)

        During the three and nine month periods ended September 30, 2015, the Company paid $93,750 and $93,750, respectively in interest payments (year ended December 31, 2014—$nil) under the Debentures.

8. Capital Stock

(a)   Common Shares

        During the nine month period ended September 30, 2015, the Company completed a private placement in which 13,043,695 common shares were issued at a price of $0.92 per common share for gross proceeds of $12,000,199.

        In connection with the private placement, the Company paid cash commissions to a syndicate of underwriters of $840,014 and issued an aggregate of 456,529 non-transferable broker warrants. See Note 8(c). Each broker warrant entitles the holder to purchase one common share of the Company at an exercise price of $0.92 at any time on or before May 21, 2017. The Company also recorded $72,800 in issuance costs associated with syndicate fees. Total other issuance costs associated with the private placement were $180,033.

        On June 16, 2015, the Company issued 3,723,008 common shares in conjunction with the acquisition of MFI (See Note 2) with a fair value of $5,000,000 based on the current stock price.

        Additionally, 12,280,659 common shares of the Company were issued upon the exercise of 12,280,659 common share purchase warrants, 2,062,844 common shares of the Company were issued upon the exercise of 2,062,844 broker compensation options, 607,997 common shares were issued upon the exercise of 607,997 underlying broker warrants issued during the period and 46,101 common shares were issued upon the exercise of various share options, at an average exercise price of $0.51 for gross proceeds of $11,133,188.

Common Shares	Number of Shares	Amount
Balance, December 31, 2014	94,476,238	$41,182,630
Warrants exercised	12,280,659	9,257,882
Warrants exercised—valuation	—	3,650,306
Common shares issued in acquisition (Note 2)	3,723,008	5,000,000
Common shares issued in private placement	13,043,695	12,000,199
Share issuance costs	—	(1,298,785)
Share options exercised	46,101	38,070
Broker compensation options exercised	2,062,844	1,304,169
Broker warrants exercised—underlying warrants	607,997	547,197
Fair value of broker warrants exercised	—	761,039

Balance, September 30, 2015	126,240,542	$72,442,707

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

8. Capital Stock (Continued)

(b)   Stock Based Compensation

        The Company's stock-based compensation program (the "Plan") includes share options in which some options vest based on continuous service, while others vest based on performance conditions such as profitability and sales goals. For those equity awards that vest based on continuous service, compensation expense is recorded over the service period from the date of grant. For performance-based awards, compensation expense is recorded over the remaining service period when the Company determines that achievement is probable.

        During the three and nine month periods ended September 30, 2015, there were nil and 3,775,520 options, respectively, granted to officers, employees and consultants of the Company (2014—500,000 and 1,827,985, respectively). The exercise price of 2,925,520 of these options is $0.62, vesting quarterly one-eighth over two years on each of March 31, June 30, September 30 and December 31, in 2016 and 2017. Of these options 864,000 are time-based, while the remaining 2,911,520 are based upon achieving certain financial objectives. Since stock-based compensation is recognized only for those awards that are ultimately expected to vest, the Company has applied an estimated forfeiture rate (based on historical experience and projected employee turnover) to unvested awards for the purpose of calculating compensation expense. The grant date fair value of these options was estimated as $0.51 using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 121%; expected risk free interest rate of 0.61%; and expected term of 5 years.

        During the nine month period ended September 30, 2015, 200,000 options were granted with an exercise price of $0.62 and will fully vest on January 4, 2016 (Note 13). The grant date fair value of these options was estimated as $0.43 using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 121%; expected risk free interest rate of 0.87%; and expected term of 5 years.

        In addition, 600,000 options were granted based on achieving certain financial objectives, with an exercise price of $0.99 and will vest quarterly over three years on each of March 31, June 30, September 30 and December 31, in 2016, 2017 and 2018. The grant date fair value of these options was estimated as $0.75 using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 122%; expected risk free interest rate of 1.07%; and expected term of 5 years.

        The remaining 50,000 options were granted with an exercise price of $0.62, with one quarter vesting over one year on each of April 29, July 29, October 29 in 2015 and January 29, 2016. The grant date fair value of these options was estimated as $0.52 using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 122%; expected risk free interest rate of 0.87%; and expected term of 5 years.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

8. Capital Stock (Continued)

        For the three and nine month periods ended September 30, 2015, the Company recorded $214,299 and $1,244,987, respectively (2014—$142,915 and $359,992, respectively) as additional paid in capital for options issued to directors, officers, employees and consultants based on continuous service. Included in this amount is ($53,446) and $550,858 for options issued to consultants for services for the three and nine month periods ended September 30, 2015, respectively (Note 13). This expense was recorded as selling, general and administrative expense on the condensed interim consolidated statements of operations, comprehensive loss and deficit. Due to termination of employment and non-achievement of performance-based awards, 172,085 options were removed from the number of options issued during the nine month period ended September 30, 2015 (year ended December 31, 2014—817,830).

        The activities in additional paid in-capital options are as follows:

Amount
Balance, December 31, 2014	$2,713,605
Expense recognized for options issued to employees	176,560
Expense recognized for options issued to consultants	171,759

Balance, March 31, 2015	3,061,924
Options exercised	(6,840)
Expense recognized for options issued to employees	224,207
Expense recognized for options issued to consultants	458,162

Balance, June 30, 2015	3,737,453
Options exercised	(10,083)
Expense recognized for options issued to employees	267,745
Expense (recovery) recognized for options issued to consultants	(53,446)

Balance, September 30, 2015	$3,941,669

        The total number of options outstanding as at September 30, 2015 was 8,407,325 (December 31, 2014—4,834,991). The weighted average grant date fair value of the options granted during the three and nine month periods ended September 30, 2015, was $nil and $0.55, respectively (2014—$0.47 and $0.38, respectively). The maximum number of options that may be issued under the Plan is floating at an amount equivalent to 10% of the issued and outstanding common shares, or 12,624,054 as at September 30, 2015 (December 31, 2014—9,447,624).

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

8. Capital Stock (Continued)

(c)   Warrants

        As at September 30, 2015, the following warrants were outstanding:

Warrant Liability

Expiration Date	Number of Warrants	Weighted Average Exercise Price	Fair Value at September 30, 2015	Fair Value at December 31, 2014
May 11, 2017	750,000	US$0.43 ($0.58)	$482,184	$227,090
February 27, 2015	—	US$0.50 ($0.67)	$—	$184,999
February 27, 2018	2,968,750	US$0.60 ($0.80)	$1,880,810	$1,310,414
March 5, 2015	—	US$0.50 ($0.67)	$—	$56,691
March 5, 2018	843,750	US$0.60 ($0.80)	$534,546	$372,123
March 11, 2015	—	US$0.50 ($0.67)	$—	$17,547
March 11, 2018	306,250	US$0.60 ($0.80)	$194,841	$102,089
August 8, 2018	755,794	US$0.5954 ($0.7975)	$612,418	$334,060
September 20, 2018	108,696	US$0.55 ($0.74)	$75,705	$36,442
February 4, 2021	347,222	US$0.4320 ($0.5786)	$328,804	$160,319
October 1, 2019	740,000	US$0.70 ($0.94)	$535,224	$306,106

	6,820,462	US$0.58 ($0.78)	$4,644,532	$3,107,880

        ASC 815 "Derivatives and Hedging" indicates that warrants with exercise prices denominated in a currency other than an entity's functional currency should not be classified as equity. As a result, these warrants have been treated as derivatives and recorded as liabilities carried at their fair value, with period-to-period changes in the fair value recorded as a gain or loss in the condensed interim consolidated statements of operations, comprehensive income (loss) and deficit. The Company treated the compensation warrants as a liability upon their issuance. The warrant liability is classified as Level 3 within the fair value hierarchy (see Note 17(b)).

        As at September 30, 2015, the fair value of the aggregate warrant liability of $4,644,532 (December 31, 2014—$3,107,880) was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: expected dividend yield of 0% (December 31, 2014—0%) expected volatility of 93% (December 31, 2014—88%) risk-free interest rate of 0.86% (December 31, 2014—1.22%) and expected term of 2.93 years (December 31, 2014—2.18 years).

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

8. Capital Stock (Continued)

Warrants—Equity

Expiration Date	Number of Warrants	Weighted Average Exercise Price	Grant Date Fair Value at September 30, 2015
July 15, 2016	16,505,778	$0.90	$3,972,864
July 15, 2016	1,154,281	$0.70	$429,787
July 15, 2016	423,424	$0.90	$133,726
May 21, 2017	456,529	$0.92	$205,438

	18,540,012	$0.89	$4,741,815

        During the nine month period ended September 30, 2015, the Company issued 1,031,422 underlying warrants with an exercise price of $0.90, upon the exercise of 2,062,844 broker compensation options. The weighted average fair value of these warrants was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: expected dividend yield of 0%, expected volatility of 84%, risk-free interest rate of 0.47%, and expected term of 1.13 years.

        In connection with the private placement completed during the nine month period ended September 30, 2015, the Company issued 456,529 non-transferable broker warrants, each exercisable into a common share of the Company, at an exercise price of $0.92 exercisable at any time on or prior to May 21, 2017. The fair value of the broker warrants at the date of grant was $205,438 and was estimated using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 92%; risk free interest rate of 0.67%; and expected term of 2 years.

9. Earnings (Loss) Per Share

        The treasury stock method assumes that proceeds received upon the exercise of all warrants and options outstanding in the period is used to repurchase the Company's shares at the average share price during the period. The diluted earnings (loss) per share is not computed when the effect of such calculation is anti-dilutive. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common shares equivalents because their inclusion would be anti-dilutive. Potentially dilutive securities, which were not included in diluted weighted average shares for the nine month periods ended September 30, 2015 and 2014, consisted of outstanding common share options (8,407,325 and 5,639,070, respectively), outstanding warrant grants (25,360,474 and 38,679,212, respectively) and convertible debentures (2,824,858 and nil, respectively).

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

9. Earnings (Loss) Per Share (Continued)

        The following table sets forth the computation of earnings (loss) per share:

	For the Three Month Period Ended September 30		For the Nine Month Period Ended September 30
	2015	2014	2015	2014
Numerator:
Net income (loss) available to common shareholders	$1,579,372	$3,041,875	$(12,426,949)	$(4,647,145)

Denominator:
Weighted average number of common shares	109,576,434	87,948,738	108,713,903	64,283,839
Effect of dilutive common shares	15,311,466	443,589	—	—

Diluted weighted average number of common shares outstanding	124,887,901	88,392,327	108,713,903	64,283,839

Earnings (loss) per share—basic and diluted	$0.01	$0.01	$(0.11)	$(0.07)

10. Statement of Cash Flows

        Changes in non-cash balances related to operations are as follows:

	For the Nine Months Ended September 30
	2015	2014
Accounts receivable	$(3,125,159)	$(1,331,069)
Inventories	(638,791)	187,625
Prepaid expenses and other receivables	134,456	(66,575)
Taxes recoverable	(106,233)	604,310
Accounts payable and accrued liabilities	(131,503)	(130,876)

	$(3,867,230)	$(736,585)

        Included in accounts payable and accrued liabilities at the end of the nine month period ended September 30, 2015, is an amount related to patents and licenses of $1,222 (December 31, 2014—$31,655) and an amount related to license fees of $186,663 (€125,000) (December 31, 2014—$nil).

        During the nine month period ended September 30, 2015, there was $1,787,321 (2014—$803,396) in interest paid and $nil in taxes paid (2014—$nil).

        During the nine month period ended September 30, 2015, the Company issued 3,723,008 common shares in connection with the acquisition of MFI, valued at $5,000,000. (See Note 2)

        During the nine month period ended September 30, 2015, there was $402,841 (2014—$82,301) of non-cash debt issuance costs (see Note 7) expensed as amortization of assets.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

10. Statement of Cash Flows (Continued)

        During the nine month period ended September 30, 2015, 1,031,422 warrants were issued and valued at $327,008 upon the exercise of 2,062,844 broker compensation options.

        During the nine month period ended September 30, 2015, broker warrants were issued and valued at $205,438 in regards to the private placement that was completed in May 2015 (Note 8(a)).

11. Contingencies and Commitments

        The Company has royalty, licensing and manufacturing agreements that have remained in effect for the Company during the quarter. In addition, there were no material changes to the lease agreements during the period.

(a)   License Agreements

        On December 1, 2011, the Company acquired 100% of the outstanding shares of Tribute Pharmaceuticals Canada Ltd. and Tribute Pharma Canada Inc. Included in this transaction were the following license agreements:

        On June 30, 2008, Tribute signed a Sales, Marketing and Distribution Agreement with Actavis Group PTC ehf ("Actavis") to perform certain sales, marketing, distribution, finance and other general management services in Canada in connection with the importation, marketing, sales and distribution of Bezalip® SR and Soriatane® (the "Actavis Products"). On January 1, 2010, a first amendment was signed with Actavis to grant the Company the right and obligation to more actively market and promote the Actavis Products in Canada. On March 31, 2011, a second amendment was signed with Actavis that extended the term of the agreement, modified the terms of the agreement and increased the Company's responsibilities to include the day-to-day management of regulatory affairs, pharmacovigilance and medical information relating to the Actavis Products. The Company pays Actavis a sales and distribution fee up to an annual base-line net sales forecast plus an incremental fee for incremental net sales above the base-line. On May 4, 2011, the Company signed a Product Development and Profit Share Agreement with Actavis to develop, obtain regulatory approval of and market Bezalip SR in the U.S. The Company is required to pay US$5,000,000 ($6,697,000) to Actavis within 30 days of receipt of the regulatory approval to market Bezalip SR in the U.S.

        On November 9, 2010, the Company signed a license agreement with Nautilus Neurosciences, Inc. ("Nautilus") for the exclusive rights to develop, register, promote, manufacture, use, market, distribute and sell Cambia® in Canada. On August 11, 2011, the Company and Nautilus executed the first amendment to the license agreement and on September 30, 2012 executed the second amendment to the license agreement. Aggregate payments of US$1,000,000 ($1,005,820) were issued under this agreement, which included an upfront payment to Nautilus upon the execution of the agreement and an amount payable upon the first commercial sale of the product. These payments have been included in intangible assets and will be amortized over the life of the license agreement, as amended. Up to US$6,000,000 ($8,036,400) in additional one-time performance based sales milestones, based on a maximum of six different sales tiers, are payable over time, due upon achieving annual net sales ranging from US$2,500,000 ($3,348,500) to US$20,000,000 ($26,788,000) in the first year of the

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

11. Contingencies and Commitments (Continued)

achievement of the applicable milestone. Royalty rates are tiered and payable at rates ranging from 22.5% to 25.0% of net sales.

        On December 30, 2011, the Company signed a license agreement with Apricus Bioscience, Inc. to commercialize MycoVa in Canada. As of September 30, 2015, this product has not been filed with Health Canada and to-date no upfront payments have been paid. Within 10 days of execution of a manufacturing agreement, the Company shall pay an up-front license fee of $200,000. Upon Health Canada approval of MycoVa, the Company shall pay $400,000. Sales milestones payments of $250,000 each are based on the achievement of aggregate net sales in increments of $5,000,000. Royalties are payable at rates ranging from 20% to 25% of net sales.

        On May 13, 2014, the Company entered into an exclusive license and supply agreement with Faes Farma, S.A. ("Faes"), a Spanish pharmaceutical company, for the exclusive right to sell bilastine, a product for the treatment of allergic rhinitis and chronic idiopathic urticaria (hives) in Canada. The exclusive license is inclusive of prescription and non-prescription rights for bilastine, as well as adult and paediatric presentations in Canada. Sales of bilastine are subject to receiving regulatory approval from Health Canada. Payment for the licensing rights is based on an initial fee of €250,000 ($368,337), these payments have been included in intangible assets and will be amortized over the life of the license agreement. Any remaining milestone payments based on the achievement of specific events, including regulatory and sales milestones of up to $3,692,714 (€1,466,600 ($2,192,714) and $1,500,000) are payable over time, beginning with an approval for bilastine from Health Canada. Thereafter, milestones are payable upon attainment of cumulative net sales targets, up to net sales of $60,000,000. The license agreement is also subject to certain minimum purchase obligations upon regulatory approval and commercial sales of product.

        On May 21, 2015, Tribute Pharmaceuticals International Inc. (a wholly owned subsidiary of Tribute) acquired the U.S. rights to Fibricor® and its related authorized generic from a wholly owned step-down subsidiary of Sun Pharmaceutical Industries Ltd. Financial terms of the deal include the payment of US$10,000,000 ($13,394,000) as follows: US$5,000,000 ($6,100,500) was paid on closing, US$2,000,000 ($2,678,800) is due on November 18, 2015, and US$3,000,000 ($4,018,200) is due on May 21, 2016. An aggregate of US$4,500,000 ($6,027,300) in one-time milestone payments are due upon the attainment of certain annual net sales targets, ranging from US$15,000,000 ($20,091,000) to US$50,000,000 ($66,970,000).

        Pursuant to the MFI Acquisition the following license and supply agreements have been acquired by the Company.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

11. Contingencies and Commitments (Continued)

        MFI has supply agreements with various vendors that include purchase minimums. Pursuant to these agreements, the Company is required to purchase a total of up to $9,083,000 of products from these vendors during the following years ended December 31:

2015	$3,056,000
2016	$754,000
2017	$773,000
2018	$790,000
2019 and thereafter	$3,710,000

$9,083,000

        On November 26, 2008, MFI entered into an exclusive license and supply agreement with Norgine B.V. ("Norgine"), a Dutch pharmaceutical company, for the exclusive right to sell Moviprep in Canada. Payment for the licensing rights of $250,000 have been included in intangible assets and will be amortized over the life of the license agreement. Any remaining milestone payments based on the achievement of specific events, including regulatory and sales milestones are payable over time. Milestones are payable upon attainment of cumulative net sales targets.

        On September 22, 2011, MFI entered into an exclusive distribution and supply agreement with Cipher Pharmaceuticals Inc. a Canadian pharmaceutical company, for the exclusive right to sell Durela in Canada. Payments for the licensing rights of $300,000 have been included in intangible assets and will be amortized over the life of the license agreement. Any remaining milestone payments based on the achievement of specific events, including regulatory and sales milestones payable over time. Milestone payments are payable upon attainment of cumulative net sales targets.

        Upon the receipt of regulatory approval for MFI's two pipeline products (or upon the occurrence of a change of control of the Company), the vendors will receive a payment of $1,250,000 per product.

(b)   Executive Termination Agreements

        The Company currently has employment agreements with the provision of termination and change of control benefits with officers and executives of the Company. The agreements for the officers and executives provide that in the event that any of their employment is terminated during the term (i) by the Company for any reason other than just cause or death; (ii) by the Company because of disability; (iii) by the officer or executive for good reason; or (iv) following a change of control, the officers and executives may be entitled to an aggregate amount of $2,765,885 as of September 30, 2015 (December 31, 2014—$247,200) or if a change of control occurs, a lump sum payment of up to an aggregate amount of $4,729,167 (based on current base salaries) (December 31, 2014—$2,072,200).

12. Significant Customers

        During the three month period ended September 30, 2015, the Company had four significant wholesale customers (2014—three) that represented 76.2% (2014—68.7%) of product sales. During the

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

12. Significant Customers (Continued)

nine month period ended September 30, 2015, the Company had four (2014—three) significant wholesale customers that represented 75.2% (2014—67.4%) of product sales.

        The Company believes that its relationship with these customers is satisfactory.

13. Related Party Transactions

        During the nine month period ended September 30, 2015 the Company granted 200,000 (2014—200,000) share options to LMT Financial Inc. a company beneficially owned by a director and former interim officer of the Company, and his spouse for consulting services. For the three and nine month periods ended September 30, 2015, the Company recorded a recovery of $26,718 and an expense of $122,214, respectively (2014—$20,444 and $56,889, respectively) as a non-cash expense. These amounts have been recorded as selling, general and administrative expense in the condensed interim consolidated statements of operations, comprehensive loss and deficit.

14. Income Taxes

        The Company has no taxable income under Canadian Federal and Provincial tax laws for the three and nine month periods ended September 30, 2015 and 2014. The Company has non-capital loss carry-forwards at September 30, 2015 totaling approximately $18,107,900, which may be offset against future taxable income. If not utilized, the loss carry-forwards will expire between 2015 and 2035. The cumulative carry-forward pool of SR&ED expenditures as at June 30, 2015, that may be offset against future taxable income, with no expiry date, is $1,798,300.

        The non-refundable portion of the tax credits as at September 30, 2015 was $341,300.

15. Segmented Information

        The Company is a specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada and the U.S. The Company targets several therapeutic areas in Canada and the U.S., but has a particular interest in products for the treatment of pain, dermatology and endocrinology/cardiology. The Company also sells Uracyst® and NeoVisc® internationally through a number of strategic partnerships. Currently, all of the Company's manufacturing assets are located in Canada. All direct sales take place in Canada and the U.S. Licensing arrangements have been obtained to distribute and sell the Company's products in various countries around the world.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

15. Segmented Information (Continued)

        Revenue for the three and nine month periods ended September 30, 2015 and 2014 includes products sold in Canada and international sales of products through licensing agreements. Revenue earned is as follows:

	For the Three Month Period Ended September 30		For the Nine Month Period Ended September 30
	2015	2014	2015	2014
Product sales:
Domestic sales	$7,740,306	$3,363,814	$18,298,678	$10,040,314
International sales	1,265,194	496,152	2,705,543	1,318,002
Other revenue	2,350	8,950	25,410	27,025

Total	$9,007,850	$3,868,916	$21,029,631	$11,385,343

Royalty revenues	$—	$—	$—	$18,414

Total revenues	$9,007,850	$3,868,916	$21,029,631	$11,403,755

        The Company currently sells its own products and is in-licensing other products in Canada. In addition, revenues include products which the Company out-licenses throughout most countries in Europe, the Caribbean, Austria, Germany, Italy, Lebanon, Kuwait, Malaysia, Portugal, Romania, Spain, South Korea, Turkey, Egypt, Hong Kong and the United Arab Emirates. The operations reflected in the condensed interim statements of operations, comprehensive loss and deficit includes the Company's activity in these markets.

16. Foreign Currency Gain (Loss)

        The Company enters into foreign currency transactions in the normal course of business. Expenses incurred in currencies other than Canadian dollars are therefore subject to gains or losses due to fluctuations in these currencies. As at September 30, 2015, the Company held cash of $9,146,558 (US$6,826,357 and €2,231) in denominations other than in Canadian dollars (December 31, 2014—$1,319,013 (US$1,135,304 and €1,387)); had accounts receivables of $2,462,941 (US$1,536,389 and €270,953) denominated in foreign currencies (December 31, 2014—$319,764 (US$67,125 and €172,313); had accounts payable and accrued liabilities of $7,340,652 (US$5,333,475 and €131,760) denominated in foreign currencies (December 31, 2014—$32,857 (US$26,125 and €1,816)); warrant liability of $4,644,532 (US$3,467,621) (December 31, 2014—$3,107,880 (US$2,682,994)); and long term debt of $17,788,976 (US$13,281,302) (December 31, 2014—$16,241,400 (US$14,000,000)). For the three and nine month period ended September 30, 2015, the Company had a foreign currency gain loss of $354,586 and $500,047, respectively (2014—a gain (loss) of $228,065 and $238,572, respectively). These amounts have been included in selling, general and administrative expenses in the condensed interim consolidated statements of operations, comprehensive loss and deficit.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

17. Financial Instruments

(a)   Financial assets and liabilities—fair values

        The carrying amounts of cash and cash equivalents, accounts receivable, certain other current assets, accounts payables and accrued liabilities, amounts payable and contingent consideration, promissory convertible note and debentures are a reasonable estimate of their fair values because of the short maturity of these instruments.

        Warrant liability and other current asset/liabilities are financial assets/liabilities where fluctuations in market rates will affect the fair value of these financial instruments. The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

          Level 1: quoted prices in active markets for identical assets or liabilities.

          Level 2: other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.

          Level 3: techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

        Cash equivalents and other current asset/liabilities are classified as Level 2 financial instruments within the fair value hierarchy.

(b)   Derivative liability—warrant liability

        In connection with various financing arrangements, the Company has issued warrants to purchase up to 6,820,462 common shares of the Company as disclosed in Note 8c. The warrants have a weighted average exercise price of US$0.58 ($0.78). The warrants expire at dates ranging from May 11, 2017 to October 1, 2021. The warrants are accounted for as derivative liabilities because the exercise price is denominated in a currency other than the Company's functional currency.

        The table below summarizes the fair value of the Company's financial liabilities measured at fair value:

	Fair Value at
		Fair Value Measurement Using
	September 30, 2015
		Level 1	Level 2	Level 3
Derivative liability—Warrants	$4,644,532	$—	$—	$4,644,532

	Fair Value at
		Fair Value Measurement Using
	December 31, 2014
		Level 1	Level 2	Level 3
Derivative liability—Warrants	$3,107,880	$—	$—	$3,107,880

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

17. Financial Instruments (Continued)

        The table below sets forth a summary of changes in the fair value of the Company's Level 3 financial liabilities (warrant derivative liability) for the periods ended September 30, 2015 and December 31, 2014:

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Balance at beginning of period	$3,107,880	$2,966,714
Additions (deletions) to derivative instruments	(2,457,907)	424,471
Change in fair market value, recognized in earnings as Change in warrant liability	3,994,559	(283,305)

Balance end of period	$4,644,532	$3,107,880

        The following is quantitative information about significant unobservable inputs (Level 3) for the Company as of September 30, 2015.

Liability Category	Fair Value	Valuation Technique	Unobservable Input	Input Value
Warrant Liability	$4,644,532	Black-Scholes valuation model	Volatility	93%

        The following represents the impact on fair value measurements to changes in unobservable inputs:

Unobservable Inputs	Increase in Inputs Impact on Valuation	Decreases in Inputs Impact on Valuation
Volatility	Increase	Decrease

        These instruments were valued using pricing models that incorporate the price of a common share (as quoted on the relevant over-the-counter trading market in the U.S.), volatility, risk free rate, dividend rate and estimated life. The Company computed the value of the warrants using the Black-Scholes model. There were no transfers of assets or liabilities between Level 1, Level 2, or Level 3 during the periods ended September 30, 2015 and December 31, 2014.

        The following are the key weighted average assumptions used in connection with this computation:

	Nine Months Ended September 30, 2015		Year Ended December 31, 2014
Number of shares underlying the warrants		6,820,462		14,754,587
Fair market value of the common share	US$	0.47($0.63)	US$	0.18($0.21)
Exercise price	US$	0.58($0.78)	US$	0.55($0.64)
Expected volatility		93%		88%
Risk-free interest rate		0.86%		1.22%
Expected dividend yield		0%		0%
Expected warrant life (years)		2.93		2.18

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

17. Financial Instruments (Continued)

(c)   Liquidity risk

        The Company generates sufficient cash from operating and financing activities to fund its operations and fulfill its obligations as they become due. The Company's investment policy is to invest excess cash resources into highly liquid short-term investments purchased with an original maturity of three months or less with tier one financial institutions. As at September 30, 2015, there were no restrictions on the flow of these funds nor have any of these funds been committed in any way, except as outlined in the detailed notes.

        In the normal course of business, management considers various alternatives to ensure that the Company can meet some of its operating cash flow requirements through financing activities, such as private placements of common shares and offerings of debt and convertible debt instruments as well as through merger or acquisition opportunities. Management may also consider strategic alternatives, including strategic investments and divestitures. As future operations may be financed out of funds generated from financing activities, the Company's ability to do so is dependent on, among other factors, the overall state of capital markets and investor appetite for investments in the pharmaceutical industry and our securities in particular. Should the Company elect to satisfy its cash commitments through the issuance of securities, by way of either private placement or public offering or otherwise, there can be no assurance that its efforts to obtain such additional funding will be successful, or achieved on terms favorable to the Company or its existing shareholders. If adequate funds are not available on terms favorable to the Company, it may have to reduce substantially or eliminate expenditures such as promotion, marketing or production of its current or proposed products, or obtain funds through other sources such as divestiture or monetization of certain assets or sublicensing (where permitted) of certain rights to certain of its technologies or products.

(d)   Concentration of credit risk and major customers

        The Company considers its maximum credit risk to be $7,044,204 (December 31, 2014—$2,161,133). This amount is the total of the following financial assets: accounts receivable and loan receivable. The Company's cash and cash equivalents are held through various high grade financial institutions.

        The Company is exposed to credit risk from its customers and continually monitors its customers' credit. It establishes the provision for doubtful accounts based upon the credit risk applicable to each customer. In line with other pharmaceutical companies, the Company sells its products through a small number of wholesalers and retail pharmacy chains in addition to hospitals, pharmacies, physicians and other groups. Note 12 discloses the significant customer details and the Company believes that the concentrations on the Company's customers are considered normal for the Company and its industry.

        As at September 30, 2015, the Company had three customers which made up 68.4% of the outstanding accounts receivable in comparison to two customers which made up 65.7% at December 31, 2014. As at September 30, 2015, 36.2% (December 31, 2014—12.2%) of the outstanding accounts receivable was related to product sales related to two wholesale account (December 31, 2014—one wholesale account 24.3%) and 32.1% was related to an amount owing related to international product sales (December 31, 2014—41.4%).

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

17. Financial Instruments (Continued)

(e)   Foreign exchange risk

        The Company principally operates within Canada; however, a portion of the Company's revenues, expenses, and current assets and liabilities, are denominated in United States dollars and the EURO. The Company's long term debt is repayable in U.S. dollars, which exposes the Company to foreign exchange risk due to changes in the value of the Canadian dollar. As at September 30, 2015, a 5% change in the foreign exchange rate would increase/decrease the long term debt balance by $630,200 and would increase/decrease both interest expense and net loss by approximately $99,500 for the nine month period ended September 30, 2015. As at September 30, 2015, a 5% change in the foreign exchange rate would increase/decrease the warrant liability balance by $232,200 and would increase/decrease both changes in warrant liability and net loss by $232,200 for the nine month period ended September 30, 2015. As at September 30, 2015, a 5% change in the foreign exchange rate would increase/decrease the accounts payable and accrued liabilities balance by $367,033 and would increase/decrease net loss by $367,033 for the nine month period ended September 30, 2015.

(f)    Interest rate risk

        The Company is exposed to interest rate fluctuations on its cash and cash equivalents as well as its long term debt. At September 30, 2015, the Company had an outstanding long term debt balance of US$13,281,302 ($17,788,976), which bears interest annually at a rate of 11.5% plus the LIBOR Rate with the LIBOR Rate being subject to a minimum floor of 2%, such that that minimum interest rate is 13.5%, which may expose the Company to market risk due to changes in interest rates. For the nine month period ended September 30, 2015, a 1% increase in interest rates would increase interest expense and net loss by approximately $126,900. However, based on current LIBOR interest rates, which are currently under the minimum floor set at 2% and based on historical movements in LIBOR rates, the Company believes a near-term change in interest rates would not have a material adverse effect on the financial position or results of operations.

18. Derivative Financial Instruments

        The Company enters into foreign currency contracts with financial institutions to reduce the risk that its cash flows and earnings will be adversely affected by foreign currency exchange rate fluctuations. In accordance with the Company's current foreign exchange rate risk management policy, this program is not designated for trading or speculative purposes.

        The Company recognizes derivative instruments as either assets or liabilities in the accompanying balance sheets at fair value.

        During the nine month period ended September 30, 2015, the Company entered into foreign currency call options designated as cash flow hedges to hedge certain forecasted expenses related to its payment obligation denominated in EURO currency. The notional principal of the foreign currency call option to purchase €500,000 was $724,700 at October 23, 2015.

TRIBUTE PHARMACEUTICALS CANADA INC.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Canadian dollars)

(Unaudited)

18. Derivative Financial Instruments (Continued)

        The Company initially reports any gain or loss on the effective portion of the cash flow hedge as a component of other comprehensive income and subsequently reclassifies to the statements of operations when the hedged transaction occurs.

        Valuation techniques used to measure fair value are intended to maximize the use of observable inputs and minimize the use of unobservable inputs.

        The Company has determined the foreign currency call option to be Level 2. The fair value of the foreign currency call option at September 30, 2015 was a gain of $19,400 (December 31, 2014—$nil), and is reported in other current asset/liability in the accompanying balance sheets. During the nine month period ended September 30, 2015, the Company settled a foreign exchange contract for a gain of $136,150 (2014—recognized a loss of $180,913).

        At September 30, 2015 and December 31, 2014, the notional principal and fair value of the Company's outstanding foreign currency derivative financial instruments were as follows:

	September 30, 2015			December 31, 2014
	Notional Principal		Fair Value	Notional Principal		Fair Value
Foreign currency sold—call options	EUR	$500,000	$19,400	USD	$—	$—

        The notional principal amounts provide one measure of the transaction volume outstanding as of September 30, 2015 and December 31, 2014, and do not represent the amount of the Company's exposure to market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of September 30, 2015 and December 31, 2014. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

FIORINAL®, FIORINAL® C, VISKEN® AND VISKAZIDE®
PRODUCT LINES OF NOVARTIS GROUP

Independent Auditor's Report

        To: The Board of Directors and Management of Novartis Pharma AG

        We have audited the accompanying Statements of Revenue and Related Expenses related to the rights to Fiorinal, Fionrinal C, Visken and Viskazide Products (the "Products") in Canada of Novartis Pharma AG and Novartis AG ("Novartis") for the nine-months ended September 30, 2014 and the year ended December 31, 2013 and the associated Notes 1 and 2 (collectively referred to as the "special purpose financial statements").

Management's Responsibility for the Special Purpose Financial Statements

        Management is responsible for the preparation and fair presentation of the special purpose financial statements in accordance with International Financial Reporting Standards; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the special purpose financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the special purpose financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special purpose financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the special purpose financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the special purpose financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Novartis' preparation and fair presentation of the special purpose financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the special purpose financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the accompanying special purpose financial statements present fairly, in all material respects, the Revenues and Related Expenses of the Products for the nine-months ended September 30, 2014 and the year ended December 31, 2013 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of matter

        The accompanying special purpose financial statements were prepared in connection with the Products sold pursuant to the Agreement, and as described in Note 1, were prepared in accordance with an SEC waiver received by Tribute, for the purposes of Tribute complying with Rule 3-05 of the Securities and Exchange Commission's Regulation S-X. These special purpose financial statements are not intended to be a complete presentation of the financial position, results of operations or cash flows of the Products in accordance with the International Financial Reporting Standards ("IFRS"). Our opinion is modified with respect to this matter.

PricewaterhouseCoopers AG

/s/ MARTIN KENNARD	/s/ STEVE JOHNSON
Martin Kennard	Steve Johnson

Basel, Switzerland, October 29, 2015

FIORINAL®, FIORINAL® C, VISKEN® AND VISKAZIDE®
PRODUCT LINES OF NOVARTIS GROUP

(in US Dollars)

Statements of Revenue and Related Expenses

	Nine months ended September 30, 2014	Year ended December 31, 2013
Net sales	5,203,253	15,783,726
Cost of Sales	(464,800)	(1,394,670)

Gross Profit	4,738,453	14,389,056
Operating expenses:
General and Administrative	(156,098)	(473,512)

Total operating expenses	(156,098)	(473,512)

Excess of revenues over direct operating expenses	4,582,355	13,915,544

See accompanying notes to the Special Purpose Financial Statements

FIORINAL®, FIORINAL® C, VISKEN® AND VISKAZIDE®
PRODUCT LINES OF NOVARTIS GROUP

1. Description of Business and Basis of Presentation

        On October 2, 2014, Novartis Pharma AG and Novartis AG ("Novartis") entered into an Asset Purchase Agreement (the "Agreement") with Tribute Pharmaceutical Canada Inc ("Tribute") for Fiorinal®, Fiorinal® C, Visken® and Viskazide® (the "Products"). The Agreement provides for the sale of certain intellectual property, marketing authorisations and related data, information, and the partial assignment of certain manufacturing and supply agreements and tenders with third parties, relating to the Products in Canada, for a consideration of approximately CA$32 million.

        The accompanying special purpose financial statements were prepared to present the net assets sold pursuant to the Agreement and the related revenue and operating expenses related to the net assets sold. They have been prepared for the purpose of supporting Tribute in complying with Rule 3-05 of the Securities and Exchange Commission's Regulation S-X. The basis of preparation describes how these special purpose financial statements have been prepared.

        These special purpose financial statements have been prepared on a basis, which includes only those assets, which are directly attributable to the Products and are identified in the Agreement as being transferred to Tribute. Hence these special purpose financial statements are not intended to be a complete presentation of the Products in Canada's financial position, results of operations or cash flows in conformity with the International Financial Reporting Standards ("IFRS"). The financial statements do not necessarily represent the assets, liabilities, revenue and expenses of the Products had it been operated as a separate independent business and may therefore not be indicative of the financial position and financial performance that would have been achieved if operated as an independent entity or of future results of the Products.

        Fiorinal® and Fiorinal® C is used for the relief of pain from headache and Visken® and Viskazide® is used for the treatment of cardiovascular conditions. Production of the Products had been outsourced to a third party in Canada, including the sourcing of raw material through to the final packaging of the Products. Throughout the periods covered by the special purpose financial statements, the operations relating to the Products and related assets to be sold were not within separate legal entities but were conducted as part of Novartis. Historically Novartis has not maintained separate records for these Products. These special purpose financial statements, including the accompanying notes, have been derived from the consolidated financial statements and the underlying historical accounting records of Novartis. The accounting policies herein are reflective of those used for the historical Novartis consolidated financial statements, which were prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board (IASB) unless stated otherwise.

        In accordance with the Agreement, Tribute did not acquire the assets and liabilities such as trade receivables, inventory or trade payables related to the Products except for certain intellectual property and other rights as outlined above. In the Novartis' accounting records, these intellectual property rights had a carrying value of zero. Novartis has retained financial responsibility for any liabilities relating to products sold prior to the transaction closing, with Tribute assuming financial responsibility for any liabilities relating to products sold after closing. Novartis supplied the Products to Tribute for a limited period after October 2, 2014 under a separate Inventory Supply Agreement to avoid interruption of supply of the Products in the market. As the intellectual property rights acquired had a carrying value of zero at December 31, 2013 and as at September 30, 2014, and no liabilities were assumed no Statement of Assets Acquired or Liabilities Assumed has been presented.

FIORINAL®, FIORINAL® C, VISKEN® AND VISKAZIDE®
PRODUCT LINES OF NOVARTIS GROUP (Continued)

1. Description of Business and Basis of Presentation (Continued)

        The special purpose financial statements include revenue and expenses that are related to the Products and certain allocations of other direct expenses incurred by Novartis attributable to the Products as discussed below.

        All of the allocations and estimates in the Statement of Revenue and Related Expenses are based on assumptions that Novartis management believes are reasonable.

        The special purpose financial statements are presented in US dollars. Some of the transactions related to the Products were denominated in Canadian dollars or other currencies. These transactions have been translated into US dollars using the average exchange rate with the US dollar values for each month being aggregated during the period and year.

        Net revenue in the accompanying Statements of Revenue and Related Expenses represent net sales directly attributable to the Products. Costs and expenses in the accompanying Statements of Revenue and Related Expenses represent direct and allocated costs and expenses related to the Products. Costs for certain functions and services performed centrally by Novartis have been allocated to the Products based on reasonable activity-based methods using historical accounting records. The Statements of Revenue and Related Expenses include expense allocations for 1) certain fixed and variable product costs and 2) general and administrative costs. Considering the maturity of the Products, no direct marketing and sales activities were performed neither were any development activities performed or required during the periods presented.

        The Statements of Revenue and Related Expenses exclude allocation of expenses relating to Novartis corporate level as they are not associated with revenue generating operations of the Products.

        The funding and managing of Novartis operations (including operations of the Products) are performed on a consolidated basis; accordingly, costs of funding the operations, including debt and related interest expense were not allocated to the Products. Novartis also maintains its tax functions on a consolidated basis; accordingly, tax expense was not allocated to the Products.

        Cash receipts and disbursements relating to the operations of the Products are aggregated with the cash activity for the entire operations of Novartis. As the Products have historically been managed as part of the operations of Novartis and have not been operated as a stand-alone business, it is not practicable nor does sufficient data exist to prepare historical cash flow information regarding the Products operating, investing, and financing cash flows. As such, statements of cash flows are not presented.

2. Summary of Significant Accounting Policies:

Revenue Recognition

        Revenue is recognized on the sale of the Products and recorded as "Revenue, net" in the Statements of Revenue and Related Expenses when there is persuasive evidence that a sales arrangement exists, title and risks and rewards for the products are transferred to the customer, the price is determinable and collectability is reasonably assured. When contracts contain customer acceptance provisions, sales are recognised upon the satisfaction of acceptance criteria.

        Provisions for rebates, and discounts granted to government agencies, wholesalers, retail pharmacies, managed care and other customers are recorded as a reduction of revenue at the time the

FIORINAL®, FIORINAL® C, VISKEN® AND VISKAZIDE®
PRODUCT LINES OF NOVARTIS GROUP (Continued)

2. Summary of Significant Accounting Policies: (Continued)

related revenue are recorded or when the incentives are offered. They are calculated based on historical experience and the specific terms of the agreements.

        Cash discounts are offered to customers to encourage prompt payment and are recorded as revenue deductions. When there is historical experience of Novartis agreeing to customer returns or Novartis can otherwise reasonably estimate expected future returns, a provision is recorded for estimated sales returns. In doing so, the estimated rate of returns is applied, determined based on historical experience of customer returns or considering any relevant factors. This is applied to the amounts invoiced also considering the amount of returned products to be destroyed versus products that can be placed back in inventory for resale. Where shipments are made on a re-sale or return basis, without sufficient historical experience for estimating sales returns, revenue is only recorded when there is evidence of consumption or when the right of return has expired.

        Provisions for revenue deductions are adjusted to actual amounts as rebates, discounts and returns are processed. The provision represents estimates of the related obligations, requiring the use of judgment when estimating the effect of these sales deductions.

Cost of Sales

        Cost of Sales includes the acquisition costs of the Products and an allocation of indirect costs; costs for supporting operations functions, facilities and services shared by the Products with other Novartis Pharma Products. Manufacturing of the Products had been outsourced to a third party in Canada, including the sourcing of raw material through to the final packaging of the Products. Indirect costs are allocated based on the net sales ratio of the Products relative to the total net sales of Novartis.

General and Administrative

        All general and administrative costs are allocated and include costs incurred by Novartis primarily related to back office functions, including human resources, legal and finance functions. These costs are allocated based on the net sale ratio of the Products relative to the total net sales of Novartis.

Use of estimates

        The preparation of special purpose financial statements requires management to make certain estimates and assumptions, either at the balance sheet date or during the period and years that affect the reported amounts of assets, liabilities, revenue and expenses. Such estimates and assumptions were made in conformity with IFRS. Actual outcomes and results could differ from those estimates and assumptions. Also, as discussed in Note 1, these financial statements include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the Products had been operated as a separate business or the future results of the Products.

3. Subsequent Events

        Novartis has evaluated subsequent events as they relate to the Products for potential recognition or disclosures through to October 2, 2014, the date on which risk and rewards of the Products were transferred to Tribute, and has determined there are no subsequent events to be reporting in the accompanying statements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effects of (i) the Agreement and Plan of Merger and Arrangement, as amended (the "merger agreement"), (ii) the acquisition of Medical Futures Inc. ("MFI") by Tribute, which closed on June 16, 2015 (the "MFI Acquisition"), along with the related financing to complete the MFI Acquisition and (iii) the acquisition of certain Novartis products by Tribute, which closed on October 2, 2014.

        On December 7, 2015, concurrent with Amendment No. 2 to the merger agreement, Pozen executed a Second Amended and Restated Facility Agreement among Aralez Pharmaceuticals Inc., a corporation formed under the Province of British Columbia, Canada, (the "Parent"), Pozen and Tribute, with a consortium of lenders that would allow Parent to borrow up to an aggregate principal amount of $275 million (the "Facility Agreement"). The proceeds under the Facility Agreement will be used to fund working capital needs, future acquisitions and general corporate needs. Additionally, an Amended and Restated Share Subscription Agreement (the "Subscription Agreement") was also executed on December 7, 2015, allowing certain "Investors" (as defined in the Subscription Agreement) to purchase $75 million of Parent Shares in a private placement at a purchase price per share equal to (a) the lesser of (i) $7.20, and (ii) a 5% discount off the five day volume weighted average price ("VWAP") per share of Pozen common stock calculated over the five trading days immediately preceding the date of closing of the transactions, not to be less than $6.25, multiplied by (b) 0.1455. In the event any of Pozen, Tribute or Parent announce a material event (other than results of any shareholder meeting) during the ten day period immediately preceding closing of the transactions, then clause (ii) above shall be revised to read: "(ii) a 5% discount off the two day VWAP per share of Pozen common stock, calculated over the two trading days immediately preceding the date of closing of the transactions, not to be less than $6.25". The Facility Agreement and the Subscription Agreement have not been reflected in these unaudited pro forma condensed combined financial statements.

        The following unaudited pro forma condensed combined financial statements give effect to the merger agreement under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 805, Business Combinations, which we refer to as ASC 805, with Pozen treated as the accounting acquirer; and give effect to the MFI Acquisition and the acquisition of certain Novartis products under the acquisition method of accounting in accordance with ASC 805, with Tribute treated as the accounting acquirer. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the transactions, the MFI Acquisition and the acquisition of certain Novartis products, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results of operations. Although Pozen and Tribute have entered into a merger agreement, there is no guarantee that the transactions will be completed.

        The unaudited pro forma condensed combined balance sheet is based on the individual historical balance sheet of Pozen and the individual historical consolidated balance sheet of Tribute, as of September 30, 2015, and has been prepared to reflect the effects of the merger agreement as if it occurred on September 30, 2015. The unaudited pro forma condensed balance sheet does not reflect the MFI Acquisition and the acquisition of certain Novartis products which are already reflected in Tribute's historical balance sheet as of September 30, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 combines the historical results and operations of Pozen, Tribute, MFI and the acquired Novartis products giving effect to the merger agreement, the MFI Acquisition and the acquisition of the Novartis products as if it occurred on January 1, 2014. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 combines the historical results and operations of Pozen, Tribute and MFI giving effect to the merger agreement and the MFI Acquisition as if it occurred on January 1, 2014. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 does not reflect the acquisition of the Novartis products, which is already reflected in Tribute's historical statement of operations for the nine months ended September 30, 2015.

        The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the completion of the merger agreement, including, but not limited to, the anticipated realization of ongoing savings from operating synergies and certain one-time charges Pozen expects to incur in connection with the merger agreement, including, but not limited to, costs in connection with integrating the operations of Tribute.

        These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the merger agreement, the MFI Acquisition and the acquisition of the Novartis products been completed on the assumed date or for the periods presented, or which may be realized in the future.

        To produce the pro forma financial information, Pozen adjusted Tribute's assets and liabilities, including those acquired in connection with the MFI Acquisition and the acquisition of the Novartis products, to their estimated fair values. As of the date of this proxy statement/prospectus, Pozen has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Tribute assets to be acquired and the liabilities to be assumed and the related accounting for the business combination, nor has Pozen identified all adjustments necessary to conform Tribute's accounting policies to Pozen accounting policies. A final determination of the fair value of Tribute's assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Tribute that exist as of the date of completion of the transactions and, therefore, cannot be made prior to that date. Additionally, the value of consideration to be paid Parent Shares will be determined based on the trading price of Pozen's common stock at the time of the completion of the merger agreement. Accordingly, the accompanying unaudited pro forma accounting for the business combination is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma accounting for the business combination has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial statements. The preliminary accounting for the transactions was based on reviews of publicly disclosed information for other acquisitions in the industry, data that was available through the public domain and Pozen's due diligence review of Tribute's business. Until the transactions are complete, both companies are limited in their ability to share information with each other. In addition, as of the date of this proxy statement/prospectus, Tribute has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the MFI net assets acquired and the related accounting for the MFI Acquisition. Upon completion of the transactions, valuation work will be performed and any increases or decreases in the fair value of relevant statement of financial position amounts will result in adjustments to the statement of financial position and/or statements of operations until the accounting for the transactions are finalized.

        There can be no assurance that such finalization will not result in material changes from the preliminary accounting for the transactions included in the accompanying unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

  •
  the accompanying notes to the unaudited pro forma condensed combined financial statements;

  •
  Pozen's audited financial statements and related notes thereto for the year ended December 31, 2014 and Pozen's Quarterly Report for the quarterly period ended September 30, 2015 contained herein;

  •
  Tribute's audited consolidated financial statements and related notes thereto for the year ended December 31, 2014 and Tribute's Quarterly Report for the quarterly period ended September 30, 2015 contained herein;

  •
  MFI's audited consolidated financial statements and related notes thereto contained herein; and

  •
  The Novartis products audited statements of revenues and related expenses along with the related notes thereto contained herein.

Aralez Pharmaceuticals Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2015

	Historical Pozen ($USD)	Historical Tribute ($CAD)	Historical Tribute ($USD)	Accounting Policies and Reclassifications ($USD) (Note 3)	Pro Forma Adjustments ($USD) (Note 7)		Pro Forma Aralez Combined ($USD)
Assets
Current assets:
Cash and cash equivalents	$36,991,056	$13,228,708	$9,869,939	$—	$(29,577,938)	7a	$17,283,057
Accounts receivable	5,820,184	7,028,390	5,243,882	—	—		11,064,067
Inventories	—	3,235,531	2,414,030	—	1,119,150	7b	3,533,180
Prepaid expenses and other assets	396,860	1,640,803	1,224,203	—	1,633,295	7c	3,254,358

Total current assets	43,208,100	25,133,432	18,752,054	—	(26,825,493)		35,134,661
Property and equipment, net	22,115	1,275,410	951,583	—	—		973,698
Intangible assets, net	—	79,108,376	59,022,759	—	63,636,081	7e	122,658,840
Goodwill	—	6,802,603	5,075,422	—	58,406,637	7d	63,482,059
Debt issuance costs, net	—	312,633	233,255	—	(233,255)	7f	—

Total assets	$43,230,215	$112,632,454	$84,035,074	$—	$94,983,969		$222,249,258

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$1,127,705	$8,290,982	$6,185,902	$(5,595,942)	$—		$1,717,665
Warrant liability	—	4,644,532	3,465,285	—	2,966,180	7g	6,431,465
Current portion of long term debt	—	14,353,179	10,708,907	—	(10,708,907)	7i	—
Accrued compensation	6,727,299	—	—	1,850,870	—		8,578,169
Accrued expenses	5,197,830			3,745,072	12,398,641	7h	21,341,542
Contingent consideration	—	9,528,525	7,109,233	—		7j	7,109,233
Promissory note	—	5,000,000	3,730,500	—			3,730,500

Total current liabilities	13,052,834	41,817,218	31,199,827	—	4,655,915		48,908,575
Long-term debt	1,131,017	15,067,972	11,242,214	—	(11,242,214)	7i	1,131,017
Deferred tax liabilities		6,931,475	5,171,573	—	16,863,561	7k	22,035,135

Total liabilities	14,183,851	63,816,665	47,613,614	—	10,277,262		72,074,727

Commitments and contingencies
Stockholders' Equity:
Common stock	32,766	72,442,707	54,049,504	—	(54,031,136)	7l	51,134
Additional paid-in capital	150,374,747	3,941,669	2,940,879	—	133,285,674	7m	286,601,300
Retained earnings/(Accumulated deficit)	(121,361,149)	(32,329,802)	(24,121,265)	—	5,715,107	7n	(139,767,307)
Warrants	—	4,741,815	3,537,868	—	(248,464)	7o	3,289,404
Accumulated other comprehensive (loss) income	—	19,400	14,474	—	(14,474)	7p	—

Total stockholders' equity	29,046,364	48,815,789	36,421,460	—	84,706,707		150,174,531

Total liabilities and stockholders' equity	$43,230,215	$112,632,454	$84,035,074	$—	$94,983,969		$222,249,258

See accompanying notes to unaudited Pro Forma Condensed Combined Financial Statements

Aralez Pharmaceuticals Inc.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2014

		Tribute
	Historical Pozen ($USD)	Historical Tribute ($CAD)	Historical Novartis products ($CAD) (Note 4)	Novartis Products Acquisition Adjustments ($CAD) (Note 4)		Historical MFI ($CAD)	MFI Acquisition and Financing Adjustments ($CAD) (Note 5)		Pro Forma Tribute ($CAD)	Pro Forma Tribute ($USD)	Accounting Policies and Reclassifications ($USD) (Note 3)	Pro Forma Adjustments ($USD) (Note 7)		Pro Forma Aralez Combined ($USD)
Revenues
Royalty and licensing revenue	$32,394,232	$18,414	$—	$—		$—	$—		$18,414	$16,678	$—	$—		$32,410,910
Licensed domestic product net sales	—	9,106,038	—	—		—	—		9,106,038	8,247,339	—	—		8,247,339
Other domestic product sales	—	6,127,968	5,827,643	—		9,879,885	—		21,835,496	19,776,409	—	—		19,776,409
International product sales	—	1,619,372	—	—		—	—		1,619,372	1,466,665	—	—		1,466,665

Total Revenues	32,394,232	16,871,792	5,827,643	—		9,879,885	—		32,579,320	29,507,091	—	—		61,901,323
Cost of Sales
Licensor sales and distribution fees	—	5,902,034	—	—		—	—		5,902,034	5,345,472	—	—		5,345,472
Cost of products sold	—	1,787,584	520,576	—		4,836,729	—		7,144,889	6,471,126	—	1,119,150	7b	7,590,276
Write down of inventories	—	53,099	—	—		—	—		53,099	48,092	—	—		48,092

Total cost of sales	—	7,742,717	520,576	—		4,836,729	—		13,100,022	11,864,690	—	1,119,150		12,983,840

Gross Profit	32,394,232	9,129,075	5,307,067	—		5,043,156	—		19,479,298	17,642,401	—	(1,119,150)		48,917,483

Operating expenses
Sales, general, and administrative	10,078,771	10,149,854	174,830	—		4,950,203	—		15,274,887	13,834,465	—	—		23,913,236
Research and development	5,739,848	—	—	—		—	—		—	—	—	—		5,739,848
Amortization	—	1,511,021	—	960,000	4a	207,365	(188,971)	5a	2,489,415	2,254,663	(107,610)	6,579,161	7r	8,726,214

Total operating expenses	15,818,619	11,660,875	174,830	960,000		5,157,568	(188,971)		17,764,302	16,089,128	(107,610)	6,579,161		38,379,298
Non-operating income (expense)
Change in warrant liability	—	283,305	—	—		—	—		283,305	256,589	—	—		256,589
Interest expense	—	(1,441,729)	—	(754,689)	4b	(49,948)	(350,052)	5b	(2,596,418)	(2,351,576)	(107,610)	2,168,073	7s	(291,113)
Interest income	43,100	59,586	—	—		—	—		59,586	53,967	—	—		97,067
Other non-operating income	3,056,019	(1,976,304)	—	—		(79,144)	—		(2,055,448)	(1,861,619)	—	151,755	7s	1,346,155

Total other income (expense)	3,099,119	(3,075,142)	—	(754,689)		(129,092)	(350,052)		(4,308,975)	(3,902,639)	(107,610)	2,319,828		1,408,698

Income before taxes	19,674,732	(5,606,942)	5,132,237	(1,714,689)		(243,504)	(161,081)		(2,593,979)	(2,349,366)	—	(5,378,483)		11,946,883
Income tax expense (benefit)			—	(325,843)	4c	107	(42,686)	5c	(368,422)	(333,680)		(1,903,054)	7t	(2,236,734)

Net Income (loss) attributable to common stockholders	19,674,732	(5,606,942)	5,132,237	(1,388,846)		(243,611)	(118,395)		(2,225,557)	(2,015,686)	—	(3,475,429)		14,183,617

Basic net income (loss) per share	$0.63												7u	$0.28

Shares used in computing basic net income (loss) per share	31,359,867											19,790,735	7u	51,150,602

Diluted net income (loss) per share	$0.60												7u	$0.26

Shares used in computing diluted net income (loss) per share	32,810,587											20,758,572	7u	53,569,159

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Aralez Pharmaceuticals Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2015

	Historical Pozen ($USD)	Historical Tribute ($CAD)	Historical MFI from January 1, 2015 through June 16, 2015 ($CAD)	MFI Acquisition and Financing Adjustments ($CAD) (Note 5)		Pro Forma Tribute ($CAD)	Pro Forma Tribute ($USD)	Accounting Policies and Reclassifications ($USD) (Note 3)	Pro Forma Adjustments ($USD) (Note 7)		Pro Forma Aralez Combined ($USD)
Revenues
Royalty and licensing revenue	$15,425,499	$—	$—	$—		$—	$—	$—	$—		$15,425,499
Licensed domestic product net sales	—	6,968,164	—	—		6,968,164	5,535,509	—	—		5,535,509
Other domestic product sales	—	11,355,924	4,687,179	—		16,043,103	12,744,641	—	—		12,744,641
International product sales	—	2,705,543	—	—		2,705,543	2,149,284	—	—		2,149,284

Total Revenues	15,425,499	21,029,631	4,687,179	—		25,716,810	20,429,434	—	—		35,854,933
Cost of Sales
Licensor sales and distribution fees	—	4,700,228	—	—		4,700,228	3,733,861	—	—		3,733,861
Cost of products sold	—	3,006,159	2,314,629	—		5,320,788	4,226,834	—	—		4,226,834

Total cost of sales	—	7,706,387	2,314,629	—		10,021,016	7,960,695	—	—		7,960,695

Gross Profit	15,425,499	13,323,244	2,372,550	—		15,695,794	12,468,739	—	—		27,894,238

Operating expenses
Sales, general, and administrative	33,662,567	11,941,496	2,869,749	—		14,811,245	11,766,053	—	(8,149,355)	7q	37,279,265
Research and development	5,092,080	—	—	—		—	—	—	—		5,092,080
Amortization	—	3,441,839	92,262	(92,262)	5a	3,441,839	2,734,197	—	3,891,171	7s	6,625,368

Total operating expenses	38,754,647	15,383,335	2,962,011	(92,262)		18,253,084	14,500,250	—	(4,258,184)		48,996,713
Non-operating income (expense)
Change in warrant liability	—	(3,994,708)	—	—		(3,994,708)	(3,173,396)	—	—		(3,173,396)
Interest expense	—	(1,989,392)	(33,941)	33,941	5b	(1,989,392)	(1,580,373)	—	1,580,373	7s	—
Interest income	—	10,195	—	—		10,195	8,099	—	—		8,099
Other non-operating income (expense)	(153,168)	(4,630,441)	—	—		(4,630,441)	(3,678,422)	—	177,138	7s	(3,654,453)

Total other income (expense)	(153,168)	(10,604,346)	(33,941)	33,941		(10,604,346)	(8,424,092)	—	1,757,511		(6,819,750)

Income before taxes	(23,482,316)	(12,664,437)	(623,402)	126,203		(13,161,636)	(10,455,603)	—	6,015,694		(27,922,225)
Income tax expense (benefit)	974,000	(237,488)	(93,451)	33,444	5c	(297,495)	(236,330)	—	1,594,159	7t	2,331,829

Net Income (loss) attributable to common stockholders	(24,456,316)	(12,426,949)	(529,951)	92,759		(12,864,141)	(10,219,273)	—	4,421,535		(30,254,054)

Basic net income (loss) per share	$(0.75)									7u	$(0.58)

Shares used in computing basic net income (loss) per share	32,476,358								19,790,735	7u	52,267,093

Diluted net income (loss) per share	$(0.75)									7u	$(0.58)

Shares used in computing diluted net income (loss) per share	32,476,358								20,758,572	7u	53,234,930

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF TRANSACTIONS

        The Merger and Arrangement:    On June 8, 2015, POZEN Inc. ("Pozen") and Tribute Pharmaceuticals Canada Inc. ("Tribute") agreed to a business combination under the terms of the Agreement and Plan of Merger and Arrangement, among Tribute, Aguono Limited (which was renamed Aralez Pharmaceuticals Limited and subsequently renamed Aralez Pharmaceuticals plc in connection with its re-registration as a public limited company ("Aralez Ireland"), Aralez Pharmaceuticals Holdings Limited (formerly known as Trafwell Limited) ("Holdings"), ARLZ US Acquisition Corp., ARLZ CA Acquisition Corp. ("Can Merger Sub") and Pozen, dated as of June 8, 2015 (the "original merger agreement"). On August 19, 2015, the parties amended the merger agreement pursuant to that certain Amendment No. 1 to Agreement and Plan of Merger and Arrangement ("Amendment No. 1 to the original merger agreement"), whereby ARLZ US Acquisition II Corp. ("US Merger Sub") was formed to replace ARLZ US Acquisition Corp. in order to optimize the corporate structure of Aralez Ireland in the future. On December 7, 2015, the parties amended the merger agreement pursuant to that certain Amendment No. 2 to Agreement and Plan of Merger and Arrangement ("Amendment No. 2 to the original merger agreement" and, together with the merger agreement and Amendment No. 1 to the original merger agreement, the "merger agreement"), whereby, among other things, Aralez Pharmaceuticals Inc. ("Parent") was added as a party to the merger agreement in place of Aralez Ireland, which was removed as a party to the merger agreement. In order to effect the transactions contemplated by the merger agreement, US Merger Sub, an indirect subsidiary of Parent, will be merged with and into Pozen (the "merger"). Pozen will be the surviving corporation and, through the merger, will become an indirect wholly owned subsidiary of Parent. The merger of Pozen into US Merger Sub will be effected under Delaware law so that Pozen will be reorganized into a holding company structure. In accordance with the merger agreement, immediately preceding the merger, Can Merger Sub and Tribute will amalgamate by way of a court approved plan of arrangement (the "arrangement"). Upon completion of the arrangement, the separate legal existence of Tribute and Can Merger Sub will cease, and Tribute and Can Merger Sub will continue as one corporation ("Amalco"), with the property of Tribute and Can Merger Sub becoming the property of Amalco. Upon completion, the merger and the arrangement do not constitute a change of control of Pozen. The merger and the arrangement are collectively referred to as the "transactions."

        As a result of the merger, each share of Pozen common stock will be converted into the right to receive from Parent one common share of Parent, without par value (the "Parent Shares") (the "merger consideration") for each share of Pozen common stock that they own as of the record date. Pursuant to the arrangement, each outstanding Tribute common share will be converted into the right to receive from Parent 0.1455 Parent Shares.

        The transactions value the entire issued and to be issued share capital of Tribute at approximately $159.4 million at Pozen's closing share price of $6.84 on December 24, 2015 (the most recent practicable date used for preparation of the pro forma condensed combined financial information) and an exchange ratio of 0.1455 Parent Shares per Tribute common share (the "exchange ratio"). The value of the consideration that Tribute shareholders will receive when the transactions are completed will ultimately be based on the closing date share price of Parent's stock on the closing date and could materially change.

        At the closing time, each outstanding Tribute warrant will entitle its respective holders the right to purchase 0.1455 fully paid and non-assessable Parent Shares for no additional consideration beyond that set out in the respective Tribute warrant. Each Tribute compensation option, which, prior to the transactions, entitled the holder to purchase one Tribute common share and one-half of one Tribute warrant, will entitle its respective holders to purchase 0.1455 fully paid and non-assessable Parent

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF TRANSACTIONS (Continued)

shares, as well as 0.1455 one-half warrants for Parent shares, for no additional consideration beyond that set out in the respective compensation option certificate. For the purposes of these pro forma statements, it has been assumed that Tribute stock options will be cancelled and converted into Tribute common shares and converted into the right to receive 0.1455 Parent Shares for each Tribute common share. The warrants, employee stock options, and compensation options will be outstanding, fully vested and exercisable at any time.

        Pozen will include as consideration $10.4 million for the fair value of the awards including (i) $3.3 million related to equity-classified warrants; (ii) $0.6 million related to compensation options; (iii) $2.0 million related to employee stock options that were vested prior to the transactions; and (iv) $4.5 million related to employee stock options for which vesting was accelerated as a result of automatic change in control provisions within the respective employee's employment agreements, which related to pre-combination services. Pozen will also recognize a $3.0 million increase to the fair value of the Tribute warrant liability acquired in the transactions, which related to warrants denominated in a currency other than Pozen's functional currency, which is the U.S. dollar. This conversion is not expected to result in incremental value to the share/option holders; however if it is determined that the exchange results in incremental value at the acquisition date, Pozen would recognize post-combination expense.

        Pozen estimates that it will recognize post-combination compensation expense of $1.8 million as a one-time charge for the portion of the Tribute employee stock options for which vesting was accelerated based upon discretionary change in control provisions in the Tribute stock option plan, and as a result of the merger agreement, which related to services not provided as of the date of this prospectus. This post-combination compensation expense has been excluded from the unaudited pro forma condensed combined statement of operations as they reflect charges directly attributable to the acquisition that will not have a continuing impact on Pozen's operations; however, it has been reflected in retained earnings, net of tax of $0.5 million on the unaudited pro forma balance sheet.

        In addition, certain executive officers of Tribute will be automatically entitled to receive severance compensation per their executive employment agreements upon a change of control, regardless of whether the executive's employment is terminated. Pozen will recognize an assumed liability of $1.7 million for such arrangements as part of the accounting for the transactions.

        Pursuant to the merger agreement, except for awards held by certain new employees, each outstanding Pozen non-qualified or incentive stock option will become vested and converted into an option for one Parent Share. Each outstanding restricted stock unit will become vested and convert into one Parent Share. The converted awards will relate to a number of Parent Shares equal to the number of Pozen shares subject to the corresponding pre-conversion award and will continue to have, subject to applicable law, the same terms and conditions that were applicable to the corresponding pre-conversion Pozen award (including repurchase rights, as applicable). The $1.7 million of compensation cost associated with the accelerated vesting of Pozen awards has been excluded from the unaudited pro forma condensed combined statement of operations as they reflect charges directly attributable to the transactions that will not have a continuing impact on Parent's operations; however, it has been reflected in retained earnings, net of tax of $0.4 million on the unaudited pro forma balance sheet. Pozen estimates that all current outstanding non-qualified options will be exercised into Parent Shares, while the incentive stock options will remain outstanding and exercisable into Parent Shares following the transactions. However, for the purposes of the pro forma financial statements, such exercise of

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF TRANSACTIONS (Continued)

non-qualified options has not been reflected because an amount is not factually supportable at the time of the filing of this prospectus.

        Upon completion of the transactions, Pozen stockholders will own approximately 64% of the outstanding Parent Shares, and current Tribute shareholders will own approximately 36% of the outstanding Parent Shares before giving effect to (i) any exercise of outstanding options, warrants or other convertible securities or the vesting and delivery of shares underlying restricted stock units of either company and (ii) the Parent Shares to be issued to new investors pursuant to the Subscription Agreement (defined below) and the Parent Shares issuable upon the conversion of the Convertible Notes to be issued pursuant to the Facility Agreement (defined below).

        MFI Acquisition:    On June 16, 2015, Tribute acquired Medical Futures Inc. ("MFI") in a transaction valued at $26.1 million (CAD). Financial terms of the deal include the payment of: $8.5 million (CAD) in cash on closing; $5 million (CAD) through the issuance of 3,723,008 Tribute common shares; and, $5 million (CAD) in the form of a one year unsecured promissory note bearing interest at 8% annually convertible at the holder's option at any time during the term into up to 3,038,829 Tribute common shares (subject to adjustment in certain events), with a maturity date of June 16, 2016 (which will be converted into the right to receive 409,405 of Parent Shares); retention payments of $507,132, reported as amounts payable and contingent consideration on the condensed interim consolidated balance sheet; and future contingent cash milestone payments totaling $2.35 million (CAD) that will be paid only upon obtaining certain consents. In addition, on the receipt of each regulatory approval for MFI's two pipeline products (or upon the occurrence of a change of control of Tribute), MFI will receive a payment of $1.25 million (CAD) per product. During the three months and nine months ended September 30, 2015, one consent was received and a payment issued of $3.345 million (CAD). Tribute also entered in to a debenture agreement ("Tribute debenture") of $12.5 million (CAD) which was necessary to complete its acquisition of MFI.

        On October 2, 2014, Tribute consummated an agreement to acquire the Canadian rights to manufacture, market, promote, distribute and sell the following product lines Fiorinal®, Fiorinal® C, Visken® and Viskazide® for the relief of pain from headache and for the treatment of cardiovascular conditions (the "Novartis Products") from Novartis AG and Novartis Pharma AG (collectively the "Seller" or "Novartis") for a purchase price of $32.0 million (CAD) (the "Transaction"). The acquired businesses include certain intellectual property, marketing authorizations and related data, medical, commercial and technical information, and the partial assignment of certain manufacturing and supply agreements and tenders with third parties. Tribute did not acquire any employees, business pipeline, information technology systems, inventory nor any other tangible assets. Tribute financed this acquisition by increasing its debt facility with SWK on October 1, 2014 and also through a public offering on July 15, 2014. The details of the debt facility and the public offering are set forth in the Form 8-K/A filed by Tribute on October 30, 2015.

        Facility Agreement:    On October 29, 2015, Pozen executed an Amended and Restated Facility Agreement (the "First Amended and Restated Facility Agreement") among Pozen, the Parent, Stamridge Limited (the "Borrower"), Tribute, Deerfield Private Design Fund III, L.P. ("Deerfield Private Design"), Deerfield International Master Fund, L.P. ("Deerfield International"), and Deerfield Partners, L.P. ("Deerfield Partners"), and the other lender parties thereto (together with Deerfield Private Design, Deerfield International, and Deerfield Partners, the "Lenders").

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF TRANSACTIONS (Continued)

        Pursuant to the First Amended and Restated Facility Agreement, the Borrower may borrow from the Lenders up to an aggregate principle amount of $275 million, of which (i) $75 million will be in the form of a 2.5% senior secured exchangeable promissory note due six years from issuance and exchangeable into Parent Shares at an exchange price of $9.54 per share (the "Exchange Notes"), issued and sold by Borrower, upon the terms and conditions of the First Amended and Restated Facility Agreement, and (ii) up to an aggregate principal amount of $200 million, which will be made available for permitted acquisitions, will be in the form of secured promissory notes issued and sold by the Borrower to the Lenders (the "Original Acquisition Notes"), evidencing the Acquisition Loans (as defined in the First Amended and Restated Facility Agreement), upon the terms and conditions and subject to the limitations set forth in the Acquisition Notes, all subject to the terms and conditions of the First Amended and Restated Facility Agreement. The First Amended and Restated Facility Agreement amended and restated the original debt facility agreement executed by Pozen on June 8, 2015 by substituting former "convertible" notes with the Exchange Notes, designating Stamridge Limited as the Borrower and issuer of the Exchange Notes and Original Acquisition Notes, and providing the Borrower with the option of settling the Exchange Notes for cash.

        On December 7, 2015, Pozen entered into a Second Amended and Restated Facility Agreement (the "Second Amended and Restated Facility Agreement"), among Pozen, Parent, Tribute, and the Lenders (the "Debt Financing"). Pursuant to the Second Amended and Restated Facility Agreement, Tribute may borrow from the Lenders up to an aggregate principal amount of $275 million, of which (i) $75 million will be in the form of a 2.5% senior secured convertible promissory note due six years from issuance and convertible into Tribute Shares (the "Convertible Notes") at a conversion price equal to a 32.5% premium over the equity price (as defined below) multiplied by 0.1455, issued and sold by Tribute to the Lenders immediately preceding the arrangement, upon the terms and conditions of the Second Amended and Restated Facility Agreement, and (ii) up to an aggregate principal amount of $200 million, which will be made available for Permitted Acquisitions (as defined in the Second Amended and Restated Facility Agreement), and will be in the form of Secured Promissory Notes issued and sold by Parent to the Lenders (the "Acquisition Notes"), evidencing the Acquisition Loans, upon the terms and conditions and subject to the limitations set forth in the Acquisition Notes, all subject to the terms and conditions of the Second Amended and Restated Facility Agreement. Following the consummation of the transactions contemplated by the merger agreement, the obligations under the Convertible Notes will be assumed by Parent, and the Convertible Notes will be exchanged for convertible notes of Parent ("Parent Convertible Notes"), which will be convertible into Parent Shares at a conversion price equal to a 32.5% premium over the equity price. The Parent Convertible Notes shall be secured by the assets of Parent and its subsidiaries. The Parent Convertible Notes may thereafter be convertible into Parent Shares.

        The Second Amended and Restated Facility Agreement amends and restates the original Facility Agreement, dated as of June 8, 2015 (the "Original Facility Agreement"), among Stamridge Limited ("Stamridge"), Pozen, Tribute, Aralez Ireland and the Lenders (the "original debt financing"), as amended and restated on October 29, 2015 ("First Amended and Restated Facility Agreement"). In addition to the foregoing, the Second Amended and Restated Facility Agreement provided for amendments relating to (i) the substitution of Parent for Aralez Ireland, (ii) the substitution of Tribute for Stamridge, (iii) the substitution of Tribute common shares for Aralez Ireland Shares, (iv) the substitution of Convertible Notes for "exchangeable notes", (v) the provision for certain obligations of Parent under the Second Amended and Restated Facility Agreement to become effective in connection

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF TRANSACTIONS (Continued)

with the consummation of the transactions contemplated by the merger agreement, and (vi) certain other changes to effect the foregoing.

        A copy of the Original Facility Agreement was filed as Exhibit 10.1 to Pozen's Current Report on Form 8-K filed with the SEC on June 11, 2015. A copy of First Amended and Restated Facility Agreement was filed as Exhibit 10.1 to Pozen's Current Report on Form 8-K filed with the SEC on October 30, 2015. A copy of the Second Amended and Restated Facility Agreement was filed as Exhibit 10.1 to Pozen's Current Report on Form 8-K filed with the SEC on December 7, 2015. The foregoing descriptions of the Original Facility Agreement, the First Amended and Restated Facility Agreement and the Second Amended and Restated Facility Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Original Facility Agreement, the First Amended and Restated Facility Agreement and the Second Amended and Restated Facility Agreement.

        The proceeds from the Second Amended and Restated Facility Agreement will be used for working capital needs, general corporate purposes and for future acquisitions. This Second Amended and Restated Facility Agreement is not directly attributable to the transactions or the MFI Acquisition; as such no pro forma adjustments have been made in relation to this Second Amended and Restated Facility Agreement in these unaudited pro forma condensed combined financial statements.

        Share Subscription Agreement:    On June 8, 2015, Pozen executed a Share Subscription Agreement (the "Original Subscription Agreement") among QLT Inc., a corporation existing under the laws of the Province of British Columbia, Canada ("QLT"), Tribute, Aralez Ireland, and the following investors thereto: Deerfield Private Design; Deerfield International; Deerfield Partners; EcoR1 Capital Fund, L.P.; EcoR1 Capital Fund Qualified, L.P.; Broadfin Healthcare Master Fund, Ltd; JW Partners, LP; and JW Opportunities Fund, LLC (each, an "Original Investor" and together, the "Original Investors") (the "original equity financing"). Pursuant to the Original Subscription Agreement, subject to the closing of the merger and the arrangement and the approval of Pozen stockholders with respect to Proposals 2 and 3, Aralez Ireland was to issue and sell to QLT and the Original Investors, concurrently with the closing of the transactions, $75 million of the ordinary shares of Aralez Ireland, $0.001 nominal value per share (the "Aralez Ireland Shares") in a private placement at a purchase price of $7.20 per Aralez Ireland Share. The Original Subscription Agreement provided that Pozen was to prepare and cause to be filed with the SEC two registration statements to effect a registration of the Aralez Ireland Shares issued under the Original Subscription Agreement within 60 days of the date of the signing of the Original Subscription Agreement and for certain other registration rights for each of QLT and the Original Investors under the Securities Act and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws.

        On December 7, 2015, Pozen executed the Amended and Restated Subscription Agreement (the "Amended and Restated Subscription Agreement") among QLT, Tribute, Parent, Aralez Ireland and the following investors thereto: Deerfield Private Design; Deerfield International; Deerfield Partners; Broadfin Healthcare Master Fund, Ltd; JW Partners, LP; JW Opportunities Master Fund, Ltd.; and JW Opportunities Fund, LLC (each, an "Investor" and together, the "Investors"). Pursuant to the Amended and Restated Subscription Agreement, immediately prior to the consummation of the transactions, Tribute will sell to QLT and the Investors up to $75 million of Tribute common shares in a private placement at a purchase price per share equal to (a) the lesser of (i) $7.20, and (ii) a 5% discount off the five day volume weighted average price ("VWAP") per share of Pozen common stock

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF TRANSACTIONS (Continued)

calculated over the five trading days immediately preceding the date of closing of the transactions, not to be less than $6.25 (the "equity price"), multiplied by (b) 0.1455. For example, based on the 5-day VWAP of Pozen's common stock as of December 7, 2015 of $7.87, the lower $7.20 price per Pozen share would apply and the resulting purchase price per Tribute common share would be equal to $1.05 after applying the exchange ratio. In the event any of Pozen, Tribute or Parent announce a material event (other than results of any shareholder meeting) during the ten day period immediately preceding closing of the transactions, then clause (ii) above shall be revised to read: "(ii) a 5% discount off the two day VWAP per share of Pozen common stock, calculated over the two trading days immediately preceding the date of closing of the transactions, not to be less than $6.25". Upon consummation of the transactions, Tribute common shares will be exchanged for Parent Shares. The Amended and Restated Subscription Agreement provides that Parent shall prepare and cause to be filed with the SEC a registration statement to effect a registration of the Parent Shares to be issued under the Amended and Restated Subscription Agreement on or before January 15, 2016 and for certain other registration rights for each of QLT and the Investors under the Securities Act and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws.

        The Amended and Restated Subscription Agreement amends and restates the Original Subscription Agreement by (i) removing Aralez Ireland as a party to the Subscription Agreement and substituting Parent for Aralez Ireland, (ii) substituting Tribute common shares for ordinary shares of Aralez Ireland, (iii) updating the list of Investors that are parties to the Amended and Restated Subscription Agreement, and (iv) making certain other changes to effect the foregoing.

        A copy of the Original Subscription Agreement was filed as Exhibit 10.3 to Pozen's Current Report on Form 8-K filed with the SEC on June 11, 2015. A copy of the Amended and Restated Subscription Agreement was filed as Exhibit 10.3 to Pozen's Current Report on Form 8-K filed with the SEC on December 7, 2015. The foregoing descriptions of the Original Subscription Agreement and the Amended and Restated Subscription Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Original Subscription Agreement and the Amended and Restated Subscription Agreement.

        The issuance of Parent Shares in connection with this Amended and Restated Subscription Agreement is not directly attributable to the transactions or the MFI Acquisition; as such no pro forma adjustments have been made in relation to this Amended and Restated Subscription Agreement in these unaudited pro forma condensed combined financial statements.

2. BASIS OF PRESENTATION

        The unaudited pro forma condensed combined financial statements were prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") and pursuant to U.S. Securities and Exchange Commission Regulation S-X Article 11, and present the pro forma financial position and results of operations of the consolidated companies based upon the historical information after giving effect to the transactions and MFI Acquisition and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the transactions had occurred on September 30, 2015; and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 and the nine month period ended September 30, 2015 is presented as if the transactions and MFI Acquisition had occurred on January 1, 2014.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

2. BASIS OF PRESENTATION (Continued)

        The historical results of Pozen, Tribute, MFI and the acquired Novartis products for the year ended December 31, 2014 have been derived from their respective audited financial statements. The historical results of Pozen, Tribute and MFI as of and for the nine months ended September 30, 2015 have been derived from unaudited financial information.

        In addition, each of Tribute and MFI have historically reported its financial statements in its local currency, the Canadian dollar ("CAD"); in order to present the unaudited pro forma condensed combined financial statements in U.S. dollars, the pro forma financial information for Tribute, which reflects the MFI Acquisition has been translated to U.S. dollars using the spot rate of $0.75 as of September 30, 2015 for the balance sheet and average rates of $0.91 and $0.79 for the statements of operations for the twelve months ended December 31, 2014 and nine months ended September 30, 2015, respectively. The historical results for the acquired Novartis products were reported in U.S. dollars. However, as these results are grouped with that of Tribute's, the results were initially translated into the Canadian dollar at an average rate of $1.12 for the statement of revenues and related expenses for the nine months ended September 30, 2014. The amounts were subsequently reconverted back to U.S dollars using the rates noted above.

        Adjustments have also been recorded to the historical financial statements to reclassify financial statement line items as necessary. See Note 3, "Accounting Policies and Reclassifications."

        The transactions have been reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805, Business Combination, with Pozen treated as the accounting acquirer; and the MFI Acquisition and the acquisition of the Novartis products have been reflected in the unaudited pro forma condensed combined statement of operations in accordance with ASC 805 with Tribute treated as the accounting acquirer. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various preliminary estimates. These estimates are based on key assumptions related to the transactions, including reviews of publicly disclosed information for other acquisitions in the industry, historical experience, data that was available through the public domain and Pozen's due diligence review of Tribute's business. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the transactions may differ materially from the information presented herein. These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed. In addition, the final determination of the recognition and measurement of the identified assets acquired and liabilities assumed will be based on the fair market value of actual net tangible and intangible assets and liabilities of Tribute at the closing date.

        For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, Pozen has applied the guidance in ASC 820, Fair Value Measurements and Disclosures, which we refer to as ASC 820, which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. For the periods presented, neither Pozen nor Tribute incurred material transaction costs related to the transactions.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

2. BASIS OF PRESENTATION (Continued)

        The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings that Parent expects to achieve as a result of the transactions or the costs necessary to achieve these costs savings or synergies.

3. ACCOUNTING POLICIES AND RECLASSIFICATIONS

        Pozen performed certain procedures for the purpose of identifying any material differences in significant accounting policies between Pozen and Tribute, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Pozen involved a review of Tribute's publicly disclosed summary of significant accounting policies, including those disclosed in Tribute's Annual Report for the year ended December 31, 2014 and preliminary discussion with Tribute's management regarding Tribute's significant accounting policies to identify material adjustments. Pozen expects to engage in additional discussion with Tribute's management to continue to evaluate the impact of Tribute's accounting policies on its historical results after completion of the transactions. As a result of that review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

        In addition, the historical consolidated financial statements of Tribute presented herein have been adjusted by condensing certain line items related to "prepaid expenses and other assets"; by reclassifying certain line items in order to conform to Pozen's financial statement presentation; these reclassifications are reflected in the column "Accounting Policies and Reclassifications."

        The reclassification adjustments on the unaudited pro forma balance sheet pertain to the reclassification of certain balances of Tribute and MFI from "Accounts payable and other accrued expenses" into "Accounts Payable," "Accrued Compensation" and "Accrued Expenses."

        The reclassification adjustments on the unaudited pro forma statements of operations pertain to the reclassification of amortization of deferred financing fees from the "Amortization" line item into "Interest Expense."

4. ACQUISITION OF NOVARTIS PRODUCTS—PRO FORMA ADJUSTMENTS

        The preliminary pro forma adjustments included in the unaudited pro forma condensed combined statement of operations related to Tribute's acquisition of the Novartis products are as follows:

(a)
Amortization—Adjustment reflects the full period effect of the of amortization expenses related to the intangible assets acquired as part of the acquisition.

(b)
Interest expense—Adjustment reflects the full period effect of the interest expense recognised in connection with the $ 6.0 million that was drawn to fund the acquisition and the amortization of the debt issuance costs associated with this financing. The Loan accrues interest at an annual rate of 11.5% plus LIBOR Rate (as defined in the Amended Credit Agreement), with LIBOR Rate being subject to a minimum floor of 2%, such that the minimum interest rate is 13.5%. A 1/8% increase or decrease in the variable interest rate on the borrowings would increase or decrease the annual interest expense by $1.0 thousand.

(c)
Income tax benefit—Adjustment reflects the income tax impacts of the pro forma adjustments made to the pro forma statement of operations, using the Canadian statutory rate of 26.5%.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

5. MFI ACQUISITION—PRELIMINARY PRO FORMA ADJUSTMENTS

        The preliminary pro forma adjustments included in the unaudited pro forma condensed combined statement of operations related to the MFI Acquisition are as follows:

(a)
Amortization—Adjustment reflects the elimination of amortization expenses related to the historical intangible assets of MFI.

(b)
Interest expense—Adjustment reflects the interest recognized in connection with the promissory note issued of $0.4 million (CAD), partially offset by the elimination of the interest expense associated with the bank loan that was repaid in connection with the MFI Acquisition of $50.0 thousand (CAD) for the year ended December 31, 2014. For the nine months ended September 30, 2015, the adjustment relates to the elimination of the interest expense associated with the bank loan that was repaid in connection with the MFI Acquisition of $92.3 thousand (CAD); no additional interest expense was recognized for the promissory note as the note had a term of one year. In addition, no interest expense was recorded related to the debenture that was issued as part of the MFI acquisition as the debenture was repaid in connection with the Tribute acquisition.

(c)
Income tax benefit—Adjustment reflects the income tax impacts of the pro forma adjustments made to the pro forma statement of operations, using the Canadian statutory tax rate of 26.5%.

6. MERGER AND ARRANGEMENT—PRELIMINARY CONSIDERATION TRANSFERRED AND PRELIMINARY FAIR VALUE OF NET ASSETS ACQUIRED

        The transactions have been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. In addition, ASC 805 establishes that the common stock issued to effect the transactions be measured at the closing date of the transactions at the then-current market price.

        Based on (1) the closing price of Pozen's common stock of $6.84 per share on December 24, 2015, (2) the number of Tribute common shares outstanding as of September 30, 2015, (3) the number of stock options, compensation options and warrants outstanding as of September 30, 2015, and (4) Tribute's outstanding indebtedness to be repaid upon a change of control, the total estimated consideration to be transferred would approximate $159.4 million (using the most recent practicable dates prior to the filing of this prospectus). Changes in the share price of Pozen's common stock, or changes in the number of outstanding Tribute common shares, stock options, compensation options and warrants of Tribute could result in material differences in the consideration and, thus, the result of the related transactions. At the effective time, each outstanding Tribute common share will be exchanged for 0.1455 Parent Shares.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

6. MERGER AND ARRANGEMENT—PRELIMINARY CONSIDERATION TRANSFERRED AND PRELIMINARY FAIR VALUE OF NET ASSETS ACQUIRED (Continued)

        The following is a preliminary estimate of the consideration to be transferred by Pozen (in U.S. dollars)

Preliminary estimate of fair value of Parent Shares issued(i)	$125,637,112
Preliminary estimate of fair value of equity instruments(ii)	10,421,202
Repayment of Tribute indebtedness(iii)	23,391,413

Total consideration transferred	$159,449,727

(i)
Represents the conversion of each of Tribute's common shares outstanding at September 30, 2015 (126,240,542) at a conversion rate of 0.1455 with a value of $6.84, which is Pozen's closing share price at December 24, 2015.

(ii)
The table below summarizes the Tribute equity instruments included within purchase consideration:

Type of award	Number of Tribute equity instruments outstanding	Parent shares issuable upon exercise	Fair value of equity instruments
Equity classified warrants	6,820,462	992,377	3,289,404
Compensation options	1,154,281	167,948	572,443
Employee stock options vested prior to the close of the transactions	2,052,433	298,629	2,042,622
Employee stock options for which vesting was accelerated pursuant to automatic change in control provisions	4,538,426	660,341	4,516,733

Total	14,565,602	2,119,295	10,421,202

(iii)
Represents repayment of Tribute indebtedness associated with SWK loan in amount of $13.7 million and payoff of Tribute debenture for $9.7 million including accrued interest and other costs.

        The estimated value of the consideration does not purport to represent the actual value of the total consideration that will be received by Tribute's shareholders when the transactions are complete. In accordance with US GAAP, the fair value of the equity securities issued as part of the consideration will be measured at the closing date at the then-current market price. This requirement will likely result in a per share value component different from the $6.84 per share on December 24, 2015 assumed in the calculation, and that difference may be material. For example, an increase and decrease of 10% in the price of Pozen's common stock on the closing date of the transactions from the price of Pozen stock assumed in these unaudited pro forma condensed combined financial statements would change the value of the consideration by approximately $13.1 million and $14.0 million, respectively, which would be reflected as an equivalent increase or decrease to goodwill.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

6. MERGER AND ARRANGEMENT—PRELIMINARY CONSIDERATION TRANSFERRED AND PRELIMINARY FAIR VALUE OF NET ASSETS ACQUIRED (Continued)

        The following is a summary of the preliminary estimated fair values of the net assets (in US dollars):

Total estimated consideration transferred	$159,449,727
Working capital(i)	11,663,578
Property and equipment	951,583
Intangible assets	122,658,840
Other liabilities	(39,306,333)

Net assets acquired	95,967,668

Goodwill	$63,482,059

(i)
Working capital consists of current assets less Accounts payable, accrued compensation, and accrued expenses.

        Pozen has made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the transactions. The final determination of the accounting for the business combination is anticipated to be completed as soon as practicable after completion of the transactions. Pozen anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to inventory, property, plant, and equipment, developed products, and in-process research and development. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

        The final consideration, and amounts allocated to assets acquired and liabilities assumed in the transactions could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the transactions from those preliminary valuations presented in these unaudited pro forma condensed combined financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the transactions. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS

        The preliminary pro forma adjustments included in the unaudited pro forma condensed combined financial statements related to the transactions are as follows:

(a)
Cash and cash equivalents—Adjustment reflects the preliminary net adjustment to cash in connection with the transactions (in US dollars):

Repayment of Tribute SWK Loan, including fees(i)	$(13,692,113)
Repayment of Tribute debenture, including redemption fee(ii)	(9,699,300)
Transaction expenses to be incurred by Pozen(iii)	(6,000,000)
Transaction expenses to be incurred by Tribute(iii)	(186,525)

Pro forma adjustment to cash and cash equivalents	(29,577,938)

  Components of the adjustment (i) a decrease in cash related to the repayment of Tribute's SWK loan, including an early payment premium of $0.8 million; (ii) repayment of Tribute's debenture incurred in connection with the MFI Acquisition of $9.7 million, including an early payment premium of $0.4 million and (iii) estimated transaction related expenses of $6.2 million, consisting of $6.0 million and $0.2 million to be incurred by Pozen and Tribute, respectively.

(b)
Inventories—Adjustment reflects the preliminary estimated fair value adjustment of $1.1 million to total inventory acquired in the transactions. As the raw materials inventory was assumed to be at market value, the preliminary adjustment is related to finished goods inventory. The preliminary fair value of finished goods inventory to be acquired in the transactions was determined based on an analysis of estimated future selling prices, costs of disposal, and gross profit on disposal costs. This adjustment is also reflected in the unaudited pro forma combined statements of operations for the year ended December 31, 2014 as the acquired inventory is expected to be sold through within the first twelve months following the close of transactions.

(c)
Prepaid expenses and other assets—Adjustment reflects the preliminary estimate of deferred tax liability of $0.3 million and a $2.0 million current tax receivable recognized based on the various pro forma adjustments (refer to Note 7(k) for further details), partially offset by the $0.1 million write off of the short term portion of Tribute's deferred financing costs related to the loan with SWK.

(d)
Goodwill—Adjustment reflects the preliminary estimated adjustment to goodwill as a result of the transactions. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 6. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, Pozen will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies of the combined business operations, new growth opportunities, and the acquired assembled and trained workforce of

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

  Tribute. The goodwill is not expected to be deductible for tax purposes. The preliminary pro forma adjustment to goodwill is calculated as follows (in US dollars):

Consideration transferred	$159,449,727
Less: Fair value of net assets to be acquired	95,967,668

Total estimated goodwill	63,482,059

Less: Tribute historical goodwill amounts	5,075,422

Pro forma adjustment to goodwill	$58,406,637

(e)
Intangible assets—Adjustment reflects the preliminary fair market value related to the change in fair value of identifiable intangible assets acquired in the transactions. The preliminary fair market value was determined using a market approach. The preliminary amounts assigned to the identifiable intangible assets are as follows (in US dollars):

Intangible Asset	Preliminary fair value
Tribute developed products	$69,387,300
IPR&D products	30,590,100
MF developed products	18,950,940
MF IPR&D products	3,730,500

Total	122,658,840

Less: Tribute pro forma intangible assets amounts	59,022,759

Pro forma adjustment to intangible assets	$63,636,081

(f)
Debt issuance costs, net—Adjustment reflects the write off of the long term potion of deferred financing costs related to the SWK Loan.

(g)
Warrant liability—Adjustment reflects an increase to the fair value of the Tribute warrant liability assumed in the transactions, which related to warrants denominated in a currency other than Pozen's functional currency, which is US dollars.

(h)
Other accrued liabilities—Adjustment reflects the $11.0 million related to the make-whole payment of excise tax for each director and executive officer of Pozen that is expected to be paid out and $1.7 million of severance payments that will be paid out to certain executive officers of Tribute upon a change in control. This is offset by a $0.3 million reduction for the payoff of accrued interest in association with the SWK loan which will be repaid.

(i)
Current and long-term debt—The current portion of the long term debt relates to the repayment of the Tribute debenture that was issued in connection with the MFI Acquisition of $9.3 million and the repayment of the current portion of the SWK Loan of $1.4 million. The adjustment related to the long term debt relates to the repayment of the long term portion of the SWK Loan of $11.2 million.

(j)
Contingent consideration—Adjustment to reflect the estimated fair value of contingent consideration from the MFI Acquisition related to the attainment of regulatory approval of two of MFI's pipeline products, which becomes due upon a change in control of Tribute.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

(k)
Deferred income taxes—Adjustment reflects the deferred income tax effects of the preliminary pro forma adjustments made to the pro forma balance sheet, using the Canadian statutory tax rate of 26.5%, primarily as indicated in the table below (in US dollars):

	Adjustment to Asset Acquired (Liability Assumed)	Current Deferred Tax Liability (Asset)	Non-Current Deferred Tax Liability
Estimated fair value adjustment of identifiable intangible assets acquired	$63,636,081	$—	$16,863,561
Estimated fair value adjustment of inventory acquired	1,119,150	296,575	—
Estimated tax impact of Pozen transactions costs	N/A	(1,113,000)	—
Estimated tax impact of post-combination expense related to the payment of unvested equity awards in connection with the transactions	N/A	(480,382)	—
Estimated tax impact of accelerated vesting of Pozen equity instruments		(440,761)	—

Total adjustments to deferred tax liabilities (assets)		$(1,737,568)	$16,863,561

(l)
Common shares—Adjustment relates to the elimination of the Tribute pro forma historical common shares of $54.0 million offset by the par value of common shares issued in the transactions of $18.4 thousand.

(m)
APIC—The preliminary unaudited pro forma adjustment to capital in excess of par is calculated as follows:

Fair value of Tribute stock options exchanged for Parent Shares using the exchange ratio	$8,372,116
Accelerated vesting of Pozen RSU's, Non-qualified options, and Incentive stock options	1,663,249
Fair value of Tribute warrants and compensation options exercisable for Parent Shares, using the exchange ratio	572,444
Capital in excess of par from the Tribute acquisition (18,367,999 Parent Shares issued at $6.84, less par value)	125,618,744
Less: Tribute pro forma historical equity	(2,940,879)

Pro forma adjustment to additional paid-in-capital	$133,285,674

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

(n)
Retained earnings/(accumulated deficit)—The preliminary unaudited pro forma adjustment is calculated as follows:

Estimated fees and expenses expected to be incurred by Pozen related to the transactions of $17.0 million, and net of tax of $1.1 million	$(15,851,290)
Post combination expense of $1.8 million related to unvested equity awards upon completion of the transactions, net of tax of $0.5 million	(1,332,380)
Compensation expense of $1.7 million related to unvested Pozen equity awards for which vesting will accelerate upon completion of the transactions, net of tax of $0.4 million	(1,222,488)
Less: Tribute pro forma historical equity	24,121,265

Pro forma adjustment to retained earnings	$5,715,107

  The estimated fees and expenses and post-combination compensation expense associated with the payment of accelerated equity awards have been excluded from the unaudited pro forma condensed combined statements of operations as they reflect charges directly attributable to the transactions that will not have a continuing impact on Parent's operations.

(o)
Warrants—Reflects the elimination for the historical warrant balance offset by the fair value of Parent warrants issued in exchange for Tribute warrants denominated in $USD as a result of the transactions.

(p)
Accumulated other comprehensive loss—The preliminary unaudited pro forma adjustment to accumulated other comprehensive loss eliminates Tribute's pro forma historical accumulated other comprehensive loss of $14.5 thousand.

(q)
Sales, general, and administrative expenses—Adjustment reflects the removal of transaction expenses incurred related to the transactions. These expenses are one-time and non-recurring and have therefore been thus removed for the purposes of the pro forma statements of operations.

(r)
Amortization of intangibles assets—Adjustment reflects the preliminary adjustment to the amortization expense associated with the fair value of the identifiable intangible assets acquired in the transactions of $6.6 million and $3.9 million for the year ended December 31, 2014 and the nine months ended September 30, 2015, respectively.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

  The preliminary amortization expense for the intangible assets acquired in the transactions is as follows:

Intangible Asset	Estimated Useful Life (years)	Preliminary fair value	Amortization Expense for the year ended December 31, 2014	Amortization Expense for the nine months ended September 30, 2015
Tribute developed products	10	$69,387,300	$6,938,730	$5,204,048
IPR&D products		30,590,100	N/A	N/A
MF developed products	10	18,950,940	1,895,094	1,421,321
MF IPR&D products		3,730,500	N/A	N/A

Total		122,658,840	8,833,824	6,625,368

Less: Tribute pro forma amounts		(59,022,759)	(2,254,663)	(2,734,197)

Pro forma adjustment		$63,636,081	$6,579,161	$3,891,171

  The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over the estimated useful lives. The amortizable lives reflect the periods over which the assets are expected to provide material economic benefit. With other assumptions held constant, a 10% increase in the fair value adjustment for amortizable intangible assets would increase annual pro forma amortization by approximately $1.0 million. In addition, with other assumptions held constant, a one year increase in the estimated useful lives would decrease annual amortization expense by approximately $0.8 million and a one year decrease in the estimated useful lives would increase amortization expense by approximately $1.0 million.

(s)
Interest expense—Adjustment reflects the removal of the interest expense, amortization expense of deferred financing fees, and accretion expense associated with the repayment of the SWK Loan.

(t)
Income tax expense (benefit)—Adjustment reflects the income tax impacts of the pro forma adjustments made to the pro forma statement of operations using the Canadian statutory tax rate of 26.5%. On May 21, 2015, Pozen formed POZEN Limited, which was organized under the laws of Ireland, and on May 27, 2015, Pozen and POZEN Limited entered into an intercompany license agreement. This agreement is expected to result in a taxable loss in POZEN Limited in 2015. As of September 30, 2015, no cash payment has been made relative to the intercompany license agreement. At the time cash payment is made, Pozen may be subject to withholding taxes. No provision has been made for these future potential withholding tax obligations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. MERGER AND ARRANGEMENT—PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

(u)
Basic and diluted net income per common share—The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share is calculated as follows (in shares):

	Year ended December 31, 2014		Nine months ended September 30, 2015
	Basic	Diluted	Basic	Diluted
Historical Pozen weighted average shares outstanding	31,359,867	32,810,587	32,476,358	32,476,358

Parent shares to be issued to Tribute shareholders(i)	18,367,999	18,367,999	18,367,999	18,367,999
Tribute options converted to Parent Shares(ii)	958,970	958,970	958,970	958,970
Accelerated vesting of Pozen RSU's(iii)	463,766	—	463,766	—
Parent shares to be issued to Tribute shareholders based on assumed exercise of Tribute equity awards(iv)	—	574,608	—	574,608
Conversion of MFI promissory note(v)	—	409,405	—	409,405
Pozen stock options(vi)	—	447,591	—	447,591

Total pro forma adjustments	19,790,735	20,758,572	19,790,735	20,758,572

Total pro forma weighted averge shares outstanding	51,150,602	53,569,159	52,267,093	53,234,930

Pro forma net income available to common shareholders	14,183,617	14,183,617	(30,254,054)	(30,254,054)
Earnings per share(vii)	$0.28	$0.26	$(0.58)	$(0.58)

(i)
Represents a total of 126,240,542 Tribute common shares converted at the ratio of 0.1455. This share amount is inclusive of the 3,723,008 shares issued by Tribute for the MFI Acquisition.

(ii)
Represents Tribute stock options exchangeable for Tribute common shares and converted into Parent shares at an exchange ratio of 0.1455 at the closing.

(iii)
As a result of the transactions, RSU's held by Pozen employees will accelerate and be converted into shares of Parent.

(iv)
Represents the total dilutive effect of the assumed exercise of Tribute warrants and compensation options using the treasury stock method. This includes an amount of 3,949,194 shares issuable on the exercise of warrants and compensation options (converted at a 0.1455 ratio).

(v)
The conversion of the MFI promissory note would result in the issuance of 409,405 Parent Shares.

(vi)
Represents Pozen stock options which will vest upon the close of the transactions and be outstanding Parent options.

(vii)
Since Pozen is in a net loss position for the nine months ended September 30, 2015, it has excluded the effect of the 1) assumed exercise of Tribute equity instruments 2) conversion of the MFI promissory note and 3) the exercise of Pozen stock options in the diluted net loss per share calculations as their effects would have been anti dilutive.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses to be paid by us, other than underwriting discounts and commissions, in connection with the sale of the common shares being registered hereby. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the            filing fee.

Amount Paid or to be Paid
SEC registration fee		$5,029
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be updated by amendment.

ITEM 14.    Indemnification of Directors and Officers.

  Statutory Indemnities

        Under the BCBCA, a company may indemnify a director or officer, a former director or officer, or a person who acts or acted at the company's request as a director or officer, or an individual acting in a similar capacity, of another entity, which we refer to as an eligible party, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if: (1) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (2) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual's conduct was lawful. A company may advance the expenses of an eligible party as they are incurred in an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the eligible party will repay any amounts advanced. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

        Parent's Articles require Parent to indemnify a director or former director of Parent and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and Parent must after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with Parent on the terms of the indemnity contained in the Articles.

        Subject to the BCBCA, Parent may also indemnify any other person.

        In addition, Parent's Articles specify that failure of a director or officer of Parent to comply with the provisions of the BCBCA, Notice of Articles or Parent's Articles, or if applicable, any former legislation or articles, will not invalidate any indemnity to which he or she is entitled. Parent's Articles also allow for Parent to purchase and maintain insurance for the benefit of specified eligible parties.

        Under the BCBCA, no provision in a contract or the articles may relieve a director or officer from (1) the duty to act in accordance with the BCBCA and its related regulations, or (2) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to a company.

        A director is not liable under the BCBCA for certain acts if the director relied, in good faith, on (1) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (2) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (3) a statement of fact represented to the director by an officer of the company to be correct, or (4) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate. Further, a director is not liable for certain acts if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

ITEM 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit Number	Exhibit Title
1.1	Underwriting Agreement, dated June 25, 2014, among Tribute Pharmaceuticals Canada Inc., Dundee Securities Ltd. and Mackie Research Capital Corporation.*
1.2
Agency Agreement, dated as of June 16, 2015, by and among Tribute Pharmaceuticals Canada Inc., and KES 7 Capital Inc., Bloom Burton & Co. Ltd, Mackie Research Capital Corporation, Laurentian Bank Securities Inc. and Dundee Capital Markets Ltd.*
1.3	Agency Agreement, dated as of May 21, 2015, by and among Tribute Pharmaceuticals Canada Inc., Dundee Securities Ltd., KES 7 Capital Inc. and Bloom Burton & Co. Inc.*
2.1
Agreement and Plan of Merger and Arrangement, dated as of June 8, 2015, by and among Tribute Pharmaceuticals Canada Inc., Aguono Limited, Trafwell Limited, ARLZ US Acquisition Corp., ARLZ CA Acquisition Corp. and POZEN Inc. (incorporated by reference Exhibit 2.1 to POZEN Inc.'s Current Report on Form 8-K filed June 11, 2015).
2.2
Amendment No. 1 to the Agreement and Plan of Merger and Arrangement, dated as of August 19, 2015, by and among Tribute Pharmaceuticals Canada Inc., Aralez Pharmaceuticals Limited, Trafwell Limited, ARLZ US Acquisition Corp., ARLZ CA Acquisition Corp., ARLZ US Acquisition II Corp. and POZEN Inc. (incorporated by reference Exhibit 2.1 to POZEN Inc.'s Current Report on Form 8-K filed December 8, 2015).
2.3
Amendment No. 2 to the Agreement and Plan of Merger and Arrangement, dated as of December 7, 2015, by and among Tribute Pharmaceuticals Canada Inc., Aralez Pharmaceuticals plc, Aralez Pharmaceuticals Inc., Aralez Pharmaceuticals Holdings Limited, ARLZ US Acquisition II Corp., ARLZ CA Acquisition Corp. and POZEN Inc. (incorporated by reference to Exhibit 2.2 to POZEN Inc.'s Current Report on Form 8-K filed December 8, 2015).
2.4	Share Purchase Agreement, dated December 1, 2011, by and among Stellar Pharmaceuticals Inc., Elora Financial Management Inc., Mary-Ann Harris, Rob Harris and Scott Langille.*
2.5	Asset Purchase Agreement, dated October 2, 2014, by and among Novartis AG, Novartis Pharma AG and Tribute Pharmaceuticals Canada Inc.†*
2.6	License Agreement, dated as of October 2, 2014, by and among Novartis AG, Novartis Pharma AG, Novartis Pharmaceuticals Canada Inc. and Tribute Pharmaceuticals Canada Inc.†*
2.7	Share Purchase Agreement, dated as of June 16, 2015, by and among Tribute Pharmaceuticals Canada Inc. and the shareholders of Medical Futures Inc.†*
2.8	Asset Purchase Agreement, dated as of May 21, 2015, by and among Tribute Pharmaceuticals Canada Inc., Mutual Pharmaceutical Company, Inc. and Sun Pharmaceutical Industries, Inc.†*
3.1
Certificate of Incorporation of Aralez Pharmaceuticals Inc., dated as of December 2, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 filed December 14, 2015).
3.2
Amended and Restated Articles of Aralez Pharmaceuticals Inc., dated as of December 11, 2015 (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 filed December 14, 2015).

Exhibit Number	Exhibit Title
4.1	Tribute Pharmaceuticals Canada Inc. form of Series A/B Warrant dated February 27, 2013.*
4.2	Tribute Pharmaceuticals Canada Inc. form of Series A/B Warrant, dated March 5, 2013.*
4.3	Tribute Pharmaceuticals Canada Inc. form of Series A/B Warrant, dated March 11, 2013.*
4.4	Warrant, dated May 11, 2012, issued by Tribute Pharmaceuticals Canada Inc. to Midcap Funding III, LLC.*
4.5	Amended and Restated Warrant, dated February 27, 2013, issued by Tribute Pharmaceuticals Canada Inc. to Midcap Funding III, LLC.*
4.6	Promissory Note, dated August 8, 2013, issued by Tribute Pharmaceuticals Canada Inc. to SWK Funding LLC.*
4.7	Warrant, dated August 8, 2013, issued by Tribute Pharmaceuticals Canada Inc. to SWK Funding LLC.*
4.8	Promissory Note, dated February 4, 2014, issued by Tribute Pharmaceuticals Canada Inc. to SWK Funding LLC.*
4.9	Warrant, dated February 4, 2014, issued by Tribute Pharmaceuticals Canada Inc. to SWK Funding LLC.*
4.10	Warrant Indenture, dated July 15, 2014, between Tribute Pharmaceuticals Canada Inc. and Equity Financial Trust Company.*
4.11	Promissory Note issued by Tribute Pharmaceuticals Canada Inc. on June 16, 2015.†*
4.12	Tribute Pharmaceuticals Canada Inc. form of Debenture for the Debenture Offering that closed on June 16, 2015.*
5.1	Opinion of DLA Piper (Canada) LLP regarding the validity of the securities being registered.*
10.1	Form of Senior Secured Convertible Note, to be issued by Tribute Pharmaceuticals Canada Inc.*
10.2	Form of Senior Secured Convertible Note, to be issued by Aralez Pharmaceuticals Inc.*
10.3	Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan (subject to shareholder approval).*
10.4
Facility Agreement, dated as of June 8, 2015, among Aguono Limited, POZEN Inc., Tribute Pharmaceuticals Canada Inc., Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., and Deerfield Partners, L.P. (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K filed June 11, 2015).
10.5
Amended and Restated Facility Agreement, dated as of October 29, 2015, among Aralez Pharmaceuticals Limited, POZEN Inc., Tribute Pharmaceuticals Canada Inc., Stamridge Limited, Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., and Deerfield Partners, L.P. (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K filed October 30, 2015).
10.6
Second Amended and Restated Facility Agreement, dated as of December 7, 2015, among Aralez Pharmaceuticals Inc., POZEN Inc., Tribute Pharmaceuticals Canada Inc., Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., and Deerfield Partners, L.P. (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K filed December 8, 2015).

Exhibit Number	Exhibit Title
10.7	Registration Rights Agreement, dated as of June 8, 2015, among Aguono Limited, Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., and Deerfield Partners, L.P. (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Current Report on Form 8-K filed June 11, 2015).
10.8
Amended and Restated Registration Rights Agreement, dated as of October 29, 2015, among Aralez Pharmaceuticals Limited, Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., and Deerfield Partners, L.P. (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Current Report on Form 8-K filed October 30, 2015).
10.9
Second Amended and Restated Registration Rights Agreement, dated as of December 7, 2015, among Aralez Pharmaceuticals Inc., Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., and Deerfield Partners, L.P. (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Current Report on Form 8-K filed December 8, 2015).
10.10
Share Subscription Agreement, dated as of June 8, 2015, among Aguono Limited, POZEN Inc., Tribute Pharmaceuticals Canada Inc., QLT Inc., Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., Deerfield Partners, L.P., ECOR1 Capital Fund, L.P., Broadfin Healthcare Master Fund Ltd., JW Partners LP and JW Opportunities Fund, LLC (incorporated by reference to Exhibit 10.3 to POZEN Inc.'s Current Report on Form 8-K filed June 11, 2015).
10.11
Amended and Restated Share Subscription Agreement, dated as of December 7, 2015, among Aralez Pharmaceuticals Inc., Aralez Pharmaceuticals plc, POZEN Inc., Tribute Pharmaceuticals Canada Inc., QLT Inc., Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., Deerfield Partners, L.P., Broadfin Healthcare Master Fund Ltd, JW Partners, LP, JW Opportunities Fund, LLC, and JW Opportunities Master Fund, Ltd. (incorporated by reference to Exhibit 10.3 to POZEN Inc.'s Current Report on Form 8-K filed December 8, 2015).
10.12	Executive Employment Agreement between POZEN Inc. and Adrian Adams dated May 31, 2015 (incorporated by reference to Exhibit 10.3 to POZEN Inc.'s Current Report on Form 8-K filed June 3, 2015).+
10.13	Executive Employment Agreement between POZEN Inc. and Andrew I. Koven dated May 31, 2015 (incorporated by reference to Exhibit 10.4 to POZEN Inc.'s Current Report on Form 8-K filed June 3, 2015).+
10.14	Executive Employment Agreement between POZEN Inc. and Mark Glickman dated June 22, 2015 (incorporated by reference to Exhibit 10.7 to POZEN Inc.'s Current Report on Form 8-K filed August 10, 2015).+
10.15
Executive Employment Agreement between POZEN Inc. and Eric Trachtenberg dated June 22, 2015 (incorporated by reference to Exhibit 10.8 to POZEN Inc.'s Current Report on Form 8-K filed August 10, 2015).+
10.16
Executive Employment Agreement between POZEN Inc. and Jennifer Armstrong dated June 22, 2015 (incorporated by reference to Exhibit 10.9 to POZEN Inc.'s Current Report on Form 8-K filed August 10, 2015).+
10.17	Executive Employment Agreement between POZEN Inc. and Scott Charles dated July 27, 2015 (incorporated by reference to Exhibit 10.10 to POZEN Inc.'s Current Report on Form 8-K filed August 10, 2015).+

Exhibit Number	Exhibit Title
10.18	Executive Employment Agreement between POZEN Inc. and James Tursi, MD, dated September 11, 2015 (incorporated by reference to Exhibit 10.3 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 9, 2015).+
10.19
Separation and General Release Agreement between POZEN Inc. and John R. Plachetka, dated May 29, 2015 (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K filed June 3, 2015).+
10.20	Voting Agreement between POZEN Inc. and John R. Plachetka, dated May 29, 2015 (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Current Report on Form 8-K filed June 3, 2015).+
10.21	POZEN Inc. Employee Severance Plan and Summary Plan Description (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K filed June 25, 2015).+
10.22	Form of POZEN Inc. Retention Agreement (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Current Report on Form 8-K filed June 25, 2015).+
10.23
Executive Employment Agreement between POZEN Inc. and William L. Hodges dated August 3, 2004 (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q filed October 27, 2004).+
10.24
First Amendment to Executive Employment Agreement between POZEN Inc. and William L. Hodges, dated September 28, 2007 (incorporated by reference to Exhibit 10.5 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 5, 2007).+
10.25
Lease Agreement between The Exchange at Meadowmont LLC and POZEN Inc. dated as of November 21, 2001 (incorporated by reference to Exhibit 10.21 to POZEN Inc.'s Annual Report on Form 10-K filed April 1, 2002).
10.26
Product Development and Commercialization Agreement dated June 11, 2003 between POZEN Inc. and Glaxo Group Ltd. (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q filed August 12, 2003 and Form 10-Q/A filed November 8, 2004).†
10.27
License Agreement dated June 11, 2003 between POZEN Inc. and Glaxo Group Ltd. (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Quarterly Report on Form 10-Q filed August 12, 2003 and Quarterly Report on Form 10-Q/A filed November 8. 2004).†
10.28
Collaboration and License Agreement dated September 3, 2003 between POZEN Inc. and Valeant Pharmaceuticals NA (formerly Xcel Pharmaceuticals, Inc.) (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 6, 2003 and Quarterly Report on Form 10-Q/A filed November 8. 2004).†
10.29
Restricted Stock Unit Agreement dated May 4, 2004 between POZEN Inc. and John R. Plachetka (incorporated by reference to Exhibit 10.4 to POZEN Inc.'s Quarterly Report on Form 10-Q filed July 30, 2004).+
10.30
First Amendment, dated September 28, 2007, to Restricted Stock Unit Agreement, dated May 4, 2004, between POZEN Inc. and John R. Plachetka (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 5, 2007).+
10.31
Collaboration and License Agreement dated August 1, 2006 between POZEN Inc. and AstraZeneca AB (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on From 10-Q filed November 3, 2006).†

Exhibit Number	Exhibit Title
10.32	Amendment No. 1 to the Collaboration and License Agreement, dated September 6, 2007, between POZEN Inc. and AstraZeneca AB (incorporated by reference to Exhibit 10.8 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 5, 2007).†
10.33
Side Letter dated September 19, 2006 Re: Collaboration and License Agreement dated as of August 1, 2006 by and between POZEN Inc. and AstraZeneca AB (incorporated by reference to 10.2 to POZEN Inc.'s Quarterly Report on From 10-Q filed November 3, 2006).†
10.34	Side Letter Agreement, dated October 1, 2007, between POZEN Inc. and AstraZeneca, AB (incorporated by reference to Exhibit 10.9 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 5, 2007).†
10.35
Long-Term Cash Incentive Award Agreement between POZEN Inc. and John R. Plachetka dated February 14, 2007 (incorporated by reference to Exhibit 10.4 to POZEN Inc.'s Quarterly Report on Form 10-Q filed May 3, 2007).+
10.36
Amendment No. 2 to the Collaboration and License Agreement, dated October 1, 2008, between POZEN Inc. and AstraZeneca, AB (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 4, 2008).†
10.37
Lease Modification Agreement No. 1, dated as of February 16, 2009, by and between POZEN Inc. and The Exchange at Meadowmont LLC (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K filed February 17, 2009).
10.38
Executive Employment Agreement, dated as of December 10, 2009, between POZEN Inc. And John G. Fort, M.D. (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K, filed December 11, 2009).+
10.39
Purchase and Sale Agreement, dates as November 23, 2011, by and between POZEN Inc. and CPPIB Credit Investments Inc. (incorporated by reference to Exhibit 10.37 to POZEN Inc.'s Annual Report on Form 10-K filed March 9. 2012).
10.40
Manufacturing Services Agreement, dates as December 19, 2011, by and between POZEN Inc. and Patheon Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.38 to Amendment No.1 to POZEN Inc.'s Annual Report on Form 10-K, filed June 29, 2012).†
10.41
Capital Expenditure and Equipment Agreement, dates as of December 19, 2011, by and between POZEN Inc. and Patheon Pharmaceuticals, Inc. (filed is Exhibit 10.39 to Amendment No.1 to POZEN Inc.'s Annual Report on Form 10-K, filed June 29, 2012).
10.42
First Amendment to Manufacturing Services Agreement, between Patheon Pharmaceuticals Inc., and POZEN Inc., dated as of July 10, 2013 (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed August 7, 2013).†
10.43
First Amendment to Capital Expenditure and Equipment Agreement, between Patheon Pharmaceuticals Inc., and POZEN Inc., dated as of July 10, 2013 (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed August 7, 2013).†
10.44
License and Development Agreement, dated as of May 7, 2012, by and between POZEN Inc. and DESITIN Arzneimittel GmbH (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed August 8, 2012).
10.45
Amendment No. 3 to the Collaboration and License Agreement between POZEN Inc. and AstraZeneca AB, dated as of September 16, 2013 (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed August 7, 2013).†

Exhibit Number	Exhibit Title
10.46	Letter Agreement among POZEN Inc., AstraZeneca AB and Horizon Pharma U.S.A. Inc. dated as of November 18, 2013 (incorporated by reference to Exhibit 10.43 to POZEN Inc.'s Annual Report on Form 10-K, filed March 6, 2014).†
10.47
Amendment No. 1 to the Amended and Restated Collaboration and License Agreement for the United States by and between POZEN Inc. and Horizon Pharma U.S.A. Inc. dated as of November 18, 2013 (incorporated by reference to Exhibit 10.44 to POZEN Inc.'s Annual Report on Form 10-K, filed March 6, 2014).†
10.48
Amended and Restated Collaboration and License Agreement for the United States by and between POZEN Inc. and AstraZeneca AB dated as of November 18, 2013 (incorporated by reference to Exhibit 10.45 to POZEN Inc.'s Annual Report on Form 10-K, filed March 6, 2014).†
10.49
Amended and Restated Collaboration and License Agreement for outside of the United States by and between POZEN Inc. and AstraZeneca AB dated as of November 18, 2013 (incorporated by reference to Exhibit 10.46 to POZEN Inc.'s Annual Report on Form 10-K, filed March 6, 2014).†
10.50
Letter Agreement, dated as of May 13, 2014, by and among POZEN Inc., CPPIB Credit Investments, Inc. Pernix Therapeutics Holdings, Inc. and Glaxo Group Limited (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed November 6, 2014).
10.51
First Amendment to Product Development and Commercialization Agreement, dated as of May 13, 2014, by and between POZEN Inc. and Pernix Therapeutics Holdings, Inc. (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed November 6, 2014).
10.52
Second Amendment to Product Development and Commercialization Agreement dated as of July 30, 2014, by and between POZEN Inc. and Pernix Therapeutics Holdings, Inc. (incorporated by reference to Exhibit 10.3 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed November 6, 2014).
10.53	Tribute Pharmaceuticals Canada Inc. Amended and Restated Stock Option Plan effective June 22, 2011.+*
10.54	Executive Employment Agreement, effective January 1, 2015, by and between Tribute Pharmaceuticals Canada Inc. and Rob Harris.+*
10.55	Executive Employment Agreement, effective January 1, 2015, by and between Tribute Pharmaceuticals Canada Inc. and Scott Langille.+*
10.56	Amended and Restated Executive Employment Agreement, effective January 1, 2015, by and between Tribute Pharmaceuticals Canada Inc. and Janice Clarke.+*
10.57	Consulting Agreement, effective January 1, 2015, by and between Tribute Pharmaceuticals Canada Inc. and LMT Financial Inc.+*
10.58	Tribute Pharmaceuticals Canada Inc. form of Securities Purchase Agreement, dated February 27, 2013.*
10.59	Tribute Pharmaceuticals Canada Inc. form of Registration Rights Agreement, dated February 27, 2013.*

Exhibit Number	Exhibit Title
10.60	Tribute Pharmaceuticals Canada Inc. form of Securities Purchase Agreement, dated March 5, 2013.*
10.61	Tribute Pharmaceuticals Canada Inc. form of Registration Rights Agreement, dated March 5, 2013.*
10.62	Tribute Pharmaceuticals Canada Inc. form of Securities Purchase Agreement, dated March 11, 2013.*
10.63	Tribute Pharmaceuticals Canada Inc. form of Registration Rights Agreement, dated March 11, 2013.*
10.64	Credit Agreement, dated August 8, 2013, by and between Tribute Pharmaceuticals Canada Inc. and SWK Funding LLC.†*
10.65	First Amendment to Credit Agreement and Guarantee, dated October 1, 2014, by and between Tribute Pharmaceuticals Canada Inc. and SWK Funding LLC.†*
10.66	Guarantee and Collateral Agreement, dated August 8, 2013 by and between Tribute Pharmaceuticals Canada Inc. and SWK Funding LLC.*
10.67	Intellectual Property Security Agreement, dated August 8, 2013, by and between Tribute Pharmaceuticals Canada Inc. and SWK Funding LLC.*
10.68	Form of Tribute Pharmaceuticals Canada Inc. Support Agreement.*
23.1	Consent of DLA Piper LLP (Canada) (included in Exhibit 5.01).*
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for POZEN Inc.*
23.3	Consent of McGovern, Hurley, Cunningham, LLP, independent auditors for Tribute.*
23.4	Consent of PricewaterhouseCoopers AG, independent accountants to Novartis Pharma AG.*
24.1	Power of Attorney (included in signature page of this registration statement).*

*
Previously filed.

+
Compensation Related Contract.

†
Confidential treatment requested. Confidential materials omitted and filed separately with Securities and Exchange Commission.

(b)
Financial Statement Schedules.

        All financial statement schedules have been omitted because they are either inapplicable or the required information has been given in the Registrant's consolidated financial statements or the notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Chapel Hill, State of North Carolina, on January 21, 2016.

Aralez Pharmaceuticals Inc.
By:	/s/ ADRIAN ADAMS
	Name:	Adrian Adams
	Title:	Chief Executive Officer

Signature		Title	Date

/s/ ADRIAN ADAMS Adrian Adams		Chief Executive Officer (Principal Executive Officer), Director	January 21, 2016
/s/ SCOTT CHARLES Scott Charles		Chief Financial Officer (Principal Financial and Accounting Officer), Director	January 21, 2016
* Eric L. Trachtenberg		Director	January 21, 2016
* Andrew I. Koven		Director	January 21, 2016
*By:	/s/ ADRIAN ADAMS Adrian Adams Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.1	Underwriting Agreement, dated June 25, 2014, among Tribute Pharmaceuticals Canada Inc., Dundee Securities Ltd. and Mackie Research Capital Corporation.*
1.2
Agency Agreement, dated as of June 16, 2015, by and among Tribute Pharmaceuticals Canada Inc., and KES 7 Capital Inc., Bloom Burton & Co. Ltd, Mackie Research Capital Corporation, Laurentian Bank Securities Inc. and Dundee Capital Markets Ltd.*
1.3	Agency Agreement, dated as of May 21, 2015, by and among Tribute Pharmaceuticals Canada Inc., Dundee Securities Ltd., KES 7 Capital Inc. and Bloom Burton & Co. Inc.*
2.1
Agreement and Plan of Merger and Arrangement, dated as of June 8, 2015, by and among Tribute Pharmaceuticals Canada Inc., Aguono Limited, Trafwell Limited, ARLZ US Acquisition Corp., ARLZ CA Acquisition Corp. and POZEN Inc. (incorporated by reference Exhibit 2.1 to POZEN Inc.'s Current Report on Form 8-K filed June 11, 2015).
2.2
Amendment No. 1 to the Agreement and Plan of Merger and Arrangement, dated as of August 19, 2015, by and among Tribute Pharmaceuticals Canada Inc., Aralez Pharmaceuticals Limited, Trafwell Limited, ARLZ US Acquisition Corp., ARLZ CA Acquisition Corp., ARLZ US Acquisition II Corp. and POZEN Inc. (incorporated by reference Exhibit 2.1 to POZEN Inc.'s Current Report on Form 8-K filed December 8, 2015).
2.3
Amendment No. 2 to the Agreement and Plan of Merger and Arrangement, dated as of December 7, 2015, by and among Tribute Pharmaceuticals Canada Inc., Aralez Pharmaceuticals plc, Aralez Pharmaceuticals Inc., Aralez Pharmaceuticals Holdings Limited, ARLZ US Acquisition II Corp., ARLZ CA Acquisition Corp. and POZEN Inc. (incorporated by reference to Exhibit 2.2 to POZEN Inc.'s Current Report on Form 8-K filed December 8, 2015).
2.4	Share Purchase Agreement, dated December 1, 2011, by and among Stellar Pharmaceuticals Inc., Elora Financial Management Inc., Mary-Ann Harris, Rob Harris and Scott Langille.*
2.5	Asset Purchase Agreement, dated October 2, 2014, by and among Novartis AG, Novartis Pharma AG and Tribute Pharmaceuticals Canada Inc.†*
2.6	License Agreement, dated as of October 2, 2014, by and among Novartis AG, Novartis Pharma AG, Novartis Pharmaceuticals Canada Inc. and Tribute Pharmaceuticals Canada Inc.†*
2.7	Share Purchase Agreement, dated as of June 16, 2015, by and among Tribute Pharmaceuticals Canada Inc. and the shareholders of Medical Futures Inc.†*
2.8	Asset Purchase Agreement, dated as of May 21, 2015, by and among Tribute Pharmaceuticals Canada Inc., Mutual Pharmaceutical Company, Inc. and Sun Pharmaceutical Industries, Inc.†*
3.1
Certificate of Incorporation of Aralez Pharmaceuticals Inc., dated as of December 2, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 filed December 14, 2015).
3.2
Amended and Restated Articles of Aralez Pharmaceuticals Inc., dated as of December 11, 2015 (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 filed December 14, 2015).
4.1	Tribute Pharmaceuticals Canada Inc. form of Series A/B Warrant dated February 27, 2013.*
4.2	Tribute Pharmaceuticals Canada Inc. form of Series A/B Warrant, dated March 5, 2013.*

Exhibit Number	Exhibit Title
4.3	Tribute Pharmaceuticals Canada Inc. form of Series A/B Warrant, dated March 11, 2013.*
4.4	Warrant, dated May 11, 2012, issued by Tribute Pharmaceuticals Canada Inc. to Midcap Funding III, LLC.*
4.5	Amended and Restated Warrant, dated February 27, 2013, issued by Tribute Pharmaceuticals Canada Inc. to Midcap Funding III, LLC.*
4.6	Promissory Note, dated August 8, 2013, issued by Tribute Pharmaceuticals Canada Inc. to SWK Funding LLC.*
4.7	Warrant, dated August 8, 2013, issued by Tribute Pharmaceuticals Canada Inc. to SWK Funding LLC.*
4.8	Promissory Note, dated February 4, 2014, issued by Tribute Pharmaceuticals Canada Inc. to SWK Funding LLC.*
4.9	Warrant, dated February 4, 2014, issued by Tribute Pharmaceuticals Canada Inc. to SWK Funding LLC.*
4.10	Warrant Indenture, dated July 15, 2014, between Tribute Pharmaceuticals Canada Inc. and Equity Financial Trust Company.*
4.11	Promissory Note issued by Tribute Pharmaceuticals Canada Inc. on June 16, 2015.†*
4.12	Tribute Pharmaceuticals Canada Inc. form of Debenture for the Debenture Offering that closed on June 16, 2015.*
5.1	Opinion of DLA Piper (Canada) LLP regarding the validity of the securities being registered.*
10.1	Form of Senior Secured Convertible Note, to be issued by Tribute Pharmaceuticals Canada Inc.*
10.2	Form of Senior Secured Convertible Note, to be issued by Aralez Pharmaceuticals Inc.*
10.3	Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan (subject to shareholder approval).*
10.4
Facility Agreement, dated as of June 8, 2015, among Aguono Limited, POZEN Inc., Tribute Pharmaceuticals Canada Inc., Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., and Deerfield Partners, L.P. (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K filed June 11, 2015).
10.5
Amended and Restated Facility Agreement, dated as of October 29, 2015, among Aralez Pharmaceuticals Limited, POZEN Inc., Tribute Pharmaceuticals Canada Inc., Stamridge Limited, Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., and Deerfield Partners, L.P. (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K filed October 30, 2015).
10.6
Second Amended and Restated Facility Agreement, dated as of December 7, 2015, among Aralez Pharmaceuticals Inc., POZEN Inc., Tribute Pharmaceuticals Canada Inc., Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., and Deerfield Partners, L.P. (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K filed December 8, 2015).
10.7
Registration Rights Agreement, dated as of June 8, 2015, among Aguono Limited, Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., and Deerfield Partners, L.P. (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Current Report on Form 8-K filed June 11, 2015).

Exhibit Number	Exhibit Title
10.8	Amended and Restated Registration Rights Agreement, dated as of October 29, 2015, among Aralez Pharmaceuticals Limited, Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., and Deerfield Partners, L.P. (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Current Report on Form 8-K filed October 30, 2015).
10.9
Second Amended and Restated Registration Rights Agreement, dated as of December 7, 2015, among Aralez Pharmaceuticals Inc., Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., and Deerfield Partners, L.P. (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Current Report on Form 8-K filed December 8, 2015).
10.10
Share Subscription Agreement, dated as of June 8, 2015, among Aguono Limited, POZEN Inc., Tribute Pharmaceuticals Canada Inc., QLT Inc., Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., Deerfield Partners, L.P., ECOR1 Capital Fund, L.P., Broadfin Healthcare Master Fund Ltd., JW Partners LP and JW Opportunities Fund, LLC (incorporated by reference to Exhibit 10.3 to POZEN Inc.'s Current Report on Form 8-K filed June 11, 2015).
10.11
Amended and Restated Share Subscription Agreement, dated as of December 7, 2015, among Aralez Pharmaceuticals Inc., Aralez Pharmaceuticals plc, POZEN Inc., Tribute Pharmaceuticals Canada Inc., QLT Inc., Deerfield Private Design Fund III, L.P., Deerfield International Master Fund, L.P., Deerfield Partners, L.P., Broadfin Healthcare Master Fund Ltd, JW Partners, LP, JW Opportunities Fund, LLC, and JW Opportunities Master Fund, Ltd. (incorporated by reference to Exhibit 10.3 to POZEN Inc.'s Current Report on Form 8-K filed December 8, 2015).
10.12	Executive Employment Agreement between POZEN Inc. and Adrian Adams dated May 31, 2015 (incorporated by reference to Exhibit 10.3 to POZEN Inc.'s Current Report on Form 8-K filed June 3, 2015).+
10.13	Executive Employment Agreement between POZEN Inc. and Andrew I. Koven dated May 31, 2015 (incorporated by reference to Exhibit 10.4 to POZEN Inc.'s Current Report on Form 8-K filed June 3, 2015).+
10.14	Executive Employment Agreement between POZEN Inc. and Mark Glickman dated June 22, 2015 (incorporated by reference to Exhibit 10.7 to POZEN Inc.'s Current Report on Form 8-K filed August 10, 2015).+
10.15
Executive Employment Agreement between POZEN Inc. and Eric Trachtenberg dated June 22, 2015 (incorporated by reference to Exhibit 10.8 to POZEN Inc.'s Current Report on Form 8-K filed August 10, 2015).+
10.16
Executive Employment Agreement between POZEN Inc. and Jennifer Armstrong dated June 22, 2015 (incorporated by reference to Exhibit 10.9 to POZEN Inc.'s Current Report on Form 8-K filed August 10, 2015).+
10.17	Executive Employment Agreement between POZEN Inc. and Scott Charles dated July 27, 2015 (incorporated by reference to Exhibit 10.10 to POZEN Inc.'s Current Report on Form 8-K filed August 10, 2015).+
10.18
Executive Employment Agreement between POZEN Inc. and James Tursi, MD, dated September 11, 2015 (incorporated by reference to Exhibit 10.3 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 9, 2015).+
10.19
Separation and General Release Agreement between POZEN Inc. and John R. Plachetka, dated May 29, 2015 (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K filed June 3, 2015).+

Exhibit Number	Exhibit Title
10.20	Voting Agreement between POZEN Inc. and John R. Plachetka, dated May 29, 2015 (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Current Report on Form 8-K filed June 3, 2015).+
10.21	POZEN Inc. Employee Severance Plan and Summary Plan Description (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K filed June 25, 2015).+
10.22	Form of POZEN Inc. Retention Agreement (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Current Report on Form 8-K filed June 25, 2015).+
10.23
Executive Employment Agreement between POZEN Inc. and William L. Hodges dated August 3, 2004 (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q filed October 27, 2004).+
10.24
First Amendment to Executive Employment Agreement between POZEN Inc. and William L. Hodges, dated September 28, 2007 (incorporated by reference to Exhibit 10.5 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 5, 2007).+
10.25
Lease Agreement between The Exchange at Meadowmont LLC and POZEN Inc. dated as of November 21, 2001 (incorporated by reference to Exhibit 10.21 to POZEN Inc.'s Annual Report on Form 10-K filed April 1, 2002).
10.26
Product Development and Commercialization Agreement dated June 11, 2003 between POZEN Inc. and Glaxo Group Ltd. (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q filed August 12, 2003 and Form 10-Q/A filed November 8, 2004).†
10.27
License Agreement dated June 11, 2003 between POZEN Inc. and Glaxo Group Ltd. (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Quarterly Report on Form 10-Q filed August 12, 2003 and Quarterly Report on Form 10-Q/A filed November 8. 2004).†
10.28
Collaboration and License Agreement dated September 3, 2003 between POZEN Inc. and Valeant Pharmaceuticals NA (formerly Xcel Pharmaceuticals, Inc.) (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 6, 2003 and Quarterly Report on Form 10-Q/A filed November 8. 2004).†
10.29
Restricted Stock Unit Agreement dated May 4, 2004 between POZEN Inc. and John R. Plachetka (incorporated by reference to Exhibit 10.4 to POZEN Inc.'s Quarterly Report on Form 10-Q filed July 30, 2004).+
10.30
First Amendment, dated September 28, 2007, to Restricted Stock Unit Agreement, dated May 4, 2004, between POZEN Inc. and John R. Plachetka (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 5, 2007).+
10.31
Collaboration and License Agreement dated August 1, 2006 between POZEN Inc. and AstraZeneca AB (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on From 10-Q filed November 3, 2006).†
10.32
Amendment No. 1 to the Collaboration and License Agreement, dated September 6, 2007, between POZEN Inc. and AstraZeneca AB (incorporated by reference to Exhibit 10.8 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 5, 2007).†
10.33
Side Letter dated September 19, 2006 Re: Collaboration and License Agreement dated as of August 1, 2006 by and between POZEN Inc. and AstraZeneca AB (incorporated by reference to 10.2 to POZEN Inc.'s Quarterly Report on From 10-Q filed November 3, 2006).†

Exhibit Number	Exhibit Title
10.34	Side Letter Agreement, dated October 1, 2007, between POZEN Inc. and AstraZeneca, AB (incorporated by reference to Exhibit 10.9 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 5, 2007).†
10.35
Long-Term Cash Incentive Award Agreement between POZEN Inc. and John R. Plachetka dated February 14, 2007 (incorporated by reference to Exhibit 10.4 to POZEN Inc.'s Quarterly Report on Form 10-Q filed May 3, 2007).+
10.36
Amendment No. 2 to the Collaboration and License Agreement, dated October 1, 2008, between POZEN Inc. and AstraZeneca, AB (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q filed November 4, 2008).†
10.37
Lease Modification Agreement No. 1, dated as of February 16, 2009, by and between POZEN Inc. and The Exchange at Meadowmont LLC (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K filed February 17, 2009).
10.38
Executive Employment Agreement, dated as of December 10, 2009, between POZEN Inc. And John G. Fort, M.D. (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Current Report on Form 8-K, filed December 11, 2009).+
10.39
Purchase and Sale Agreement, dates as November 23, 2011, by and between POZEN Inc. and CPPIB Credit Investments Inc. (incorporated by reference to Exhibit 10.37 to POZEN Inc.'s Annual Report on Form 10-K filed March 9. 2012).
10.40
Manufacturing Services Agreement, dates as December 19, 2011, by and between POZEN Inc. and Patheon Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.38 to Amendment No.1 to POZEN Inc.'s Annual Report on Form 10-K, filed June 29, 2012).†
10.41
Capital Expenditure and Equipment Agreement, dates as of December 19, 2011, by and between POZEN Inc. and Patheon Pharmaceuticals, Inc. (filed is Exhibit 10.39 to Amendment No.1 to POZEN Inc.'s Annual Report on Form 10-K, filed June 29, 2012).
10.42
First Amendment to Manufacturing Services Agreement, between Patheon Pharmaceuticals Inc., and POZEN Inc., dated as of July 10, 2013 (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed August 7, 2013).†
10.43
First Amendment to Capital Expenditure and Equipment Agreement, between Patheon Pharmaceuticals Inc., and POZEN Inc., dated as of July 10, 2013 (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed August 7, 2013).†
10.44
License and Development Agreement, dated as of May 7, 2012, by and between POZEN Inc. and DESITIN Arzneimittel GmbH (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed August 8, 2012).
10.45
Amendment No. 3 to the Collaboration and License Agreement between POZEN Inc. and AstraZeneca AB, dated as of September 16, 2013 (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed August 7, 2013).†
10.46
Letter Agreement among POZEN Inc., AstraZeneca AB and Horizon Pharma U.S.A. Inc. dated as of November 18, 2013 (incorporated by reference to Exhibit 10.43 to POZEN Inc.'s Annual Report on Form 10-K, filed March 6, 2014).†
10.47
Amendment No. 1 to the Amended and Restated Collaboration and License Agreement for the United States by and between POZEN Inc. and Horizon Pharma U.S.A. Inc. dated as of November 18, 2013 (incorporated by reference to Exhibit 10.44 to POZEN Inc.'s Annual Report on Form 10-K, filed March 6, 2014).†

Exhibit Number	Exhibit Title
10.48	Amended and Restated Collaboration and License Agreement for the United States by and between POZEN Inc. and AstraZeneca AB dated as of November 18, 2013 (incorporated by reference to Exhibit 10.45 to POZEN Inc.'s Annual Report on Form 10-K, filed March 6, 2014).†
10.49
Amended and Restated Collaboration and License Agreement for outside of the United States by and between POZEN Inc. and AstraZeneca AB dated as of November 18, 2013 (incorporated by reference to Exhibit 10.46 to POZEN Inc.'s Annual Report on Form 10-K, filed March 6, 2014).†
10.50
Letter Agreement, dated as of May 13, 2014, by and among POZEN Inc., CPPIB Credit Investments, Inc. Pernix Therapeutics Holdings, Inc. and Glaxo Group Limited (incorporated by reference to Exhibit 10.1 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed November 6, 2014).
10.51
First Amendment to Product Development and Commercialization Agreement, dated as of May 13, 2014, by and between POZEN Inc. and Pernix Therapeutics Holdings, Inc. (incorporated by reference to Exhibit 10.2 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed November 6, 2014).
10.52
Second Amendment to Product Development and Commercialization Agreement dated as of July 30, 2014, by and between POZEN Inc. and Pernix Therapeutics Holdings, Inc. (incorporated by reference to Exhibit 10.3 to POZEN Inc.'s Quarterly Report on Form 10-Q, filed November 6, 2014).
10.53	Tribute Pharmaceuticals Canada Inc. Amended and Restated Stock Option Plan effective June 22, 2011.+*
10.54	Executive Employment Agreement, effective January 1, 2015, by and between Tribute Pharmaceuticals Canada Inc. and Rob Harris.+*
10.55	Executive Employment Agreement, effective January 1, 2015, by and between Tribute Pharmaceuticals Canada Inc. and Scott Langille.+*
10.56	Amended and Restated Executive Employment Agreement, effective January 1, 2015, by and between Tribute Pharmaceuticals Canada Inc. and Janice Clarke.+*
10.57	Consulting Agreement, effective January 1, 2015, by and between Tribute Pharmaceuticals Canada Inc. and LMT Financial Inc.+*
10.58	Tribute Pharmaceuticals Canada Inc. form of Securities Purchase Agreement, dated February 27, 2013.*
10.59	Tribute Pharmaceuticals Canada Inc. form of Registration Rights Agreement, dated February 27, 2013.*
10.60	Tribute Pharmaceuticals Canada Inc. form of Securities Purchase Agreement, dated March 5, 2013.*
10.61	Tribute Pharmaceuticals Canada Inc. form of Registration Rights Agreement, dated March 5, 2013.*
10.62	Tribute Pharmaceuticals Canada Inc. form of Securities Purchase Agreement, dated March 11, 2013.*
10.63	Tribute Pharmaceuticals Canada Inc. form of Registration Rights Agreement, dated March 11, 2013.*
10.64	Credit Agreement, dated August 8, 2013, by and between Tribute Pharmaceuticals Canada Inc. and SWK Funding LLC.†*

Exhibit Number	Exhibit Title
10.65	First Amendment to Credit Agreement and Guarantee, dated October 1, 2014, by and between Tribute Pharmaceuticals Canada Inc. and SWK Funding LLC.†*
10.66	Guarantee and Collateral Agreement, dated August 8, 2013 by and between Tribute Pharmaceuticals Canada Inc. and SWK Funding LLC.*
10.67	Intellectual Property Security Agreement, dated August 8, 2013, by and between Tribute Pharmaceuticals Canada Inc. and SWK Funding LLC.*
10.68	Form of Tribute Pharmaceuticals Canada Inc. Support Agreement.*
23.1	Consent of DLA Piper (Canada) LLP (included in Exhibit 5.01).*
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for POZEN Inc.*
23.3	Consent of McGovern, Hurley, Cunningham, LLP, independent auditors for Tribute.*
23.4	Consent of PricewaterhouseCoopers AG, independent accountants to Novartis Pharma AG.*
24.1	Power of Attorney (included in the signature page of this registration statement).*

*
Previously filed.

+
Compensation Related Contract.

†
Confidential treatment requested. Confidential materials omitted and filed separately with Securities and Exchange Commission.